As filed with the Securities and Exchange Commission on December 21, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VeraSun Energy Corporation

(Exact name of registrant as specified in its charter)

South Dakota	2860	20-3430241
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

100 22nd Avenue

Brookings, South Dakota 57006

(605) 696-7200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

DONALD L. ENDRES

Chief Executive Officer

JOHN M. SCHWEITZER, ESQ.

General Counsel

VeraSun Energy Corporation

100 22nd Avenue

Brookings, South Dakota 57006

Telephone: (605) 696-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Faiza J. Saeed, Esq.	Gregory S. Schlicht, Esq.	Brian W. Duwe, Esq.
Cravath, Swaine & Moore LLP	General Counsel	Richard C. Witzel, Jr., Esq.
Worldwide Plaza	US BioEnergy Corporation	Skadden, Arps, Slate, Meagher & Flom LLP
825 Eighth Avenue	5500 Cenex Drive	333 West Wacker Drive
New York, New York 10019	Inver Grove Heights, Minnesota 55077	Chicago, Illinois 60606
Telephone: (212) 474-1000	Telephone: (651) 554-5000	Telephone: (312) 407-0700

Approximate date of commencement of proposed sale of the securities to the public: as soon as practicable following the effectiveness of this Registration Statement, satisfaction or waiver of the other conditions to closing of the merger described herein and consummation of the merger.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(3)	Amount of registration fee(4)
Common Stock, par value $0.01 per share	66,359,836	N/A	$888,894,105.40	$27,290

(1)	This Registration Statement relates to common stock, par value $0.01 per share, of the registrant issuable to holders of common stock, par value $0.01 per share (“US BioEnergy common stock”), of US BioEnergy Corporation, a South Dakota corporation (“US BioEnergy”), in the proposed merger of Host Acquisition Corporation, a South Dakota corporation and a direct, wholly-owned subsidiary of the registrant (“Host Merger Sub”), with and into US BioEnergy.
(2)	Based on the maximum number of shares to be issued in connection with the merger, calculated as the product of (a) 81,925,724, the aggregate number of shares of US BioEnergy common stock outstanding as of December 14, 2007 (other than shares owned by US BioEnergy, Host Merger Sub or the registrant) or issuable pursuant to the exercise of outstanding options and (b) an exchange ratio of 0.810 shares of the registrant’s common stock for each share of US BioEnergy common stock, representing the share consideration issuable in the merger.
(3)

Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and calculated pursuant to Rule 457(f) under the Securities Act. Pursuant to Rule 457(f)(1) under the Securities Act, the proposed maximum aggregate offering price of the registrant’s common stock was calculated based upon the market value of shares of US BioEnergy common stock (the securities to be cancelled in the merger) in accordance with Rule 457(c) under the Securities Act as follows: (a) 10.85, the average of the high and low prices per share of US BioEnergy common stock on December 14, 2007, as reported on the NASDAQ Global Market, multiplied by (b) 81,925,724, the aggregate number of shares of US BioEnergy common stock outstanding as of December 14, 2007 (other than shares owned by US BioEnergy, Host Merger Sub or the registrant) or issuable pursuant to the exercise of outstanding options prior to the date the merger is expected to be completed.

(4)	Calculated by multiplying the proposed maximum aggregate offering price for all securities by 0.0000307.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission of which this joint proxy statement/prospectus is a part is declared effective. This joint proxy statement/prospectus is not an offer to sell these securities nor a solicitation of any offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

MERGER PROPOSAL

YOUR VOTE IS VERY IMPORTANT

[•], 2008

Dear Shareholders,

VeraSun Energy Corporation (“VeraSun”), Host Acquisition Corporation (VeraSun’s wholly-owned subsidiary) and US BioEnergy Corporation (“US BioEnergy”) have entered into a merger agreement, pursuant to which Host Acquisition Corporation will be merged with and into US BioEnergy and US BioEnergy shareholders will receive 0.810 shares of VeraSun common stock for each share of US BioEnergy common stock they own, plus cash in lieu of fractional shares. We are proposing the merger because we believe it represents a strategic combination that will unite two highly complementary businesses to form one of the nation’s leading biofuels companies. The boards of directors of VeraSun and US BioEnergy believe the merger is strategically and financially beneficial to VeraSun and US BioEnergy, and will create a stronger company with the potential to create significant value for shareholders.

A special meeting of VeraSun shareholders will be held at [•], on [•], 2008 at [•], local time, to vote on the issuance of shares of VeraSun common stock to US BioEnergy shareholders pursuant to the merger.

A special meeting of US BioEnergy shareholders will be held at [•], on [•], 2008, at [•], local time, to vote on the approval and adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement.

Each of VeraSun’s and US BioEnergy’s board of directors has unanimously approved the proposed merger and approved and adopted the merger agreement and the other transactions contemplated by the merger agreement. VeraSun’s board has also unanimously approved the issuance of VeraSun common stock to US BioEnergy shareholders pursuant to the merger. Accordingly,

•	the VeraSun board recommends that VeraSun shareholders vote “FOR” the proposal to approve the issuance of VeraSun common stock to US BioEnergy shareholders pursuant to the merger, and

•

the US BioEnergy board recommends that US BioEnergy shareholders vote “FOR” the proposal to approve and adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement.

Based on the number of shares of VeraSun and US BioEnergy common stock outstanding as of the applicable record dates, immediately after the merger current VeraSun shareholders collectively will own approximately [•]% of the outstanding shares of the combined company and US BioEnergy shareholders collectively will own approximately [•]% of the outstanding shares of the combined company. We estimate that VeraSun will issue approximately [•] million shares of VeraSun common stock in the merger and will reserve approximately [•] million additional shares of VeraSun common stock for future issuances upon the exercise of outstanding options to purchase US BioEnergy common stock. It is a condition to the completion of the merger that the New York Stock Exchange, Inc., which is referred to as the NYSE, authorize for listing the shares of VeraSun common stock to be issued in connection with the merger and the conversion of US BioEnergy stock options.

The dollar value of the shares of VeraSun common stock that US BioEnergy shareholders receive in the merger will change depending on changes in the market price of VeraSun common stock. VeraSun’s common stock is traded on the NYSE, under the symbol “VSE.” On [•], 2008, the last sale price of VeraSun’s common stock prior to the date of this document, as reported on the NYSE Composite Transaction Tape, was $[•] per share.

Subject to Completion, dated [                    ], 2008

We expect that the merger will qualify as a “tax-free” reorganization and that U.S. holders of US BioEnergy common stock will not recognize gain or loss, for United States federal income tax purposes, in connection with the merger, except with respect to cash received by US BioEnergy shareholders in lieu of receiving fractional shares of VeraSun common stock.

Your vote is very important, regardless of the number of shares you own. Please take the time to vote your proxy (in writing, over the Internet or by telephone) by following the instructions on your proxy card or, if your shares are held in the name of a bank or broker, please instruct your bank or broker on how to vote. The accompanying materials provide details on the VeraSun and US BioEnergy special meetings, and explain the merger and the issuance of the shares of VeraSun common stock pursuant to the merger.

Sincerely,	Sincerely,

Donald L. Endres	Gordon W. Ommen
VeraSun Energy Corporation	US BioEnergy Corporation
President and Chief Executive Officer	President and Chief Executive Officer

VeraSun and US BioEnergy encourage you to read this entire joint proxy statement/prospectus carefully, including the section entitled “Risk Factors” beginning on page 23 for a discussion of specific risks that should be considered in determining how to vote on the proposals.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger described in this joint proxy statement/prospectus or the securities to be issued pursuant to the merger under this joint proxy statement/prospectus or determined that this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated [• ], 2008

and is first being mailed to the shareholders of VeraSun and US BioEnergy on or about [•], 2008.

REFERENCES TO ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about VeraSun and US BioEnergy from documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

VeraSun Energy Corporation	US BioEnergy Corporation
100 22nd Avenue	5500 Cenex Drive
Brookings, SD 57006	Inver Grove Heights, Minnesota 55077
Attention: Investor Relations	Attention: Investor Relations
Telephone: (605) 696-7200	Telephone: (651) 554-5000

If you would like to request documents, please do so by [•], 2008, in order to receive them before the VeraSun special meeting or US BioEnergy special meeting, as applicable.

See “Where You Can Find More Information” on page 136.

VeraSun Energy Corporation

100 22nd Avenue

Brookings, South Dakota 57006

(605) 696-7200

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On [•], 2008

VeraSun Energy Corporation (“VeraSun”), a South Dakota corporation, will hold a special meeting of its shareholders at [•], on [•], 2008 at [•], local time, for the following purposes:

1.	to consider and vote on a proposal to approve the issuance of VeraSun common stock, par value $0.01 per share, to shareholders of US BioEnergy Corporation (“US BioEnergy”) pursuant to the merger contemplated by the Agreement and Plan of Merger, dated as of November 29, 2007, by and among VeraSun, Host Acquisition Corporation (a direct, wholly-owned subsidiary of VeraSun) and US BioEnergy, a copy of which is attached as Annex 1 to the joint proxy statement/prospectus accompanying this notice; and

2.	to consider and vote on a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the issuance of VeraSun common stock to US BioEnergy shareholders pursuant to the merger.

The accompanying joint proxy statement/prospectus explains the proposed issuance of VeraSun common stock and the merger and provides specific information concerning the VeraSun special meeting. Only shareholders of record of VeraSun common stock at the close of business on [•], 2008 are entitled to notice of, and to vote at, the VeraSun special meeting.

VeraSun’s board of directors unanimously recommends that you vote “FOR” the proposal to approve the issuance of VeraSun common stock to US BioEnergy shareholders pursuant to the merger, and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the issuance of VeraSun common stock to US BioEnergy shareholders pursuant to the merger.

Very truly yours,

John M. Schweitzer
Senior Vice President, General Counsel and Corporate Secretary

Brookings, South Dakota

[•], 2008

Whether or not you expect to attend the VeraSun special meeting in person, we urge you to vote your shares as promptly as possible by proxy by (1) accessing the Internet website specified on your enclosed proxy card; (2) calling the telephone number specified on your proxy card; or (3) completing, signing and dating your proxy card and returning it in the postage-paid envelope provided, so that your shares may be represented and voted at the VeraSun special meeting. If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions furnished by the record holder. You may revoke this proxy prior to its exercise in the manner described in this joint proxy statement/prospectus. Any shareholder present at the special meeting, or any adjournment or postponement thereof, may revoke such shareholder’s proxy and vote in person at the special meeting. Executed proxies with no instructions indicated thereon will be voted “FOR” the proposal to approve the issuance of VeraSun common stock to US BioEnergy shareholders pursuant to the merger, and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the issuance of VeraSun common stock to US BioEnergy shareholders pursuant to the merger. REMEMBER, YOUR VOTE IS IMPORTANT, SO PLEASE ACT TODAY.

US BioEnergy Corporation

5500 Cenex Drive

Inver Grove Heights, Minnesota 55077

(651) 554-5000

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On [•], 2008

US BioEnergy Corporation (“US BioEnergy”), a South Dakota corporation, will hold a special meeting of its shareholders at [•], on [•], 2008, at [•], local time, for the following purposes:

1.	to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 29, 2007, by and among VeraSun Energy Corporation (“VeraSun”), Host Acquisition Corporation (a direct, wholly-owned subsidiary of VeraSun) and US BioEnergy, and approve the merger and the other transactions contemplated by the merger agreement, pursuant to which Host Acquisition Corporation will be merged with and into US BioEnergy and each then-outstanding share of US BioEnergy common stock (other than shares held by US BioEnergy, VeraSun or Host Acquisition Corporation) will be converted into the right to receive 0.810 shares of VeraSun common stock, plus cash in lieu of fractional shares; and

2.	to consider and vote on a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve and adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement.

The accompanying joint proxy statement/prospectus explains the proposed merger and provides specific information concerning the US BioEnergy special meeting. Only shareholders of record of US BioEnergy common stock at the close of business on [•], 2008 are entitled to notice of, and to vote at, the US BioEnergy special meeting.

US BioEnergy’s board of directors unanimously recommends that you vote “FOR” the proposal to approve and adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement, and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve and adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement.

By order of the board of directors,

Gregory S. Schlicht
Vice President, General Counsel and Corporate Secretary

Inver Grove Heights, Minnesota

[•], 2008

Whether or not you expect to attend the US BioEnergy special meeting in person, we urge you to vote your shares as promptly as possible by proxy by (1) accessing the Internet website specified on your enclosed proxy card; (2) calling the telephone number specified on your proxy card; or (3) completing, signing and dating your proxy card and returning it in the postage-paid envelope provided, so that your shares may be represented and voted at the US BioEnergy special meeting. If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions furnished by the record holder. You may revoke this proxy prior to its exercise in the manner described in this joint proxy statement/prospectus. Any shareholder present at the special meeting, or any adjournment or postponement thereof, may revoke such shareholder’s proxy and vote in person at the special meeting. Executed proxies with no instructions indicated thereon will be voted “FOR” the approval and adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement, and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve and adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement. REMEMBER, YOUR VOTE IS IMPORTANT, SO PLEASE ACT TODAY.

i

ii

Annexes

Annex 1—Agreement and Plan of Merger

Annex 2—US BioEnergy Shareholders Agreement

Annex 3—VeraSun Shareholders Agreement

Annex 4—Opinion of Morgan Stanley & Co. Incorporated

Annex 5—Opinion of UBS Securities LLC

Annex 6—Information with Respect to US BioEnergy Corporation

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following are some questions that you, as a shareholder of VeraSun or US BioEnergy, may have regarding the merger and the answers to those questions. VeraSun and US BioEnergy urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger and how to vote your shares. Additional important information is also contained in the annexes to and the documents incorporated by reference in this joint proxy statement/prospectus.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	The boards of directors of each of VeraSun and US BioEnergy have agreed to the combination of US BioEnergy with VeraSun under the terms of a merger agreement that is described in this joint proxy statement/prospectus. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex 1.

To complete the merger, VeraSun shareholders must approve the issuance of shares of VeraSun common stock to US BioEnergy shareholders pursuant to the merger, US BioEnergy shareholders must approve and adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement, and all other conditions of the merger must be satisfied or waived.

VeraSun and US BioEnergy will hold separate special meetings of their respective shareholders to obtain these approvals. This joint proxy statement/prospectus contains important information about the merger and the special meetings of the respective shareholders of VeraSun and US BioEnergy, and you should read it carefully. The enclosed voting materials allow you to vote your shares without attending your respective shareholders’ special meeting.

Your vote is important. We encourage you to vote as soon as possible.

Q:	What will happen in the merger?

A:	At the completion of the merger, Host Acquisition Corporation, a direct, wholly-owned subsidiary of VeraSun formed for the purposes of the merger, will be merged with and into US BioEnergy, and US BioEnergy shareholders will receive 0.810 shares of VeraSun common stock for each share of US BioEnergy common stock they own, plus cash in lieu of fractional shares. Based on the number of shares of VeraSun and US BioEnergy common stock outstanding as of the applicable record date, we estimate that VeraSun will issue approximately [64.5] million shares of common stock in the merger and that, immediately after the merger, the former US BioEnergy shareholders, in the aggregate, will own approximately [40.5]% of the then-outstanding shares of VeraSun common stock.

Upon completion of the merger, each outstanding option to purchase US BioEnergy common stock under a US BioEnergy stock plan will be assumed by VeraSun and will become an option to purchase, generally on the terms and conditions as were applicable under the US BioEnergy option, shares of VeraSun common stock. The number of shares of VeraSun common stock (rounded down to the nearest whole share) subject to each stock option and the per share exercise price of each stock option (rounded up to the nearest whole cent) will be adjusted based on the exchange ratio of 0.810 shares of VeraSun common stock for each share of US BioEnergy common stock. Each outstanding award of restricted US BioEnergy common stock under a US BioEnergy stock plan will be assumed by VeraSun and will become, generally on the same terms and conditions as were applicable under the award of restricted US BioEnergy common stock, an award of restricted VeraSun common stock. The number of shares of VeraSun common stock (rounded down to the nearest whole share) subject to such award of restricted VeraSun common stock will be determined based on the exchange ratio of 0.810 shares of VeraSun common stock for each share of US BioEnergy common stock.

Q:	Why are VeraSun and US BioEnergy proposing this merger?

A:	After careful consideration, the VeraSun board unanimously determined that the merger is advisable and in the best interests of VeraSun and its shareholders, and the US BioEnergy board unanimously determined that the merger is advisable and in the best interests of US BioEnergy and its shareholders. The boards of each of VeraSun and US BioEnergy approved and adopted the merger agreement and approved the merger and the other transactions contemplated by the merger agreement. For a more complete description of the factors considered by the board of directors of each company, please refer to the sections of this joint proxy statement/prospectus entitled “The Merger—VeraSun’s Reasons For the Merger and Recommendation of the VeraSun Board of Directors” and “The Merger—US BioEnergy’s Reasons For the Merger and Recommendation of the US BioEnergy Board of Directors” beginning on page 62 and page 65, respectively.

Q:	What risks should I consider in deciding whether to vote for the issuance of VeraSun common stock or for the adoption and approval of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement?

A:	You should carefully review the section entitled “Risk Factors” beginning on page 23.

Q:	When and where will the shareholders’ special meetings be held?

A:	The VeraSun special meeting will be held at [•] on [•], 2008 at [•], local time. The US BioEnergy special meeting will be held at [•] on [•], 2008 at [•], local time.

Q:	Who can attend and vote at the special meetings?

A:	All VeraSun shareholders of record as of the close of business on [•], the record date for the VeraSun special meeting, are entitled to receive notice of and to vote at the VeraSun special meeting. All US BioEnergy shareholders of record as of the close of business on [•], the record date for the US BioEnergy special meeting, are entitled to receive notice of and to vote at the US BioEnergy special meeting.

Q:	How does the VeraSun board of directors recommend that I vote?

A:	The VeraSun board of directors recommends that VeraSun shareholders vote “FOR” the proposal to approve the issuance of VeraSun common stock to US BioEnergy shareholders pursuant to the merger. For a description of the reasons underlying the recommendation of the VeraSun board of directors with respect to the merger, please refer to the section of this joint proxy statement/prospectus entitled “The Merger—VeraSun’s Reasons For the Merger and Recommendation of the VeraSun Board of Directors” beginning on page 62.

Q:	What vote of VeraSun shareholders is required to approve the issuance of shares of VeraSun common stock to US BioEnergy shareholders pursuant to the merger?

A:	Approval of the proposal to issue shares of VeraSun common stock to US BioEnergy shareholders pursuant to the merger requires the affirmative vote of a majority of the total votes cast at the special meeting, provided that the total votes cast on the proposal represent over 50% of all outstanding shares of VeraSun common stock entitled to vote on the proposal. For a more complete description of voting, please refer to the section entitled “The VeraSun Special Meeting” beginning on page 49.

Q:	How does the board of directors of US BioEnergy recommend that I vote?

A:	The US BioEnergy board of directors recommends that US BioEnergy shareholders vote “FOR” the proposal to approve and adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement. For a description of the reasons underlying the recommendation of the US BioEnergy board of directors with respect to the merger, please refer to the section entitled “The Merger—US BioEnergy’s Reasons For the Merger and Recommendation of the US BioEnergy Board of Directors” beginning on page 65.

Q:	What vote of US BioEnergy shareholders is required to approve and adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement?

A:	The proposal to adopt and approve the merger agreement and approve the merger and the other transactions contemplated by the merger agreement will be approved if the votes cast favoring such action exceed the votes cast opposing such action by all US BioEnergy shareholders entitled to vote on the matter at the special meeting, provided that a quorum consisting of at least a majority of US BioEnergy’s outstanding common stock exists at the special meeting. For a more complete description of voting, please refer to the section entitled “The US BioEnergy Special Meeting” beginning on page 54.

Q:	Are any shareholders already committed to vote in favor of the issuance of shares of VeraSun common stock to US BioEnergy shareholders pursuant to the merger or to approve and adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement?

A:	Yes. Donald L. Endres, the President and Chief Executive Officer of VeraSun, in his capacity as a shareholder of VeraSun, has agreed to vote shares of his VeraSun common stock representing 19.9% of the VeraSun common stock at any time outstanding in favor of the issuance of VeraSun common stock to US BioEnergy shareholders pursuant to the merger.

In addition, the principal shareholders of US BioEnergy have agreed to vote shares of US BioEnergy common stock representing 33.0% of the US BioEnergy common stock at any time outstanding in favor of the approval and adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement.

Copies of the shareholders agreement between the principal shareholders of US BioEnergy and VeraSun, and Mr. Endres and US BioEnergy, respectively, are attached as Annexes 2 and 3, respectively, to this proxy statement/prospectus. See the section entitled “The Shareholders Agreements” beginning on page 107 of this proxy statement/prospectus.

Q:	What if I hold shares in both VeraSun and US BioEnergy?

A:	If you are a shareholder of both VeraSun and US BioEnergy, you will receive two separate packages of proxy materials. A vote as a US BioEnergy shareholder for the approval and adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement will not constitute a vote as a VeraSun shareholder for the issuance of VeraSun common stock to US BioEnergy shareholders pursuant to the merger or vice versa. Therefore, please sign, date, and return all proxy cards that you receive, whether from VeraSun or US BioEnergy, or vote your proxy as both a VeraSun and US BioEnergy shareholder over the Internet or by telephone.

Q:	Will the VeraSun stock issued to US BioEnergy shareholders pursuant to the merger be listed on the NYSE?

A:	Yes. It is a condition to the completion of the merger that the VeraSun common stock issuable both in the merger and upon the exercise of VeraSun stock options and upon the vesting and delivery of VeraSun restricted stock awards, in each case issued in substitution for US BioEnergy stock options or restricted stock awards, as applicable, be authorized for listing on the NYSE, upon official notice of issuance. VeraSun has agreed to use its reasonable best efforts to cause those shares of VeraSun common stock to be authorized for listing on the NYSE.

Q:	How do I vote?

A:	If you are a shareholder of record as of the applicable record date you may vote:

•	in person by attending your shareholders’ special meeting,

•	by accessing the Internet website specified on your enclosed proxy card,

•	by calling the telephone number specified on your proxy card, or

•	by completing, signing and dating your proxy card and returning it in the postage-paid envelope provided.

If you vote your proxy over the Internet or by telephone, you must do so before 11:59 p.m. on [•], the day before the VeraSun special meeting or before 11:59 p.m. on [•], the day before the US BioEnergy special meeting, as applicable. If you hold VeraSun shares or US BioEnergy shares in the name of a bank or broker, please follow the voting instructions provided by your bank or broker to ensure that your shares are represented at your shareholders’ special meeting. Please note that most banks and brokers permit their beneficial owners to vote by telephone or by Internet. If you hold shares in street name, see the next question and answer.

Q:	If my shares are held in street name by my broker, how do I vote?

A:	If your shares are held by a bank or nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank or broker. Please note that you may not vote shares held in street name by returning a proxy card directly to VeraSun or US BioEnergy or by voting in person at your shareholders’ special meeting unless you provide a “legal proxy,” which you must obtain from your bank or broker.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:	If you sign and return your proxy card without indicating how to vote on any particular proposal, the VeraSun or US BioEnergy common stock represented by your proxy will be voted in favor of that proposal.

Q:	Can I revoke my proxy or change my vote even after returning a proxy card?

A:	Yes. You can revoke your proxy or change your vote before your proxy is voted at your shareholders’ special meeting. You can do this in one of four ways:

•	you can send a signed notice of revocation;

•	you can grant a new, valid proxy bearing a later date;

•	you can cast a new proxy vote over the Internet or by telephone; or

•

if you are a holder of record, you can attend your shareholders’ special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If your shares are held in street name by your broker, you should contact your broker to change your vote.

Q:	What do I need to do now?

A:	Carefully read and consider the information contained in and incorporated by reference into this joint proxy statement/prospectus, including its annexes, and vote the proxy card you receive, by returning the completed, signed and dated proxy card in the postage-paid envelope, over the Internet or by telephone. We encourage you to vote the proxy card you receive as soon as possible, even if you plan to attend your shareholders’ special meeting, to ensure that your shares are represented at the applicable special meeting of shareholders and voted as directed.

Q:	Should I send in my stock certificates now?

A:	No. US BioEnergy shareholders should not send in any stock certificates now. After the merger is completed, VeraSun’s exchange agent will send former US BioEnergy shareholders a letter of transmittal explaining what they must do to exchange their US BioEnergy stock certificates for stock certificates representing the shares of VeraSun common stock issuable to them pursuant to the merger.

If you are a VeraSun shareholder, you are not required to take any action with respect to your VeraSun stock certificates.

Q:	When is the merger expected to be completed?

A:	VeraSun and US BioEnergy expect to complete the merger as soon as possible. If the VeraSun shareholders approve the issuance of shares of VeraSun common stock pursuant to the merger, the US BioEnergy shareholders approve and adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement, and all closing conditions in the merger agreement are satisfied or waived, VeraSun and US BioEnergy anticipate that the merger will be completed in the first quarter of the 2008 calendar year.

Q:	What are the tax consequences of the merger to me?

A:	It is expected that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Assuming the merger so qualifies, for United States federal income tax purposes, U.S. holders of US BioEnergy common stock generally will not recognize any gain or loss in connection with the receipt of shares of VeraSun common stock in the merger, except with respect to cash, if any, received in lieu of a fractional share of VeraSun common stock. Please refer to the section entitled “The Merger—Material United States Federal Income Tax Consequences of the Merger” beginning on page 87.

Q:	Do I have appraisal rights?

A:	Under the public company exception in Section 47-1A-1302 of the South Dakota Business Corporation Act, shareholders of VeraSun and US BioEnergy are not entitled to appraisal rights in connection with the merger. Accordingly, neither company’s shareholders have the right to seek a judicial determination for the fair value of those shares. Please refer to the section entitled “Appraisal Rights” on page 135.

Q:	Who should I contact if I have any questions about the proxy materials or voting power?

A:	If you have questions about the merger or you need assistance in submitting your proxy or voting your shares, or need additional copies of the proxy statement or the enclosed proxy card, you should contact the proxy solicitation agent for the company in which you hold shares.

If you are a VeraSun shareholder, you should contact MacKenzie Partners, Inc., the proxy solicitation agent for VeraSun. If you are a US BioEnergy shareholder, you should contact MacKenzie Partners, Inc., the proxy solicitation agent for US BioEnergy. If your shares are held in a stock brokerage account or by a bank or other nominee, you should call your broker or other nominee for additional information.

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus and may not contain all the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire joint proxy statement/prospectus and the other documents to which we refer you, including in particular the copies of the merger agreement, the US BioEnergy shareholders agreement, the VeraSun shareholders agreement and the opinions of Morgan Stanley & Co. Incorporated and UBS Securities LLC that are attached to this joint proxy statement/prospectus as Annexes 1 through 5, respectively. See also “Where You Can Find More Information” beginning on page 136. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

General

What US BioEnergy Shareholders Will Receive in the Merger (page 86)

In the merger, holders of US BioEnergy common stock will receive, for each share of US BioEnergy common stock they own at the completion of the merger, 0.810 shares of VeraSun common stock (adjusted for any stock split, stock dividend, recapitalization or similar change to VeraSun’s common stock whose record date occurs between the date of the merger agreement and the completion of the merger). The number of shares of VeraSun common stock issued in the merger for each share of US BioEnergy common stock is fixed. Accordingly, shareholders of US BioEnergy may receive more or less value depending on fluctuations in the price of VeraSun common stock. Holders of US BioEnergy common stock will receive cash for any fractional shares of VeraSun common stock they otherwise would have received in the merger. The amount of cash for any fractional shares each holder of US BioEnergy common stock will receive will be calculated by multiplying the fractional share interest to which that shareholder is entitled by the average closing price of VeraSun common stock for the ten most recent trading days ending on the trading day one day prior to the completion of the merger, as reported on the NYSE Composite Transaction Tape.

Outstanding US BioEnergy stock options and restricted stock awards at the time of the closing will be converted into options to purchase VeraSun common stock (or, if applicable, restricted awards of VeraSun common stock), with appropriate adjustments made to the number of shares and the exercise price under such options or number of shares of restricted stock awards based on the exchange ratio of 0.810 shares of VeraSun common stock for each share of US BioEnergy common stock. For a more complete description of the treatment of US BioEnergy stock options and restricted stock awards, see “The Merger—Effect on Awards Outstanding Under US BioEnergy Stock Plans” beginning on page 90.

Ownership of VeraSun Following the Merger (page 86)

Based on the number of outstanding shares of US BioEnergy common stock and VeraSun common stock on the applicable record dates, we anticipate that US BioEnergy shareholders will own approximately [40.5]% of the outstanding shares of VeraSun common stock following the merger.

Dissenters’ Rights (page 90)

Under South Dakota law, VeraSun and US BioEnergy shareholders will not have dissenters’ rights in connection with the merger. Please refer to the section entitled “Appraisal Rights” on page 135.

Material United States Federal Income Tax Consequences of the Merger (page 87)

Assuming that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, upon the exchange of US BioEnergy common stock for VeraSun common stock, for United States federal income tax purposes, a U.S. holder of US BioEnergy common stock generally will not recognize any gain or loss in connection with the receipt of shares of VeraSun common stock in the merger, except with respect to cash, if any, received in lieu of a fractional share of VeraSun common stock.

Please refer to the section entitled “The Merger—Material United States Federal Income Tax Consequences of the Merger” beginning on page 87.

Tax matters are very complicated and the tax consequences of the merger to each US BioEnergy shareholder will depend on such shareholder’s particular facts and circumstances. US BioEnergy shareholders are urged to consult their tax advisors to understand fully the tax consequences to them of the merger.

Recommendation of the VeraSun Board of Directors (page 62)

After careful consideration, the VeraSun board of directors, on November 28, 2007, unanimously determined that the merger is advisable and in the best interests of VeraSun and its shareholders and unanimously approved the merger and the transactions contemplated thereby, including the issuance of VeraSun common stock pursuant to the merger. The VeraSun board of directors recommends that the VeraSun shareholders vote “FOR” the proposal to approve the issuance of VeraSun common stock pursuant to the merger.

To review the background of and reasons for the merger, as well as certain risks related to the merger, see pages 59 through 67 and pages 23 through 47.

Recommendation of the US BioEnergy Board of Directors (page 65)

After careful consideration, the US BioEnergy board of directors, on November 28, 2007, unanimously determined that the merger with VeraSun is advisable and in the best interests of US BioEnergy and its shareholders and unanimously approved and adopted the merger agreement and approved the merger. The US BioEnergy board of directors recommends that the US BioEnergy shareholders vote “FOR” the proposal to approve and adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement.

To review the background of and reasons for the merger, as well as certain risks related to the merger, see pages 59 through 67 and pages 23 through 47.

Opinions of Financial Advisors

VeraSun (page 68)

Morgan Stanley & Co. Incorporated, VeraSun’s exclusive financial advisor for the merger, has rendered a written opinion, dated November 28, 2007, to the VeraSun board of directors as to the fairness, from a financial point of view, to VeraSun of the exchange ratio provided for in the merger. The full text of the written opinion of Morgan Stanley is attached to this joint proxy statement/prospectus as Annex 4 and is incorporated herein by reference in its entirety. We encourage you to read the opinion carefully in its entirety to understand the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Morgan Stanley in providing its opinion. The opinion of Morgan Stanley is directed to the VeraSun board of directors in connection with its evaluation of the merger, was directed only to the fairness from a financial point of view, to VeraSun of the exchange ratio provided for in the merger. Morgan Stanley’s opinion does not constitute a recommendation to any shareholder as to how to vote or take any action with respect to any matter relating to the merger.

US BioEnergy (page 75)

On November 28, 2007, UBS Securities LLC, US BioEnergy’s financial advisor in connection with the merger, delivered its oral opinion to the US BioEnergy board of directors, confirmed by delivery of a written opinion of the same date, to the effect that, as of November 28, 2007, and based on and subject to various assumptions, matters considered and limitations described in its opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to the holders of US BioEnergy common stock. The full text of UBS’ written opinion is attached to this joint proxy statement/prospectus as Annex 5 and is incorporated herein by reference in its entirety. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. UBS’ opinion was provided to the US BioEnergy board of directors in connection with its evaluation of the merger, was directed only to the fairness, from a financial point of view, to the holders of US BioEnergy common stock, of the exchange ratio provided for in the merger and did not address any other aspect of the merger. UBS’ opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the merger.

Interests of Directors and Executive Officers in the Merger (page 82)

VeraSun

Some VeraSun directors and executive officers have interests in the merger that are different from, or are in addition to, the interests of VeraSun shareholders. These interests include the potential for positions as VeraSun directors or executive officers following completion of the merger and vesting of equity awards upon termination in specified circumstances pursuant to, and payments under, change in control agreements entered into with VeraSun in connection with the signing of the merger agreement.

US BioEnergy

Some US BioEnergy directors and executive officers have interests in the merger that are different from, or are in addition to, the interests of US BioEnergy shareholders. These interests include the potential for positions as VeraSun directors or executive officers following completion of the merger and the triggering or acceleration of certain benefits pursuant to existing change in control agreements with and equity incentive plans provided by US BioEnergy. In addition, two directors of US BioEnergy are executive officers of entities that have commercial arrangements with US BioEnergy, and one of these entities also has commercial arrangements with VeraSun.

The boards of directors of US BioEnergy and VeraSun were aware of these interests and considered them, among other matters, when adopting the merger agreement.

For a more complete description, see “The Merger—Interests of VeraSun and US BioEnergy Directors and Executive Officers in the Merger” beginning on page 82.

Comparison of Rights of Common Shareholders of VeraSun and US BioEnergy (page 122)

US BioEnergy shareholders, whose rights are currently governed by US BioEnergy’s second amended and restated articles of incorporation and its second amended and restated bylaws, which are referred to as US BioEnergy’s articles and bylaws, and by South Dakota law, will, upon completion of the merger, become shareholders of VeraSun and their rights will be governed by VeraSun’s amended articles of incorporation, its bylaws, which are referred to as VeraSun’s articles and bylaws, and by South Dakota law.

Corporate Governance and Bylaws of VeraSun (page 104)

After completion of the merger, VeraSun’s board of directors will consist of ten directors, six of which will be designated by VeraSun’s current board of directors and four of which will be designated by US BioEnergy’s current board of directors. Donald L. Endres, VeraSun’s current president and chief executive officer, will serve as chief executive officer of VeraSun following completion of the merger, and Gordon W. Ommen, US BioEnergy’s current president and chief executive officer, will serve as non-executive chairman of the board of directors of VeraSun following completion of the merger. Donald L. Endres, Gordon W. Ommen and Paul A. Schock will serve as Class I directors; James E. Dauwalter, T. Jack Huggins III, Steven T. Kirby and an individual to be named by VeraSun’s current board of directors will serve as Class II directors; and Jay D. Debertin, D. Duane Gilliam and Mark A. Ruelle will serve as Class III directors, in each case following completion of the merger.

For a more complete discussion of the management of VeraSun, including expected directors and senior management, see “The Merger—Interests of VeraSun and US BioEnergy Directors and Executive Officers in the Merger” beginning on page 82.

The Special Meetings (pages 49 and 54)

The special meeting of VeraSun shareholders will be held at [•], at [•], local time, on [•], 2008. At the special meeting, VeraSun shareholders will be asked to approve the issuance of shares of VeraSun common stock to US BioEnergy shareholders pursuant to the merger.

The special meeting of US BioEnergy shareholders will be held at [•], at [•], local time, on [•], 2008. At the special meeting, US BioEnergy shareholders will be asked to approve and adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement.

Record Date; Voting Power; Quorum (pages 50 and 55)

VeraSun shareholders are entitled to vote at the special meeting if they owned shares of VeraSun common stock as of the close of business on [•], 2008, the record date. On the record date, there were [ •] shares of VeraSun common stock entitled to vote at the VeraSun special meeting. VeraSun shareholders will have one vote at the VeraSun special meeting for each share of VeraSun common stock that they owned on the record date. The shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast at the VeraSun special meeting must be present or represented by proxy to constitute a quorum for the transaction of business at such meeting. All shares of VeraSun common stock represented at the VeraSun special meeting, including abstentions and broker non-votes, will be treated as present for determining the presence or absence of a quorum for all matters for consideration at the VeraSun special meeting.

US BioEnergy shareholders are entitled to vote at the special meeting if they owned shares of US BioEnergy common stock as of the close of business on [•], 2008, the record date. On the record date, there were [•] shares of US BioEnergy common stock entitled to vote at the US BioEnergy special meeting. US BioEnergy shareholders will have one vote at the US BioEnergy special meeting for each share of US BioEnergy common stock that they owned on the record date. The shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast at the US BioEnergy special meeting must be present or represented by proxy to constitute a quorum for the transaction of business at such meeting. All shares of US BioEnergy common stock represented at the US BioEnergy special meeting, including abstentions and broker non-votes, will be treated as present for determining the presence or absence of a quorum for all matters for consideration at the US BioEnergy special meeting.

Required Vote (pages 50 and 55)

At the VeraSun special meeting, the issuance of VeraSun common stock to US BioEnergy shareholders, which is necessary to effect the merger, requires the affirmative vote of a majority of the total votes cast at the special meeting, provided that the total votes cast on the proposal represent over 50% of all outstanding shares of VeraSun common stock entitled to vote on the proposal.

At the US BioEnergy special meeting, the proposal to approve and adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement will be approved if the votes cast favoring such action exceed the votes cast opposing such action by all shareholders entitled to vote on the matter at the US BioEnergy special meeting.

Shares Owned by Directors and Executive Officers (pages 50 and 56)

On the record date, directors and executive officers of VeraSun beneficially owned and were entitled to vote [•] shares of VeraSun common stock, which represented approximately [ •]% of the shares of VeraSun common stock outstanding on that date.

On the record date, directors and executive officers of US BioEnergy beneficially owned and were entitled to vote [•] shares of US BioEnergy common stock, which represented approximately [•]% of the shares of US BioEnergy common stock outstanding on that date.

VeraSun has entered into a voting agreement with certain principal shareholders of US BioEnergy pursuant to which such shareholders have agreed to vote shares of US BioEnergy common stock in an amount equivalent to 33% of the total outstanding voting power of US BioEnergy common stock in favor of the proposal to approve and adopt the merger agreement and to approve the merger and the other transactions contemplated by the merger agreement. US BioEnergy has entered into a voting agreement with Donald L. Endres, in his capacity as a shareholder of VeraSun, pursuant to which Mr. Endres has agreed to vote shares of VeraSun common stock in an amount equivalent to 19.9% of the total outstanding voting power of VeraSun common stock in favor of the proposal to approve the issuance of shares of VeraSun common stock to US BioEnergy shareholders in the merger. See “The Shareholders Agreements” on page 107 for more information.

The Merger and The Merger Agreement (pages 59 and 92)

The merger agreement is attached as Annex 1 to this joint proxy statement/prospectus. We encourage you to read the merger agreement because it is the principal document governing the merger.

Conditions to the Completion of the Merger (page 92)

Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions that include, in addition to other customary closing conditions, the following:

•	the approval and adoption of the merger agreement and the approval of the merger by US BioEnergy shareholders;

•	the approval of the issuance of VeraSun common stock pursuant to the merger by VeraSun shareholders;

•	the expiration or earlier termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is referred to as the HSR Act;

•

the absence of any temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction or other law, rule, legal restraint or prohibition preventing the consummation of the merger (provided each of VeraSun and US BioEnergy have used their reasonable best efforts to prevent the entry of and have removed any such restraint);

•

the Securities and Exchange Commission, which is referred to as the SEC, having declared effective the registration statement of which this joint proxy statement/prospectus forms a part, and the registration statement not being subject to any stop order or proceedings seeking a stop order;

•

the authorization for listing on the NYSE of the VeraSun common stock issuable to US BioEnergy shareholders in the merger and issuable pursuant to US BioEnergy’s stock plans, upon official notice of issuance;

•	no material adverse change, as defined in the merger agreement, affecting the other party, having occurred since December 31, 2006;

•	the respective representations and warranties of VeraSun and US BioEnergy in the merger agreement with respect to their capitalization being true and correct in all material respects;

•

the representations and warranties of VeraSun and US BioEnergy in the merger agreement (other than with respect to capitalization and the absence of a material adverse change), when read without regard to any materiality or material adverse change qualifiers, being true and correct, except to the extent that their failure to be true and correct would not have a material adverse effect, as defined in the merger agreement, on the other party;

•	each of VeraSun and US BioEnergy having performed in all material respects its obligations under the merger agreement;

•

the receipt of an officer’s certificate executed by the other party’s chief executive officer stating that the conditions relating to the truth of representations and warranties and compliance with covenants have been satisfied; and

•

the receipt on the closing date of the merger by each of VeraSun and US BioEnergy of an opinion, each from its respective counsel (or from the other party’s counsel), to the effect that the merger will qualify as a “tax-free reorganization” under Section 368(a) of the Code.

For a more complete description of the conditions to completion of the merger, see “The Merger Agreement—Conditions to the Completion of the Merger” on page 92.

Termination of the Merger Agreement; Termination Fee (pages 99 and 100)

The merger agreement contains provisions addressing the circumstances under which VeraSun or US BioEnergy may terminate the merger agreement. In addition, the merger agreement provides that, in certain circumstances, US BioEnergy will be (or may in the future become) required to pay VeraSun a termination fee of $42 million and VeraSun will be (or may in the future become) required to pay US BioEnergy a termination fee of $61 million. For a more complete description, see “The Merger Agreement—Termination of the Merger Agreement” and “—Termination Fee” on pages 99 and 100.

Additional Terms (page 102)

Subject to the terms and conditions of the merger agreement, VeraSun and US BioEnergy have agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement, including using reasonable best efforts to accomplish the following:

•	taking all reasonable acts necessary to cause the conditions to closing to be satisfied as promptly as practicable;

•

obtaining all necessary actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings and taking all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity;

•	obtaining all necessary consents, approvals or waivers from third parties; and

•

defending any lawsuits or other legal proceedings (whether judicial or administrative) challenging the merger agreement, any of the shareholders agreements or the consummation of the merger or the other transactions contemplated by the merger agreement or the shareholders agreements.

Regulatory Matters (page 90)

United States antitrust laws prohibit VeraSun and US BioEnergy from completing the merger until they have furnished certain information and materials to the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and a required waiting period has ended. VeraSun and US BioEnergy filed Notification and Report Forms with the Antitrust Division of the Department of Justice and the Federal Trade Commission on December 5, 2007.

Fees and Expenses (page 100)

Each of VeraSun and US BioEnergy will pay its own fees and expenses in connection with the merger, except that they will share equally the expenses incurred in connection with the filing, printing and mailing of the registration statement of which this joint proxy statement/prospectus is a part and the filing fees for the premerger notification and report forms under the HSR Act.

The Shareholders Agreements

In connection with the execution of the merger agreement, certain principal shareholders of US BioEnergy entered into a shareholders agreement with VeraSun, referred to as the US BioEnergy shareholders agreement, and Donald L. Endres, in his capacity as a shareholder of VeraSun, entered into a shareholders agreement with

US BioEnergy, referred to as the VeraSun shareholders agreement. Pursuant to these shareholders agreements, the US BioEnergy principal shareholders have agreed with VeraSun to vote shares of US BioEnergy common stock representing 33% of the total voting power of US BioEnergy’s outstanding common stock in favor of the approval and adoption of the merger agreement and the approval of the merger, and Mr. Endres has agreed with US BioEnergy to vote shares of VeraSun common stock representing 19.9% of the total voting power of VeraSun’s outstanding common stock in favor of the approval of the issuance of shares of VeraSun common stock to US BioEnergy shareholders in the merger.

In addition, the US BioEnergy principal shareholders (with respect to US BioEnergy) and Mr. Endres (with respect to VeraSun) have each agreed to vote against:

•	any “takeover proposal” in respect of US BioEnergy or VeraSun;

•	any reorganization, recapitalization, dissolution, liquidation or winding up of or by US BioEnergy or VeraSun; or

•

any amendment of US BioEnergy’s or VeraSun’s articles and bylaws or other proposal, action or transaction involving US BioEnergy or VeraSun or any of their subsidiaries or any of their shareholders that could reasonably be expected to prevent or materially impede or delay the consummation of the merger or the other transactions contemplated by the merger agreement or the shareholders agreements, or to dilute in any material respect the benefits to US BioEnergy or VeraSun of the merger and the other transactions contemplated by the merger agreement or the shareholders agreements, or change in any manner the voting rights of US BioEnergy common stock or VeraSun common stock.

The shareholders agreements will generally terminate upon the earlier of the completion of the merger and the termination of the merger agreement in accordance with its terms. If, however, the merger agreement is terminated

•	in circumstances where US BioEnergy or VeraSun is or may be obligated to pay a termination fee or

•	as a result of a willful breach by US BioEnergy or VeraSun of any of its covenants or agreements contained in the merger agreement,

then the applicable shareholders agreement will continue in effect for twelve months after the date of termination of the merger agreement. However, in the case of the US BioEnergy shareholders agreement, during any such twelve month period, the aggregate number of shares of US BioEnergy common stock subject to such agreement will be reduced from 33% to 19.9% of the total voting power of US BioEnergy common Stock outstanding at such time.

Further, for a period of 180 days following the completion of the merger, the US BioEnergy principal shareholders also agreed not to sell, transfer, pledge, assign or otherwise dispose of the shares of VeraSun common stock received in the merger in exchange for the shares of US BioEnergy common stock to which the voting arrangements described above apply, and Mr. Endres also agreed not to sell, transfer, pledge, assign or otherwise dispose of any shares of VeraSun common stock to which the voting arrangements described above apply, in each case subject to certain exceptions. For a more complete description of these agreements, see the section entitled “The Shareholders Agreements” beginning on page 107.

The Companies

VeraSun

VeraSun is one of the largest ethanol producers in the United States based on production capacity, according to the Renewable Fuels Association (“RFA”). VeraSun focuses primarily on the production and sale of ethanol and its co-products. This focus has enabled VeraSun to significantly grow its ethanol production capacity and to work with automakers, fuel distributors, trade associations and consumers to increase the demand for ethanol. As an industry leader, VeraSun plays an active role in developments within the renewable fuels industry.

Ethanol is a type of alcohol produced in the U.S. principally from corn. Ethanol is primarily used as a blend component in the U.S. gasoline fuel market, which approximated 142 billion gallons in 2006 according to the Energy Information Administration (“EIA”). Refiners and marketers historically have blended ethanol with gasoline to increase octane and reduce tailpipe emissions. The ethanol industry has grown significantly over the last few years, expanding production capacity at a compounded annual growth rate of approximately 22% from 2000 to 2006. VeraSun believes the ethanol market will continue to grow as a result of ethanol’s cleaner burning characteristics, a shortage of domestic petroleum refining capacity, geopolitical concerns, and federally mandated renewable fuel usage. VeraSun also believes that E85, a fuel blend composed of 85% ethanol, may become increasingly important as an alternative to unleaded gasoline.

VeraSun owns and operates five of the largest ethanol production facilities in the U.S., with a combined ethanol production capacity of 560 million gallons per year, or “MMGY.” As of November 1, 2007, VeraSun’s ethanol production capacity represented approximately 8.9% of the total ethanol production capacity in the U.S., according to the RFA.

VeraSun’s facilities are designed to operate on a continuous basis and use current dry-milling technology, a production process that results in increased ethanol yield and reduced capital costs compared to wet-milling facilities. In addition to producing ethanol, VeraSun produces and sells wet and dry distillers grains as ethanol co-products, which serves to partially offset its corn costs. In 2006, VeraSun produced approximately 226.3 million gallons of ethanol and 492,000 tons of distillers grains.

VeraSun commenced operations at its facility in Aurora, South Dakota, in December 2003, at its facility in Fort Dodge, Iowa, in October 2005, at its facility in Charles City, Iowa, in April 2007, at its facility in Linden, Indiana, in August 2007, and at its facility in Albion, Nebraska, in October 2007. Construction of VeraSun’s facilities in Hartley, Iowa; Welcome, Minnesota; and Bloomingburg, Ohio, has commenced and VeraSun expects each of those facilities to begin production during the first six months of 2008. Upon completion of these facilities, VeraSun will have production capacity of 890 MMGY. VeraSun also broke ground for a facility in Reynolds, Indiana, in April 2007. However, in October 2007 VeraSun suspended construction there because of market conditions. VeraSun expects to resume construction at Reynolds in 2008, depending on the return of more favorable market conditions, and bring its production capacity to one billion gallons per year by the end of 2009.

VeraSun was incorporated in South Dakota in 2005 as the successor to a business organized in 2001. VeraSun’s corporate offices are located at 100 22nd Avenue, Brookings, South Dakota 57006, and its telephone number is (605) 696-7200. VeraSun’s website is www.verasun.com. Information contained in this website does not constitute part of this joint proxy statement/prospectus.

US BioEnergy

US BioEnergy is one of the largest producers of ethanol in the United States. US BioEnergy owns and operates four ethanol plants with total ethanol production capacity of 310 MMGY and is constructing four additional ethanol plants with expected total ethanol production capacity of 440 MMGY. US BioEnergy is also implementing US Bio Process Technology™, its proprietary process improvement initiatives, which is designed to achieve increased production levels at its plants. US BioEnergy believes these improvements will position it to achieve total ethanol production capacity of 800 MMGY once fully implemented at each of its plants.

US BioEnergy’s primary products are ethanol and distillers grains, which it derives from corn. US BioEnergy sells its ethanol to Provista Renewable Fuels Marketing LLC (Provista), its ethanol marketing joint venture with CHS, Inc., which in turn resells to refining and marketing companies, such as BP North America, Inc., Chevron Texaco Products Company and Marathon Petroleum Company, LLC. US BioEnergy believes that Provista’s customers blend ethanol with gasoline in order to capture attractive economics relative to refining costs, to achieve higher octane levels for their products, to facilitate compliance with clean air regulations and to extend their processing capacities. US BioEnergy sells its distillers grains to livestock operators and marketing companies in the U.S. and internationally primarily to be used as an animal feed.

All of US BioEnergy’s production plants that are either operating or under construction are designed, engineered and constructed by Fagen, Inc., using ICM, Inc. processing technology. Ron Fagen, the Chairman and Chief Executive Officer of Fagen, Inc., the leading builder of ethanol plants in the U.S., is one of US BioEnergy’s largest shareholders. US BioEnergy has entered into master design-build agreements with Fagen, Inc. that provide it with a number of build slots for ethanol plants through 2010.

All of US BioEnergy’s production plants utilize a dry-grind technology, which converts corn to ethanol. With the exception of its Marion plant, all of the ethanol that US BioEnergy produces is sold to Provista, who in turn markets its ethanol, as well as the ethanol of other producers, to refining and marketing companies located across the U.S. During the production process, a co-product, called distillers grains, is also produced. US BioEnergy sells its distillers grains, primarily to the dairy, cattle and swine industry, as animal feed. US BioEnergy utilizes natural gas to dry its distillers grains to various degrees of consistency depending on the needs of the local market and the specific requirements of its customers. US BioEnergy sells its distillers grains as either wet, modified wet or dried, which is based on the amount of moisture in the co-products. US BioEnergy intends to sell a portion of its dried distillers grains product under the brand name SolomonTM.

US BioEnergy was incorporated in South Dakota in October 2004. Since its formation, it has focused on building the necessary resources, infrastructure and production capacity to reach its goal of becoming one of the leading ethanol producers in the U.S. US BioEnergy’s principal executive offices are located at 5500 Cenex Drive, Inver Grove Heights, Minnesota, 55077, and its telephone number is (651) 554-5000. US BioEnergy’s website is www.usbioenergy.net. Information contained in this website does not constitute part of this joint proxy statement/prospectus.

For additional information regarding US BioEnergy and its business, see “Information with Respect to US BioEnergy Corporation,” attached as Annex 6 to this joint proxy statement/prospectus.

Market Prices and Dividend Information

Shares of VeraSun common stock are listed on the NYSE and shares of US BioEnergy common stock are listed on the NASDAQ Global Market, which is referred to as NASDAQ. The following table shows, for the calendar quarters indicated, based on published financial sources, the high and low sale prices of shares of VeraSun common stock and US BioEnergy common stock as reported by the NYSE and NASDAQ, respectively. Neither VeraSun nor US BioEnergy paid any regular quarterly dividends for the calendar quarters indicated.

	VeraSun		US BioEnergy
	High	Low	High	Low

2006
Second Quarter	$30.75	$24.10	—	—
Third Quarter	$28.75	$15.80	—	—
Fourth Quarter	$26.90	$14.88	$17.37	$14.05

2007
First Quarter	$21.06	$15.12	$17.72	$15.43
Second Quarter	$21.47	$12.90	$16.10	$10.13
Third Quarter	$16.93	$10.41	$12.42	$ 7.61
Fourth Quarter (through December 20, 2007)	$15.71	$9.60	$11.70	$6.20

The following table presents the last reported sale prices of VeraSun common stock and US BioEnergy common stock, as reported by the NYSE and NASDAQ, respectively, on:

•	November 28, 2007, the last trading day before we announced the merger agreement, and

•	[•], 2008, the last practicable date prior to mailing this joint proxy statement/prospectus.

The table also presents the equivalent price per share of US BioEnergy common stock on those dates, calculated by multiplying the closing price of VeraSun common stock on those dates by 0.810 (which reflects the exchange ratio under the merger agreement), each representing the fraction of a share of VeraSun common stock that US BioEnergy shareholders would receive in the merger for each share of US BioEnergy common stock.

Date	VeraSun Common Stock			US BioEnergy Common Stock			Equivalent Price per Share of US BioEnergy Common Stock
November 28, 2007		$10.64			$8.03			$8.62
[•], 2008	$	[	•]	$	[	•]	$	[	•]

These prices will fluctuate prior to the special meeting and the consummation of the merger, but the fraction of a share of VeraSun common stock that US BioEnergy shareholders will receive for each share of US BioEnergy common stock is now fixed. Shareholders are urged to obtain current market quotations prior to making any decision with respect to the merger.

Comparative Per Share Information

The following table sets forth for the periods presented certain per share data of VeraSun and US BioEnergy on a historical basis and on an unaudited pro forma basis after giving effect to the merger under the purchase method of accounting. The historical per share data of VeraSun has been derived from, and should be read in conjunction with, the historical financial statements of VeraSun incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 136. The historical per share data of US BioEnergy has been derived from, and should be read in conjunction with, the historical financial statements of US BioEnergy included elsewhere in this joint proxy statement/prospectus. The unaudited pro forma per share data has been derived from, and should be read in conjunction with, the unaudited condensed combined pro forma financial statements included elsewhere in this joint proxy statement/prospectus. See “Unaudited Condensed Combined Pro Forma Financial Statements” beginning on page 110.

The US BioEnergy unaudited pro forma equivalent data was calculated by multiplying the corresponding VeraSun unaudited condensed combined pro forma data by the exchange ratio of 0.810. This data shows how each share of US BioEnergy common stock would have participated in net income and book value of VeraSun if the companies had always been consolidated for accounting and financial reporting purposes for all periods presented. These amounts, however, are not intended to reflect future per share levels of net income and book value of VeraSun.

	Year Ended December 31, 2006	Nine Months Ended September 30, 2007
		(unaudited)
VERASUN—HISTORICAL
Per common share data:
Net earnings from continuing operations:
Basic	$1.09	$0.29
Diluted	1.03	0.27
Dividends paid per share	0.00	0.00
Unaudited book value per share (basic)	7.30	9.45
US BIOENERGY—HISTORICAL
Per common share data:
Net earnings from continuing operations:
Basic	$0.41	$0.35
Diluted	0.41	0.35
Dividends paid per share	0.00	0.00
Unaudited book value per share (basic)	10.41	9.09
VERASUN—UNAUDITED CONDENSED COMBINED PRO FORMA DATA WITH US BIOENERGY
Per common share data:
Net earnings from continuing operations:
Basic	$0.67	0.28
Diluted	0.64	0.27
Dividends paid per share	0.00	0.00
Unaudited book value per share (basic)	N/A	9.32
US BIOENERGY—UNAUDITED PRO FORMA EQUIVALENT DATA
Per common share data:
Net earnings from continuing operations:
Basic	$0.54	$0.23
Diluted	0.52	0.22
Dividends paid per share	0.00	0.00
Unaudited book value per share (basic)	N/A	7.55

SUMMARY CONSOLIDATED FINANCIAL DATA OF VERASUN ENERGY CORPORATION

The following table presents VeraSun’s summary consolidated financial and operating data as of the dates and for the periods indicated. The summary consolidated statement of operations data and per common share data for the years ended December 31, 2002 and 2003 and the summary consolidated balance sheet data as of December 31, 2002, 2003 and 2004 have been derived from VeraSun’s audited consolidated financial statements that are not included in this joint proxy statement/prospectus. The summary consolidated statement of operations data and per common share data for the years ended December 31, 2004, 2005 and 2006 and the summary consolidated balance sheet data as of December 31, 2005 and 2006 have been derived from VeraSun’s audited consolidated financial statements incorporated by reference into this joint proxy statement/prospectus. You should read the following table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of VeraSun and the consolidated financial statements and the accompanying notes thereto of VeraSun incorporated by reference into this joint proxy statement/prospectus.

The summary consolidated historical financial data for the nine months ended September 30, 2006 and 2007 as reflected in the following table have been derived from unaudited historical condensed consolidated financial statements incorporated by reference into this joint proxy statement/prospectus. The unaudited condensed consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, which VeraSun considers necessary for a fair presentation of its consolidated financial position, results of operations and cash flows for the interim periods presented. Results for the nine months ended September 30, 2006 and 2007 are not necessarily indicative of the results that may be expected for the full year.

The information below reflects VeraSun’s acquisition of ASAlliances from and after the consummation of the transaction on August 17, 2007. See the information incorporated into this joint proxy statement/prospectus by reference from VeraSun’s Current Report on Form 8-K/A dated November 2, 2007 for historical financial information related to ASAlliances, the information incorporated into this joint proxy statement/prospectus by reference from VeraSun’s Quarterly Report on Form 10-Q, as filed November 14, 2007, for historical condensed consolidated balance sheet information relating to VeraSun as of September 30, 2007 and unaudited pro forma condensed consolidated financial information relating to ASAlliances and VeraSun included elsewhere in this joint proxy statement/prospectus, which gives effect to the transaction as if it had occurred on January 1, 2006, for statement of operations purposes.

	Year Ended December 31,							Nine Months Ended September 30,
	2002	2003	2004	2005		2006		2006	2007
	(Dollars in thousands, except per share data)							(Unaudited)	(Unaudited)
Statement of Operations data:
Total revenues	$—	$12,660	$193,752	$236,359	(1)	$557,817	(1)	$412,657	$535,934
Net income (loss)	(1,215)	592	14,771	253		75,727		54,288	22,617

Per common share data:
Basic	$(1.21)	$0.02	$0.40	$0.01		$1.09		$0.81	$0.29

Diluted	$(1.21)	$0.02	$0.39	$0.01		$1.03		$0.76	$0.27

Balance sheet data:
Total assets	$11,907	$96,479	$150,328	$405,129		$794,497		$738,914	$1,776,506
Total debt (2)	—	58,503	58,381	208,719		208,905		208,858	879,255
Total shareholders’ equity	8,567	17,594	44,476	144,918		506,431		482,910	749,792

(1)	The increase in revenue from 2005 to 2006 was primarily attributable to the commencement of operations at VeraSun’s Fort Dodge facility in October 2005.
(2)

Total debt is shown less unamortized discount of $3.1 million. Total debt at September 30, 2007 consisted of $450.0 million of 9 3/8% Senior Notes due 2017, $210.0 million of 9 7/8% Senior Secured Notes due 2012, $214.9 million under the ASA Senior Credit Facility, $2.5 million under a capital lease obligation and $5 million in a tax increment revenue note.

SUMMARY CONSOLIDATED FINANCIAL DATA OF US BIOENERGY CORPORATION

US BioEnergy was incorporated in South Dakota on October 28, 2004. On May 1, 2005, it acquired all of the outstanding membership interests of United Bio Energy, LLC and became the successor to United Bio Energy for SEC reporting purposes. On January 1, 2004, ICM Marketing, Inc. transferred its operations to United Bio Energy, which became the successor to ICM Marketing for SEC reporting purposes. As a result, the selected financial data includes the activities of the two predecessor companies and US BioEnergy, the successor company, as of and for the periods presented.

The following consolidated balance sheet and statement of operations data for US BioEnergy for 2004, 2005 and 2006 and the consolidated balance sheet data as of December 31, 2005 and 2006 are derived from audited consolidated financial statements included elsewhere in this joint proxy statement/prospectus. The following consolidated statement of operations data for United Bio Energy, LLC for the period from January 1, 2005 through April 30, 2005 and the year ended December 31, 2004 are derived from audited financial statements included elsewhere in this joint proxy statement/prospectus. The following unaudited consolidated balance sheet and statement of operations data for US BioEnergy as of and for the nine months ended September 30, 2006 and 2007 have been derived from unaudited condensed consolidated financial statements and related notes thereto included elsewhere in this joint proxy statement/prospectus and in the opinion of US BioEnergy’s management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information for the interim periods. The operating results for the nine month period ended September 30, 2007, are not necessarily indicative of results for the full fiscal year ending December 31, 2007.

The following balance sheet and statement of operations data for 2003 and the balance sheet data as of December 31, 2003 and 2004 have been derived from audited financial statements not included in this joint proxy statement/prospectus. The following 2002 data has been derived from unaudited financial statements not included in this joint proxy statement/prospectus.

The information contained in this table should be read in conjunction with the information contained in “Information With Respect to US BioEnergy Corporation—Management’s Discussion and Analysis of Financial Condition and Results of Operations” attached as Annex 6 to this joint proxy statement/prospectus and the historical consolidated financial statements and related notes included elsewhere in this joint proxy statement/prospectus.

	ICM Marketing (Predecessor)		United Bio Energy (Predecessor)	US BioEnergy (Successor)	United Bio Energy (Predecessor)	US BioEnergy (Successor)		US BioEnergy (Successor)
	Years ended December 31,		Year ended December 31,	October 28 to December 31,	January 1 to April 30,	Years ended December 31,		For the Nine Months Ended September 30,
	2002	2003	2004	2004	2005	2005	2006	2006	2007
	(unaudited)							(unaudited)
	(In thousands, except per share data)
Statements of Operations Data:
Revenues
Product sales	$24,738	$34,107	$30,777	$—	$3,592	$9,633	$111,966	$51,914	$427,518
Services and commissions	626	1,057	4,876	—	2,849	6,782	8,839	5,665	6,345
Other revenue	—	—	—	—	—	—	3,730	2,785	2,803

Total revenues	25,364	35,164	35,653	—	6,441	16,415	124,535	60,364	436,666

Cost of goods sold
Cost of product sales	24,465	33,747	30,412	—	3,489	9,467	73,177	39,478	367,849
Cost of services and commissions	773	968	3,209	—	2,926	3,520	5,190	4,291	2,679

Total cost of goods sold	25,238	34,715	33,621	—	6,415	12,987	78,367	43,769	370,528

Gross profit	126	449	2,032	—	26	3,428	46,168	16,595	66,138
Selling, general and administrative expenses	379	682	2,714	55	1,043	8,016	27,089 (1)	17,725 (1)	28,612
Loss on impairment of assets	—	—	—	—	—	—	—	—	2,471

Operating income (loss)	(253)	(233)	(682)	(55)	(1,017)	(4,588)	19,079	(1,130)	35,055
Other income (expense):
Interest expense	(142)	(74)	(219)	—	(119)	(467)	(2,076)	(1,370)	(8,238)
Interest income	—	—	—	1	—	319	2,436	1,624	5,643
Other income	—	—	54	—	—	104	9,814	38	4,022
Equity in net income (loss) of unconsolidated subsidiary	—	—	—	—	—	—	456	(76)	2,182

Income (loss) before income taxes	(395)	(307)	(847)	(54)	(1,136)	(4,632)	29,709	(914)	38,664
Income tax (expense) benefit	—	—	—	—	—	401	(9,668)	—	(14,117)
Minority interest in net loss of subsidiary	—	—	—	—	—	—	391	391	58

Net income (loss)	$(395)	$(307)	$(847)	$(54)	$(1,136)	$(4,231)	$20,432	$(523)	$24,605

Per Share Data:
Earnings (loss) per common shares(2)
Basic				$(0.07)		$(0.38)	$0.41	$(0.01)	$0.35
Diluted				$(0.07)		$(0.38)	$0.41	$(0.01)	$0.35
Weighted average common shares(2)
Basic				808		11,182	49,522	46,545	69,348
Diluted				808		11,182	50,440	46,545	70,274

	ICM Marketing (Predecessor)		United Bio Energy (Predecessor)	US BioEnergy (Successor)			US BioEnergy (Successor)
	December 31,		December 31,	December 31,			September 30,
	2002	2003	2004	2004	2005	2006	2007
	(unaudited)						(unaudited)
	(In thousands)
Balance Sheet Data:
Total assets	8,007	9,486	22,641	1,391	156,822	733,790	1,089,333
Total debt(3)	958	1,368	6,671	—	6,565	150,074	347,063
Total shareholders’ equity (deficit)	1	(1)	703	1,192	102,450	484,378	630,610

(1)	On May 23, 2006, US BioEnergy terminated a financial advisory services agreement with Capitaline Advisors, LLC. In connection with this termination, US BioEnergy paid Capitaline Advisors a termination fee of $4.8 million, which US BioEnergy expensed in the second quarter of 2006.
(2)	Due to the significant change in capital structure at the closing of US BioEnergy’s May 1, 2005 acquisition of United Bio Energy, the predecessor amount has not been presented because it is not considered comparable to the amounts for US BioEnergy.
(3)	Represents total debt, including short-term notes payable and any amounts outstanding under US BioEnergy’s senior secured credit facilities.

Selected Unaudited Condensed Combined Pro Forma Financial Information

The statements contained in this section may be deemed to be forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act. Forward-looking statements are typically identified by the words “believe”, “expect”, “anticipate”, “intend”, “estimate” and similar expressions. These forward-looking statements are based largely on management’s expectations and are subject to a number of uncertainties. Actual results could differ materially from these forward-looking statements. Neither VeraSun nor US BioEnergy undertake any obligation to update publicly or revise any forward-looking statements. For a more complete discussion of the risks and uncertainties, which may affect such forward-looking statements, please refer to the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page 47.

The following selected pro forma statement of operations and per common share data presents the effect of the merger, and certain other acquisitions and transactions which occurred during 2006 and 2007, as if the merger and other transactions had occurred on January 1, 2006. The following pro forma selected balance sheet data presents the effect of the merger as if the merger had occurred on September 30, 2007.

The unaudited condensed combined pro forma financial data are not necessarily an indication of the results that would have been achieved had the merger been completed as of the dates indicated or that may be achieved in the future.

This selected unaudited condensed combined pro forma financial data are extracted from, and should be read in conjunction with, the Unaudited Condensed Combined Pro Forma Financial Statements and related notes included elsewhere in this proxy statement/prospectus and with the historical consolidated financial statements and the related notes of VeraSun and US BioEnergy that are incorporated by reference or included elsewhere in this document. See “Unaudited Condensed Combined Pro Forma Financial Statements” on page 110.

Selected Unaudited Condensed Combined Pro Forma Information

	As of or for the Nine Months Ended September 30, 2007	For the Twelve Months Ended December 31, 2006
	(In thousands, except per share data)
Pro forma statement of operations:
Total revenue	$972,600	$711,522
Net income	42,993	98,635
Pro forma per common share data:
Net income
Basic	$0.28	$0.67
Diluted	0.27	0.64
Cash dividend declared and paid	N/A	N/A
Pro forma selected balance sheet data:
Total assets	$3,001,041	N/A
Total debt	1,226,318	N/A
Total shareholders’ equity	1,495,449	N/A

RISK FACTORS

VeraSun’s and US BioEnergy’s businesses are and will be subject to the risks described below relating to the merger. In addition, VeraSun and US BioEnergy are, and will continue to be, subject to the risks described below and included elsewhere in this joint proxy statement/prospectus or in the documents that are incorporated by reference into this joint proxy statement/prospectus. If any of the risks described below or in the documents incorporated by reference into this joint proxy statement/prospectus actually occurs, the respective businesses, financial results, financial condition or stock prices of VeraSun or US BioEnergy could be materially adversely affected. See “Where You Can Find More Information” beginning on page 136 for the location of information incorporated by reference into this joint proxy statement/prospectus.

Risk Factors Relating to The Merger

Failure to complete the merger could negatively impact the stock prices and the future business and financial results of VeraSun and US BioEnergy.

Completion of the merger is conditioned upon, among other things, the approval and adoption of the merger agreement and the approval of the merger by US BioEnergy shareholders, the approval of the issuance of VeraSun common stock in the merger by VeraSun shareholders and clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. In addition, the merger agreement contains other customary closing conditions, which are described in the section of this joint proxy statement/prospectus entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 92, which may not be satisfied or waived. The merger agreement also contains certain termination rights held by VeraSun and US BioEnergy. If for any reason VeraSun and US BioEnergy are unable to complete the merger, VeraSun and US BioEnergy would be subject to a number of risks, including the following:

•	VeraSun may be required, under certain circumstances, to pay US BioEnergy a termination fee of $61 million;

•	US BioEnergy may be required, under certain circumstances, to pay VeraSun a termination fee of $42 million;

•	VeraSun and US BioEnergy would not realize the benefits of the proposed merger, including any synergies from combining the two companies;

•

each of VeraSun and US BioEnergy will incur and will remain liable for significant transaction costs, including legal, accounting, financial advisory, filing, printing and other costs relating to the merger, whether or not it is completed;

•

the diversion of VeraSun’s and US BioEnergy’s respective management team’s time and attention away from day-to-day operations could have an adverse effect on the financial condition and operating results of either company;

•	VeraSun and US BioEnergy could lose otherwise attractive business opportunities due to restrictions under the merger agreement;

•

the businesses of VeraSun and US BioEnergy may be harmed to the extent that customers, suppliers and others believe that the companies cannot effectively compete in the marketplace without the merger, or otherwise remain uncertain about the companies;

•

VeraSun and US BioEnergy would continue to be exposed to the general competitive pressures and risks discussed elsewhere in this joint proxy statement/prospectus or the documents that are incorporated by reference into this joint proxy statement/prospectus, which pressures and risks may be increased if the merger is not completed; and

•	the trading price of VeraSun common stock and/or US BioEnergy common stock may decline to the extent that the current market prices reflect a market assumption that the merger will be completed.

The occurrence of any of these events, individually or in combination, could have a material adverse effect on the business, financial condition and results of operations of VeraSun or US BioEnergy or the trading price of VeraSun common stock or US BioEnergy common stock.

Although VeraSun and US BioEnergy expect that the merger will result in benefits to the combined company, the combined company may not realize those benefits because of integration and other challenges.

The failure of the combined company to meet the challenges involved in integrating the operations of US BioEnergy and VeraSun successfully or otherwise to realize any of the anticipated benefits of the merger could seriously harm the results of operations of the combined company. Realizing the benefits of the merger will depend in part on the integration of operations and personnel. The integration of companies is a complex and time-consuming process that, without proper planning and implementation, could significantly disrupt the businesses of US BioEnergy and VeraSun. The challenges involved in integration include the following:

•	difficulties in integrating operations, existing contracts, accounting processes and employees and realizing the anticipated synergies of the combined businesses;

•	diversion of financial resources from existing operations;

•	minimizing the diversion of management attention from ongoing business concerns;

•

the price VeraSun pays or other resources that it devotes may exceed the value it realizes, or the value it could have realized if it had allocated the purchase price or other resources to another opportunity;

•	potential loss of key employees, customers and strategic alliances from either VeraSun’s current business or the business of US BioEnergy;

•	assumption of unanticipated problems or latent liabilities; and

•	general competitive factors in the market place.

The combined company may not successfully integrate the operations of VeraSun and US BioEnergy in a timely manner, or at all, and the combined company may not realize the anticipated benefits or synergies of the merger to the extent, or in the timeframe, anticipated. The anticipated benefits and synergies are based on projections and assumptions, not actual experience, and assume a successful integration. In addition to the integration risks discussed above, the combined company’s ability to realize these benefits and synergies could be adversely impacted by practical constraints on its ability to combine operations.

In order to be successful, the combined company must retain and motivate key employees and failure to do so could seriously harm the combined company.

In order to be successful, the combined company must retain and motivate executives and other key employees. Employees of VeraSun or US BioEnergy may experience uncertainty about their future roles with the combined company until or after strategies for the combined company are announced or executed. These circumstances may adversely affect the combined company’s ability to retain key personnel. The combined company also must continue to motivate employees and keep them focused on the strategies and goals of the combined company, which may be particularly difficult due to the potential distractions of the merger.

If the combined company is unable to manage growth profitably, its business and financial results could suffer.

The combined company’s future financial results will depend in part on its ability to profitably manage its core businesses, including any growth that the combined company may be able to achieve. Since their respective incorporations, each of VeraSun and US BioEnergy has engaged in the identification of, and competition for, growth and expansion opportunities. In order to achieve those initiatives, the combined company will need to maintain existing customers and attract new customers, recruit, train, retain and effectively manage employees, as well as expand operations, customer support and financial control systems. If the combined company is unable to manage its businesses profitably, including any growth that the combined company may be able to achieve, its business and financial results could suffer.

The exchange ratio is fixed and will not be adjusted in the event of any change in either VeraSun’s or US BioEnergy’s stock price. Accordingly, because the market price of VeraSun common stock may fluctuate, at the time of the VeraSun special meeting of shareholders, VeraSun shareholders cannot be sure of the market value of the consideration that VeraSun will pay in the merger, and at the time of the US BioEnergy special meeting of shareholders, US BioEnergy shareholders cannot be sure of the market value of the consideration they will receive in the merger.

Upon completion of the merger, US BioEnergy shareholders will receive consideration equal to 0.810 shares of VeraSun common stock for each share of US BioEnergy common stock they own. The 0.810 to 1 exchange ratio was agreed upon in the merger agreement, and will not be adjusted due to any increases or decreases in the price of VeraSun or US BioEnergy common stock. In addition, neither party has a right to terminate the merger agreement based solely upon changes in the market price of VeraSun’s common stock or US BioEnergy’s common stock, and the merger agreement contains no other provisions that would limit the impact of increases or decreases in the market price of VeraSun’s or US BioEnergy’s common stock. As a result, any changes in the value of VeraSun’s common stock will have a corresponding effect on the value of the consideration that VeraSun pays to US BioEnergy shareholders in the merger.

The market price of VeraSun common stock at the time of completion of the merger may vary significantly from the price on the date of the merger agreement or from the price on the date that VeraSun shareholders and US BioEnergy shareholders submit proxies for their respective shareholders’ meetings or the dates of such shareholders’ meetings. These variations may be caused by a variety of factors, including:

•	changes in the business, operations and prospects of VeraSun or US BioEnergy;

•	changes in market assessments of the business, operations and prospects of the combined company;

•	market assessments of the likelihood that the merger will be completed;

•	interest rates, general market and economic conditions and other factors generally affecting the price of VeraSun’s common stock and US BioEnergy’s common stock;

•	conditions in the biofuels industry generally;

•	changes in market prices for ethanol, distillers grains or its raw materials, such as corn or natural gas;

•	VeraSun’s ability to raise additional capital; and

•	changes in federal, state and local legislation, governmental regulation and other legal developments affecting VeraSun or US BioEnergy.

VeraSun common stock has historically experienced volatility. The closing price of VeraSun common stock on the NYSE on November 28, 2007 was $ 10.64 per share. From November 28, 2007 through the date of this joint proxy statement/prospectus, the trading price of VeraSun common stock ranged from a high of $ [•] per share to a low of $ [•] per share. Since the announcement of the merger, VeraSun common stock has generally traded [above/below] the closing price on the last trading day preceding the announcement of the merger, and the market price of VeraSun common stock may continue to fluctuate prior to completion of the merger, which would result in corresponding fluctuations in the value of the consideration paid by VeraSun to US BioEnergy shareholders in the merger. For example:

•

if the price of VeraSun common stock declines before the completion of the merger, US BioEnergy shareholders will receive shares of VeraSun common stock that have a market value that may be less than the market value of such shares when the merger agreement was signed; or

•

if the price of VeraSun common stock increases before the completion of the merger, US BioEnergy shareholders will receive shares of VeraSun common stock that have a market value that may be greater than the market value of such shares when the merger agreement was signed.

In addition, because the merger will be consummated after the VeraSun special meeting, at the time of the VeraSun special meeting VeraSun shareholders may not be sure of the market value of the VeraSun common stock that US BioEnergy shareholders will receive upon completion of the merger and VeraSun may pay more for shares of US BioEnergy common stock than the value calculated on the date of the VeraSun special meeting. Similarly, because the date that the merger is completed may be later than the date of the US BioEnergy special meeting, at the time of the US BioEnergy special meeting US BioEnergy shareholders may not be sure of the market value of the VeraSun common stock they will receive upon completion of the merger or the market value of VeraSun common stock at any time after the completion of the merger.

We urge you to obtain current market quotations for VeraSun and US BioEnergy common stock.

The market price of VeraSun’s common stock may be affected after the merger by factors different from those affecting the shares of VeraSun and US BioEnergy currently, and may decline as a result of the merger.

Upon completion of the merger, holders of US BioEnergy common stock will become holders of VeraSun common stock. An investment in VeraSun common stock has different risks than an investment in US BioEnergy common stock. Former holders of US BioEnergy common stock may be subject to additional risks upon exchange of their shares of US BioEnergy common stock for VeraSun common stock in the merger.

The issuance of shares of VeraSun common stock to US BioEnergy shareholders in the merger will substantially reduce the percentage ownership interest of current VeraSun shareholders.

If the merger is completed, VeraSun will issue approximately [64.5 million] shares of VeraSun common stock in the merger. Based on the number of shares of VeraSun and US BioEnergy common stock outstanding on the VeraSun and US BioEnergy record dates, US BioEnergy shareholders before the merger will own, in the aggregate, approximately [40.5] % of the shares of VeraSun common stock outstanding immediately after the merger. The issuance of shares of VeraSun common stock to US BioEnergy shareholders in the merger and to holders of assumed options and restricted stock awards to acquire shares of US BioEnergy common stock will cause a significant reduction in the relative percentage interest of current VeraSun shareholders in earnings, voting, liquidation value and book and market value of VeraSun.

Charges to earnings resulting from the application of the purchase method of accounting may adversely affect the market value of VeraSun’s common stock following the merger.

In accordance with U.S. GAAP, the combined company will account for the merger using the purchase method of accounting, which will result in charges to VeraSun’s earnings that could adversely affect the market value of the common stock of VeraSun following completion of the merger. Under the purchase method of accounting, the combined company will allocate the total purchase price to US BioEnergy’s net tangible assets, amortizable intangible assets and intangible assets with indefinite lives based on their fair values as of the date of completion of the merger, and record the excess of the purchase price over the fair values of the identified tangible and intangible assets as goodwill. The combined company will incur additional depreciation and amortization expense over the useful lives of certain of the net tangible and intangible assets acquired in connection with the merger. In addition, to the extent the value of goodwill or intangible assets becomes impaired, the combined company may be required to incur material charges relating to the impairment of those assets. These depreciation, amortization and potential impairment charges could have a material impact on the combined company’s results of operations and adversely affect the market value of VeraSun’s common stock. See the section entitled “Unaudited Condensed Combined Pro Forma Financial Statements” beginning on page 110.

Some of the directors and executive officers of US BioEnergy and VeraSun have interests in the merger that are different from, or in addition to, those of US BioEnergy’s and VeraSun’s other shareholders.

Certain directors of US BioEnergy and VeraSun have arrangements or other interests that provide them with interests in the merger that are different from, or in addition to, those of US BioEnergy’s or VeraSun’s other shareholders. For example, Donald Endres, the Chairman and CEO of VeraSun, who is also a director of VeraSun, will, pursuant to the merger agreement, remain CEO of VeraSun and will also remain on the board of directors of VeraSun following the merger, and Gordon Ommen, the President and CEO of US BioEnergy, will become non-executive chairman of the board of directors of VeraSun following the merger. In addition, three other US BioEnergy directors and all of the other VeraSun directors may serve on VeraSun’s board following the merger. While other US BioEnergy directors will not become directors of the combined company after the merger, VeraSun will maintain liability insurance and US BioEnergy’s directors will be indemnified for services as directors of US BioEnergy before the merger. Certain officers of VeraSun and US BioEnergy also have change in control agreements and participate in equity incentive plans provided by VeraSun or US BioEnergy that will provide them with certain enhanced protections and acceleration of equity awards if the merger occurs. In addition, two directors of US BioEnergy are executive officers of entities that have commercial arrangements with US BioEnergy, and one of these entities also has commercial arrangements with VeraSun. These and other material interests of the directors and executive officers of US BioEnergy and VeraSun in the merger that are different than those of the other US BioEnergy and VeraSun shareholders are described in the section entitled “The Merger—Interests of VeraSun and US BioEnergy Directors and Executive Officers in The Merger” beginning on page 82.

The merger agreement limits the ability of VeraSun and US BioEnergy to pursue alternatives to the merger, and in certain instances requires payment of a termination fee, which could deter a third party from proposing an alternative transaction to the merger.

The merger agreement contains terms and conditions that make it more difficult for each of US BioEnergy and VeraSun to enter into an alternative transaction to the merger. These “no shop” provisions impose restrictions on US BioEnergy and VeraSun that, subject to certain exceptions, limit US BioEnergy’s and VeraSun’s ability to discuss, facilitate or commit to competing third party proposals to acquire all or a significant part of US BioEnergy or VeraSun, as applicable. See the section entitled “The Merger Agreement—No Solicitation By US BioEnergy” beginning on page 94 and “The Merger Agreement—No Solicitation By VeraSun” beginning on page 96.

Moreover, under specified circumstances described in the section entitled “The Merger Agreement—Termination Fee” beginning on page 100, US BioEnergy could be required to pay VeraSun a termination fee of $42 million, or VeraSun could be required to pay US BioEnergy a termination fee of $61 million, in connection with the termination of the merger agreement. These respective termination fees could deter a third party from proposing an alternative to the merger

VeraSun and US BioEnergy shareholders have no dissenters’ rights of appraisal.

Under the public company exception in Section 47-1A-1302 of the South Dakota Business Corporation Act, shareholders of VeraSun and US BioEnergy are not entitled to appraisal rights in connection with the merger. Accordingly, neither company’s shareholders have the right to seek a judicial determination for the fair value of those shares. See the section entitled “Appraisal Rights” beginning on page 135.

Sales of a substantial number of shares of VeraSun’s common stock after completion of the merger could cause the price of VeraSun’s common stock to decline.

Under the terms of the shareholders agreements entered into concurrently with the merger agreement, for 180 days following the completion of the merger, Donald L. Endres, in his capacity as a shareholder of VeraSun, and certain principal shareholders of US BioEnergy who will receive VeraSun common stock in the merger and who, together with Mr. Endres, in the aggregate will own a significant percentage of the common stock of VeraSun, will be limited in their ability to sell an amount of such shares equal to approximately [25.2]% of the total number of shares of VeraSun common stock to be outstanding following the merger. However, upon the expiration of the 180 days, such shares will become eligible for sale. Sales of a substantial number of these shares in the public market, or the perception that these sales could occur, could cause the market price of VeraSun’s common stock to decline and could impair the ability of VeraSun shareholders to sell their shares of VeraSun common stock in the amounts and at such times and prices as they may desire. In addition, the sale of these shares could impair VeraSun’s ability to raise capital through the sale of additional equity securities.

The pro forma financial statements are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the merger.

The pro forma financial statements contained in this joint proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the merger. The pro forma financial statements have been derived from the historical financial statements of VeraSun and US BioEnergy and certain adjustments and assumptions have been made regarding the combined company after giving effect to the merger. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make. Moreover, the pro forma financial statements do not reflect all costs that are expected to be incurred by the combined company in connection with the merger. For example, the impact of any incremental costs incurred in integrating the two companies is not reflected in the pro forma financial statements. As a result, the actual financial condition and results of operations of the combined company following the merger may not be consistent with, or evident from, these pro forma financial statements.

The assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the merger. Any potential decline in the financial condition or results of operations may cause significant variations in the stock price of the combined company. See the section entitled “Unaudited Condensed Combined Pro Forma Financial Statements” beginning on page 110.

The financial forecasts and projections relating to VeraSun and US BioEnergy described in the financial advisors’ opinions in this joint proxy statement/prospectus involve risks and uncertainties that could cause actual outcomes and results to differ materially from expectations.

The financial forecasts and projections relating to VeraSun and US BioEnergy (on a stand-alone and pro forma basis) described in the financial advisors’ opinions in this joint proxy statement/prospectus involve risks and uncertainties that could cause actual outcomes and results to differ materially from expectations.

The financial forecasts and projections relating to VeraSun and US BioEnergy described in the financial advisors’ opinions in this joint proxy statement/prospectus were prepared based on assumptions that VeraSun and US BioEnergy management believed were reasonable at the time such forecasts and projections were made. There can be no assurance that the assumptions made in preparing the financial forecasts and projections relating to VeraSun and US BioEnergy described in the financial advisors’ opinions in this joint proxy statement/prospectus will prove accurate, or that such forecasts and projections will be realized. It is to be expected that there will be differences between actual and forecasted results, and actual results may be materially greater or lesser than those contained in the financial forecasts and projections relating to VeraSun and US BioEnergy described in the financial advisors’ opinions in this joint proxy statement/prospectus. None of VeraSun, US BioEnergy or any of their respective affiliates or representatives has made or makes any representations to any person regarding the ultimate performance of VeraSun or the combined company compared to the information contained in the financial forecasts and projections relating to VeraSun and US BioEnergy described in the financial advisors’ opinions in this joint proxy statement/prospectus, and none of these parties intends to provide any update or revision thereof.

The financial forecasts and projections relating to VeraSun and US BioEnergy described in the financial advisors’ opinions in this joint proxy statement/prospectus were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding forecasts or projections. These forecasts and projections are forward-looking statements and are based on expectations and assumptions at the time they were prepared.

Risk Factors Relating to VeraSun, US BioEnergy and the Combined Company

VeraSun’s, US BioEnergy’s and the combined company’s results of operations, financial position and business will be highly dependent on commodity prices, which are subject to significant volatility and uncertainty, and the availability of supplies, so their respective results could fluctuate substantially.

VeraSun’s and US BioEnergy’s results are, and the combined company’s will be, substantially dependent on commodity prices, especially prices for corn, natural gas, ethanol and unleaded gasoline. As a result of the volatility of the prices for these items, VeraSun’s, US BioEnergy’s and the combined company’s results may fluctuate substantially and each of them may experience periods of declining prices for its products and increasing costs for its raw materials, which could result in operating losses. Although VeraSun, US BioEnergy and the combined company may attempt to offset a portion of the effects of fluctuations in prices by entering into forward contracts to supply ethanol or purchase corn, natural gas or other items or by engaging in transactions involving exchange-traded futures contracts, the amount and duration of these hedging and other risk mitigation activities may vary substantially over time and these activities also involve substantial risks. See “Both VeraSun and US BioEnergy engage in, and the combined company will engage in, hedging transactions and other risk mitigation strategies that could harm their respective results of operations.”

VeraSun’s and US BioEnergy’s business is, and the combined company’s business will be, highly sensitive to corn prices and generally none of them can pass on increases in corn prices to their customers.

Corn is the principal raw material used to produce ethanol and dry and wet distillers grains. As a result, changes in the price of corn can significantly affect VeraSun’s, US BioEnergy’s and the combined company’s business. Rising corn prices result in higher cost of ethanol and distillers grains. Because ethanol competes with non-corn-based fuels, each of VeraSun and US BioEnergy generally is, and the combined company generally will be, unable to pass along increased corn costs to its customers. At certain levels, corn prices may make ethanol uneconomical to use in fuel markets. Corn costs constituted approximately 59.7% of VeraSun’s total cost of goods sold for the nine months ended September 30, 2007, compared to 46.0% for the nine months ended September 30, 2006. Similarly, corn costs constituted approximately 68.5% of US BioEnergy’s total cost of goods sold for the nine months ended September 30, 2007, compared to 50.8% for the nine months ended September 30, 2006. Over the ten-year period from 1997 through 2006, corn prices (based on the Chicago Board of Trade (the “CBOT”) daily futures data) have ranged from a low of $1.75 per bushel on August 11, 2000 to a high of $3.90 per bushel on December 29, 2006, with prices averaging $2.32 per bushel during this period. At November 5, 2007, the CBOT price per bushel of corn for December delivery was $3.75.

The biofuels industry has experienced significantly higher corn prices commencing in the fourth quarter of 2006, which have remained in 2007 at substantially higher levels than in 2006. In the nine months ended September 30, 2007, CBOT corn prices have ranged from a low of $3.08 per bushel to a high of $4.37 per bushel, with prices averaging $3.67 per bushel. If these higher corn prices continue, they may have a material adverse effect on VeraSun’s, US BioEnergy’s and the combined company’s business, results of operations and financial position.

The price of corn is influenced by weather conditions and other factors affecting crop yields, farmer planting decisions and general economic, market and regulatory factors. These factors include government policies and subsidies with respect to agriculture and international trade, and global and local demand and supply. The significance and relative effect of these factors on the price of corn is difficult to predict. Any event that tends to negatively affect the supply of corn, such as adverse weather or crop disease, could increase corn prices and potentially harm VeraSun’s, US BioEnergy’s and the combined company’s business. Increasing domestic ethanol capacity could boost the demand for corn and result in increased corn prices. In 2006, corn bought by ethanol plants represented approximately 18% of the total corn supply for that year according to results reported by the National Corn Growers Association, and this percentage is expected to increase as additional ethanol capacity comes online, rising to more than 30% of the total corn supply by 2009/2010 according to the United States Department of Agriculture or USDA. In addition, the price any of the companies pay for corn at a facility could increase if an additional ethanol production facility is built in the same general vicinity.

VeraSun, US BioEnergy and the combined company may also have difficulty, from time to time, in physically sourcing corn on economical terms due to supply shortages. Such a shortage could require any of them to suspend its operations until corn is available at economical terms, which would have a material adverse effect on its business, results of operations and financial position.

The spread between ethanol and corn prices can vary significantly and may not return to recent high levels.

VeraSun’s, US BioEnergy’s and the combined company’s gross margin depends principally on the spread between ethanol and corn prices. During the five-year period from 2002 through 2006, ethanol prices (based on average U.S. ethanol rack prices from Bloomberg (“Bloomberg”)) have ranged from a low of $0.94 per gallon to a high of $3.98 per gallon, averaging $1.70 per gallon during this period. For the year ended December 31, 2006, ethanol prices averaged $2.53 per gallon, reaching a high of $3.98 per gallon and a low of $1.72 per gallon (based on the daily closing prices from Bloomberg). In early 2006, the spread between ethanol and corn prices was at historically high levels, driven in large part by oil companies removing a competitive product, MTBE, from the fuel stream and replacing it with ethanol in a relatively short time period. However, this spread has fluctuated widely and narrowed significantly during 2007. Fluctuations are likely to continue to occur. A sustained narrow spread or any further reduction in the spread between ethanol and corn prices, whether as a result of sustained high or increased corn prices or sustained low or decreased ethanol prices, would adversely affect VeraSun’s, US BioEnergy’s and the combined company’s results of operations and financial position. Further, it is possible that ethanol prices could decline below VeraSun’s, US BioEnergy’s or the combined company’s marginal cost of production, which could cause any of them to suspend production of ethanol at some or all of their plants.

The market for natural gas is subject to conditions that create uncertainty in the price and availability of the natural gas that is used in the ethanol manufacturing process.

VeraSun and US BioEnergy rely upon, and the combined company will rely upon, third parties for their supply of natural gas, which is consumed as fuel in the manufacture of ethanol. The prices for and availability of natural gas are subject to volatile market conditions. These market conditions often are affected by factors beyond VeraSun’s, US BioEnergy’s and the combined company’s control, such as weather conditions (including hurricanes), overall economic conditions and foreign and domestic governmental regulation and relations. Significant disruptions in the supply of natural gas could impair VeraSun’s, US BioEnergy’s and the combined company’s ability to manufacture ethanol for its customers. Furthermore, increases in natural gas prices or changes in VeraSun’s, US BioEnergy’s or the combined company’s natural gas costs relative to natural gas costs paid by competitors may adversely affect their respective results of operations and financial position. Natural gas costs represented approximately 10.1% of VeraSun’s cost of goods sold for the nine months ended September 30, 2007, compared to 16.6% for the nine months ended September 30, 2006. Natural gas costs represented approximately 9.1% of US BioEnergy’s cost of goods sold for the nine months ended September 30, 2007, compared to 14.4% for the nine months ended September 30, 2006. The price fluctuations in natural gas prices over the seven-year period from 2000 through 2006, based on the New York Mercantile Exchange, or NYMEX, daily futures data, have ranged from a low of $1.83 per MMBTU on September 26, 2001 to a high of $15.38 per MMBTU on December 13, 2005, averaging $5.63 per MMBTU during this period. At November 5, 2007, the NYMEX price of natural gas for December delivery was $8.00 per MMBTU.

Fluctuations in the selling price and production cost of gasoline may reduce VeraSun’s, US BioEnergy’s and the combined company’s profit margins.

Ethanol is marketed both as an important gasoline component to reduce vehicle emissions from gasoline and as an octane enhancer to improve the octane rating of gasoline with which it is blended. As a result, ethanol prices are influenced by the supply and demand for gasoline and VeraSun’s, US BioEnergy’s and the combined company’s future results of operations and financial position may be materially adversely affected if gasoline demand or prices decrease.

Historically, the price of a gallon of gasoline has been lower than the cost to produce a gallon of ethanol. In addition, some of VeraSun’s and US BioEnergy’s sales contracts provide, and some of the combined company’s sales contracts will provide, for pricing on an indexed basis, so that the price VeraSun, US BioEnergy or the combined company receives for products sold under these arrangements is adjusted as gasoline prices change.

The price of distillers grains is affected by the price of other commodity products, such as soybeans, and decreases in the price of these commodities could decrease the price of distillers grains.

Distillers grains compete with other protein-based animal feed products. The price of distillers grains may decrease when the price of competing feed products decrease. The prices of competing animal feed products are based in part on the prices of the commodities from which they are derived. Downward pressure on commodity prices, such as soybeans, will generally cause the price of competing animal feed products to decline, resulting in downward pressure on the price of distillers grains. Because the price of distillers grains is not tied to production costs, decreases in the price of distillers grains will result in VeraSun, US BioEnergy and the combined company generating less revenue and lower profit margins.

VeraSun’s and US BioEnergy’s businesses are, and the combined company’s business will be, subject to seasonal fluctuations.

VeraSun’s and US BioEnergy’s operating results are, and the combined company’s operating results will be, influenced by seasonal fluctuations in the price of its primary operating inputs, corn and natural gas, and the price of their primary product, ethanol. In recent years, the spot price of corn tended to rise during the spring planting season in May and June and tended to decrease during the fall harvest in October and November. The price of natural gas however, tends to move opposite of corn and tends to be lower in the spring and summer and higher in the fall and winter. In addition, ethanol prices are substantially correlated with the price of unleaded gasoline. The price of unleaded gasoline tends to rise during the summer. Given VeraSun’s and US BioEnergy’s limited history and the growth of the industry, it is unclear how these seasonal fluctuations will affect its results over time.

Both VeraSun and US BioEnergy engage in, and the combined company will engage in, hedging transactions and other risk mitigation strategies that could harm their respective results of operations.

In an attempt to partially offset the effects of volatility of ethanol prices and corn and natural gas costs, both VeraSun and US BioEnergy enter into, and the combined company will enter into, contracts to supply a portion of their respective ethanol production or purchase a portion of their respective corn or natural gas requirements on a forward basis and also engage in other hedging transactions involving exchange-traded futures contracts for corn, natural gas and unleaded gasoline from time to time. The price of unleaded gasoline also affects the price received for ethanol under indexed contracts entered into by VeraSun and US BioEnergy, and to be entered into by the combined company. The financial statement impact of these activities is dependent upon, among other things, the prices involved and VeraSun’s, US BioEnergy’s and the combined company’s respective abilities to sell sufficient products to use all of the corn and natural gas for which it has futures contracts. Hedging arrangements also expose VeraSun, US BioEnergy and the combined company to the risk of financial loss in situations where the other party to the hedging contract defaults on its contract or, in the case of exchange-traded contracts, where there is a change in the expected differential between the price of the commodity underlying the hedging agreement and the actual prices paid or received by VeraSun, US BioEnergy or the combined company for the physical commodity bought or sold. Hedging activities can themselves result in losses when a position is purchased in a declining market or a position is sold in a rising market. A hedge position is often settled in the same time frame as the physical commodity is either purchased (corn and natural gas) or sold (ethanol). Hedging losses may be offset by a decreased cash price for corn and natural gas and an increased cash price for ethanol. VeraSun and US BioEnergy also vary, and the combined company will vary, the amount of hedging or other risk mitigation strategies it undertakes, and each of them may choose not to engage in hedging transactions at all. As a result, their respective results of operations and financial position may be adversely affected by increases in the price of corn or natural gas or decreases in the price of ethanol or unleaded gasoline.

VeraSun, US BioEnergy and the combined company may not be able to implement their expansion strategy as planned or at all.

VeraSun and US BioEnergy plan, and the combined company will plan, to grow their business by investing in new or existing plants and pursuing other business opportunities.

Additional financing may be necessary to implement these expansion strategies, which may not be accessible or may not be available on acceptable terms. Any expansion may be financed with additional indebtedness or by issuing additional equity securities, which would further dilute shareholders’ interests. In addition, as described below under “VeraSun, US BioEnergy and the combined company may be adversely affected by environmental, health and safety laws, regulations and liabilities,” federal and state governmental requirements may substantially increase VeraSun’s, US BioEnergy’s and the combined company’s costs, which could have a material adverse effect on results of operations and financial position. Any expansion plans may also result in other unanticipated adverse consequences, such as the diversion of management’s attention from existing operations.

Construction costs associated with expansion may also increase to levels that would make a new plant too expensive to complete or unprofitable to operate. Contractors, engineering firms, construction firms and equipment suppliers also receive requests and orders from other ethanol companies and, therefore, it may become hard or impossible to secure their services or products on a timely basis or on acceptable financial terms. VeraSun, US BioEnergy and the combined company may suffer significant delays or cost overruns as a result of a variety of factors, such as shortages of workers or materials, transportation constraints, adverse weather, unforeseen difficulties or labor issues, any of which could prevent commencement of operations as expected at any new facilities.

The expansion strategies also depend on prevailing market conditions for the price of ethanol and the costs of corn and natural gas and expectations of future market conditions. VeraSun recently suspended construction of its Reynolds facility due to market conditions. If market conditions do not improve as anticipated, VeraSun and, following the merger, the combined company could lose its investment in this facility and could incur additional costs associated with terminating various construction contracts. VeraSun, US BioEnergy and the combined company also may not proceed with construction at other development sites and could incur losses associated with their investments in those sites.

The significant expansion of ethanol production capacity currently underway in the U.S. may also impede any expansion strategy. As a result of this expansion within the ethanol industry, VeraSun and US BioEnergy believe that there is increasing competition for suitable sites for ethanol plants, and VeraSun, US BioEnergy and the combined company may not find suitable sites for construction of new plants or other suitable expansion opportunities. Even if suitable sites or opportunities are identifiable, VeraSun, US BioEnergy and the combined company may not be able to secure the services and products from the contractors, engineering firms, construction firms and equipment suppliers necessary to build ethanol plants on a timely basis or on acceptable economic terms.

Accordingly, VeraSun, US BioEnergy and the combined company may not be able to implement their respective expansion strategies as planned or at all. VeraSun, US BioEnergy and the combined company may not find additional appropriate sites for new plants and they may not be able to finance, construct, develop or operate these new or expanded plants successfully.

Acquisitions could be difficult to find and integrate, divert the attention of key personnel, disrupt business, and adversely affect VeraSun’s, US BioEnergy’s and the combined company’s financial results.

As part of VeraSun’s, US BioEnergy’s and the combined company’s business strategy, they may consider acquisitions of building sites, production plants, storage or distribution facilities and selected infrastructure. In August 2007, VeraSun completed the acquisition of ASA OpCo Holdings, LLC (“ASA Acquisition”) and US BioEnergy completed the acquisition of Millennium Ethanol, LLC. It may be difficult to find additional suitable acquisition opportunities.

Acquisitions involve numerous risks, any of which could harm VeraSun’s, US BioEnergy’s and the combined company’s business, including:

•

difficulties in integrating the operations, technologies, products, existing contracts, accounting processes and personnel of the target and realizing the anticipated synergies of the combined businesses;

•	difficulties in building an ethanol plant on a purchased site, including obtaining zoning and other required permits;

•	risks relating to environmental hazards on purchased sites;

•	risks relating to acquiring or developing the infrastructure needed for facilities or acquired sites, including access to rail networks;

•	difficulties in supporting and transitioning customers, if any, of the target company or assets;

•	diversion of financial and management resources from existing operations;

•

the purchase price or other devoted resources may exceed the value realized, or the value VeraSun, US BioEnergy and the combined company could have realized if the purchase price or other resources had been allocated to another opportunity;

•	risks of entering new markets or areas in which VeraSun and US BioEnergy have, and the combined company will have, limited or no experience or are outside its core competencies;

•	potential loss of key employees, customers and strategic alliances from either VeraSun’s and US BioEnergy’s current, and the combined company’s future, business or the business of the target;

•	assumption of unanticipated problems or latent liabilities, such as problems with the quality of the products of the target; and

•	inability to generate sufficient revenue to offset acquisition costs and development costs.

VeraSun, US BioEnergy and the combined company also may pursue acquisitions through joint ventures or partnerships. Partnerships and joint ventures typically involve restrictions on actions that the partnership or joint venture may take without the approval of the partners. These types of provisions may limit VeraSun’s and US BioEnergy’s ability, and the combined company’s future ability, to manage a partnership or joint venture in a manner that is in its best interest but is opposed by its other partner or partners.

Future acquisitions may involve the issuance of equity securities as payment or in connection with financing the business or assets acquired, and as a result, could dilute the ownership interests of VeraSun’s, US BioEnergy’s and the combined company’s respective shareholders. In addition, additional debt and related interest expense may be necessary in order to consummate these transactions, as well as to assume unforeseen liabilities, all of which could have a material adverse effect on VeraSun’s, US BioEnergy’s and the combined company’s business, results of operations and financial condition. The failure to successfully evaluate and execute acquisitions or joint ventures or otherwise adequately address the risks associated with acquisitions or joint ventures could have a material adverse effect on VeraSun’s, US BioEnergy’s and the combined company’s business, results of operations and financial condition.

For risks related to the merger of VeraSun and US BioEnergy, see “Risk Factors Relating to the Merger” above.

VeraSun’s, US BioEnergy’s and the combined company’s goodwill could become impaired and write-downs on the value of such goodwill may be required.

The merger will be accounted for by VeraSun using the purchase method of accounting. Under this method of accounting, the purchase price will be allocated to the fair value of the net assets acquired. The excess purchase price over the fair value of the tangible and identified intangible assets acquired will be allocated to goodwill. As a result of the merger, the combined company expects to have significant goodwill, and as of September 30, 2007, VeraSun and US BioEnergy had goodwill of $198.6 million and $64.0 million, respectively, resulting from prior transactions. Current accounting rules require that goodwill and indefinite life intangible assets be assessed for impairment annually using fair value measurement techniques. If the carrying amount of a reporting unit exceeds its fair value, then a goodwill impairment test is performed to measure the amount of the impairment loss, if any. The goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined in the same manner as in a business combination. Determining the fair value of the implied goodwill is judgmental in nature and often involves the use of significant estimates and assumptions. These estimates and assumptions could have a significant impact on whether or not an impairment charge is recognized and also the magnitude of any such charge. Estimates of fair value are determined primarily using discounted cash flows and market comparisons. These approaches use significant estimates and assumptions, including projection and timing of future cash flows, discount rates reflecting the risk inherent in future cash flows, perpetual growth rates, determination of appropriate market comparables, and determination of whether a premium or discount should be applied to comparables. The plans and estimates used to value these assets may be incorrect. If VeraSun’s, US BioEnergy’s or the combined company’s actual results are worse than the plans and estimates used to assess the recoverability of the assets in connection with this transaction, or previous transactions entered into by VeraSun or US BioEnergy, or the combined company’s plans and estimates are otherwise incorrect, VeraSun, US BioEnergy and the combined company could each incur impairment charges relating to the goodwill resulting from such transactions, including up to the full amount of such goodwill.

Growth in the sale and distribution of ethanol is dependent on the changes to and expansion of related infrastructure which may not occur on a timely basis, if at all, and VeraSun’s, US BioEnergy’s and the combined company’s operations could be adversely affected by infrastructure disruptions.

Substantial development of infrastructure will be required by persons and entities outside of VeraSun’s, US BioEnergy’s and the combined company’s control for its operations, and the ethanol industry generally, to grow. Areas requiring expansion include, but are not limited to:

•	additional rail capacity;

•	additional storage facilities for ethanol;

•	increases in truck fleets capable of transporting ethanol within localized markets;

•	expansion of refining and blending facilities to handle ethanol;

•	growth in service stations equipped to handle ethanol fuels; and

•	growth in the fleet of flexible fuel vehicles, or FFVs, capable of using E85 fuel.

The rapid expansion of the ethanol industry currently underway compounds the issues presented by the need to develop and expand ethanol related infrastructure, as the lack of infrastructure prevents the use of ethanol in certain areas where there might otherwise be demand and results in excess ethanol supply in areas with more established ethanol infrastructure, depressing ethanol prices in those areas.

Substantial investments required for these infrastructure changes and expansions may not be made or they may not be made on a timely basis. Any delay or failure by VeraSun, US BioEnergy and the combined company in making the changes to or expansion of infrastructure could hurt the demand or prices for products, impede delivery of products, impose additional costs or otherwise have a material adverse effect on results of operations or financial position. VeraSun’s and US BioEnergy’s business is, and the combined company’s business will be, dependent on the continuing availability of infrastructure and any infrastructure disruptions could have a material adverse effect on its business.

VeraSun and the combined company may not achieve anticipated operating results and their financial position may be adversely affected if they do not successfully develop a corn oil extraction business.

The anticipated operating results and financial position of VeraSun and the combined company may depend in part on their ability to develop and operate planned corn oil extraction facilities successfully. VeraSun and the combined company plan to extract corn oil from distillers grains, a co-product of the ethanol production process, and to sell the oil or convert it into biodiesel. VeraSun has contracted with Crown Iron Works Company for the purchase of corn oil extraction equipment. Large scale extraction of corn oil from distillers grains, as contemplated, is unproven, and VeraSun and the combined company may not achieve planned operating results. The operating results and financial position of VeraSun and the combined company will be affected by events or conditions associated with the development, operation and cost of the planned corn oil extraction equipment, including:

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the outcome of negotiations with government agencies, vendors, customers or others, including, for example, their ability to negotiate favorable contracts with customers, or the development of reliable markets;

•	changes in development and operating conditions and costs, including costs of services, equipment and construction;

•	unforeseen technological difficulties, including problems that may delay startup or interrupt production or that may lead to unexpected downtime, or construction delays;

•	corn prices and other market conditions, including competition from other producers of corn oil;

•	government regulation; and

•	development of transportation, storage and distribution infrastructure supporting the facilities and the biodiesel industry generally.

VeraSun and US BioEnergy have, and the combined company will have, a limited operating history and business may not be as successful as envisioned.

VeraSun began its business in 2001, and VeraSun’s operating facilities have less than five years of commercial operations. US BioEnergy was incorporated in October 2004 and did not engage in any revenue producing activities until it acquired United Bio Energy, LLC, on May 1, 2005. On April 30, 2006, US BioEnergy acquired its first operating ethanol plant and in May 2006, began recording revenues from its ethanol production activity. Accordingly, VeraSun and US BioEnergy have, and the combined company will have, a limited operating history from which their shareholders can evaluate their business and prospects. In addition, VeraSun’s and US BioEnergy’s prospects must be, and the combined company’s prospects will need to be, considered in light of the risks and uncertainties encountered by a company with limited operating history in rapidly evolving markets, such as the ethanol market, where supply and demand may change significantly in a short amount of time.

Some of these risks relate to VeraSun’s, US BioEnergy’s and the combined company’s potential inability to:

•	effectively manage business and operations;

•	successfully execute plans to sell ethanol directly to customers;

•	recruit and retain key personnel;

•	successfully maintain a low-cost structure through the expansion of scale in business;

•	manage rapid growth in personnel and operations;

•	develop new products that complement existing business; and

•	successfully address the other risks described throughout this joint proxy statement/prospectus.

If VeraSun, US BioEnergy and the combined company cannot successfully address these risks, business and results of operations and financial position may suffer.

New plants under construction or decreases in the demand for ethanol may result in excess production capacity in the ethanol industry, which may cause the price of ethanol and/or distillers grains to decrease.

According to the RFA, domestic ethanol production capacity will have increased from 1.8 BGY as of January 2001 to more than 7 BGY by the end of 2007. The RFA estimates that, as of November 1, 2007, approximately 6.4 BGY of additional production capacity is under construction. The ethanol industry in the U.S. now consists of more than 130 production facilities. Excess capacity in the ethanol industry would have an adverse effect on VeraSun’s, US BioEnergy’s and the combined company’s results of operations, cash flows and financial position. In a manufacturing industry with excess capacity, producers have an incentive to manufacture additional products for so long as the price exceeds the marginal cost of production (i.e., the cost of producing only the next unit, without regard for interest, overhead or fixed costs). This incentive could result in the reduction of the market price of ethanol to a level that is inadequate to generate sufficient cash flow to cover costs.

Excess capacity may also result from decreases in the demand for ethanol, which could result from a number of factors, including, but not limited to, regulatory developments and reduced U.S. gasoline consumption. Reduced gasoline consumption could occur as a result of increased prices for gasoline or crude oil, which could cause businesses and consumers to reduce driving or acquire vehicles with more favorable gasoline mileage or acquire hybrid vehicles. There is some evidence that this has occurred in the recent past as U.S. gasoline prices have increased.

In addition, because ethanol production produces distillers grains as a co-product, increased ethanol production will also lead to increased supplies of distillers grains. An increase in the supply of distillers grains, without corresponding increases in demand, could lead to lower prices or an inability to sell VeraSun’s, US BioEnergy’s or the combined company’s distillers grains production. A decline in the price of distillers grains or the distillers grains market generally could have a material adverse effect on VeraSun’s, US BioEnergy’s or the combined company’s business, results of operations and financial condition.

VeraSun, US BioEnergy and the combined company may not be able to compete effectively in their industry.

In the U.S., there is competition with other corn processors, ethanol producers and refiners, including Archer Daniels Midland Company, POET, LLC, Hawkeye Renewables, LLC, Aventine Renewable Energy Holdings, Inc. (“Aventine”), and Cargill, Incorporated (“Cargill”). As of November 1, 2007, the top five producers accounted for approximately 46% of the ethanol production capacity in the U.S. according to the RFA. A number of VeraSun’s and US BioEnergy’s competitors are, and the combined company’s competitors will be, divisions of substantially larger enterprises and have substantially greater financial resources than they do. Smaller competitors also pose a threat. Farmer-owned cooperatives and independent firms consisting of groups of individual farmers and investors have been able to compete successfully in the ethanol industry. These smaller competitors operate smaller facilities that do not affect the local price of corn grown in the proximity of the facility as much as larger facilities do. In addition, many of these smaller competitors are farmer owned and often require their farmer-owners to commit to selling them a certain amount of corn as a requirement of ownership. Most new ethanol plants under development across the country are individually owned.

In addition to domestic competition, VeraSun and US BioEnergy also face, and the combined company will face, increasing competition from international suppliers. Currently there is a $0.54 per gallon tariff on foreign produced ethanol which is scheduled to expire January 1, 2009. If this tariff is not renewed, competition from international suppliers would increase. Ethanol imports equivalent up to 7% of total domestic production in any given year from various countries were exempted from this tariff under the Caribbean Basin Initiative to spur economic development in Central America and the Caribbean. Currently, international suppliers produce ethanol primarily from sugar cane and have cost structures that may be substantially lower than VeraSun’s, US BioEnergy’s and the combined company’s.

Any increase in domestic or foreign competition could cause VeraSun, US BioEnergy and the combined company to reduce its prices and take other steps to compete effectively, which could adversely affect results of operations and financial position.

VeraSun’s, US BioEnergy’s and the combined company’s competitive position, financial position and results of operations may be adversely affected by technological advances and efforts to anticipate and employ such technological advances may prove unsuccessful.

The development and implementation of new technologies may result in a significant reduction in the costs of ethanol production. For instance, any technological advances in the efficiency or cost to produce ethanol from inexpensive, cellulosic sources such as wheat, oat or barley straw could have an adverse effect on VeraSun’s, US BioEnergy’s and the combined company’s business, because its facilities are designed to produce ethanol from corn, which is, by comparison, a raw material with other high value uses. VeraSun and US BioEnergy do not, and the combined company will not, predict when new technologies may become available, the rate of acceptance of new technologies by competitors or the costs associated with new technologies. In addition, advances in the development of alternatives to ethanol could significantly reduce demand for or eliminate the need for ethanol.

VeraSun and US BioEnergy plan to, and the combined company will plan to, invest over time on projects and companies engaged in research, development and commercialization of processes for conversion of cellulosic material to ethanol. These investments will be early- and mid-stage and highly speculative. The use of cost-effective and efficient cellulosic material in the production of ethanol is unproven. There is no assurance when, if ever, commercially viable technology will be developed. Nor can there be any assurance that VeraSun and US BioEnergy can, or the combined company will be able to, identify suitable investment opportunities, that such development will be the product of any investment made in this technology and that VeraSun, US BioEnergy and the combined company will not lose their investments in whole or in part, or that if developed by others it will be available to producers such as us on commercially reasonable terms.

Any advances in technology which require significant unanticipated capital expenditures to remain competitive or which reduce demand or prices for ethanol would have a material adverse effect on VeraSun’s, US BioEnergy’s and the combined company’s results of operations and financial position.

In addition, alternative fuels, additives and oxygenates are continually under development. Alternative fuel additives that can replace ethanol may be developed, which may decrease the demand for ethanol. It is also possible that technological advances in engine and exhaust system design and performance could reduce the use of oxygenates, which would lower the demand for ethanol, and VeraSun’s, US BioEnergy’s and the combined company’s business, results of operations and financial condition may be materially adversely affected.

The U.S. ethanol industry is highly dependent upon federal and state legislation and regulation and any changes in legislation or regulation could materially and adversely affect VeraSun’s, US BioEnergy’s and the combined company’s results of operations and financial position.

The elimination or significant reduction in the blenders’ credit could have a material adverse effect on VeraSun’s, US BioEnergy’s and the combined company’s results of operations and financial position. The cost of production of ethanol is made significantly more competitive with regular gasoline by federal tax incentives. The federal excise tax incentive program currently allows gasoline distributors who blend ethanol with gasoline to receive a federal excise tax rate reduction for each blended gallon they sold. If the fuel is blended with 10% ethanol, the refiner/marketer pays $0.051 per gallon less tax, which equates to an incentive of $0.51 per gallon of ethanol. The $0.51 per gallon incentive for ethanol is scheduled to be reduced to $0.46 per gallon in 2009 and to expire in 2010. The blenders’ credits could be eliminated or reduced at any time through an act of Congress and may not be renewed in 2010 or may be renewed on different terms. In addition, the blenders’ credits, as well as other federal and state programs benefiting ethanol (such as tariffs), generally are subject to U.S. government obligations under international trade agreements, including those under the World Trade Organization Agreement on Subsidies and Countervailing Measures, and might be the subject of challenges thereunder, in whole or in part.

Ethanol can be imported into the U.S. duty-free from some countries, which may undermine the ethanol industry in the U.S. Imported ethanol is generally subject to a $0.54 per gallon tariff that was designed to offset the $0.51 per gallon ethanol incentive that is available under the federal excise tax incentive program for refineries that blend ethanol in their fuel. A special exemption from the tariff exists for ethanol imported from 24 countries in Central America and the Caribbean Islands, which is limited to a total of 7% of U.S. production per year. Imports from the exempted countries may increase as a result of new plants under development. Since production costs for ethanol in these countries are estimated to be significantly less than what they are in the U.S., the duty-free import of ethanol through the countries exempted from the tariff may negatively affect the demand for domestic ethanol and the price at which VeraSun and US BioEnergy sell, and the combined company will sell, ethanol. Although the $0.54 per gallon tariff has been extended through December 31, 2008, bills were previously introduced in both the U.S. House of Representatives and U.S. Senate to repeal the tariff. VeraSun and US BioEnergy do not, and the combined company will not, know the extent to which the volume of imports would increase or the effect on U.S. prices for ethanol if the tariff is not renewed beyond its current expiration. Any changes in the tariff or exemption from the tariff could have a material adverse effect on VeraSun’s, US BioEnergy’s and the combined company’s results of operations and financial position. In addition, the North America Free Trade Agreement, or NAFTA, which entered into force on January 1, 1994, allows Canada and Mexico to export ethanol to the United States duty-free or at a reduced rate. Canada is exempt from duty under the current NAFTA guidelines, while Mexico’s duty rate is $0.10 per gallon.

The effect of the renewable fuel standard (“RFS”) program in the Energy Independence and Security Act signed into law on December 19, 2007 (the “2007 Act”) is uncertain. The mandated minimum level of use of renewable fuels in the RFS under the 2007 Act increased to 9 billion gallons per year in 2008 (from 5.4 billion gallons under the RFS enacted in 2005), further increasing to 36 billion gallons per year in 2022. The 2007 Act also requires the increased use of “advanced” biofuels, which are alternative biofuels produced without using corn starch such as cellulosic ethanol and biomass-based diesel, with 21 billion gallons of the mandated 36 billion gallons of renewable fuel required to come from advanced biofuels by 2022. Required RFS volumes for both general and advanced renewable fuels in years to follow 2022 will be determined by a governmental administrator, in coordination with the U.S. Department of Energy and U.S. Department of Agriculture. Increased competition from other types of biofuels could have a material adverse effect on VeraSun’s, US BioEnergy’s and the combined company’s results of operations and financial position. See “VeraSun’s, US BioEnergy’s and the combined company’s competitive position, financial position and results of operations may be adversely affected by technological advances and efforts to anticipate and employ such technological advances may prove unsuccessful.”

The RFS program and the 2007 Act also include provisions allowing “credits” to be granted to fuel producers who blend in their fuel more than the required percentage of renewable fuels in a given year. These credits may be used in subsequent years to satisfy RFS production percentage and volume standards and may be traded to other parties. The accumulation of excess credits could further reduce the impact of the RFS mandate schedule and result in a lower ethanol price or could result in greater fluctuations in demand for ethanol from year to year, both of which could have a material adverse effect on VeraSun’s, US BioEnergy’s and the combined company’s results of operations and financial condition.

Waivers of the RFS minimum levels of renewable fuels included in gasoline could have a material adverse affect on VeraSun’s, US BioEnergy’s and the combined company’s results of operations. Under the RFS as passed as part of the Energy Policy Act of 2005, the U.S. Environmental Protection Agency, in consultation with the Secretary of Agriculture and the Secretary of Energy, may waive the renewable fuels mandate with respect to one or more states if the Administrator of the U.S. Environmental Protection Agency, or “EPA”, determines upon the petition of one or more states that implementing the requirements would severely harm the economy or the environment of a state, a region or the U.S., or that there is inadequate supply to meet the requirement. In addition, the Energy Independence and Security Act of 2007 allows any other person subject to the requirements of the RFS or the EPA Administrator to file a petition for such a waiver. Any waiver of the RFS with respect to one or more states could adversely offset demand for ethanol and could have a material adverse effect on VeraSun’s, US BioEnergy’s and the combined company’s results of operations and financial condition.

Various studies have criticized the efficiency of ethanol, in general, and corn-based ethanol in particular, which could lead to the reduction or repeal of incentives and tariffs that promote the use and domestic production of ethanol or otherwise negatively impact public perception and acceptance of ethanol as an alternative fuel.

Although many trade groups, academics and governmental agencies have supported ethanol as a fuel additive that promotes a cleaner environment, others have criticized ethanol production as consuming considerably more energy and emitting more greenhouse gases than other biofuels and as potentially depleting water resources. Other studies have suggested that corn-based ethanol is less efficient than ethanol produced from switchgrass or wheat grain and that it negatively impacts consumers by causing prices for dairy, meat and other foodstuffs from livestock that consume corn to increase. If these views gain acceptance, support for existing measures promoting use and domestic production of corn-based ethanol could decline, leading to reduction or repeal of these measures. These views could also negatively impact public perception of the ethanol industry and acceptance of ethanol as an alternative fuel.

VeraSun, US BioEnergy and the combined company may be adversely affected by environmental, health and safety laws, regulations and liabilities.

VeraSun and US BioEnergy are, and the combined company will be, subject to various federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the air, water and ground, the generation, storage, handling, use, transportation and disposal of hazardous materials, and the health and safety of employees. In addition, some of these laws and regulations require VeraSun’s and US BioEnergy’s, and will require the combined company’s, facilities to operate under permits that are subject to renewal or modification. These laws, regulations and permits can often require expensive pollution control equipment or operational changes to limit actual or potential impacts to the environment. A violation of these laws and regulations or permit conditions can result in substantial fines, natural resource damages, criminal sanctions, permit revocations and/or facility shutdowns. In addition, VeraSun and US BioEnergy have made, and the combined company expects to make, significant capital expenditures on an ongoing basis to comply with increasingly stringent environmental laws, regulations and permits.

VeraSun, US BioEnergy and the combined company may be liable for the investigation and cleanup of environmental contamination at each of the properties it owns or operates and at off-site locations where VeraSun, US BioEnergy and the combined company arrange for the disposal of hazardous substances. If these substances have been or are disposed of or released at sites that undergo investigation and/or remediation by regulatory agencies, VeraSun, US BioEnergy and the combined company may be responsible under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, or CERCLA, or other environmental laws for all or part of the costs of investigation and/or remediation, and for damages to natural resources. VeraSun, US BioEnergy and the combined company may also be subject to related claims by private parties alleging property damage and personal injury due to exposure to hazardous or other materials at or from those properties. Some of these matters may require us to expend significant amounts for investigation, cleanup or other costs.

In addition, new laws, new interpretations of existing laws, increased governmental enforcement of environmental laws or other developments could require additional significant expenditures. Continued government and public emphasis on environmental issues can be expected to result in increased future investments for environmental controls at VeraSun’s, US BioEnergy’s and the combined company’s production facilities. Present and future environmental laws and regulations (and interpretations thereof) applicable to VeraSun’s, US BioEnergy’s and the combined company’s operations, more vigorous enforcement policies and discovery of currently unknown conditions may require substantial expenditures that could have a material adverse effect on results of operations and financial position.

The hazards and risks associated with producing and transporting VeraSun’s, US BioEnergy’s and the combined company’s products (such as fires, natural disasters, explosions, and abnormal pressures and blowouts) may also result in personal injury claims or damage to property and third parties. As protection against operating hazards, VeraSun and US BioEnergy maintain, and the combined company will maintain insurance coverage against some, but not all, potential losses. However, losses could be sustained for uninsurable or uninsured risks, or in amounts in excess of existing insurance coverage. Events that result in significant personal injury or damage to VeraSun’s, US BioEnergy’s and the combined company’s property or third parties or other losses that are not fully covered by insurance could have a material adverse effect on VeraSun’s, US BioEnergy’s and the combined company’s results of operations and financial position.

VeraSun and US BioEnergy are, and the combined company will be, dependent on their respective production facilities, and any operational disruption may result in a reduction of sales volumes, which could cause substantial losses.

VeraSun’s and US BioEnergy’s revenues are, and the combined company’s revenues will continue to be, derived from the sale of ethanol and the related co-products produced at VeraSun’s, US BioEnergy and the combined company’s facilities. A major accident or damage by severe weather or other natural disasters may cause significant interruptions at such facilities. In addition, VeraSun’s, US BioEngergy’s and the combined company’s operations may be subject to labor disruptions and unscheduled downtime, or other operational hazards inherent in the ethanol industry, such as equipment failures, fires, explosions, abnormal pressures, blowouts, pipeline ruptures, transportation accidents and natural disasters. Some of these operational hazards may cause personal injury or loss of life, severe damage to or destruction of property and equipment or environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties. VeraSun’s, US BioEnergy’s and the combined company’s insurance may not be adequate to fully cover the potential operational hazards described above and such insurance may not be renewable on commercially reasonable terms or at all. Moreover, the operation of VeraSun’s and US BioEnergy’s plants is, and the operation of the combined company’s plants will be, subject to various uncertainties, including uncertainties relating to the effectiveness of process improvements designed to achieve increased production capacities. As a result, VeraSun’s and US BioEnergy’s plants may not, and the combined company might not, produce ethanol and distillers grains at the levels the respective companies expect and the respective companies’ businesses, results of operations and financial condition may be materially adversely affected.

Disruptions to infrastructure, or in the supply of fuel, natural gas or water, could materially and adversely affect VeraSun’s, US BioEnergy’s and combined company’s businesses.

VeraSun’s and US BioEnergy’s businesses depend, and the combined company’s business will depend, on the continuing availability of rail, road, port, storage and distribution infrastructure. Any disruptions in this infrastructure network, whether caused by labor difficulties, earthquakes, storms, other natural disasters, human error or malfeasance or other reasons, could have a material adverse effect on their respective businesses. VeraSun and US BioEnergy rely, and the combined company will rely, upon third-parties to maintain the rail lines from their plants to the national rail network, and any failure on these third parties’ part to maintain the lines could impede the delivery of products, impose additional costs and could have a material adverse effect on their respective businesses, results of operations and financial condition.

VeraSun and US BioEnergy also depend, and the combined company will also depend, on the continuing availability of raw materials, including fuel and natural gas. The production of ethanol, from the planting of corn to the distribution of ethanol to refiners, is highly energy-intensive. Significant amounts of fuel and natural gas are required for the growing, fertilizing and harvesting of corn, as well as for the fermentation, distillation and transportation of ethanol and the drying of distillers grains. A serious disruption in supplies of fuel or natural gas, including as a result of delivery curtailments to industrial customers due to extremely cold weather, or significant increases in the prices of fuel or natural gas, could significantly reduce the availability of raw materials at the companies’ respective plants, increase production costs and could have a material adverse effect on their respective businesses, results of operations and financial condition.

VeraSun’s and US BioEnergy’s ethanol plants also require, and the combined company’s ethanol plants will also require, a significant and uninterrupted supply of water of suitable quality to operate. If there is an interruption in the supply of water for any reason, one or more plants may be required to halt production. If production is halted at one or more of these plants for an extended period of time, it could have a material adverse effect on the respective companies’ businesses, results of operations and financial condition.

The operating results of VeraSun, US BioEnergy and the combined company may suffer if their direct and indirect marketing and sales efforts are not effective.

On March 31, 2007 VeraSun terminated its agreements with Aventine regarding the marketing and sale of VeraSun’s ethanol and, on April 1, 2007, VeraSun commenced direct sales of VeraSun’s ethanol to customers. In connection with this activity, VeraSun has established its own marketing, transportation and storage infrastructure. VeraSun leases tanker railcars and has contracted with storage depots near VeraSun’s customers and at VeraSun’s strategic locations for efficient delivery of VeraSun’s finished ethanol product. VeraSun has also hired a marketing and sales force, as well as logistical and other operational personnel to staff VeraSun’s distribution activities. The marketing, sales, distribution, transportation, storage or administrative efforts VeraSun has implemented may not achieve results comparable to those achieved by marketing through Aventine. Any failure to successfully execute these efforts would have a material adverse effect on VeraSun’s and, following the merger, the combined company’s results of operations and financial position. VeraSun’s financial results also may be adversely affected by VeraSun’s need to establish inventory in storage locations to facilitate this transition.

Further, ethanol produced at certain VeraSun facilities is or will be marketed by Cargill under agreements that remained in place after closing of the ASA Acquisition. VeraSun also competes and, following the merger, the combined company will compete, with Cargill for sales of ethanol and distillers grains.

US BioEnergy is generally contractually obligated to sell 100% of the ethanol it produces in its facilities to Provista, an entity in which US BioEnergy (and, following the merger, the combined company) only owns a 50% equity interest. This agreement remains in place after the closing of the merger and will continue to apply to ethanol produced in the same facilities. The other 50% of Provista is owned by CHS Inc. Provista is governed by an amended and restated operating agreement, which provides for the designation of a manager to manage its business and affairs. Pursuant to the amended and restated operating agreement and the related management agreement, CHS Inc. was designated as the manager of Provista. The management agreement provides CHS Inc. with broad authority to manage the business of Provista, subject to certain actions that CHS Inc. may not take without the approval of US BioEnergy’s or, following the merger, the combined company. Because US BioEnergy does not, and the combined company will not, manage Provista, their ability to control the marketing of the ethanol production subject to the contracts with Provista is limited, and US BioEnergy and the combined company may be prevented from taking actions with respect to the marketing of such ethanol that would otherwise be in their own best interests.

VeraSun’s and the combined company’s direct marketing and sales efforts may be less efficient as a result of the marketing relationships with Provista and Cargill.

VeraSun, US BioEnergy and the combined company are dependent upon their respective officers for management and direction, and the loss of any of these persons could adversely affect the of operations and results of VeraSun, US BioEnergy or the combined company.

VeraSun, US BioEnergy and the combined company are dependent upon their respective officers for implementation of our expansion strategy and execution of their business plans. The loss of any of these officers could have a material adverse effect upon results of operations and financial position of VeraSun, US BioEnergy or the combined company. VeraSun, US BioEnergy or the combined company do not have employment agreements with their officers or other key personnel. In addition, VeraSun and US BioEnergy do not, and the combined company is not expected to, maintain “key person” life insurance for any of their respective officers. The loss of any of these officers could delay or prevent the achievement of the business objectives VeraSun, US BioEnergy and the combined company.

Competition for qualified personnel in the ethanol industry is intense and VeraSun, US BioEnergy and the combined company may not be able to hire and retain qualified personnel to operate their ethanol plants.

VeraSun’s and US BioEnergy’s success depends, and the combined company’s success will depend, in part, on their ability to attract and retain competent personnel. For each of their plants, qualified managers, engineers, operations and other personnel must be hired, which can be challenging in a rural community. Competition for both managers and plant employees in the ethanol industry is intense, and VeraSun and US BioEnergy may not, and the combined company might not, be able to attract and retain qualified personnel. The inability to hire and retain productive and competent personnel could result in their expansion strategies being adversely affected, the amount of ethanol they produce decreasing and their inability to efficiently operate their ethanol plants and execute their business strategy.

Operations at VeraSun’s, US BioEnergy’s and the combined company’s new facilities and additional planned facilities are subject to various uncertainties, which may cause them to not achieve results comparable to existing operational plants.

New plants and additional planned facilities will be subject to various uncertainties as to their ability to produce ethanol and co-products as planned, including the potential for failures of key equipment. Such a failure during test operations delayed the startup process at VeraSun’s Fort Dodge facility, which is now operating at full capacity, in the fall of 2005. Due to these uncertainties, the results of new facilities or additional planned facilities may not be comparable to those of existing operational plants.

VeraSun’s, US BioEnergy’s and the combined company’s debt levels could negatively impact VeraSun’s, US BioEnergy’s and the combined company’s financial condition, results of operations and business prospects.

As of September 30, 2007, VeraSun’s total debt was $879.3 million (net of unaccreted discount of $3.1 million). As of September 30, 2007, US BioEnergy’s total debt was $347.1 million. Under agreements governing debt, VeraSun, US BioEnergy and the combined company may be able to incur a significant amount of additional debt from time to time. If VeraSun, US BioEnergy or the combined company do so, the risks related to high levels of debt could increase. Specifically, VeraSun’s, US BioEnergy’s and the combined company’s high level of debt could have significant consequences to their respective shareholders, including the following:

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requiring the dedication of a substantial portion of cash flow from operations to required payments on debt, thereby reducing the availability of cash flow for working capital, capital expenditures and other general business activities;

•	limiting the ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions and general corporate and other activities;

•	limiting the flexibility in planning for, or reacting to, changes in the business and industry in which VeraSun, US BioEnergy operate, and in which the combined company will operate;

•	increasing VeraSun’s, US BioEnergy’s and the combined company’s vulnerability to both general and industry-specific adverse economic conditions;

•	being at a competitive disadvantage against less leveraged competitors;

•	being vulnerable to increases in prevailing interest rates;

•	being at a competitive disadvantage because of substantially more leveraged than certain competitors;

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subjecting all or substantially all of VeraSun’s, US BioEnergy’s and the combined company’s assets to liens, which means that there may be no assets left for shareholders in the event of a liquidation; and

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limiting VeraSun’s, US BioEnergy’s and the combined company’s ability to make business and operational decisions regarding its business and subsidiaries, including, among other things, limiting VeraSun’s, US BioEnergy’s and the combined company’s ability to pay dividends to their respective shareholders, make capital improvements, sell or purchase assets or engage in transactions deemed appropriate and in its best interest.

Some of VeraSun’s and US BioEnergy’s debt bears, and some of the combined company’s debt will bear, interest at variable rates, which creates exposure to interest rate risk. If interest rates increase, VeraSun’s, US BioEnergy’s and the combined company’s debt service obligations with respect to the variable rate indebtedness would increase even though the amount borrowed remained the same, and VeraSun’s, US BioEnergy’s and the combined company’s net income would decrease.

VeraSun and US BioEnergy are, and, following the merger, VeraSun will continue to be, a holding company, and there are limitations on their ability to receive distributions from its subsidiaries.

We conduct all of our operations through subsidiaries and are dependent upon dividends or other intercompany transfers of funds from our subsidiaries to meet our obligations. Moreover, substantially all of our subsidiaries are currently, or are expected in the future to be, limited in their ability to pay dividends or make distributions to us by the terms of their financing agreements.

Actions of third parties may result in a default or mandatory prepayments under the ASA Senior Credit Facility.

The ASA Senior Credit Facility contains customary events of default and also includes events of default based on certain actions by Fagen, Inc., the design-builder of the Linden, Albion and Bloomingburg facilities controlled by Ron Fagen, the beneficial owner of approximately 19% of US BioEnergy’s common stock, Cargill, and other third parties that provide goods and services to the facilities, including actions that are unrelated to the construction and operation of the facilities. In particular, the material breach by any such third parties of their agreements relating to the facilities, the failure of any such third parties to pay their indebtedness, including trade payables, and the entry of material judgments or the occurrence of an insolvency event with respect to any such third party would constitute an event of default under the Senior Credit Facility. The parties to the ASA Senior Credit Facility have no control over such third parties and could experience an event of default with no ability to cure the default. In that event, the lenders could demand payment of all indebtedness outstanding under the Senior Credit Facility under circumstances where alternative financing may be unavailable or available on unfavorable terms. If the parties to the ASA Senior Credit Facility were unable to obtain alternative financing to pay the Senior Credit Facility, the lenders could foreclose on the Linden, Albion, and Bloomingburg facilities and VeraSun’s and the combined company’s investment in those facilities could be lost. The parties to the ASA Senior Credit Facility also may be required to make mandatory prepayments under this credit agreement if the Volumetric Ethanol Excise Tax Credit expires or is scheduled to expire less than eighteen months after July 1, 2009.

Certain of VeraSun’s and US BioEnergy’s shareholders currently exert, and the combined company’s shareholders will continue to exert, significant influence over the companies. These shareholders’ interests may not coincide with those of VeraSun, US BioEnergy or the combined company or the interests of their other shareholders, and these certain shareholders may make decisions with which the companies or the companies’ other shareholders may disagree.

Gordon W. Ommen, US BioEnergy’s chief executive officer, Ron Fagen and CHS Inc. beneficially own approximately 8%, 19% and 20% of US BioEnergy’s common stock, respectively, and US BioEnergy’s executive officers, directors and principal shareholders, i.e., shareholders holding more than 5% of US BioEnergy’s common stock, including Gordon W. Ommen, Ron Fagen and CHS Inc., together control approximately 50% of its common stock. In addition, VeraSun’s executive officers and directors as a group beneficially own approximately 38.7% of VeraSun’s outstanding common stock, including Donald L. Endres, its chief executive officer, who beneficially owns approximately 35.4% of VeraSun’s outstanding common stock. Based on these ownership percentages, Messrs. Endres, Ommen and Fagen and CHS Inc. will own in the aggregate approximately 40.1% of the combined company following the merger. As a result, these shareholders, acting individually or together, could significantly influence the applicable company’s management and affairs and all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of the applicable company and might affect the market price of its common stock.

The interests of these shareholders may not coincide with the applicable company’s interests or the interests of its shareholders. For instance, Capitaline Advisors, LLC, a private equity investment management firm specializing in renewable energy investments which is 100% owned and controlled by Gordon W. Ommen, and Fagen, Inc., the leading builder of ethanol plants in the U.S., which is owned and controlled by Ron Fagen, have invested and may continue to invest in a number of other ethanol producers. For example, Capitaline Advisors currently has an investment in Big River Resources, LLC, US BioEnergy’s joint venture partner for the Grinnell plant. As a result of these and other potential conflicting interests, these existing shareholders may make decisions with respect to the applicable company with which it or its shareholders may disagree.

VeraSun and US BioEnergy do not, and the combined company will not, own or control some of the assets they depend on to operate their business.

US BioEnergy is generally contractually obligated to sell 100% of the ethanol it produces to Provista, an entity in which US BioEnergy (and, following the merger, the combined company) only owns a 50% equity interest (see “The operating results of VeraSun, US BioEnergy and the combined company may suffer if their direct and indirect marketing and sales efforts are not effective.”)

VeraSun depends, and the combined company will continue to depend, on Cargill and its subsidiaries for various services at the ethanol facilities acquired in the ASA Acquisition, including corn procurement, the marketing and sale of ethanol and distillers grains produced at the facilities and risk management. As a result, the results of operations and financial position of VeraSun and the combined company may be adversely affected if Cargill does not perform these services in an efficient manner.

VeraSun and US BioEnergy are, and the combined company will be, subject to financial reporting and other requirements, and each of them will become subject to additional financial reporting and other requirements, in each case for which their respective accounting, internal audit and other management systems and resources may not be adequately prepared.

US BioEnergy and VeraSun are currently subject to and will become subject to additional reporting and other obligations under the Securities Exchange Act of 1934, as amended, including the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 no later than December 31, 2007. The combined company will also be subject to Section 404’s requirements. Section 404 requires annual management assessment of the effectiveness of a company’s internal controls over financial reporting and a report by its independent registered public accounting firm addressing these assessments. These reporting and other obligations will increasingly place significant demands on VeraSun’s, US BioEnergy’s and the combined company’s respective management, administrative, operational, internal audit, tax and accounting resources. VeraSun and US BioEnergy are each implementing additional financial and management controls, reporting systems and procedures and an internal audit function and are each hiring additional accounting, internal audit and finance staff. If VeraSun, US BioEnergy or the combined company is unable to accomplish these objectives in a timely and effective fashion, their respective ability to comply with their financial reporting requirements and other rules that apply to reporting companies could be impaired.

In connection with the audit of VeraSun’s consolidated financial statements for the year ended December 31, 2006, VeraSun identified several material weaknesses in its internal controls over financial reporting relating to inadequate monitoring of accounting recognition matters and significant accounting estimates, including derivative financial instruments and income taxes, and deficiencies in VeraSun’s financial closing process. A “material weakness” is a significant deficiency, or a combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the financial statements will not be prevented or detected. A “significant deficiency” is a control deficiency, or a combination of control deficiencies, that adversely affects an entity’s ability to initiate, authorize, record, process or report financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the entity’s financial statements that is more than inconsequential will not be prevented or detected. VeraSun believes it has remediated these weaknesses, but VeraSun cannot assure you that VeraSun will have no future deficiencies or weaknesses in its internal controls over financial reporting.

With respect to the audit of US BioEnergy’s 2006 financial statements, its independent registered public accounting firm issued a letter to US BioEnergy’s audit committee in which they identified a material weakness related to the financial close process. There were adjustments to US BioEnergy’s financial statements and other factors during the course of US BioEnergy’s 2006 audit which impacted its closing process and delayed the preparation of its consolidated financial statements, including all required disclosures, in a timely manner. The audit adjustments to US BioEnergy’s original trial balance impacted net income and a number of balance sheet accounts. The most significant of these entries were to adjust capitalized interest and deferred income taxes. In addition, several of these adjustments were not identified until over two months after US BioEnergy’s year end. These deficiencies constituted a material weakness in US BioEnergy’s financial close process.

The auditors recommended that US BioEnergy continue to create and refine a structure in which critical accounting policies and estimates are identified, and together with other complex areas, are subject to multiple reviews by accounting personnel. The auditors further recommended that US BioEnergy enhance and test its year-end financial close process during the quarterly Form 10-Q preparation process in 2007.

With respect to US BioEnergy’s 2005 audit, its auditors identified a material weakness relating to US BioEnergy’s accounting for certain of its business transactions. During 2005, US BioEnergy entered into numerous transactions which had complex accounting ramifications, including business combination, stock based compensation, leases, plant construction and debt restructuring transactions. Due to US BioEnergy’s inability to identify or properly record these transactions in a timely manner, numerous audit adjustments were required. The auditors recommended that US BioEnergy provide additional resources to accounting personnel and that it implement additional control procedures.

With respect to US BioEnergy’s 2004 audit, its auditors identified a reportable condition relating to the inadequate segregation of accounting and financial duties within US Bio Resource Group, the company that provided US BioEnergy with management and administrative services, including accounting services. On November 17, 2005, US BioEnergy terminated the administrative services agreement with US Bio Resource Group.

In connection with Platte Valley’s 2004 audit, its auditors identified internal control deficiencies relating to the separation of accounting functions, the duties of its controllers and its accounting procedures manual. US BioEnergy acquired Platte Valley on April 30, 2006.

Some provisions contained in VeraSun’s articles of incorporation and bylaws, as well as provisions of South Dakota law, could impair a takeover attempt.

The articles of incorporation and bylaws of VeraSun following completion of the merger and South Dakota law contain several provisions that may make it substantially more difficult for a third-party to acquire control of VeraSun without the approval of its board of directors. This may make it more difficult or expensive for a third-party to acquire a majority of VeraSun’s outstanding common stock. These provisions also may delay, prevent or deter a merger, acquisition, tender offer, proxy contest or other transaction that might otherwise result in VeraSun’s shareholders receiving a premium over the market price for their common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

VeraSun and US BioEnergy make forward-looking statements in this joint proxy statement/prospectus and in the documents that are incorporated by reference into this joint proxy statement/prospectus. These forward-looking statements relate to VeraSun’s or US BioEnergy’s outlook or expectations for earnings, revenues, expenses, asset quality or other future financial or business performance, strategies or expectations, or the impact of legal, regulatory or supervisory matters on VeraSun’s or US BioEnergy’s business, results of operations or financial condition. Specifically, forward-looking statements may include:

•	statements relating to the benefits of the merger, including anticipated synergies and cost savings estimated to result from the merger;

•	statements relating to future business prospects, revenue, income and financial condition of VeraSun, US BioEnergy and the combined company;

•	statements relating to revenues, financial performance or market position of the combined company after the merger; and

•	statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These statements reflect VeraSun’s and US BioEnergy’s management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.

Future performance cannot be ensured. Actual results may differ materially from those in the forward-looking statements. Some factors that could cause VeraSun’s, US BioEnergy’s and the combined company’s actual results to differ include:

•	expected cost savings from the merger may not be fully realized within the expected time frames or at all;

•	revenues following the merger may be lower than expected;

•	the volatility and uncertainty of corn, natural gas, ethanol, unleaded gasoline and other commodities prices;

•	the results of our hedging transactions and other risk mitigation strategies;

•	operational disruptions at our facilities;

•	the effects of vigorous competition and excess capacity in the industries in which VeraSun and US BioEnergy operate;

•	the costs and business risks associated with developing new products and entering new markets;

•	our ability to locate and integrate potential future acquisitions;

•	our ability to develop a corn oil extraction business;

•	the development of infrastructure related to the sale and distribution of ethanol;

•	the effects of other mergers and consolidations in the biofuels industry and unexpected announcements or developments from others in the biofuels industry;

•

the uncertainties related to VeraSun’s or US BioEnergy’s investments in ASA Opco Holdings, LLC, Millennium Ethanol, LLC, Big River Resources Grinnell LLC, Provista Renewable Fuels Marketing, LLC and other businesses;

•	the impact of new, emerging and competing technologies on VeraSun’s and US BioEnergy’s business;

•

the possibility of one or more of the markets in which VeraSun and US BioEnergy compete being impacted by political, legal and regulatory changes or other external factors over which they have no control;

•	changes in or elimination of governmental laws, tariffs, trade or other controls or enforcement practices;

•	our reliance on key management personnel;

•	limitations and restrictions contained in the instruments and agreements governing our indebtedness;

•	our ability to raise additional capital and secure additional financing;

•	our ability to implement additional financial and management controls, reporting systems and procedures and comply with Section 404 of the Sarbanes-Oxley Act, as amended; and

•

other risks referenced from time to time in VeraSun’s and US BioEnergy’s filings with the SEC and those factors listed in this joint proxy statement/prospectus under the sections entitled “Risk Factors Relating to The Merger” and “Risk Factors Relating to VeraSun, US BioEnergy and the Combined Company” beginning on pages 23 and 29.

You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus, or in the case of a document incorporated by reference, as of the date of that document. Except as required by law, neither VeraSun nor US BioEnergy undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by VeraSun and US BioEnergy. See “Where You Can Find More Information” beginning on page 136 for a list of the documents incorporated by reference into this joint proxy statement/prospectus.

THE VERASUN SPECIAL MEETING

We are furnishing this joint proxy statement/prospectus to VeraSun shareholders as of the record date as part of the solicitation of proxies by the VeraSun board of directors for use at the special meeting.

Date, Time and Place

The special meeting of VeraSun shareholders will be held at [•] on [•], 2008 at [•] a.m., local time.

Purpose of the VeraSun Special Meeting

At the VeraSun special meeting, shareholders will be asked to:

1. consider and vote on a proposal to approve the issuance of shares of VeraSun common stock to US BioEnergy shareholders pursuant to the merger; and

2. consider and vote on a proposal to adjourn the special meeting, if necessary to solicit additional proxies if there are not sufficient votes to approve the issuance of VeraSun common stock to US BioEnergy shareholders pursuant to the merger.

Attendance

If you plan to attend the meeting, registration will begin at [•] a.m. and seating will begin at [•] a.m.

Voting Methods—Shareholders of Record

There are different ways you may cast your vote. You may vote on matters to come before the meeting in one of four ways:

•	in person by attending the VeraSun shareholders’ special meeting;

•	by proxy, by accessing the Internet website specified on your enclosed proxy card;

•	by proxy, by calling the telephone number specified on your proxy card; or

•	by proxy, by completing, signing and dating your proxy card and returning it in the postage-paid envelope provided.

If you vote your proxy over the Internet or by telephone, you should NOT return your proxy card in the postage-paid envelope. If you vote your proxy over the Internet or by telephone, you must do so before 11:59 p.m. on the day before the VeraSun special meeting.

We encourage you to vote by proxy by mailing your proxy card, through the Internet or by telephone even if you plan to attend the special meeting, to ensure that your shares are represented at the special meeting and voted as directed.

Shares Held in Street Name

If your shares are held by a bank or nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank or broker. Please note that you may not vote shares held in street name by returning a proxy card directly to VeraSun or by voting in person at the shareholders’ special meeting unless you provide a “legal proxy,” which you must obtain from your bank or broker.

Record Date and Outstanding Shares

You are entitled to cast one vote for each share of VeraSun common stock owned as of the close of business on the VeraSun record date, [•], 2008. As of the close of business on the VeraSun record date, there were [•] shares of VeraSun common stock outstanding.

Quorum

A quorum of shareholders is necessary to hold a valid meeting for the transaction of business. The shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast at the VeraSun special meeting must be present or represented by proxy to constitute a quorum for the transaction of business at such meeting. Each shareholder is entitled to one vote for each share of VeraSun common stock held. All shares of VeraSun common stock represented at the special meeting, including abstentions and “broker non-votes,” will be treated as present for determining the presence or absence of a quorum for all matters for consideration at the VeraSun special meeting. If such quorum is not present, the VeraSun shareholders entitled to vote at the special meeting, present in person or by proxy, will nevertheless have the power to adjourn the meeting until a quorum is present.

Required Vote

The issuance of VeraSun common stock to US BioEnergy shareholders, which is necessary to effect the merger, requires the affirmative vote of a majority of the votes cast on the matter, provided that the total votes cast on the matter represent over 50% of all outstanding shares of common stock entitled to vote on the matter. The proposal to vote to adjourn the special meeting, if necessary to solicit additional proxies if there are not sufficient votes to approve the issuance of VeraSun common stock to US BioEnergy shareholders pursuant to the merger, will be approved if the votes cast favoring such action exceed the votes cast opposing such action.

Broker Non-Votes; Abstentions

An abstention or a broker non-vote will have the same effect as a vote against the proposed issuance of VeraSun common stock to US BioEnergy shareholders, unless holders of more than 50% of all outstanding shares of common stock entitled to vote on the matter cast votes, in which event neither an abstention nor a broker non-vote will have any effect on the result of the vote. An abstention or a broker non-vote will have no effect on the proposal to vote to adjourn the special meeting, if necessary to solicit additional proxies if there are not sufficient votes to approve the issuance of VeraSun common stock to US BioEnergy shareholders pursuant to the merger, because only those votes cast “FOR” or “AGAINST” such matter will be counted.

Shares Owned by VeraSun Directors and Executive Officers

On [•], 2008, directors and executive officers of VeraSun and their affiliates owned and were entitled to vote [•] shares of VeraSun common stock, or approximately [    ]% of the shares of VeraSun common stock outstanding on that date. In addition, in connection with the execution of the merger agreement, Donald L. Endres, VeraSun’s President and Chief Executive Officer (in his capacity as a shareholder of VeraSun), entered into a shareholders agreement with US BioEnergy pursuant to which Mr. Endres has agreed with US BioEnergy to vote shares of VeraSun common stock representing 19.9% of the total voting power of VeraSun’s outstanding common stock in favor of the approval of the issuance of shares of VeraSun common stock to US BioEnergy shareholders in the merger. See the section entitled “The Shareholders Agreements” beginning on page 107.

Voting of Proxies

A proxy card is enclosed for your use. VeraSun requests that you complete, sign and date the accompanying proxy card and return it promptly in the enclosed postage-paid envelope, or you may vote your proxy over the Internet or by telephone. When the accompanying proxy is returned after being properly executed, the shares of VeraSun common stock represented by it will be voted at the VeraSun special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy.

If a proxy is returned without an indication as to how the shares of VeraSun common stock represented by the proxy are to be voted with regard to a particular proposal, the VeraSun common stock represented by the proxy will be voted in favor of each such proposal.

Your vote is important. Accordingly, please sign, complete and date the enclosed proxy card and return it in the postage-paid envelope provided or vote your proxy by accessing the Internet website or calling the telephone number specified in your proxy card, whether or not you plan to attend the VeraSun special meeting in person.

Other Matters

At the date hereof, management has no knowledge of any business that will be presented for consideration at the special meeting and which would be required to be set forth in this proxy statement or the related proxy card other than the matters set forth in the Notice of Special Meeting of Shareholders. If any other matter is presented at the special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

Revocability of Proxies

You have the power to revoke your proxy before your proxy is voted at the VeraSun special meeting. If you are a record holder, you can revoke your proxy in one of four ways:

•	you can send a signed notice of revocation;

•	you can grant a new, valid proxy bearing a later date;

•	you can cast a new proxy vote over the Internet or by telephone; or

•

if you are a holder of record, you can attend the VeraSun special meeting and vote in person, which will automatically cancel any proxy previously given, or you can revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If you choose to send a signed notice of revocation, you must submit your notice of revocation to VeraSun’s Secretary at 100 22nd Avenue, Brookings, South Dakota, 57006, and it must be received no later than the beginning of the VeraSun special meeting. If you choose to grant a new proxy, you must complete, execute and deliver a new, later-dated proxy card for the same shares. If you submitted the proxy you are seeking to revoke via the Internet or telephone, you may submit this later-dated new proxy using the same method of transmission (Internet or telephone) as the proxy being revoked, provided the new proxy is received by 11:59 p.m., [•] Time, on the day before VeraSun’s special meeting.

If your shares are held in street name by your broker, you should contact your broker to change your vote.

Solicitation of Proxies

The VeraSun proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the VeraSun board of directors for use at the VeraSun special meeting. In accordance with the merger agreement, the cost of proxy solicitation for the VeraSun special meeting will be borne by VeraSun, except that VeraSun and US BioEnergy will share equally all costs and expenses incurred in connection with the filing of the registration statement of which this joint proxy statement/prospectus forms a part with the SEC and the printing and mailing of this joint proxy statement/prospectus. This solicitation is being made by mail but also may be made by telephone or in person.

VeraSun will reimburse banks, brokers and other nominee holders for reasonable expenses they incur in sending these proxy materials to beneficial shareholders whose stock is registered in the nominee’s name.

VeraSun has engaged MacKenzie Partners, Inc. to assist in soliciting proxies from brokers, banks and other nominee holders of VeraSun common stock at a cost of approximately $[•] plus expenses. VeraSun employees may also solicit proxies for no additional compensation.

You should not send in any stock certificates with your proxy card. If you are a VeraSun shareholder, you are not required to take any action with respect to your VeraSun stock certificates.

Proposal No. 1—Proposal for the Issuance of VeraSun Common Stock

It is a condition to completion of the merger that the shares of VeraSun common stock issued to US BioEnergy shareholders in the merger be authorized for listing on the NYSE, upon official notice of issuance. Pursuant to the NYSE Listed Company Manual, as a prerequisite to listing approval, a company is required to obtain shareholder approval prior to the issuance of common stock if the common stock issued in the aggregate has voting power equal to or in excess of 20% of the voting power outstanding before such issuance of common stock. In addition, under Section 47-1A-621.1 of the South Dakota Business Corporation Act, a shareholder vote is required for an issuance of shares in a transaction or series of integrated transactions, if: (1) the shares are issued for consideration other than for cash or cash equivalents; and (2) the voting power of the shares that are issued as a result of the transaction or series of integrated transactions will comprise more than 20% of the voting power of the shares of the corporation that were outstanding immediately before the transaction. If the merger is completed, VeraSun will issue approximately [64.5 million] shares of VeraSun common stock in the merger, or approximately [40.5]% of the voting power outstanding on the date of this joint proxy statement/prospectus. Therefore, under the South Dakota Business Corporation Act and the NYSE Listed Company Manual, VeraSun must obtain the approval of VeraSun shareholders for the issuance of shares of VeraSun common stock in the merger.

VeraSun is asking its shareholders to approve the issuance of VeraSun common stock to US BioEnergy shareholders pursuant to the merger.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

Proposal No. 2—Adjournment of the Special Meeting

If VeraSun fails to receive a sufficient number of votes to approve the issuance of VeraSun common stock to US BioEnergy shareholders pursuant to the merger, VeraSun may propose to adjourn the meeting for the purpose of soliciting additional proxies to approve such proposal. VeraSun does not intend to propose to adjourn the special meeting if there are sufficient votes in favor of approving the issuance of VeraSun common stock to US BioEnergy shareholders pursuant to the merger.

VeraSun is asking its shareholders to approve the proposal to vote to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the issuance of VeraSun common stock to US BioEnergy shareholders pursuant to the merger.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

THE US BIOENERGY SPECIAL MEETING

We are furnishing this joint proxy statement/prospectus to US BioEnergy shareholders as of the record date as part of the solicitation of proxies by the US BioEnergy board of directors for use at the special meeting.

Date, Time, and Place

The special meeting of US BioEnergy shareholders will be held at [•] on [•], 2008 at [•] a.m., local time.

Purpose of the US BioEnergy Special Meeting

At the US BioEnergy special meeting, shareholders will be asked to:

1. consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 29, 2007, by and among VeraSun Energy Corporation, Host Acquisition Corporation (a direct, wholly-owned subsidiary of VeraSun) and US BioEnergy Corporation and to approve the merger and the other transactions contemplated by the merger agreement, pursuant to which Host Acquisition Corporation will be merged with and into US BioEnergy and each then-outstanding share of US BioEnergy common stock (other than shares held by US BioEnergy, VeraSun or Host Acquisition Corporation) would be converted into the right to receive 0.810 shares of VeraSun common stock plus cash in lieu of fractional shares; and

2. to consider and vote on a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve and adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement.

Attendance

If you plan to attend the meeting, registration will begin at [•] a.m. and seating will begin at [•] a.m.

Voting Methods—Shareholders of Record

There are different ways you may cast your vote. You may vote on matters to come before the meeting in one of four ways:

•	in person by attending the US BioEnergy shareholders’ special meeting;

•	by proxy, by accessing the Internet website specified on your enclosed proxy card;

•	by proxy, by calling the telephone number specified on your proxy card; or

•	by proxy, by completing, signing and dating your proxy card and returning it in the postage-paid envelope provided.

If you vote your proxy over the Internet or by telephone, you should NOT return your proxy card in the postage-paid envelope. If you vote your proxy over the Internet or by telephone, you must do so before 11:59 p.m. on [the day before the US BioEnergy special meeting].

We encourage you to vote by proxy by mailing your proxy card, through the Internet or by telephone even if you plan to attend the special meeting, to ensure that your shares are represented at the special meeting and voted as directed.

Shares Held in Street Name

If your shares are held by a bank or nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank or broker. Please note that you may not vote shares held in street name by returning a proxy card directly to US BioEnergy or by voting in person at the shareholders’ special meeting unless you provide a “legal proxy,” which you must obtain from your bank or broker.

Record Date and Outstanding Shares

You are entitled to cast one vote for each share of US BioEnergy common stock owned as of the close of business on the US BioEnergy record date, [•], 2008. As of the close of business on the US BioEnergy record date, there were [•] shares of US BioEnergy common stock outstanding.

Quorum

A quorum of shareholders is necessary to hold a valid meeting for the transaction of business. Holders of a majority of the US BioEnergy common stock issued, outstanding and entitled to vote at the meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at such meeting. Each shareholder is entitled to one vote for each share of US BioEnergy common stock held. All shares of US BioEnergy common stock represented at the special meeting, including abstentions and “broker non-votes,” will be treated as present for determining the presence or absence of a quorum for all matters for consideration at the US BioEnergy special meeting. If such quorum is not present, the US BioEnergy shareholders entitled to vote at the special meeting, present in person or by proxy, will nevertheless have the power to adjourn the meeting until a quorum is present.

Required Vote

The proposal to adopt and approve the merger agreement and approve the merger and the other transactions contemplated by the merger agreement will be approved if the votes cast favoring such action exceed the votes cast opposing such action by all shareholders entitled to vote on the matter at the special meeting. The proposal to vote to adjourn the special meeting, if necessary to solicit additional proxies if there are not sufficient votes to adopt and approve the merger agreement and approve the merger and the other transactions contemplated by the merger agreement, will be approved if the votes cast favoring such action exceed the votes cast opposing such action.

Broker Non-Votes; Abstentions

An abstention or a broker non-vote will have no effect on the proposal to adopt and approve the merger agreement and approve the merger and the other transactions contemplated by the merger agreement or the proposal to vote to adjourn the special meeting, if necessary to solicit additional proxies if there are not sufficient votes to adopt and approve the merger agreement and approve the merger and the other transactions contemplated by the merger agreement, because only those votes cast “FOR” or “AGAINST” such matter will be counted.

Shares Owned by US BioEnergy Directors and Executive Officers

On [•], 2008, directors and executive officers of US BioEnergy and their affiliates owned and were entitled to vote [•] shares of US BioEnergy common stock, or approximately [•]% of the shares of US BioEnergy common stock outstanding on that date. In addition, in connection with the execution of the merger agreement, certain principal shareholders of US BioEnergy, including Gordon Ommen, US BioEnergy’s President and Chief Executive Officer (in his capacity as a shareholder of US BioEnergy), entered into a shareholders agreement with VeraSun, pursuant to which the US BioEnergy principal shareholders have agreed with VeraSun to vote shares of US BioEnergy common stock representing 33% of the total voting power of US BioEnergy’s outstanding common stock in favor of the approval and adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement. See the section entitled “The Shareholders Agreements” beginning on page 107.

Voting of Proxies

A proxy card is enclosed for your use. US BioEnergy requests that you complete, sign and date the accompanying proxy card and return it promptly in the enclosed postage-paid envelope, or you may vote your proxy over the Internet or by telephone. When the accompanying proxy is returned after being properly executed, the shares of US BioEnergy common stock represented by it will be voted at the US BioEnergy special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy.

If a proxy is returned without an indication as to how the shares of US BioEnergy common stock represented by the proxy are to be voted with regard to a particular proposal, the US BioEnergy common stock represented by the proxy will be voted in favor of each such proposal.

Your vote is important. Accordingly, please sign, complete and date the enclosed proxy card and return it in the postage-paid envelope provided or vote your proxy by accessing the Internet website or calling the telephone number specified in your proxy card, whether or not you plan to attend the US BioEnergy special meeting in person.

Other Matters

At the date hereof, management has no knowledge of any business that will be presented for consideration at the special meeting and which would be required to be set forth in this proxy statement or the related proxy card other than the matters set forth in the Notice of Special Meeting of Shareholders. If any other matter is properly presented at the special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

Revocability of Proxies

You have the power to revoke your proxy before your proxy is voted at the US BioEnergy special meeting. If you are a record holder, you can revoke your proxy in one of four ways:

•	you can send a signed notice of revocation;

•	you can grant a new, valid proxy bearing a later date;

•	you can cast a new vote over the Internet or by telephone; or

•

if you are a holder of record, you can attend the US BioEnergy special meeting and vote in person, which will automatically cancel any proxy previously given, or you can revoke your proxy in person, but your attendance at the US BioEnergy special meeting alone will not revoke any proxy that you have previously given.

If you choose to send a signed notice of revocation, you must submit your notice of revocation to US BioEnergy’s Secretary at 5500 Cenex Drive, Inver Heights, Minnesota, 55077, and it must be received [no later than the beginning of the US BioEnergy special meeting]. If you choose to grant a new proxy, you must complete, execute and deliver a new, later-dated proxy card for the same shares. If you submitted the proxy you are seeking to revoke via the Internet or telephone, you may submit this later-dated new proxy using the same method of transmission (Internet or telephone) as the proxy being revoked, provided the new proxy is received by 11:59 p.m., [•] Time, on the day before US BioEnergy’s special meeting.

If your shares are held in street name by your broker, you should contact your broker to change your vote.

Solicitation of Proxies

The US BioEnergy proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the US BioEnergy board of directors for use at the US BioEnergy special meeting. In accordance with the merger agreement, the cost of proxy solicitation for the US BioEnergy special meeting will be borne by US BioEnergy, except that US BioEnergy and VeraSun will share equally all costs and expenses incurred in connection with the filing of the registration statement of which this joint proxy statement/prospectus forms a part with the SEC and the printing and mailing of this joint proxy statement/prospectus. This solicitation is being made by mail, but also may be made by telephone or in person.

US BioEnergy will reimburse banks, brokers and other nominee holders for reasonable expenses they incur in sending these proxy materials to beneficial shareholders whose stock is registered in the nominee’s name.

US BioEnergy has engaged MacKenzie Partners, Inc. to assist in soliciting proxies from brokers, banks and other nominee holders of US BioEnergy common stock at a cost of approximately $[•] plus expenses. US BioEnergy employees may also solicit proxies for no additional compensation.

You should not send in any stock certificates with your proxy card. A transmittal letter with instructions for the surrender of US BioEnergy common stock certificates will be mailed to you as soon as practicable after completion of the merger.

Proposal No. 1—Proposal for Approval and Adoption of the Merger Agreement and Approval of the Merger

It is a condition to completion of the merger that US BioEnergy shareholders approve and adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement. Accordingly, US BioEnergy is asking its shareholders to approve and adopt the Agreement and Plan of Merger, dated as of November 29, 2007, by and among VeraSun Energy Corporation, Host Acquisition Corporation (a direct, wholly-owned subsidiary of VeraSun) and US BioEnergy Corporation and approve the merger contemplated by the merger agreement, pursuant to which Host Acquisition Corporation will be merged with and into US BioEnergy and each then-outstanding share of US BioEnergy common stock (other than shares held by US BioEnergy, VeraSun or Host Acquisition Corporation) would be converted into the right to receive 0.810 shares of VeraSun common stock plus cash in lieu of fractional shares.

US BioEnergy is asking its shareholders to approve the proposal to adopt and approve the merger agreement and approve the merger and the other transactions contemplated by the merger agreement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

Proposal No. 2—Adjournment of the Special Meeting

If US BioEnergy fails to receive a sufficient number of votes to adopt and approve the merger agreement and approve the merger and the other transactions contemplated by the merger agreement, US BioEnergy may propose to adjourn the meeting for the purpose of soliciting additional proxies to approve such proposal. US BioEnergy does not intend to propose to adjourn the special meeting if there are sufficient votes in favor of adopting and approving the merger agreement and approving the merger and the other transactions contemplated by the merger agreement.

US BioEnergy is asking its shareholders to approve the proposal to vote to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt and approve the merger agreement and approve the merger and the other transactions contemplated by the merger agreement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

THE MERGER

Background to the Merger

With both companies being leading ethanol producers in the United States, the managements of VeraSun and US BioEnergy are generally familiar with each other’s business and regularly assess the industry and potential opportunities for business combinations and other strategic and commercial relationships to enhance shareholder value.

During the second half of 2006, US BioEnergy announced plans for its initial public offering. As part of VeraSun’s regular review of strategic alternatives, VeraSun, together with its financial advisor, Morgan Stanley & Co. Incorporated, considered the state of the biofuels industry and certain long-term strategic options for VeraSun, including a potential business combination with US BioEnergy. VeraSun’s President and Chief Executive Officer, Donald L. Endres, spoke with US BioEnergy’s President and Chief Executive Officer, Gordon W. Ommen, during that time regarding whether the parties should pursue discussions regarding a business combination. Those conversations did not lead to any negotiation of a transaction and, in December 2006, US BioEnergy completed its initial public offering.

During the summer and fall of 2007, in furtherance of VeraSun’s growth strategy, management of VeraSun continued to assess industry developments and conditions, and opportunities to grow through acquisitions and other business combinations. On October 17, 2007, Mr. Endres had a discussion with representatives of Morgan Stanley concerning the potential interest of VeraSun in pursuing a business combination transaction with US BioEnergy and the relative benefits of such a combination. After further internal deliberations among management, VeraSun determined to initiate discussions with US BioEnergy. Mr. Endres contacted Mr. Ommen, and on October 21, 2007 they met in Brookings, South Dakota, to discuss a possible transaction in general terms. At the end of this meeting, the parties agreed to continue discussions.

On October 22, 2007, at a meeting of US BioEnergy’s board of directors, Mr. Ommen updated the US BioEnergy board as to his conversations with Mr. Endres and the board discussed possible next steps in the process of exploring a strategic transaction with VeraSun.

On October 23, 2007, several members of VeraSun’s senior management and a representative of Morgan Stanley met with members of US BioEnergy’s management to discuss the process the parties would follow in pursuing a possible transaction. On October 24, 2007, VeraSun and US BioEnergy executed a confidentiality agreement.

On October 24, 2007, US BioEnergy formally engaged UBS Securities LLC to serve as its financial advisor.

On October 26, 2007, VeraSun formally engaged Morgan Stanley to serve as financial advisor to the company.

On October 28, 2007, Mr. Endres and Mr. Ommen met to discuss generally the terms of a potential combination.

On October 29, 2007, at a meeting of the nominating and corporate governance committee of US BioEnergy’s board of directors, US BioEnergy’s management updated the committee on discussions between the parties and the expected process going forward.

On October 31, 2007, the parties exchanged certain financial due diligence materials.

On October 31, 2007, at a meeting of US BioEnergy’s board of directors, representatives of UBS presented UBS’ preliminary analyses with respect to a potential transaction with VeraSun. The US BioEnergy board discussed the strategic rationale and the potential benefits and risks of, and alternatives to, the proposed transaction.

On November 7, 2007, at a meeting of the nominating and corporate governance committee of US BioEnergy’s board of directors, management reviewed with the committee the analyses and due diligence that had been performed to date regarding a potential strategic transaction with VeraSun.

On November 9, 2007, members of the senior managements of VeraSun, including Mr. Endres, Danny Herron, VeraSun’s Chief Financial Officer, Paul Caudill, VeraSun’s Senior Vice President, Operations and Barry Schaps, VeraSun’s Senior Vice President, Sales and Logistics, and US BioEnergy, including Mr. Ommen, Richard Atkinson, US BioEnergy’s Senior Vice President and Chief Financial Officer, Chad Hatch, US BioEnergy’s Vice President of Corporate Development, Kevin Mundell, US BioEnergy’s Vice President of Production and Joel West, US BioEnergy’s Vice President of Commodity Management, and their respective financial advisors, met in Minneapolis and presented general information about their respective companies.

On November 13, 2007, at a meeting of VeraSun’s board of directors, VeraSun’s management updated the company’s board on the status of the discussions with US BioEnergy. Representatives of Morgan Stanley discussed Morgan Stanley’s analysis of the proposed transaction, including possible exchange ratios and governance matters, and provided a preliminary analysis of the potential benefits of such a transaction to the shareholders of VeraSun. VeraSun’s General Counsel, John M. Schweitzer, together with a representative of its outside legal advisor, Cravath, Swaine & Moore LLP, discussed the board’s fiduciary duties in considering a strategic business combination and also reviewed certain other legal matters. The board of directors discussed the possible benefits of the combination and the risks to achieving them and the likely timeline for completion of the transaction if it were to proceed. The directors authorized management to continue discussions with respect to the possible transaction.

On November 16, 2007, at a meeting of US BioEnergy’s board of directors, US BioEnergy’s management and representatives of UBS updated the board on the progress of discussions with VeraSun. US BioEnergy’s General Counsel, Gregory S. Schlicht, and a representative of Skadden, Arps, Slate, Meagher & Flom LLP, US BioEnergy’s outside legal counsel, reviewed with the board its fiduciary duties when considering a strategic business combination such as the one proposed with VeraSun and discussed with the board various other legal matters. Representatives of UBS then presented UBS’ analyses of the proposed transaction and alternatives available to US BioEnergy, including the potential synergies of a transaction with VeraSun and the key terms of a potential transaction. The board was also updated as to the status and results of ongoing due diligence.

At the board meeting, Messrs. Endres, Herron and Schweitzer gave a presentation to US BioEnergy’s board of directors, regarding VeraSun’s business and the potential synergies and strategic benefits from a business combination with US BioEnergy and answered questions and discussed these matters with the US BioEnergy board. Following these presentations and a lengthy discussion, the US BioEnergy board authorized management to proceed with discussions regarding a possible business combination with VeraSun.

During the second half of November 2007, representatives of VeraSun continued their due diligence review of US BioEnergy, and representatives and advisors of US BioEnergy continued their due diligence review of VeraSun.

On November 19 and 20, 2007, members of VeraSun senior management provided updates to VeraSun’s board of directors on the status of VeraSun’s due diligence of, and negotiations with, US BioEnergy. No formal actions were taken during these updates.

On November 21, 2007, Mr. Endres met Mr. Ommen to continue to discuss a potential exchange ratio for shares of US BioEnergy common stock in the merger and corporate governance structures following the merger. They were unable to agree on an exchange ratio within ranges they believed to be acceptable to their respective boards of directors. They agreed to consider each other’s position and to discuss the exchange ratio again the next day.

On November 21, 2007, at a meeting of US BioEnergy’s board of directors, the board received an update from US BioEnergy’s management and its financial advisors on the status of discussions with VeraSun, including with respect to the exchange ratio. The board discussed the proposed terms and timing of, and the potential risks and benefits associated with, the proposed transaction and alternatives. At the conclusion of the meeting, the US BioEnergy board authorized management to continue discussions with VeraSun.

Messrs. Endres and Ommen spoke several times on November 22 and 23, 2007 to further discuss the exchange ratio. These conversations culminated in an agreement to present to their respective boards an equity split for the combined company pursuant to which US BioEnergy shareholders would receive shares of VeraSun common stock representing approximately 40.5% of the combined company and VeraSun shareholders would continue to own approximately 59.5% of the common stock of the combined company.

On November 23, 2007, Mr. Ommen briefed the members of the nominating and corporate governance committee of US BioEnergy’s board of directors on his recent meeting with Mr. Endres and the discussions that had occurred with VeraSun regarding the exchange ratio and other terms of the transaction.

On November 23, 2007, VeraSun’s outside legal advisor provided US BioEnergy’s outside legal advisor with a draft merger agreement and drafts of the shareholders agreements.

On November 24, 2007, at a meeting of US BioEnergy’s board of directors, the board received an update on the discussions with VeraSun. Among other matters, Mr. Ommen discussed his recent meeting with Mr. Endres and reviewed the exchange ratio and other terms being discussed. In addition, members of senior management and representatives of Skadden, Arps again discussed key terms of the proposed merger agreement and reviewed with the board the proposed terms of the shareholder voting agreements. After a lengthy discussion, the US BioEnergy board instructed management to continue discussions with VeraSun regarding the terms of the proposed transaction.

Over the course of the next several days, the parties and their respective advisors conducted further negotiations over the terms and conditions of the merger agreement and shareholders agreements and of the corporate governance arrangements, and continued their due diligence review.

On November 26, 2007, at a meeting of VeraSun’s board of directors, the board received a detailed presentation from members of management and Morgan Stanley with respect to, among other things, valuation analyses and the strategic rationale for the proposed merger. Representatives of Morgan Stanley also noted that, based on the analyses performed with respect to the proposed exchange ratio, it would be in a position to deliver its fairness opinion to VeraSun’s board of directors. VeraSun’s legal advisors reviewed the terms and conditions of the merger agreement and shareholder agreements that had been negotiated. Further consideration of the proposed transaction was deferred pending completion of due diligence and negotiations.

On November 28, 2007, the VeraSun and US BioEnergy management teams, together with their advisors, negotiated and finalized the terms and conditions of the merger agreement and shareholders agreements.

On November 28, 2007, at a meeting of US BioEnergy’s board of directors, the final terms of the merger agreement and the shareholders agreement and the transactions contemplated by such agreements were reviewed with the board in detail by the company’s management and financial and legal advisors. A representative of Skadden, Arps reviewed with the US BioEnergy board its fiduciary duties and other legal matters as well as the proposed terms of the merger agreement. Members of senior management also reviewed their findings regarding further due diligence with respect to VeraSun. In addition, representatives of UBS presented UBS’ financial analyses regarding the merger and delivered its oral opinion to the US BioEnergy board of directors, confirmed by delivery of a written opinion of the same date, to the effect that, as of November 28, 2007, and based on and subject to various assumptions, matters considered and limitations described in its opinion, the proposed 0.810 exchange ratio provided for in the merger agreement, was fair, from a financial point of view, to the holders of shares of US BioEnergy common stock. See “—Opinion of US BioEnergy’s Financial Advisor” beginning on page 75. Following a careful consideration of the proposed merger agreement and the shareholders agreement and the advice of management and its advisors and after additional discussions with management and its financial and legal advisors, the US BioEnergy board unanimously approved the merger agreement, the proposed merger and the other transactions contemplated by the merger agreement and the shareholders agreement, unanimously determined that the merger was advisable and in the best interest of US BioEnergy and its shareholders and unanimously resolved to recommend that US BioEnergy shareholders vote to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement. The US BioEnergy board authorized the appropriate officers of US BioEnergy to finalize the merger agreement, the shareholders agreement and the related documentation.

On the evening of November 28, 2007, at a meeting of VeraSun’s board of directors, the final terms and conditions of the merger agreement and shareholders agreements, the board’s fiduciary duties, and certain other matters were reviewed by VeraSun’s internal counsel and its outside legal advisor. At the meeting, VeraSun’s board received a summary of Morgan Stanley’s financial analyses related to the merger and the oral opinion of Morgan Stanley (subsequently confirmed in writing) to the effect that, as of November 28, 2007, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken described in the opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to VeraSun. See “—Opinion of VeraSun’s Financial Advisor” beginning on page 68. Having received the advice of its advisors and of management and following further discussion, the VeraSun board unanimously determined that the merger was in the best interests of VeraSun and its shareholders, approved the proposed merger agreement and shareholders agreements and the issuance of VeraSun shares in the merger as being in the best interests of VeraSun and its shareholders, and resolved to declare their advisability and recommended that the VeraSun shareholders vote to approve the issuance of VeraSun shares in the merger.

Prior to the opening of financial markets on November 29, 2007, VeraSun and US BioEnergy finalized and executed the definitive merger agreement and shareholders agreements, and the parties issued a joint press release announcing the merger.

VeraSun ’s Reasons for the Merger and Recommendation of the VeraSun Board of Directors

The VeraSun board of directors believes that the terms of the merger are advisable and in the best interests of VeraSun and its shareholders and has unanimously approved the merger agreement and the merger and recommends that the VeraSun shareholders vote “FOR” the proposal to approve the issuance of VeraSun common stock to US BioEnergy’s shareholders in the merger.

In reaching its conclusion, the VeraSun board of directors consulted with VeraSun’s management, as well as with VeraSun’s legal, financial and other advisors, and considered a variety of factors weighing favorably towards the merger, including the material factors listed below.

Expected Benefits of the Merger. The combination of VeraSun and US BioEnergy is expected to result in several significant strategic benefits to VeraSun, including the following:

•

Strategic Position. The combination is expected to unite VeraSun’s core strengths in ethanol marketing, rail logistics, development of ancillary products and investor relations with US BioEnergy’s well-developed plant operations, corn sourcing, risk management and systems; generate increased cash flow and financial flexibility to pursue additional growth and acquisition opportunities; and strengthen the combined company’s position in the highly competitive biofuels industry,

•

“Pure Play” Ethanol Company. With a substantially larger market capitalization and market float than either company on a stand-alone basis or other pure play ethanol companies, the combined company is expected to attract greater research coverage and institutional investor interest, potentially resulting in higher trading multiples and market valuation than VeraSun on a stand-alone basis, and

•

Potential to Obtain Additional Commercial Opportunities. The combined company may obtain additional opportunities due to its increased size, product development portfolio, capabilities and bargaining power.

VeraSun also anticipates that the transaction will result in several key financial benefits, including:

•

Potential for Earnings and Revenue Growth. The merger will combine two large firms in the biofuels industry, which is anticipated to create the opportunity for continued growth potential, improved financial returns and accelerated earnings growth. The combined company would be a larger enterprise with more geographic diversity and logistical strength than either VeraSun or US BioEnergy on a stand-alone basis.

•

Synergy Opportunities. VeraSun believes that the potential synergies are expected to be between $0.05 and $0.10 per gallon and be achievable in eighteen months after the merger. These synergies are expected to come from, among other things, additional marketing opportunities, reduced operating expenses, centralized freight management and improved production processes, combined industry expertise and sharing of best practices as well as potential economies of scale from facility consolidations, sourcing opportunities and administrative efficiencies.

•

Stabilization of Revenues and Earnings. VeraSun believes that following the merger, the combination of revenues and earnings from the combined company’s operations will provide a more stable base than those of either VeraSun or US BioEnergy alone.

•

Strong Operating Cash Flow. VeraSun anticipates that cash flow from operations will increase as a result of the merger and result in greater financial flexibility, which is expected to enhance VeraSun’s ability to pursue strategic growth opportunities.

•	Better Financing Options. The combined company is expected to have greater negotiating leverage in obtaining financing for its operations.

Other Material Factors Considered. During the course of its deliberations relating to the merger agreement and the merger, the VeraSun board of directors considered the following factors in addition to the benefits described above:

•

Operating and Financial Market Condition. The business operations and prospects of each of VeraSun, US BioEnergy and the combined company, and the then-current financial market conditions and historical market prices, volatility and trading information with respect to common shares of VeraSun and US BioEnergy.

•

Consideration of Uncertainty in Revenue Forecasts/ Changing Biofuels Environment. The risk that the forecasts relating to VeraSun’s stand-alone business, as well as the combined businesses of VeraSun and US BioEnergy on a pro forma basis, that were prepared by management and shared with the VeraSun board and VeraSun’s financial advisors, may not be achieved, particularly given the changing biofuels environment.

•	VeraSun Shareholders’ Ownership of the Combined Company. The fact that VeraSun’s shareholders would hold approximately 59.5% of the outstanding shares of the combined company.

•

Directors and Officers of the Combined Company. The fact that VeraSun’s board of directors will consist of six former VeraSun directors and that Donald L. Endres will serve as chief executive officer of VeraSun following completion of the merger.

•

Shareholders Agreements. The fact that shares of common stock of US BioEnergy representing 33% of its total voting power would commit to vote in favor of the approval of the merger agreement and of the merger and each of the other transactions contemplated by the merger agreement.

•

Impact of the Transaction on VeraSun Shareholders. The expectation that the combination of VeraSun and US BioEnergy would inure to the benefit of VeraSun’s shareholders through enhanced operational performance, reduced risk of volatility and greater stability of earnings.

•

Impact of the Announcement of the Transaction on Business Operations. The impact of the announcement of the transaction on VeraSun’s business operations and on its suppliers, creditors, customers and employees.

•	Shareholder Vote. The fact that VeraSun shareholders will have an opportunity to vote upon the proposal to issue shares of VeraSun common stock pursuant to the merger.

•

Provisions of the Merger Agreement and the Shareholders Agreements. The structure of the transaction and terms and conditions of the merger agreement and the shareholders agreements, including the definition of “Material Adverse Effect” in the merger agreement and the ability, under certain circumstances, for the board of VeraSun to entertain alternative proposals and to terminate the merger agreement and to accept a superior proposal. See the sections entitled “The Merger Agreement” and “The Shareholders Agreements” beginning on pages 92 and 107, respectively.

•	Market Capitalization and Capital Structure. The relative market capitalization of VeraSun and US BioEnergy and the expected capital structure of the combined company after the merger.

•	Strategic Alternatives. The strategic alternatives available to VeraSun.

•	Due Diligence. The results of due diligence investigations of US BioEnergy by VeraSun’s management and legal and certain other advisors.

•	Market Reaction. Possible stock market reaction to the transaction.

•

Financial Advisor’s Opinion. The opinion of Morgan Stanley dated November 28, 2007 as to the fairness, from a financial point of view to VeraSun, of the exchange ratio pursuant to the merger agreement. See the section entitled “—Opinion of VeraSun’s Financial Advisor” beginning on page 68.

The VeraSun board of directors weighed these factors against a number of other material factors identified in its deliberations weighing negatively against the merger, including:

•	the challenges inherent in the combination of two businesses of the size and scope of VeraSun and US BioEnergy and the possible diversion of management attention for an extended period of time;

•	the risk of not capturing all of the anticipated synergies between VeraSun and US BioEnergy and the risk that other anticipated benefits might not be fully realized;

•	the risk of loss of key talent;

•	the dilutive effect of the merger on the share ownership of VeraSun’s shareholders;

•	additional potential problems and costs, including transaction costs, associated with the integration of VeraSun and US BioEnergy into a single combined company;

•	the risk of contingent liabilities associated with the business of US BioEnergy;

•

the conditions to the merger agreement requiring receipt of certain regulatory approvals and clearances. See the sections entitled “The Merger—Regulatory Matters” and “The Merger Agreement—Conditions to the Completion of The Merger” on pages 90 and 92;

•

the terms of the merger agreement regarding US BioEnergy’s right to consider and negotiate acquisition proposals in certain circumstances, as well as the possible effects of the provisions regarding termination fees;

•

the risk that the merger may not be consummated despite the parties’ efforts or that consummation may be unduly delayed, even if the requisite approvals are obtained from VeraSun’s and US BioEnergy’s shareholders;

•	the possibility that business partners may decide to terminate their relationship with the combined company; and

•	the other risks described in the sections entitled “Risk Factors Relating to The Merger” and “Risk Factors Relating to VeraSun, US BioEnergy and the Combined Company” beginning on pages 23 and 29.

After consideration of these material factors, the VeraSun board of directors determined that these risks could be mitigated or managed by VeraSun or US BioEnergy or the combined company, were reasonably acceptable under the circumstances or were unlikely to have a material impact on the merger or the combined company, and that, overall, these risks were significantly outweighed by the potential benefits of the merger.

This discussion of the information and factors considered by the VeraSun board of directors includes the material positive and negative factors considered by the VeraSun board of directors, but it is not intended to be exhaustive and may not include all the factors considered by the VeraSun board of directors. The VeraSun board of directors did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the merger agreement and the merger are advisable and fair to and in the best interests of VeraSun and its shareholders. Rather, the VeraSun board of directors viewed its position and recommendation as being based on the totality of the information presented to and factors considered by it. In addition, individual members of the VeraSun board of directors may have given differing weights to different factors. It should be noted that this explanation of the reasoning of the VeraSun board of directors and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” in this joint proxy statement/prospectus, beginning on page 47.

US BioEnergy’s Reasons for the Merger and Recommendation of the US BioEnergy Board of Directors

The US BioEnergy board of directors believes that the terms of the merger are advisable and in the best interests of US BioEnergy and its shareholders and has unanimously approved the merger agreement and the merger and the other transactions contemplated by the merger agreement and recommends that the US BioEnergy shareholders vote “FOR” the merger.

In reaching its conclusion, the US BioEnergy board of directors consulted with its management and legal, financial and other advisors, and considered a variety of factors weighing in favor of the merger, including the factors listed below.

Expected Benefits of the Merger. The combination of US BioEnergy and VeraSun is expected to result in several significant strategic benefits to the combined companies and US BioEnergy’s shareholders, including the following:

•

Increased Scope and Scale of Operations. The combined company will have substantially greater cash flow, liquidity, access to capital and financial flexibility than either company on a stand-alone basis, strengthening the combined company’s position to pursue organic growth and acquisition opportunities and to compete in the highly competitive ethanol industry while mitigating, to some extent, the risks inherent in a business substantially dependent on commodity prices.

•

Synergy Opportunities. US BioEnergy believes that the potential synergies resulting from the transaction are expected to be between $0.05 and $0.10 per gallon and be achievable in eighteen months after the merger. These synergies are expected to come from, among other things, reduced operating expenses, centralized sourcing, procurement and freight management, improved marketing opportunities, expansion of VeraSun’s corn oil program to US BioEnergy plants, improved yield at VeraSun plants from implementing US BioEnergy processes and other production efficiencies.

•

Premium to US BioEnergy Shareholders. Based on the closing price of the common stock of US BioEnergy and VeraSun as of November 23, 2007, the exchange ratio provides an immediate premium of 11.1% to US BioEnergy shareholders. In addition, the application of VeraSun’s historically higher trading multiple to US BioEnergy’s earnings may provide further value to US BioEnergy shareholders as a result of the combination.

•

Creates a Leading “Pure Play” Ethanol Company. With a substantially larger market capitalization and market float than either company on a stand-alone basis or other pure play ethanol companies, the combined company is expected to attract greater research coverage and institutional investor interest, potentially resulting in higher trading multiples and market valuation than US BioEnergy on a stand-alone basis.

•

Complementary Management Strengths. The combination is expected to unite VeraSun’s core strengths in ethanol marketing, rail logistics, development of ancillary products and investor relations with US BioEnergy’s strengths in plant operations, corn sourcing, risk management and systems in order to build on the complementary strengths of both companies.

Other Material Factors Considered. During the course of its deliberations relating to the merger agreement and the merger, the US BioEnergy board of directors considered the following factors in addition to the benefits described above:

•

The Companies’ Operating and Financial Market Condition. The business operations and prospects of each of US BioEnergy, VeraSun, and the combined company, and the then-current financial market conditions (including as they related to future alternative financing opportunities for US BioEnergy) and historical market prices, volatility and trading information with respect to common shares of VeraSun and US BioEnergy.

•

Consideration of Uncertainty in Revenue Forecasts/Changing Alternative Energy Environment. The risk that the forecasts relating to US BioEnergy’s stand-alone business, as well as the combined businesses of US BioEnergy and VeraSun on a pro-forma basis, that were prepared by management and shared with the US BioEnergy board and US BioEnergy’s financial advisors, may not be achieved, particularly given the changing alternative energy environment.

•	US BioEnergy Shareholders’ Ownership of the Combined Company. The fact that US BioEnergy’s shareholders would hold approximately 40.5% of the outstanding shares of the combined company.

•

Directors and Officers of the Combined Company. The fact that the combined company’s board of directors would consist of four former US BioEnergy directors and that Gordon Ommen would serve as chairman of the board of directors of VeraSun following completion of the merger.

•

Shareholder Agreements. The fact that shares of common stock of VeraSun representing 19.9% of its total voting power would commit to vote in favor of the approval of the merger and of the issuance of shares of VeraSun common stock pursuant to the merger and each of the other transactions contemplated by the merger agreement.

•

Impact of the Announcement of the Transaction on Business Operations. The impact of the announcement of the transaction on US BioEnergy’s and VeraSun’s business operations and on their respective suppliers, creditors, customers and employees.

•

Shareholder Vote. The fact that US BioEnergy shareholders will have an opportunity to vote upon the proposal to approve and adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement.

•

Provisions of the Merger Agreement and the Shareholders Agreements. The structure of the transaction and terms and conditions of the merger agreement and the shareholders agreements, including the definition of “Material Adverse Effect” in the merger agreement and the ability, under certain circumstances, for the board of directors of US BioEnergy to entertain alternative proposals and to terminate the merger agreement and accept a superior proposal. See the sections entitled “The Merger Agreement” and “The Shareholders Agreements” beginning on pages 92 and 107, respectively.

•	Market Capitalization and Capital Structure. The relative market capitalization of US BioEnergy and VeraSun and the expected capital structure of the combined company after the merger.

•

Strategic Alternatives. The strategic alternatives available to US BioEnergy, including the potential debt and equity-related financing alternatives which would be available to US BioEnergy if it proceeded on a stand-alone basis.

•	Due Diligence. The results of due diligence investigations of VeraSun by US BioEnergy’s management and legal and other advisors.

•	Market Reaction. Possible stock market reaction to the transaction.

•

Financial Advisor’s Opinion. The opinion of UBS Securities LLC, dated November 28, 2007, as to the fairness, from a financial point of view and as of the date of the opinion, of the 0.810 exchange ratio to the holders of US BioEnergy common stock, as more fully described below under “—Opinion of US BioEnergy’s Financial Advisor” beginning on page 75.

The US BioEnergy board of directors weighed these factors against a number of other material factors identified in its deliberations weighing negatively against the merger, including:

•	The challenges inherent in the combination of two businesses of the size and scope of US BioEnergy and VeraSun and the possible diversion of management attention for an extended period of time;

•	The risk of not capturing all of the anticipated synergies between US BioEnergy and VeraSun and the risk that other anticipated benefits might not be fully realized;

•	The risk of loss of key management talent;

•

Additional potential problems and costs associated with the integration of US BioEnergy and VeraSun into a single combined company, including those relating to transaction costs, board and management integration and headquarters location;

•	The risk of contingent liabilities associated with the business of VeraSun;

•

The conditions to the merger agreement requiring receipt of certain regulatory approvals and clearances. See the sections entitled “The Merger—Regulatory Matters” and “The Merger Agreement—Conditions to the Completion of The Merger” on pages 90 and 92;

•

The terms of the merger agreement regarding VeraSun’s right to consider and negotiate acquisition proposals in certain circumstances, as well as the possible effects of the provisions regarding termination fees;

•

The risk that the merger may not be consummated despite the parties’ efforts or that consummation may be unduly delayed, even if the requisite approvals are obtained from US BioEnergy’s and VeraSun’s shareholders;

•	The possibility that business partners may decide to terminate their relationship with the combined company; and

•	The other risks described in the sections entitled “Risk Factors Relating to The Merger” and “Risk Factors Relating to VeraSun, US BioEnergy and the Combined Company beginning on pages 23 and 29.

After consideration of these material factors, the US BioEnergy board of directors determined that these risks could be mitigated or managed by US BioEnergy or VeraSun or the combined company, were reasonably acceptable under the circumstances or were unlikely to have a material impact on the merger or the combined company, or that, overall, the risks were significantly outweighed by the potential benefits of the merger.

This discussion of the information and factors considered by the US BioEnergy board of directors includes the material positive and negative factors considered by the US BioEnergy board of directors, but is not intended to be exhaustive and may not include all of the factors considered by the US BioEnergy board. The US BioEnergy board of directors did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the merger agreement and the merger and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of US BioEnergy and its shareholders. Rather, the US BioEnergy board of directors viewed its position and recommendation as being based on the totality of the information presented to and factors considered by it. In addition, individual members of the US BioEnergy board of directors may have given differing weights to different factors. It should be noted that this explanation of the reasoning of the US BioEnergy board of directors and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” in this joint proxy statement/prospectus, beginning on page 47.

Opinions of Financial Advisors

Opinion of VeraSun’s Financial Advisor

VeraSun retained Morgan Stanley to act as its financial advisor in connection with the transaction because of its expertise and reputation and because its investment banking professionals have substantial experience in comparable transactions. On November 28, 2007, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, to VeraSun’s board of directors that as of such date and, based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to VeraSun.

THE FULL TEXT OF MORGAN STANLEY’S WRITTEN FAIRNESS OPINION DATED NOVEMBER 28, 2007, IS ATTACHED AS ANNEX 4 TO THIS JOINT PROXY STATEMENT/PROSPECTUS. YOU SHOULD READ THE OPINION IN ITS ENTIRETY FOR A DISCUSSION OF THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, FACTORS CONSIDERED AND LIMITATIONS UPON THE REVIEW UNDERTAKEN BY MORGAN STANLEY IN RENDERING ITS OPINION. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. MORGAN STANLEY’S OPINION IS DIRECTED TO THE VERASUN’S BOARD OF DIRECTORS AND ADDRESSES ONLY THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE EXCHANGE RATIO PURSUANT TO THE MERGER AGREEMENT TO VERASUN AS OF THE DATE OF THE OPINION. IT DOES NOT ADDRESS ANY OTHER ASPECTS OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY COMMON SHAREHOLDER OF VERASUN OR US BIOENERGY AS TO HOW TO VOTE AT THE SHAREHOLDERS MEETINGS.

In arriving at its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of US BioEnergy and VeraSun, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning US BioEnergy and VeraSun prepared by the management of each company, respectively;

•	reviewed certain financial projections of US BioEnergy and VeraSun prepared by the management of each company, respectively;

•

discussed the past and current operations and financial condition and the prospects of US BioEnergy and VeraSun, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of each company, respectively;

•	discussed the strategic rationale for the merger with senior executives of US BioEnergy and VeraSun, respectively;

•	reviewed the pro forma impact of the merger on VeraSun’s earnings per share, cash flow, consolidated capitalization and financial ratios;

•	reviewed the reported prices and trading activity for the US BioEnergy common stock and the VeraSun common stock;

•

compared the financial performance of US BioEnergy and VeraSun, and the share prices and trading activity of each company’s common stock with that of certain other publicly-traded companies comparable to US BioEnergy and VeraSun, respectively, and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in discussions and negotiations among representatives of VeraSun, US BioEnergy and their financial and legal advisors;

•	reviewed the merger agreement and certain related documents; and

•	performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to it by US BioEnergy and VeraSun for the purposes of the opinion. With respect to the financial projections and extensions thereof, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of US BioEnergy and VeraSun, respectively. Morgan Stanley also relied on the assessments of the senior management of VeraSun and US BioEnergy, respectively, with regard to the strategic rationale of the merger. In addition, Morgan Stanley assumed that the merger transaction will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. Morgan Stanley assumed that in connection with the receipt of all of the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley is not a legal, tax or regulatory advisor and has relied upon, without independent verification, the assessment of VeraSun and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of US BioEnergy and VeraSun, respectively, nor has it been furnished with any such appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after such date may affect its opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion. At the direction of the VeraSun board of directors, Morgan Stanley was not asked to, and it did not, offer any opinion as to the terms, other than the exchange ratio to the extent expressly specified in Morgan Stanley’s opinion, of the merger agreement or any related document or the form of the merger. Morgan Stanley expressed no opinion as to the prices at which shares of VeraSun common stock would trade at any time following the announcement of the transaction.

The following is a summary of the material financial analyses used by Morgan Stanley in connection with providing its opinion to VeraSun’s board of directors. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Rather, the analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s fairness opinion.

In connection with its analysis, Morgan Stanley calculated the implied consideration to be paid for each share of US BioEnergy common stock by multiplying the merger exchange ratio of 0.810 times the closing price of VeraSun common stock of $10.64 as of November 28, 2007 for an implied per share consideration of $8.62.

Historical Trading and Exchange Ratio Analysis

Morgan Stanley reviewed the historical trading ranges of VeraSun and US BioEnergy common stock for various periods ending on November 28, 2007 and the resulting implied exchange ratios to provide it with background and perspective for how each company’s stock has historically traded on a standalone basis and relative to each other.

Morgan Stanley noted that for the 52-week period ending November 28, 2007, the intraday range of prices for VeraSun common shares was $9.60 to $26.90. Morgan Stanley also noted that the intraday range of prices for

US BioEnergy common shares for the 52-week period ending November 28, 2007 was $6.20 to $17.72. On a relative basis, Morgan Stanley also observed the following exchange ratios (defined as US BioEnergy’s share price divided by VeraSun’s share price):

Time Period	Exchange Ratio	Implied Premium at Merger Exchange Ratio
November 28, 2007	0.755x	7.3%
30-Day Average	0.604x	34.1%
60-Day Average	0.670x	20.9%
90-Day Average	0.706x	14.7%
2007 Average as of November 28	0.730x	11.0%

Comparable Companies Analysis

Morgan Stanley performed a comparable company analysis for each of VeraSun and US BioEnergy, which attempted to provide an implied value for VeraSun and US BioEnergy by comparing them to similar companies. For purposes of its analysis, Morgan Stanley reviewed and compared certain public financial information, ratios and available public market multiples relating to VeraSun and US BioEnergy to corresponding financial data for selected publicly traded biofuels companies. Morgan Stanley selected these companies for its comparable company analysis based on its experience with companies in the ethanol industry and their relative similarity in size and business mix to that of VeraSun and US BioEnergy, respectively.

VeraSun. The companies included in the VeraSun comparable companies analysis were:

•	Aventine Renewable Energy Holdings, Inc.

•	BioFuel Energy LLC

•	Pacific Ethanol, Inc.

•	Panda Ethanol, Inc.

•	US BioEnergy Corporation

•	Verenium Corporation

Morgan Stanley then reviewed both public and internal VeraSun financial information to compare the financial metrics of these companies to the following VeraSun metrics:

•

fully funded firm value to 2008 estimated EBITDA, or earnings before interest, taxes, depreciation and amortization, where fully funded firm value means market equity value as of November 28, 2007 plus the following balance sheet items as of November 28, 2007: short-term debt, current maturities of long- term debt, long-term debt, preferred stock, and junior subordinate notes, less cash, plus 2008 estimated capital expenditures for plant construction; and

•	fully funded firm value to 2008 estimated MMGY, or millions of gallons per year of nameplate production capacity.

The following table reflects the results of the analysis and the corresponding multiples for VeraSun based on representative ranges of EBITDA and nameplate capacity estimates for these companies:

Fully Funded Firm Value
	2008E EBITDA	2008E MMGY
Range Derived from VeraSun Comparables	6.5x - 8.0x	$2.00 - $2.50

Applying a representative range of multiples derived from the comparable public companies analysis, Morgan Stanley calculated a range of implied equity values per share of VeraSun with respect to VeraSun’s:

•	fully funded firm value to 2008 estimated EBITDA; and

•	fully funded firm value to 2008 estimated MMGY of nameplate capacity.

Based on this analysis, Morgan Stanley derived a range of implied equity values per share of VeraSun common stock of $7.01—$12.28. Morgan Stanley noted that the closing price of VeraSun common stock on November 28, 2007 was $10.64.

US BioEnergy. The companies included in the US BioEnergy comparable companies analysis were:

•	Aventine Renewable Energy Holdings, Inc.

•	BioFuel Energy LLC

•	Pacific Ethanol, Inc.

•	Panda Ethanol, Inc.

•	VeraSun Energy Corporation

•	Verenium Corporation

Morgan Stanley then reviewed both public and internal US BioEnergy financial information to compare financial metrics of these companies to the following US BioEnergy metrics:

•	fully funded firm value to 2008 estimated EBITDA; and

•	fully funded firm value to 2008 estimated gallons per year of nameplate capacity.

The following table reflects the results of the analysis and the corresponding multiples for US BioEnergy based on representative ranges of EBITDA and nameplate capacity estimates for these companies:

Fully Funded Firm Value
	2008E EBITDA	2008E MMGY
Range Derived from US BioEnergy comparables	5.5x - 7.0x	$1.75 - $2.25

Applying a representative range of multiples derived from the comparable public companies analysis, Morgan Stanley calculated a range of implied equity values per share of US BioEnergy with respect to US BioEnergy’s:

•	fully funded firm value to 2008 estimated EBITDA; and

•	fully funded firm value to 2008 estimated gallons per year of nameplate capacity.

Based on this analysis, Morgan Stanley derived a range of implied equity values per share of US BioEnergy common stock of $5.53—$11.19. Morgan Stanley noted that the implied consideration to be paid per share of US BioEnergy common stock was $8.62 as of November 28, 2007.

No company utilized in the comparable company analysis is identical to VeraSun or US BioEnergy. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of VeraSun and US BioEnergy, such as the impact of competition on the businesses of VeraSun and US BioEnergy, respectively, and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of VeraSun and US BioEnergy or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

Discounted Cash Flow Analysis

As part of its analysis, and in order to estimate the present value of VeraSun’s and US BioEnergy’s common stock, respectively, Morgan Stanley performed a discounted cash flow analysis for each company. A discounted cash flow analysis is designed to provide insight into the value of a company as a function of its future cash flows and terminal value. Morgan Stanley’s discounted cash flow analysis was based on:

•

consolidated financial projections provided by the management of VeraSun for the period from January 1, 2008 through December 31, 2012 (also referred to in this joint proxy statement/prospectus as the VeraSun forward-looking financial information); and

•

consolidated financial projections provided by management of US BioEnergy for the period from January 1, 2008 through December 31, 2012 (also referred to in this joint proxy statement/prospectus as the US BioEnergy forward-looking financial information).

Unlevered free cash flows were calculated as net income available to common shareholders plus the aggregate of depreciation and amortization, deferred taxes, and other noncash expenses and after-tax net interest expense less the sum of capital expenditures and investment in noncash working capital. The free cash flows and range of terminal values were then discounted to present values using a range of discount rates which were chosen by Morgan Stanley based upon an analysis of market discount rates applicable to comparable companies in the ethanol sector.

For each of VeraSun and US BioEnergy, Morgan Stanley performed discounted cash flow analysis with the assumptions and considerations noted below:

•

Morgan Stanley calculated a range of terminal values at the end of the projection period by applying a multiple to projected 2012 EBITDA for each of VeraSun and US BioEnergy. The aggregate value to EBITDA multiple range used was 5.0x to 8.0x and the weighted average cost of capital was 9.0% to 11.0%.

•

Morgan Stanley evaluated two business scenarios that included 1) a high margin case in which ethanol prices tracked the Reformulated Blendstock for Oxygenated Blending prices and 2) a low margin case in which ethanol prices were set at $1.90 per gallon.

From this analysis, Morgan Stanley calculated a range of equity value per share of VeraSun common stock of $29.25 to $47.13 in the high margin case and $15.69 to $28.23 in the low margin case. Morgan Stanley noted that the closing price of VeraSun common stock on November 28, 2007 was $10.64.

From this analysis, Morgan Stanley calculated a range of equity value per share of US BioEnergy common stock of $30.99 to $46.14 in the high margin case and $16.51 to $25.84 in the low margin case. Morgan Stanley noted that the implied consideration to be paid per share of US BioEnergy common stock as of November 28, 2008 was $8.62.

Precedent Transactions Analysis

Morgan Stanley also performed an analysis of selected precedent transactions, which attempted to provide an implied value for US BioEnergy by comparing it to other companies involved in business combinations. Using publicly available information, Morgan Stanley considered various sets of announced or completed transactions, including:

•	modified merger of equals transactions in the Oil and Gas, Power and Utility and Financial Institutions sectors since 1998 (“Modified MOEs”) and,

•	all acquisitions of U.S. public targets with a transaction value of at least $100 million in aggregate value since 1990 (“U.S. Acquisitions”).

Morgan Stanley compared certain market statistics of the selected precedent transactions. Based on an assessment of the Modified MOEs, Morgan Stanley applied a premium to unaffected market price ranging from 10% to 15%. Based on the analysis of the Modified MOEs, Morgan Stanley calculated per share values for US BioEnergy common stock ranging from $8.83 to $9.23. Based on an assessment of the U.S. Acquisitions, Morgan Stanley applied a premium to unaffected market price ranging from 20% to 40%. Based on the analysis of the U.S. Acquisitions, Morgan Stanley calculated per share values for US BioEnergy common stock ranging from $9.64 to $11.24.

Morgan Stanley noted that the implied consideration paid for each share of US BioEnergy common stock was $8.62 as of November 28, 2007.

No transaction utilized as a comparison in the analysis of selected precedent transactions is identical to the merger in business mix, timing and size. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of VeraSun and US BioEnergy and other factors that would affect the value of the companies to which it is being compared. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, global business, economic, market and financial conditions and other matters, many of which are beyond the control of VeraSun and US BioEnergy, such as the impact of competition on VeraSun, US BioEnergy and the industry generally, industry growth and the absence of any adverse material change in the financial conditions and prospects of VeraSun, US BioEnergy or the industry or the financial markets in general. Mathematical analysis (such as determining the mean or median) is not, in itself, a meaningful method of using precedent transactions data.

Pro Forma Transaction Analysis

Using financial projections provided by VeraSun’s and US BioEnergy’s managements and taking into account certain management estimates of economic benefits created by the merger provided to Morgan Stanley by the management of VeraSun and US BioEnergy, respectively, Morgan Stanley reviewed the pro forma impact of the merger on VeraSun’s and US BioEnergy’s estimated earnings per share (“EPS”) and EBITDA per share for the years 2008 through 2010. For purposes of this analysis, Morgan Stanley assumed the transaction closed on January 1, 2008.

The pro forma impact on EPS and EBITDA per share was found to be accretive from 2008 to 2010 to VeraSun using each company’s forward-looking financial information as the basis of comparison for both companies. Taking into account certain management estimates of economic benefits created by the merger and using each company’s forward-looking financial information, the pro forma impact on EPS and EBITDA per share was found to be accretive for 2008 to 2010 to US BioEnergy.

Contribution Analysis

Morgan Stanley also performed a contribution analysis which reviewed the pro forma contribution of each of VeraSun and US BioEnergy to the combined entity and implied contributions based on other financial metrics. Morgan Stanley reviewed the pro forma effect of the merger and computed the implied contribution of VeraSun and US BioEnergy for the years 2008 through 2012. Such results included EBITDA, net income, nameplate capacity and production capacity. The computation showed, among other things, that VeraSun’s implied contribution based on 2008 through 2012 projected EBITDA was 58%, 55%, 56%, 57% and 58% for each year, respectively; based on 2008 through 2012 projected net income, VeraSun’s implied contribution was 57%, 54%, 55%, 55% and 56% for each year, respectively; based on 2008 through 2012 projected nameplate capacity, VeraSun’s implied contribution was 54%, 54%, 54%, 54% and 54% for each year, respectively; based on 2008 through 2012 projected ethanol production capacity, VeraSun’s implied contribution was 59%, 55%, 55%, 56% and 56% for each year, respectively. In addition, Morgan Stanley calculated the implied contribution of VeraSun and US BioEnergy based on the results of the discounted cash flow analysis for the high margin case, low margin case and current market value, which showed that VeraSun’s implied contribution based on these analyses was 54%, 55% and 61%, respectively. Morgan Stanley noted that the 0.810x exchange ratio of US BioEnergy common shares to VeraSun common shares would result in pro forma ownership of the combined company for holders of VeraSun common stock equal to approximately 59.5%.

Equity Research Price Target Analysis

Morgan Stanley reviewed the price targets estimated by selected equity research analysts of VeraSun and US BioEnergy common stock available as of November 28, 2007. Morgan Stanley noted that the range of price targets for VeraSun common shares was $6.00 to $16.50. Morgan Stanley also noted that the range of price targets for US BioEnergy common shares was $8.00 to $11.00. Morgan Stanley noted that as of November 28, 2007, VeraSun’s closing share price was $10.64, and US BioEnergy’s implied consideration per share was $8.62.

Miscellaneous

In connection with the review of the merger by VeraSun’s board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of VeraSun or US BioEnergy. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of VeraSun. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view to VeraSun and in connection with the delivery of its opinion to VeraSun’s board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of common shares of VeraSun or US BioEnergy might actually trade.

The exchange ratio was determined through arm’s-length negotiations between VeraSun and US BioEnergy and was approved by each company’s board of directors. Morgan Stanley provided advice to VeraSun during these negotiations. Morgan Stanley did not, however, recommend any specific merger consideration to VeraSun or that any specific merger consideration constituted the only appropriate merger consideration for the merger.

Morgan Stanley’s opinion and its presentation to VeraSun’s board of directors was one of many factors taken into consideration by the VeraSun’s board of directors in deciding to approve, adopt and authorize the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of VeraSun’s board of directors with respect to the exchange ratio or of whether VeraSun’s board of directors would have been willing to agree to a different merger consideration.

Morgan Stanley is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of Morgan Stanley’s securities underwriting, trading, brokerage, foreign exchange, commodities and derivatives trading, prime brokerage, investment management, financing and financial advisory activities, Morgan Stanley or its affiliates may at any time hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for its own account or the accounts of customers, in debt or equity securities or loans of US BioEnergy, VeraSun or any other company or any currency or commodity that may be involved in this transaction or any related derivative instrument. In the past two years, Morgan Stanley and its affiliates have provided financial advisory and financing services for VeraSun, including acting as an underwriter in VeraSun’s initial public offering, and have received fees for the rendering of these services.

As compensation for its services in connection with the merger, VeraSun has agreed to pay Morgan Stanley a fee of $5 million, all of which will be paid upon completion of the merger. VeraSun has also agreed to reimburse Morgan Stanley for certain expenses incurred by Morgan Stanley, including fees of outside legal counsel, and to indemnify Morgan Stanley and related parties against liabilities arising out of Morgan Stanley’s engagement.

Opinion of US BioEnergy’s Financial Advisor

On November 28, 2007, at a meeting of the US BioEnergy board of directors held to evaluate the merger, UBS delivered its oral opinion to the US BioEnergy board of directors, confirmed by delivery of a written opinion of the same date, to the effect that, as of November 28, 2007, and based on and subject to various assumptions, matters considered and limitations described in its opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to the holders of US BioEnergy common stock.

The full text of the opinion of UBS, dated November 28, 2007, describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. This opinion is attached as Annex 5 and is incorporated herein by reference in its entirety. UBS’ opinion was directed only to the fairness, from a financial point of view, to the holders of US BioEnergy common stock, of the exchange ratio provided for in the merger and did not address any other aspect of the merger. The opinion did not address the relative merits of the merger as compared to other business strategies or transactions that might be available with respect to US BioEnergy or US BioEnergy’s underlying business decision to effect the merger. UBS’ opinion does not constitute a recommendation to any shareholder of US BioEnergy or VeraSun as to how such shareholder should vote or act with respect to the transaction. Holders of US BioEnergy common stock are encouraged to read the opinion carefully in its entirety. The summary of UBS’ opinion described below is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, UBS, among other things:

•	reviewed certain publicly available business and historical financial information relating to US BioEnergy and VeraSun;

•

reviewed certain internal financial information and other data relating to the business and financial prospects of US BioEnergy that were provided to UBS by the management of US BioEnergy and not publicly available, including financial forecasts and estimates prepared by the management of US BioEnergy;

•

reviewed certain financial information and other data relating to the business and financial prospects of VeraSun that were provided to UBS by VeraSun and not publicly available, including financial forecasts and estimates prepared by the management of VeraSun;

•	reviewed certain estimates of synergies prepared by the management of US BioEnergy that were provided to UBS by US BioEnergy and not publicly available;

•	conducted discussions with members of the senior managements of US BioEnergy and of VeraSun concerning the business and financial prospects of US BioEnergy and VeraSun;

•	reviewed publicly available financial and stock market data with respect to certain other companies UBS believed to be generally relevant;

•	compared the financial terms of the merger with the publicly available financial terms of certain other transactions UBS believed to be generally relevant;

•	reviewed current and historical market prices of US BioEnergy common stock and VeraSun common stock;

•	considered certain pro forma effects of the merger on VeraSun’s financial statements;

•	reviewed the merger agreement and certain related documents; and

•	conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.

In connection with its review, with the consent of the US BioEnergy board of directors, UBS did not assume any responsibility for independent verification of any of the information provided to or reviewed by UBS for the purpose of its opinion and, with the consent of the US BioEnergy board of directors, UBS relied on such information being complete and accurate in all material respects. In addition, with the consent of the US BioEnergy board of directors, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of US BioEnergy or VeraSun, nor was UBS furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, synergies and pro forma effects reviewed by UBS, UBS assumed, at the direction of the US BioEnergy board of directors, that they were reasonably prepared on a basis reflecting the best then currently available estimates and judgments of the managements of each of US BioEnergy and VeraSun as to the future financial performance of their respective company and such synergies and pro forma effects. In addition, UBS assumed, with the approval of the US BioEnergy board of directors, that the financial forecasts and estimates, including synergies, reviewed by UBS would be achieved at the times and in the amounts projected. UBS also assumed, with the consent of the US BioEnergy board of directors, that the merger would qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. UBS’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to UBS as of, November 28, 2007.

At the direction of the US BioEnergy board of directors, UBS was not asked to, and it did not, offer any opinion as to the terms, other than the exchange ratio to the extent expressly specified in UBS’ opinion, of the merger agreement or any related documents or the form of the merger. UBS expressed no opinion as to what the value of VeraSun common stock would be when issued pursuant to the merger or the prices at which VeraSun common stock or US BioEnergy common stock would trade at any time. In rendering its opinion, UBS assumed, with the consent of the US BioEnergy board of directors, that (i) the final executed form of the merger agreement did not differ in any material respect from the draft dated November 28, 2007 that UBS examined, (ii) VeraSun and US BioEnergy would comply with all of the material terms of the merger agreement, and (iii) the merger would be consummated in accordance with the terms of the merger agreement without any adverse waiver or amendment of any material term or condition of the merger agreement.

UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any material adverse effect on US BioEnergy, VeraSun, or the merger. UBS was not authorized to solicit and did not solicit indications of interest in a business combination with US BioEnergy from any party.

In connection with rendering its opinion to the US BioEnergy board of directors, UBS performed a variety of financial and comparative analyses which are summarized below. The following is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected companies analysis and selected transactions analysis summarized below, no company or transaction used as a comparison is either identical or directly comparable to US BioEnergy, VeraSun, VeraSun pro forma for the merger or the merger. These analyses necessarily involved complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

The estimates of future performance of US BioEnergy, VeraSun, and VeraSun pro forma for the merger in or underlying UBS’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analysis, UBS considered industry performance, general business and economic conditions and other matters, many of which are beyond US BioEnergy’s or VeraSun’s control. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies may actually be sold.

The exchange ratio was determined through negotiations between US BioEnergy and VeraSun and the decision of the US BioEnergy board of directors to enter into and approve the merger agreement was solely that of the US BioEnergy board of directors. UBS’ opinion and financial analyses were only one of many factors considered by the US BioEnergy board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the US BioEnergy board of directors or management with respect to the merger or the exchange ratio.

The following is a brief summary of the material financial analyses performed by UBS and reviewed with the US BioEnergy board of directors in connection with UBS’ opinion relating to the proposed merger. Portions of the summaries of the financial analyses include information presented in tabular format. In order to fully understand UBS’ financial analyses, the tables must be read together with the text of each summary. Considering the data in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’ financial analyses.

Historical Trading Ratio Analysis. UBS reviewed the ratio of US BioEnergy’s average daily closing stock prices to VeraSun’s average daily closing stock prices for the period since December 15, 2006, the date of the initial public offering of US BioEnergy’s common stock, as well as the ratio of the average daily closing stock prices of US BioEnergy to the average daily closing stock prices of VeraSun for each of the other periods set forth in the table below, to calculate illustrative implied exchange ratios between VeraSun common stock and US BioEnergy common stock for each such period. UBS compared the results of this analysis to the exchange ratio of 0.810 shares of VeraSun common stock per share of US BioEnergy common stock provided for in the merger.

In addition, UBS calculated the illustrative implied ownership percentage of the outstanding shares of the common stock of VeraSun pro forma for the merger that would be held by former holders of US BioEnergy common stock corresponding to each such illustrative implied exchange ratio. UBS compared the results of this analysis to the expected 40.5% ownership of the common stock of VeraSun pro forma for the merger by US BioEnergy shareholders following the merger.

The following table presents the results of these calculations.

	Illustrative Implied Exchange Ratio (Shares of VeraSun common stock per share of US BioEnergy common stock)	Illustrative Implied Ownership Percentage of US BioEnergy Shareholders (%)
Merger	0.810	40.5
November 26, 2007	0.741	38.3
10 Trading Day Average	0.654	35.4
30 Trading Day Average	0.595	33.2
90 Trading Day Average	0.707	37.2
120 Trading Day Average	0.726	37.9
Average since December 15, 2006	0.733	38.1
High since December 15, 2006	0.875	42.4
Low since December 15, 2006	0.487	28.9

Selected Public Companies Analysis. UBS reviewed selected financial data of US BioEnergy, VeraSun and the selected publicly traded ethanol companies identified in the table below. Estimated financial data of the selected companies were based on publicly available research analysts’ estimates. UBS used estimated financial data for US BioEnergy and VeraSun using both publicly available research analysts’ estimates and internal estimates of the respective managements of US BioEnergy and VeraSun. For each of US BioEnergy, VeraSun, and the selected companies, UBS calculated the applicable company’s implied equity value (based on the closing stock price on November 26, 2007, and fully diluted shares outstanding using the treasury stock method for stock options); implied enterprise value, calculated as implied equity value plus the book value of debt and minority interests, less cash and cash equivalents; and adjusted implied enterprise value, calculated as implied enterprise value plus the remaining costs estimated by the management of US BioEnergy to be incurred by the applicable company to complete the buildout of all plants currently in construction, which costs are referred to in this summary as “Buildout Costs”. UBS also calculated the adjusted implied enterprise value for US BioEnergy using an implied closing price of US BioEnergy common stock on November 26, 2007, of approximately $8.40 per share (which is referred to in this summary as the “Offer Value”), based on the closing price of VeraSun common stock on November 26, 2007, of $10.38 per share and the exchange ratio of 0.810 shares of VeraSun common stock per share of US BioEnergy common stock provided for in the merger. For each of US BioEnergy, VeraSun, and the selected companies, UBS reviewed the following multiples:

•

adjusted implied enterprise value as a multiple of the applicable company’s total ethanol production capacity (current production capacity and production capacity under construction, measured in gallons); and

•

adjusted implied enterprise value as a multiple of estimated earnings before interest, taxes, depreciation and amortization, which is referred to as EBITDA, for each of fiscal years 2007, 2008 and 2009.

The following table presents the results of this analysis.

Company	Adjusted Implied Enterprise Value/Total Capacity ($/gallon)	Adjusted Implied Enterprise Value/
		2007E EBITDA	2008E EBITDA	2009E EBITDA
Aventine Renewable Energy Holdings, Inc.	1.62	14.4	13.6	6.1
Pacific Ethanol, Inc.	1.72	23.6	9.2	6.0
Mean	1.67	19.0	11.4	6.1

Calculated Using Institutional Brokers Estimate System (“IBES”) Consensus Estimates:
VeraSun	2.05	25.7	10.5	6.9
US BioEnergy	1.52	16.8	7.4	7.1
US BioEnergy at Offer Value	1.60	17.7	7.8	7.4

Calculated Using Management Estimates:
VeraSun	2.05	24.9	6.6	4.9
US BioEnergy	1.52	14.8	5.3	3.7
US BioEnergy at Offer Value	1.60	15.5	5.6	3.9

Contribution Analyses.

Levered Analysis. UBS performed an analysis of the relative contributions from each of US BioEnergy and VeraSun to the combined company, before taking into account any synergies arising from the merger, with respect to selected levered financial metrics that can be assessed relative to implied equity value. For this analysis, UBS reviewed the relative contributions of US BioEnergy and VeraSun to the combined company with respect to estimated net income for fiscal years 2008, 2009 and 2010, using internal estimates for each of US BioEnergy and VeraSun provided by the respective managements of each company. UBS compared the results of this analysis to the expected 40.5% ownership of the common stock of VeraSun pro forma for the merger by US BioEnergy shareholders following the merger.

Unlevered Analysis. In addition, UBS performed an analysis of the relative contributions from each of US BioEnergy and VeraSun to the combined company, before taking into account any synergies arising from the merger, with respect to selected unlevered financial metrics that can be assessed relative to implied enterprise value and adjusted implied enterprise value. For this analysis, UBS reviewed the relative contributions of US BioEnergy and VeraSun to the combined company with respect to each of the following:

•	current ethanol production capacity (measured in gallons);

•	total ethanol production capacity (current production capacity and production capacity under construction, measured in gallons);

•	total potential ethanol production capacity (total ethanol production capacity plus incremental production capacity that is planned but not under construction, measured in gallons); and

•	estimated EBITDA for fiscal years 2008, 2009 and 2010, using internal estimates for each of US BioEnergy and VeraSun provided by the respective managements of each company.

UBS compared the results of this analysis to:

•

the expected 37.8% of the implied enterprise value of VeraSun pro forma for the merger, before taking into account any synergies resulting from the merger, ascribable to US BioEnergy shareholders’ expected 40.5% equity ownership in, plus US BioEnergy’s contribution of net debt and minority interests (both at book value) to, VeraSun pro forma for the merger; and

•

the expected 39.6% of the adjusted implied enterprise value of VeraSun pro forma for the merger, before taking into account any synergies arising from the merger, ascribable to US BioEnergy shareholders’ expected 40.5% equity ownership in, plus US BioEnergy’s contribution of net debt and minority interests (both at book value) and Buildout Costs to, VeraSun pro forma for the merger.

The table below presents the results of the contribution analyses.

	Percentage Contribution
	US BioEnergy	VeraSun
Implied Equity Value at Offer Value	41	59

Levered Analyses
2008E Net Income	48	52
2009E Net Income	49	51
2010E Net Income	46	54
Implied Enterprise Value at Offer Value	38	62
Adjusted Implied Enterprise Value at Offer Value	40	60

Unlevered Analyses
Current Production Capacity	36	64
Total Production Capacity	46	54
Total Potential Production Capacity	46	54
2008E EBITDA	44	56
2009E EBITDA	45	55
2010E EBITDA	43	57

Selected Precedent Transactions Analysis. UBS reviewed the purchase prices paid in the five selected transactions set forth below involving target companies in the ethanol industry and compared the implied multiple of adjusted implied enterprise value (as calculated above) to total ethanol production capacity (as calculated above) for US BioEnergy to the corresponding data for the target companies.

Selected Precedent Ethanol Industry Transactions

Date Announced	Acquiror	Target

July 22, 2007	VeraSun Energy	ASAlliances

May 31, 2007	US BioEnergy	Millenium Ethanol

November 8, 2006	Advanced Bioenergy	Heartland Grain Fuels

October 17, 2006	Pacific Ethanol	Front Range Energy

June 30, 2006	Thomas H. Lee Partners	Hawkeye Renewables

UBS compared the results of this analysis to $1.60, which is the implied ratio of US BioEnergy’s adjusted implied enterprise value, calculated using the Offer Value, to US BioEnergy’s total ethanol production capacity (measured in gallons).

The table below summarizes the results of UBS’ analysis.

Adjusted Implied Enterprise Value / Total Capacity ($/g)
Low	$1.83
Median	$2.30
Mean	$2.76
High	$4.28
US BioEnergy at Offer Value	$1.60

Discounted Cash Flow Analysis. UBS analyzed the potential difference between the discounted cash flow value of a share of US BioEnergy common stock without giving effect to the merger and the 0.810 shares of the common stock of VeraSun pro forma for the merger to be issued in exchange for each share of US BioEnergy common stock in the merger. UBS performed a discounted cash flow analysis of each of US BioEnergy and VeraSun using financial forecasts for 2008 to 2012. UBS also performed a discounted cash flow analysis to determine a range of estimated present values for the future estimated after-tax synergies reviewed by UBS.

US BioEnergy. UBS performed a discounted cash flow analysis of US BioEnergy using financial forecasts for 2008 to 2012 prepared by the management of US BioEnergy. UBS calculated a range of estimated present values as of January 1, 2008, of standalone unlevered after-tax free cash flows for US BioEnergy for the fiscal years 2008 through 2012 using discount rates ranging from 11% to 14%. UBS calculated a range of estimated terminal values for US BioEnergy as of December 31, 2012 using multiples ranging from 5.0 to 6.0 times estimated EBITDA for fiscal year 2012. The estimated terminal values were then discounted to present values as of January 1, 2008, using discount rates ranging from 11% to 14%. For each combination of discount rate and terminal value multiple, UBS added the estimated present value of free cash flows to the estimated present value of the estimated terminal value to arrive at a range of estimated discounted cash flow enterprise values as of January 1, 2008 for US BioEnergy. For each combination of discount rate and terminal value multiple, UBS then calculated an estimated discounted cash flow value of the common equity of US BioEnergy as the estimated enterprise value less the book value of debt and minority interests plus US BioEnergy’s cash and cash equivalents. Estimated discounted cash flow values per share as of January 1, 2008 of US BioEnergy common stock were calculated using fully diluted common shares of US BioEnergy outstanding based on the treasury stock method, as provided by the management of US BioEnergy. This analysis resulted in estimated discounted cash flow values per share of US BioEnergy common stock ranging from approximately $12 to $17 per share.

VeraSun. UBS performed a discounted cash flow analysis of VeraSun using financial forecasts for 2008 to 2012 prepared by the management of VeraSun. UBS calculated a range of estimated present values as of January 1, 2008, of standalone unlevered after-tax free cash flows for VeraSun for the fiscal years 2008 through 2012 using discount rates ranging from 11% to 14%. UBS calculated a range of estimated terminal values for VeraSun as of December 31, 2012 using multiples ranging from 5.0 to 6.0 times estimated EBITDA for fiscal year 2012. The estimated terminal values were then discounted to present values as of January 1, 2008, using discount rates ranging from 11% to 14%. For each combination of discount rate and terminal value multiple, UBS added the estimated present value of free cash flows to the estimated present value of the estimated terminal value to arrive at a range of estimated discounted cash flow enterprise values as of January 1, 2008 for VeraSun. For each combination of discount rate and terminal value multiple, UBS then calculated an estimated discounted cash flow value of the common equity of VeraSun as the estimated enterprise value less the book value of debt plus VeraSun’s cash and cash equivalents. Estimated discounted cash flow values per share as of January 1, 2008 of VeraSun common stock were calculated using fully diluted common shares of VeraSun outstanding based on the treasury stock method, as provided by the management of VeraSun. This analysis resulted in estimated discounted cash flow values per share of VeraSun common stock ranging from approximately $13 to $18 per share.

Estimated Synergies. UBS performed a discounted cash flow analysis as of January 1, 2008 of the after-tax synergies to be realized as a result of the merger using the estimated synergies for fiscal years 2008 to 2012 prepared by the management of US BioEnergy. UBS calculated a range of estimated present values as of January 1, 2008, of the synergies estimated to be realized for fiscal years 2008 through 2012 using discount rates ranging from 11% to 14%. UBS calculated a range of estimated terminal values as of December 31, 2012 of the estimated synergies resulting from the merger to be realized from and after fiscal year 2013 using multiples ranging from 5.0 to 6.0 times the estimated synergies to be realized for fiscal year 2012. The estimated terminal values were then discounted to present values as of January 1, 2008, using discount rates ranging from 11% to 14%. For each combination of discount rate and terminal value multiple, UBS added the estimated present value of the estimated synergies to be realized for fiscal years 2008 to 2012 to the estimated present value of the estimated terminal value to arrive at a range of estimated present values as of January 1, 2008 of all estimated synergies to be realized as a result of the merger, based on the assumption that the merger would be completed as of January 1, 2008. This analysis resulted in estimated discounted cash flow values of the after-tax synergies to be realized as a result of the merger ranging from approximately $680 million to $840 million.

Pro Forma for the Transaction Including Synergies. For each combination of discount rate and terminal value multiple, UBS calculated an implied present value of equity, per share of US BioEnergy common stock, of VeraSun pro forma for the merger and estimated after-tax synergies equal to the sum of:

•

the implied discounted cash flow value per share of US BioEnergy common stock (equivalent to the implied discounted cash flow value per share of the common stock of VeraSun pro forma for the merger excluding estimated after-tax synergies multiplied by the exchange ratio of 0.810 shares of VeraSun common stock per share of US BioEnergy common stock provided for in the merger), which ranged between approximately $11.00 and $15.50 per share; plus

•

the implied discounted cash flow value of the estimated after-tax synergies to be realized as a result of the merger, per share of US BioEnergy common stock (equivalent to the implied discounted cash flow value per share of the common stock of VeraSun pro forma for the merger multiplied by the exchange ratio of 0.810 shares of VeraSun common stock per share of US BioEnergy common stock provided for in the merger), which ranged between approximately $3.40 and $4.20 per share.

This analysis resulted in an implied present value of equity, per share of US BioEnergy common stock, of VeraSun pro forma for the merger (inclusive of estimated after-tax synergies) ranging from approximately $14 to $20 per share. For each combination of discount rate and terminal value multiple, UBS calculated the percentage increase in discounted cash flow value between a share of US BioEnergy common stock without giving effect to the merger and the 0.810 shares of common stock of VeraSun pro forma for the merger (inclusive of estimated after-tax synergies) to be issued in exchange for each share of US BioEnergy common stock in the merger, and observed that the percentage increase ranged between approximately 16% and 18%.

Accretion/Dilution Analyses. UBS reviewed the potential pro forma effect of the merger on VeraSun’s fiscal years 2008 through 2012 estimated earnings per share, after giving effect to the estimated synergies to result from the merger reviewed by UBS. Estimated financial data of US BioEnergy and VeraSun were based on estimates prepared by the managements of US BioEnergy and VeraSun, respectively. Based on the exchange ratio provided for in the merger, the synergy estimates reviewed by UBS, and the assumption that the merger would be completed as of January 1, 2008, this analysis indicated that the merger would be accretive to VeraSun’s estimated earnings per share in each of fiscal years 2008 through 2012.

UBS also compared estimated earnings per share of US BioEnergy, on a stand-alone basis, to the estimated earnings per share of VeraSun pro forma for the merger, after giving effect to the estimated synergies to result from the merger reviewed by UBS. For comparison purposes, the estimated earnings per share of VeraSun pro forma for the merger, after giving effect to estimated synergies, were calculated to reflect the earnings of VeraSun per share of US BioEnergy common stock (taking into account the exchange ratio of 0.810 shares of VeraSun common stock per share of US BioEnergy common stock provided for in the merger). Based on the exchange ratio provided for in the merger, the synergy estimates reviewed by UBS, and the assumption that the merger would be completed as of January 1, 2008, this analysis indicated that the merger would be accretive to US BioEnergy’s estimated earnings per share in each of fiscal years 2008 through 2012.

Miscellaneous. Under the terms of UBS’ engagement, US BioEnergy has agreed to pay UBS a fee for its financial advisory services based on the total value of the merger to US BioEnergy’s shareholders at the completion of the merger. Based on the closing price of VeraSun common stock on December 18, 2007, the aggregate fee earned by UBS would be approximately $9.5 million, a portion of which was payable in connection with UBS’ opinion and a significant portion of which is contingent upon consummation of the merger. In addition, US BioEnergy has agreed to reimburse UBS for its reasonable expenses, including fees, disbursements and other charges of its counsel, and to indemnify UBS and related parties against liabilities, including liabilities under the federal securities laws, relating to, or arising out of, its engagement. In the past, UBS and its affiliates have provided investment banking services to US BioEnergy and to VeraSun unrelated to the merger, for which UBS and its affiliates received compensation, including acting as an underwriter for the initial public offering of shares of US BioEnergy common stock. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of US BioEnergy and VeraSun and, accordingly may at any time hold a long or short position in such securities. US BioEnergy selected UBS as its financial advisor in connection with the merger because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions. UBS is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Interests of VeraSun and US BioEnergy Directors and Executive Officers in the Merger

Governance Structure and Management Positions.

Pursuant to the terms of the merger agreement, upon completion of the merger:

•

the board of directors of VeraSun will initially be composed of ten individuals, six of whom will be designated by VeraSun (currently expected to be Donald L. Endres, D. Duane Gilliam, T. Jack Huggins III, Steven T. Kirby, Paul A. Schock and an additional individual to be designated by the board of directors of VeraSun prior to the merger) and four of whom will be designated by US BioEnergy (currently expected to be James E. Dauwalter, Jay D. Debertin, Gordon W. Ommen and Mark A. Ruelle);

•

the board of directors of VeraSun will initially have three committees, each of which will have four members. Three of such members will be designated by VeraSun and one by US BioEnergy. The chairman of the audit committee will be designated by US BioEnergy, and the chairmen of the compensation committee and the nominating and corporate governance committee will be designated by VeraSun.

The persons designated by US BioEnergy will be elected to these board positions by the VeraSun board to become effective upon completion of the merger and, in accordance with South Dakota law, will stand for re-election at the next annual meeting of shareholders of VeraSun. Until VeraSun’s annual meeting of shareholders in 2009, in the event that any of the individuals designated to serve as directors or officers of VeraSun is unable (as a result of death or disability) or unwilling to serve in such position, then the members of the then-current board of directors of VeraSun who were members of the board of directors of the party designating such person (VeraSun or US BioEnergy, as the case may be) will designate his replacement.

The merger agreement also provides that Donald L. Endres will serve as chief executive officer of VeraSun and that Gordon W. Ommen will serve as non-executive chairman of the board of directors of VeraSun, in each case from the time of completion of the merger until the annual meeting of shareholders of VeraSun in 2009. Removal of Mr. Endres as chief executive officer, or of Mr. Ommen as non-executive chairman of the board of directors, in either case prior to the annual meeting of shareholders of VeraSun in 2009, will require the 75% vote of VeraSun’s board of directors.

Interests of VeraSun Directors and Executive Officers in the Merger.

In considering the recommendation of the board of directors of VeraSun to vote in favor of the issuance of shares of VeraSun common stock to US BioEnergy shareholders in the merger, shareholders of VeraSun should be aware that members of the VeraSun board of directors and certain of VeraSun’s executive officers have agreements or arrangements that provide them with interests in the merger that are different from, or are in addition to, the interests of VeraSun shareholders. During its deliberations in determining to recommend to the shareholders of VeraSun that they vote in favor of the issuance of shares of VeraSun common stock to US BioEnergy shareholders in the merger, the VeraSun board of directors was aware of these agreements and arrangements. Except as provided under the change in control agreements or as a result of the staffing decisions, neither the merger nor the contemplated transactions associated with the merger will trigger any change of control or other severance payment under any employment agreement or other compensation arrangement between VeraSun and any of its directors or employees and no VeraSun equity awards will accelerate as a result of the merger or the other contemplated transactions associated with the merger. For a description of the ownership of VeraSun capital stock and options by its directors and executive officers, see “The VeraSun Special Meeting—Shares Owned by VeraSun Directors and Executive Officers” beginning on page 50.

Change in Control Agreements.

In connection with the merger, VeraSun entered into a change in control agreement with each of the following executives: (i) Donald L. Endres, Chief Executive Officer and President, (ii) Danny C. Herron, Senior Vice President and Chief Financial Officer, (iii) William L. Honnef, Senior Vice President, Strategic Initiatives, (iv) John M. Schweitzer, Senior Vice President, General Counsel and Corporate Secretary, (v) Paul Caudill, Senior Vice President, Operations, (vi) Bob Antoine, Senior Vice President, Human Resources, (vii) Barry Schaps, Senior Vice President, Sales and Logistics, and (viii) Pete Atkins, Vice President, Business Development. Each executive’s agreement is substantially the same. The agreements provide certain change in control severance protections to these executives. The merger constitutes a change in control for purposes of these agreements. Under the agreements, an executive will receive (subject to execution of a release by the executive in favor of VeraSun) the following severance payments and benefits in the event of the executive’s termination of employment by VeraSun without cause (as defined in the applicable agreement) or by the executive for good reason (as defined in the applicable agreement), in each case within 24 months of the merger:

•

Base salary through the date of termination, pro-rata portion of the executive’s target annual bonus for the year of termination and earned but unpaid bonus for the year prior to the year of termination.

•	A lump sum payment equal to two times (three times for Mr. Endres) the sum of base salary and target annual bonus for the year that notice of termination is given.

•

Continuation of medical and dental benefits for a period of 24 months (or until coverage is obtained from a subsequent employer) at levels that are substantially similar to the level of benefits immediately prior to the merger (with the same level of contribution by the executive that was required at the date of termination or at the date of the merger, if greater).

•

Unvested equity awards will vest, and the period for exercising such awards shall be extended to the earliest of two years after the date of termination, the expiration of the award and the 10th anniversary of the original grant date of the award.

•	Payment in respect of accrued but unused vacation as of the termination date.

•	Vesting of matching contributions under VeraSun’s 401(k) Plan.

If each of the foregoing officers became entitled to the benefits provided in the change in control agreements, such officers would receive, in the aggregate, severance payments of approximately $5.5 million and accelerated vesting of equity awards with respect to 1,046,647 shares of VeraSun.

These severance payments and benefits will be reduced to the extent necessary to avoid imposition of the golden parachute excise tax under Section 4999 of the Code, but only to the extent that such reduced benefit would result in a greater after-tax benefit to the executive than would an unreduced benefit with respect to which the excise tax will be imposed. The release required to be executed by an executive in connection with the receipt of these payments will contain various covenants including non-disclosure, non-competition and non-solicitation covenants.

Indemnification and Insurance.

VeraSun directors and executive officers will also have the right to continued indemnification and insurance coverage by VeraSun following completion of the merger, for acts or omissions occurring before the merger.

Interests of US BioEnergy Directors and Executive Officers in the Merger.

In considering the recommendation of the board of directors of US BioEnergy to vote in favor of the approval and adoption of the merger agreement and the approval of the merger, shareholders of US BioEnergy should be aware that members of the US BioEnergy board of directors and certain of US BioEnergy’s executive officers have agreements or arrangements that provide them with interests in the merger that are in addition to the interests of US BioEnergy shareholders. During its deliberations in determining to recommend to the shareholders of US BioEnergy that they vote in favor of the approval and adoption of the merger agreement and the approval of the merger, the US BioEnergy board of directors was aware of these agreements and arrangements. For a description of the ownership of US BioEnergy capital stock and options by its directors and executive officers, see “The US BioEnergy Special Meeting—Shares Owned by US BioEnergy Directors and Executive Officers” beginning on page 56.

Change in Control Agreements.

US BioEnergy is a party to change in control agreements with each of Gordon Ommen, Chief Executive Officer and President, Richard Atkinson, Senior Vice President and Chief Financial Officer, Gregory Schlicht, Vice President, General Counsel and Corporate Secretary, Chad Hatch, Vice President of Corporate Development, and Kim Regenhard, Vice President of Human Resources and Communications. The change in control agreements provide severance payments and benefits to the applicable executive if the executive’s employment with US BioEnergy is terminated by the Company other than for cause or if the executive resigns for good reason, in either case within two years following a change in control of US BioEnergy. The merger will constitute such a change in control.

Pursuant to the change in control agreements, each of the foregoing officers would be entitled to the following severance benefits in the event his or her employment was terminated under the qualifying circumstances described above within two years following the merger: (i) a severance payment equal to two times (three times for Mr. Ommen) of the sum of the executive’s annual base salary and the higher of the executive’s target annual bonus for the year of termination or the bonus paid to the executive in the prior year; and (ii) continued medical, dental and vision insurance benefits for 24 months (36 months in the case of Mr. Ommen) following termination. Under the change in control agreements, all then unvested equity awards will also immediately vest upon the occurrence of a change in control of the Company. If an officer is subject to a “golden parachute” excise tax under Section 4999 of the Internal Revenue Code, payments under the change in control agreement will be reduced to the extent necessary so that no excise tax is imposed upon the executive.

If each of the foregoing officers became entitled to the benefits provided in the change in control agreements, such officers would receive, in the aggregate, severance payments of approximately $6.2 million and accelerated vesting of equity awards with respect to 343,572 shares of US BioEnergy common stock.

US BioEnergy Equity Awards.

Stock options under the US BioEnergy 2005 Stock Incentive Plan automatically accelerate and become immediately exercisable upon a change in control with respect to the US BioEnergy executive officers. The merger will constitute such a change in control. There are awards outstanding under the 2005 Stock Incentive Plan with respect to approximately 223,050 shares of US BioEnergy stock and 8,250 of such shares are held by executive officers (and are included in the accelerated equity total contained in the preceding paragraph). Stock options and restricted stock under the US BioEnergy 2006 Stock Incentive Plan do not automatically accelerate upon a change in control; however, certain awards under that plan may accelerate pursuant to the operation of the change in control agreements described above.

Under the 2005 Stock Incentive Plan and 2006 Stock Incentive Plan, to the extent the acceleration of exercisability or vesting of an award or a cash payment for such award, together with any other payments, could result in excise tax liability under Sections 4999 and 280G of the Internal Revenue Code, such acceleration or cash payment will be reduced until no portion of such acceleration or cash payment would be subject to such excise tax liability.

Other Interests.

Fagen, Inc. is owned and controlled by Ron Fagen. Mr. Fagen currently beneficially owns approximately 18.4% of US BioEnergy’s outstanding common stock. Jennifer Johnson, one of US BioEnergy’s directors, is the chief financial officer of Fagen, Inc. Fagen, Inc. constructed US BioEnergy’s four operating ethanol plants and also is currently building US BioEnergy’s four ethanol plants under construction. Fagen, Inc. also constructed VeraSun’s five operating ethanol plants and also is currently building VeraSun’s three ethanol plants presently under construction.

For additional information regarding US BioEnergy’s relationships with Ron Fagen and Fagen, Inc., see “Information with Respect to US BioEnergy Corporation — Certain Relationships and Related Person Transactions” attached as Annex 6 to this joint proxy statement/prospectus.

CHS Inc. beneficially owns approximately 20% of US BioEnergy’s outstanding common stock. Jay Debertin, one of US BioEnergy’s directors, serves as executive vice president and chief operating officer, processing, of CHS Inc. CHS Inc. owns 50% of and manages Provista Renewable Fuels Marketing LLC, US BioEnergy’s ethanol marketing joint venture. Pursuant to a marketing agreement with Provista, US BioEnergy currently sells 100% of its ethanol production to Provista. US BioEnergy also leases office space and purchases corn from CHS Inc.

For additional information regarding US BioEnergy’s relationships with CHS Inc., see “Information with Respect to US BioEnergy Corporation—Certain Relationships and Related Person Transactions” attached as Annex 6 to this joint proxy statement/prospectus.

Form of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with South Dakota law, at the effective time of the merger, Host Acquisition Corporation, a direct, wholly-owned subsidiary of VeraSun and a party to the merger agreement, will merge with and into US BioEnergy. US BioEnergy will survive the merger as a wholly-owned South Dakota subsidiary of VeraSun.

Merger Consideration

At the effective time of the merger, each share of US BioEnergy common stock (other than shares owned by US BioEnergy, VeraSun or Host Acquisition Corporation) will be converted into the right to receive 0.810 shares of VeraSun common stock. The number of shares of VeraSun common stock issued in the merger for each share of US BioEnergy common stock is fixed. Accordingly, shareholders of US BioEnergy may receive more or less value depending on fluctuations in the price of VeraSun common stock.

Holders of US BioEnergy common stock will receive cash for any fractional shares of VeraSun common stock they otherwise would have received in the merger. Each US BioEnergy shareholder who would otherwise have been entitled to receive a fraction of a share of VeraSun common stock will receive cash in an amount equal to the product obtained by multiplying the fractional share interest to which such holder would otherwise be entitled by the average closing price of VeraSun common stock for the ten most recent trading days ending on the trading day one day prior to the completion of the merger, as reported on the NYSE Composite Transaction Tape.

The merger agreement provides that, if between the date of the merger agreement and the effective time of the merger, the outstanding shares of VeraSun common stock are changed by reason of the occurrence or record date of any stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction, then, the exchange ratio will be appropriately adjusted to reflect such action.

Ownership of VeraSun Following the Merger

Based on the number of outstanding shares of US BioEnergy common stock on the record date and the number of outstanding shares of VeraSun common stock on [•], 2008, we anticipate that US BioEnergy shareholders will own approximately [40.5]% of the outstanding shares of VeraSun common stock following the merger.

Conversion of Shares; Procedures for Exchange of Certificates; Fractional Shares

The conversion of US BioEnergy common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. As soon as reasonably practicable after the completion of the merger, the exchange agent will send a letter of transmittal to each former holder of record of shares of US BioEnergy common stock. The transmittal letter will contain instructions for obtaining the merger consideration, including the shares of VeraSun common stock and cash for any fractional shares of VeraSun common stock, in exchange for shares of US BioEnergy common stock. US BioEnergy shareholders should not return stock certificates with the enclosed proxy.

After the effective time of the merger, each certificate that previously represented outstanding shares of US BioEnergy common stock will be automatically canceled and cease to be outstanding, will cease to exist and will represent only the right to receive the merger consideration as described above.

Until holders of certificates previously representing US BioEnergy common stock have surrendered those certificates to the exchange agent for exchange, those holders will not receive dividends or distributions on the VeraSun common stock into which such shares have been converted with a record date after the effective time of the merger and will not receive cash for any fractional shares of VeraSun common stock. When holders surrender such certificates, they will receive any dividends with a record date after the effective time of the merger and a payment date on or prior to the date of surrender and any cash for fractional shares of VeraSun common stock, in each case without interest.

In the event of a transfer of ownership of US BioEnergy common stock that is not registered in the transfer records of US BioEnergy, payment of the merger consideration as described above will be made to a person other than the person in whose name the certificate so surrendered is registered if:

•	such certificate is properly endorsed or otherwise is in proper form for transfer and

•

the person requesting such exchange pays any transfer or other taxes resulting from the payment of the merger consideration as described above to a person other than the registered holder of such certificate or establishes to the satisfaction of VeraSun that such tax has been paid or is not applicable.

No fractional shares of VeraSun common stock will be issued to any US BioEnergy shareholder upon surrender of certificates previously representing US BioEnergy common stock. Each US BioEnergy shareholder who would otherwise have been entitled to receive a fraction of a share of VeraSun common stock will receive cash in an amount equal to the product obtained by multiplying the fractional share interest to which such holder would otherwise be entitled by the average closing price of VeraSun common stock for the ten most recent trading days ending on the trading day one day prior to the completion of the merger, as reported on the NYSE Composite Transaction Tape.

Effective Time of the Merger

The merger will become effective upon the filing of the articles of merger with the Secretary of State of the State of South Dakota or such later time as is agreed upon by VeraSun and US BioEnergy and specified in the articles of merger. The filing of the articles of merger will occur as soon as practicable after satisfaction or waiver of the conditions to the completion of the merger described in the merger agreement.

Stock Exchange Listing of VeraSun Common Stock

It is a condition to the completion of the merger that the VeraSun common stock issuable to:

•	US BioEnergy shareholders in the merger;

•	holders of options to acquire shares of US BioEnergy common stock, which will be converted into options to acquire shares of VeraSun common stock; and

•	holders of awards of restricted US BioEnergy common stock, which will be converted into awards of restricted VeraSun common stock has been approved for listing on the NYSE, subject to official notice of issuance.

Delisting and Deregistration of US BioEnergy Common Stock

If the merger is completed, US BioEnergy common stock will be delisted from the NASDAQ Global Market and will be deregistered under the Securities Exchange Act of 1934.

Material United States Federal Income Tax Consequences of the Merger

The following are the anticipated material United States federal income tax consequences to “U.S. holders” (as defined below) of US BioEnergy common stock of the receipt of shares of VeraSun common stock in exchange for US BioEnergy common stock pursuant to the merger. This summary is based upon the provisions of the Code, applicable current and proposed United States Treasury Regulations, judicial authorities and administrative rulings and practice, all as in effect as of the date of the registration statement of which this summary is a part and all of which are subject to differing interpretations or change, possibly with retroactive effect.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of US BioEnergy common stock that is for United States federal income tax purposes: (i) a citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (iii) a trust if it (a) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person; or (iv) an estate the income of which is subject to United States federal income tax regardless of its source.

Holders of US BioEnergy common stock who are not U.S. holders may have different tax consequences than those described below and are urged to consult their own tax advisors regarding the tax treatment to them under United States and non-United States tax laws.

This discussion assumes that a U.S. holder holds US BioEnergy common stock as a capital asset within the meaning of Section 1221 of the Code (generally, assets held for investment). This discussion does not address all aspects of United States federal income taxation that may be relevant to a U.S. holder in light of its personal circumstances or to U.S. holders subject to special treatment under the United States federal income tax laws (for example, insurance companies, dealers or brokers in securities or currencies, traders in securities who elect to apply a mark-to-market method of accounting, tax-exempt organizations, financial institutions, mutual funds, cooperatives, holders that are, or hold US BioEnergy common stock through, partnerships or other pass-through entities, United States expatriates and holders subject to alternative minimum tax, U.S. holders who hold US BioEnergy common stock as part of a hedging, “straddle,” conversion, constructive sale or other integrated transaction, a person whose functional currency for United States federal income tax purposes is not the U.S. dollar or U.S. holders who acquired their US BioEnergy common stock through the exercise of employee stock options or other compensation arrangements). In addition, the discussion does not address any aspect of foreign, state, local, estate or gift taxation that may be applicable to a U.S. holder.

The United States federal income tax consequence to a partner in an entity treated as a partnership for United States federal income tax purposes that holds US BioEnergy common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding US BioEnergy common stock should consult their own tax advisors.

Holders of US BioEnergy common stock are strongly urged to consult with their own tax advisors as to the tax consequences of the merger on their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

Opinions of Counsel. The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to VeraSun’s obligation to complete the merger that VeraSun receive an opinion of its counsel, Cravath, Swaine & Moore LLP, or US BioEnergy’s Counsel, Skadden, Arps, Slate, Meagher & Flom LLP, dated the closing date of the merger, substantially to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to US BioEnergy’s obligation to complete the merger that US BioEnergy receive an opinion of its counsel, Skadden, Arps, Slate, Meagher & Flom LLP, or VeraSun’s counsel, Cravath, Swaine & Moore LLP, dated the closing date of the merger, substantially to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

In rendering these opinions, counsel may require and rely upon, among other things, representations contained in letters and certificates to be received from VeraSun and US BioEnergy. If the letters or certificates are incorrect, the conclusions reached in the tax opinions could be jeopardized. In addition, the opinions will be subject to certain qualifications and limitations as set forth in the opinions.

None of the tax opinions described above is binding on the Internal Revenue Service, and neither VeraSun nor US BioEnergy intends to request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the merger. Consequently, no assurance can be given that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the facts, representations or assumptions upon which those opinions are based is inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected.

It is assumed for purposes of the remainder of the discussion that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

Tax Consequences of the Merger Generally. In general, upon the exchange of US BioEnergy common stock for VeraSun common stock, a U.S. holder will generally not recognize any gain or loss, except for gain or loss that may result from the receipt of cash instead of a fractional share of VeraSun common stock (as described below).

Cash Instead of a Fractional Share. A U.S. holder who receives cash instead of a fractional share of VeraSun common stock will be treated as having received the fractional share of VeraSun common stock pursuant to the merger and then as having exchanged the fractional share of VeraSun common stock for cash in a redemption by VeraSun. In general, this deemed redemption will be treated as a sale or exchange and a U.S. holder will recognize gain or loss equal to the difference between (i) the amount of cash received and (ii) the portion of the basis of the shares of US BioEnergy common stock allocable to such fractional interest. Such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for the US BioEnergy common stock exchanged is greater than one year as of the effective date of the merger. The deductibility of capital losses is subject to limitations.

Tax Basis and Holding Period. A U.S. holder’s aggregate tax basis in the shares of VeraSun common stock received in the merger will equal such holder’s aggregate tax basis in the US BioEnergy common stock surrendered in the merger, reduced by any amount allocable to a fractional share of VeraSun common stock for which cash is received. The holding period for the shares of VeraSun common stock received in the merger generally will include the holding period for the shares of US BioEnergy common stock surrendered in the merger.

Information Reporting and Backup Withholding. Cash payments received in the merger by a U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 28%), unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against the U.S. holder’s United States federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service.

Reporting Requirements. A U.S. holder who receives shares of VeraSun common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder who is required to file a United States federal income tax return and who is a “significant holder” that receives VeraSun common stock generally will be required to file a statement with such holder’s United States federal income tax return setting forth such holder’s basis in the US BioEnergy common stock and the fair market value of the VeraSun common stock received in the merger. A “significant holder” is a U.S. holder, who immediately before the merger owned either (i) at least 5% (by vote or value) of the outstanding stock of US BioEnergy or (ii) securities of US BioEnergy with a tax basis of $1.0 million or more.

Regulatory Matters

United States Antitrust. Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the specified waiting period requirements have been satisfied. VeraSun and US BioEnergy filed Notification and Report Forms with the Antitrust Division of the Department of Justice and the Federal Trade Commission on December 5, 2007.

Dissenters’ Rights

Under South Dakota law, holders of US BioEnergy common stock will not be entitled to dissenters’ rights in connection with the merger because shares of US BioEnergy common stock are listed on NASDAQ. See the section entitled “Appraisal Rights” on page 135.

US BioEnergy Employee Benefits Matters

The merger agreement provides that, for a period of one year following the merger, individuals who remain employees of US BioEnergy and its subsidiaries will receive employee benefits (other than equity-based arrangements) that in the aggregate are no less favorable than the employee benefits (other than equity-based arrangements) provided to such employees immediately prior to the merger.

VeraSun has also agreed that, for the following purposes but not otherwise under the employee benefit plans of VeraSun and its affiliates, VeraSun will or will cause its affiliates to recognize the service prior to the merger of each US BioEnergy employee with US BioEnergy and its subsidiaries (and their predecessors) as if such service had been performed with VeraSun and its affiliates:

•	determining the US BioEnergy employee’s eligibility to participate in, and nonforfeitability of benefits under, any employee benefit plan of VeraSun and its affiliates, and

•	determining benefit accrual under vacation and severance pay plans of VeraSun and its affiliates.

Service with US BioEnergy and its subsidiaries (and their predecessors) will be recognized for these purposes only to the extent that such service was credited under similar plans of US BioEnergy and its subsidiaries, and would not result in a duplication of benefits.

With respect to any welfare plan maintained by VeraSun and its affiliates in which such employees are eligible to participate after the merger, the merger agreement provides that VeraSun will, and will cause its affiliates to:

•

waive any waiting periods, pre-existing condition exclusions and actively-at-work requirements to the extent such provisions were inapplicable immediately before such plan was made available to such employees and their covered dependents, and

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provide that any expenses incurred by any such employees or their covered dependents on or before the date such plan was made available to such employees and their covered dependents will be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.

Effect on Awards Outstanding Under US BioEnergy Stock Plans

Under the merger agreement, upon consummation of the merger:

•

each outstanding option to acquire US BioEnergy common stock issued under a US BioEnergy stock plan, whether vested or unvested, will be converted into an option to acquire, on the same terms and conditions, the number of shares of VeraSun common stock (rounded down to the nearest whole share) determined by multiplying the number of shares of US BioEnergy common stock subject to such option by 0.810 (i.e. the exchange ratio of 0.810 shares of VeraSun common stock to 1 share of US BioEnergy common stock), at an exercise price per share (rounded up to the nearest whole cent) of VeraSun common stock equal to the per share exercise price for the shares of US BioEnergy common stock otherwise purchasable pursuant to such US BioEnergy stock option, divided by 0.810 (the exchange ratio in the merger); and

•

each award of restricted US BioEnergy common stock issued under a US BioEnergy stock plan then outstanding will be converted, on the same terms and conditions, into an award of shares of restricted VeraSun common stock. The number of shares of VeraSun common stock (rounded down to the nearest whole share) subject to such award will be determined by multiplying the number of shares of US BioEnergy common stock subject to such US BioEnergy restricted stock award by 0.810 (the exchange ratio in the merger).

Prior to the consummation of the merger, VeraSun will take all necessary actions for the conversion of US BioEnergy stock options and US BioEnergy restricted stock awards, including the reservation, issuance and listing of VeraSun common stock in a number at least equal to the number of shares of VeraSun common stock that will be subject to such options (as converted in the manner described above).

In addition, immediately following the consummation of the merger, VeraSun must prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of VeraSun common stock equal to the number of shares subject to such awards (as converted in the manner described above). VeraSun must keep such registration statement effective (and maintain the current status of any prospectus required thereby) at least for so long as any such converted awards or any unsettled awards granted under US BioEnergy stock plans after the closing of the merger may remain outstanding.

Prior to the consummation of the merger, and with respect to US BioEnergy’s employee stock purchase plan, US BioEnergy must ensure that:

•	participation in such employee stock purchase plan is limited to those employees who were participants on the date of the merger agreement;

•	current participants may not increase their payroll deduction elections or purchase elections from those in effect on the date of the merger agreement;

•	there are no additional grant dates or new offering periods commencing following the date of the merger agreement;

•	each offering period in progress on the date of the merger agreement ends immediately prior to the consummation of the merger or, if earlier, on the last day of such offering period;

•

each participant possessing purchase rights for such offering period is permitted to purchase, to the extent such purchase is funded through payroll deductions made under the employee stock purchase plan, the number of shares of US BioEnergy common stock contemplated by such purchase rights; and

•	following the purchase of US BioEnergy common stock with respect to such offering period(s), the US BioEnergy employee stock purchase plan will terminate.

Resale of VeraSun Common Stock

VeraSun common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, except for shares issued to any US BioEnergy shareholder who may be deemed to be an “affiliate” of VeraSun for purposes of Rule 144 under the Securities Act. This joint proxy statement/prospectus does not cover resales of VeraSun common stock received by any person upon completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any such resale.

Legal Proceedings Regarding the Merger

US BioEnergy and Gordon W. Ommen, James B. Morgan, Jennifer A. Johnson, Clifford F. Mesner, Mark A. Ruelle, James E. Dauwalter and Jay D. Debertin, each a current or former member of US BioEnergy’s board of directors, were named as defendants in a purported class action lawsuit brought by Paul D. Blumstein in the Circuit Court of the Sixth Judicial Circuit in Pierre, South Dakota. Plaintiff alleges that the individual defendants breached their fiduciary duties in connection with the transaction contemplated by the merger agreement. Plaintiff seeks certain equitable relief, including enjoining the merger, and an award for attorneys’ fees and other costs. US BioEnergy and its board of directors believe that this suit is without merit and intend to vigorously defend their positions in this matter.

THE MERGER AGREEMENT

This is a summary of the material provisions of the merger agreement. The merger agreement, which is attached as Annex 1 to this joint proxy statement/prospectus and is incorporated herein by reference, contains the complete terms of that agreement. You should read the entire merger agreement carefully.

Conditions to the Completion of the Merger

Conditions to VeraSun’s and US BioEnergy’s Obligations to Complete the Merger. Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions that include, in addition to other customary closing conditions, the following:

•	the approval and adoption of the merger agreement and the approval of the merger by US BioEnergy shareholders at the US BioEnergy special meeting;

•	the approval of the issuance of VeraSun common stock pursuant to the merger by VeraSun shareholders at the VeraSun special meeting;

•	the expiration or earlier termination of the applicable waiting periods under the HSR Act;

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the absence of any temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction or other law, rule, legal restraint or prohibition preventing the consummation of the merger (provided each of VeraSun and US BioEnergy have used its reasonable best efforts to prevent or have removed any such restraint);

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the SEC having declared effective the registration statement of which this joint proxy statement/ prospectus forms a part, and this registration statement not being subject to any stop order or proceedings seeking a stop order; and

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the authorization for listing on the NYSE of the VeraSun common stock issuable to US BioEnergy shareholders in the merger and issuable pursuant to conversion of stock options and restricted stock awards granted under US BioEnergy’s stock plans, upon official notice of issuance.

Conditions to VeraSun’s Obligation to Complete the Merger. VeraSun’s obligation to effect the merger is further subject to satisfaction or waiver of the following additional conditions:

•	no material adverse change, as defined in the merger agreement, affecting US BioEnergy, having occurred since December 31, 2006;

•	the representations and warranties of US BioEnergy in the merger agreement with respect to its capitalization being true and correct in all material respects;

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the representations and warranties of US BioEnergy in the merger agreement (other than with respect to capitalization or the absence of a material adverse change), when read without regard to any materiality or material adverse change qualifiers, being true and correct, except to the extent that their failure to be true and correct would not have a material adverse effect, as defined in the merger agreement, on US BioEnergy;

•	US BioEnergy having performed in all material respects its obligations under the merger agreement;

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the receipt of an officer’s certificate executed by US BioEnergy’s chief executive officer stating that the conditions relating to the truth of representations and warranties and compliance with covenants have been satisfied; and

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the receipt on the closing date of the merger by VeraSun of an opinion from its counsel (or from US BioEnergy’s counsel) to the effect that the merger will qualify as a “tax-free reorganization” under Section 368(a) of the Code.

Conditions to US BioEnergy’s Obligation to Complete the Merger. US BioEnergy’s obligation to effect the merger is further subject to satisfaction or waiver of the following additional conditions:

•	no material adverse change, as defined in the merger agreement, affecting VeraSun, having occurred since December 31, 2006;

•	the representations and warranties of VeraSun in the merger agreement with respect to its capitalization being true and correct in all material respects;

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the representations and warranties of VeraSun in the merger agreement (other than with respect to capitalization or the absence of a material adverse change), when read without regard to any materiality or material adverse change qualifiers, being true and correct, except to the extent that their failure to be true and correct would not have a material adverse effect, as defined in the merger agreement, on VeraSun;

•	VeraSun having performed in all material respects its obligations under the merger agreement;

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the receipt of an officer’s certificate executed by VeraSun’s chief executive officer stating that the conditions relating to the truth of representations and warranties and compliance with covenants have been satisfied; and

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the receipt on the closing date of the merger by US BioEnergy of an opinion from its counsel (or from VeraSun’s counsel) to the effect that the merger will qualify as a “tax-free reorganization” under Section 368(a) of the Code.

Important Definitions

The merger agreement provides that a “material adverse effect” or “material adverse change” means, when used in connection with US BioEnergy or VeraSun, any change, development, event, occurrence, effect or state of facts that, individually or in the aggregate with all such other changes, developments, events, occurrences, effects or states of facts is, or is reasonably likely to be, materially adverse to the business, financial condition or results of operations of US BioEnergy and its subsidiaries, taken as a whole, or VeraSun and its subsidiaries, taken as a whole, as the case may be, other than any change, development, event, occurrence, effect or state of facts arising out of or resulting from:

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capital market conditions generally or general economic conditions, including with respect to interest rates or currency exchange rates (to the extent not materially disproportionately affecting US BioEnergy or VeraSun, respectively, as compared with other participants in their industry);

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geopolitical conditions or any outbreak or escalation of hostilities, acts of war or terrorism occurring after the date of the merger agreement (to the extent not materially disproportionately affecting US BioEnergy or VeraSun, respectively, as compared with other participants in their industry);

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any hurricane, tornado, flood, earthquake or other natural disaster occurring after the date of the merger agreement (to the extent not materially disproportionately affecting US BioEnergy or VeraSun, respectively, as compared with other participants in their industry);

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any change in applicable law, regulation or GAAP (or authoritative interpretation thereof) which is proposed, approved or enacted after the date of the merger agreement (to the extent not materially disproportionately affecting US BioEnergy or VeraSun, respectively, as compared with other participants in their industry);

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general conditions in the industries in which US BioEnergy and VeraSun and their respective subsidiaries operate (to the extent not materially disproportionately affecting US BioEnergy or VeraSun, respectively, as compared with other participants in their industry);

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the failure, in and of itself, of US BioEnergy or VeraSun to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics after the date of the merger agreement, or changes in the market price, credit rating or trading volume of US BioEnergy’s or VeraSun’s securities after the date of the merger agreement (although the underlying facts giving rise or contributing to such failure or change may constitute a material adverse change or a material adverse effect, or be taken into account in determining whether there has been, or is reasonably likely to be, a material adverse change or a material adverse effect); and

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the announcement and pendency of the merger agreement, the shareholders’ agreements and the transactions contemplated thereby, including any lawsuit in respect thereof, compliance with the covenants contained therein, and any loss of or change in relationship with any customer, supplier, distributor, or other business partner, or departure of any employee or officer, of US BioEnergy or VeraSun or any of their respective subsidiaries.

No Solicitation by US BioEnergy

The merger agreement provides that US BioEnergy will not, nor will it authorize or permit any of its subsidiaries or any of its or their respective directors, officers or employees, or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative retained by it or any of its subsidiaries to, directly or indirectly through another person

•

solicit, initiate or encourage, or take any other action designed to, or which could reasonably be expected to, facilitate, any inquiries or the making of any US BioEnergy takeover proposal, as described below, or

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enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, any US BioEnergy takeover proposal.

The merger agreement provides that the term “US BioEnergy takeover proposal” means any inquiry, proposal or offer from any person relating to, or that could reasonably be expected to lead to:

•

any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets (including equity securities of any subsidiary of US BioEnergy) or businesses that constitute 15% or more of the revenues, net income or assets of US BioEnergy and its subsidiaries, taken as a whole, or 15% or more of any class of equity securities of US BioEnergy,

•	any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of US BioEnergy, or

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any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving US BioEnergy or any of its subsidiaries pursuant to which any person or the shareholders of any person would own 15% or more of any class of equity securities of US BioEnergy or of any resulting parent company of US BioEnergy (or of any resulting entity in the case of a “parent to parent” transaction), in each case other than the transactions contemplated by the merger agreement.

The merger agreement provides that, notwithstanding the restrictions described above, if at any time prior to the time US BioEnergy shareholders have approved and adopted the merger agreement and approved the merger,

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US BioEnergy receives a bona fide written US BioEnergy takeover proposal that the US BioEnergy board of directors reasonably determines (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a US BioEnergy superior proposal, as defined below, and

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such US BioEnergy takeover proposal was not solicited after the date of the merger agreement and was made after the date of the merger agreement and did not otherwise result from a breach by US BioEnergy of the no solicitation provisions described above,

US BioEnergy may

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furnish information with respect to US BioEnergy and its subsidiaries to the person making such US BioEnergy takeover proposal (and its representatives) pursuant to a customary confidentiality agreement not less restrictive to such person than the confidentiality provisions of the confidentiality agreement between US BioEnergy and VeraSun, provided that all such information has previously been provided to VeraSun or is provided to VeraSun prior to or substantially concurrent with the time it is provided to such person, and

•	participate in discussions or negotiations with the person making such US BioEnergy takeover proposal (and its representatives) regarding such US BioEnergy takeover proposal.

The merger agreement provides that the term “US BioEnergy superior proposal” means any bona fide offer made by a third party that if consummated would result in such person (or its shareholders) owning, directly or indirectly, more than 80% of the shares of US BioEnergy common stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the assets of US BioEnergy, which US BioEnergy’s board of directors reasonably determines (after consultation with a financial advisor of nationally recognized reputation) to be

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more favorable to the shareholders of US BioEnergy from a financial point of view than the merger (taking into account all of the terms and conditions of such proposal and the merger agreement (including any changes to the financial terms of the merger agreement proposed by VeraSun in response to such offer or otherwise)), and

•	reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

The merger agreement provides further that neither the board of directors of US BioEnergy nor any committee thereof may:

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withdraw (or qualify or modify in a manner adverse to VeraSun), or publicly propose to withdraw (or qualify or modify in a manner adverse to VeraSun), the approval, adoption or recommendation by the US BioEnergy board of directors or any such committee thereof of the merger agreement, the merger or the other transactions contemplated by the merger agreement;

•	approve, adopt or recommend, or propose publicly to approve, adopt or recommend, any US BioEnergy takeover proposal; or

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approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow US BioEnergy or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar contract constituting or related to, or that is intended to or could reasonably be expected to lead to, any US BioEnergy takeover proposal.

Notwithstanding the above, at any time prior to the time US BioEnergy shareholders have approved and adopted the merger agreement and approved the merger, US BioEnergy’s board of directors may, in response to a US BioEnergy takeover proposal that the board of directors of US BioEnergy reasonably determines (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes a US BioEnergy superior proposal, as described above, and that was unsolicited and made after the date of the merger agreement and that did not otherwise result from a breach of the no solicitation provisions of the merger agreement, cause US BioEnergy to terminate the merger agreement and concurrently with or after such termination enter into a letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar contract constituting or related to, or that is intended to or could reasonably be expected to lead to, a US BioEnergy superior proposal.

No termination of the merger agreement by US BioEnergy in response to a takeover proposal that constitutes a US BioEnergy superior takeover proposal may be made until after the fifth business day following VeraSun’s receipt of written notice from US BioEnergy advising VeraSun that the board of directors of US BioEnergy intends to take such action and specifying the reasons therefor, including the terms and conditions of any US BioEnergy superior proposal that is the basis of the proposed action by US BioEnergy’s board of directors. Any amendment to the financial terms or any other material term of such US BioEnergy superior proposal requires a new notice to VeraSun and a new five business day period. In determining whether to cause US BioEnergy to so terminate the merger agreement, the board of directors of US BioEnergy must take into account any changes to the financial terms of the merger agreement proposed by VeraSun in response to a notice of US BioEnergy superior proposal or otherwise.

In addition to the no solicitation provisions described above, US BioEnergy must promptly advise VeraSun orally and in writing of any US BioEnergy takeover proposal, the material terms and conditions of any such US BioEnergy takeover proposal (including any changes thereto) and the identity of the person making any such US BioEnergy takeover proposal. US BioEnergy must keep VeraSun fully informed in all material respects of the status and details (including any change to the terms thereof) of any US BioEnergy takeover proposal and must provide to VeraSun as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to US BioEnergy or any of its subsidiaries from any person that describes any of the terms or conditions of any US BioEnergy takeover proposal.

The foregoing no solicitation provisions do not prohibit US BioEnergy from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or a statement required under Rule 14a-9 under the Exchange Act or making any disclosure to the shareholders of US BioEnergy that is required by applicable law, except that in no event may US BioEnergy or its board of directors or any committee thereof take, or agree or resolve to take, any action prohibited by the merger agreement’s no solicitation provisions (provided, that any accurate disclosure of factual information to the shareholders of US BioEnergy that is required to be made under applicable federal securities laws will not be considered a prohibited action under the merger agreement’s no solicitation provisions).

No Solicitation by VeraSun

The merger agreement provides that VeraSun will not, nor will it authorize or permit any of its subsidiaries or any of its or their respective directors, officers or employees, or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative retained by it or any of its subsidiaries to, directly or indirectly through another person

•

solicit, initiate or encourage, or take any other action designed to, or which could reasonably be expected to, facilitate, any inquiries or the making of any VeraSun takeover proposal, as described below, or

•

enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, any VeraSun takeover proposal.

The merger agreement provides that the term “VeraSun takeover proposal” means any inquiry, proposal or offer from any person relating to, or that could reasonably be expected to lead to:

•

any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets (including equity securities of any subsidiary of VeraSun) or businesses that constitute 15% or more of the revenues, net income or assets of VeraSun and its subsidiaries, taken as a whole, or 15% or more of any class of equity securities of VeraSun,

•	any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of VeraSun, or

•

any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving VeraSun or any of its subsidiaries pursuant to which any person or the shareholders of any person would own 15% or more of any class of equity securities of VeraSun or of any resulting parent company of VeraSun (or of any resulting entity in the case of a “parent to parent” transaction), in each case other than the transactions contemplated by the merger agreement.

The merger agreement provides that, notwithstanding the restrictions described above, if at any time prior to the time VeraSun shareholders have approved the issuance of VeraSun common stock to US BioEnergy shareholders in the merger,

•

VeraSun receives a bona fide written VeraSun takeover proposal that the VeraSun board of directors reasonably determines (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a VeraSun superior proposal, as defined below, and

•

such VeraSun takeover proposal was not solicited after the date of the merger agreement and was made after the date of the merger agreement and did not otherwise result from a breach by VeraSun of the no solicitation provisions described above,

VeraSun may

•

furnish information with respect to VeraSun and its subsidiaries to the person making such VeraSun takeover proposal (and its representatives) pursuant to a customary confidentiality agreement not less restrictive to such person than the confidentiality provisions of the confidentiality agreement between VeraSun and US BioEnergy, provided that all such information has previously been provided to US BioEnergy or is provided to US BioEnergy prior to or substantially concurrent with the time it is provided to such person, and

•	participate in discussions or negotiations with the person making such VeraSun takeover proposal (and its representatives) regarding such VeraSun takeover proposal.

The merger agreement provides that the term “VeraSun superior proposal” means any bona fide offer made by a third party that if consummated would result in such person (or its shareholders) owning, directly or indirectly, more than 80% of the shares of VeraSun common stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the assets of VeraSun, which VeraSun’s board of directors reasonably determines (after consultation with a financial advisor of nationally recognized reputation) to be

•

more favorable to the shareholders of VeraSun from a financial point of view than the merger (taking into account all of the terms and conditions of such proposal and the merger agreement (including any changes to the financial terms of the merger agreement proposed by US BioEnergy in response to such offer or otherwise)), and

•	reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

The merger agreement provides further that neither the board of directors of VeraSun nor any committee thereof may

•

withdraw (or qualify or modify in a manner adverse to US BioEnergy), or publicly propose to withdraw (or qualify or modify in a manner adverse to US BioEnergy), the approval, adoption or recommendation by the VeraSun board of directors or any such committee thereof of the merger agreement, the merger or the other transactions contemplated by the merger agreement,

•	approve, adopt or recommend, or propose publicly to approve, adopt or recommend, any VeraSun takeover proposal, or

•

approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow VeraSun or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar contract constituting or related to, or that is intended to or could reasonably be expected to lead to, any VeraSun takeover proposal.

Notwithstanding the above, at any time prior to the time VeraSun shareholders have approved the issuance of shares of VeraSun common stock to US BioEnergy shareholders in the merger, VeraSun’s board of directors may, in response to a VeraSun takeover proposal that the board of directors of VeraSun reasonably determines (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes a VeraSun superior proposal, as described above, and that was unsolicited and made after the date of the merger agreement and that did not otherwise result from a breach of the no solicitation provisions of the merger agreement, cause VeraSun to terminate the merger agreement and concurrently with or after such termination enter into a letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar contract constituting or related to, or that is intended to or could reasonably be expected to lead to, such VeraSun superior proposal.

No termination of the merger agreement by VeraSun in response to a takeover proposal that constitutes a VeraSun superior takeover proposal may be made until after the fifth business day following US BioEnergy’s receipt of written notice from VeraSun advising US BioEnergy that the board of directors of VeraSun intends to take such action and specifying the reasons therefor, including the terms and conditions of any VeraSun superior proposal that is the basis of the proposed action by VeraSun’s board of directors. Any amendment to the financial terms or any other material term of such VeraSun superior proposal requires a new notice to US BioEnergy and a new five business day period. In determining whether to cause VeraSun to so terminate the merger agreement, the board of directors of VeraSun must take into account any changes to the financial terms of the merger agreement proposed by US BioEnergy in response to a notice of VeraSun superior proposal or otherwise.

In addition to the no solicitation provisions described above, VeraSun must promptly advise US BioEnergy orally and in writing of any VeraSun takeover proposal, the material terms and conditions of any such VeraSun takeover proposal (including any changes thereto) and the identity of the person making any such VeraSun takeover proposal. VeraSun must keep US BioEnergy fully informed in all material respects of the status and details (including any change to the terms thereof) of any VeraSun takeover proposal and must provide to US BioEnergy as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to VeraSun or any of its subsidiaries from any person that describes any of the terms or conditions of any VeraSun takeover proposal.

The foregoing no solicitation provisions do not prohibit VeraSun from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or a statement required under Rule 14a-9 under the Exchange Act or making any disclosure to the shareholders of VeraSun that is required by applicable law, except that in no event may VeraSun or its board of directors or any committee thereof take, or agree or resolve to take, any action prohibited by the merger agreement’s no solicitation provisions (provided, that any accurate disclosure of factual information to the shareholders of VeraSun that is required to be made under applicable federal securities laws will not be considered a prohibited action under the merger agreement’s no solicitation provisions).

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, even if the merger agreement has been adopted by the US BioEnergy shareholders or if the issuance of VeraSun common stock in the merger has been approved by the VeraSun shareholders:

•	by mutual written consent of VeraSun and US BioEnergy;

•

by either VeraSun or US BioEnergy, if the merger has not been completed by May 29, 2008, except that this right to terminate the merger agreement will not be available to any party whose willful breach of a representation or warranty in the merger agreement or whose other action or failure to perform any of its obligations under the merger agreement has been a principal cause of or resulted in the failure of the merger to be consummated on or before that date;

•

by either VeraSun or US BioEnergy, if the shareholders of VeraSun have not approved the issuance of shares of VeraSun common stock to US BioEnergy shareholders pursuant to the merger at the VeraSun special meeting, or at any adjournment or postponement thereof at which a vote on such matters was taken;

•

by either VeraSun or US BioEnergy, if the shareholders of US BioEnergy have not approved and adopted the merger agreement and approved the merger at the US BioEnergy special meeting, or at any adjournment or postponement thereof at which a vote on such matters was taken;

•

by either VeraSun or US BioEnergy if any temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction or other law, rule, legal restraint or prohibition preventing the consummation of the merger is in effect and has become final and nonappealable, except that the right to terminate the merger agreement under such conditions will not be available to any party who has not used its reasonable best efforts to prevent to prevent or have removed any such restraint;

•

by either VeraSun or US BioEnergy, if the other party has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform would give rise to the failure of the conditions to the merger in respect of the accuracy of the other party’s representations and warranties and its performance of obligations under the merger agreement and has not been or is incapable of being cured within 60 calendar days following receipt of written notice from the other party of such breach or failure to perform;

•

by VeraSun, if US BioEnergy or any of its directors or officers withdraws (or qualifies or modifies in a manner adverse to VeraSun), or publicly proposes to withdraw (or qualify or modify in a manner adverse to VeraSun), the approval, adoption or recommendation by the US BioEnergy board of directors or any committee thereof of the merger agreement, the merger or the other transactions contemplated by the merger agreement, or approves, adopts or recommends, or proposes publicly to approve, adopt or recommend, any US BioEnergy takeover proposal or otherwise willfully and materially breaches any of the no solicitation provisions described above in “—No Solicitation by US BioEnergy”;

•

by US BioEnergy, if VeraSun or any of its directors or officers withdraws (or qualifies or modifies in a manner adverse to US BioEnergy), or publicly proposes to withdraw (or qualify or modify in a manner adverse to US BioEnergy), the approval, adoption or recommendation by the VeraSun board of directors or any committee thereof of the merger agreement, the merger or the other transactions contemplated by the merger agreement, or approves, adopts or recommends, or proposes publicly to approve, adopt or recommend, any VeraSun takeover proposal or otherwise willfully and materially breaches any of the no solicitation provisions described above in “—No Solicitation by VeraSun”;

•	by VeraSun in accordance with the terms and subject to the conditions described in “—No Solicitation by VeraSun”; and

•	by US BioEnergy, in accordance with the terms and subject to the conditions described above in “—No Solicitation by US BioEnergy”.

Fees and Expenses

General. The merger agreement provides that each party will pay its own fees and expenses in connection with the merger agreement, the shareholders agreements, the merger and the transactions contemplated by the merger agreement and the shareholders agreements, whether or not the merger is completed, except that VeraSun and US BioEnergy will each pay one-half of the expenses incurred in connection with filing, printing and mailing of the registration statement of which this joint proxy statement/prospectus is a part and the filing fees for the pre-merger Notification and Report Forms under the HSR Act.

Termination Fee. US BioEnergy must pay to VeraSun a termination fee of $42 million in each of the following circumstances:

•	the merger agreement is terminated by US BioEnergy in accordance with the terms and subject to the conditions described above in “—No Solicitation by US BioEnergy”; or

•

prior to US BioEnergy’s shareholders approving the merger agreement, a US BioEnergy takeover proposal is made to US BioEnergy or directly to the US BioEnergy shareholders generally or otherwise becomes publicly known or any person publicly announces an intention, whether or not conditional, to make a US BioEnergy takeover proposal, the merger agreement is terminated by either VeraSun or US BioEnergy pursuant to their respective rights described in the second (but only if a vote to obtain US BioEnergy shareholder approval of the merger agreement or the US BioEnergy shareholder meeting has not been held) or fourth bullet points under “—Termination of the Merger Agreement” and within 12 months after such termination, US BioEnergy enters into a definitive agreement to consummate, or consummates, the transactions contemplated by any US BioEnergy takeover proposal (for purposes of this circumstance, the term “US BioEnergy takeover proposal” has the same meaning as described under “—No Solicitation by US BioEnergy”, except that references to 15% are replaced by 35%).

VeraSun must pay US BioEnergy a termination fee of $61 million in each of the following circumstances:

•	the merger agreement is terminated by VeraSun in accordance with the terms and subject to the conditions described above in “—No Solicitation by VeraSun”; or

•

prior to VeraSun’s shareholders approving the issuance of shares of VeraSun common stock to US BioEnergy shareholders in the merger, a VeraSun takeover proposal is made to VeraSun or directly to the VeraSun shareholders generally or otherwise becomes publicly known or any person publicly announces an intention, whether or not conditional, to make a VeraSun takeover proposal, the merger agreement is terminated by either VeraSun or US BioEnergy pursuant to their respective rights described in the second (but only if a vote to obtain VeraSun shareholder approval of the issuance of shares of VeraSun common stock to US BioEnergy shareholders in the merger or the VeraSun shareholder meeting has not been held) or third bullet points under “—Termination of the Merger Agreement” and within 12 months after such termination, VeraSun enters into a definitive agreement to consummate, or consummates, the transactions contemplated by any VeraSun takeover proposal (for purposes of this circumstance, the term “VeraSun takeover proposal” has the same meaning as described under “—No Solicitation by VeraSun”, except that references to 15% are replaced by 35%).

Conduct of Business Pending the Merger

Under the merger agreement, each of VeraSun and US BioEnergy has agreed that, during the period from the date of the merger agreement to the effective time of the merger, except as consented to by VeraSun, it will, and will cause each of its subsidiaries to, carry on its respective business in the ordinary course and, to the extent consistent with such course of conduct, use all commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants, maintain its rights, franchises, licenses and other authorizations issued by governmental entities and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition, without limiting the generality of the foregoing, during the period from the date of the merger agreement to the effective time of the merger, each of VeraSun and US BioEnergy has agreed to specific restrictions relating to the following:

•	declaring or paying any dividend or repurchasing or redeeming any of its capital stock;

•	issuing capital stock (other than pursuant to equity-based awards outstanding at the time of signing, and other equity-based awards permitted to be issued post-signing);

•	amending its articles of incorporation or bylaws;

•	merging with any other person or acquiring assets of any other person;

•	selling assets (or subjecting assets to a lien) outside the ordinary course;

•	incurring or guaranteeing any indebtedness for borrowed money;

•	making any loan or advance to any person;

•	making capital expenditures in excess of scheduled amounts;

•	paying or settling any claims or litigation outside the ordinary course, and waiving or compromising any material claims or litigation;

•	adopting or amending employee benefit plans or agreements with an employee;

•	materially changing actuarial or other assumptions used to determine funding obligations under pension plans, or changing the manner in which contributions are made or determined;

•	except as contemplated by the merger agreement, amending any equity award;

•	increasing benefits or compensation expenses (other than in the ordinary course or as required under an existing contract);

•	transferring or licensing intellectual property rights (other than in the ordinary course);

•	entering into or amending material contracts (subject to certain exceptions);

•	making any material tax elections;

•	liquidating or dissolving; and

•	changing accounting methods.

Representations and Warranties

The merger agreement contains customary representations and warranties by each of VeraSun and US BioEnergy (with each party’s representations and warranties substantially identical to the other’s) relating to, among other things:

•	organization, standing and corporate power;

•	subsidiaries;

•	capital structure;

•

authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental entities relating to, the merger agreement and related matters of VeraSun, Host Acquisition Corporation and US BioEnergy;

•	documents filed with the SEC and the accuracy of information contained in such documents;

•	financial statements and the absence of undisclosed material liabilities;

•	compliance with the Sarbanes-Oxley Act and other matters relating to internal controls;

•	accuracy of information supplied in connection with this joint proxy statement/prospectus and the registration statement of which it is a part;

•	absence of a material adverse change since December 31, 2006, and the absence of certain other changes or events;

•	pending or threatened material litigation;

•	compliance with applicable laws;

•	environmental matters;

•	certain contracts and agreements;

•	ERISA and employee benefit plans;

•	taxes;

•	required shareholder vote;

•	satisfaction of the requirements of certain state takeover statutes and provisions of VeraSun’s and US BioEnergy’s constitutional documents;

•	ownership of VeraSun (or, as applicable, US BioEnergy) common stock;

•	engagement and payment of fees of brokers, investment bankers, finders and financial advisors;

•	receipt of fairness opinion;

•	intellectual property; and

•	title to real property and compliance with the terms of material leases.

The representations and warranties of each of VeraSun and US BioEnergy have been made solely for the benefit of the other party and such representations and warranties should not be relied on by any other person. In addition, such representations and warranties:

•

will not survive consummation of the merger and, other than certain representations and warranties relating to broker and advisor fees, cannot be the basis for any claims under the merger agreement by the other party after termination of the merger agreement except if willfully and materially breached;

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

•	are subject to the materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and

•	were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

Additional Terms

Subject to the terms and conditions of the merger agreement, VeraSun and US BioEnergy have agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement, including using reasonable best efforts to accomplish the following:

•	taking all acts necessary to cause the conditions to closing to be satisfied as promptly as practicable;

•

obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental entities and making all necessary registrations and filings (including with respect to the HSR Act) and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity;

•	obtaining of all necessary consents, approvals or waivers from third parties; and

•	defending any lawsuits or other legal proceedings (whether judicial or administrative) challenging the merger agreement or the transactions contemplated thereby.

The merger agreement further provides that VeraSun and US BioEnergy must:

•

use their respective reasonable best efforts to furnish to each other all information (other than confidential or proprietary information not directly related to the transactions contemplated by the merger agreement) required for any filing, form, declaration, notification, registration and notice, and to keep the other party reasonably informed with respect to the status of each clearance, approval or waiver sought from a governmental entity in connection with the transactions contemplated by the merger agreement, and the material communications between such party and such governmental entity;

•	promptly notify the other of, and furnish the other with copies of, any communications from or with any governmental entity with respect to the transactions contemplated by the merger agreement;

•

permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or any oral communication with any such governmental entity;

•

not participate in any meeting or have any communication with any such governmental entity unless it has given the other an opportunity to consult with it in advance and to the extent permitted by such governmental entity gives the other the opportunity to attend and participate therein;

•	furnish the other with copies of all filings and communications between it and any such governmental entity with respect to the transactions contemplated by the merger agreement; and

•

furnish the other with such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions of information to any such governmental entity.

The merger agreement provides that US BioEnergy and its board of directors and VeraSun and its board of directors must (1) use reasonable best efforts to ensure that no state takeover law or similar law is or becomes applicable to the merger agreement, the merger, the shareholder agreements or any of the other transactions contemplated by the merger agreement and (2) if any state takeover law or similar law becomes applicable to the merger agreement, the merger, the shareholder agreements or any of the other transactions contemplated by the merger agreement, use reasonable best efforts to ensure that the merger and the other transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise to minimize the effect of such law on the merger agreement, the merger, the shareholder agreements and the other transactions contemplated by the merger agreement.

Articles of Incorporation, Bylaws and Directors and Officers of the Surviving Corporation

The merger agreement provides that the amended articles of incorporation of US BioEnergy will be amended to read in their entirety as set forth in an exhibit to the merger agreement and, as so amended, will be the articles of incorporation of the surviving corporation until changed or amended. The merger agreement further provides that the bylaws of Host Acquisition Corporation, as in effect immediately prior to the completion of the merger, will be the bylaws of the surviving corporation until changed or amended. For a summary of certain provisions of the current US BioEnergy articles and bylaws and the associated rights of US BioEnergy shareholders, see “Comparison of Rights of Common Shareholders of VeraSun and US BioEnergy” on page 122. The merger agreement also provides that the directors and officers of Host Acquisition Corporation immediately prior to the completion of the merger will be the directors and officers of the surviving corporation until the earlier of their resignation or removal and until their respective successors are duly elected and qualified.

Corporate Governance and Bylaws of VeraSun; VeraSun Headquarters

The merger agreement provides that, upon completion of the merger, Donald L. Endres will be VeraSun’s chief executive officer and Gordon W. Ommen will be the non-executive chairman of the board of directors of VeraSun. The merger agreement also provides that the board of directors of VeraSun will be expanded from six to ten members upon completion of the merger, with the following individuals serving as directors of the class indicated:

Name	Class
James E. Dauwalter	Class II
Jay D. Debertin	Class III
Donald L. Endres	Class I
D. Duane Gilliam	Class III
T. Jack Huggins III	Class II
Steven T. Kirby	Class II
Gordon W. Ommen	Class I
Mark A. Ruelle	Class III
Paul A. Schock	Class I
An individual to be designated by the board of directors of VeraSun.	Class II

Class I directors are expected to stand for re-election at VeraSun’s 2010 annual meeting of shareholders; Class II directors (and any appointees in connection with the merger) are expected to stand for re-election at VeraSun’s 2008 annual meeting of shareholders; and Class III directors are expected to stand for re-election at VeraSun’s 2009 annual meeting of shareholders.

In the event that any of the individuals named in the table above is unable (due to death or incapacity) or unwilling to serve in the positions indicated at any time prior to VeraSun’s annual meeting of shareholders in 2009, the then-current members of VeraSun’s board who were members of the board of directors of the party designating such person (either VeraSun or US BioEnergy, as the case may be) will designate his replacement.

In addition, the merger agreement provides that, upon completion of the merger, VeraSun’s bylaws will be amended in the following manner:

•

Section 2.2 will be amended to provide that the Chairman of the Board, the Chief Executive Officer, the President or the Board may call special meetings, in addition to the provisions relating to shareholders calling special meetings.

•

Section 3 will be amended to (i) expand the Board to ten members, (ii) provide that special meetings of the board of directors may be called by the Chairman of the Board, the Chief Executive Officer, the President or any two directors and (iii) provide that any Executive Committee cannot remove any person for whom an affirmative vote of not less than 75% of the entire board of directors is required for removal (as provided below).

•

Section 4 will be amended to provide (i) for a non-executive Chairman of the Board, (ii) that the non-executive Chairman of the Board shall preside over all meetings of the board of directors and shareholders at which he is present, (iii) for a Chief Executive Officer, (iv) that the Chief Executive

Officer shall have general supervision and direction of the business and affairs of the corporation, shall be a member of the board of directors and shall report directly to the board of directors, (v) that at the Effective Time of the Merger, the Chairman of the Board and the Chief Executive Officer will be elected by the board of directors to serve until the annual meeting of shareholders in 2009, unless earlier removed as provided below and (vi) that until the annual meeting of shareholders in 2009, (x) the removal of Gordon Ommen as non-executive Chairman of the board of directors or (y) the removal of Donald Endres from the office of Chief Executive Officer, any modification to the provisions of his employment contract which provide for his term of office or any modification to the role, duties, authority or reporting line of the Chief Executive Officer, each shall require the affirmative vote of not less than 75% of the entire board of directors.

•

Section 8 will be amended to provide that the board of directors may not alter, amend or repeal, or adopt new Bylaws in conflict with, or recommend any such action to shareholders that would amend (i) any provision of the Bylaws which requires a 75% vote of the entire board of directors for action to be taken thereunder or (ii) such provisions of Section 8, in each case without the affirmative vote of not less than 75% of the entire board of directors.

The merger agreement further provides that, upon completion of the merger, VeraSun will continue to have its corporate headquarters in Brookings, South Dakota. Additionally, VeraSun will have an executive office in St. Paul, Minnesota. Prior to the completion of the merger, VeraSun and US BioEnergy will mutually agree on a consultant to engage in an investigation and analysis and provide a recommendation to the combined Board, following the completion of the merger, as to the optimal location for the combined company’s headquarters and principal executive office, as between Brookings, South Dakota and St. Paul, Minnesota, taking into account VeraSun’s anticipated business goals. Within 30 days of the completion of the merger, the combined Board will consider such recommendation and make a determination as to the location or locations for VeraSun’s headquarters and executive offices that the combined Board reasonably believes to be in the best long term interests of VeraSun’s shareholders.

Amendment; Extension and Waiver

The merger agreement provides that:

•

the merger agreement may be amended by mutual consent of the parties in writing at any time, before or after shareholder approval, except that no amendment may be entered into which requires further approval by US BioEnergy shareholders or VeraSun shareholders unless such approval is obtained; and

•	at any time prior to the effective time of the merger, a party may, by written instrument signed on behalf of such party:

•	extend the time for performance of any of the obligations or other acts of any other party to the merger agreement;

•	waive inaccuracies in representations and warranties of any other party contained in the merger agreement or in any related document; or

•

waive compliance by any other party with any agreements or conditions in the merger agreement, except that no such waiver may be made after shareholder approval which requires further approval by US BioEnergy shareholders or VeraSun shareholders unless such approval is obtained.

Indemnification, Exculpation and Insurance

Under the merger agreement, VeraSun and Host Acquisition Corporation agreed that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger (and rights for advancement of expenses) existing in favor of the current or former directors or officers of US BioEnergy or its subsidiaries as provided in their respective articles of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of US BioEnergy in effect on the date of the merger agreement will be assumed by the surviving corporation in the merger as of the effective time of the merger, and will survive the merger and continue in full force and effect in accordance with their terms.

The merger agreement further provides that, in the event that VeraSun or the surviving corporation or any of their respective successors or assigns

•	consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger, or

•	transfers or conveys all or substantially all its properties and assets to any person,

then, and in each such case, VeraSun will cause proper provision to be made so that the successors and assigns of VeraSun or the surviving corporation, as applicable, assume the indemnification, exculpation and expense reimbursement obligations of VeraSun or the surviving corporation described above. In the event that VeraSun takes any action to materially impair the financial ability of the surviving corporation to satisfy these obligations, VeraSun will either guarantee such obligations or take such other action to insure that the ability of the surviving corporation to satisfy such obligations will not be diminished in any material respect.

The merger agreement provides that, for six years after the effective time of the merger, VeraSun will maintain in effect US BioEnergy’s current directors’ and officers’ liability insurance covering acts or omissions occurring prior to the effective time of the merger covering each person currently covered by US BioEnergy’s directors’ and officers’ liability insurance policy on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date of this Agreement. VeraSun may, however, substitute policies of VeraSun or its subsidiaries containing terms with respect to coverage and amount no less favorable to such directors or officers. In no event will VeraSun be required to pay annual premiums for the insurance described above in excess of 250% of the amount of the annual premiums paid by US BioEnergy in 2006, provided that VeraSun shall nevertheless be required to provide as much coverage as may be obtained for such 250% amount. Alternatively, at US BioEnergy’s option, prior to the effective time of the merger, US BioEnergy may purchase a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as US BioEnergy’s current directors’ and officers’ liability insurance with respect to matters arising on or before the effective time of the merger, subject to the same 250% cost limitation. If such “tail” prepaid policy is obtained by US BioEnergy, VeraSun will cause it to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by VeraSun and the surviving corporation, and in such case no other party will have any further obligation to purchase or pay for the insurance described above.

VeraSun has agreed to pay (as incurred) all out-of-pocket expenses, including reasonable fees and expenses of counsel, that a current or former director or officer of US BioEnergy may incur in enforcing the indemnity and other obligations described above.

THE SHAREHOLDERS AGREEMENTS

This is a summary of the material provisions of the shareholders agreements. These shareholders agreements, which are attached as Annexes 2 and 3, respectively, to this joint proxy statement/prospectus and are incorporated by reference herein, contain the complete terms of these agreements. You should read carefully each shareholders agreement in its entirety.

General

In connection with the execution of the merger agreement, certain principal shareholders of US BioEnergy entered into a shareholders agreement with VeraSun, which is referred to as the US BioEnergy Shareholders Agreement. In addition, Donald L. Endres, in his capacity as a shareholder of VeraSun, entered into a shareholders agreement with US BioEnergy, which is referred to as the VeraSun Shareholders Agreement. Pursuant to these shareholders agreements, the US BioEnergy principal shareholders have agreed with VeraSun to vote shares of US BioEnergy common stock representing 33% of the total voting power of US BioEnergy’s outstanding common stock in favor of the approval and adoption of the merger agreement and the approval of the merger and other transactions contemplated by the merger agreement, and Mr. Endres has agreed with US BioEnergy to vote shares of VeraSun common stock representing 19.9% of the total voting power of VeraSun’s outstanding common stock in favor of the approval of the issuance of shares of VeraSun common stock in connection with the merger.

US BioEnergy Shareholders Agreement

Each of the US BioEnergy principal shareholders has also agreed to vote their respective shares of US BioEnergy common stock that are subject to the voting arrangements described above against the following actions:

•	any US BioEnergy takeover proposal;

•	any reorganization, recapitalization, dissolution, liquidation or winding up of or by US BioEnergy; or

•	any amendment of US BioEnergy’s articles of incorporation or bylaws, or other proposal, action or transaction involving US BioEnergy or any of its subsidiaries or any of its shareholders that:

•

could reasonably be expected to prevent or materially impede or delay the consummation of the merger or the other transactions contemplated by the merger agreement or the transactions contemplated by the US BioEnergy Shareholders Agreement; or

•

would dilute in any material respect the benefits to VeraSun of the merger and the other transactions contemplated by the merger agreement or the transactions contemplated by the US BioEnergy Shareholders Agreement, or change in any manner the voting rights of US BioEnergy Common Stock.

In connection with the US BioEnergy Shareholders Agreement, the US BioEnergy principal shareholders have further agreed not to:

•

sell, transfer, pledge, assign or otherwise dispose of any shares of US BioEnergy common stock subject to the voting agreement described above, or any interest therein, or enter into any contract, option or other arrangements described above (including any profit sharing or other derivative arrangement) with respect to the transfer of, such shares or any interest therein to any person other than pursuant to the merger agreement (however, transfers are permitted to any other person if such person expressly agrees in writing with VeraSun to be bound by all of the provisions of the US BioEnergy Shareholders Agreement);

•

enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection with, directly or indirectly, any US BioEnergy takeover proposal with respect to the shares of US BioEnergy common stock subject to the voting arrangements described above;

•	solicit, initiate, encourage, or take any other action to facilitate any inquiries or the making of any proposal that constitutes a US BioEnergy takeover proposal;

•

issue any press releases or make any public statements with respect to the merger agreement, the merger or any transactions contemplated therein, nor authorize or permit any affiliates or subsidiaries to do so (with the exception of US BioEnergy), without the written consent of VeraSun;

•	enter into any agreement with respect to any US BioEnergy takeover proposal;

•	participate in any discussions or negotiations regarding a US BioEnergy takeover proposal; or

•	exercise any rights of appraisal or dissent.

Further, for a period of 180 days following the completion of the merger, the US BioEnergy principal shareholders have agreed not to sell, transfer, pledge, assign or otherwise dispose of the shares of VeraSun common stock received in the merger in exchange for the US BioEnergy common stock that is subject to the voting arrangements described above. However, transfers by each US BioEnergy principal shareholder to family members are permitted, as are transfers of up to 200,000 shares of VeraSun common stock per shareholder to a charitable institution or other not-for-profit organization.

The US BioEnergy Shareholders Agreement will terminate upon the earlier of the completion of the merger (other than the provision relating to the 180-day lock-up period described above) and the termination of the merger agreement in accordance with its terms. If, however, the Merger Agreement is terminated

•	in circumstances where US BioEnergy is or may be obligated to pay a termination fee or

•	as a result of a willful breach by US BioEnergy of any of its covenants or agreements contained in the merger agreement,

then the US BioEnergy Shareholders Agreement will continue in effect for twelve months after the date of termination of the merger agreement. However, during any such twelve month period, the aggregate number of shares subject to such agreement will be reduced from 33% to 19.9% of the total voting power of US BioEnergy common stock outstanding at such time.

The US BioEnergy Shareholders Agreement provides that each of the shareholders party to the agreement entered into the agreement in its capacity as a shareholder of US BioEnergy, and nothing in the agreement limits or affects any actions taken by a party to the agreement in its capacity as an officer or director of US BioEnergy.

VeraSun Shareholders Agreement

Mr. Endres has also agreed to vote his shares of VeraSun common stock that are subject to the voting arrangements described above against the following actions:

•	any VeraSun takeover proposal;

•	any reorganization, recapitalization, dissolution, liquidation or winding up of or by VeraSun; or

•	any amendment of VeraSun’s articles or bylaws or other proposal, action or transaction involving VeraSun or any of its subsidiaries or any of its shareholders that:

•

could reasonably be expected to prevent or materially impede or delay the consummation of the merger or the other transactions contemplated by the merger agreement or the transactions contemplated by the VeraSun Shareholders Agreement; or

•

would dilute in any material respect the benefits to BioEnergy of the merger and the other transactions contemplated by the merger agreement or the transactions contemplated by the VeraSun Shareholders Agreement, or change in any manner the voting rights of VeraSun common stock.

In connection with the VeraSun Shareholders Agreement, Mr. Endres has further agreed not to:

•

sell, transfer, pledge, assign or otherwise dispose of any shares of VeraSun common stock subject to the voting arrangement described above, or any interest therein, or enter into any contract, option or other arrangements described above (including any profit sharing or other derivative arrangement) with respect to the transfer of, such shares or any interest therein to any person other than pursuant to the merger agreement (however, transfers are permitted to any other person if such person expressly agrees in writing with US BioEnergy to be bound by all of the provisions of the VeraSun shareholders agreement);

•

enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection with, directly or indirectly, any VeraSun takeover proposal or otherwise with respect to the shares of VeraSun common stock subject to the voting arrangements described above;

•	solicit, initiate, encourage, or take any other action to facilitate any inquiries or the making of any proposal that constitutes a VeraSun takeover proposal;

•

issue any press releases or make any public statements with respect to the merger agreement, the merger or any transactions contemplated therein, nor authorize or permit any affiliates or subsidiaries to do so (with the exception of VeraSun), without the written consent of US BioEnergy;

•	enter into any agreement with respect to any VeraSun takeover proposal;

•	participate in any discussions or negotiations regarding a VeraSun takeover proposal; or

•	exercise any rights of appraisal or dissent.

Further, for a period of 180 days following the completion of the merger, Mr. Endres has agreed not to sell, transfer, pledge, assign or otherwise dispose of the shares of VeraSun common stock subject to the voting arrangements described above. However, transfers by Mr. Endres to family members are permitted, as are transfers of up to 200,000 shares of VeraSun common stock to a charitable institution or other not-for-profit organization.

The VeraSun shareholders agreement will terminate upon the earlier of the completion of the merger (other than the provision relating to the 180-day lock-up period described above) and the termination of the merger agreement in accordance with its terms. If, however, the Merger Agreement is terminated

•	in circumstances where VeraSun is or may be obligated to pay a termination fee or

•	as a result of a willful breach by VeraSun of any of its covenants or agreements contained in the merger agreement,

then the VeraSun Shareholders Agreement will continue in effect for twelve months after the date of termination of the merger agreement.

The VeraSun Shareholders Agreement provides that the shareholder party to the agreement entered into the agreement in its capacity as a shareholder of VeraSun, and nothing in the agreement limits or affects any actions taken by the party to the agreement in its capacity as an officer or director of VeraSun.

UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL STATEMENTS

The statements contained in this section may be deemed to be forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act. Forward-looking statements are typically identified by the words “believe”, “expect”, “anticipate”, “intend”, “estimate” and similar expressions. These forward-looking statements are based largely on management’s expectations and are subject to a number of uncertainties. Actual results could differ materially from these forward-looking statements. Neither VeraSun nor US BioEnergy undertake any obligation to update publicly or revise any forward-looking statements. For a more complete discussion of the risks and uncertainties, which may affect such forward-looking statements, please refer to the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page 47.

The unaudited condensed combined pro forma statements of operations are presented to show how VeraSun might have looked had the acquisition occurred on January 1, 2006. The unaudited condensed combined pro forma balance sheet is presented to show how VeraSun might have looked had the merger occurred on September 30, 2007. This pro forma information is based on, and should be read in conjunction with, the historical financial statements of VeraSun and US BioEnergy that are incorporated by reference and included elsewhere in this document.

The unaudited condensed combined pro forma statement of operations for the twelve months ended December 31, 2006, combines information from the unaudited pro forma consolidated statements of operations of VeraSun and US BioEnergy for the year ended December 31, 2006. Included below is the unaudited pro forma consolidated statement of operations for VeraSun combined with ASA OpCo Holdings, LLC (acquired on August 17, 2007) as if such acquisition had occurred on January 1, 2006 and the unaudited pro forma consolidated statement of operations for US BioEnergy combined with the Platte Valley Fuel Ethanol, LLC (Platte Valley) acquisition (acquired on April 30, 2006) as if such acquisition had occurred on January 1, 2006, the sale of 50% interest in Provista (sold on March 31, 2006) and the deconsolidation of Provista and accounting for it as an equity method investment as of August 31, 2006. The unaudited condensed combined pro forma statement of operations for the nine months ended September 30, 2007, combines information from the unaudited pro forma condensed consolidated statement of operations of VeraSun and unaudited historical condensed consolidated statement of operations of US BioEnergy for the nine months ended September 30, 2007. Both the unaudited condensed combined pro forma statement of operations for the twelve months ended December 31, 2006 and nine months ended September 30,2007 are combined as if the merger had occurred on January 1, 2006. The unaudited condensed combined pro forma balance sheet combines information from the unaudited historical condensed consolidated balance sheet of VeraSun as of September 30, 2007, with the unaudited historical condensed consolidated balance sheet of US BioEnergy as of September 30, 2007, and assumes that the transaction closed on that date.

The unaudited condensed combined pro forma financial statements were prepared using the purchase method of accounting. The allocation of the purchase price as reflected in these pro forma condensed combined financial statements has been based upon preliminary estimates of the fair values of assets acquired and liabilities assumed as of the date of the acquisition. Management is currently assessing the fair values of the tangible and intangible assets acquired and liabilities assumed. This preliminary allocation of the purchase price is dependent upon certain estimates and assumptions, which are preliminary and have been made solely for the purpose of developing such pro forma condensed combined financial statements.

A final determination of the fair values of US BioEnergy’s assets and liabilities, which cannot be made prior to the completion of the transaction, will be based on the actual net tangible and intangible assets of US BioEnergy that exist as of the date of completion of the acquisition and such valuations could change significantly upon the completion of further analyses and asset valuations from those used in the condensed combined pro forma financial statements presented below.

The unaudited condensed combined pro forma financial statements were prepared using the assumptions described below and in the related notes. The historical consolidated financial information has been adjusted to give effect to pro forma events that are:

•	directly attributable to the acquisition;

•	factually supportable; and

•	with respect to the statements of operations, expected to have a continuing impact on the combined results.

The unaudited condensed combined pro forma financial statements do not include liabilities resulting from integration planning, nor do they include certain cost savings or operating synergies that may result from the acquisition, as such amounts are not currently determinable. Amounts preliminarily allocated to goodwill may significantly decrease and amounts allocated to intangible assets with finite lives may increase significantly, which could result in a material increase in amortization of acquired intangible assets. Therefore, the actual amounts recorded as of the completion of the transaction may differ materially from the information presented in the accompanying unaudited condensed combined pro forma financial statements. In addition to the completion of the final valuation of acquired assets and liabilities, the impact of ongoing integration activities, the timing of completion of the transaction and other changes in US BioEnergy’s net tangible and intangible assets that occur prior to completion of the transaction could cause material differences in the information presented.

The unaudited condensed combined pro forma financial statements are provided for illustrative purposes only. They do not purport to represent what VeraSun’s results of operations and financial position would have been had the transaction actually occurred as of the dates indicated, and they do not purport to project VeraSun’s future results of operations or financial position.

COMBINED COMPANY

UNAUDITED CONDENSED COMBINED PRO FORMA

STATEMENT OF OPERATIONS

For the Twelve Months Ended December 31, 2006

	Pro Forma VeraSun	Pro Forma US BioEnergy	Adjustments		Pro Forma
	(In thousands, except per share data)
Revenues:
Net sales	$553,989	$141,982	$—		$695,971
Services and commissions	—	7,993	—		7,993
Other revenues, incentive income	3,828	3,730	—		7,558

Total revenues	557,817	153,705	—		711,522

Cost of goods sold:
Costs and expenses of production	365,036	93,401			458,437
Cost of services and commissions	—	4,533			4,533
Loss on disposal of equipment	103	—			103

Cost of goods sold	365,139	97,934	—		463,073

Gross profit	192,678	55,771	—		248,449
Selling, general and administrative expenses	46,153	27,585	(511	) (a)	73,227

Operating income	146,525	28,186	511		175,222

Other income (expense):
Interest expense, including change in fair value of convertible put warrant	(38,901)	(2,446)	—		(41,347)
Interest income	13,618	3,348	—		16,966
Equity in net (loss) of unconsolidated subsidiary	—	(261)	—		(261)
Other income	2,912	9,818	—		12,730

	(22,371)	10,459	—		(11,912)

Income before income taxes	124,154	38,645	511		163,310
Income tax provision	51,922	12,575	178	(b)	64,675

Net income	$72,232	$26,070	$333		$98,635

Per share data:
Earnings per common share—basic	$0.87				$0.67
Basic weighted average number of common shares	83,130		64,498	(c)	147,628

Earnings per common share—diluted	$0.82				$0.64
Diluted weighted average number of common and common equivalent shares	87,581		65,488	(c)	153,069

See notes to unaudited condensed combined pro forma financial statements

VERASUN UNAUDITED CONDENSED CONSOLIDATED PRO FORMA

STATEMENT OF OPERATIONS

For the Twelve Months Ended December 31, 2006

	Historical VeraSun	Historical ASAB	Adjustments		Pro Forma VeraSun
	(In thousands, except per share data)
Revenues:
Net sales	$553,989	$—	$—		$553,989
Other revenues, incentive income	3,828				3,828

Total revenues	557,817	—	—		557,817

Cost of goods sold	365,036	—	—		365,036
Loss on disposal of equipment	103	—	—		103

Cost of goods sold	365,139	—	—		365,139

Gross profit	192,678	—	—		192,678
Selling, general and administrative expenses	41,060	14,702	(1,762	) (d)	46,153
			(4,905	) (e)
			(2,942	) (f)

Operating income (loss)	151,618	(14,702)	9,609		146,525

Other income (expense):
Interest expense	(37,871)	(2,415)	231	(d)	(38,901)
			1,154	(g)
Interest income	13,618	474	(474	) (d)	13,618
Other income	2,712	200	—		2,912

Income (loss) before income taxes	130,077	(16,443)	10,520		124,154
Income tax provision	54,350		(2,428	) (h)	51,922

Net income (loss)	$75,727	$(16,443)	$12,948		$72,232

Earnings per common share:
Basic	$1.09				$0.87
Diluted	1.03				0.82

Weighted average shares outstanding
Basic	69,328		13,802	(i)	83,130
Diluted	73,779		13,802	(i)	87,581

US BIOENERGY UNAUDITED CONDENSED CONSOLIDATED PRO FORMA

STATEMENT OF OPERATIONS

For the Twelve Months Ended December 31, 2006

	Historical US BioEnergy	Historical Platte Valley*	Adjustments (j)		Pro Forma US BioEnergy
	(In thousands, except per share data)
Revenues:
Product sales	$111,966	$32,824	$(2,808)		$141,982
Services and commissions	8,839	—	(846	) (k)	7,993
Other revenues, incentive income	3,730	—	—		3,730

Total revenues	124,535	32,824	(3,654)		153,705

Cost of goods sold:
Cost of product sales	73,177	22,642	(2,418	) (k,l)	93,401
Cost of services and commissions	5,190	—	(657)		4,533

Cost of goods sold	78,367	22,642	(3,075)		97,934

Gross profit	46,168	10,182	(579)		55,771
Selling, general and administrative expenses	27,089	1,752	(1,256	) (k)	27,585

Operating income	19,079	8,430	677		28,186
Other (expense) income:
Interest expense	(2,076)	(466)	96		(2,446)
Interest income	2,436	375	537		3,348
Other income	9,814	4	—		9,818
Equity in net income (loss) of unconsolidated subsidiary	456		(717)		(261)
Minority interest in net income (loss) of subsidiary	391	(29)	(362	) (m)	—

Income before income taxes	30,100	8,314	231		38,645
Income tax provision	9,668		2,907	(n)	12,575

Net income	$20,432	$8,314	$(2,676)		$26,070

Earnings per common share:
Basic	$0.41				$0.47
Diluted	$0.41				0.46

Weighted average shares outstanding:
Basic	49,522		5,580		55,102
Diluted	50,440		6,473		56,913

*	For the period from January 1, 2006 through April 30, 2006.

See notes to unaudited condensed combined pro forma financial statements

COMBINED COMPANY

UNAUDITED CONDENSED COMBINED PRO FORMA

STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2007

	Pro Forma VeraSun	Historical US BioEnergy	Adjustments		Pro Forma
	(In thousands, except per share data)
Revenues:
Net sales	$533,363	$427,518	$—		$960,881
Services and commissions	—	6,345	—		6,345
Other revenues, incentive income	2,571	2,803	—		5,374

Total revenues	535,934	436,666	—		972,600

Cost of goods sold:
Costs and expenses of production	470,811	367,849	—		838,660
Cost of services and commissions	—	2,679	—		2,679

Cost of goods sold	470,811	370,528	—		841,339

Gross profit	65,123	66,138	—		131,261
Startup expenses	3,257	—	—		3,257
Loss on impairment of assets	—	2,471	—		2,471
Selling, general and administrative expenses	34,700	28,612	(383	) (a)	62,929

Operating income	27,166	35,055	383		62,604

Other income (expense):
Interest expense, including change in fair value of convertible put warrant in 2006	(19,947)	(8,238)	—		(28,185)
Interest income	14,430	5,643	—		20,073
Equity in net income of unconsolidated subsidiary	—	2,182	—		2,182
Other income	(365)	4,022	—		3,657

	(5,882)	3,609	—		(2,273)

Income before income taxes and minority interest	21,284	38,664	383		60,331
Income tax provision	3,145	14,117	134	(b)	17,396
Minority interest in net loss of subsidiary	—	(58)	—		(58)

Net income	$18,139	$24,605	$249		$42,993

Per share data:
Earnings per common share—basic	$0.20				$0.28
Basic weighted average number of common shares	90,831		64,498	(c)	155,329
Earnings per common share—diluted	$0.19				$0.27
Diluted weighted average number of common and common equivalent shares	94,974		65,454	(c)	160,428

See notes to unaudited condensed combined pro forma financial statements

VERASUN UNAUDITED CONDENSED CONSOLIDATED PRO FORMA

STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2007

	Historical VeraSun	Historical ASAB*	Adjustments		Pro Forma VeraSun
	(In thousands, except per share data)
Revenues:
Net sales	$533,363	$—	$—		$533,363
Other revenues, incentive income	2,571	—	—		2,571

Total revenues	535,934	—	—		535,934
Cost of goods sold	470,811	—	—		470,811

Gross profit	65,123	—	—		65,123
Selling, general and administrative expenses	31,468	38,635	(27,837	) (d)	37,957
			(2,796	) (e)
			(1,513	) (f)

Operating income (loss)	33,655	(38,635)	32,146		27,166

Other income (expense):
Interest expense	(19,947)	(3,338)	3,338	(d)	(19,947)
Interest income	14,430	273	(273	) (d)	14,430
Other income	36	(298)	(103	) (d)	(365)

Income (loss) before income taxes	28,174	(41,998)	35,108		21,284
Income tax provision	5,557	—	(2,412	) (h)	3,145

Net income (loss)	$22,617	$(41,998)	$37,520		$18,139

Earnings per common share:
Basic	$0.29				$0.20
Diluted	0.27				0.19

Weighted average shares outstanding
Basic	79,330		11,501	(i)	90,831
Diluted	83,473		11,501	(i)	94,974

*	For the period from January 1, 2007 through August 17, 2007. The 8-K/A (incorporated by reference) filed on November 2, 2007, includes the financial statements of ASAB through June 30, 2007. The following reconciles the statement of operations from June 30, 2007 to the historical amounts above.

	Historical ASAB
	January 1 through June 30, 2007	July 1, through August 17, 2007	January 1, through August 17, 2007
Selling, general and administrative expenses	$7,270	$31,365	$38,635

Operating loss	(7,270)	(31,365)	(38,635)
Other income (expense):
Interest expense	(303)	(3,035)	(3,338)
Interest income	253	20	273
Other income	(260)	(38)	(298)

Net loss	$(7,580)	$(34,418)	$(41,998)

See notes to unaudited condensed combined pro forma financial statements

COMBINED COMPANY

UNAUDITED CONDENSED COMBINED PRO FORMA

Balance Sheet

As of September 30, 2007

	Historical
	VeraSun	US BioEnergy	Adjustments			Pro Forma
	(In thousands)
Assets
Current Assets
Cash and cash equivalents	$320,220	$79,729	$			$399,949
Receivables	65,477	49,555				115,032
Inventories	71,522	23,004		1,000	(a)	95,526
Prepaid expenses	7,927	4,007				11,934
Derivative financial instruments	—	2,515				2,515

Total current assets	465,146	158,810		1,000		624,956

Deposits	—	6,967				6,967
Investment in equity of unconsolidated subsidiary	—	3,691				3,691
Debt issuance costs, net	22,765	—				22,765
Goodwill	198,585	63,991		(63,991	) (b)	396,778
				198,193	(c)
Intangible assets	—	5,944		—		5,944
Other long-term assets	6,976	200				7,176

	228,326	80,793		134,202		443,321

Property and equipment, net	1,083,034	849,730				1,932,764

	$1,776,506	$1,089,333		$135,202		$3,001,041

Liabilities and Shareholders' Equity
Current Liabilities
Current maturities of long-term debt	$235	$15,819		$—		$16,054
Current portion of deferred revenues	95	—		—		95
Accounts payable	54,423	46,851		—		101,274
Accrued expenses	52,327	15,467		2,508	(e)	88,552
				8,250	(f)
				10,000	(d)
Derivative financial instruments	820	—		—		820
Other current liabilities	—	238		—		238
Deferred income taxes	1,803	1,217		—		3,020

Total current liabilities	109,703	79,592		20,758		210,053

Long-term debt, less current maturities	879,020	331,244				1,210,264
Deferred revenues, less current portion	1,543	—				1,543
Long-term income taxes payable	—	331				331
Minority interest in subsidiary	—	3,942				3,942
Other long-term liabilities	—	567				567
Deferred income taxes	36,448	43,047		(603	) (g)	78,892

	917,011	379,131		(603)		1,295,539

Commitments and Contingencies
Shareholders' Equity
Common stock	928	796		(796	) (h)	1,573
				645	(i)
Additional paid-in capital	636,758	588,862		(588,862	) (h)	1,381,770
				745,012	(i)
Retained earnings	112,206	40,952		(40,952	) (h)	112,206
Accumulated other comprehensive loss	(100)	—		—		(100)

	749,792	630,610		115,047		1,495,449

	$1,776,506	$1,089,333		$135,202		$3,001,041

See notes to unaudited condensed combined pro forma financial statements

NOTES TO UNAUDITED CONDENSED COMBINED

PRO FORMA FINANCIAL STATEMENTS

Purchase Price

These unaudited condensed combined pro forma financial statements reflect a preliminary allocation of the purchase price as if the transaction had been completed on January 1, 2006 with respect to the statements of operations, and September 30, 2007, with respect to the balance sheet. The preliminary allocations are subject to change based on finalization of the fair values of the tangible and intangible assets acquired and liabilities assumed. The estimated purchase price of $753.9 million has been calculated and preliminarily assigned to the net tangible and intangible assets acquired as follows:

(in thousands, except per share data)

Number of shares of US BioEnergy common stock outstanding at the date of announcement of signing the agreement and plan of merger (in thousands)	79,627
Exchange ratio	0.81

Shares of VeraSun to be issued	64,498
Multiplied by VeraSun's weighted average stock price for the period two business days before and three business days after the November 29, 2007 announcement of acquisition	$11.36	$732,741
Estimated fair value of VeraSun’s stock options to be issued in exchange for US BioEnergy's stock options outstanding as of the date of announcement of signing the agreement and plan of merger (1)		12,916
Other, including VeraSun’s estimated transaction costs		8,250

Estimated purchase price		$753,907

The preliminary allocation of the purchase price based on the estimated fair values of US BioEnergy’s assets and liabilities assumed in the acquisition are as follows (in thousands):

Purchase price allocation to net tangible assets and goodwill acquired:

Net tangible and identifiable intangible assets at fair value (2)	$555,714
Excess of purchase price over the fair value of identifiable net assets acquired (3)	198,193

Estimated purchase price	$753,907

A reconciliation of US BioEnergy’s shareholders’ equity at September 30, 2007 to estimated fair value of identifiable net assets acquired is as follows (2):

US BioEnergy’s shareholders’ equity	$630,610
Pre acquisition goodwill (b)	(63,991)
Inventories (a)	1,000
Severance pay accrual (e)	(2,508)
Deferred taxes (g)	603
US BioEnergy’s estimated transaction costs (d)	(10,000)

$555,714

(1)	The fair value of VeraSun’s options to be issued in exchange for US BioEnergy’s stock options was determined using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0.0%; expected volatility of 59.3%; risk-free rate of 5.0%; and an expected life of 8.0 years.
(2)	Except as indicated herein, the fair value of US BioEnergy’s tangible and identifiable intangible assets and liabilities are assumed to equal the book value of those assets and liabilities.
(3)	The excess of purchase price over the estimated fair value of identifiable net assets acquired has been classified as goodwill.

NOTES TO UNAUDITED CONDENSED COMBINED

PRO FORMA FINANCIAL STATEMENTS—(Continued)

Pro Forma Statements of Operations Adjustments

(a) Reflects the elimination of management salaries of US BioEnergy. The employee at US BioEnergy will not transition to VeraSun and the position will not be refilled.

(b) Reflects the tax effect of the pro forma adjustment based on the estimated statutory rate of 35%.

(c) Reflects the issuance of 64,498,000 shares of common stock as consideration paid for US BioEnergy and the dilutive effect of stock options.

(d) Reflects the elimination of ASAlliances Biofuels, LLC (“ASAB”) level transactions. On August 17, 2007, we purchased all of the equity interests in ASA OpCo Holdings, LLC from ASAB. ASA OpCo Holdings, LLC owns companies with three biorefineries and development rights to two sites. The consolidated financial statements were prepared and audited for ASAB and, therefore, all transactions at the ASAB level have been eliminated. For the twelve months ended December 31, 2006, ASAB level transactions consisted primarily of management fees, interest on ASAB’s subordinated debt, and compensation expense. For the nine months ended September 30, 2007, ASAB level transactions consisted primarily of compensation and severance expense, bank and professional fees, and interest expense and loan fees.

(e) Reflects the elimination of management salaries and related expenses of ASAB that were allocated to ASA. The employees in these positions at ASAB did not transition to VeraSun and the positions will not be refilled.

(f) Reflects the elimination of management fees charged by the private equity firms that were the members of ASAB.

(g) Reflects the elimination of interest expense relating to the subordinated debt of ASAB that was not assumed in the acquisition.

(h) Reflects the tax effect of the results of operations of the acquired entity and the pro forma adjustments at an estimated effective tax rate of 41%.

(i) Reflects the issuance of 13,801,384 shares of common stock as part of the consideration paid for ASA Holdings.

(j) These adjustments reflect the elimination of the consolidated operating results and minority interest from January 1, 2006 to August 31, 2006 related to Provista Renewable Marketing, LLC and recording US BioEnergy’s 50% share of Provista’s losses for the same time period as equity in net loss of unconsolidated subsidiary and the adjustments in footnotes (k) through (n) below.

(k) An adjustment was made to eliminate the commissions and fees of $171,000 that UBE charged Platte Valley Fuel Ethanol, LLC for grain procurement and facilities management services from January 1, 2006 to April 30, 2006.

(l) As a result of US BioEnergy’s purchase of Platte Valley the depreciation expense for Platte Valley is adjusted by $123,000 to reflect the fair market values assigned to the assets.

(m) An adjustment of $29,000 is made to eliminate the minority interest in net income of Val-E Ethanol, LLC.

(n) Prior to its acquisition by US BioEnergy, Platte Valley was a pass-through entity and, therefore, did not recognize income tax expense. In accordance with Statement of Financial Accounting Standard No. 109, “Accounting for Income Taxes,” income taxes have been calculated using statutory tax rates.

NOTES TO UNAUDITED CONDENSED COMBINED

PRO FORMA FINANCIAL STATEMENTS—(Continued)

Pro Forma Balance Sheet Adjustments

(a) Represents an adjustment to reflect the estimated fair value step-up in inventories.

(b) Represents an adjustment to remove US BioEnergy’s historical goodwill.

(c) Represents the preliminary adjustment to record the excess of purchase price over the fair value of net assets acquired which has been recorded as goodwill. The amount of goodwill and any identified intangible assets, estimated useful lives and amortization methodology are subject to the completion of an appraisal.

(d) Represents an estimate of US BioEnergy’s liabilities for costs related to the acquisition.

(e) Represents a liability related to severance for an employee of US BioEnergy that will be terminated as a result of the acquisition and will not be replaced.

(f) Represents an estimate of VeraSun’s liabilities for costs related to the acquisition.

(g) Represents deferred income taxes resulting from the pro forma adjustments made to the unaudited condensed combined pro forma balance sheet.

(h) Reflects the elimination of the historical US BioEnergy shareholders’ equity.

(i) Reflects issuance of 64,498,000 shares of common stock (valued at $732,741,000) and fair value of US BioEnergy’s stock options being converted into VeraSun’s stock options.

ACCOUNTING TREATMENT

The merger will be accounted for by VeraSun using the purchase method of accounting. Under this method of accounting, the purchase price will be allocated to the fair value of the assets acquired and liabilities assumed. The excess purchase price over the fair value of the tangible and identifiable intangible assets acquired and liabilities assumed will be allocated to goodwill.

COMPARISON OF RIGHTS OF COMMON SHAREHOLDERS

OF VERASUN AND US BIOENERGY

VeraSun and US BioEnergy are both South Dakota corporations and, accordingly, the rights of shareholders of VeraSun and US BioEnergy are each governed by the South Dakota Business Corporation Act, or the SDBCA, as well as the respective articles of incorporation and bylaws of VeraSun and US BioEnergy, as applicable. US BioEnergy shareholders, whose rights are currently governed by the US BioEnergy second amended and restated articles of incorporation and the US BioEnergy second amended and restated bylaws, will, if the merger is completed, become shareholders of VeraSun and their rights will be governed by the VeraSun articles of incorporation and bylaws and VeraSun and will continue to be governed by South Dakota law.

The following discussion of certain similarities and material differences between the rights of the shareholders under VeraSun’s and US BioEnergy’s respective articles of incorporation and bylaws is only a summary of certain provisions and does not purport to be a complete description of the similarities and differences, and is qualified in its entirety by reference to the SDBCA, common law and the full text of the articles of incorporation and bylaws of each of VeraSun and US BioEnergy. While VeraSun and US BioEnergy believe that this description covers the material differences between the rights of the shareholders of the two companies, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents referred to below for a more complete understanding of the differences between being a shareholder of VeraSun and being a shareholder of US BioEnergy. For more information on how to obtain the documents that are not attached to this Proxy Statement, see “Where You Can Find More Information” beginning on page 136.

Capitalization

VeraSun. VeraSun’s authorized capital stock consists of 250,000,000 shares of common stock, par value of $0.01 per share, and 25,000,000 shares of preferred stock, par value of $0.01 per share. As of [•], 2008, there were [•] shares of VeraSun common stock issued and outstanding and no shares of preferred stock issued or outstanding. Upon completion of the merger, there will be [•] shares of VeraSun common stock issued and outstanding and no shares of preferred stock issued or outstanding.

US BioEnergy. US BioEnergy’s authorized capital stock consists of 750,000,000 shares of common stock, par value $0.01 per share and 75,000,000 shares of preferred stock, par value $0.01 per share. On the close of business on [•], 2008, approximately [•] shares of US BioEnergy common stock were issued and outstanding and no shares of US BioEnergy preferred stock were issued and outstanding.

Size of the Board of Directors

VeraSun. VeraSun’s articles of incorporation provide that its board of directors will have not less than one nor more than twelve directors, as determined from time to time by the two-thirds vote of the directors then in office. Unanimous consent of the board is required to add more than two directors in one year. There are five directors currently serving on VeraSun’s board.

After the completion of the merger, VeraSun’s board of directors will consist of ten members and its bylaws will be amended to provide that special meetings of the board of directors may be called by the Chairman of the Board, the Chief Executive Officer, the President or any two directors and to provide that any Executive Committee cannot remove any person for whom an affirmative vote of not less than 75% of the entire board of directors is required for removal (as provided below).

US BioEnergy. US BioEnergy’s articles of incorporation provide that the board of directors will have no less than three nor more than fifteen directors, as determined from time to time by an affirmative vote of a majority of the board of directors. There are seven directors currently serving on US BioEnergy’s board.

Voting

VeraSun. The holders of VeraSun common stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. With respect to the election of directors, shareholders may cumulate their votes.

Generally, once a quorum has been established, all matters to be voted on by shareholders, except for charter and bylaw amendments requiring a supermajority vote and the election of directors, will be approved if the votes favoring such action exceed votes cast opposing such action, subject to any voting rights granted to holders of any preferred stock. Directors are elected by a plurality of the votes cast at each annual meeting of the shareholders.

US BioEnergy. The holders of US BioEnergy’s common stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. With respect to the election of directors, shareholders may cumulate their votes.

Generally, once a quorum has been established, all matters to be voted on by shareholders, except for charter and bylaw amendments requiring a supermajority vote and the election of directors, will be approved if the votes favoring such action exceed votes cast opposing such action, subject to any voting rights granted to holders of any preferred stock. Directors are elected by a plurality of the votes cast at each annual meeting of the shareholders.

Classes of Directors

VeraSun. After completion of the merger, VeraSun’s articles of incorporation and bylaws will continue to provide for a board of directors divided into three classes with one class to be elected each year to serve for a three-year term. Class I directors are expected to stand for re-election at VeraSun’s 2010 annual meeting of shareholders; Class II directors (and any appointees in connection with the merger) are expected to stand for re-election at VeraSun’s 2008 annual meeting of shareholders; and Class III directors are expected to stand for re-election at VeraSun’s 2009 annual meeting of shareholders. In all cases, the terms of the directors will continue until their respective successors are duly elected and qualified, or, in each case, upon a director’s earlier death, resignation or removal.

US BioEnergy. US BioEnergy’s amended and restated articles of incorporation and bylaws provide for a board of directors divided into three classes, with one class to be elected each year to serve for a three-year term.

Filling Vacancies on the Board

VeraSun. VeraSun’s articles and bylaws provide that any vacancy on the board of directors that results from an increase in the number of directors, and any other vacancy occurring on the board of directors, may only be filled by the affirmative vote of a majority of the board of directors then in office, even though less than a quorum of the board of directors. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class will be of the class to which he or she was elected. Any director elected to fill any other vacancy occurring in such class, will be of the same class as his or her predecessor (unless the board of directors designates the vacant directorship as a directorship of another class in order more nearly to achieve equality in the number of directors among the classes). The term of any director elected to fill a vacancy will expire at the next shareholders meeting at which directors are elected, regardless of the class such director has been elected to fill.

After completion of the merger, in the event that any of the individuals named in the table set forth in the section entitled “The Merger Agreement—Corporate Governance and Bylaws of VeraSun” on page 104 is unable (due to death or incapacity) or unwilling to serve in the positions indicated at any time prior to VeraSun’s annual meeting of shareholders in 2009, the then-current members of VeraSun’s board who where members of the board of directors of the party designating such person (either VeraSun or US BioEnergy, as the case may be) will designate his replacement.

US BioEnergy. US BioEnergy’s bylaws provide that any vacancy on the board of directors that results from an increase in the number of directors may only be filled by a majority of the board of directors then in office, provided that a quorum is present, and any other vacancy occurring on the board of directors may only be filled, as long as there is at least one director in office, by a majority of the board of directors then in office, even if less than a quorum, or by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class will be of the class to which he or she was elected. Any director elected to fill a vacancy not resulting from an increase in the number of directors will be of the same class as his or her predecessor. The term of any director elected to fill any vacancy will expire at the next shareholders meeting at which directors are elected, regardless of the class such director has been elected to fill.

Removal of Directors

VeraSun. VeraSun’s articles and bylaws provide that directors may be removed only for “cause,” as defined in the articles of incorporation, by affirmative vote taken at a special meeting of VeraSun’s shareholders called for that purpose. If less than the entire board of directors is to be removed, no one of the directors may be removed if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire board of directors.

After completion of the merger, the removal of Donald L. Endres as Chief Executive Officer or any modifications to the certain provisions of his employment contract prior to the annual meeting of shareholders in 2009, or the removal of Gordon W. Ommen as non-executive Chairman of the Board prior to the annual meeting of shareholders in 2009 will each require the affirmative vote of 75% of VeraSun’s board of directors.

US BioEnergy. US BioEnergy’s bylaws provide that except as otherwise required by the SDBCA or other applicable law and subject to the rights, if any, of the holders of shares of preferred stock then outstanding, any director or the entire board of directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of US BioEnergy’s then issued and outstanding capital stock entitled to vote generally at an election of directors of US BioEnergy.

Nomination of Directors for Election

VeraSun. Any shareholder may nominate a director so long as he or she was a record holder on the notice date, is entitled to vote at the meeting, and complies with the notice requirements below. Shareholders wishing to directly nominate candidates for election to the board of directors at an annual meeting must do so in accordance with VeraSun’s bylaws by giving timely notice in writing to the Corporate Secretary.

The notice must set forth:

•	the name and address of the shareholder, as they appear on VeraSun’s books, and of the beneficial owner;

•	the class and number of shares of capital stock of VeraSun that are owned beneficially and of record by the shareholder and the beneficial owner;

•

a representation that the shareholder is a holder of record of stock of VeraSun entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination;

•

a representation as to whether the shareholder or the beneficial owner, if any, intends or is part of a group which intends to (a) deliver a proxy statement and/or form of proxy to holders of at least the percentage of VeraSun’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise solicit proxies from shareholders in support of such proposal or nomination;

•	any other information concerning the nominee that must be disclosed of nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934; and

•	the executed consent of each nominee to serve as a director of the Company if elected.

VeraSun may require any proposed nominee to furnish any other information it reasonably requires to determine the eligibility of the proposed nominee to serve as a director.

For notice to be timely in regard to annual meetings, a shareholder’s notice must be delivered to the secretary no later than the 90th day nor earlier than the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting, unless the annual meeting is called for a date that is more than thirty days before or more than seventy days after such anniversary date; in this case notice must be delivered no earlier than 120 days before the annual meeting and no later than 90 days before the annual meeting or ten days following the day on which public announcement of the date of the meeting is first made.

If the number of directors to be elected is increased and there is no public announcement by VeraSun naming all nominees or specifying the size of the increased board of directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice shall also be considered timely (but only with respect to nominees for new positions created by such increase) if delivered to the Corporate Secretary at VeraSun’s principal executive offices no later than the close of business on the tenth day following the day on which the public announcement is first made by VeraSun.

Shareholders wishing to make any director nominations at any special meeting of shareholders held for the purpose of electing directors must do so, in accordance with VeraSun’s bylaws, by delivering timely notice to the Corporate Secretary setting forth the information described above for annual meeting nominations. For notice to be timely for such special meetings, a shareholder’s notice must be delivered to the Corporate Secretary at the principal executive offices of VeraSun not later than ten days following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at the meeting.

The officer presiding at the meeting may, if in the officer’s opinion the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by VeraSun’s bylaws. If such officer does so, such officer shall so declare to the meeting and the defective nomination shall be disregarded.

US BioEnergy. Under US BioEnergy’s amended and restated bylaws, only persons who are properly nominated will be eligible for election to be members of the board of directors. To be properly nominated, a director candidate must be nominated at an annual meeting of the shareholders or any special meeting called for the purpose of electing directors by or at the direction of the board of directors (or any duly authorized committee of the board of directors) or properly nominated by a shareholder. To properly nominate a director, a shareholder must:

•	be a shareholder of record on the date of the giving of the notice for the meeting;

•	be entitled to vote at the meeting; and

•	have given timely written notice in proper written form to the secretary.

To be timely, a shareholder’s notice must be delivered to or mailed and received at US BioEnergy’s principal executive offices:

•

in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the anniversary date of the last annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after the anniversary date of the last annual meeting, notice by the shareholder must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs; and

•

in the case of a special meeting of shareholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which notice of the date of such meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

To be in proper written form, a shareholder’s notice to the secretary must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected and must set forth:

•	as to each person whom the shareholder proposes to nominate for election as a director:

•	the name, age, business address and residence address of the person;

•	the principal occupation or employment of the person;

•	the class or series and number of shares of capital stock that are owned beneficially or of record by the person; and

•

any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations promulgated thereunder; and

as to the shareholder giving the notice:

•	the name and record address of such shareholder;

•	the class or series and number of shares of capital stock that are owned beneficially or of record by such shareholder;

•

a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder;

•	a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and

•

any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

Shareholder Action Without a Meeting

VeraSun. VeraSun’s bylaws and the SDBCA provide that any action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting if a written consent, setting forth the action so taken, is signed by all of the shareholders entitled to vote with respect to the subject matter thereof and is delivered to the corporation for inclusion in the minutes of the corporation or filing with the corporate records.

US BioEnergy. Under the SDBCA, action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting if a written consent is signed by all the shareholders entitled to vote on the action and is delivered to the corporation for inclusion in the minutes of the corporation or filing with the corporate records.

Calling Special Meetings of Shareholders

VeraSun. After completion of the merger, VeraSun’s bylaws will provide that special meetings of shareholders may be called by any two directors, the chairman of the board, the chief executive officer, the president or at the request of the holders of not less than one tenth of all the outstanding shares of VeraSun common stock entitled to vote at the meeting.

US BioEnergy. US BioEnergy’s bylaws provide that special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by applicable law, may be called by (i) the chairman of the board of directors, (ii) the board of directors or (iii) written demand, signed, dated and delivered to US BioEnergy by the holders of not less than twenty-five percent of all the outstanding shares of US BioEnergy entitled to vote at the meeting, describing the purpose or purposes for which the meeting is to be held. At a special meeting of shareholders, only such business within the purposes described in the notice of meeting (or any supplement thereto) shall be conducted.

Submission of Shareholder Proposals

VeraSun. At an annual meeting of VeraSun shareholders, only business that is properly brought before the meeting will be conducted or considered. To be properly brought before an annual meeting of shareholders, business must be specified in the notice of the meeting (or any supplement to that notice), brought before the meeting by or at the direction of the board of directors or properly brought before the meeting by a shareholder. For business to be properly brought before an annual meeting by a shareholder, the shareholder must:

•	be a shareholder of record on the date of the giving of the notice for the meeting;

•	be entitled to vote at the meeting; and

•	have given timely written notice of the business to the corporate secretary.

To be timely, a shareholder’s notice must be delivered to the corporate secretary at VeraSun’s principal executive offices at least less than 90 days, and no earlier than 120 days, before the first anniversary of the date of the proxy statement for the preceding year’s annual meeting (provided, however, that if the date of the annual meeting is more than 30 days before or more than 70 days after the anniversary date, notice by the shareholder must be delivered no earlier than 120 days before the annual meeting and no later than the later of 90 days before the annual meeting or 10 days following the day on which public announcement of the date of the meeting is first made by VeraSun).

The only business that may be conducted at a special meeting of shareholders is the business described in VeraSun’s notice of meeting. If directors are to be elected at a special meeting, nominations of persons for election to the board of directors may be made at a special meeting of shareholders only (i) by or at the direction of the board of directors or the chairman of the board or (ii) by any shareholder of VeraSun who

•	is a shareholder of record at the time the notice is delivered to the corporate secretary of VeraSun,

•	is entitled to vote at the special meeting and

•	complies with the notice requirements set forth below.

If a special meeting of shareholders is called to elect one or more directors to the board of directors, any shareholder entitled to vote in the election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the notice of meeting, if the shareholder’s notice containing the required information is delivered to the corporate secretary at the principal executive offices of VeraSun not later than 10 days following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at the meeting. The public announcement of an adjournment or postponement of a special meeting shall not commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

Any such shareholder notice shall contain the following information: :

•	the name and address of the shareholder, as they appear on VeraSun’s books, and of the beneficial owner;

•	the class and number of shares of capital stock of VeraSun that are owned beneficially and of record by the shareholder and the beneficial owner;

•

a representation that the shareholder is a holder of record of VeraSun stock entitled to vote at the special meeting and intends to appear in person or by proxy at the special meeting to propose such business or nomination;

•

a representation as to whether the shareholder or the beneficial owner, if any, intends or is part of a group which intends to (a) deliver a proxy statement and/or form of proxy to holders of at least the percentage of VeraSun’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise solicit proxies from shareholders in support of such proposal or nomination;

•	any other information concerning the nominee that must be disclosed of nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934; and

•	the executed consent of each nominee to serve as a director of VeraSun if elected.

US BioEnergy. At an annual meeting of US BioEnergy shareholders, only business that is properly brought before the meeting will be conducted or considered. To be properly brought before an annual meeting of shareholders, business must be specified in the notice of the meeting (or any supplement to that notice), brought before the meeting by or at the direction of the board of directors (or any duly authorized committee of the board of directors) or properly brought before the meeting by a shareholder. For business to be properly brought before an annual meeting by a shareholder, the shareholder must:

•	be a shareholder of record on the date of the giving of the notice for the meeting;

•	be entitled to vote at the meeting; and

•	have given timely written notice of the business in proper written form to the secretary.

To be timely, a shareholder’s notice must be delivered to or mailed and received at US BioEnergy’s principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the last annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after the anniversary date, notice by the shareholder must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. To be in proper written form, a shareholder’s notice to the secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting:

•	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting the business at the annual meeting;

•	the name and address, as they appear on the books, of the shareholder proposing such business;

•	the class or series and number of shares which are owned beneficially or of record by the shareholder proposing the business;

•

a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal of such business by such shareholder and any material interest of such shareholder in the business; and

•	a representation that the shareholder intends to appear in person or by proxy at the meeting to bring the business before the meeting.

Similarly, at a special meeting of shareholders, only such business as is properly brought before the meeting will be conducted or considered. To be properly brought before a special meeting, business must be specified in the notice of the meeting (or any supplement to that notice) given by or at the direction of the chairman of the board of directors, the board of directors or the holders of at least twenty-five percent of all the outstanding shares of the corporation entitled to vote at the meeting.

Preemptive Rights

VeraSun. VeraSun’s articles provide that, except as may otherwise be expressly agreed by the company, holders of common stock and preferred stock of the company shall have no preemptive rights to purchase stock of the company or securities convertible into or carrying a right to subscribe for or acquire stock of the company.

US BioEnergy. US BioEnergy’s articles provide that, except as may otherwise be expressly agreed by the company, holders of common stock and preferred stock of the company shall have no preemptive rights to purchase stock of the company or securities convertible into or carrying a right to subscribe for or acquire stock of the company.

Indemnification

VeraSun. VeraSun’s articles provide that it must, to the fullest extent not prohibited by the SDBCA, indemnify its directors and officers. VeraSun’s bylaws also authorize the company to extend the right of indemnification and advancement of expenses similar to the above to employees and agents of the company.

The SDBCA expressly permits a corporation to provide that its directors and officers will not be liable to the corporation or its shareholders for monetary damages for any action taken, or the failure to take any action, as directors, except for liability

•	for the amount of a financial benefit received by a director to which the director is not entitled;

•	for an intentional infliction of harm on the corporation or its shareholders;

•	for a violation of Section 47-1A-833 of the SDBCA (relating to unlawful distributions); or

•	for an intentional violation of criminal law.

These limitations of liability do not generally affect the availability of equitable remedies such as injunctive relief or rescission.

VeraSun’s articles of incorporation and bylaws also authorize it to indemnify its officers, directors, employees and other agents to the fullest extent not prohibited under the SDBCA and VeraSun may advance expenses to its directors, officers, employees and other agents in connection with a legal proceeding, subject to limited exceptions.

As permitted by the SDBCA:

•

VeraSun’s articles of incorporation provide that it must indemnify its board members and officers to the fullest extent not prohibited by the SDBCA and VeraSun’s bylaws permit it to advance expenses to its board members and officers in connection with a legal proceeding, subject to limited exceptions; and

•

VeraSun’s amended and restated bylaws provide that it may purchase and maintain insurance on behalf of its current or former board members, officers, employees or agents, among others, against any liability asserted against them and incurred by them in any such capacity, or arising out of their status as such.

VeraSun also may enter into separate indemnification agreements with each of its board members and officers that will require it to indemnify them to the fullest extent not prohibited by the SDBCA. These indemnification agreements may also require VeraSun to advance any expenses incurred by the board members and officers as a result of any proceeding against them as to which they could be indemnified.

US BioEnergy. US BioEnergy’s articles and bylaws provide that the company shall, to the fullest extent permitted by the law and statutes of the State of South Dakota, indemnify its directors and officers, provided, however, that the company shall not be obligated to indemnify a director or officer for proceedings initiated by such person that were not authorized or consented to by the Board (except for proceedings to enforce a right of indemnification). US BioEnergy’s articles also authorize the company to extend the right of indemnification and advancement of expenses similar to the above to employees and agents of the company.

The SDBCA expressly permits a corporation to provide that its directors and officers will not be liable to the corporation or its shareholders for monetary damages for any action taken, or the failure to take any action, as directors, except for liability:

•	for the amount of a financial benefit received by a director to which the director is not entitled;

•	for an intentional infliction of harm on the corporation or its shareholders;

•	for a violation of Section 47-1A-833 of the SDBCA (relating to unlawful distributions); or

•	for an intentional violation of criminal law.

These limitations of liability do not generally affect the availability of equitable remedies such as injunctive relief or rescission.

US BioEnergy’s amended and restated articles of incorporation and bylaws also authorize it to indemnify its officers, directors, employees and other agents to the fullest extent permitted under the SDBCA and US BioEnergy may advance expenses to its directors, officers, employees and other agents in connection with a legal proceeding, subject to limited exceptions.

As permitted by the SDBCA:

•

US BioEnergy’s articles of incorporation and bylaws provide that it must indemnify its board members and officers to the fullest extent permitted by the SDBCA and advance expenses to its board members and officers in connection with a legal proceeding, subject to limited exceptions; and

•

US BioEnergy’s amended and restated bylaws provide that it may purchase and maintain insurance on behalf of its current or former board members and officers against any liability asserted against them and incurred by them in any such capacity, or arising out of their status as such.

US BioEnergy also may enter into separate indemnification agreements with each of its board members and officers that will require it to indemnify them to the fullest extent permitted by the SDBCA. These indemnification agreements may also require US BioEnergy to advance any expenses incurred by the board members and officers as a result of any proceeding against them as to which they could be indemnified.

Dividends/Distributions

VeraSun. Subject to the rights and preferences of the holders of any series of preferred stock which may at the time be outstanding, holders of VeraSun’s common stock are entitled to such dividends as its board of directors may declare out of funds legally available.

US BioEnergy. Subject to the rights and preferences of the holders of any series of preferred stock which may at the time be outstanding, holders of US BioEnergy’s common stock are entitled to such dividends as its board of directors may declare out of funds legally available.

Shareholder Rights Plan

Neither VeraSun nor US BioEnergy currently has a shareholder rights plan in place. Under the South Dakota Domestic Public Corporation Takeover Act, with certain limitations, a corporation may create and issue, by way of distributions to shareholders, as dividends or otherwise, rights or options entitling the holders thereof to purchase from the corporation shares of any class or series. The terms and conditions of any such rights are determined by the board of directors. The terms and conditions may include, without limitation, provisions which adjust the option price or number of shares issuable under such rights or options in the event of an acquisition of shares or a reorganization, merger, consolidation, sale of assets or other occurrence involving the corporation, and restrictions or conditions that preclude or limit the entitlement, exercise or transfer of such rights or options by any person or persons who, after the date of the creation or issuance of such rights or options, acquires, obtains the right to acquire or offers to acquire, directly or indirectly, beneficial ownership of a specified number or percentage of the corporation’s outstanding voting shares or other shares of the corporation, or that invalidate or void such rights or options held by any such person or persons.

Amendments to Organizational Documents

VeraSun. Amendments of VeraSun’s articles of incorporation generally require the approval of the holders of a majority of the votes cast at a duly called meeting, however an amendment of the provisions of the articles of incorporation regarding the number of directors, the classes of directors, or removal of directors requires the affirmative vote of at least 75% of the votes entitled to be cast by outstanding shares of VeraSun stock entitled to vote on the matter. VeraSun’s bylaws may be amended or repealed by a majority of VeraSun voting common stock or by a majority of the board of directors.

After completion of the merger, the removal of Donald L. Endres as Chief Executive Officer or any modifications to the certain provisions of his employment contract prior to the annual meeting of shareholders in 2009, or the removal of Gordon W. Ommen as non-executive Chairman of the Board prior to the annual meeting of shareholders in 2009 will each require the affirmative vote of 75% of VeraSun’s board of directors.

After completion of the merger, VeraSun’s bylaws will be amended to provide that the board of directors may not alter, amend or repeal, or adopt new bylaws in conflict with, or recommend any such action to shareholders that would amend any provision of the bylaws which requires a 75% vote of the entire board of directors for action to be taken thereunder or amend the foregoing amendment provisions, in each case without the affirmative vote of not less than 75% of the entire board of directors.

US BioEnergy. US BioEnergy’s articles provide that the affirmative vote of the holders of at least two-thirds of the voting power of the company’s then issued and outstanding capital stock entitled to vote generally at an election of directors of the company shall be required to amend, alter, change or repeal, or to adopt a provision inconsistent with articles V (directors), VIII (books, special meetings), IX (anti-takeover opt-out), X (amendment of bylaws) or XI (amendment to the articles) or to adopt any provision inconsistent therewith.

US BioEnergy’s articles are silent on amendments to other provisions of the articles. Section 47-1A-1003 of the SDBCA provides that for a corporation to amend its articles of incorporation, the board of directors must adopt a resolution which then must be adopted by a vote of a majority of the votes cast at a shareholders meeting where a quorum of a majority of votes entitled to be cast on the amendment is present.

Pursuant to US BioEnergy’s articles, the board is expressly authorized to adopt, amend, alter, change or repeal the bylaws of the company by the affirmative vote of at least the majority of the entire board. US BioEnergy’s bylaws may also be adopted, amended, altered, changed or repealed by the affirmative vote of at least two-thirds of the voting power of the company’s then issued and outstanding capital stock entitled to vote generally at an election of directors of the company.

Voting Rights; Required Vote for Authorization of Certain Actions

VeraSun.

Control Share Acquisitions. The control share acquisition provisions of the South Dakota Domestic Public Corporation Takeover Act provide generally that the shares of a publicly-held South Dakota corporation acquired by a person that exceed the thresholds of voting power described below will have the same voting rights as other shares of the same class or series only if approved by:

•	the affirmative vote of the majority of all outstanding shares entitled to vote, including all shares held by the acquiring person; and

•	the affirmative vote of the majority of all outstanding shares entitled to vote, excluding all interested shares.

Each time an acquiring person reaches a threshold, a vote must be taken as described above before the acquiring person will have any voting rights with respect to shares in excess of such threshold. The thresholds which require shareholder approval before voting powers are obtained with respect to shares acquired in excess of such thresholds are 20%, 33 1/3% and 50%, respectively.

The restricted shareholder may, but is not required to, submit to the corporation a statement setting forth information about itself and its plans with respect to the corporation. The statement may request that the corporation call a special meeting of shareholders to determine whether voting rights will be granted to the shares acquired. If a special meeting of shareholders is not requested, the issue of voting rights of the acquired shares will be considered at the next annual or special meeting of shareholders. If the acquired shares are granted voting rights and they represent a majority of all voting power, shareholders who do not vote in favor of granting voting rights will have the right to receive the appraised fair value of their shares. The appraised fair value will, at a minimum, be equal to the highest price paid per share by the acquiring person for the shares acquired in the transaction subject to this law.

Business Combinations. VeraSun is subject to the provisions of Section 47-33-17 of the South Dakota Domestic Public Corporation Takeover Act. In general, Section 47-33-17 prohibits a publicly-held South Dakota corporation from engaging in a “business combination” with an “interested shareholder” for a period of four years after the date that the person became an interested shareholder unless the business combination or the transaction in which the person became an interested shareholder is approved in a prescribed manner. After the four-year period has elapsed, the business combination must still be approved, if not previously approved in the manner prescribed, by the affirmative vote of the holders of a majority of the outstanding voting shares exclusive, in some instances, of those shares beneficially owned by the interested shareholder. Generally, a “business combination” includes a merger, a transfer of 10% or more of the corporation’s assets, the issuance or transfer of stock equal to 5% or more of the aggregate market value of all of the corporation’s outstanding shares, the adoption of a plan of liquidation or dissolution, or other transaction resulting in a financial benefit to the interested shareholder. Generally, an “interested shareholder” is a person who, together with affiliates and associates, owns 10% or more of the corporation’s voting stock. This provision may delay, defer or prevent a change in control of VeraSun without the shareholders taking further action. In certain circumstances, this provision may not apply to VeraSun. In addition, VeraSun may opt out of this provision through an amendment to its articles of incorporation, requiring approval by holders of two-thirds of its outstanding voting shares, excluding the voting shares of interested shareholders, and which would become effective eighteen months after such amendment.

US BioEnergy.

Control Share Acquisitions. As permitted by the South Dakota Public Corporation Takeover Act, US BioEnergy has expressly opted out of the control share acquisition provisions as provided in its articles and bylaws.

Business Combinations. US BioEnergy is subject to the provisions of Section 47-33-17 of the South Dakota Domestic Public Corporation Takeover Act. In general, Section 47-33-17 prohibits a publicly-held South Dakota corporation from engaging in a “business combination” with an “interested shareholder” for a period of four years after the date that the person became an interested shareholder unless the business combination or the transaction in which the person became an interested shareholder is approved in a prescribed manner. After the four-year period has elapsed, the business combination must still be approved, if not previously approved in the manner prescribed, by the affirmative vote of the holders of a majority of the outstanding voting shares exclusive, in some instances, of those shares beneficially owned by the interested shareholder. Generally, a “business combination” includes a merger, a transfer of 10% or more of the corporation’s assets, the issuance or transfer of stock equal to 5% or more of the aggregate market value of all of the corporation’s outstanding shares, the adoption of a plan of liquidation or dissolution, or other transaction resulting in a financial benefit to the interested shareholder. Generally, an “interested shareholder” is a person who, together with affiliates and associates, owns 10% or more of the corporation’s voting stock. This provision may delay, defer or prevent a change in control of US BioEnergy without the shareholders taking further action. In certain circumstances, this provision may not apply to US BioEnergy. In addition, US BioEnergy may opt out of this provision through an amendment to its articles of incorporation, requiring approval by holders of two-thirds of its outstanding voting shares, excluding the voting shares of interested shareholders, and which would become effective eighteen months after such amendment.

Other Constituencies

The South Dakota Domestic Public Corporation Takeover Act Section 47-33-4 provides that the board of directors of a South Dakota corporation, in determining whether to approve a merger or other change of control may, in addition to considering the effects of any such action on its shareholders, take into account both the long-term as well as short-term interests of the corporation and its shareholders, the effect of the action on the corporation’s employees, customers, creditors and suppliers, the effect upon the community in which any office or other facility of the corporation is located and the effect on the economy of the state and nation. This provision may permit the board of directors of a South Dakota corporation to vote against some proposals that, in the absence of this provision, it would have a fiduciary duty to approve.

Appraisal Rights

The SDBCA provides that shareholders are entitled to appraisal rights, and to obtain payment of the fair value of their shares, under certain circumstances, including certain merger transactions, share exchanges, dispositions of sales of substantial assets, and reverse stock split transactions if the corporation has an obligation or right to purchase any fractional shares created by the reverse stock split. However, among other exceptions, such appraisal rights may not be available to certain holders of shares listed on national exchanges or shares in corporations with at least 2,000 shareholders and outstanding market values in excess of $20 million.

If a corporation desires to submit a proposed corporate action to the shareholders which gives rise to appraisal rights, the notice of the shareholders meeting must state that the corporation has concluded that the shareholders are, are not, or may be entitled to assert appraisal rights. If the corporation concludes that appraisal rights are or may be available, the corporation must include a copy of the provisions of the SDBCA relating to appraisal rights in the notice of shareholders meeting. If a shareholder wishes to assert appraisal rights, the shareholder must not vote its shares in favor of the proposed action and must deliver written notice to the corporation of the shareholder’s intent to demand payment if the proposed action is effectuated before the vote is taken. A shareholder who does not satisfy these requirements will not be entitled to assert appraisal rights. The corporation must deliver a written appraisal notice and form containing certain information to all shareholders who properly elect appraisal rights no earlier than the date the corporate action became effective and no later than ten days after such date. Each shareholder that desires to exercise appraisal rights must complete the form and return it to the corporation in a timely manner. The shareholder may later decline to exercise appraisal rights and withdraw from the appraisal process by proper notice sent to the corporation.

If a shareholder properly exercises appraisal rights, the corporation must pay in cash to the shareholder the amount the corporation estimates to be the fair value of the shareholder’s shares, plus interest, and provide to the shareholder financial information relating to the calculation of fair value. If the shareholder is dissatisfied with the corporation’s determination of fair value, the shareholder must notify the corporation of the shareholder’s estimate of fair value. If the shareholder and corporation are unable to agree upon fair value, the corporation may either commence a judicial proceeding to determine fair value of the shares within sixty days after receiving the payment demand or pay the shareholder the fair value established by the shareholder.

Access to Information

Under the SDBCA, a shareholder is entitled to inspect and copy, during regular business hours at the corporation’s principal office, the following records: articles of incorporation and bylaws, board resolutions creating classes or series of outstanding shares, records of shareholder meetings for the past three years, written communications to shareholders within the past three years, financial statements furnished to shareholders for the past three years, names and business addresses of current directors and officers, and the most recent annual report delivered to the secretary of state. In addition, under the SDBCA, a shareholder has the right to inspect and copy excerpts from records of board meetings, certain board committee meetings, shareholder meetings, action taken by the shareholders of board of directors without a meeting, accounting records and the record of shareholders, provided that the shareholder’s demand is made in good faith and for a proper purpose, the shareholder describes with reasonable particularity the purpose and the records to be inspected, and the records are directly connected with the purpose specified. A shareholder may designate an agent or attorney to inspect and copy corporate records on the shareholder’s behalf.

If a corporation does not allow a shareholder to inspect and copy records as required under the SDBCA, a court may order the inspection and copying of such records, and the court may require the corporation to pay the shareholder’s related costs and reasonable legal fees.

APPRAISAL RIGHTS

US BioEnergy shareholders are not entitled to appraisal rights under US BioEnergy’s articles of incorporation or under applicable state law.

Under Section 47-1A-1302.1 of the SDBCA, subject to certain exceptions not applicable to the merger, appraisal rights are generally not available in connection with a merger if the shares being converted in the merger are “[l]isted on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.” US BioEnergy’s common stock is traded on the NASDAQ Global Market, the new name of the National Association of Securities Dealers, Inc.’s National Market following the registration of The Nasdaq Stock Market LLC as a national securities exchange in August 2006.

LEGAL MATTERS

The validity of VeraSun common stock offered by this joint proxy statement/prospectus, and other legal matters, will be passed upon for VeraSun by Cadwell Sanford Deibert & Garry LLP, Sioux Falls, South Dakota.

EXPERTS

The consolidated financial statements of VeraSun and its subsidiaries incorporated in this joint proxy statement/prospectus by reference to the VeraSun Annual Report on Form 10-K for the fiscal year ended December 31, 2006 have been so incorporated in reliance on the report of McGladrey & Pullen, LLP, an independent registered public accounting firm, on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of ASAlliances Biofuels, LLC and subsidiaries (a development-stage company) as of December 31, 2006 and 2005 and for the years then ended and for the period from December 21, 2004 (inception) to December 31, 2006, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditor, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The following consolidated financial statements of US BioEnergy, its predecessor for SEC reporting purposes, and a company acquired by US BioEnergy, included in this joint proxy statement/prospectus, were audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as stated in their reports herein and upon the authority of said firm as experts in accounting and auditing:

•	US BioEnergy Corporation and subsidiaries as of December 31, 2006 and 2005 and for the years then ended and for the period from October 28, 2004 to December 31, 2004;

•	United Bio Energy, LLC for the period from January 1, 2005 to April 30, 2005; and

•	Platte Valley Fuel Ethanol, LLC and subsidiary as of December 31, 2005 and for the two years in the period then ended.

The financial statements of United Bio Energy LLC for the year ended December 31, 2004 were audited by Kennedy and Coe, LLC, independent auditors, as stated in their report herein.

FUTURE SHAREHOLDER PROPOSALS

VeraSun will hold a 2008 annual meeting of VeraSun shareholders on May 21, 2008. The deadline for receipt by VeraSun’s secretary of shareholder proposals for inclusion in VeraSun’s proxy materials for the 2008 annual meeting was December 15, 2007.

VeraSun shareholders wishing to present proposals for action at the annual meeting or at another shareholders’ meeting must do so in accordance with VeraSun’s bylaws, a copy of which is publicly filed as an exhibit to VeraSun’s Current Report on Form 8-K filed December 21, 2007; a copy may also be obtained upon written request to VeraSun’s corporate secretary, 100 22nd Avenue, Brookings, South Dakota 57006. A shareholder must give timely notice of the proposed business to the corporate secretary. For purposes of VeraSun’s 2008 annual meeting of shareholders, such notice, to be timely, must be received at the principal executive offices of VeraSun by March 14, 2008, but no earlier than February 13, 2008, unless the 2008 annual meeting is held more than 30 days before or 70 days after the anniversary of the date of the 2007 annual meeting. In that case, the notice must be received no earlier than 120 days before the date of the 2008 annual meeting and no later than 90 days before the meeting or 10 days before announcement of the date of the meeting, whichever is later.

US BioEnergy will hold a 2008 annual meeting of US BioEnergy shareholders only if the merger is not completed. The deadline for receipt by US BioEnergy’s secretary of shareholder proposals for inclusion in US BioEnergy’s proxy materials for the 2008 annual meeting (if it is held) is December 29, 2007, except that if US BioEnergy changes the date of its 2008 annual meeting by more than thirty days from the date of the previous year’s meeting, then the deadline is a reasonable time before US BioEnergy begins to print and send its proxy materials.

If the merger is not completed and the 2008 annual meeting of US BioEnergy shareholders is held within thirty days before or after the anniversary date of the 2007 annual meeting of US BioEnergy shareholders, US BioEnergy’s bylaws require that written notice of (i) proposals to be presented by a shareholder at US BioEnergy’s 2008 annual meeting of shareholders that are not intended for inclusion in US BioEnergy’s 2008 proxy statement for that meeting pursuant to Rule 14a-8, and (ii) nominations for election of directors to be made by a shareholder at US BioEnergy’s 2008 annual meeting of shareholders, be delivered to US BioEnergy’s corporate secretary at the address on the notice of annual meeting accompanying the 2008 proxy statement no earlier than February 1, 2008 and no later than March 3, 2008. To be in proper written form, such notice must set forth the information prescribed in US BioEnergy’s bylaws. You can obtain a copy of US BioEnergy’s bylaws by writing to US BioEnergy’s corporate secretary at the address on the notice of annual meeting accompanying the 2008 proxy statement. If the merger is not completed and the 2008 annual meeting of US BioEnergy shareholders is held on a date that is not within 30 days before or after the anniversary date of the 2007 annual meeting of US BioEnergy shareholders, the deadline for receipt by US BioEnergy’s corporate secretary of the written notice described above is the close of business on the tenth day following the day on which the notice of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first.

WHERE YOU CAN FIND MORE INFORMATION

VeraSun and US BioEnergy file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that VeraSun and US BioEnergy file with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room at the following location:

Public Reference Room

450 Fifth Street, N.W.

Room 1024

Washington, D.C. 20549

Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the website maintained by the Securities and Exchange Commission at “http://www.sec.gov”. Reports, proxy statements and other information concerning VeraSun and US BioEnergy may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

The Securities and Exchange Commission allows VeraSun to “incorporate by reference” information into this joint proxy statement/prospectus, which means that VeraSun can disclose important information to you by referring you to other documents filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered part of this joint proxy statement/prospectus, except for any information superseded by information contained directly in this joint proxy statement/prospectus or in later filed documents incorporated by reference in this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents set forth below that VeraSun has previously filed with the Securities and Exchange Commission. These documents contain important business and financial information about VeraSun that is not included in or delivered with this joint proxy statement/prospectus.

VeraSun Filings	Period
Annual Report on Form 10-K	Fiscal Year ended December 31, 2006, as filed March 29, 2007

Quarterly Reports on Form 10-Q	Quarter ended March 31, 2007, as filed May 8, 2007, Quarter ended June 30, 2007, as filed August 2, 2007 and Quarter ended September 30, 2007, as filed November 14, 2007

Current Reports on Form 8-K	Filed March 13, 2007, May 8, 2007, May 17, 2007, July 3, 2007, July 25, 2007, August 8, 2007, August 20, 2007 (as amended November 2, 2007), August 31, 2007, September 20, 2007, October 2, 2007, November 2, 2007, November 29, 2007, December 3, 2007, December 5, 2007 and December 21, 2007

Registration of Securities on Form 8-A (in relevant part the description of VeraSun’s common stock, and any amendment or report filed with the SEC for the purpose of updating such description)	Filed June 13, 2006

Definitive Proxy Statement on Schedule 14A	Filed April 12, 2007

VeraSun also incorporates by reference additional documents that may be filed with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the date of the completion of the merger. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

VeraSun has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to VeraSun.

If you are a VeraSun shareholder, VeraSun may have previously sent you some of the documents incorporated by reference, but you can obtain any of them through VeraSun, the Securities and Exchange Commission or the Securities and Exchange Commission’s website as described above. Documents incorporated by reference are available from VeraSun without charge, excluding all exhibits, except that if VeraSun has specifically incorporated by reference an exhibit in this joint proxy statement/prospectus, the exhibit will also be provided without charge. Shareholders may obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from VeraSun at the following addresses:

VeraSun Energy Corporation

100 22nd Avenue

Brookings, South Dakota 57006

Attention: Investor Relations

Telephone: (605) 696-7200

You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [•], 2008. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this joint proxy statement/prospectus to shareholders nor the issuance of VeraSun common stock in the merger creates any implication to the contrary.

US BIOENERGY CORPORATION

Consolidated Financial Statements

December 31, 2006, 2005, and 2004

Condensed Consolidated Financial Statements

September 30, 2007 and 2006

F-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors

US BioEnergy Corporation

Inver Grove Heights, Minnesota

We have audited the consolidated balance sheets of US BioEnergy Corporation and Subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity and cash flows for the years then ended and the period from October 28, 2004 (date of incorporation) to December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of US BioEnergy Corporation and Subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for the years then ended and the period from October 28, 2004 (date of incorporation) to December 31, 2004, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board Statement No. 123(R) “Share-Based Payment” on January 1, 2006.

/s/ McGladrey & Pullen, LLP

Sioux Falls, South Dakota

March 29, 2007

F-2

US BioEnergy Corporation

Consolidated Balance Sheets

December 31, 2006 and 2005

	2006	2005
	(Dollars in thousands, except per share data)
ASSETS
Currents Assets
Cash and cash equivalents:
Cash and commercial paper	$170,099	$6,809
Reverse repurchase agreement	—	33,641

	170,099	40,450
Receivables	40,958	27,446
Inventories	28,420	14,671
Derivative financial instruments	7,144	—
Prepaid expenses	3,572	217
Deferred income taxes	—	51

Total current assets	250,193	82,835

Other Assets
Deposits	4,307	—
Interest rate swap	252	—
Investment in equity of unconsolidated subsidiary	1,509	—
Goodwill	65,489	2,445
Intangible assets	3,174	3,346
Other assets	52	154

	74,783	5,945

Property and Equipment, net	408,814	68,042

Total assets	$733,790	$156,822

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Current maturities of long-term debt	$8,131	$—
Checks written on controlled disbursement accounts	13,270	6,483
Notes payable	1,815	315
Accounts payable	47,163	39,157
Accrued expenses	4,938	1,415
Deferred income tax liability	2,913	—
Deferred revenue	545	209
Other current liabilities	3,410	276

Total current liabilities	82,185	47,855

Long-term debt	140,128	6,250

Deferred income taxes	27,099	267

Commitments and Contingencies
Shareholders’ Equity
Preferred stock, $0.01 par value, authorized 75,000,000 shares, issued none	—	—
Class A common stock, $0.01 par value, authorized 750,000,000 shares; 67,968,885 and 30,840,125 shares issued and outstanding as of December 31, 2006 and 2005, respectively	679	308
Additional paid-in capital	467,552	106,427
Retained earnings (deficit)	16,147	(4,285)

	484,378	102,450

Total liabilities and shareholders’ equity	$733,790	$156,822

See notes to consolidated financial statements.

F-3

US BioEnergy Corporation

Consolidated Statements of Operations

Years Ended December 31, 2006 and 2005 and

Period from October 28, 2004 (date of incorporation) to December 31, 2004

	2006	2005	2004
	(Dollars in thousands, except per share data)
Revenues:
Product sales	$111,966	$9,633	$—
Services and commissions	8,839	6,782	—
Other revenues	3,730	—	—

Total revenues	124,535	16,415	—

Cost of goods sold:
Cost of product sales	73,177	9,467	—
Cost of services and commissions	5,190	3,520	—

Total cost of goods sold	78,367	12,987	—

Gross profit	46,168	3,428	—
Selling, general and administrative expenses	27,089	8,016	55

Operating income (loss)	19,079	(4,588)	(55)

Other income (expense):
Interest expense	(2,076)	(467)	—
Interest income	2,436	319	1
Other income	9,814	104	—
Equity in net income of unconsolidated subsidiary (Note 6)	456	—	—
Minority interest in net loss of subsidiary (Note 6)	391	—	—

	11,021	(44)	1

Income (loss) before income taxes	30,100	(4,632)	(54)
Federal and state income tax (expense) benefit	(9,668)	401	—

Net income (loss)	$20,432	$(4,231)	$(54)

Earnings (loss) per common share:
Basic	$0.41	$(0.38)	$(0.07)
Diluted	0.41	(0.38)	(0.07)

See notes to consolidated financial statements.

F-4

US BioEnergy Corporation

Consolidated Statements of Shareholders’ Equity

Years ended December 31, 2006 and 2005 and

Period from October 28, 2004 (date of incorporation) to December 31, 2004

	Class A Common Stock	Class B Common Stock	Class B Common Stock Subscribed	Additional Paid-in Capital	Class B Common Stock Subscriptions Receivable	Retained Earnings (Deficit)	Total
	(Dollars in thousands)
Balance, October 28, 2004 (date of incorporation)	$—	$—	$—	$—	$—	$—	$—
Issuance of stock subscriptions	—	—	6,000	—	(6,000)	—	—
Collection of stock subscription and issuance of 2,687,500 shares of Class B common stock	—	27	(1,250)	1,223	1,250	—	1,250
Costs of raising capital	—	—	—	(4)	—	—	(4)
Net loss	—	—	—	—	—	(54)	(54)

Balance, December 31, 2004	—	27	4,750	1,219	(4,750)	(54)	1,192
Issuance of 946,969 shares of Class B common stock	—	9	(1,263)	1,254	1,263	—	1,263
Conversion of 3,634,469 shares of Class B common stock to Class A common stock	36	(36)	—	—	—	—	—
Issuance of 27,205,656 shares of Class A common stock	272	—	(3,487)	100,497	3,487	—	100,769
Issuance of options for common stock	—	—	—	3,552	—	—	3,552
Costs of raising capital	—	—	—	(95)	—	—	(95)
Net loss	—	—	—	—	—	(4,231)	(4,231)

Balance, December 31, 2005	308	—	—	106,427	—	(4,285)	102,450
Issuance of 37,128,760 shares of Class A common stock	371	—	—	376,882	—	—	377,253
Costs of raising capital	—	—	—	(16,156)	—	—	(16,156)
Stock-based compensation	—	—	—	399	—	—	399
Net income	—	—	—	—	—	20,432	20,432

Balance, December 31, 2006	$679	$—	$—	$467,552	$—	$16,147	$484,378

See notes to consolidated financial statements.

F-5

US BioEnergy Corporation

Consolidated Statements of Cash Flows

Years Ended December 31, 2006 and 2005 and

Period from October 28, 2004 (date of incorporation) to December 31, 2004

	2006	2005	2004
	(Dollars in thousands)
Cash Flows from Operating Activities
Net income (loss)	$20,432	$(4,231)	$(54)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	6,487	322	—
Amortization	1,031	487	—
Minority interest in net loss of subsidiary	(391)	—	—
Stock-based compensation	399	3,552	—
Deferred income taxes	9,905	(677)	—
Equity in net income of unconsolidated subsidiary	(456)	—	—
Gain on sale of 50% interest in Provista	(1,764)	—	—
Changes in working capital components, net of affects of business acquisitions and deconsolidation of equity method investee:
Receivables	(34,191)	(11,219)	—
Inventories	(28,884)	(9,833)	—
Prepaid expenses	(2,988)	(90)	(1)
Derivative financial instruments	(6,785)	—	—
Accounts payable	17,172	14,428	4
Accrued expenses	3,012	989	—
Deferred revenue	197	(52)	—

Net cash used in operating activities	(16,824)	(6,324)	(51)

Cash Flows from Investing Activities
Purchases of property and equipment	(206,010)	(53,388)	(441)
Cash acquired in purchase of UBE, LLC	—	103	—
Cash acquired in purchase of US Bio Woodbury, LLC	—	204	—
Acquisition of US Bio Platte Valley and US Bio Ord, net of cash received	(20,708)	—	—
Acquisition of US Bio Hankinson, LLC, net of cash received	(773)	—	—
Investment in Provista	(1,000)	—	—
Proceeds received on sale of 50% interest in Provista	2,400	—	—
Deposits made	(4,307)	—	—
Other	170	148	—

Net cash used in investing activities	(230,228)	(52,933)	(441)

Cash Flows from Financing Activities
Increase in checks written on controlled disbursement accounts	6,787	3,556	—
Debt issuance costs paid	(977)	(1,032)	—
Net change in notes payable	13,951	(6,043)	—
Proceeds from long-term debt	119,242	6,250	—
Payments of long-term debt	(1,645)	—	—
Proceeds from issuance of 23,300,563, 26,454,125 and 2,687,500 shares of common stock, respectively	255,499	96,317	1,250
Offering costs paid	(16,156)	(99)	—

Net cash provided by financing activities	376,701	98,949	1,250

Net increase in cash and cash equivalents	129,649	39,692	758
Cash and Cash Equivalents
Beginning of period	40,450	758	—

End of period	$170,099	$40,450	$758

See notes to consolidated financial statements.

F-6

US BioEnergy Corporation

Consolidated Statements of Cash Flows—(Continued)

Years Ended December 31, 2006 and 2005 and

Period from October 28, 2004 (date of incorporation) to December 31, 2004

	2006	2005	2004
	(Dollars in thousands)
Supplemental Disclosure of Noncash Financing and Investing Activities
Property and equipment acquired through accounts payable	$28,553	$12,318	$165
Property and equipment acquired through accrued expenses	—	—	27
Property and equipment acquired through the issuance of 73,500 shares of Class A common stock	—	294	—
Costs of raising capital in accounts payable	70	—	4
Supplemental Disclosures of Cash Flow Information
Cash payments for interest, of which $4,245 and $32 was capitalized in 2006 and 2005, respectively	5,936	469	—
Cash payments for income taxes	614	—	—
Supplemental Schedule of Noncash Investing and Financing Activities
Deconsolidation of Provista
Accounts receivable	$23,633
Inventories	17,265
Property and equipment	33
Goodwill	613
Intangible assets	395
Other assets	57

Total assets deconsolidated	41,996

Investment in equity of subsidiary	(299)
Accounts payable	(28,137)
Accrued expenses	(1,037)
Notes payable	(12,523)

Total liabilities deconsolidated	(41,996)

Net deconsolidation	$—

See note 10 for disclosures related to non-cash components of acquisitions.

See notes to consolidated financial statements.

F-7

US BioEnergy Corporation

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

Note 1: Basis of Presentation and Significant Accounting Policies

The accompanying consolidated financial statements include the accounts of US BioEnergy Corporation (USBE) and its wholly owned subsidiaries, US Bio Albert City, LLC (Albert City); US Bio Woodbury, LLC (formerly Superior Corn Products, LLC) (Woodbury); US Bio Hankinson, LLC (formerly Gold Energy, LLC) (Hankinson); US Bio Janesville, LLC; US Bio Platte Valley, LLC (formerly Platte Valley Fuel Ethanol, LLC) (Platte Valley); US Bio Ord, LLC (formerly Val-E Ethanol, LLC) (Ord); UBE Services, LLC (formerly United Bio Energy, LLC) (UBE Services); United Bio Energy Ingredients, LLC , United Bio Energy Grains, LLC; United Bio Energy Management, LLC and United Bio Energy Trading, LLC, all of which are collectively referred to herein as the “Company”. Effective April 30, 2006 United Bio Energy Grains, LLC, United Bio Energy Management, LLC and United Bio Energy Trading, LLC were merged into UBE Services. All material intercompany accounts and transactions have been eliminated in consolidation.

US BioEnergy is a producer and marketer of ethanol and distillers grains, which are derived from corn. The Company sells ethanol to refining and marketing companies in the U.S. primarily as a gasoline additive, through Provista Renewable Fuels Marketing, LLC (Provista), the Company’s ethanol marketing joint venture. The Company currently sells distillers grains to livestock operators and marketing companies in the U.S. The Company also markets distillers grains and provides facilities management and services to other ethanol producers.

On September 1, 2006, the Company began accounting for its investment in Provista by the equity method of accounting (see Note 6). Under this method, the Company’s share of the net income or loss of Provista is recognized in the Company’s statement of operations and added to or deducted from investment in equity of unconsolidated subsidiary on the Company’s balance sheet. Prior to September 1, 2006, Provista’s financial statements were included in the Company’s consolidated financial statements.

A summary of significant accounting policies follows:

Principles of consolidation: The consolidated financial statements include the accounts of USBE and its wholly-owned subsidiaries. All material intercompany accounts and transactions are eliminated in consolidation.

Use of estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates significant to the financial statements include the allowance for doubtful accounts, stock-based compensation, the valuation allowance on deferred tax assets, the valuation of assets in businesses acquired and derivative financial instruments.

Revenue recognition: Revenues from the production of ethanol and distillers grains are recorded when title passes to the customer. Ethanol and distillers from the Company’s production facilities are sold FOB shipping point. Ethanol revenues are recorded net of outbound freight, which is paid by the marketer, and marketing commissions. Revenues from the sale of grain, ethanol and related products through the Company’s marketing and services businesses are recorded when title of the products transfer to the end user. In accordance with the Company’s agreements for the procurement of grain and marketing of distillers grains for its customers, the Company pays for the products and shipping costs, and bills the end user for the products delivered. The Company recognizes revenues on these transactions on a net basis as commissions which represent the fixed margin between the amounts billed and amounts paid. Revenue from management, trading and group buying

F-8

US BioEnergy Corporation

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

services provided to customers is recognized on a monthly basis as earned. Amounts billed or received prior to being earned are recorded as deferred revenue. For the period May 1, 2005 through August 31, 2006, the Company recorded commission revenues for the ethanol that Provista marketed to its third-party plant customers because Provista’s financial results were included in these financial statements on a consolidated basis.

The Company also engages in commodity buying and selling under contracts that do not earn a fixed margin. The Company recognizes revenues and costs on these transactions on a gross basis when title of the products transfer to the end user.

The Company receives quarterly incentive payments in connection with its third-party plant management agreements through UBE Services. This incentive revenue is recognized when no future performance contingencies exist. Quarterly incentive payments received throughout the year are deferred until the end of the third-party plant’s fiscal year, at which time it is recognized for the entire year. Incentive revenue related to third-party plant management agreements is included in services and commissions revenue and totaled approximately $1,394 and $880 for the years ended December 31, 2006 and 2005, respectively.

The Company receives an incentive credit from the State of Nebraska to produce ethanol. Alcohol fuel incentive tax credits are generated at a rate of $0.18 per gallon on the first 15,625,000 gallons of ethanol produced on a yearly basis that begins on May 1st of each year. Incentive revenue of $2,798 was recorded for the year ended December 31, 2006 and is included in other revenues. This program is set to expire in 2012.

Expense Classification: Cost of goods sold primarily includes costs for raw material, inbound freight charges, purchasing and receiving costs, inspection costs, shipping costs, other distribution expenses, warehousing costs, plant management and hourly compensation costs and general facility overhead charges.

Unrealized gains or loses on exchange traded corn and natural gas contracts are recognized in cost of goods sold using market-based prices.

Selling, general and administrative expenses consists primarily of salaries and expenses for management, administrative and accounting employees as well as fees paid to outside service providers such as legal, audit and consulting firms.

Cash and cash equivalents: For purposes of reporting cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Until the third quarter of 2006, the Company invested in securities purchased under a resale agreement (reverse repurchase agreement) which was recorded at the amount at which the securities were purchased plus accrued interest.

Receivables: Receivables are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts along with a general reserve. Receivables are written off when deemed uncollectible. Recoveries of receivables previously written off are recorded when received.

Inventories: Corn, chemicals, supplies and work in process inventories are stated at the lower of cost or market on the first-in first-out method. Ethanol and distillers grains are stated at the lower of average cost or market.

F-9

US BioEnergy Corporation

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

Property and equipment: Property and equipment is stated at cost. Depreciation is computed by the straight-line method over the following estimated useful lives:

Years
Land improvements	15
Buildings	40
Leasehold improvements	3 to 6
Machinery and equipment	5 to 15
Office furniture and equipment	3 to 5

Leasehold improvements are depreciated over the shorter of the term of the lease or their estimated useful lives. Costs associated with the Company’s ethanol plant construction projects, including capitalized interest, and costs associated with potential sites are recorded in construction in progress and will be depreciated upon the commencement of operations.

Derivative financial instruments: The Company enters into forward cash purchase contracts and forward sales contracts of corn, natural gas, ethanol, and distiller grains, which meet the definition of a derivative under the Financial Accounting Standards Board (FASB) Statement of Accounting Standards (SFAS) No. 133, but qualify for the normal purchases or normal sales exception to fair value accounting. These contracts provide for the purchase or sale of corn, natural gas, ethanol, or distiller grains that will be delivered in quantities expected to be used or sold over a reasonable period in the normal course of business. These contracts are not marked to market in these financial statements.

To reduce price risk caused by market fluctuations, the Company generally follows a policy of using exchanged-traded futures and options contracts to manage risk on future corn, natural gas, and denaturant purchases. The Company uses futures and options contracts to establish the purchase price of anticipated volumes of corn, natural gas, and denaturant requirements to be processed or purchased in a future month. These contracts do not meet the requirements under SFAS No. 133, to qualify for the normal purchases and normal sales exception to fair value accounting, due to the fact that they do not result in physical delivery of the commodity and they contain net settlement provisions. These contracts are accounted for as derivative financial instruments at fair value in the financial statements with changes in fair value being recorded in cost of goods sold. Cash flows related to these hedging activities are categorized in the same category as the item being hedged.

The fair value of the Company’s interest rate swap agreement is recognized as either an asset or liability in the consolidated balance sheets, with changes in fair value reported in interest expense in the consolidated statements of operations. In February 2007, the Company terminated its swap agreement when the Company entered into its new senior secured credit facilities.

Deposits: Deposits primarily relate to a refundable deposit for the construction of a natural gas pipeline and deposits on letters of credit.

Goodwill and intangible assets: Goodwill represents the excess of the purchase price of an acquired entity over the amounts assigned to tangible and identified intangible assets acquired and liabilities assumed. Goodwill and intangible assets are reviewed for impairment annually or more frequently if certain impairment conditions arise. Goodwill that is impaired is written down to fair value. Intangible assets primarily consist of customer lists and contracts which are being amortized to expense over their estimated useful life of 4 years and debt issuance costs which are being amortized to expense over the term of the related debt instrument by a method which

F-10

US BioEnergy Corporation

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

approximates the interest method. Debt issuance costs related to debt facilities that are refinanced are written off at the time the refinancing takes place. The Company has no intangible assets with indefinite useful lives.

Accrued rail car lease payments: Certain repairs and maintenance costs on leased rail cars are paid and expensed on an ongoing basis. In addition, the Company accrues for estimated damages to rail cars that are expected to be paid at the end of the lease term.

Income taxes: Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

State investment tax credits are accounted for by the flow-through method whereby they reduce income taxes currently payable and the provision for income taxes in the period the assets giving rise to such credits are placed in service. To the extent such credits are not currently utilized on the Company’s tax return, deferred tax assets, subject to considerations about the need for a valuation allowance, are recognized for the carryforward amount.

Earnings (loss) per common share: Basic earnings (loss) per common share (EPS) is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that would occur, using the treasury stock method, if securities or other obligations to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that shared in the Company’s earnings, unless such effects are antidilutive.

Segment reporting: Operating segments are defined as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company’s ethanol plants are managed as one operating segment and are reported as the Production reportable segment. Other operating segments are combined into the All Other category because they do not meet the quantitative thresholds to either be reported in aggregate or individually.

Fair value of financial instruments: The carrying amounts reported on the balance sheets for cash and commercial paper, reverse repurchase agreements, checks written on controlled disbursement accounts, receivables, deposits, accounts and note payable and accrued interest approximate their fair values due to the short maturity of the instruments. Fair values for long-term debt are estimated using a discounted cash flow calculation that applies interest rates currently being offered for debt with similar terms and underlying collateral and approximates the recorded value of such debt.

Stock-based compensation: On January 1, 2006, the Company adopted FASB Statement No. 123 (revised 2004), Share-Based Payment (SFAS No. 123R). This statement requires that the costs of all employee share-based payments be measured at fair value on the award’s grant date and be recognized in the financial statements over the requisite service period. SFAS No. 123R supersedes Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretations, and eliminates the alternative use of the intrinsic value method of accounting under APB No. 25, which the Company previously used. Stock-based awards to non-employees, for which the fair value of the equity instruments issued is more reliably

F-11

US BioEnergy Corporation

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

measurable than the fair value of the consideration received, are recognized as an expense over the vesting period based upon the fair value of the awards at the date of the grant, computed using the Black-Sholes pricing model.

Using the prospective transition method, the Company recognizes employee compensation expense for all share-based awards granted subsequent to the adoption of SFAS No. 123R and for any awards modified, repurchased or canceled after January 1, 2006. Compensation expense for awards with graded vesting is recognized on a straight-line basis over the service periods of the awards. Also, under SFAS No. 123R, the benefits of tax deductions in excess of recognized compensation cost will be reported as a financing cash flow.

The adoption of Statement No. 123R resulted in compensation expense during 2006 of approximately $152 related to employee option grants that would not have been expensed prior to the adoption of SFAS No. 123R and, therefore, the adoption of this statement did not have a significant effect on reported income before income taxes, net income, cash flows or basic and diluted earnings per common share compared to what would have been recorded under the previous guidance under SFAS No. 123 or APB No. 25 for the year ended December 31, 2006.

As the Company used the minimum value method for pro forma disclosure purposes under the original provisions of Statement No. 123, no pro forma disclosures for awards accounted for under APB No. 25 have been presented.

Recently issued accounting pronouncements: In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of SFAS No. 109 (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. This interpretation provides that the financial statement effects of a tax position shall initially be recognized when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. This interpretation also may require additional disclosures related to tax positions taken. The provisions of FIN 48 are effective as of the beginning of fiscal 2007. The cumulative effect of the change in accounting principle, if any, is generally recorded as an adjustment to the opening balance of retained earnings. The Company is in the process of evaluating the effect, if any, that the adoption of FIN 48 will have on its consolidated results of operations and financial condition.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS No. 157) to increase consistency and comparability in fair value measurements by defining fair value, establishing a framework for measuring fair value in generally accepted accounting principles, and expanding disclosures about fair value measurements. SFAS No. 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement and is effective for the fiscal years beginning after November 15, 2007. The Company is in the process of evaluating the effect, if any, that the adoption of SFAS No. 157 will have on its consolidated results of operations and financial condition.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS No. 159) which included an amendment of FASB Statement 115. This statement provides companies with an option to report selected financial assets and liabilities at fair value. This statement is effective for fiscal years beginning after November 15, 2007 with early adoption permitted. The Company is in the process of evaluating the effect, if any, that the adoption of SFAS No. 159 will have on its consolidated results of operations and financial condition.

F-12

US BioEnergy Corporation

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

Note 2: Receivables

Receivables as of December 31 are as follows:

	2006	2005
Trade	$39,100	$27,521
Other	883	—
Receivable from related party	1,050	—

	41,033	27,521
Less allowance for doubtful accounts	75	75

	$40,958	$27,446

In March 2006, as part of the acquisition of Hankinson, the Company assumed a receivable of $1,050 from Fagen, Inc. (Fagen), an entity owned by a shareholder of the Company. This receivable becomes due and payable when Fagen mobilizes at the Company’s Hankinson construction site.

Note 3: Inventories

Inventories as of December 31 are as follows:

	2006	2005
Ethanol	$4,752	$13,530
Distillers grains	3,496	1,141
Corn	13,923	—
Chemicals	650	—
Supplies	2,095	—
Work-in-process	3,504	—

	$28,420	$14,671

Note 4: Goodwill and Intangible Assets

Changes in the carrying amount of goodwill for the years ended December 31, 2006 and 2005, by reportable segment are as follows:

	Production	All Other	Total
Balance, December 31, 2004	$—	$—	$—
Acquisition of UBE	—	2,445	2,445

Balance, December 31, 2005	—	2,445	2,445
Acquisition of Platte Valley	63,657	—	63,657
Deconsolidation of Provista	—	(613)	(613)

Balance, December 31, 2006	$63,657	$1,832	$65,489

F-13

US BioEnergy Corporation

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

Intangible assets as of December 31, are as follows:

	2006	2005
Debt issuance costs	$2,588	$1,233
Less accumulated amortization	(455)	(54)

Debt issuance costs, net	2,133	1,179

Customer list and contracts	1,947	2,600
Less accumulated amortization	(932)	(433)
Trademarks in progress	26	—

Customer lists, contracts and trademarks, net	1,041	2,167

Total intangible assets	$3,174	$3,346

Intangible assets amortization expense for the years ended December 31, 2006 and 2005 was $1,031 and $487, respectively. Estimated amortization expense related to intangible assets subject to amortization for the next five years is as follows:

2007	$1,535
2008	771
2009	325
2010	284
2011	259

$3,174

Note 5: Property and Equipment

Property and equipment as of December 31, are as follows:

	2006	2005
Land and land improvements	$28,710	$7,202
Buildings	74,080	—
Leasehold improvements	157	272
Machinery and equipment	224,232	778
Office furniture and equipment	2,359	422
Construction in progress	85,764	59,689

	415,302	68,363
Less accumulated depreciation	6,488	321

	$408,814	$68,042

For the years ended December 31, 2006 and 2005, the Company capitalized interest of $4,245 and $32 related to construction in progress.

Note 6: Investment in Subsidiary

In March 2006, the Company sold 50% of its membership interest in its wholly-owned subsidiary, Provista, to CHS, Inc. (CHS), a shareholder of the Company, for $2,400, plus the assignment by CHS of a fuel delivery

F-14

US BioEnergy Corporation

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

contract. UBE Services also assigned certain of its fuel delivery contracts to Provista and agreed to indemnify Provista for certain claims relating to Provista’s business prior to CHS becoming a member. The Company refers to this arrangement as a “joint venture” with CHS. A gain on the sale of $1,764 was recognized in 2006 and is included in other income.

In connection with the assignment of the Company’s membership interest in Provista, the Company and CHS adopted an amended and restated operating agreement of Provista. The amended and restated operating agreement appoints CHS as the manager of Provista and provides that the business of Provista will be managed by CHS under a management agreement with Provista. In exchange for these management services, CHS is paid a fee established from time to time by Provista, and approved by both members, based upon a budget prepared by CHS. The management agreement with CHS will terminate upon the earlier of the dissolution of Provista, upon sixty days written notice by CHS if Provista files a petition for bankruptcy or breaches the management agreement and such breach remains uncured for a period of thirty days, or upon sixty days written notice by Provista if CHS files a petition for bankruptcy or CHS ceases to be a member of Provista.

On March 31, 2006, the Company entered into an agreement with Provista regarding ethanol sales and marketing. Pursuant to this agreement, the Company sells to Provista, and Provista markets on the Company’s behalf, all of the ethanol produced by the Company’s existing and future plants. The ethanol marketing agreement has an initial term through November 30, 2007 and thereafter will automatically renew for one-year additional terms, unless either party provides the other with ninety days written notice of non-renewal.

Beginning on April 1, 2009, either member of Provista may initiate a buy-sell mechanism. Under this mechanism, after receiving notice of the initiation of the buy-sell mechanism, the non-initiating member must elect to either sell all of its interests in Provista to the initiating member or purchase all of the initiating member’s interest in Provista, in each case, at a purchase price not less than a specified multiple of Provista’s EBITDA.

The Company had consolidated Provista’s financial position and results of operations through August 31, 2006 because Provista was a variable interest entity and the Company was the primary beneficiary. On August 31, 2006, the Company’s guarantee of Provista’s debt was terminated and Provista paid all outstanding indebtedness to USBE, except for trade receivables related to on-going business transactions. Beginning September 1, 2006, the Company has accounted for its investment in Provista as an unconsolidated subsidiary under the equity method of accounting. Total revenues for Provista as reflected in the statement of operations were $3,799 for the period from January 1, 2006 through August 31, 2006 and $1,259 for the period from May 1, 2005 through December 31, 2005.

F-15

US BioEnergy Corporation

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

Note 7: Notes Payable and Long-Term Debt

Notes payable and long-term debt consist of the following at December 31:

	2006	2005
Notes Payable
Note payable to ICM Inc., bearing interest at .75% above the prime rate, interest payable monthly, due on demand	$315	$315
$3,500 Revolving loan to bank, related to Woodbury, bearing interest at 3.25% above the one-month LIBOR, interest payable monthly with outstanding principal balance due October 31, 2007(b)(g)	1,500	—

	$1,815	$315

Long-Term Debt
$47,300 Construction note to bank, related to Platte Valley, bearing interest at 3.1% above the one-month LIBOR, interest payable quarterly through March 20, 2007 or upon completion of construction(b)(d)(e)(h)	$18,437	$—
$75,000 Construction note to bank, related to Albert City, bearing interest at 3.50% above the one-month LIBOR, interest payable quarterly through March 30, 2007 or upon completion of construction(b)(e)(i)	72,283	—
Two term notes to bank, related to Platte Valley, bearing interest at 3.30% and 3.80% above the three-month LIBOR, due in quarterly payments of principal and interest with a final balloon payment due on September 20, 2009(a)(b)	18,388	—
Term note to bank, related to Woodbury, bearing interest at 3.25% above the one-month LIBOR with an incentive pricing clause that will reduce the interest rate to a range from 2.80% to 3.30% above the one-month LIBOR, due in quarterly principal and interest payments to November 1, 2011(b)(c)	27,660	—
$8,000 Revolving term note, related to Woodbury, bearing interest at 3.25% above the one-month LIBOR, interest payable monthly with principal due November 1, 2011. Additional principal payments of up to $2,500 per year are required if certain financial ratios are not maintained(b)	8,000	—
Community redevelopment revenue bonds, related to Platte Valley(f)	3,491	—
Two subordinated notes payable, related to Albert City, bearing interest of 14.5%, repaid in 2006	—	6,250

	148,259	6,250
Less current maturities	8,131	—

	$140,128	$6,250

(a)	Platte Valley has entered into an interest rate swap agreement with the bank, on one of these term notes, which expires September 20, 2009, with an original notional amount of $16,450. The notional amount, which decreases over the term of the agreement as principal payments are made on the notes, was $13,367 at December 31, 2006. Under the swap agreement, Platte Valley pays interest at a fixed rate equal to 7.50% and receives interest at a variable rate equal to the 3-month LIBOR plus 3.30%. The swap agreement requires that payments be made or received quarterly. The Company must pay prepayment penalties of up to 1% of the original principal balance of an aggregate of $27,900 if the Company pays off the notes prior to 2008.
(b)

The notes contain a number of covenants restricting additional indebtedness, payment of dividends, investments or capital expenditures, transactions with affiliates and other restrictions, including certain

F-16

US BioEnergy Corporation

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

financial covenants. Platte Valley was not in compliance with certain financial covenants contained in the construction note agreements, however as of February 7, 2007, this note has been refinanced (see Note 16). The notes are collateralized by substantially all of the assets of the applicable subsidiary, with carrying values of the following amounts: Platte Valley $214,590; Albert City $147,940 and Woodbury $72,357.

(c)	The Company must pay prepayment penalties up to 2% of the outstanding principal balances of the term note if the Company pays off the note within two years of the closing date of the note.
(d)	The Company must pay prepayment penalties of a fixed amount of $463 if the Company pays off the note during the construction project or within the first three years of the fixed or variable rate notes.
(e)	Upon successful completion of the projects and written request, the construction notes will convert to revolving term notes and term notes with five year maturities.
(f)	Platte Valley is obligated to repay Community Redevelopment Revenue Bonds, issued by the Community Redevelopment Authority (Authority) of the City of Central City, Nebraska. The redevelopment contract requires semiannual interest and principal payments through 2018. The bonds contain fixed interest rates ranging from 6.25% to 7.25%. Real estate taxes paid by Platte Valley and allocated to the Authority will be used by the Authority to pay principal and interest of the bonds. Although such real estate taxes are expected to be sufficient to repay the bonds, Platte Valley is obligated to pay any deficiency when due. The agreement is secured by a mortgage on Platte Valley’s real property which is subordinate to the term notes payable to bank and the revolving term note.
(g)	Letters of credit of $855 are outstanding under this credit facility, with an available balance of $1,145.
(h)	Letters of credit of $210 are outstanding under this credit facility, with an available balance of $28,653. A revolving construction loan of $5,000 was also available, with nothing drawn.
(i)	Letters of credit of $2,717 are outstanding under this credit facility, with no amounts available.

The future annual aggregate maturities of long-term debt as of December 31, 2006 are estimated to be as follows:

Year Ending December 31,
2007	$8,131
2008	9,287
2009	17,701
2010	6,461
2011	33,505
Thereafter	73,174

$148,259

Note 8: Earnings Per Common Share

On December 8, 2006, the Company’s shareholders approved a 1 for 4 reverse stock split of the Company’s Class A common shares, which became effective on December 5, 2006. The par value of common shares remained $0.01 per share. The reverse stock split has been retroactively reflected in these consolidated financial statements for all periods presented.

F-17

US BioEnergy Corporation

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

A reconciliation of net income (loss) and common stock share amounts used in the calculation of basic and diluted earnings or loss per share (EPS) for the years ended December 31 are as follows:

	Net Income (Loss)	Weighted Average Shares Outstanding	Per Share Amount
2006:
Basic EPS	$20,432	49,521,729	$0.41
Effects of dilutive securities:
Exercise of stock options	—	917,865	—

Diluted EPS	$20,432	50,439,594	$0.41

2005:
Basic EPS	$(4,231)	11,182,010	$(0.38)
Effects of dilutive securities:
Exercise of stock options	—	—	—

Diluted EPS	$(4,231)	11,182,010	$(0.38)

2004:
Basic EPS	$(54)	807,692	$(0.07)
Effects of dilutive securities:
Exercise of stock options	—	—	—

Diluted EPS	$(54)	807,692	$(0.07)

Options outstanding of 619,875 and 1,969,875 in 2006 and 2005, respectively, and restricted stock of 239,452 in 2006, were not included in the computation of diluted EPS because their effect would have been antidilutive. No options or restricted stock were outstanding in 2004.

Note 9: Stock-Based Compensation and Payments

Stock Incentive Plans: The US BioEnergy Corporation 2005 Stock Incentive Plan (2005 Plan) is administered by the Board of Directors or, at its discretion, by a committee consisting of at least three members of the Board of Directors. The 2005 Plan permits the grant of awards in the form of options, which may be incentive stock options or non-qualified stock options, stock appreciation rights, restricted stock, or deferred stock. The Board of Directors may award unrestricted awards to recipients in its discretion or upon the attainment of specified performance goals. A total of 426,750 shares were awarded under the 2005 incentive plan. The 2005 stock incentive plan was superseded by the 2006 stock incentive plan.

On December 8, 2006 the Company’s shareholders approved the US BioEnergy Corporation 2006 Stock Incentive Plan (2006 Plan). The 2006 Plan is administered by the Board of Directors or, at its discretion, by a committee consisting of at least two members of the Board of Directors. The 2006 Plan permits the grant of awards in the form of options, which may be incentive stock options or non-qualified stock options, stock appreciation rights, restricted stock, or deferred stock. The Board of Directors may award unrestricted awards to recipients at its discretion or upon the attainment of specified performance goals.

The maximum number of shares reserved under the Plan is 6,560,943 shares of Class A common stock (Award Shares). Awards Shares covered by expired or terminated stock options and forfeited shares of restricted stock or deferred stock may be used for subsequent awards under the Plan. The Company has the ability to settle

F-18

US BioEnergy Corporation

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

equity awards by issuing shares held in treasury or through the issuance of authorized but unissued common stock. As of December 31, 2006, there were 5,406,366 shares available to be awarded under the 2006 Plan. No awards shall be granted under the 2006 Plan more than ten years after the date of adoption of the 2006 Plan.

Employee Stock Purchase Plan: On December 8, 2006, the Company’s shareholders approved the 2006 Employee Stock Purchase Plan (ESP Plan). The ESP Plan provides substantially all employees an opportunity to purchase shares of its common stock through payroll deductions of up to 10 percent of eligible compensation. The plan provides for two annual six-month phases beginning December 1 and June 1, the grant dates. On May 31 and November 30, the exercise dates, participant account balances are used to purchase shares of stock at the lesser of 90 percent of the fair value of shares on the grant date or the exercise date. The employee stock purchase plan expires September 20, 2016. A maximum of 3,280,472 shares are available for purchase under the ESP Plan. Stock sales under the Plan result in the recognition of compensation expense related to the entire discount provided.

Restricted stock: In December 2006, the Company awarded 223,952 shares of restricted stock to certain employees and 19,250 shares of restricted stock to certain members of the Company’s Board of Directors under the 2006 Plan. The restricted stock granted to employees generally vests ratably over five years as long as the employees are employed by the Company. The restricted stock granted to the members of the Company’s Board of Directors will vest on the date of the Company’s 2007 annual shareholders’ meeting. During the vesting period, the employee has voting rights and the right to receive dividends. The shares may not be sold, assigned, transferred, pledged or otherwise encumbered until they have vested. The Company applied an average annual forfeiture rate of 2% when calculating the number of shares expected to vest, based upon comparable information for similar businesses. The Company is amortizing the $3,235 grant-date fair value of the restricted shares ratably over the five year vesting period. Unrecognized compensation expense related to the restricted stock grants was approximately $3,100 at December 31, 2006, which is expected to be recognized over a weighted average period of 4.3 years. A summary of nonvested shares for the year ended December 31, 2006 is as follows:

	Number of Nonvested Shares	Weighted- Average Grant Date Fair Value
Outstanding on December 31, 2005	—	$0.00
Granted	243,202	$14.00
Vested	—	$0.00
Forfeited	(3,750)	$14.00

Outstanding on December 31, 2006	239,452	$14.00

Stock options: Stock options under the Plans are subject to a vesting period of up to five years from the date of grant. Compensation expense is recognized on a straight-line basis over the vesting period. The term of an incentive stock option may not exceed ten years (or five years if issued to an optionee who owns or is deemed to own more than 10% of the combined voting power of all classes of the Company’s stock, a subsidiary, or any affiliate). The exercise price of a stock option may not be less than the fair market value of the stock on the date the option is granted (or, in the event the optionee owns more than 10% of the combined voting power of all classes of stock, the option price shall not be less than 110% of the fair market value of the stock on the date the option is granted).

In addition to the options granted under the Plans, the Company has 1,625,000 options outstanding which were granted outside of the Company’s 2005 Plan.

F-19

US BioEnergy Corporation

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

Stock option activity for the year ended December 31, 2006 is as follows:

	Number of Stock Options	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Term (In Years)	Aggregate Intrinsic Value
Outstanding on December 31, 2005	1,969,875	$4.00
Granted	639,375	13.72
Exercised	(1,000)	4.00
Forfeited	(102,500)	5.43

Outstanding on December 31, 2006	2,505,750	$6.42	9.12	$26,507

Vested or expected to vest at December 31, 2006	2,463,275	$6.32	9.11	$26,306

Exercisable at December 31, 2006	1,715,025	$4.00	8.87	$22,295

As of December 31, 2006, there was $4,919 of unrecognized compensation expense related to nonvested stock options. This amount is expected to be recognized as compensation expense over a weighted average period of 4.8 years.

The weighted average grant date fair value of stock options granted during the years ended December 31, 2006 and 2005 was $8.18 and $1.99, respectively. During the year ended December 31, 2006, 1,000 options, which had an intrinsic value of $8, were exercised for cash proceeds of $4. The exercise of the stock options did not result in a tax benefit for the Company, as the options that were exercised were Incentive Stock Options under Section 422 of the Internal Revenue Code. The Company issued new shares to satisfy this exercise. No options were exercised during the year ended December 31, 2005. The Company expects to satisfy exercises of options in the future through the issuance of authorized but unissued common stock.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions (the minimum value method was used for 2005):

	Years Ended December 31,
	2006	2005
Expected term (in years)	6.5	7 – 10
Risk free interest rate	4.61%	4.4% to 4.6%
Expected volatility	57%	Not applicable
Expected dividend yield	0%	0%

The Company used the Black-Scholes option pricing model to estimate the fair value of stock option awards. The Company applied an annual forfeiture rate of 2% when calculating the amount of options to vest as of December 31, 2006. This rate was based on comparable information for similar businesses. The expected term assumption used in the option pricing model was based on the “safe harbor” approach under SEC Staff Accounting Bulletin No. 107, where the “expected term = ((vesting term + original contractual term)/2).” The expected stock price volatility assumption was based on the average volatility of a similar public company for the period prior to the Company’s initial public offering. The risk free interest rate assumption was based on the implied yield currently available on U.S. Treasury zero coupon issues with remaining term equal to the expected term. A projected dividend yield of 0% was used in the valuation based on the historical experience of the Company.

F-20

US BioEnergy Corporation

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

On June 23, 2006 the Company modified two option grants. The grants were to two individuals who were members of the board of directors as of the original grant date. Under the terms of the original grant, if the individuals no longer served on the board of directors the options were to terminate. On June 23, 2006 these individuals ceased to be members of the board, however, the Company agreed to allow the options to continue in effect in exchange for the individuals providing consulting services to the Company over the remaining vesting period. A total of 30,000 options were affected by this modification. Additional compensation expense of approximately $117 was recognized related to this modification. Additional unrecognized compensation expense of approximately $138 is expected to be recognized over the next 22 months as a result of the modifications.

Total compensation recognized in the statement of operations for all stock-based compensation arrangements was $399 for the year ended December 31, 2006, with a recognized deferred income tax benefit of $107 related thereto. The Company recognized stock-based compensation expense to non-employees of $3,552 in 2005 for stock-option grants which has been included in selling, general and administrative expense in the consolidated statements of operations. An income tax benefit of $1,349 was recorded in 2005 for stock-based compensation, with a related valuation allowance established. The valuation allowance on this item was reversed in 2006. No stock-based compensation expense was recognized during the year ended December 31, 2004.

Note 10: Acquisitions

Effective April 30, 2005, the Company acquired all of the outstanding members’ equity of Woodbury, a development stage company. This transaction allowed the Company to expedite its expansion into ethanol production. In addition, the site is close to major oil companies. The results of Woodbury’s operations have been included in the consolidated financial statements since that date. In connection with the acquisition, USBE issued 375,000 shares of Class A common stock valued at $1,251 to the former owners of Woodbury. The value of the shares issued was determined based on the value established by recent stock transactions.

The following table summarizes the fair values of the assets acquired at the date of the Woodbury acquisition. Property and equipment acquired consisted primarily of the value assigned to a contract to build an ethanol plant, which is being depreciated over the estimated useful lives of the related assets effective September 1, 2006 when the Woodbury plant began commercial operations.

Cash	$204
Property and equipment	915
Deferred income taxes	132

Total assets acquired	$1,251

On May 1, 2005, the Company acquired all of the outstanding shares of United Bio Energy, LLC (UBE), 40% of which was owned by a shareholder of the Company. The acquisition of UBE moved the Company into the ethanol and distiller marketing, grain procurement, and third-party management services. In addition to providing these services to third parties, the Company’s intention was to utilize the expertise within UBE to construct and manage its own ethanol production facilities. The results of UBE’s operations have been included in the consolidated financial statements since that date. In connection with the acquisition, USBE issued 1,250,000 shares of Class A common stock valued at $4,170 to the former owners of UBE. The value of the shares issued was determined based on the value established by recent stock transactions with unrelated parties. Intangible assets of $2,600 were acquired, consisting of customer contracts and lists, with a weighted-average useful life of four years.

F-21

US BioEnergy Corporation

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of the UBE acquisition. The goodwill was assigned to the All Other segment category.

Cash	$103
Other current assets	21,204
Property, plant and equipment	1,009
Other assets	490
Goodwill	2,445
Finite life intangible assets	2,600

Total assets acquired	27,851

Current liabilities	(22,656)
Long-term liabilities	(1,025)

Total liabilities assumed	(23,681)

Net assets acquired	$4,170

On March 31, 2006, the Company acquired all of the outstanding common shares of Hankinson, a development stage company. The operations of Hankinson have been included in the Company’s consolidated statement of operations beginning April 1, 2006. Hankinson was formed in 2005 to finance, own and operate an ethanol plant being built near Hankinson, North Dakota.

The aggregate purchase price was $8,106, including $1,050 of cash and 787,500 shares of the Company’s Class A common stock valued at $7,056. The value of the common shares issued was determined based on a valuation of the Company’s common stock using a discounted cash flow analysis.

The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of the Hankinson acquisition. Property and equipment acquired consisted primarily of the value assigned to a contract to build an ethanol plant, which will be depreciated over the estimated useful lives of the related assets once the plant is constructed and begins operations. The deferred tax liability relates to the amount assigned to property and equipment in excess of the tax basis of these assets.

Cash	$277
Receivable from related party—Fagen, Inc., an entity owned by a shareholder	1,050
Property and equipment	10,243

Total assets acquired	11,570
Deferred tax liability	(3,464)

Net assets acquired	$8,106

On April 30, 2006, the Company acquired all of the outstanding common shares of Platte Valley and Ord. The results of their operations have been included in the consolidated financial statements beginning on that date. Platte Valley was a 40 million gallon per year (mmgy) nameplate annual capacity plant which has since been expanded to a 80 mmgy nameplate capacity ethanol plant, operating near Central City, Nebraska. Ord was a developmental stage company, formed to finance, own and operate a 45 mmgy nameplate capacity ethanol plant near Ord, Nebraska.

These transactions allowed the Company to expedite its expansion into the ethanol market since Platte Valley’s initial plant has been operational since 2004 and its expansion at Central City, Nebraska and the new

F-22

US BioEnergy Corporation

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

construction at Ord, Nebraska were in progress. The primary factor that resulted in recognition of goodwill was the impact on the purchase price of the expected favorable spread between the sales price of ethanol and its co-products as compared to the related production costs.

The aggregate purchase price was $154,699, including $40,000 of cash and 12,801,245 shares of the Company’s Class A common stock valued at $114,699. The value of the common shares issued was determined based on a valuation of the Company’s common stock using a discounted cash flow analysis.

The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of the Platte Valley and Ord acquisition. Property and equipment acquired includes the $9,333 value assigned to contracts to build the Ord ethanol plant and expand Platte Valley’s plant, which will be depreciated over the estimated useful lives of the related assets once the plants are constructed and begin operations. The deferred tax liability relates to the amount assigned to property and equipment in excess of the tax basis of these assets. The goodwill was allocated to the Production segment.

Cash	$19,292
Other current assets	4,616
Property and equipment	113,802
Other assets	1,802
Goodwill	63,657

Total assets acquired	203,169

Current liabilities, excluding current maturities of long-term debt	(7,492)
Long-term debt	(24,412)
Deferred tax liability	(16,427)
Other long-term liabilities	(139)

Total liabilities assumed	(48,470)

Net assets acquired	$154,699

In connection with the above purchase price allocations for the operational ethanol plant and development stage ethanol companies acquired, the Company gathered information and compared the purchase prices for these acquisitions with the construction costs of the ethanol plants internally developed by the Company for which it had negotiated construction contracts at approximately the same time as these acquisitions. Based on this analysis, the Company determined that as of the dates of these acquisitions there had been a significant increase in the construction costs of ethanol plants, compared to the construction costs agreed upon under the construction contracts the Company acquired in these transactions and, even more so, as compared to the existing operating facilities at Platte Valley. Accordingly, significant portions of the purchase prices for these acquisitions have been allocated to property and equipment related items, including the operational plant at Platte Valley, the existing contracts acquired to build plants at Ord, Hankinson and Woodbury and the contract acquired to expand Platte Valley, which include site acquisition and development costs. In addition, no amounts were allocated to customer-based intangibles, since these acquired entities had no favorable contracts or other relationships with customers that could not be obtained in the open market at the time of acquisition. The deductible goodwill associated with this acquisition was approximately $24,000.

To the extent that identified assets relate to property and equipment related items, including plant construction, the Company is depreciating these amounts from the date the plant was acquired (in the case of Platte Valley) or placed into service.

F-23

US BioEnergy Corporation

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

Unaudited pro forma consolidated results of operations for the years ended December 31, 2006 and 2005, as though Woodbury, UBE, Hankinson, Platte Valley and Ord had been acquired as of the beginning of each period are as follows:

	2006	2005
Revenues	$153,705	$104,659
Net income	26,085	9,035
Basic earnings per common share	0.47	0.37
Diluted earnings per common share	0.46	0.37

Note 11: Segment Information

The Company’s Production segment includes those production facilities that are currently manufacturing ethanol or are being constructed for that purpose. The Production segment includes Albert City, Platte Valley, Woodbury, Hankinson, Janesville and Ord. The All Other category in the following tables is primarily the marketing and management operations of UBE Services, UBE Ingredients and Provista (which were previously collectively presented as a separate services reportable segment), cash to be used towards the construction of ethanol plants, intersegment receivables and corporate operations. Subsequent to August 31, 2006, the activities of Provista are being accounted for under the equity method of accounting and, as such, the All Other segment assets no longer include the assets of Provista except for the Company’s equity method investment in Provista. All Other includes the statement of operations information for Provista on a consolidated basis through August 31, 2006 and only the Company’s equity in Provista’s earnings after that date. A summary of segment information for the years ended December 31, 2006, 2005 and 2004 is as follows:

	2006
	Production	All Other	Total
Revenues from external customers	$108,262	$16,273	$124,535
Intersegment revenues	—	451	451
Depreciation and amortization expense	6,016	1,502	7,518
Interest expense	2,774	(698)	2,076
Equity in net income of unconsolidated subsidiary	—	456	456
Interest income	469	1,967	2,436
Segment pretax income (loss)	34,973	(4,873)	30,100
Segment assets as of December 31, 2006	537,395	222,518	759,913
Capital expenditures for segment assets	203,681	—	203,681

	2005
	Production	All Other	Total
Revenues from external customers	$—	$16,415	$16,415
Depreciation and amortization expense	—	809	809
Interest expense	—	467	467
Interest income	—	319	319
Segment pretax income (loss)	(999)	(3,633)	(4,632)
Segment assets as of December 31, 2005	74,225	113,130	187,355
Capital expenditures for segment assets	52,700	688	53,388

F-24

US BioEnergy Corporation

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

	2004
	Production	All Other	Total
Revenues from external customers	$—	$—	$—
Depreciation and amortization expense	—	—	—
Interest income	—	1	1
Segment pretax income (loss)	—	(54)	(54)
Segment assets as of December 31, 2004	—	1,391	1,391
Capital expenditures for segment assets	—	441	441

The following schedule is presented to reconcile assets in the foregoing segment information to the amounts reported in the Company’s consolidated financial statements.

	2006	2005	2004
Assets:
Total assets of the Production segment	$537,395	$74,225	$—
All Other assets	222,518	113,130	1,391
Elimination of intercompany receivables	(26,123)	(30,533)	—

Total consolidated assets	$733,790	$156,822	$1,391

The components of revenues for the years ended December 31, are as follows:

	2006	2005	2004
Product sales:
Ethanol	$95,379	$4,681	$—
Distillers grains	11,805	1,048	—
Corn	3,859	2,777	—
Other commodities	923	1,127	—
Services and commissions:
Services	2,901	3,139	—
Commissions	5,938	3,643	—
Other revenue:	3,730	—	—

	$124,535	$16,415	$—

For the period beginning September 1, 2006 and ending December 31, 2006, the Company recorded revenues of $61,716 from sales to Provista, which represent over 10% of total revenues for the year. Prior to this time period the Company consolidated the sales of Provista; none of the sales during this time period were more than 10% of total revenues. All the sales to Provista where for ethanol and were recorded within the Production segment. The trade receivables from Provista as of December 31, 2006 were $11,752.

Note 12: Commitments, Contingencies and Credit Risk

Master design-build letter agreement: In August, 2006, the Company entered into master design-build agreements with Fagen, Inc. that provide the Company with a number of build slots for ethanol plants through 2010. These agreements supersede a previous master design-build agreement with Fagen Inc. dated January 31, 2005.

In connection with the Company’s acquisitions of Platte Valley, Ord and Hankinson, the Company assumed agreements with Fagen Inc. to expand the Platte Valley plant and to construct the Ord and Hankinson ethanol facilities. As of December 31, 2006, the outstanding construction commitments to Fagen, Inc. totaled approximately $334,012.

F-25

US BioEnergy Corporation

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

On December 8, 2006, the Company entered into an agreement with an unrelated entity to waive its rights under one of the master agreements with respect to a single committed plant so as to permit Fagen, Inc. to negotiate and execute a design-build agreement with the other entity with respect to a single dry-grind fuel grade ethanol plant. As consideration for this agreement, the Company received $8,000 in December 2006, which has been recognized as other income. In addition, the Company will receive and recognize an additional $4,000 when Fagen, Inc. mobilizes at the construction site.

Forward purchase contracts: The Company’s forward contracts are deemed “normal purchases and normal sales” under FASB Statement No. 133, and, therefore, unrealized gains and losses on these contracts are not recognized in the Company’s financial statements. As of December 31, 2006, the Company had outstanding commitments of approximately 22,445,000 bushels of corn and, 1,640,000 tons of distillers grains under forward contracts for third-party customers and approximately 40,761,000 bushels of corn and 935 MMBTUs of natural gas for its own ethanol production facilities, for which the related commodity had not been delivered.

Contingencies: The Company’s operations are subject to environmental laws and regulations adopted by various governmental authorities in the jurisdiction in which it operates. These laws require the Company to investigate and remediate the effects of the release or disposal of material at its locations. Accordingly, the Company has adopted policies, practices and procedures in the areas of pollution control, occupational health, and the production, handling, storage and use of hazardous materials to prevent environmental or other damage, and to limit the financial liability which could result from such events. Environmental liabilities are recorded when the Company’s liability is probable and the costs can be reasonably estimated. No such liabilities were recorded at December 31, 2006.

The Company is involved in various legal and regulatory proceedings. In December 2006, a former equity holder of Platte Valley, which the Company acquired in April 2006, asserted claims against the Company, Ron Fagen and an entity controlled by Mr. Fagen relating to the Company’s acquisition of Platte Valley alleging, among other things, fraud and breach of fiduciary duty. The Company believes that the claims lack merit.

Management believes that an adequate provision for probable losses has been made and, accordingly, believes that the ultimate disposition of such matters will not have a material adverse effect on the Company’s consolidated financial position or results of operations.

Credit risk: The Company extends credit to customers in the ordinary course of business. A substantial portion of its customers’ ability to honor their contracts is dependent upon the ethanol industry. The Company maintains its cash balances with commercial banks in deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents. At December 31, 2006, the Company had $123,518 of cash equivalents which were invested in money market funds held through one banking institution.

Lease commitments: The Company leases rail cars used to transport distillers grains and office space under operating leases. The Company then rents most of these rail cars to customers as provided for under its service agreements with ethanol plants. In addition, the Company subleases ethanol rail cars from Provista. The future minimum lease payments for these subleases are as follows.

2007	$8,844
2008	9,628
2009	8,721
2010	8,579
2011	6,543
Thereafter	6,443

$48,758

F-26

US BioEnergy Corporation

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

The total rental expense included in the statement of operations for the year ended December 31, 2006 was $5,738 and the net rental expense, after deducting rental income of $4,867 from subleases to third-party plants was $871.

The total rental expense included in the statement of operations for the year ended December 31, 2005 was $3,026 and the net rental expense, after deducting rental income of $2,928 from subleases was $98.

The Company is responsible for repairs and maintenance on the distillers grains rail cars, as well as damages that are assessed at the end of the lease term. Accruals recorded for estimated damages as of December 31, 2006 and 2005 were $268 and $73, respectively.

Note 13: Related Party Transactions

Transactions with Capitaline Advisors, LLC and Affiliates

Capitaline Advisors, LLC (Capitaline Advisors) is owned by Gordon Ommen, the Company’s Chief Executive Officer and President and a major shareholder. Capitaline Advisors provides the Company with consulting and administrative services and office space in Brookings, South Dakota, pursuant to a services agreement. For the years ended 2006 and 2005, the Company paid Capitaline Advisors $780 and $246, respectively, for the services and office space provided under this agreement. In addition, the Company pays Capitaline Advisors a monthly fee for travel services, including the use of aircraft owned by Capitaline Advisors, and other miscellaneous expenses. For the years ended December 31, 2006 and 2005, the Company paid Capitaline Advisors $336 and $10, respectively, for these travel services. At December 2006, the Company had an outstanding payable of $37. No amounts were payable at December 31, 2005.

On May 23, 2006, the Company terminated a financial advisory services agreement with Capitaline Advisors and paid Capitaline Advisors a termination fee of $4,800, which is included in selling, general and administrative expenses. Under the agreement Capitaline Advisors had the right to provide the Company financial advisory services in connection with any purchase, acquisition, sale or disposition of any properties or assets having an aggregate transaction value in excess of $5,000. Capitaline Advisors also had the right to provide financial advisory services in connection with any public securities offering by the Company. In November 2005, the Company issued stock options of 812,500 to Capitaline Advisors in connection with the termination of an administrative service agreement.

In March 2006, Gordon Ommen and Capitaline Renewable Energy III, LP, one of the funds managed by Capitaline General Partner, LLC, which in turn is managed by Capitaline Advisors, purchased 310,312 and 3,250,000 shares of the Company’s common stock, respectively, for a purchase price of approximately $2,500 and $26,000, respectively, in connection with a private stock sale transaction. In September 2005, Capitaline Renewable Energy II, LP purchased 6,875,000 shares of the Company’s common stock for an aggregate of $27,500 in connection with a private stock sale.

Transactions with Fagen, Inc. and Affiliates

Fagen, Inc., a company related by common ownership, constructed the Company’s Platte Valley, Woodbury and Albert City ethanol plants and is currently constructing the Company’s Ord, Hankinson, Janesville and Dyersville ethanol plants. For the year ended December 31, 2006 and 2005, the Company paid Fagen, Inc. $188,379 and $41,400, respectively, for construction services. At December 31, 2006 and 2005 the Company had an outstanding payable of $18,475 and $16,862, respectively.

In March 2006, Ron Fagen and Platte Valley Energy, LLC, an entity controlled by Ron Fagen and his spouse, Diane Fagen, purchased 310,312 and 1,675,000 shares of the Company’s common stock, respectively,

F-27

US BioEnergy Corporation

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

for a purchase price of approximately $2,500 and $13,400, respectively, in connection with a private stock sale transaction. Ron Fagen had significant ownership in Platte Valley, Ord and UBE at the time the Company acquired these entities.

In November 2005, the Company issued stock options of 812,500 to Global Ethanol, Inc., a company that is 90.36% owned by Ron and Diane Fagen in connection with the termination of an administrative services agreement.

Transactions with CHS Inc.

The Company’s executive offices are located in Inver Grove Heights, Minnesota, where office space is leased from CHS. For the year ended December 31, 2006 and 2005, the Company paid CHS $300 and $0, respectively, as rent under the lease for this office space. At December 31, 2006 the Company had an outstanding payable of $19. No amounts were payable at December 31, 2005.

The Company purchased $12,746 of grain from CHS during the year ended December 31, 2006.

On March 31, 2006, CHS purchased 4,375,000 shares of the Company’s common stock for an aggregate purchase price of $35,000 in connection with a private stock sale transaction. On November 17, 2005, CHS purchased 8,750,000 shares of the Company’s common stock for an aggregate price of $35,000 in connection with a private stock sale transaction.

In March 2006, the Company sold 50% of its membership interest in its wholly-owned subsidiary, Provista, to CHS (see Note 6).

Transactions with Provista Renewable Fuels Marketing

Provista is a 50% owned equity method affiliate of the Company. In March 2006, the Company entered into a master agreement whereby Provista markets all the ethanol production at its existing and future plants. Provista is paid marketing fees based on a percentage of the ethanol sales price, terminal storage fees and outbound freight related to sales transactions. In addition, the Company pays a monthly sub-lease fee for ethanol railcars. For the year ended December 31, 2006, the Company paid Provista $1,974 for these service fees. At December 31, 2006, the Company had an outstanding receivable of $12,702 related to sales transactions and an outstanding payable of $129 related to ethanol railcar sub-leases.

In March 2006, The Company’s UBE Services subsidiary entered into an agreement with Provista, pursuant to which UBE Services provides services of certain of its employees to Provista. For the year ended December 31, 2006, Provista paid UBE Services $63 for services provided under this agreement.

F-28

US BioEnergy Corporation

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

Note 14: Income Tax Matters

Net deferred tax liabilities consist of the following components as of December 31, 2006 and 2005:

	2006	2005
Deferred tax assets:
Stock-based compensation and payments	$1,456	$1,349
Organization and start up costs	1,168	533
State tax credit carry forwards	21,825	—
Net operating loss carry forward	1,647	—
Other	885	152

	26,981	2,034
Less: valuation allowance	(21,825)	(1,350)

	5,156	684

Deferred tax liabilities:
Derivative financial instruments	(2,572)	—
Property and equipment	(30,317)	—
Finite life intangible assets	(799)	(823)
Prepaid expenses	(1,193)	(77)
Other	(287)	—

	(35,168)	(900)

Net deferred tax liabilities	$(30,012)	$(216)

The federal net operating loss carry forward expires in 2026. The various state net operating loss carryforward expiration dates vary based on state regulations from 5 to 20 years. The state tax credits expiration dates vary based on state regulations from 7 to 15 years.

The components giving rise to the net deferred tax liabilities described above have been included in the accompanying balance sheets as of December 31 are as follows:

	2006	2005
Current assets	$—	$51
Current liabilities	(2,913)	—
Noncurrent liabilities	(27,099)	(267)

Total deferred tax liabilities	$(30,012)	$(216)

The 2006 deferred tax liabilities include $19,891 of deferred tax liabilities related to 2006 acquisition activity.

The provision for income tax expense (benefit) charged to operations for the years ended December 31, 2006 and 2005 and 2004 consists of the following:

	2006	2005	2004
Current:
Federal	$(243)	$222	$—
State	6	54	—
Deferred
Federal	9,114	(588)	—
State	791	(89)	—

	$9,668	$(401)	$—

F-29

US BioEnergy Corporation

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

The income tax expense (benefit) differs from the amount of income tax expense (benefit) determined by applying the U.S. Federal income tax rate to pretax income or loss for the years ended December 31, 2006, 2005 and 2004 due to the following:

	2006	2005	2004
Computed “expected” tax expense (benefit)	$10,398	$(1,621)	$(19)
State income tax expense (benefit), net of federal tax effect	318	(139)	—
State tax credits	(15,910)	—	—
Change in valuation allowance	14,560	1,331	19
Other, net	302	28	—

	$9,668	$(401)	$—

A $21,825 valuation allowance has been recorded as of December 31, 2006, related to acquired and generated state tax credits. The Company cannot conclude that it will more likely than not generate sufficient taxable income in the applicable states to utilize the state tax credit carry forwards prior to their expiration and, as a result, established the valuation allowance. Of this amount $5,915 relates to acquired state tax credits of Platte Valley, and will be used to reduce goodwill if the valuation allowance on these credits is ever reversed. The reversal of other valuation allowance amounts, if ever recognized, will reduce future income tax expense.

Note 15: Retirement Plan

The Company sponsors a 401(K) retirement plan covering substantially all employees. Total matching contributions by the Company to this plan were $180, $68 and $0 for the years ended December 31, 2006, 2005 and 2004, respectively.

Note 16: Subsequent Events

On February 1, 2007, the Company and Big River Resources, LLC (Big River) entered into an Operating Agreement relating to Big River Resources Grinnell, LLC (Big River Grinnell). The Operating Agreement contains terms and conditions relating to the operation and governance of Big River Grinnell, an Iowa limited liability company formed for the purpose of developing, constructing, owning, and operating a 100 million gallon per year ethanol production facility near Grinnell, Iowa. The Company and Big River each own 50% of Big River Grinnell. In exchange for its 50% interest in Big River Grinnell, the Company contributed $4 million in cash and a build slot under the master design-build agreement between the Company and Fagen, Inc., dated in August 2006. Additional capital contributions in connection with the construction of the plant will be made as determined from time to time by the board of Big River Grinnell. The Company and Big River each have the right to designate three members to the board of Big River Grinnell. Site work at the Grinnell facility commenced on December 1, 2006, however due to pending lawsuits relating to zoning issues at the facility, Grinnell’s debt financing facility has been delayed. As a result, no date has been set to mobilize Fagen, Inc., the design-builder for the project, to start the next phase of construction for the Grinnell facility.

On February 7, 2007, the Company entered into five senior secured credit facilities with AgStar Financial Services, ACA, as administrative agent and as a lender, and a group of other lenders. The senior secured credit facilities include $337,200 structured as construction loans for Hankinson, Janesville, Dyersville and Ord. The construction loans include up to $5,000 per project to be available for letters of credit. In addition, Platte Valley borrowed $89,700 under one of these senior secured credit facilities to refinance its existing construction and term note credit facilities. The Hankinson, Janesville and Dyersville construction loans will provide funds necessary to finance up to 60% of construction costs. The Company must provide the necessary funds to provide for 40% of the construction costs before funds are available under each credit facility. In addition, a $10,000 seasonal revolving credit facility is available under the senior secured credit facility for the Platte Valley facility. A $10,000 seasonal revolving credit facility will also be available to each of Hankinson, Janesville, Dyersville and Ord upon the conversion of each construction loan to a term loan. In connection with the refinancing of Platte Valley, the Company incurred and expensed a prepayment penalty of $1,484 and wrote off $714 of debt financing costs.

F-30

US BioEnergy Corporation

Condensed Consolidated Balance Sheets

(In thousands, except per share data)

	September 30, 2007	December 31, 2006
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$79,729	$170,099
Receivables	49,555	40,958
Inventories	23,004	28,420
Derivative financial instruments	2,515	7,144
Prepaid expenses	4,007	3,572

Total current assets	158,810	250,193

Other Assets
Deposits	6,967	4,307
Investment in equity of unconsolidated subsidiary	3,691	1,509
Goodwill	63,991	65,489
Intangible assets	5,944	3,174
Other assets	200	304

	80,793	74,783

Property and equipment, net	849,730	408,814

Total assets	$1,089,333	$733,790

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Current maturities of long-term debt	$15,819	$8,131
Checks written on controlled disbursement accounts	—	13,270
Notes payable	—	1,815
Accounts payable	46,851	47,163
Accrued expenses	15,467	4,938
Deferred income tax liability	1,217	2,913
Other current liabilities	238	3,955

Total current liabilities	79,592	82,185

Long-term debt	331,244	140,128
Deferred income taxes	43,047	27,099
Long-term income taxes payable	331	—
Minority interest in subsidiary	3,942	—
Other long-term liabilities	567	—

Total long-term liabilities	379,131	167,227

Total liabilities	458,723	249,412

Commitments and Contingencies
Shareholders’ Equity
Preferred stock, $0.01 par value, authorized 75,000,000 shares, issued none	—	—
Common stock, $0.01 par value, authorized 750,000,000 shares; 79,616,190 and 67,968,885 shares issued and outstanding as of September 30, 2007, and December 31, 2006, respectively	796	679
Additional paid-in capital	588,862	467,552
Retained earnings	40,952	16,147

Total shareholders’ equity	630,610	484,378

Total liabilities and shareholders’ equity	$1,089,333	$733,790

See notes to condensed consolidated financial statements

US BioEnergy Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Nine Months Ended September 30,
	2007	2006
	(Unaudited)
Revenues:
Product sales	$427,518	$51,914
Services and commissions	6,345	5,665
Other revenues	2,803	2,785

Total revenues	436,666	60,364
Cost of goods sold:
Cost of product sales	367,849	39,478
Cost of services and commissions	2,679	4,291

Total cost of goods sold	370,528	43,769
Gross profit	66,138	16,595
Selling, general and administrative expenses	28,612	17,725
Loss on impairment of assets	2,471	—

Operating income (loss)	35,055	(1,130)

Other income (expense):
Interest expense	(8,238)	(1,370)
Interest income	5,643	1,624
Other income	4,022	38
Equity in net income (loss) of unconsolidated subsidiary (Note 5)	2,182	(76)

Total other income (expense), net	3,609	216

Income (loss) before income taxes and minority interest	38,664	(914)
Income tax expense	(14,117)	—
Minority interest in net loss of subsidiary (Note 5)	58	391

Net income (loss)	$24,605	$(523)

Income (loss) per common share:
Basic	$0.35	$(0.01)
Diluted	0.35	(0.01)
Weighted average shares outstanding:
Basic	69,348	46,545
Diluted	70,274	46,545

See notes to condensed consolidated financial statements

US BioEnergy Corporation

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

	Nine Months Ended September 30,
	2007	2006
	(Unaudited)
Cash Flows from Operating Activities
Net income (loss)	$24,605	$(523)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	16,876	2,687
Amortization	1,292	824
Minority interest in net loss of subsidiary	(58)	(391)
Stock-based compensation expense	2,098	241
Deferred income taxes	14,252	812
Change in derivative financial instruments	4,880	(890)
Equity in net (income) loss of unconsolidated subsidiary	(2,182)	76
Loss on impairment of assets	2,471	—
Changes in working capital components, net of effects of business acquisitions:
Receivables	(8,397)	(16,714)
Inventories	5,416	(6,522)
Accounts payable	(4,567)	13,741
Other, net	7,415	3,230

Net cash provided by (used in) operating activities	64,101	(3,429)

Cash Flows from Investing Activities
Purchases of property and equipment	(287,193)	(147,920)
Proceeds from disposition of property and equipment	107	—
Acquisition of US Bio Marion, net of cash received	(13,224)	—
Acquisition of US Bio Platte Valley and US Bio Ord, net of cash received	—	(20,708)
Investment in Provista	—	(1,000)
Proceeds received on sale of 50 percent interest in Provista	—	2,400
Acquisition of US Bio Hankinson, LLC, net of cash received	—	(773)
Deposits made	(2,660)	(4,004)
Other	—	157

Net cash used in investing activities	(302,970)	(171,848)

Cash Flows from Financing Activities
Proceeds from long-term debt	210,844	99,485
Payments on long-term debt	(45,789)	(1,645)
Net change in notes payable	(1,815)	12,451
(Decrease) increase in checks written on controlled disbursement account	(13,270)	1,066
Debt issuance costs paid	(1,542)	(210)
Proceeds from the issuance of 16,500 and 11,799,563 shares of common stock, respectively	71	94,394
Deferred offering costs paid	—	(2,760)

Net cash provided by financing activities	148,499	202,781

Net (decrease) increase in cash and cash equivalents	(90,370)	27,504
Cash and Cash Equivalents
Beginning of period	170,099	40,450

End of period	$79,729	$67,954

See notes to condensed consolidated financial statements

US BioEnergy Corporation

Notes to Condensed Consolidated Financial Statements (unaudited)

Note 1: Basis of Presentation and Significant Accounting Policies

The accompanying condensed consolidated financial statements include the accounts of US BioEnergy Corporation (US BioEnergy or USBE) and its wholly-owned subsidiaries, US Bio Albert City, LLC (Albert City); US Bio Dyersville, LLC (Dyersville); US Bio Hankinson, LLC (Hankinson); US Bio Janesville, LLC (Janesville); US Bio Ord, LLC (Ord); US Bio Marion, LLC (Marion); US Bio Platte Valley, LLC (Platte Valley); US Bio Woodbury, LLC (Woodbury); UBE Services, LLC (UBE Services); United Bio Energy Ingredients, LLC (UBE Ingredients) and its 50% joint ventures Provista Renewable Fuels Marketing LLC, (Provista) and Big River Resources Grinnell, LLC (Grinnell), all of which are collectively referred to herein as the “Company”. All material intercompany accounts and transactions have been eliminated in consolidation.

The accompanying condensed consolidated balance sheet as of December 31, 2006, which has been derived from the Company’s audited financial statements, and the unaudited September 30, 2007 and 2006 condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in the annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations. In the opinion of management, the unaudited condensed consolidated financial statements contain all normal recurring adjustments necessary for a fair statement of the financial position and results of operations and cash flows for the interim periods presented.

Management is required to make certain estimates and assumptions which affect the amounts of assets, liabilities, revenues and expenses the Company has recorded, and its disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements. The results of the interim periods are not necessarily indicative of the results for the full year. Accordingly, these condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the related notes included in the Company’s Annual Report on Form 10-K previously filed with the Securities and Exchange Commission as of December 31, 2006.

On August 29, 2007, the Company acquired Millennium Ethanol, LLC (Millennium), a development stage company, and subsequently changed the name to US Bio Marion, LLC (Marion). Marion is currently constructing an ethanol plant near Marion, South Dakota. The Company has consolidated the activities of Marion since the date of acquisition.

The Company accounts for its investment in Grinnell on a consolidated basis, because it is a variable interest entity and the Company is its primary beneficiary (see Note 5).

Beginning September 1, 2006, the Company has accounted for its investment in Provista using the equity method of accounting (see Note 5). Under this method, the Company’s share of the net income or loss of Provista is recognized in the Company’s statement of operations and added to or deducted from investment in equity of unconsolidated subsidiary on the Company’s condensed consolidated balance sheet.

The company had the following change to its significant accounting policies during the nine months ended September 30, 2007:

Derivative financial instruments: During the first quarter of 2007, the Company began entering into exchange-traded energy futures contracts to manage its risk on ethanol sales. During the second quarter of 2007, the Company began entering into over-the-counter financial instruments to manage its risk on corn purchases. The Company accounts for these derivative financial instruments at fair value in the financial statements with changes in fair value being recorded in cost of goods sold.

US BioEnergy Corporation

Notes to Condensed Consolidated Financial Statements (unaudited)—(Continued)

Recently issued accounting pronouncements:

In February 2007, the Financial Accounting Standards Board (FASB) issued Statements of Financial Accounting Standards (SFAS) No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS No. 159) which included an amendment of FASB Statement 115. This statement provides companies with an option to report selected financial assets and liabilities at fair value. This statement is effective for fiscal years beginning after November 15, 2007, with early adoption permitted. The Company is in the process of evaluating the effect, if any, that the adoption of SFAS No. 159 will have on its consolidated results of operations and financial condition.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS No. 157) to increase consistency and comparability in fair value measurements by defining fair value, establishing a framework for measuring fair value in generally accepted accounting principles, and expanding disclosures about fair value measurements. SFAS No. 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement and is effective for the fiscal years beginning after November 15, 2007. The Company is in the process of evaluating the effect, if any, that the adoption of SFAS No. 157 will have on its consolidated results of operations and financial condition.

Note 2: Income Taxes

The Company adopted the provisions of FASB Interpretation (FIN) No. 48—“Accounting for Uncertainty in Income Taxes”—an interpretation of SFAS No. 109 (FIN 48), on January 1, 2007. FIN 48 prescribes how a company should recognize, measure, present and disclose uncertain tax positions that the Company has taken or expects to take in its income tax returns. FIN 48 requires that only income tax benefits that meet the “more likely than not” recognition threshold be recognized or continue to be recognized on its effective date.

As a result of the implementation of FIN 48, the Company recognized a $0.2 million decrease in the liability for unrecognized tax benefits. This decrease was accounted for as an adjustment to the January 1, 2007, balance of retained earnings.

The total gross amount of unrecognized tax benefits at January 1, 2007, was approximately $1.3 million, of which $0.7 million is reflected as long-term income taxes payable and $0.6 million reduced the Company’s deferred tax asset related to net operating loss carryforwards. As of January 1, 2007, if the total amount of unrecognized tax benefits were recognized, the impact would not affect the effective tax rate.

The Company recognizes interest and penalties accrued on unrecognized tax benefits as well as interest received from favorable tax settlements within income tax expense. The Company did not accrue interest or penalties upon adoption of FIN 48.

The Company files income tax returns in the U.S. federal and several state jurisdictions. The Company is currently under examination by the Internal Revenue Service for its 2005 and 2006 tax years. The Company has not recorded any material adjustment in the liability for unrecognized income tax benefits related to this audit. Additionally, the years 2004 through 2006 remain open for examination by federal and state authorities.

Gross unrecognized tax benefits increased in the third quarter of 2007 by $3.4 million. Of this amount, $0.2 million, if recognized, would have an impact on the effective tax rate. Given that the Company is currently under audit by the IRS, it is reasonably possible that significant changes in the gross balance of unrecognized tax benefits may occur within the next 12 months. An estimate of the range of such gross changes cannot be made at this time. However, the Company does not expect the audit to result in amounts that would cause significant change within the next twelve months to its effective tax rate or expected cash payments for income taxes.

F-35

US BioEnergy Corporation

Notes to Condensed Consolidated Financial Statements (unaudited)—(Continued)

Note 3: Inventories

Inventories consist of the following (in thousands):

	September 30, 2007	December 31, 2006
Ethanol	$4,454	$4,752
Distillers grains	2,537	3,496
Corn	8,811	13,923
Chemicals	946	650
Supplies	3,376	2,095
Work-in-process	2,880	3,504

Inventories	$23,004	$28,420

Note 4: Property and Equipment

Property and equipment consist of the following (in thousands):

	September 30, 2007	December 31, 2006
Land and land improvements	$44,427	$28,710
Buildings	92,278	74,080
Leasehold improvements	205	157
Machinery and equipment	270,896	224,232
Office furniture and equipment	5,236	2,359
Construction in progress	459,869	85,764

Property and equipment	872,911	415,302
Less: accumulated depreciation	23,181	6,488

Property and equipment, net	$849,730	$408,814

Note 5: Investment in Subsidiary

On February 1, 2007, the Company and Big River Resources, LLC (Big River) entered into an agreement (Operating Agreement) related to Grinnell. The Operating Agreement contained terms and conditions related to the operation and governance of Grinnell, an Iowa limited liability company formed for the purpose of developing, constructing, owning, and operating an ethanol plant near Grinnell, Iowa. The Company and Big River each own 50% of Grinnell. In exchange for its 50% interest in Grinnell, the Company contributed $4.0 million in cash and a build slot under the master design-build agreement between the Company and Fagen, Inc., dated August 10, 2006. Additional capital contributions in connection with the construction of the plant will be made as determined from time to time by the board of Grinnell. The Company and Big River each have the right to designate three managers to the board of managers of Grinnell.

Site work at the Grinnell plant commenced on December 1, 2006; however, due to lawsuits brought against Big River, and certain other defendants, including the county zoning board, related to zoning issues at the plant, no date has been set to mobilize Fagen, Inc., the design-builder for the project, to start the next phase of construction for the Grinnell plant. A majority of the contested issues were favorably decided for Big River on summary judgment, with Big River prevailing on the remaining issues at trial in September 2007. However, the plaintiff has requested a reconsideration of the decision, and if the plaintiff is unsuccessful, the Company believes that an appeal is likely. The Company has not provided significant additional funding for the Grinnell plant, since its original investment in February 2007.

F-36

US BioEnergy Corporation

Notes to Condensed Consolidated Financial Statements (unaudited)—(Continued)

The Company accounts for its investment in Grinnell on a consolidated basis, because it is a variable interest entity and the Company is its primary beneficiary.

In March 2006, the Company sold 50% of its membership interest in its wholly-owned subsidiary, Provista, to CHS, Inc. (CHS), a shareholder of the Company, for $2.4 million, plus the assignment by CHS of a fuel delivery contract. UBE also assigned certain of its fuel delivery contracts to Provista and agreed to indemnify Provista for certain claims relating to Provista’s business prior to CHS becoming a member. The Company refers to this arrangement as a joint venture with CHS. A gain on the sale of $1.8 million was deferred until December 2006.

The Company consolidated Provista’s financial position and results of operations through August 31, 2006, because Provista was a variable interest entity and the Company was the primary beneficiary. On August 31, 2006, the Company’s guarantee of Provista’s debt was terminated and Provista paid all outstanding indebtedness to the Company, except for trade receivables related to ongoing business transactions. Beginning September 1, 2006, the Company has accounted for its investment in Provista as an unconsolidated subsidiary under the equity method of accounting. Total net revenues for Provista which represent the period beginning January 1, 2006 and ending August 31, 2006, as reflected in the statements of operations were $3.8 million.

Note 6: Notes Payable and Long-Term Debt

On February 7, 2007, the Company entered into five senior secured credit facilities with AgStar Financial Services, PCA, (AgStar) as administrative agent and as a lender, and a group of other lenders. The senior secured credit facilities include $337.0 million structured as construction loans for Hankinson, Janesville, Dyersville and Ord and $90.0 million for Platte Valley to refinance its existing credit facility. The construction loan includes up to $5.0 million per project to be available for letters of credit. The Hankinson, Janesville and Dyersville construction loans will provide funds necessary to finance up to 60% of construction costs. The Company must provide the necessary funds for 40% of the construction costs before funds are available under each credit facility. In addition, a $10.0 million seasonal revolving credit facility is available under the senior secured credit facility for the Platte Valley and Ord plants and a $10.0 million seasonal revolving credit facility will be available to each of Hankinson, Janesville and Dyersville upon the conversion of each construction loan to a term loan. On February 7, 2007, the Company used funds from the new credit facilities to prepay all the outstanding debt with First National Bank of Omaha in aggregate of $36.8 million. In connection with the refinancing the Company incurred and expensed a prepayment penalty of $0.7 million and $0.7 million of debt financing costs.

As of September 30, 2007, the Company held the following positions:

Albert City had outstanding borrowings of $64.6 million and $12.6 million under its senior secured credit facility and revolving term loan, respectively, and outstanding letters of credit of $2.7 million. There were no outstanding borrowings under its seasonal revolving loan.

Ord had outstanding borrowings of $34.9 million and $11.6 million under its senior secured credit facility and revolving term loan, respectively. There were no outstanding borrowings under its seasonal revolving loan. Ord’s construction loan converted to term loans on September 1, 2007.

Platte Valley had outstanding borrowings of $65.9 million and $22.5 million under its senior secured credit facility and revolving term loan, respectively, and outstanding letters of credit of $0.5 million. There were no outstanding borrowings under its seasonal revolving loan.

Woodbury had outstanding borrowings of $27.0 million and $8.0 million under its senior secured credit facility and revolving term loan, respectively, and outstanding letters of credit of $0.9 million.

Dyersville had outstanding borrowings under its construction loan of $8.9 million and no outstanding letters of credit.

F-37

US BioEnergy Corporation

Notes to Condensed Consolidated Financial Statements (unaudited)—(Continued)

Hankinson had outstanding borrowings under its construction loan of $34.7 million and outstanding letters of credit of $4.3 million.

Janesville had no outstanding borrowings under its construction loan and no outstanding letters of credit.

Marion had outstanding borrowings under its construction loan of $51.9 million, no amounts outstanding on its revolving credit facility and outstanding letters of credit of $1.1 million. On August 29, 2007, the Company acquired Millennium, a development stage company, which it subsequently named US Bio Marion, LLC (Marion). Marion is constructing an ethanol plant near Marion, South Dakota (see Note 9 for more detail). The senior construction loan, with Dougherty Funding LLC (Dougherty), has a total commitment of $90.0 million, which bears interest at 4.5% above the one-month LIBOR and a revolving loan of up to $7.0 million, which bears interest at 4% above the one-month LIBOR. During the construction phase, interest on the senior construction loan is due monthly. The term of the senior construction loan commitment allows advances to be made through May 31, 2008. After conversion of the senior construction loan to a term loan, payments will be based on monthly amortized payments of principal and interest sufficient to amortize the remaining unpaid principal balance to a maturity date of March 31, 2013. The senior construction loan is secured by substantially all of the assets of Marion. The revolving line of credit is secured by Marion’s inventory and accounts receivable and expires on May 28, 2009. Marion also has availability of $7.3 million under a letters of credit agreement with First Bank & Trust, a South Dakota state bank, to be issued on behalf of Marion to satisfy the requirements of certain utility service providers to secure Marion’s contractual obligation to them under certain agreements with these service utility providers.

Note 7: Earnings Per Common Share

On December 8, 2006, the Company’s shareholders approved a 1-for-4 reverse stock split of the Company’s common stock, which became effective on December 12, 2006. The par value of common shares remained $0.01 per share. The reverse stock split has been retroactively reflected in these condensed consolidated financial statements for all periods presented.

A reconciliation of net income (loss) and common stock share amounts used in the calculation of basic and diluted earnings or loss per share (EPS) for the nine months ended September 30, 2007 and 2006, are as follows:

	Nine Months Ended September 30,
	Net Income (Loss)	Weighted Average Shares Outstanding	Per Share Amount
	(In thousands)
2007:
Basic EPS	$24,605	69,347,828	$0.35
Effects of dilutive securities:
Exercise of stock options	—	926,151	—

Diluted EPS	$24,605	70,273,979	$0.35

2006:
Basic EPS	$(523)	46,545,141	$(0.01)
Effects of dilutive securities:
Exercise of stock options	—	—	—

Diluted EPS	$(523)	46,545,141	$(0.01)

F-38

US BioEnergy Corporation

Notes to Condensed Consolidated Financial Statements (unaudited)—(Continued)

Options outstanding of 480,375 and 1,971,250 in 2007 and 2006, respectively, were not included in the computation of diluted EPS because their effect would have been antidilutive. All restricted stock has been included in the computation of diluted EPS. There was no restricted stock outstanding for the nine months ended September 30, 2006.

Note 8: Stock-Based Compensation and Payments

Effective January 1, 2006, the Company adopted SFAS No. 123 (Revised 2004), “Share-Based Payment,” (SFAS 123(R)), which requires the measurement and recognition of compensation cost at fair value for all share-based payments made to employees and directors, including stock options and employee stock purchases related to the Employee Stock Purchase Plan (ESP Plan).

The Company adopted SFAS 123(R) using the prospective transition method, which requires the application of the accounting standard as of January 1, 2006. The condensed consolidated financial statements for the nine months ended September 30, 2006, reflect the impact of SFAS 123(R).

For the nine months ended September 30, 2007 and 2006, respectively, the Company recognized expenses of $2.1 million and $0.2 million in the statement of operations for all stock-based compensation arrangements, and recognized related deferred income tax benefits of $0.6 million and $50,000, respectively.

Stock Incentive Plans: The US BioEnergy Corporation 2005 Stock Incentive Plan (2005 Plan) was administered by the Board of Directors or, at its discretion, by a committee consisting of at least three members of the Board of Directors. The 2005 Plan permitted the grant of awards in the form of options, which could have been incentive stock options or non-qualified stock options, stock appreciation rights, restricted stock, or deferred stock. The Board of Directors could award unrestricted awards to recipients in its discretion or upon the attainment of specified performance goals. A total of 426,750 shares were awarded under the 2005 incentive plan. As of September 30, 2007, 241,250 shares were still outstanding under this Plan. The 2005 stock incentive plan was superseded by the 2006 stock incentive plan.

On December 8, 2006 the Company’s shareholders approved the US BioEnergy Corporation 2006 Stock Incentive Plan (2006 Plan). The 2006 Plan is administered by the Board of Directors or, at its discretion, by a committee consisting of at least two members of the Board of Directors. The 2006 Plan permits the grant of awards in the form of options, which may be incentive stock options or non-qualified stock options, stock appreciation rights, restricted stock, or deferred stock. The Board of Directors may award unrestricted awards to recipients at its discretion or upon the attainment of specified performance goals.

The maximum number of shares reserved under the Plan is 6,560,943 shares of Class A common stock (Award Shares). Award Shares covered by expired or terminated stock options and forfeited shares of restricted stock or deferred stock may be used for subsequent awards under the Plan. The Company has the ability to settle equity awards through the issuance of authorized but unissued common stock. As of September 30, 2007, there were 5,957,045 shares available to be awarded under the 2006 Plan. No awards shall be granted under the 2006 Plan more than ten years after the date of adoption of the 2006 Plan.

Restricted stock: In December 2006, the Company awarded 223,952 shares of restricted stock to certain employees and 19,250 shares of restricted stock to certain members of the Company’s Board of Directors under the 2006 Plan. The restricted stock granted to employees generally vests ratably over three to five years, based on the grant, as long as the employees are employed by the Company. The restricted stock granted to the members of the Company’s Board of Directors in December 2006 vested on May 30, 2007, the date immediately prior to the Company’s 2007 annual shareholders’ meeting. In April 2007, the Company awarded 24,240 shares of restricted

F-39

US BioEnergy Corporation

Notes to Condensed Consolidated Financial Statements (unaudited)—(Continued)

stock to certain members of the Company’s local advisory boards and 21,612 shares of restricted stock to the Company’s Board of Directors under the 2006 Plan. On August 21, 2007, the Company awarded 338,707 shares of restricted stock to all employees under the 2006 Plan. The Company had historically applied an average annual forfeiture rate of 2% when calculating the number of shares expected to vest, based upon comparable information for similar businesses. During the second quarter of 2007, the Company did a re-evaluation of the forfeiture rate and will be applying a new rate of 15% on future grants, except grants to board members, which do not have a forfeiture rate. Unrecognized compensation expense related to the restricted stock grants was approximately $6.0 million at September 30, 2007, which is expected to be recognized over a weighted average period of 2.6 years. A summary of nonvested shares for the nine months ended September 30, 2007, is as follows:

	Number of Nonvested Shares	Weighted- Average Grant Date Fair Value
Outstanding on December 31, 2006	239,452	$14.00
Granted	384,559	$11.07
Vested	(46,414)	$14.03
Forfeited	(37,837)	$13.99

Outstanding on September 30, 2007	539,760	$11.91

Stock options: Stock options under the 2005 and 2006 Plans (Plans) are subject to a vesting period of up to five years from the date of grant. Compensation expense is recognized on a straight-line basis over the vesting period. The term of an incentive stock option may not exceed ten years (or five years if issued to an optionee who owns or is deemed to own more than 10% of the combined voting power of all classes of the Company’s stock, a subsidiary, or any affiliate). The exercise price of a stock option may not be less than the fair market value of the stock on the date the option is granted or, in the event the optionee owns more than 10% of the combined voting power of all classes of capital stock of the Company and an incentive stock option is granted to such optionee, the option exercise price shall not be less than 110% of the fair market value of the stock on the date the option is granted.

In addition to the options granted under the Plans, the Company has 1,625,000 options outstanding which were granted outside of the Company’s 2005 Plan.

	Number of Stock Options	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Term (in Years)	Aggregate Intrinsic Value (In thousands)
Outstanding on December 31, 2006	2,505,750	$6.42
Granted	—	—
Exercised	(16,500)	4.30
Forfeited	(170,950)	11.73
Expired	(8,300)	4.24

Outstanding on September 30, 2007	2,310,000	$6.05	8.34	$6,782

Exercisable at September 30, 2007	1,721,200	$4.04	8.13	$6,355

As of September 30, 2007, there was $3.3 million of unrecognized compensation expense related to nonvested stock options. This amount is expected to be recognized as compensation expense over a weighted average period of 4.1 years.

F-40

US BioEnergy Corporation

Notes to Condensed Consolidated Financial Statements (unaudited)—(Continued)

The weighted average grant date fair value of stock options granted during the nine months ended September 30, 2006 was $7.92. During the nine months ended September 30, 2007, 16,500 options, which had an intrinsic value of $141,000, were exercised for cash proceeds of $71,000. The exercise of the stock options resulted in a tax benefit of $28,000 for the Company. The Company issued new shares to satisfy these exercises. No options were exercised during the nine months ended September 30, 2006. The Company expects to satisfy exercises of options in the future through the issuance of authorized but unissued common stock.

The Company uses the Black-Scholes option pricing model to estimate the fair value of stock option awards. The Company had historically applied an annual forfeiture rate of 2% when calculating the amount of options to vest. This rate was based on comparable information for similar businesses. During the second quarter of 2007, the Company did a re-evaluation of the forfeiture rate, and will be applying a new rate of 15% on future grants except grants to board members, which do not have a forfeiture rate. The expected term assumption used in the option pricing model was based on the “safe harbor” approach under SEC Staff Accounting Bulletin (SAB) No. 107, (SAB 107), where the “expected term = ((vesting term + original contractual term) / 2).” The expected stock price volatility assumption was based on the average volatility of a similar public company for the period prior to the Company’s initial public offering. The risk free interest rate assumption was based on the implied yield currently available on U.S. Treasury zero coupon issues with remaining term equal to the expected term. A projected dividend yield of 0% was used as the company has never issued dividends.

Employee Stock Purchase Plan: On December 8, 2006, the Company’s shareholders approved the 2006 ESP Plan. The ESP Plan provides eligible employees an opportunity to purchase shares of the Company’s common stock through payroll deductions of up to 10 percent of eligible compensation. The plan provides for two six-month purchase periods per year, beginning December 1 and June 1, which are the grant dates. On May 31 and November 30, the exercise dates, participant account balances are used to purchase shares of stock at 90 percent of the closing price of the shares on the lesser of the grant date or the exercise date. The ESP Plan expires September 20, 2016. A maximum of 3,280,472 shares are available for purchase under the ESP Plan. Stock sales under the ESP Plan result in the recognition of compensation expense, which equals the discount to the closing price on the date of purchase. There have been no purchases under the plan as of September 30, 2007. The first purchase date will be December 1, 2007.

Amendments to Stock Option Agreements: On June 23, 2006 the Company modified two option grants. The grants were to two individuals who were members of the Board of Directors as of the original grant date. Under the terms of the original grant, if the individuals no longer served on the Board of Directors, the options were to terminate. On June 23, 2006, these individuals ceased to be members of the Board, however, the Company agreed to allow the options to continue in effect in exchange for the individuals providing consulting services to the Company over the remaining vesting period. A total of 30,000 options were affected by this modification. Additional compensation expense of approximately $0.1 million was recognized related to this modification. Additional unrecognized compensation expense of approximately $0.1 million is expected to be recognized over the next 13 months as a result of the modifications.

On November 10, 2005, the Financial Accounting Standards Board (FASB) issued FASB Staff Position No. 123(R)-3, “Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards” (FSP No. FAS 123(R)-3). FSP No. 123(R)-3 provides an alternative method of calculating the excess tax benefits available to absorb tax deficiencies recognized after the adoption of SFAS 123(R). The calculation of excess tax benefits recorded as an operating cash outflow and a financing inflow in the condensed consolidated Statements of Cash Flows required by FSP No. FAS 123(R)-3 differs from that required by SFAS 123(R). The Company has until December 2007 to make a one-time election to adopt the transition method described in FSP No. FAS 123(R)-3. The Company is currently evaluating FSP No. FAS 123(R)-3; however, the one-time election will not affect

F-41

US BioEnergy Corporation

Notes to Condensed Consolidated Financial Statements (unaudited)—(Continued)

operating income or net income. During the interim period, the Company used the alternative method of calculating the excess tax benefits available to absorb tax deficiencies recognized after the adoption of SFAS 123(R).

Note 9: Acquisitions

On March 31, 2006, the Company acquired all the outstanding common shares of Hankinson, a development stage company. The operations of Hankinson were included in the Company’s condensed consolidated financial statements beginning April 1, 2006. Hankinson was formed in 2005 to develop, construct, own and operate an ethanol plant near Hankinson, North Dakota. The Company commenced construction at Hankinson in the third quarter of 2006.

On April 30, 2006, the Company acquired all of the outstanding common shares of Platte Valley and Ord. The results of their operations have been included in the condensed consolidated financial statements beginning May 1, 2006. At the time of acquisition, Platte Valley was operating as a 50 mmgy ethanol plant near Central City, Nebraska. In November 2006, the Company completed an expansion project at its Platte Valley plant, which resulted in total production capacity of 100 mmgy. At the time of acquisition Ord was a development stage company, formed in 2005 to develop, construct, own and operate an ethanol plant near Ord, Nebraska. Ord began production in May of 2007.

Marion Acquisition:

On May 31, 2007, the Company, and Millennium Ethanol, LLC, a South Dakota limited liability company, entered into an Agreement and Plan of Merger, which provided for the acquisition of Millennium by the Company. On August 29, 2007, the Company completed the acquisition of Millennium for total aggregate net consideration of $130.9 million, which was comprised of 11,292,168 shares of US BioEnergy Common Stock, and $11.6 million of cash. The Company also incurred transaction costs of $1.7 million. The total purchase price, including transaction costs, was $132.6 million.

Millennium was a development stage company that was in the process of constructing an ethanol plant near Marion, South Dakota. The Company changed the name to US Bio Marion, LLC (Marion) upon completion of the acquisition. The Company believes that this acquisition will increase its total production capacity once construction is completed and commercial operations begin. The operations of Marion were included in the condensed consolidated financial statements beginning on August 29, 2007.

The total purchase price was comprised of (in thousands):

Value of common stock issued in exchange for shares in Millennium:
11,292,168 shares at $10.57 per share	$119,358
Cash paid	11,564

Total consideration	$130,922
Transaction costs	1,680

Total purchase price	$132,602

Intangible assets consist of debt financing costs related to the construction term loan. Property and equipment acquired consisted primarily of the values assigned to the construction that was in progress at the time of acquisition and the value assigned to the contract to build the ethanol plant, which will be depreciated over the estimated useful lives, which range from 3 to 40 years, of the related assets once operations commence.

F-42

US BioEnergy Corporation

Notes to Condensed Consolidated Financial Statements (unaudited)—(Continued)

The purchase price was allocated to the assets acquired based upon their estimated relative fair values. The Company has estimated the fair values of the acquired assets based on a number of factors, including third-party valuations and its own assumptions, which are subject to change once the Company has completed the fair value allocations. The following table summarizes the preliminary allocations to the assets acquired at the date of the Marion acquisition (in thousands):

Cash and cash equivalents	$20
Current assets	314
Property and equipment, net	166,071
Intangible assets	3,254

Total assets acquired	169,659
Accounts payable	(3,286)
Accrued expenses	(22)
Long-term debt	(33,749)

Total liabilities assumed	(37,057)

Net assets acquired	$132,602

Unaudited pro forma consolidated results of operations for the nine months ended September 30, 2007 and 2006, as though Hankinson, Platte Valley, Ord and Marion had been acquired as of the beginning of 2006 are as follows (in thousands, except per share data):

Nine Months Ended September 30, 2007
Total revenues	$436,666
Net income	23,232
Net income per share—basic	0.34
Net income per share—diluted	0.33

Nine Months Ended September 30, 2006
Total revenues	$93,398
Net income	4,286
Net income per share—basic	0.07
Net income per share—diluted	0.07

Note 10: Condensed Segment Information

The Company’s Production segment includes those production plants that are currently producing ethanol or are being constructed for that purpose. The Production segment includes the activities of Albert City, Ord, Platte Valley, Woodbury, Hankinson, Dyersville, Janesville, Marion and Grinnell. The All Other category in the following tables is primarily the marketing and management operations of UBE Services, UBE Ingredients and Provista, cash to be used towards the construction of ethanol plants, intersegment receivables and corporate operations. Beginning September 1, 2006, the activities of Provista have been accounted for under the equity method of accounting and, as such, the assets in the All Other segment category no longer include the assets of Provista, except for the Company’s equity method investment in Provista. All Other includes the statement of

F-43

US BioEnergy Corporation

Notes to Condensed Consolidated Financial Statements (unaudited)—(Continued)

operations information for Provista on a consolidated basis for the period beginning January 1, 2006, and ending August 31, 2006. A summary of segment information is as follows (in thousands):

	Nine Months Ended September 30, 2007
	Production	All Other	Total
Revenues from external customers	$427,384	$9,282	$436,666
Intersegment revenues	—	1,271	1,271
Segment income (loss) before taxes and minority interest	41,477	(2,813)	38,664
Segment assets as of September 30, 2007	1,025,621	63,712	1,089,333

	Nine Months Ended September 30, 2006
	Production	All Other	Total
Revenues from external customers	$48,319	$12,045	$60,364
Intersegment revenues	—	316	316
Segment income (loss) before taxes and minority interest	11,044	(11,958)	(914)
Segment assets as of December 31, 2006	537,395	196,395	733,790

Revenue is recognized when the title transfers to the customer. Ethanol is generally shipped FOB shipping point. For the period beginning January 1, 2006 and ending August 31, 2006, the Company recorded the activities of Provista on a consolidated basis. During this time period the Company’s customers were the customers of Provista; principally refining and marketing companies who blend ethanol with gasoline. On August 31, 2006, the Company discontinued consolidating Provista, because the Company was no longer the primary beneficiary, and began accounting for its investment in Provista under the equity method of accounting. At that time the Company’s customer became Provista, its marketing joint venture. Since August 31, 2006, 100% of the Company’s ethanol sales have been to Provista, which, in turn, resells the ethanol to the refining and marketing companies.

For the nine months ended September 30, 2007, the Company recorded net sales of $371.4 million, to Provista, which represented over 10% of total revenues for this period. The sales to Provista represent 100% of the Company’s ethanol sales, and were recorded within the Production segment.

For the period beginning January 1, 2006, to the period ending August 31, 2006, the Company recorded net sales of $7.9 million to Valero, and $6.2 million to Elbow River. For the period beginning September 1, 2006 and ended September 30, 2006, the Company recorded net sales of $10.2 million to Provista. These three customers represented over 10% of the total revenues for the nine months ended September 30, 2006.

Note 11: Commitments and Contingencies

As of September 30, 2007, the Company had commitments to Fagen Inc., an entity controlled by Roland (Ron) Fagen, one of the Company’s largest shareholders, of approximately $176.0 million. These commitments are in connection with the Company’s ethanol construction projects currently underway at Hankinson, North Dakota, Dyersville, Iowa, Janesville, Minnesota and Marion, South Dakota.

Note 12: Goodwill and Intangible Assets

Goodwill and intangible assets are reviewed for impairment annually in the fourth quarter or more frequently if certain impairment conditions arise. In September 2007, the Company determined that based on discounted estimated future cash flows, the carrying amount of the goodwill and intangible assets, which were

F-44

US BioEnergy Corporation

Notes to Condensed Consolidated Financial Statements (unaudited)—(Continued)

assigned to UBE, its marketing and services business in the All Other segment category, exceeded its fair value in aggregate by $2.5 million. The aggregate amount of $2.5 million consisted of a goodwill impairment of $1.8 million and intangible assets, which consisted of customer lists and contracts, of $0.7 million. Accordingly, an impairment loss of $2.5 million was recognized and is reported as a loss on impairment of assets in the consolidated statements of operations.

Note 13: Subsequent Event

On November 2, 2007, the Company entered into a Second Amended and Restated Guaranty, the terms of which provide that the Company will guarantee up to the lesser of 50% or $10.0 million of Provista’s debt outstanding pursuant to the Amended and Restated Loan and Security Agreement dated as of August 31, 2006, between Provista and LaSalle Bank National Association, as subsequently amended. Prior to the execution of the guaranty by the Company, CHS, Inc. had guaranteed up to $20.0 million of Provista’s indebtedness under the loan agreement. Following the execution of the guaranty, CHS, Inc’s. guarantee was reduced to $10.0 million by the execution of a Guarantee substantially similar to that executed by the Company.

The Company is currently evaluating whether the execution of this agreement will require the Company to begin consolidating Provista again. If the Company determines that it will continue to account for Provista using the equity method of accounting, it will treat the guaranty as an off-balance sheet arrangement, and will report it as such.

F-45

Report of Independent Registered Public Accounting Firm

To the Board of Directors

United Bio Energy, LLC

Inver Grove Heights, Minnesota

We have audited the accompanying consolidated statements of operations, members’ equity and cash flows of United Bio Energy, LLC (Company) for the period from January 1, 2005 to April 30, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above presents fairly, in all material respects, the results of operations, changes in members’ equity and cash flows of United Bio Energy, LLC for the period from January 1, 2005 to April 30, 2005, in conformity with U.S. generally accepted accounting principles.

/s/ McGladrey & Pullen, LLP

Sioux Falls, South Dakota

June 21, 2006

F-46

Independent Auditors’ Report

To the Board of Directors

United Bio Energy, LLC

We have audited the accompanying consolidated statements of operations, members’ equity and cash flows of United Bio Energy, LLC for the year ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of United Bio Energy, LLC for the year ended December 31, 2004 in conformity with U.S. generally accepted accounting principles.

As discussed in Note 10 to the financial statements, the 2004 financial statements have been restated to reflect revenue at net amounts (on an as agent basis) instead of gross amounts, to remove certain intangibles recorded upon the initial capitalization of the Company and the subsequent amortization of those intangibles and to reclassify long-term debt to short-term.

/s/ Kennedy & Coe, LLC

Wichita, Kansas

February 18, 2005 except for Notes 9 and 10,

    as to which the date is July 14, 2006.

F-47

United Bio Energy, LLC

Consolidated Statements of Operations

Period from January 1, 2005 to April 30, 2005 and Year Ended December 31, 2004

	2005	2004
	(Dollars in thousands)
Revenues:
Product sales	$3,592	$30,777
Services and commissions	2,849	4,876

Total revenues	6,441	35,653

Cost of goods sold:
Cost of product sales	3,489	30,412
Cost of services and commissions	2,926	3,209

Total cost of goods sold	6,415	33,621

Gross profit	26	2,032
Selling, general and administrative expenses	1,043	2,714

Operating loss	(1,017)	(682)

Other income (expense):
Interest expense	(119)	(219)
Loss on investments	—	(4)
Other income	—	58

	(119)	(165)

Net loss	$(1,136)	$(847)

Pro forma amounts as if the Company were a taxable entity (unaudited):
Pro forma income tax benefit	$—	$—
Pro forma net loss	(1,136)	(847)

See Notes to Consolidated Financial Statements.

F-48

United Bio Energy, LLC

Consolidated Statements of Members’ Equity

Period from January 1, 2005 to April 30, 2005 and Year Ended December 31, 2004

	Class A		Class B		Accumulated Deficit
	Units	Amount	Units	Amount		Total
	(Dollars in thousands)
Balance, December 31, 2003	—	$—	—	$—	$—	$—
Capital contributions:
ICM Marketing, Inc.	2,325,000	—	—	—	—	—
Fagen Management, LLC	—	—	1,550,000	1,550	—	1,550
Net loss	—	—	—	—	(847)	(847)

Balance, December 31, 2004	2,325,000	—	1,550,000	1,550	(847)	703
Net loss	—	—	—	—	(1,136)	(1,136)

Balance, April 30, 2005	2,325,000	$—	1,550,000	$1,550	$(1,983)	$(433)

See Notes to Consolidated Financial Statements.

F-49

United Bio Energy, LLC

Consolidated Statements of Cash Flows

Period from January 1, 2005 to April 30, 2005 and Year Ended December 31, 2004

	2005	2004
	(Dollars in thousands)
Cash Flows from Operating Activities
Net loss	$(1,136)	$(847)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	66	139
Amortization	116	288
Loss on disposal of assets	—	3
Loss on investments	—	4
Changes in working capital components, net of assets contributed and liabilities assumed at inception:
Accounts receivable	688	(6,808)
Related party and employee receivables	—	149
Inventories	43	(5,392)
Prepaid expenses	60	(185)
Deposits	(46)	(58)
Accounts payable	665	6,879
Accrued expenses and other current liabilities	153	98

Net cash provided by (used in) operating activities	609	(5,730)

Cash Flows from Investing Activities
Purchases of property and equipment	(396)	(682)
Proceeds from sale of equipment	—	74
Disbursements resulting in notes receivable	(235)	—
Purchases of certificates of deposit	(100)	—
Purchase of investment	—	(100)

Net cash used in investing activities	(731)	(708)

Cash Flows from Financing Activities
Increase in checks written on controlled disbursement accounts	154	—
Debt issuance costs paid	(28)	(211)
Payments on notes payable	(313)	(1,369)
Increase in note payable to related party	—	315
Advances under notes payable	—	6,356
Cash portion of capital contributions:
ICM Marketing, Inc.	—	759
Fagen Management, LLC	—	1,000

Net cash provided by (used in) financing activities	(187)	6,850

Net increase (decrease) in cash and cash equivalents	(309)	412
Cash and Cash Equivalents
Beginning	412	—

Ending	$103	$412

Supplemental Disclosures of Cash Flow Information
Cash paid for interest	$118	$182
Supplemental Disclosures of Noncash Investing and Financial Activities ICM Marketing, Inc.:
Assets contributed and liabilities assumed, recorded at historical cost:
Cash	$—	$759
Accounts receivable	—	6,309
Due from related parties	—	175
Inventory	—	2,113
Prepaid expenses	—	1
Property and equipment, including property held for sale	—	302
Accounts payable	—	(7,912)
Accrued expenses	—	(378)
Short-term note payable	—	(1,369)

Net assets contributed for member units issued	$—	$—

Fagen Management, LLC:
Assets contributed, recorded at fair value:
Cash	$—	$1,000
Intangible assets	—	550

Assets contributed for member units issued	$—	$1,550

See Notes to Consolidated Financial Statements.

F-50

United Bio Energy, LLC

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

Note 1. Nature of Business and Significant Accounting Policies

Nature of business: United Bio Energy, LLC and subsidiaries (together referred to herein as the Company) provides general and plant management, grain origination, ethanol and ethanol co-product marketing and risk consulting services to ethanol plants. The Company enters into agreements with plants to sell grain in amounts necessary for the plant’s production needs and to purchase ethanol and ethanol co-products in amounts equal to the plant’s production. To fulfill these obligations, the Company enters into contracts with grain producers and oil companies for the purchase of grain and sale of ethanol, respectively.

United Bio Energy, LLC (UBE) was formed in November 2003 by ICM Marketing, Inc. (60% ownership) and Fagen Management, LLC (40% ownership). On January 1, 2004, United Bio Energy, LLC assumed all assets and liabilities of ICM Marketing, Inc., which were recorded at the carrying value to ICM Marketing, Inc. since ICM Marketing, Inc. and UBE were under common control. Certain other assets (cash and intangibles) were contributed by Fagen Management, LLC and accounted for at fair value under the purchase method of accounting.

A summary of significant accounting policies follows:

Principles of consolidation: The consolidated financial statements include UBE and its wholly-owned subsidiaries, United Bio Energy Fuels, LLC, United Bio Energy Grain, LLC, United Bio Energy Ingredients LLC, United Bio Energy Management, LLC and United Bio Energy Trading, LLC. All material intercompany balances and transactions have been eliminated in the consolidation.

Use of estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates significant to the financial statements include the allowance for doubtful accounts.

Revenue recognition: Revenues from the sale of grain, ethanol and related products are recorded when title of the products transfer to the end user. In accordance with the Company’s agreements for the procurement of grain and marketing of ethanol and related products for its customers, the Company pays for the products and shipping costs, and bills the end user for the products delivered. The Company recognizes revenues on these transactions on a net basis as commissions which represent the fixed margin between the amounts billed and amounts paid.

Revenue from management, trading and group buying services provided to customers is recognized on a monthly basis as earned. Amounts billed or received prior to being earned are recorded as deferred revenue.

The Company also engages in commodity buying and selling under contracts that do not earn a fixed margin. The Company recognized revenues and costs on these transactions on a gross basis when title of the products transfer to the end user.

The Company receives quarterly incentive payments in connection with its plant management agreements. Incentive payments are recognized quarterly as income due to termination provisions in the agreements and adjusted at the end of the plant’s fiscal year for the actual results of operations for the full fiscal year.

Cash and cash equivalents: For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

F-51

United Bio Energy, LLC

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

Accounts receivable and bad debts: Accounts receivable are presented at face value, net of the allowance for doubtful accounts. The allowance for doubtful accounts is established through provisions charged against income and is maintained at a level believed adequate by management to absorb estimated bad debts based on historical experience and current economic conditions.

The Company’s policy is to charge interest on trade receivables outstanding over 30 days; accrual of interest is discontinued when management believes collection is doubtful. Receivables are considered past due based upon payment terms set forth at the date of the related sale. The Company had trade receivables of $166 as of December 31, 2004, which were 60 days or more past due and still accruing interest. The Company had no past due trade receivables as of December 31, 2004, for which the accrual of interest had been discontinued.

Inventories: Inventories are stated at lower of cost, using the first-in and first-out (FIFO) method, or market. Inventories as of December 31, 2004 consist primarily of $6,445 of ethanol finished goods and $1,060 of distillers grains finished goods, which are in transit.

Depreciation: Depreciation is computed over the estimated useful lives of the assets using the straight-line method. Estimated useful lives generally used in computing depreciation are:

Years
Buildings and improvements	10 – 39
Equipment	5 – 7
Furniture and fixtures	5 – 7
Computers and software	3 – 5
Vehicles	5

Income taxes: The Company operates as a limited liability company that is taxed as a partnership; therefore, the results of operations are included on the income tax returns of each individual member.

Advertising: The Company’s policy is to expense advertising costs as the costs are incurred. Advertising costs for the period from January 1, 2005 to April 30, 2005 and the year ended December 31, 2004 were $4 and $58, respectively.

Segment reporting: The Company is managed as a single reportable segment.

Fair value of financial instruments: The carrying amounts reported on the balance sheet for cash and cash equivalents, receivables, investments, accounts and note payable and accrued interest approximate their fair values due to the short maturity of the instruments.

Debt issuance costs: Debt issuance costs are amortized over the term of the related debt instrument by a method that approximates the interest method. Amortization expense for the period from January 1, 2005 to April 30, 2005 and the year ended December 31, 2004 was $25 and $13, respectively. Estimated amortization expense is expected to be as follows: for the period from May 1, 2005 to December 31, 2005 $54; for the year ended 2006 $80; and for the year ended 2007 $67.

Finite life intangible assets: Finite life intangibles consist of customer contracts and lists recognized at estimated fair value at the date contributed by Fagen Management, LLC, net of accumulated amortization. Finite life intangible assets are reviewed for impairment if certain impairment conditions arise. Finite life intangible assets are amortized on a straight-line basis over their estimated useful lives of 2 years. Amortization expense for

F-52

United Bio Energy, LLC

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

the period from January 1, 2005 to April 30, 2005 and the year ended December 31, 2004 was $91 and $275, respectively. Estimated amortization expense is expected to be $184 for the period from May 1, 2005 to December 31, 2005.

Note 2. Member Units

At December 31, 2004, there were 2,325,000 Class A member units and 1,550,000 Class B member units outstanding. Each Class A and B unit are entitled to one vote each. Under the Company’s operating agreement, the Company has five managers, of which three are appointed by Class A unit holders and two by Class B unit holders. Profits and losses are allocated to members in proportion to the number of units held by each member.

Note 3. Commodity Futures Contracts

During 2004, the Company engaged in grain derivative (futures contracts) trading activity intended to take advantage of grain pricing opportunities from, and minimize the risk of, trading in the market. The derivatives are marked to market, resulting in immediate recognition of the resulting gain or loss. The value of open contracts are included in inventories. During the year ended December 31, 2004, these activities resulted in net gains of $86. The gains are reported in cost of product sales. The Company has categorized cash flows related to hedging activities in the same category as the item being hedged. There was no futures contract trading activity during the period from January 1, 2005 to April 30, 2005.

Note 4. Notes Payable

The note payable to related party at December 31, 2004 consisted of a loan from ICM, Inc. for funds advanced for operating expenses. The note has a variable interest rate (5.00% at December 31, 2004), is payable on demand and is unsecured.

The note payable to bank consists of an asset-based lending agreement with LaSalle Business Credit, LLC (LaSalle) with maximum borrowings allowed of $20,000, limited to a percentage of accounts receivable, at a variable interest rate (6.25% at December 31, 2004). The agreement matures on November 4, 2007, however, LaSalle may reduce the maximum line of credit or make demand for repayment prior to maturity. The line of credit is collateralized by substantially all assets of the Company. The agreement requires that the Company maintain certain levels of tangible net worth and earnings. The agreement provides for up to $2,000 of letters of credit. At December 31, 2004, the Company had no letters of credit. Under the terms of the agreement, checks presented for payment against the specified controlled disbursement accounts are treated as requests for advances against the agreement. Amounts on deposit in specified lockbox accounts are recognized as reductions in the outstanding note balances. ICM, Inc. and Fagen, Inc. (related parties) have guaranteed up to $4,000 of debt under the agreement.

Note 5. Leases

The Company leases rail cars and office space under operating leases. The Company then rents most of the rail cars to customers as provided for under its services agreements with ethanol plants. Net rent expense for the period from January 1, 2005 to April 30, 2005 was $192. Rent expensed and collected during the year ended December 31, 2004 was $2,596 and $2,261, respectively, for a net rent expense of $335. The Company is responsible for repairs and maintenance on the rail cars, as well as damages that are assessed at the end of the lease term.

F-53

United Bio Energy, LLC

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

Future minimum lease payments as of April 30, 2005 are due as follows:

May 1, 2005 to December 31, 2005	$1,830
2006	2,467
2007	1,031
2008	295
2009	267
Thereafter	927

$6,817

Note 6. Commitments and Credit Risk

Forward purchase contracts: Unrealized gains and losses on forward contracts are deemed “normal purchases and normal sales” under Financial Accounting Standards Board Statement No. 133, as amended and, therefore, are not recognized in the Company’s financial statements.

Credit risk: The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and trade account receivables. The Company maintains cash balances at four financial institutions. Accounts at these institutions are secured by the Federal Deposit Insurance Corporation up to $100. At times, the Company’s bank balances may exceed $100.

The Company extends credit to customers. A substantial portion of its customers’ ability to honor its contracts is dependent upon the ethanol industry.

Sales by product and service for the period from January 1, 2005 to April 30, 2005 and year ended December 31, 2004 were as follows:

	2005	2004
Ethanol	$348	$15,692
Distillers grains	576	1,940
Corn	1,688	6,963
Other commodities	980	6,182
Services	1,354	1,426
Commissions	1,495	3,450

	$6,441	$35,653

Activity from one customer represented $5,144 of revenues (14% of revenues) for the year ended December 31, 2004.

Settlement: The Company negotiated a $1,090 settlement for a claim from a customer related to ethanol purchases. The expense for this claim was recognized as of March 31, 2005 and is included in cost of services and commissions.

Note 7. Related Party Balances

Interest expense of $5 and $16 was incurred to a related party on funds advanced for operating expenses under a promissory note at a variable interest rate (4.75% at April 30, 2005) for the period from January 1, 2005 to April 30, 2005 and the year ended December 31, 2004, respectively.

F-54

United Bio Energy, LLC

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

The Company earned commissions from related parties of $838 and $1,956, respectively, for the period from January 1, 2005 to April 30, 2005 and the year ended December 31, 2004.

Note 8. Retirement Plan

The Company sponsors a profit sharing plan covering full-time and part-time employees. Contributions are made at the Company’s discretion. Profit sharing expense was $68 and $39 for the period from January 1, 2005 to April 30, 2005 and the year ended December 31, 2004.

Note 9. Subsequent Event

Effective May 1, 2005, US BioEnergy Corporation acquired all of the outstanding member interests of the Company by issuing 1,250,000 shares (after a 1 for 4 reverse stock split) of its Class A common stock.

Note 10. Restatement

The Company sells grain, ethanol and related products to its customers. The Company previously reported such sales and related cost of sales on a gross basis. However, the Company never takes delivery of these products, the amount the Company earns on these transactions is fixed, and the Company has minimal credit risk in these transactions. Accordingly, the Company has restated its 2004 financial statements to report these transactions on a net basis (as an agent), which revenues represent the net margin on the transactions. Gross billings previously reported for these transactions were $337,041 for the year 2004, which resulted in services and commissions revenues of $4,876, after restatement.

The 2004 financial statements have been restated to reflect cost of services and commissions separate from selling, general and administrative expenses.

The Company restated its 2004 financial statements to reflect products in transit as inventory rather than a completed sale. The net effect of this change is a reduction of equity of $54 as of December 31, 2004, and a decrease in net income of $54 for the year 2004.

The assets contributed by ICM Marketing, Inc. were adjusted to reflect consistent treatment of inventory in transit resulting in the following adjustment: increase in goodwill of $54. The net effect of this change is an increase in net income of $54 for the year 2004.

The Company restated its 2004 financial statements to reflect the controlling ownership of the Company by ICM Marketing, Inc. upon formation. Management had previously considered the formation and contribution of assets and liabilities by ICM Marketing, Inc. and Fagen Management, LLC as a simultaneous transaction, and recorded the intangible assets contributed by both members to reflect their proportionate ownership. However, since the transfer between ICM Marketing, Inc. and the Company involves entities under common control, the assets and liabilities contributed by ICM Marketing, Inc. were recorded by the Company at ICM Marketing, Inc.’s historical cost at the date of the transfer. The effect of the restatement was to eliminate all goodwill and intangible assets contributed by ICM Marketing, Inc. upon the initial capitalization of the Company. Accordingly, amortization of intangible assets for the year 2004 was reduced by $491. The net effect of these changes was a reduction in equity of $1,531 as of December 31, 2004, and an increase in net income of $491 for the year 2004.

F-55

Report of Independent Registered Public Accounting Firm

To the Board of Directors

US BioEnergy Corporation

Inver Grove Heights, Minnesota

We have audited the accompanying consolidated balance sheet of Platte Valley Fuel Ethanol, LLC and subsidiary as of December 31, 2005 and the related consolidated statements of operations, members’ equity and cash flows for each year in the two year period then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Platte Valley Fuel Ethanol, LLC and subsidiary as of December 31, 2005 and the results of their operations and their cash flows for each year in the two year period then ended in conformity with U.S. generally accepted accounting principles.

/s/ McGladry & Pullen, LLP

Sioux Falls, South Dakota

June 9, 2006

F-56

Platte Valley Fuel Ethanol, LLC

Consolidated Balance Sheet

December 31, 2005

(Dollars in Thousands)
Assets
Current Assets
Cash and cash equivalents	$20,552
Receivables	1,418
Inventories	2,237
Prepaid expenses	560

Total current assets	24,767

Other Assets
Interest rate swap	238
Debt issuance costs, net of amortization of $126	410

648

Property and Equipment, net	55,682

$81,097

Liabilities and Members’ Equity
Current Liabilities
Current maturities of long-term debt	$3,388
Accounts payable	1,624
Accrued property taxes	835
Other accrued expenses	461
Derivative financial instruments	8

Total current liabilities	6,316

Long-term Debt, less current maturities	21,800

Minority Interest in Subsidiary	2,624

Commitments and Contingencies
Members’ Equity
Member capital contributions	25,499
Retained earnings	24,858

50,357

Total liabilities and members’ equity	$81,097

See Notes to Consolidated Financial Statements.

F-57

Platte Valley Fuel Ethanol, LLC

Consolidated Statements of Operations

Years Ended December 31, 2005 and 2004

	2005	2004
	(Dollars in Thousands)
Revenues:
Product sales	$84,581	$47,718
Other revenues, incentive income	5,109	8,188

Total revenues	89,690	55,906
Cost of goods sold, product sales	66,347	46,917

Gross profit	23,343	8,989
Selling, general and administrative expenses	1,776	1,320

Operating income	21,567	7,669

Other income (expense):
Interest expense	(1,559)	(1,681)
Interest income	301	2
Other income	31	12

	(1,227)	(1,667)

Income before minority interest	20,340	6,002
Minority interest in net loss of subsidiary	38	—

Net income	$20,378	$6,002

Pro forma amounts as if the Company were a taxable entity (unaudited):
Pro forma income tax expense	$7,700	$2,200
Pro forma net income	12,678	3,802

See Notes to Consolidated Financial Statements.

F-58

Platte Valley Fuel Ethanol, LLC

Consolidated Statements of Members’ Equity

Years Ended December 31, 2005 and 2004

(Dollars in Thousands)
Members’ equity, December 31, 2003	$19,168
Collection of subscriptions receivable	6,309
Net income	6,002

Members’ equity, December 31, 2004	31,479
Net income	20,378
Member distributions	(1,500)

Members’ equity, December 31, 2005	$50,357

See Notes to Consolidated Financial Statements.

F-59

Platte Valley Fuel Ethanol, LLC

Consolidated Statements of Cash Flows

Years Ended December 31, 2005 and 2004

	2005	2004
	(Dollars in Thousands)
Cash Flows From Operating Activities
Net income	$20,378	$6,002
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4,335	2,791
Amortization	97	29
Minority interest in net loss of subsidiary	(38)	—
Changes in current assets and liabilities:
Receivables	1,920	(3,338)
Inventories	(715)	(1,522)
Prepaid expenses	(34)	(526)
Derivative financial instruments	(412)	182
Accounts payable	(90)	1,575
Accrued expenses	535	606

Net cash provided by operating activities	25,976	5,799

Cash Flows From Investing Activities
(Increase) decrease in restricted cash held in escrow	1,004	(281)
Purchases of property and equipment	(3,820)	(35,553)

Net cash used in investing activities	(2,816)	(35,834)

Cash Flows From Financing Activities
Proceeds from long-term debt	—	33
Principal payments on long-term debt	(7,508)	(661)
Proceeds from short-term debt	3,744	33,628
Principal payments on short-term debt	(3,744)	(5,000)
Debt issuance cost paid	—	(536)
Capital contributed	—	6,309
Member distributions	(1,500)	—
Proceeds from minority interest in subsidiary	2,662	—

Net cash provided by (used in) financing activities	(6,346)	33,773

Net increase in cash and cash equivalents	16,814	3,738
Cash and Cash Equivalents
Beginning of year	3,738	—

End of year	$20,552	$3,738

Supplemental Disclosure of Cash Flow Information
Cash payments for interest, of which $210 was capitalized in 2004	$2,046	$1,568
Supplemental Disclosure of Noncash Investing and Financing Activities
Conversion of short-term debt to long-term debt	$—	$27,900
Property and equipment acquired through accounts payable	139	197
Property and equipment acquired through subordinated note payable to a member	—	1,835

See Notes to Consolidated Financial Statements.

F-60

Platte Valley Fuel Ethanol, LLC

Notes to Consolidated Financial Statements

(Dollars in Thousands, except per share data)

Note 1. Nature of Business and Significant Accounting Policies

Nature of business: Platte Valley Fuel Ethanol, LLC, a Nebraska limited liability company, owns and operates a 40 million gallon nameplate annual production ethanol plant located in Central City, Nebraska.

A summary of significant accounting policies follows:

Principles of consolidation: The consolidated financial statements include the accounts of Platte Valley Fuel Ethanol, LLC and its 50.2% owned subsidiary, Val-E Ethanol, LLC, which was formed on May 2, 2005 to develop and operate a 45 million gallon nameplate annual production ethanol plant near Ord, Nebraska. Platte Valley Fuel Ethanol, LLC and Val-E Ethanol, LLC are collectively referred to as the “Company”. All material intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition: Revenue from the production of ethanol and related products is recorded when title transfers to customers. Ethanol and related products are generally shipped FOB shipping point.

The Company receives incentives to produce ethanol from the State of Nebraska and from the United States Department of Agriculture. In accordance with the terms of these arrangements, incentive income is recorded based on the increase in the production level of ethanol.

Expense classification: Cost of goods sold primarily includes costs for raw material, inbound freight charges, purchasing and receiving costs, inspection costs, shipping costs, other distribution expenses, warehousing costs, plant management and hourly compensation costs, general facility overhead charges, and commissions paid to marketers.

Selling, general and administrative expenses consists primarily of salaries and expenses for management and accounting employees as well as fees paid to outside service providers such as legal, audit and consulting firms.

Cash and cash equivalents: For purposes of reporting cash flows, the Company considers all cash and money market accounts to be cash equivalents, except for restricted cash held in escrow.

Receivables: Receivables are carried at original invoice amount less an estimate made for doubtful receivables based on a review of outstanding amounts on a monthly basis. When deemed necessary, management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts along with a general reserve. Receivables are written off when deemed uncollectible. Recoveries of receivables previously written off are recorded when received. As of December 31, 2005, there was no allowance for uncollectible amounts.

Inventories: Corn, chemicals, supplies and work in process inventories are stated at the lower of cost or market on the first-in first-out method. Ethanol and distillers grains are stated at the lower of average cost or market.

F-61

Platte Valley Fuel Ethanol, LLC

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

Derivative financial instruments: The Company hedges a portion of its future corn, natural gas and denaturant purchases to the extent considered necessary for minimizing risk from market price fluctuations. Exchange-traded futures contracts and forward contracts in which delivery of the related commodity has occurred, are valued at fair market value. The Company is hedging its exposure with forward and futures contracts through 2006. Unrealized gains and losses on forward contracts, in which delivery has not occurred, are deemed “normal purchases and normal sales” under Financial Accounting Standards Board (FASB) Statement No. 133, as amended, and therefore, are not marked to market in the Company’s financial statements. Market value adjustments are recorded directly to current earnings through cost of goods sold. For the years ended December 31, 2005 and 2004, the Company recorded an expense of $808 and $3,655, respectively, in connection with its hedging activities.

The fair value of the Company’s interest rate swap agreement is recognized as either an asset or liability in the consolidated balance sheets, with changes in fair value reported in interest expense in the consolidated statements of operations.

The Company has categorized cash flows related to hedging activities in the same category as the item being hedged.

Debt issuance costs: Debt issuance costs are amortized over the term of the related debt instrument by a method which approximates the interest method. Amortization of debt issuance costs was $97 and $29 during 2005 and 2004, respectively. Future amortization of debt issuance costs, based on debt outstanding as of December 31, 2005, is expected to be as follows: 2006 $97; 2007 $97; 2008 $97; 2009 $71; 2010 $5; and thereafter $43.

Property and equipment: Property and equipment is stated at cost. Depreciation is computed by the straight-line method over the following estimated useful lives:

Years
Land improvements	20
Buildings	20
Machinery and equipment	5 – 20
Office furniture and equipment	5 – 10

Construction in progress will be depreciated once construction is completed and the assets are placed into service, which is expected to occur in 2006.

Income taxes: The Company is taxed under sections of federal and state income tax laws which provide that, in lieu of corporation income taxes, the members account for their prorata shares of the Company’s items of income, deductions, losses and credits. Therefore, the accompanying consolidated financial statements do not include any provision for federal or state income taxes.

Advertising costs: Advertising costs are expensed when incurred and totaled $12 and $11 for 2005 and 2004, respectively.

Fair value of financial instruments: The carrying amounts reported on the consolidated balance sheets for cash and cash equivalents, receivables, accounts payable and accrued interest approximate their fair values due to the short maturity of the instruments. Fair values for long-term debt are estimated using a discounted cash flow calculation that applies interest rates currently being offered for debt with similar terms and underlying collateral. The total carrying value of long-term debt reported on the balance sheet approximates its fair value. Fair values for derivative financial instruments and the interest rate swap are determined based on quoted market prices and such instruments are recorded at fair value on the accompanying balance sheets.

F-62

Platte Valley Fuel Ethanol, LLC

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

Segment reporting: The Company is managed as a single reportable segment.

Recent accounting pronouncement: In November 2004, the FASB issued FASB Statement No. 151, Inventory Costs. FASB Statement No. 151 amends the guidance in Accounting Research Bulletin No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. FASB Statement No. 151 requires that those items be recognized as current period charges regardless of whether they meet the criterion of “so abnormal”. In addition, FASB Statement No. 151 requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The provisions of FASB Statement No. 151 are effective for fiscal years beginning after June 15, 2005. The Company does not expect the implementation of FASB Statement No. 151 to have a material effect on the Company’s consolidated financial position or results of operations.

Note 2. Receivables

A summary of receivables at December 31, 2005 is as follows:

Trade	$1,248
Incentive	41
Broker	90
Other	39

$1,418

Note 3. Inventories

A summary of inventories at December 31, 2005 is as follows:

Corn	$349
Chemicals	235
Supplies	615
Work in process	254
Ethanol	779
Distillers grains	5

$2,237

Note 4. Property and Equipment

A summary of property and equipment at December 31, 2005 is as follows:

Land and land improvements	$5,857
Buildings	13,983
Machinery and equipment	40,091
Office furniture and equipment	316
Construction in progress	2,560

62,807
Less accumulated depreciation	7,125

$55,682

F-63

Platte Valley Fuel Ethanol, LLC

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

Note 5. Note Payable

The Company has a loan agreement with a Bank that provides for a revolving line of credit of $5,000, subject to renewal on December 8, 2006, and two construction term notes as described in Note 6. The revolving line of credit bears interest at 3.80% above the 1 month LIBOR rate (7.80% at December 31, 2005) with an incentive pricing clause that will reduce the interest rate to a range from 2.80% to 3.30% above the 1 month LIBOR if the Company maintains specified debt to net worth ratio levels. The agreement is secured by substantially all of the Company’s assets and matures on September 20, 2009. The agreement contains restrictive covenants concerning the maintenance of certain financial ratios and limits the amount of cash distributions that may be paid to the members to no more than 40% (65% once retained earnings exceeds outstanding debt) of the previous fiscal year’s net income or that amount which would result in the Company at the time of distribution, remaining in compliance with any of the covenants set forth in the agreement, and ongoing financial reporting requirements to the lender. Prepayment of outstanding borrowings prior to September 2007 would result in a prepayment penalty of up to 3%. The Company is required to make additional principal payments based on an excess cash flow requirement as defined in the agreement. In addition, the agreement provides for an unused commitment fee of 0.20% of the average unused portion of the note. As of December 31, 2005, no amounts were outstanding under the revolving line of credit.

Note 6. Long-term Debt

Variable rate term note to bank, bearing interest at 3.30% above the 3 month LIBOR (7.80% at December 31, 2005), due in quarterly payments of principal and interest with a final balloon payment due on September 20, 2009, collateralized by substantially all of the assets of the Company(a)	$14,776
Variable rate term note to bank, bearing interest at 3.80% above the 3 month LIBOR with an incentive pricing clause that will reduce the interest rate to a range from 2.80% to 3.30% above the 3 month LIBOR (7.30% at December 31, 2005), due in quarterly payments of $552, which includes principal and interest to September 20, 2009, collateralized by substantially all of the assets of the Company	6,743
Community redevelopment revenue bonds(b)	3,669

25,188
Less current maturities	(3,388)

$21,800

(a)	The Company entered into an interest rate swap agreement with the bank effective June 21, 2004 and expiring September 20, 2009, with an original notional amount of $16,450. The notional amount, which decreases over the term of the agreement as principal payments are made on the notes, was $14,776 at December 31, 2005. Under the swap agreement, the Company pays interest at a fixed rate equal to 7.50% and receives interest at a variable rate equal to the 3 month LIBOR plus 3.30% (7.80% as of December 31, 2005). The swap agreement requires payments be made or received quarterly. The fair value of the swap agreement was recorded as an asset of $238 as of December 31, 2005.
(b)

The Company is obligated to repay Community Redevelopment Revenue Bonds, issued by the Community Redevelopment Authority (Authority) of the City of Central City, Nebraska. The redevelopment contract requires interest only payments in 2005 and semiannual interest and principal payments beginning June 1, 2006 through 2018. The bonds contain fixed interest rates ranging from 6.25% to 7.25%. Real estate taxes paid by the Company and allocated to the Authority will be used by the Authority to pay principal and

F-64

Platte Valley Fuel Ethanol, LLC

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

interest of the bonds. Although such real estate taxes are expected to be sufficient to repay the bonds, the Company is obligated to pay any deficiency when due. The agreement is secured by a mortgage on the Company’s real property which is subordinate to the variable term notes payable to bank and the revolving term note.

Long-term debt maturities are as follows:

Years ending December 31,
2006	$3,388
2007	3,580
2008	3,781
2009	11,552
2010	229
Thereafter	2,658

$25,188

Note 7. Members’ Equity

Platte Valley Fuel Ethanol, LLC sold membership units during 2003 for a total of $25,499 and at December 31, 2003 had $6,309 of membership subscriptions receivable which were offset against members’ equity. The outstanding subscriptions receivable were collected in 2004. At December 31, 2005, there were 509.97 membership units outstanding. The Company is managed by a Board of Managers and the operating agreement provides that the profits and losses of Platte Valley Fuel Ethanol, LLC are allocated in proportion to the membership units held. Members do not have rights to take part in the management of the Company. Transfers of membership units are prohibited except as provided for under the operating agreement. Platte Valley Fuel Ethanol, LLC has perpetual duration, unless it is dissolved and its affairs wound up in accordance with law or pursuant to its operating agreement.

Note 8. Employee Benefit Plan

The Company has a defined contribution plan available to its qualified employees. The Company matches 100% of the contributions of qualified employees up to 3% of the eligible salary of each employee. Company contributions totaled $37 and $25 for the years ended December 31, 2005 and 2004, respectively.

Note 9. Related Party Transactions, Commitments and Contingencies and Concentrations

The Company’s Central City, Nebraska plant was constructed by one of its members for a total contract price of approximately $51,000. Construction was substantially complete as of May 2004 when production began.

The Company recorded interest expense of $35 and $29 related to a subordinated note payable to a member for the years ended December 31, 2005 and 2004, respectively.

The Company purchases a substantial portion of its denaturant from one of its members. Denaturant purchases from the member were $2,080 and $1,683 for the years ended December 31, 2005 and 2004, respectively. Accounts payable related to these purchases totaled $14 at December 31, 2005.

The Company markets all of its ethanol through United Bio Energy, LLC (UBE). The term of the agreement is for a one year period with automatic renewal for successive one year terms, unless either party gives written

F-65

Platte Valley Fuel Ethanol, LLC

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

notice within 90 days prior to the expiration of the current term. The agreement includes provisions that require rail car leases be entered into by the marketer for the benefit of the Company. Upon termination of the marketing agreement, the Company is required to assume the leases and be obligated to the terms and conditions of the leases. As of December 31, 2005, the marketer leases 120 rail cars through March 31, 2007 with automatic renewals for successive 36 month terms unless canceled by either party. For the years ended December 31, 2005 and 2004, respectively, the Company incurred $733 and $486 under the lease agreement. Future minimum lease payments on the railroad cars are $698 in 2006 and $175 in 2007. See Note 10 for subsequent acquisition of the Company by US BioEnergy Corporation, the parent of UBE.

The Company enters into forward ethanol contracts to manage the risk of price volatility. At December 31, 2005, the Company had entered into contracts to sell approximately 35,000,000 gallons of ethanol at an average price of $1.70 per gallon.

The Company has an agreement with UBE to provide management services of essentially all of the day to day activities of its plant for a minimum of $350 per year. The agreement is renewable annually and includes incentive bonuses based on the profitability of the Company, with a maximum of $350 per year. Under this agreement, the Company incurred $734 and $327, which included incentive bonuses of $350 and $0 for the years ended December 31, 2005 and 2004, respectively.

The Company has an agreement with UBE to purchase approximately 15 million bushels of corn per year. The agreement is renewable annually, unless either party gives written notice within 90 days prior to the expiration of the current term. As of December 31, 2005, the Company had outstanding commitments to purchase approximately 11,500,000 bushels of corn at an average price of $2.13 per bushel under forward contracts.

The Company has an agreement to purchase all electric energy requirements for an annual minimum charge of $115 until the agreement expires in May 2008. For the years ended 2005 and 2004, the Company incurred $1,006 and $633, respectively, under the agreement.

At December 31, 2005, the Company had outstanding commitments to purchase approximately 640,000 MMBTU of natural gas at an average price of $9.52 per MMBTU.

The Company receives an incentive payment from the United States Department of Agriculture (USDA) for the use of corn to produce ethanol. In accordance with the terms of this program, income is recorded based on incremental production of ethanol compared to the prior year. The incentive is calculated on the USDA fiscal year of October 1 to September 30 and paid quarterly. Incentive revenue from the USDA of $2,311 and $5,390 was recorded for the years ended December 31, 2005 and 2004, respectively. The USDA issued notice that incentive payments for use of corn to produce ethanol will end in June 2006.

The Company also receives an incentive payment from the State of Nebraska (State) to produce ethanol. In accordance with the terms of this program, income is recorded based on the increase in gallons of ethanol produced. Incentive revenue of $2,798 and $2,798 was recorded for the years ended December 31, 2005 and 2004, respectively.

At December 31, 2005, the Company had construction in progress to construct additional grain storage bins, with a remaining commitment of $534.

Substantially all of the Company’s facilities are subject to federal, state and local regulations relating to the discharge of materials into the environment. Compliance with these provisions has not had, nor does

F-66

Platte Valley Fuel Ethanol, LLC

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

management expect to have, any material effect upon operations. Management believes that the current practices and procedures for the control and disposition of such wastes comply with applicable federal and state requirements.

In December 2005, the Company entered into a contract for excavation and site improvements for the Val-E Ethanol, LLC ethanol plant. The agreement requires total payments of $1,573. As of December 31, 2005, construction costs of $139 were incurred under the contract and are included in accounts payable. Also see Note 10.

In the ordinary course of business, the Company is party to claims and litigation. Management believes these matters will not have a material effect on the operations of the Company.

Net sales for the years ended December 31, 2005 and 2004 include sales to the following major customers, together with the receivables due from those customers:

	Years Ended December 31,
Customer	2004	2005
UBE for ethanol	$40,997	$74,886
Marketer for wet distillers grain, a related party	6,721	9,682

	$47,718	$84,568

Customer	Receivable Balance as of December 31, 2005
UBE	$1,089
Marketer for wet distillers grain, a related party	159

$1,248

As of December 31, 2005, the Company had cash balances in excess of federally insured limits at one commercial bank which totaled approximately $21,300.

Note 10. Subsequent Events (Unaudited)

Construction contract—Val-E Ethanol, LLC: In January 2006, the Company entered into a design-build contract with one of its members for the design, engineering and construction for the Val-E Ethanol, LLC ethanol plant. The agreement requires total payments of approximately $52,000, not including the water pre-treatment system and fire protection system which will be provided pursuant to a change order on a time and materials basis.

In January 2006, the Company obtained a commitment from a bank for the financing of the Val-E Ethanol, LLC ethanol plant. The financing package includes a construction and variable term loan for 60% of the total project costs limited to $42,840 with an operating line of credit of $5,000 and letters of credit up to $1,000.

Plant expansion: In April 2006, the Company entered into a design-build contract with one of its members for expansion of its ethanol plant located in Central City, Nebraska, to 80 million gallon nameplate annual production. The agreement requires total payments of approximately $43,000, not including the water pre-treatment system and fire protection system which will be provided pursuant to a change order on a time and materials basis.

F-67

Platte Valley Fuel Ethanol, LLC

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share data)

In June 2006, the Company obtained a commitment letter from a bank for the financing of the related expansion. The financing package includes a construction and variable term loan for the lesser of $46,300 or 40% of member’s equity, an operating line of credit for $5,000 and letters of credit up to $1,000.

Acquisition by US BioEnergy Corporation: The Company and the 49.8% minority interest of Val-E Ethanol, LLC were acquired by US BioEnergy Corporation (USBE) as of April 30, 2006 for consideration of $40,000 in cash, 12,801,245 shares (after a 1 for 4 reverse stock split) of USBE Class A common stock valued at $114,699, and additional consideration of $35,000 in cash if USBE does not go effective with a qualifying registration statement for an initial public offering of its Class A common stock by June 30, 2007. If USBE has not filed a qualifying registration statement as of December 20, 2006, the former members of the Company have the right to terminate and unwind the acquisition by delivery of written notice to USBE by December 28, 2006.

F-68

Annex 1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of November 29, 2007

By and Among

VERASUN ENERGY CORPORATION,

HOST ACQUISITION CORPORATION,

And

US BIOENERGY CORPORATION

A1-1

A1-2

A1-3

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of November 29, 2007, among VERASUN ENERGY CORPORATION, a South Dakota corporation (“VeraSun”), HOST ACQUISITION CORPORATION, a South Dakota corporation and a direct, wholly owned subsidiary of VeraSun (“Sub”), and US BIOENERGY CORPORATION, a South Dakota corporation (“US BioEnergy”).

WHEREAS the Board of Directors of each of VeraSun, Sub and US BioEnergy has approved and adopted, and deemed advisable and in the best interests of its respective shareholders, this Agreement and the merger of Sub with and into US BioEnergy (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $.01 per share, of US BioEnergy (the “US BioEnergy Common Stock”), other than any such shares directly owned by VeraSun, Sub or US BioEnergy, will be converted into the right to receive the Merger Consideration;

WHEREAS the respective Boards of Directors of VeraSun, Sub and US BioEnergy have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective long term business strategies and goals;

WHEREAS simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of VeraSun and Sub to enter into this Agreement, VeraSun and certain principal shareholders of US BioEnergy (the “US BioEnergy Principal Shareholders”) are entering into a shareholders agreement (the “US BioEnergy Shareholders Agreement”) pursuant to which the US BioEnergy Principal Shareholders will agree to vote to approve the Merger Agreement and to take certain other actions in furtherance of the Merger upon the terms and subject to the conditions set forth in the US BioEnergy Shareholders Agreement;

WHEREAS simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of US BioEnergy to enter into this Agreement, US BioEnergy and certain principal shareholders of VeraSun (the “VeraSun Principal Shareholders”) are entering into a shareholders agreement (the “VeraSun Shareholders Agreement” and, together with the US BioEnergy Shareholders Agreement, the “Shareholders Agreements”) pursuant to which the VeraSun Principal Shareholders will agree to vote to approve the issuance of shares of common stock, par value $.01 per share, of VeraSun (the “VeraSun Common Stock”) pursuant to the Merger Agreement and to take certain other actions in furtherance of the Merger upon the terms and subject to the conditions set forth in the VeraSun Shareholders Agreement;

WHEREAS for U.S. Federal income tax purposes, it is intended that (a) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, (b) this Agreement constitutes a plan of reorganization and (c) VeraSun, Sub and US BioEnergy will each be a party to such reorganization within the meaning of Section 368(b) of the Code; and

WHEREAS VeraSun, Sub and US BioEnergy desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

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NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

The Merger

SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the South Dakota Business Corporation Act (the “SDBCA”), Sub shall be merged with and into US BioEnergy at the Effective Time. Following the Effective Time, the separate corporate existence of Sub shall cease and US BioEnergy shall continue as the survivor in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub in accordance with the SDBCA.

SECTION 1.02. Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date to be specified by the parties (the “Closing Date”), which shall be no later than the second Business Day after satisfaction (or, to the extent permitted by applicable law, waiver by the party or parties entitled to the benefits thereof) of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction (or, to the extent permitted by applicable law, waiver by the party or parties entitled to the benefits thereof) of those conditions), at the offices of Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, unless another time, date or place is agreed to by the parties hereto.

SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file articles of merger or other appropriate documents (in any such case, the “Articles of Merger”) executed in accordance with the relevant provisions of the SDBCA and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required under the SDBCA. The Merger shall become effective at such time as the Articles of Merger are duly filed with the South Dakota Secretary of State or at such other time as VeraSun and US BioEnergy shall agree and specify in the Articles of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in Section 47-1A-1107 of the SDBCA.

SECTION 1.05. Corporate Governance and By-laws of VeraSun; Certain Other Matters. (a) At the Effective Time, the members of the Board of Directors of VeraSun and each committee of the Board of Directors of VeraSun will be determined as set forth on Exhibit B and will serve until the earlier of their resignation or removal and until their respective successors are duly elected and qualified, as the case may be. Immediately following the Effective Time, the individuals set forth in paragraph 3 of Exhibit B will have the positions therein indicated. In addition, certain other matters with respect to VeraSun are set forth on Exhibit B.

(b) The By-laws of VeraSun, as in effect immediately prior to the Effective Time, shall be amended at the Effective Time in the manner set forth on Exhibit B.

SECTION 1.06. Articles of Incorporation and By-laws of the Surviving Corporation. (a) The Second Amended and Restated Articles of Incorporation of US BioEnergy, as in effect immediately prior to the Effective Time, shall be amended at the Effective Time to be in the form of Exhibit C hereto and, as so amended shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

(b) The By-laws of Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

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SECTION 1.07. Board of Directors of the Surviving Corporation. The directors and officers of Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, until the earlier of their resignation or removal and until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

Effect of the Merger on the Capital Stock of the

Constituent Corporations; Exchange of Certificates

SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of US BioEnergy Common Stock or any shares of capital stock of Sub:

(a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be automatically converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and VeraSun-Owned Stock. Each share of US BioEnergy Common Stock, that is directly owned by US BioEnergy, Sub or VeraSun shall automatically be canceled and shall cease to be outstanding, and no consideration shall be delivered in exchange therefor.

(c) Conversion of US BioEnergy Common Stock. Subject to Section 2.02(e), each issued and outstanding share (other than shares to be canceled in accordance with Section 2.01(b)) of US BioEnergy Common Stock shall be converted into the right to receive 0.810 (the “Exchange Ratio”) fully paid and nonassessable shares of VeraSun Common Stock (the “Merger Consideration”). As of the Effective Time, all such shares of US BioEnergy Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to be outstanding, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of US BioEnergy Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, certain dividends or other distributions in accordance with Section 2.02(c) and cash in lieu of any fractional share of VeraSun Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.02(e), without interest (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.02(i)).

(d) Anti-Dilution Provisions. In the event VeraSun changes (or establishes a record date for changing) the number of shares of VeraSun Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding VeraSun Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted to reflect such stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction.

SECTION 2.02. Exchange of Certificates. (a) Exchange Agent. Prior to the Effective Time, VeraSun shall enter into an exchange agent agreement in form and substance reasonably satisfactory to US BioEnergy with Wells Fargo Bank, N.A. or such other bank or trust company as may be designated by VeraSun and reasonably acceptable to US BioEnergy (the “Exchange Agent”), which shall provide that VeraSun shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of US BioEnergy Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the Merger Consideration issuable pursuant to Section 2.01 in exchange for outstanding shares of US BioEnergy Common Stock. VeraSun shall make available to the Exchange Agent from time to time as required after the Effective Time cash necessary to pay dividends and other distributions in accordance with Section 2.02(c) and to make payments in lieu of any fractional shares of VeraSun Common Stock in accordance with Section 2.02(e).

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All shares of VeraSun Common Stock, cash, dividends and distributions deposited with the Exchange Agent pursuant to this Section 2.02(a) shall hereinafter be referred to as the “Exchange Fund”. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the shares of VeraSun Common Stock and cash contemplated to be issued pursuant to this Section 2.02(a) out of the Exchange Fund. Except as contemplated by Section 2.02(f), the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, VeraSun shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of US BioEnergy Common Stock, whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.01, certain dividends or other distributions in accordance with Section 2.02(c) and cash in lieu of any fractional share of VeraSun Common Stock in accordance with Section 2.02(e), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as VeraSun may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for certificates representing the Merger Consideration, certain dividends or other distributions in accordance with Section 2.02(c) and cash in lieu of any fractional share of VeraSun Common Stock in accordance with Section 2.02(e). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of VeraSun Common Stock that such holder has the right to receive pursuant to the provisions of this Article II, certain dividends or other distributions in accordance with Section 2.02(c) and cash in lieu of any fractional share of VeraSun Common Stock in accordance with Section 2.02(e), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of US BioEnergy Common Stock that is not registered in the transfer records of US BioEnergy, a certificate representing the proper number of shares of VeraSun Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of VeraSun Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of VeraSun that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holder thereof has the right to receive pursuant to the provisions of this Article II, certain dividends or other distributions in accordance with Section 2.02(c) and cash in lieu of any fractional share of VeraSun Common Stock in accordance with Section 2.02(e). No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

(c) Distributions with Respect to Unsurrendered Certificates. Whenever a dividend or other distribution is declared or made after the date hereof with respect to VeraSun Common Stock with a record date after the Effective Time, such declaration shall include a dividend or other distribution in respect of all shares of VeraSun Common Stock issuable pursuant to this Agreement. Any dividends or other distributions with respect to VeraSun Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of VeraSun Common Stock represented thereby, and any cash payment in lieu of fractional shares of VeraSun Common Stock shall be paid to any such holder pursuant to Section 2.02(e) only upon the surrender of such Certificate by the holder of record of such Certificate in accordance with this Article II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the certificate representing whole shares of VeraSun Common Stock, issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of VeraSun Common Stock and the amount of any cash payable in lieu of a fractional share of VeraSun Common Stock to which such holder is entitled pursuant to Section 2.02(e) and (ii) at the appropriate payment date, the amount of dividends or

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other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of VeraSun Common Stock.

(d) No Further Ownership Rights in US BioEnergy Common Stock. All shares of VeraSun Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to this Article II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of US BioEnergy Common Stock previously represented by such Certificates, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by US BioEnergy on such shares of US BioEnergy Common Stock, which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the shares of US BioEnergy Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of VeraSun Common Stock shall be issued upon the surrender for exchange of Certificates (or in the case of a lost, stolen or destroyed Certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.02(i)), no dividends or other distributions of VeraSun shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of VeraSun.

(ii) In lieu of such fractional share interests, VeraSun shall pay to each holder of a Certificate an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of US BioEnergy Common Stock formerly represented by all Certificates surrendered by such holder) would otherwise be entitled by (B) the average closing price of one share of VeraSun Common Stock for the ten (10) most recent trading days that VeraSun Common Stock has traded ending on the trading day one day prior to the Effective Time, as such price is reported on the NYSE Composite Transaction Tape (as reported by Bloomberg Financial Markets or such other source as the parties shall agree in writing).

(f) Termination of the Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for twelve months after the Effective Time shall be delivered to VeraSun, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to VeraSun for, and VeraSun shall remain liable for, payment of their claim for the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e) in accordance with this Article II.

(g) No Liability. None of VeraSun, Sub, US BioEnergy, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of VeraSun Common Stock, cash, dividends or other distributions from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to four years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration (and any dividends or other distributions payable with respect thereto pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable with respect thereto pursuant to Section 2.02(e)) would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration (and any dividends or other distributions payable with respect thereto pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable with respect thereto pursuant to Section 2.02(e)) shall, to the extent permitted by applicable law, become the property of VeraSun, free and clear of all claims or interest of any person previously entitled thereto.

(h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund in investment-grade securities, as directed by VeraSun, on a daily basis; provided, however, that no such investment or loss thereon shall affect the amounts payable to former shareholders of US BioEnergy

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after the Effective Time pursuant to this Article II. Any interest and other income resulting from such investments shall become part of the Exchange Fund, and any amounts in excess of the amounts payable pursuant to this Article II shall be paid to VeraSun.

(i) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by VeraSun, the posting by such person of a bond in such reasonable amount as VeraSun may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e), in each case pursuant to this Article II.

(j) Withholding Rights. VeraSun, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as VeraSun, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by VeraSun, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Certificates in respect of which such deduction and withholding was made by VeraSun, the Surviving Corporation or the Exchange Agent.

(k) Uncertificated Shares. In the case of outstanding shares of US BioEnergy Common Stock that are not represented by Certificates, the parties shall make such adjustments to this Section 2.02 as are necessary or appropriate to implement the same purpose and effect that this Section 2.02 has with respect to shares of US BioEnergy Common Stock that are represented by Certificates.

ARTICLE III

Representations and Warranties

SECTION 3.01. Representations and Warranties of US BioEnergy. Except (i) as disclosed in the US BioEnergy SEC Documents filed by US BioEnergy with, or furnished by US BioEnergy to, the SEC and publicly available prior to the date of this Agreement (the “US BioEnergy Filed SEC Documents”) other than (x) risk factor disclosure contained in any US BioEnergy Filed SEC Documents under the headings “Risk Factors”, “Forward Looking Statements” or any similar sections and (y) any disclosure of risks that are predictive, forward looking or primarily cautionary in nature or (ii) as set forth in the disclosure schedule (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates; provided, however, that any information set forth in one section of the US BioEnergy Disclosure Schedule shall be deemed to apply to each other Section or subsection thereof to which its relevance is readily apparent on its face) delivered by US BioEnergy to VeraSun prior to the execution of this Agreement (the “US BioEnergy Disclosure Schedule”), US BioEnergy represents and warrants to VeraSun as follows:

(a) Organization, Standing and Corporate Power. Each of US BioEnergy and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power and authority, as the case may be, to carry on its business as now being conducted. Each of US BioEnergy and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect on US BioEnergy. US BioEnergy has made available to VeraSun prior to the execution of this Agreement complete and correct copies of its Second Amended and Restated Articles of Incorporation and Second Amended and Restated By-laws, as amended to the date of this Agreement, and the comparable

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charter and organizational documents of each Subsidiary of US BioEnergy, in each case as amended to the date of this Agreement.

(b) Subsidiaries. Section 3.01(b) of the US BioEnergy Disclosure Schedule sets forth a true and complete list of each of US BioEnergy’s Subsidiaries as of the date of this Agreement. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of US BioEnergy have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by US BioEnergy, free and clear of all pledges, claims, liens, charges, encumbrances, security interests and other matters affecting title of any kind or nature whatsoever (collectively, “Liens”) and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests. Except for the capital stock or other ownership interests of its Subsidiaries, as of the date of this Agreement, US BioEnergy does not beneficially own directly or indirectly any material capital stock, membership interest, partnership interest, joint venture interest or other material equity interest in any person.

(c) Capital Structure. The authorized capital stock of US BioEnergy consists of 825,000,000 shares of capital stock consisting of: (1) 750,000,000 shares of US BioEnergy Common Stock and (2) 75,000,000 shares of preferred stock, par value $.01 per share (the “US BioEnergy Preferred Stock”). At the close of business on November 28, 2007, (i) 79,626,552 shares of US BioEnergy Common Stock were issued and outstanding (including 535,547 shares are subject to restricted stock awards (“US BioEnergy Restricted Stock Awards”)); (ii) no shares of US BioEnergy Common Stock were held by US BioEnergy in its treasury; (iii) no shares of US BioEnergy Preferred Stock were issued and outstanding; and (iv) 11,648,301 shares of US BioEnergy Common Stock were reserved for issuance pursuant to the 2006 Stock Incentive Plan, the 2006 Employee Stock Purchase Plan (“US BioEnergy ESPP”) and the 2005 Stock Incentive Plan, and grants of other options (such plans and arrangements, collectively, the “US BioEnergy Stock Plans”) (of which 2,300,500 shares of US BioEnergy Common Stock are subject to outstanding stock options) (other than options under the US BioEnergy ESPP, “US BioEnergy Stock Options” and, together with the US BioEnergy Restricted Stock Awards, the “US BioEnergy Stock Awards”). There are no outstanding stock appreciation rights or other rights (other than the US BioEnergy Stock Awards) to receive shares of US BioEnergy Common Stock on a deferred basis granted under the US BioEnergy Stock Plans or otherwise. Section 3.01(c)(i) of the US BioEnergy Disclosure Schedule sets forth a complete and correct list, as of November 28, 2007, of (i) the name (or employee ID number) of each holder of a US BioEnergy Stock Award, (ii) the number of shares of US BioEnergy Common Stock subject to each such US BioEnergy Stock Award, (iii) the exercise prices thereof (if any) and (iv) the name of the US BioEnergy Stock Plan pursuant to which such US BioEnergy Stock Award is granted. No bonds, debentures, notes or other indebtedness of US BioEnergy having the right to vote (or convertible into or exchangeable or exercisable for securities having the right to vote) on any matters on which shareholders of US BioEnergy or any of its Subsidiaries may vote are issued or outstanding or subject to issuance. All outstanding shares of capital stock of US BioEnergy are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 3.01(c) (including pursuant to the conversion or exercise of the securities referred to above), (w) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of US BioEnergy or any of its Subsidiaries (other than shares of capital stock or other voting securities of such Subsidiaries that are directly or indirectly owned by US BioEnergy), (B) any securities of US BioEnergy or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of, or other ownership interests in, US BioEnergy or any of its Subsidiaries or (C) any warrants, calls, options or other rights to acquire from US BioEnergy or any of its Subsidiaries, and no obligation of US BioEnergy or any of its Subsidiaries to issue, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock or other voting securities of, or other ownership interests in, US BioEnergy or any of its Subsidiaries, (x) there are not any outstanding obligations of US BioEnergy or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities, (y) US BioEnergy is not a party to any voting agreement with respect to the voting of any such securities and (z) the terms of the US BioEnergy Stock

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Options permit such US BioEnergy Stock Options to be treated in the manner set forth in Section 5.04. The limitation on indebtedness applicable to US BioEnergy pursuant to Article XVII, Section 8 of the Constitution of the State of South Dakota is set forth in the resolutions of the Board of Directors of US BioEnergy, approved by the shareholders of US BioEnergy on October 5, 2006.

(d) Authority; Noncontravention. US BioEnergy has the requisite corporate power and corporate authority to enter into this Agreement and, subject to receipt of US BioEnergy Shareholder Approval, to consummate the transactions contemplated by this Agreement. US BioEnergy has the requisite corporate power and corporate authority to enter into the VeraSun Shareholders Agreement and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and the VeraSun Shareholders Agreement by US BioEnergy and the consummation by US BioEnergy of the transactions contemplated by this Agreement and the VeraSun Shareholders Agreement have been duly authorized by all necessary corporate action on the part of US BioEnergy, subject, in the case of the Merger, to receipt of US BioEnergy Shareholder Approval. This Agreement and the VeraSun Shareholders Agreement have been duly executed and delivered by US BioEnergy and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, constitute the legal, valid and binding obligations of US BioEnergy, enforceable against US BioEnergy in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution and delivery of this Agreement and the VeraSun Shareholders Agreement do not, and the consummation of the transactions contemplated by this Agreement and the VeraSun Shareholders Agreement and compliance with the provisions hereof and thereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or other assets of US BioEnergy or any of its Subsidiaries under, (i) the Second Amended and Restated Articles of Incorporation or Second Amended and Restated By-laws of US BioEnergy or the comparable organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, guarantee or other agreement evidencing indebtedness for borrowed money (“Debt Agreements”) to which US BioEnergy or any of its Subsidiaries is a party or by which its or their respective properties or other assets are bound, (iii) any lease or other contract, agreement, commitment, arrangement, instrument, permit, concession, franchise, license or similar authorization (together with Debt Agreements, collectively, “Contracts”) to which US BioEnergy or any of its Subsidiaries is a party or by which its or their respective properties or other assets are bound or (iv) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to US BioEnergy or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses (iii) and (iv), any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, have not had and are not reasonably likely to (x) have a Material Adverse Effect on US BioEnergy, (y) impair the ability of US BioEnergy to perform its obligations under this Agreement or the VeraSun Shareholders Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement or the VeraSun Shareholders Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority (each a “Governmental Entity”) is required by or with respect to US BioEnergy or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the VeraSun Shareholders Agreement by US BioEnergy or the consummation by US BioEnergy of the Merger or the other transactions contemplated by this Agreement or the VeraSun Shareholders Agreement, except for (1) the filing of a premerger notification and report form by US BioEnergy under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (2) the filing with the Securities and Exchange Commission (the “SEC”) of (A) a joint proxy statement relating to the US BioEnergy Shareholders Meeting and the VeraSun Shareholders Meeting (such proxy statement, as amended or supplemented from time to time, the “Joint Proxy Statement”), and (B) such other reports and filings under the Securities Act of 1933,

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as amended (including the rules and regulations promulgated thereunder, the “Securities Act”) or the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”), as may be required in connection with this Agreement, the VeraSun Shareholders Agreement and the transactions contemplated by this Agreement or the VeraSun Shareholders Agreement; (3) the filing of the Articles of Merger with the South Dakota Secretary of State and appropriate documents with the relevant authorities of other states in which US BioEnergy is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or “blue sky” laws; (4) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, has not and is not reasonably likely to (x) have a Material Adverse Effect on US BioEnergy, (y) impair the ability of US BioEnergy to perform its obligations under this Agreement or the VeraSun Shareholders Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement or the VeraSun Shareholders Agreement.

(e) SEC Documents; Undisclosed Liabilities. (i) US BioEnergy has filed (or, where permitted, furnished) all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed (or furnished) under the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) by US BioEnergy or any of its Subsidiaries with the SEC since December 1, 2006 (such documents, together with any documents filed during such period by US BioEnergy with the SEC on a voluntary basis on Current Reports on Form 8-K, collectively, the “US BioEnergy SEC Documents”). As of their respective dates, the US BioEnergy SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and SOX, in each case to the extent applicable to such US BioEnergy SEC Documents, and none of the US BioEnergy SEC Documents when filed (and, in the case of any registration statement under the Securities Act, at the time it was declared effective) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any US BioEnergy SEC Document has been revised, amended, supplemented or superseded by a later filed US BioEnergy SEC Document, none of the US BioEnergy SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of US BioEnergy included in the US BioEnergy SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (the “Accounting Rules”), have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q and Regulation S-X of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of US BioEnergy and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments and the absence of footnotes, if applicable). Except for liabilities and obligations (i) reflected or reserved against in the most recent balance sheet (or described in the notes thereto) of US BioEnergy included in the US BioEnergy Filed SEC Documents, (ii) incurred in connection with this Agreement or the VeraSun Shareholders Agreement or the transactions contemplated by this Agreement or the VeraSun Shareholders Agreement or (iii) incurred since September 30, 2007, in the ordinary course of business, neither US BioEnergy nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on US BioEnergy.

(ii) Each of the principal executive officer of US BioEnergy and the principal financial officer of US BioEnergy (or each former principal executive officer of US BioEnergy and each former principal financial officer of US BioEnergy, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to US BioEnergy SEC

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Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither US BioEnergy nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(iii) US BioEnergy’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by US BioEnergy in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to US BioEnergy’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of US BioEnergy required under the Exchange Act with respect to such reports. Prior to the date of this Agreement, US BioEnergy’s outside auditors and the audit committee of the Board of Directors of US BioEnergy have not been advised of (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which could reasonably be expected to adversely affect US BioEnergy’s ability to record, process, summarize and report financial information or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in US BioEnergy’s internal control over financial reporting. Since December 31, 2006, any material change in internal control over financial reporting required to be disclosed in any US BioEnergy SEC Document has been so disclosed.

(iv) None of US BioEnergy’s Subsidiaries is, or has at any time since December 1, 2006, been, subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act.

(f) Information Supplied. None of the information supplied or to be supplied by US BioEnergy specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by VeraSun in connection with the issuance of VeraSun Common Stock in the Merger (the “Form S-4”) will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to US BioEnergy’s shareholders and VeraSun’s shareholders or at the time of the US BioEnergy Shareholders Meeting or the VeraSun Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. No representation or warranty is made by US BioEnergy with respect to statements made or incorporated by reference in the Joint Proxy Statement based on information supplied by VeraSun or Sub specifically for inclusion or incorporation by reference in the Joint Proxy Statement.

(g) Absence of Certain Changes or Events. Except for liabilities incurred in connection with or expressly permitted by this Agreement and the VeraSun Shareholders Agreement, since December 31, 2006, there has not been any Material Adverse Change in US BioEnergy. Except as contemplated by this Agreement or the VeraSun Shareholders Agreement, from December 31, 2006 through the date of this Agreement, US BioEnergy and its Subsidiaries have conducted their business only in the ordinary course of business, and since such date through the date of this Agreement there has not been (1) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of US BioEnergy’s capital stock, (2) any split, combination or reclassification of any of US BioEnergy’s capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of US BioEnergy’s capital stock, (3) (A) any granting by US BioEnergy or any of its Subsidiaries to any current or former director, executive officer, other employee or independent contractor of US BioEnergy or its Subsidiaries of any material increase in compensation, bonus or other benefits, except for normal increases in cash compensation in the ordinary course of business

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or as was required under any employment agreements in effect as of the date of the most recent audited financial statements included in the US BioEnergy Filed SEC Documents, (B) any granting by US BioEnergy or any of its Subsidiaries to any such current or former director, executive officer, employee or independent contractor of any material increase in change in control, severance or termination pay, (C) any adoption, termination, entry by US BioEnergy or any of its Subsidiaries into, or any material amendments of, any US BioEnergy Benefit Plan or US BioEnergy Benefit Agreement or (D) any material amendment to, or material modification of, any US BioEnergy Stock Award, (4) any damage, destruction or loss, whether or not covered by insurance, that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on US BioEnergy, (5) except insofar as may have been required by a change in GAAP, any change in accounting methods, principles or practices by US BioEnergy or any of its Subsidiaries materially affecting the consolidated financial position or results of operations of US BioEnergy or (6) any tax election or any settlement or compromise of any income tax liability that, individually or in the aggregate, is reasonably likely to adversely affect the tax liability or tax attributes of US BioEnergy or any of its Subsidiaries in any material respect or any settlement or compromise of any material income tax liability. Neither US BioEnergy nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract relating to any transaction or relationship between or among US BioEnergy and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, US BioEnergy or any of its Subsidiaries, in US BioEnergy’s or any of its Subsidiary’s financial statements or other US BioEnergy SEC Documents.

(h) Litigation. There is no suit, action, proceeding, claim, grievance, arbitration or investigation pending or, to the Knowledge of US BioEnergy or any of its Subsidiaries, threatened against or affecting US BioEnergy or any of its Subsidiaries that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on US BioEnergy nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against US BioEnergy or any of its Subsidiaries that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on US BioEnergy.

(i) Compliance with Applicable Laws. US BioEnergy and its Subsidiaries hold all material permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities (the “US BioEnergy Permits”) which are required for them to own, lease or operate their assets and to carry on their businesses. US BioEnergy and its Subsidiaries are in compliance in all material respects with the terms of the US BioEnergy Permits and all applicable statutes, laws, ordinances, rules and regulations. No action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to US BioEnergy or any of its Subsidiaries or any of their respective properties that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on US BioEnergy, is pending or, to the Knowledge of US BioEnergy, threatened. US BioEnergy is, and has been, in compliance in all material respects with the provisions of SOX applicable to it on or prior to the date of this Agreement and has implemented such programs and has taken all reasonable steps necessary to ensure US BioEnergy’s future compliance (not later than the relevant statutory and regulatory deadlines therefor) with all provisions of SOX which shall become applicable to US BioEnergy after the date of this Agreement. This Section 3.01(i) does not relate to matters with respect to Environmental Laws, which are the subject of Section 3.01(j), benefit plans, which are the subject of Section 3.01(l) and Taxes, which are the subject of Section 3.01(m).

(j) Environmental Matters. (i) US BioEnergy and its Subsidiaries are in compliance in all material respects with all Environmental Laws; (ii) as of the date of this Agreement, there are no Environmental Claims pending or, to the Knowledge of US BioEnergy, threatened against US BioEnergy or any of its Subsidiaries; (iii) to the Knowledge of US BioEnergy, there has been no Release of any Hazardous Material that is reasonably likely to form the basis of any Environmental Claim against US BioEnergy or any of its

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Subsidiaries, except for any such Environmental Claims that have not resulted in, and are not reasonably likely to result in, material liability; and (iv) to the knowledge of US BioEnergy, there are have been no events, conditions, actions or omissions that are reasonably likely to form the basis of an Environmental Claim against US BioEnergy or any of its Subsidiaries, except for any such Environmental Claims that have not resulted in, and are not reasonably likely to result in, material liability.

“Environment” means ambient air, surface water, ground water, land surface or subsurface strata.

“Environmental Claim” means any notice or claim alleging or asserting liability for investigatory costs, cleanup costs, response costs, damages to natural resources or other property, personal injuries, fines or penalties arising out of, based on or resulting from (a) the Release of, or human exposure to, any Hazardous Material, or (b) any violation of any Environmental Law.

“Environmental Law” means any applicable statutes, laws, ordinances, rules and regulations that relate to protection of the Environment or Releases of Hazardous Materials, or otherwise relate to the treatment, storage, disposal, transport or handling of any Hazardous Material.

“Hazardous Material” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, dumping, discharge, dispersal, leaching, escaping, emanation or migration of any Hazardous Material in, into, through or onto the Environment.

(k) Contracts. (i) As of the date of this Agreement, neither US BioEnergy nor any of its Subsidiaries is a party to, and none of their respective properties or other assets is subject to, any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (a “Material Contract”). None of US BioEnergy, any of its Subsidiaries or, to the Knowledge of US BioEnergy, any other party thereto is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default by US BioEnergy or any of its Subsidiaries or, to the Knowledge of US BioEnergy, any other party thereto under) any Contract to which it is a party or by which it or any of its properties or other assets is bound, except for violations or defaults that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect. To the Knowledge of US BioEnergy, there are no circumstances existing as of the date of this Agreement that would be reasonably likely to give rise to a breach or default under any material Contracts relating to the construction of the US BioEnergy Plants that are set forth on Section 3.01(k)(i) of the Disclosure Schedule.

(ii) Section 3.01(k)(ii) of the US BioEnergy Disclosure Schedule contains a complete and accurate list, as of the date hereof, of (A) each Contract restricting or purporting to restrict US BioEnergy’s or any of US BioEnergy’s Subsidiaries’ ability to compete in any line of business, geographic market or customer segment, (B) each Contract to which US BioEnergy or any of its Subsidiaries is a party and that would restrict or purport to restrict VeraSun’s or any of VeraSun’s Subsidiaries’ ability to compete in any line of business, geographic market or customer segment after the Effective Time, (C) each material Contract relating to development, manufacture, marketing or distribution of the products and services of US BioEnergy or any of its Subsidiaries and any products licensed by US BioEnergy or any of its Subsidiaries, (D) each Contract providing for the production by US BioEnergy or any of its Subsidiaries of any product on an exclusive or requirements basis or the purchase by US BioEnergy or any of its Subsidiaries of any product on an exclusive or output basis, and (E) (x) any Contract, transaction or commercial relationship currently in effect, or which was effective at any time after December 31, 2006, between US BioEnergy and any present or former manager or officer thereof or any member of such manager’s or officer’s family, or any person controlled by such officer or manager

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or his or her family (other than any employment agreements entered into in the ordinary course of business), and (y) any other Contract, transaction or relationship that would be required to be disclosed pursuant to Item 404 of Regulation S-K of the SEC in an Annual Report on Form 10-K.

(iii) Prior to the date of this Agreement, US BioEnergy has made available to VeraSun complete and accurate copies of any Contract (or complete and accurate descriptions of any transaction or relationship) required to be disclosed on Section 3.01(k)(i) or Section 3.01(k)(ii) of the US BioEnergy Disclosure Schedule.

(l) ERISA; Employee Benefit Plans. (i) Section 3.01(l)(i)(A) of the US BioEnergy Disclosure Schedule sets forth a complete and accurate list of each (i) pension plan (as defined in Section 3(2) of the Employee Benefit Income Security Act of 1974, as amended (“ERISA”)) or post-retirement or employment health or medical plan, program, policy or arrangement, (ii) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement , (iii) severance, change in control, retention or termination plan, program, policy or arrangement or (iv) other material compensation or benefit plan, program, policy or arrangement, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by US BioEnergy, any of its Subsidiaries or any other person or entity that, together with US BioEnergy, is treated as a single employer under Section 414 of the Code (each, a “US BioEnergy Commonly Controlled Entity”) for the benefit of any current or former director, officer, employee or independent contractor of US BioEnergy or any of its Subsidiaries, in each case other than the US BioEnergy Benefit Agreements (defined below) (each, a “US BioEnergy Benefit Plan”). Section 3.01(l)(i)(B) of US BioEnergy Disclosure Schedule sets forth a complete and accurate list of each employment, consulting, incentive or deferred compensation, material equity or material equity-based compensation, severance, change in control, retention, termination or other material contract between US BioEnergy or any of its Subsidiaries, on the one hand, and any current or former director, officer, employee or independent contractor of US BioEnergy or any of its Subsidiaries, on the other hand (each, a “US BioEnergy Benefit Agreement”). With respect to each US BioEnergy Benefit Plan and US BioEnergy Benefit Agreement, US BioEnergy has made available to VeraSun complete and accurate copies of (A) such US BioEnergy Benefit Plan or US BioEnergy Benefit Agreement, including any amendment thereto, (B) each trust, insurance, annuity or other funding contract related thereto, (C) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto and (D) the two most recent annual reports on Form 5500 required to be filed with the IRS with respect thereto (if any).

(ii) Each US BioEnergy Benefit Plan and US BioEnergy Benefit Agreement (and any related trust or other funding vehicle) has been administered in accordance with its terms and is in compliance with ERISA, the Code and all other applicable Laws, except for any failures to do so that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on US BioEnergy. Each of US BioEnergy and its Subsidiaries is in compliance with ERISA, the Code and all other Laws applicable to US BioEnergy Benefit Plans and US BioEnergy Benefit Agreements, except for any noncompliance that, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect on US BioEnergy. None of US BioEnergy or any of its Subsidiaries has received notice of and, to the Knowledge of US BioEnergy, there are no investigations by any Governmental Entity with respect to or termination proceedings or other claims, suits or proceedings (except routine claims for benefits payable in the ordinary course) against or involving any US BioEnergy Benefit Plan or US BioEnergy Benefit Agreement, except for any investigations, claims, suits or proceedings that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on US BioEnergy.

(iii) Neither US BioEnergy, nor any of its Subsidiaries nor any US BioEnergy Commonly Controlled Entity has sponsored, maintained, contributed to or been required to maintain or contribute to, or has any actual or contingent material liability under, any US BioEnergy Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit plan. No US BioEnergy Benefit Plan or US BioEnergy Benefit Agreement provides health, medical or other welfare benefits after retirement or other termination of employment (other than for

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continuation coverage required under Section 4980(B)(f) of the Code or similar legal requirement), and no circumstances exist that could result in US BioEnergy or any of its Subsidiaries becoming obligated to provide any such benefits, except in each case for benefits that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on US BioEnergy.

(iv) None of the execution and delivery of this Agreement, the obtaining of the shareholder approval or the consummation of the Merger or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (A) entitle any current or former director, officer, employee or independent contractor of US BioEnergy or any of its Subsidiaries to any material compensation or benefit, (B) materially accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any US BioEnergy Benefit Plan or US BioEnergy Benefit Agreement or (C) result in any material breach or violation of, default under or limit US BioEnergy’s right to amend, modify or terminate any US BioEnergy Benefit Plan or US BioEnergy Benefit Agreement.

(v) No amount or other entitlement that could be received as a result of the transactions contemplated hereby (alone or in conjunction with any other event) by any “disqualified individual” (as defined in Section 280G(c) of the Code) with respect to US BioEnergy will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No director, officer, employee or independent contractor of US BioEnergy or any of its Subsidiaries is entitled to receive any gross-up or additional payment by reason of the tax required by Section 409A or 4999 of the Code being imposed on such person.

(m) Taxes. (i) Each of US BioEnergy and its Subsidiaries and each US BioEnergy Consolidated Group has filed or has caused to be filed all material tax returns and reports required to be filed by it and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on US BioEnergy. US BioEnergy, each of its Subsidiaries and each US BioEnergy Consolidated Group has paid or caused to be paid (or US BioEnergy has paid on its behalf) all material taxes due and owing, and the most recent financial statements contained in the US BioEnergy Filed SEC Documents reflect an adequate reserve for all material taxes payable by US BioEnergy and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

(ii) No deficiencies, audit examinations, refund litigation, proposed adjustments or matters in controversy for any taxes have been proposed, asserted or assessed in writing against US BioEnergy or any of its Subsidiaries or any US BioEnergy Consolidated Group that are not adequately reserved for, except for deficiencies, audit examinations, refund litigation, proposed adjustments or matters in controversy that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on US BioEnergy. The Federal income tax returns prior to the date set forth in Section 3.01(m)(ii) of the US BioEnergy Disclosure Schedule of US BioEnergy and its Subsidiaries consolidated in such returns have closed by virtue of the applicable statute of limitations. All assessments for taxes due and owing by US BioEnergy, any of its Subsidiaries or any US BioEnergy Consolidated Group with respect to completed and settled examinations or concluded litigation have been paid.

(iii) Neither US BioEnergy nor any of its Subsidiaries has taken or agreed to take any action or, after consultation with counsel, knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(iv) No deduction of any amount that would otherwise be deductible with respect to tax periods ending on or before the Effective Time will be disallowed under Section 162(m) of the Code, except

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any disallowances under Section 162(m) of the Code that, alone or with other such disallowances, have not had and are not reasonably likely to have a Material Adverse Effect on US BioEnergy.

(v) Neither US BioEnergy nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which would otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(vi) To the Knowledge of US BioEnergy, no shareholder of US BioEnergy is a foreign person who held more than 5% of the US BioEnergy stock at some time during the shorter of the periods described in Section 897(c)(1)(A)(ii) of the Code.

(vii) Neither US BioEnergy nor any of its Subsidiaries has any material “deferred intercompany gains” (as defined in Treas. Reg. Section 1.1502-13).

(viii) Section 3.01(m)(viii) of the US BioEnergy Disclosure Schedule sets forth a complete schedule of each US BioEnergy Consolidated Group of which US BioEnergy is or has been a member during the last six years. Such schedule sets forth the names of all members of each such US BioEnergy Consolidated Group and the periods during which US BioEnergy or any of its Subsidiaries is or has been a member.

(ix) As used in this Agreement (1) “taxes” shall include all (x) Federal, state, local or foreign income, property, sales, excise and other taxes or similar governmental charges, including any interest, penalties or additions with respect thereto, (y) liability for the payment of any amounts of the type described in clause (x) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (z) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x) or (y) and (2) “US BioEnergy Consolidated Group” means any affiliated group within the meaning of Section 1504(a) of the Code, in which US BioEnergy (or any Subsidiary of US BioEnergy) is or has ever been a member or any group of corporations with which US BioEnergy files, has filed or is or was required to file an affiliated, consolidated, combined, unitary or aggregate tax return.

(x) As of the date of this Agreement, assuming all other conditions to Closing have been satisfied, other than as a result of a material change in applicable laws or facts after the date of this Agreement, US BioEnergy expects to be able to deliver to Skadden, Arps, Slate, Meagher & Flom LLP, counsel to US BioEnergy, and Cravath, Swaine & Moore LLP, counsel to VeraSun, letters acceptable to them and customary for transactions of this type setting forth factual statements and representations as may be necessary for Skadden, Arps, Slate, Meagher & Flom LLP and Cravath, Swaine & Moore LLP to render the opinions contemplated in Sections 6.02(c) and 6.03(c).

(n) Voting Requirements. Assuming the accuracy of the representations and warranties of VeraSun contained in Section 3.02(p) and that VeraSun was not otherwise an “interested shareholder” as defined in Section 47-33-3 of the SDBCA during the past four years, (i) a number of votes cast within the voting group favoring approval of this Agreement, the Merger and the other transactions contemplated by this Agreement that exceeds the number of votes cast opposing such matters at a meeting of the shareholders of US BioEnergy at which a quorum consisting of at least a majority of the outstanding shares of US BioEnergy Common Stock exists (the “US BioEnergy Shareholder Approval”) is the only vote or approval of the holders of any class or series of US BioEnergy’s capital stock necessary to approve, in accordance with US BioEnergy’s Second Amended and Restated Articles of Incorporation and Section 47-1A-1104 of the SDBCA, this Agreement, the Merger and the other transactions contemplated by this Agreement and (ii) except as set forth in clause (i) of this sentence, the affirmative vote or consent of the holders of any class or series of capital stock of US BioEnergy or its Subsidiaries is not necessary to consummate any of the transactions contemplated by this Agreement or the US BioEnergy Shareholders Agreement.

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(o) State Takeover Statutes. The Board of Directors of US BioEnergy (including the disinterested directors thereof) has approved the terms of this Agreement and the US BioEnergy Shareholders Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and the US BioEnergy Shareholders Agreement and assuming the accuracy of the representations and warranties of VeraSun contained in Section 3.02(p) and that VeraSun was not otherwise an “interested shareholder” as defined in Section 47-33-3 of the SDBCA during the past four years, such approval constitutes approval of the Merger and the other transactions contemplated by this Agreement and the US BioEnergy Shareholders Agreement by the Board of Directors of US BioEnergy under the provisions of Section 47-33-17 of the SDBCA and represents all the action necessary to ensure that the restrictions on “business combinations” (as defined in such Section 47-33-3) contained in Section 47-33-17 do not apply to VeraSun in connection with the Merger and the other transactions contemplated by this Agreement and the US BioEnergy Shareholders Agreement. To the Knowledge of US BioEnergy, no other state takeover statute or similar statute or regulation is applicable to this Agreement, the US BioEnergy Shareholders Agreement, the Merger or the other transactions contemplated by this Agreement and the US BioEnergy Shareholders Agreement.

(p) Ownership of VeraSun Stock. Neither US BioEnergy nor any Subsidiary of US BioEnergy beneficially owns, or has beneficially owned in the past four years, any shares of VeraSun Common Stock or any other class or series of VeraSun’s capital stock.

(q) Brokers. No broker, investment banker, financial advisor or other person, other than UBS Securities LLC, the fees, commissions and expenses of which will be paid by US BioEnergy, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement and the VeraSun Shareholders Agreement based upon arrangements made by or on behalf of US BioEnergy. US BioEnergy has furnished to VeraSun true and complete copies of all agreements under which any such fees, commissions or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees, commissions or expenses are payable.

(r) Opinion of Financial Advisor. US BioEnergy has received the opinion of UBS Securities LLC, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair from a financial point of view to the shareholders of US BioEnergy, a signed copy of which has been or promptly will be delivered to VeraSun for informational purposes only.

(s) Intellectual Property. (i)US BioEnergy and its Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trade secrets, trade names, service marks, copyrights and other proprietary intellectual property rights and computer programs (the “Intellectual Property Rights”) which are material to the conduct of the business of US BioEnergy and its Subsidiaries, except where the failure to own or license such Intellectual Property Rights, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect on US BioEnergy.

(ii) To the Knowledge of US BioEnergy, neither US BioEnergy nor any of its Subsidiaries has, infringed upon, misappropriated or come into conflict with any Intellectual Property Rights of any other person, except for such infringements, misappropriations or conflicts that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on US BioEnergy. Neither US BioEnergy nor any of its Subsidiaries has received any written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other conflict (including any claim that US BioEnergy or any such Subsidiary must license or refrain from using any Intellectual Property Rights or other proprietary information of any other person) which has not been settled or otherwise fully resolved or is not reasonably likely to result in material liability to US BioEnergy. To US BioEnergy’s Knowledge, no other person has infringed upon, misappropriated or otherwise violated any Intellectual Property Rights of US BioEnergy or any of its Subsidiaries, except for such infringements, misappropriations or other conflicts that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on US BioEnergy.

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(t) Title to Properties. (i) US BioEnergy or its Subsidiaries have good and marketable title to the real property reflected in the financial statements of US BioEnergy included in the US BioEnergy Filed SEC Documents as being owned by US BioEnergy (whether wholly owned or with a joint venture partner) (the “US BioEnergy Owned Real Estate”), free and clear of any Liens, other than Permitted Liens. With respect to each parcel of US BioEnergy Owned Real Estate, (1) neither US BioEnergy nor any Subsidiary of US BioEnergy has leased or otherwise granted to anyone the right to use or occupy such parcel of US BioEnergy Owned Real Estate or any material portion thereof, (2) there are no outstanding options, rights of first offer or rights of first refusal to purchase any such parcel of US BioEnergy Owned Real Estate or any material portion thereof or interest therein, (3) as of the date of this Agreement, all improvements and equipment on the US BioEnergy Owned Real Estate are in good condition and repair in all material respects and sufficient for the operation of US BioEnergy’s or its Subsidiary’s business thereat, and (4) to US BioEnergy’s Knowledge, there is no condemnation or other proceeding in eminent domain, pending or threatened, affecting any parcel of US BioEnergy Owned Real Estate or any material portion thereof or interest therein.

(ii) US BioEnergy has heretofore made available to VeraSun true and complete copies of all leases under which US BioEnergy or any of its Subsidiaries holds any material leasehold property, including any real property reflected in the financial statements of US BioEnergy included in the US BioEnergy Filed SEC Documents as being leased by US BioEnergy (such leases, the “US BioEnergy Material Leases”). Each of the US BioEnergy Material Leases is in full force and effect and constitutes a legal, valid and binding obligation of US BioEnergy or the applicable Subsidiary. Neither US BioEnergy nor any of its Subsidiaries is in default under any US BioEnergy Material Lease, nor has any notice of default been received by US BioEnergy or any of its Subsidiaries, except for any such default or notice of default that, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect. There are no leases, subleases, licenses, concessions or other agreements, written or oral, pursuant to which US BioEnergy or any of its Subsidiaries has granted to any person the right of use or occupancy of any material portion of any parcel of property held by US BioEnergy or any of its Subsidiaries under a US BioEnergy Material Lease.

SECTION 3.02. Representations and Warranties of VeraSun and Sub. Except (i) as disclosed in the VeraSun SEC Documents filed by VeraSun with, or furnished by VeraSun to, the SEC and publicly available prior to the date of this Agreement (the “VeraSun Filed SEC Documents”) other than (x) risk factor disclosure contained in any VeraSun Filed SEC Documents under the headings “Risk Factors”, “Forward Looking Statements” or any similar sections and (y) any disclosure of risks that are predictive, forward looking or primarily cautionary in nature or (ii) as set forth in the disclosure schedule (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates; provided, however, that any information set forth in one section of the VeraSun Disclosure Schedule shall be deemed to apply to each other Section or subsection thereof to which its relevance is readily apparent on its face) delivered by VeraSun to US BioEnergy prior to the execution of this Agreement (the “VeraSun Disclosure Schedule”), VeraSun represents and warrants to US BioEnergy as follows:

(a) Organization, Standing and Corporate Power. Each of VeraSun, Sub and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power and authority, as the case may be, to carry on its business as now being conducted. Each of VeraSun and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect on VeraSun. VeraSun has made available to US BioEnergy prior to the execution of this Agreement complete and correct copies of its Amended Articles of Incorporation and Amended By-laws, as amended to the date of this Agreement, and the comparable charter and organizational documents of each Subsidiary of VeraSun, in each case as amended to the date of this Agreement.

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(b) Subsidiaries. Section 3.02(b) of the VeraSun Disclosure Schedule sets forth a true and complete list of each of VeraSun’s Subsidiaries as of the date of this Agreement. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of VeraSun have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by VeraSun, free and clear of any Liens and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests. Except for the capital stock or other ownership interests of its Subsidiaries, as of the date of this Agreement, VeraSun does not beneficially own directly or indirectly any material capital stock, membership interest, partnership interest, joint venture interest or other material equity interest in any person.

(c) Capital Structure. (i) The authorized capital stock of VeraSun consists of 275,000,000 shares of capital stock consisting of: (1) 250,000,000 shares of VeraSun Common Stock and (2) 25,000,000 shares of preferred stock, par value $.01 per share (the “VeraSun Preferred Stock”). At the close of business on November 26, 2007, (i) 92,899,902 shares of VeraSun Common Stock were issued and outstanding (including 332,104 shares subject to restricted stock awards (the “VeraSun Restricted Stock Awards”)), (ii) no shares of VeraSun Common Stock were held by VeraSun in its treasury; (iii) no shares of VeraSun Preferred Stock were issued and outstanding; (iv) 6,765,986 shares of VeraSun Common Stock were reserved for issuance pursuant to the 2003 Stock Incentive Plan and grants of other options (such plans and arrangements, collectively, the “VeraSun Stock Plans”) (of which 2,798,143 shares of VeraSun Common Stock are subject to outstanding stock options (“VeraSun Stock Options” and, together with VeraSun Restricted Stock Awards, the “VeraSun Stock Awards”) and (v) 1,387,745 shares of VeraSun Common Stock were reserved for issuance pursuant to outstanding warrants to purchase VeraSun Common Stock (the “VeraSun Warrants”). There are no outstanding stock appreciation rights or other rights (other than the VeraSun Stock Options and the VeraSun Warrants) to receive shares of VeraSun Common Stock on a deferred basis granted under the VeraSun Stock Plans or otherwise. Section 3.02(c)(i) of the VeraSun Disclosure Schedule sets forth a complete and correct list, as of November 26, 2007, of (i) the name (or employee ID number) of each holder of the VeraSun Warrants, (ii) the name (or employee ID number) of each holder of a VeraSun Stock Award, (iii) the number of shares of VeraSun Common Stock subject to each such VeraSun Stock Award, (iv) the exercise prices thereof (if any) and (v) the name of the VeraSun Stock Plan pursuant to which such VeraSun Stock Award is granted. No bonds, debentures, notes or other indebtedness of VeraSun having the right to vote (or convertible into or exchangeable or exercisable for securities having the right to vote) on any matters on which shareholders of VeraSun or any of its Subsidiaries may vote are issued or outstanding or subject to issuance. All outstanding shares of capital stock of VeraSun are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and will be delivered free and clear of all Liens (other than Liens created by or imposed upon the holders thereof) and not subject to preemptive rights. Except as set forth in this Section 3.02(c) (including pursuant to the conversion or exercise of the securities referred to above), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of VeraSun or any of its Subsidiaries (other than shares of capital stock or other voting securities of such Subsidiaries that are directly or indirectly owned by VeraSun), (B) any securities of VeraSun or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of, or other ownership interests in, VeraSun or any of its Subsidiaries or (C) any warrants, calls, options or other rights to acquire from VeraSun or any of its Subsidiaries, and no obligation of VeraSun or any of its Subsidiaries to issue, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock or other voting securities of, or other ownership interests in, VeraSun or any of its Subsidiaries, (y) there are not any outstanding obligations of VeraSun or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities and (z) VeraSun is not a party to any voting agreement with respect to the voting of any such securities. Pursuant to Article III, Section C of the Articles of Incorporation of VeraSun, the indebtedness of VeraSun may not be increased above $1.0 billion unless VeraSun has complied with Article XVII, Section 8 of the Constitution of the State of South Dakota with respect to such increase.

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(ii) The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $.01 per share (“Sub Common Stock”). There are issued and outstanding 1,000 shares of Sub Common Stock. All such shares are owned directly by VeraSun. Sub does not have issued or outstanding any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Sub to issue, transfer or sell any shares of Sub Common Stock. Sub does not have bonds, debentures, notes or other indebtedness outstanding.

(d) Authority; Noncontravention. Each of VeraSun and Sub has the requisite corporate power and corporate authority to enter into this Agreement and, subject to receipt of VeraSun Shareholder Approval, to consummate the transactions contemplated by this Agreement. VeraSun has the requisite corporate power and corporate authority to enter into the US BioEnergy Shareholders Agreement and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and the US BioEnergy Shareholders Agreement by VeraSun and the consummation by VeraSun of the transactions contemplated by this Agreement and the US BioEnergy Shareholders Agreement have been duly authorized by all necessary corporate action on the part of VeraSun, subject, in connection with the issuance of shares of VeraSun Common Stock in the Merger, to receipt of VeraSun Shareholder Approval. This Agreement and the US BioEnergy Shareholders Agreement have been duly executed and delivered by VeraSun and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, constitute the legal, valid and binding obligations of VeraSun, enforceable against VeraSun in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution and delivery of this Agreement and the US BioEnergy Shareholders Agreement do not, and the consummation of the transactions contemplated by this Agreement and the US BioEnergy Shareholders Agreement and compliance with the provisions hereof and thereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or other assets of VeraSun or any of its Subsidiaries under, (i) the Articles of Incorporation or By-laws (as amended to the date of this Agreement) of VeraSun or the comparable organizational documents of any of its Subsidiaries, (ii) any Debt Agreements to which VeraSun or any of its Subsidiaries is a party or by which its or their respective properties or other assets are bound, (iii) any Contracts (other than Debt Agreements) to which VeraSun or any of its Subsidiaries is a party or by which its or their respective properties or other assets are bound or (iv) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to VeraSun or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses (iii) and (iv), any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, have not had and are not reasonably likely to (x) have a Material Adverse Effect on VeraSun, (y) impair the ability of VeraSun to perform its obligations under this Agreement or the US BioEnergy Shareholders Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement or the US BioEnergy Shareholders Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to VeraSun or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the US BioEnergy Shareholders Agreement by VeraSun or the consummation by VeraSun of the Merger or the other transactions contemplated by this Agreement or the US BioEnergy Shareholders Agreement, except for (1) the filing of a premerger notification and report form by VeraSun under the HSR Act; (2) the filing with the SEC of (A) the Joint Proxy Statement and (B) such other reports and filings under the Securities Act or the Exchange Act as may be required in connection with this Agreement, the US BioEnergy Shareholders Agreement and the transactions contemplated by this Agreement or the US BioEnergy Shareholders Agreement; (3) the filing of the Articles of Merger with the South Dakota Secretary of State and appropriate documents with the relevant authorities of other states in which VeraSun is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or “blue sky”

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laws; (4) such filings with and approvals of the New York Stock Exchange (the “NYSE”) to permit the shares of VeraSun Common Stock that are to be issued in the Merger to be listed on the NYSE; and (5) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, has not and is not reasonably likely to (x) have a Material Adverse Effect on VeraSun, (y) impair the ability of VeraSun to perform its obligations under this Agreement or the US BioEnergy Shareholders Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement or the US BioEnergy Shareholders Agreement.

(e) SEC Documents; Undisclosed Liabilities. (i) VeraSun has filed (or, where permitted, furnished) all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed (or furnished) under the Securities Act, the Exchange Act or SOX by VeraSun or any of its Subsidiaries with the SEC since June 1, 2006 (such documents, together with any documents filed during such period by VeraSun with the SEC on a voluntary basis on Current Reports on Form 8-K, collectively, the “VeraSun SEC Documents”). As of their respective dates, the VeraSun SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and SOX, in each case to the extent applicable to such VeraSun SEC Documents, and none of the VeraSun SEC Documents when filed (and, in the case of any registration statement under the Securities Act, at the time it was declared effective) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any VeraSun SEC Document has been revised, amended, supplemented or superseded by a later filed VeraSun SEC Document, none of the VeraSun SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of VeraSun included in the VeraSun SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with the Accounting Rules, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q and Regulation S-X of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of VeraSun and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments and the absence of footnotes if applicable). Except for liabilities and obligations (i) reflected or reserved against in the most recent balance sheet (or described in the notes thereto) of VeraSun included in the VeraSun Filed SEC Documents, (ii) incurred in connection with this Agreement or the US BioEnergy Shareholders Agreement or the transactions contemplated by this Agreement or the US BioEnergy Shareholders Agreement or (iii) incurred since September 30, 2007, in the ordinary course of business, neither VeraSun nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on VeraSun.

(ii) Each of the principal executive officer of VeraSun and the principal financial officer of VeraSun (or each former principal executive officer of VeraSun and each former principal financial officer of VeraSun, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to VeraSun SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither VeraSun nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(iii) VeraSun’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by VeraSun in the reports that it files or submits under the

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Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to VeraSun’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of VeraSun required under the Exchange Act with respect to such reports. Prior to the date of this Agreement, VeraSun’s outside auditors and the audit committee of the Board of Directors of VeraSun have not been advised of (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which could reasonably be expected to adversely affect VeraSun’s ability to record, process, summarize and report financial information or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in VeraSun’s internal control over financial reporting. Since December 31, 2006, any material change in internal control over financial reporting required to be disclosed in any VeraSun SEC Document has been so disclosed.

(iv) None of VeraSun’s Subsidiaries is, or has at any time since June 1, 2006, been, subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act.

(f) Information Supplied. None of the information supplied or to be supplied by VeraSun specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to VeraSun’s shareholders and US BioEnergy’s shareholders or at the time of the VeraSun Shareholders Meeting or the US BioEnergy Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable. No representation or warranty is made by VeraSun with respect to statements made or incorporated by reference in the Form S-4 and the Joint Proxy Statement based on information supplied by US BioEnergy specifically for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement, as the case may be.

(g) Absence of Certain Changes or Events. Except for liabilities incurred in connection with or expressly permitted by this Agreement and the US BioEnergy Shareholders Agreement, since December 31, 2006, there has not been any Material Adverse Change in VeraSun. Except as contemplated by the Agreement or the US BioEnergy Shareholders Agreement, from December 31, 2006 through the date of this Agreement, VeraSun and its Subsidiaries have conducted their business only in the ordinary course of business, and since such date through the date of this Agreement there has not been (1) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of VeraSun’s capital stock, (2) any split, combination or reclassification of any of VeraSun’s capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of VeraSun’s capital stock, (3) (A) any granting by VeraSun or any of its Subsidiaries to any current or former director, executive officer, other employee or independent contractor of VeraSun or its Subsidiaries of any material increase in compensation, bonus or other benefits, except for normal increases in cash compensation in the ordinary course of business or as was required under any employment agreements in effect as of the date of the most recent audited financial statements included in the VeraSun Filed SEC Documents, (B) any granting by VeraSun or any of its Subsidiaries to any such current or former director, executive officer, employee or independent contractor of any material increase in change in control, severance or termination pay, (C) any adoption, termination, entry by VeraSun or any of its Subsidiaries into, or any material amendments of, any VeraSun Benefit Plan or VeraSun Benefit Agreement or (D) any material amendment to, or material modification of, any VeraSun Stock Award, (4) any damage, destruction or loss, whether or not covered by insurance, that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on VeraSun, (5) except insofar as may have been required by a change in GAAP, any change in accounting methods, principles or practices

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by VeraSun or any of its Subsidiaries materially affecting the consolidated financial position or results of operations of VeraSun or (6) any tax election or any settlement or compromise of any income tax liability that, individually or in the aggregate, is reasonably likely to adversely affect the tax liability or tax attributes of VeraSun or any of its Subsidiaries in any material respect or any settlement or compromise of any material income tax liability. Neither VeraSun nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract relating to any transaction or relationship between or among VeraSun and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, VeraSun or any of its Subsidiaries, in VeraSun’s or any of its Subsidiary’s financial statements or other VeraSun SEC Documents.

(h) Litigation. There is no suit, action, proceeding, claim, grievance, arbitration or investigation pending or, to the Knowledge of VeraSun or any of its Subsidiaries, threatened against or affecting VeraSun or any of its Subsidiaries that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on VeraSun nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against US BioEnergy or any of its Subsidiaries that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on VeraSun.

(i) Compliance with Applicable Laws. VeraSun and its Subsidiaries hold all material permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities (the “VeraSun Permits”) which are required for them to own, lease or operate their assets and to carry on their businesses. VeraSun and its Subsidiaries are in compliance in all material respects with the terms of the VeraSun Permits and all applicable statutes, laws, ordinances, rules and regulations. No action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to VeraSun or any of its Subsidiaries or any of their respective properties, that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on VeraSun, is pending or, to the Knowledge of VeraSun, threatened. VeraSun is, and has been, in compliance in all material respects with the provisions of SOX applicable to it on or prior to the date of this Agreement and has implemented such programs and has taken all reasonable steps necessary to ensure VeraSun’s future compliance (not later than the relevant statutory and regulatory deadlines therefor) with all provisions of SOX which shall become applicable to VeraSun after the date of this Agreement. This Section 3.02(i) does not relate to matters with respect to Environmental Laws, which are the subject of Section 3.02(j), benefit plans, which are the subject of Section 3.02(l) and Taxes, which are the subject of Section 3.02(m).

(j) Environmental Matters. (i) VeraSun and its Subsidiaries are in compliance in all material respects with all Environmental Laws; (ii) as of the date of this Agreement, there are no Environmental Claims pending or, to the Knowledge of VeraSun, threatened against VeraSun or any of its Subsidiaries; (iii) to the Knowledge of VeraSun, there has been no Release of any Hazardous Material that is reasonably likely to form the basis of any Environmental Claim against VeraSun or any of its Subsidiaries, except for any such Environmental Claims that have not resulted in, and are not reasonably likely to result in, material liability; and (iv) to the knowledge of VeraSun, there are have been no events, conditions, actions or omissions that are reasonably likely to form the basis of an Environmental Claim against VeraSun or any of its Subsidiaries, except for any such Environmental Claims that have not resulted in, and are not reasonably likely to result in, material liability.

(k) Contracts. (i) As of the date of this Agreement, neither VeraSun nor any of its Subsidiaries is a party to, and none of their respective properties or other assets is subject to, any Material Contract. None of VeraSun, any of its Subsidiaries or, to the Knowledge of VeraSun, any other party thereto is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default by VeraSun or any of its Subsidiaries or, to the

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Knowledge of VeraSun, any other party thereto under) any Contract to which it is a party or by which it or any of its properties or other assets is bound, except for violations or defaults that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect. To the Knowledge of VeraSun, there are no circumstances existing as of the date of this Agreement that would be reasonably likely to give rise to a breach or default under any material Contracts relating to the construction of the VeraSun Plants that are set forth on Section 3.02(k)(i) of the Disclosure Schedule.

(ii) Section 3.02(k)(ii) of the VeraSun Disclosure Schedule contains a complete and accurate list, as of the date hereof, of (A) each Contract restricting or purporting to restrict VeraSun’s or any of VeraSun’s Subsidiaries’ ability to compete in any line of business, geographic market or customer segment, (B) each material Contract relating to development, manufacture, marketing or distribution of the products and services of VeraSun or any of its Subsidiaries and any products licensed by VeraSun or any of its Subsidiaries, (C) each Contract providing for the production by VeraSun or any of its Subsidiaries of any product on an exclusive or requirements basis or the purchase by VeraSun or any of its Subsidiaries of any product on an exclusive or output basis, and (D) (x) any Contract, transaction or commercial relationship currently in effect, or which was effective at any time after December 31, 2006, between VeraSun and any present or former manager or officer thereof or any member of such manager’s or officer’s family, or any person controlled by such officer or manager or his or her family (other than any employment agreements entered into in the ordinary course of business), and (y) any other Contract, transaction or relationship that would be required to be disclosed pursuant to Item 404 of Regulation S-K of the SEC in an Annual Report on Form 10-K.

(iii) Prior to the date of this Agreement, VeraSun has made available to US BioEnergy complete and accurate copies of any Contract (or complete and accurate descriptions of any transaction or relationship) required to be disclosed on Section 3.02(k)(i) or Section 3.02(k)(ii) of the VeraSun Disclosure Schedule.

(l) ERISA; Employee Benefit Plans. (i) Section 3.02(l)(i)(A) of the VeraSun Disclosure Schedule sets forth a complete and accurate list of each (i) pension plan (as defined in Section 3(2) of ERISA) or post-retirement or employment health or medical plan, program, policy or arrangement, (ii) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement , (iii) severance, change in control, retention or termination plan, program, policy or arrangement or (iv) other material compensation or benefit plan, program, policy or arrangement, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by VeraSun, any of its Subsidiaries or any other person or entity that, together with VeraSun, is treated as a single employer under Section 414 of the Code (each, a “VeraSun Commonly Controlled Entity”) for the benefit of any current or former director, officer, employee or independent contractor of VeraSun or any of its Subsidiaries, in each case other than the VeraSun Benefit Agreements (defined below) (each, a “VeraSun Benefit Plan”). Section 3.02(l)(i)(B) of VeraSun Disclosure Schedule sets forth a complete and accurate list of each employment, consulting, incentive or deferred compensation, material equity or material equity-based compensation, severance, change in control, retention, termination or other material contract between VeraSun or any of its Subsidiaries, on the one hand, and any current or former director, officer, employee or independent contractor of VeraSun or any of its Subsidiaries, on the other hand (each, a “VeraSun Benefit Agreement”). With respect to each VeraSun Benefit Plan and VeraSun Benefit Agreement, VeraSun has made available to US BioEnergy complete and accurate copies of (A) such VeraSun Benefit Plan or VeraSun Benefit Agreement, including any amendment thereto, (B) each trust, insurance, annuity or other funding contract related thereto, (C) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto and (D) the two most recent annual reports on Form 5500 required to be filed with the IRS with respect thereto (if any).

(ii) Each VeraSun Benefit Plan and VeraSun Benefit Agreement (and any related trust or other funding vehicle) has been administered in accordance with its terms and is in compliance with ERISA, the Code and all other applicable Laws, except for any failures to do so that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on VeraSun.

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Each of VeraSun and its Subsidiaries is in compliance with ERISA, the Code and all other Laws applicable to VeraSun Benefit Plans and VeraSun Benefit Agreements, except for any noncompliance that, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect on VeraSun. None of VeraSun or any of its Subsidiaries has received notice of and, to the Knowledge of VeraSun, there are no investigations by any Governmental Entity with respect to or termination proceedings or other claims, suits or proceedings (except routine claims for benefits payable in the ordinary course) against or involving any VeraSun Benefit Plan or VeraSun Benefit Agreement, except for any investigations, claims, suits or proceedings that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on VeraSun.

(iii) Neither VeraSun, nor any of its Subsidiaries nor any VeraSun Commonly Controlled Entity has sponsored, maintained, contributed to or been required to maintain or contribute to, or has any actual or contingent material liability under, any VeraSun Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit plan. No VeraSun Benefit Plan or VeraSun Benefit Agreement provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or similar legal requirement) and no circumstances exist that could result in VeraSun or any of its Subsidiaries becoming obligated to provide any such benefits, except in each case for benefits that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on VeraSun.

(iv) None of the execution and delivery of this Agreement, the obtaining of the shareholder approval or the consummation of the Merger or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (A) entitle any current or former director, officer, employee or independent contractor of VeraSun or any of its Subsidiaries to any material compensation or benefit, (B) materially accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any VeraSun Benefit Plan or VeraSun Benefit Agreement or (C) result in any material breach or violation of, default under or limit VeraSun’s right to amend, modify or terminate any VeraSun Benefit Plan or VeraSun Benefit Agreement.

(v) No amount or other entitlement that could be received as a result of the transactions contemplated hereby (alone or in conjunction with any other event) by any “disqualified individual” (as defined in Section 280G(c) of the Code) with respect to VeraSun will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No director, officer, employee or independent contractor of VeraSun or any of its Subsidiaries is entitled to receive any gross-up or additional payment by reason of the tax required by Section 409A or 4999 of the Code being imposed on such person.

(m) Taxes. (i) Each of VeraSun and its Subsidiaries and each VeraSun Consolidated Group has filed or has caused to be filed all material tax returns and reports required to be filed by it and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on VeraSun. VeraSun, each of its Subsidiaries and each VeraSun Consolidated Group has paid or caused to be paid (or VeraSun has paid on its behalf) all material taxes due and owing, and the most recent financial statements contained in the VeraSun Filed SEC Documents reflect an adequate reserve for all material taxes payable by VeraSun and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

(ii) No deficiencies, audit examinations, refund litigation, proposed adjustments or matters in controversy for any taxes have been proposed, asserted or assessed in writing against VeraSun or any

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of its Subsidiaries or any VeraSun Consolidated Group that are not adequately reserved for, except for deficiencies, audit examinations, refund litigation, proposed adjustments or matters in controversy that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on VeraSun. The Federal income tax returns prior to the date set forth in Section 3.02(m)(ii) of the VeraSun Disclosure Schedule of VeraSun and its Subsidiaries consolidated in such returns have closed by virtue of the applicable statute of limitations. All assessments for taxes due and owing by VeraSun, any of its Subsidiaries or any VeraSun Consolidated Group with respect to completed and settled examinations or concluded litigation have been paid.

(iii) Neither VeraSun nor any of its Subsidiaries has taken or agreed to take any action or, after consultation with counsel, knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(iv) No deduction of any amount that would otherwise be deductible with respect to tax periods ending on or before the Effective Time will be disallowed under Section 162(m) of the Code, except any disallowances under Section 162(m) of the Code that, alone or with other such disallowances, have not had and are not reasonably likely to have a Material Adverse Effect on VeraSun.

(v) Section 3.02(m)(v) of the VeraSun Disclosure Schedule sets forth a complete schedule of each VeraSun Consolidated Group of which VeraSun is or has been a member during the last six years. Such schedule sets forth the names of all members of each such VeraSun Consolidated Group and the periods during which VeraSun or any of its Subsidiaries is or has been a member.

(vi) As used in this Agreement, “VeraSun Consolidated Group” means any affiliated group within the meaning of Section 1504(a) of the Code, in which VeraSun (or any Subsidiary of VeraSun) is or has ever been a member or any group of corporations with which VeraSun files, has filed or is or was required to file an affiliated, consolidated, combined, unitary or aggregate tax return.

(vii) As of the date of this Agreement, assuming all other conditions to Closing have been satisfied, other than as a result of a material change in applicable laws or facts after the date of this Agreement, VeraSun and Sub expect to be able to deliver to Skadden, Arps, Slate, Meagher & Flom LLP, counsel to US BioEnergy, and Cravath, Swaine & Moore LLP, counsel to VeraSun, letters acceptable to them and customary for transactions of this type setting forth factual statements and representations as may be necessary for Skadden, Arps, Slate, Meagher & Flom LLP and Cravath, Swaine & Moore LLP to render the opinions contemplated in Sections 6.02(c) and 6.03(c)

(viii) Neither VeraSun nor any of its Subsidiaries has any material “deferred intercompany gains” (as defined in Treas. Reg. Section 1.1502-13).

(n) Voting Requirements. Assuming the accuracy of the representations and warranties of US BioEnergy contained in Section 3.01(p) and that US BioEnergy was not otherwise an “interested shareholder” as defined in Section 47-33-3 of the SDBCA during the past four years, (i) (A) a number of votes cast within the voting group favoring approval of the issuance of VeraSun Common Stock in connection with the Merger and the other transactions contemplated by this Agreement that exceeds the number of votes cast opposing such matters at a meeting of the shareholders of VeraSun at which a quorum consisting of at least a majority of the outstanding shares of VeraSun Common Stock exists is the only vote or approval of the holders of any class or series of VeraSun’s capital stock necessary to approve, in accordance with VeraSun’s Articles of Incorporation and Section 47-1A-621.1 of the SDBCA, the issuance of VeraSun Common Stock in connection with the Merger and the other transactions contemplated by this Agreement and (B) the affirmative vote of at least a majority of all shares of VeraSun Common Stock casting votes (provided that the total vote cast represents over 50% of the interest of all of VeraSun’s capital stock entitled to vote) is the only vote of the holders of any class or series of VeraSun’s capital stock necessary to approve, in accordance with the applicable rules of the NYSE, the issuance of VeraSun Common Stock in connection with the Merger (collectively, the “VeraSun Shareholder Approval”) and

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(ii) except as set forth in clause (i) of this sentence, the affirmative vote or consent of the holders of any class or series of capital stock of VeraSun or its Subsidiaries is not necessary to consummate any of the transactions contemplated by this Agreement or the VeraSun Shareholders Agreement.

(o) State Takeover Statutes. The Board of Directors of VeraSun (including the disinterested directors thereof) has approved the terms of this Agreement and the VeraSun Shareholders Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and the VeraSun Shareholders Agreement and, assuming the accuracy of the representations and warranties of US BioEnergy contained in Section 3.01(p) and that US BioEnergy was not otherwise an “interested shareholder” as defined in Section 47-33-3 of the SDBCA during the past four years, such approval constitutes approval of the Merger and the other transactions contemplated by this Agreement and the VeraSun Shareholders Agreement by the Board of Directors of VeraSun under the provisions of Section 47-33-17 of the SDBCA and represents all the action necessary to ensure that the restrictions on “business combinations” (as defined in such Section 47-33-3) contained in Section 47-33-17 do not apply to US BioEnergy in connection with the Merger and the other transactions contemplated by this Agreement and the VeraSun Shareholders Agreement. To the Knowledge of VeraSun, no other state takeover statute or similar statute or regulation is applicable to this Agreement, the VeraSun Shareholders Agreement, the Merger or the other transactions contemplated by this Agreement and the VeraSun Shareholders Agreement.

(p) Ownership of US BioEnergy Stock. Neither VeraSun nor Sub (nor any other Subsidiary of VeraSun) beneficially owns, or has beneficially owned in the past four years, any shares of US BioEnergy Common Stock or any other class or series of US BioEnergy’s capital stock.

(q) Brokers. No broker, investment banker, financial advisor or other person, other than Morgan Stanley & Co. Incorporated, the fees, commissions and expenses of which will be paid by VeraSun, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement and the US BioEnergy Shareholders Agreement based upon arrangements made by or on behalf of VeraSun. VeraSun has furnished to US BioEnergy true and complete copies of all agreements under which any such fees, commissions or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees, commissions or expenses are payable.

(r) Opinion of Financial Advisor. VeraSun has received the opinion of Morgan Stanley & Co. Incorporated, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair to VeraSun from a financial point of view, a signed copy of which has been or promptly will be delivered to US BioEnergy for informational purposes only.

(s) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

(t) Intellectual Property. (i) VeraSun and its Subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights which are material to the conduct of the business of VeraSun and its Subsidiaries, except where the failure to own or license such Intellectual Property Rights, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect on VeraSun.

(ii) To the Knowledge of VeraSun, neither VeraSun nor any of its Subsidiaries has infringed upon, misappropriated or come into conflict with any Intellectual Property Rights of any other person, except for such infringements, misappropriations or conflicts that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on VeraSun. Neither VeraSun nor any of its Subsidiaries has received any written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other conflict (including any claim that VeraSun or any such Subsidiary must license or refrain from using any Intellectual Property Rights or other proprietary information of any other person) which has not been settled or otherwise fully resolved or is not

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reasonably likely to result in material liability to VeraSun. To VeraSun’s Knowledge, no other person has infringed upon, misappropriated or otherwise violated any Intellectual Property Rights of VeraSun or any of its Subsidiaries, except for such infringements, misappropriations or other conflicts that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on VeraSun.

(u) Title to Properties. (i) VeraSun or its Subsidiaries have good and marketable title to the real property reflected in the financial statements of VeraSun included in the VeraSun Filed SEC Documents as being owned by VeraSun (whether wholly owned or with a joint venture partner) (the “VeraSun Owned Real Estate”), free and clear of any Liens, other than Permitted Liens. With respect to each parcel of VeraSun Owned Real Estate, (1) neither VeraSun nor any Subsidiary of VeraSun has leased or otherwise granted to anyone the right to use or occupy such parcel of VeraSun Owned Real Estate or any material portion thereof, (2) there are no outstanding options, rights of first offer or rights of first refusal to purchase any such parcel of VeraSun Owned Real Estate or any material portion thereof or interest therein, (3) as of the date of this Agreement, all improvements and equipment on the VeraSun Owned Real Estate are in good condition and repair in all material respects and sufficient for the operation of VeraSun’s or its Subsidiary’s business thereat, and (4) to VeraSun’s Knowledge, there is no condemnation or other proceeding in eminent domain, pending or threatened, affecting any parcel of VeraSun Owned Real Estate or any material portion thereof or interest therein.

(ii) VeraSun has heretofore made available to US BioEnergy true and complete copies of all leases under which VeraSun or any of its Subsidiaries holds any material leasehold property, including any real property reflected in the financial statements of US BioEnergy included in the VeraSun Filed SEC Documents as being leased by VeraSun (such leases, the “VeraSun Material Leases”). Each of the VeraSun Material Leases is in full force and effect and constitutes a legal, valid and binding obligation of VeraSun or the applicable Subsidiary. Neither VeraSun nor any of its Subsidiaries is in default under any VeraSun Material Lease, nor has any notice of default been received by VeraSun or any of its Subsidiaries, except for any such default or notice of default that, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect. There are no leases, subleases, licenses, concessions or other agreements, written or oral, pursuant to which VeraSun or any of its Subsidiaries has granted to any person the right of use or occupancy of any material portion of any parcel of property held by VeraSun or any of its Subsidiaries under a VeraSun Material Lease.

ARTICLE IV

Covenants Relating to Conduct of Business

SECTION 4.01. Conduct of Business. (a) Conduct of Business by US BioEnergy. Except as set forth in Section 4.01(a) of the US BioEnergy Disclosure Schedule, as otherwise expressly permitted by this Agreement, as may be required by applicable law, or as consented to in writing by VeraSun (such consent not to be unreasonably withheld), during the period from the date of this Agreement to the Effective Time, US BioEnergy shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as set forth in Section 4.01(a) of the US BioEnergy Disclosure Schedule, as otherwise expressly permitted by this Agreement, as may be required by applicable law, or as consented to in writing by VeraSun (such consent not to be unreasonably withheld), US BioEnergy shall not, and shall not permit any of its Subsidiaries to:

(i) other than dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned Subsidiary of US BioEnergy to its parent, (x) declare, set aside or pay any

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dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (except, in the case of clause (z), for the deemed acceptance of shares upon cashless exercise of US BioEnergy Stock Options outstanding on the date of this Agreement);

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or exchangeable for or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than (x) the issuance of (or, in the case of US BioEnergy Restricted Stock Awards, delivery of) shares of US BioEnergy Common Stock upon the exercise of (or, in the case of US BioEnergy Restricted Stock Awards, vesting of) US BioEnergy Stock Awards as of the date of this Agreement in accordance with their terms on the date of this Agreement and (y) options and restricted stock awards issued after the date of this Agreement in accordance with Section 4.01(a)(ii) of the US BioEnergy Disclosure Schedule;

(iii) amend US BioEnergy’s Second Amended and Restated Articles of Incorporation, Second Amended and Restated By-laws or other comparable organizational documents of any of US BioEnergy’s Subsidiaries;

(iv) directly or indirectly acquire or agree to acquire (x) by merging or consolidating with, or by share exchange, or by purchasing assets of, by making an investment in or capital contribution to, or by any other manner, any person or division, business or equity interest of any person or (y) a significant portion of the assets of any other person;

(v) (x) sell and leaseback, mortgage or otherwise encumber or subject to any Lien (other than any Permitted Lien) any of its properties or other assets or sell, lease, license or otherwise dispose of any US BioEnergy Plants or material real property interests or material equipment or any interests therein or (y) enter into any material lease of real property, or materially amend or modify any US BioEnergy Material Lease;

(vi) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of US BioEnergy or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for (x) short-term borrowings incurred in the ordinary course of business pursuant to revolving credit agreements existing on the date of this Agreement, (y) scheduled borrowings under the loan agreements specified on Section 4.01(a)(vii) of the US BioEnergy Disclosure Schedule to fund construction of the US BioEnergy Plants and (z) intercompany indebtedness between US BioEnergy and any of its wholly owned Subsidiaries or between such wholly owned Subsidiaries, or (B) make any loans or advances to any other person (other than credit extended to customers in the ordinary course of business and travel and similar advances to its employees in the ordinary course of business);

(vii) except for scheduled capital expenditures as set forth on Section 4.01(a)(vii) of the US BioEnergy Disclosure Schedule, make or agree to make any new capital expenditure or expenditures in excess of $2,000,000 individually or $10,000,000 in the aggregate;

(viii) (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or litigation (whether or not commenced prior to the date of this Agreement), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business or in accordance with its terms, of any liability recognized or disclosed in the most

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recent consolidated financial statements (or the notes thereto) of US BioEnergy included in the US BioEnergy Filed SEC Documents or incurred since the date of such financial statements in the ordinary course of business, (B) cancel any material indebtedness, (C) waive or assign any claims or rights of material value, (D) waive any benefits of, or agree to modify in any respect, or, subject to the terms hereof, knowingly fail to enforce, or consent to any matter with respect to which consent is required under, any standstill or similar Contract to which US BioEnergy or any of its Subsidiaries is a party or (E) waive any material benefits of, or agree to modify in any material respect, or, subject to the terms hereof, knowingly fail to enforce in any material respect, or consent to any matter with respect to which consent is required under, any material confidentiality or similar Contract to which US BioEnergy or any of its Subsidiaries is a party;

(ix) except as contemplated hereby, enter into, adopt or amend in any material respect or terminate any US BioEnergy Benefit Plan, US BioEnergy Benefit Agreement, collective bargaining agreement, employment agreement, incentive agreement, deferred compensation agreement, consulting agreement, severance agreement, retention agreement, change in control agreement, termination agreement, indemnification agreement, equity or equity-based compensation agreement or any other compensatory agreement, plan or policy involving US BioEnergy or any of its Subsidiaries, and one or more of its current or former directors, officers , employees or independent contractors, or materially change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan, or change the manner in which contributions to any pension plan are made or the basis on which such contributions are determined;

(x) except as contemplated by this Agreement, amend or modify any US BioEnergy Stock Award;

(xi) except for normal increases in the ordinary course of business that, in the aggregate, do not materially increase benefits or compensation expenses of US BioEnergy or its Subsidiaries, or as contemplated hereby or by the terms of any Contract the existence of which does not constitute a violation of this Agreement, increase the compensation, bonus or other benefits of any director, officer or other employee or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such person;

(xii) transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Intellectual Property Rights of US BioEnergy and its Subsidiaries other than in the ordinary course of business or on a non-exclusive basis not materially different from past practices;

(xiii) enter into (1) any material Contract that would be of a type referred to in Section 3.01(k)(ii)(A), (B) or (E), or (2) any other material Contract that would be of a type referred to in Section 3.01(k)(ii)(C) or (D) and, in the case of this clause (2), that would be reasonably likely to impair in any material respect the ability of US BioEnergy and its Subsidiaries to conduct their business as currently conducted;

(xiv) modify, amend or terminate any Material Contract or any material Contract listed or required to be listed in Section 3.01(k)(ii) of the US BioEnergy Disclosure Schedule or waive, release or assign any material rights or claims thereunder except in the ordinary course of business;

(xv) make any material tax election or settle or compromise any material tax liability other than in the ordinary course of business;

(xvi) liquidate or dissolve or adopt a plan of complete or partial liquidation or dissolution;

(xvii) make any change in accounting methods, principles or practices unless required by GAAP or the SEC; or

(xviii) authorize, commit, resolve or agree to take any of the foregoing actions.

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(b) Conduct of Business by VeraSun. Except as set forth in Section 4.01(b) of the VeraSun Disclosure Schedule, as otherwise expressly permitted by this Agreement, as may be required by applicable law, or as consented to in writing by US BioEnergy (such consent not to be unreasonably withheld), during the period from the date of this Agreement to the Effective Time, VeraSun shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as set forth in Section 4.01(b) of the VeraSun Disclosure Schedule, as otherwise expressly permitted by this Agreement, as may be required by applicable law or as consented to in writing by US BioEnergy (such consent not to be unreasonably withheld), VeraSun shall not, and shall not permit any of its Subsidiaries to:

(i) other than dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned Subsidiary of VeraSun to its parent, (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (except, in the case of clause (z), for the deemed acceptance of shares upon cashless exercise of VeraSun Stock Options outstanding on the date of this Agreement);

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or exchangeable for any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than (x) the issuance of (or, in the case of VeraSun Restricted Stock Awards, delivery of) shares of VeraSun Common Stock upon the exercise of (or, in the case of VeraSun Restricted Stock Awards, vesting of) VeraSun Stock Awards as of the date of this Agreement in accordance with their terms on the date of this Agreement and (y) options and restricted stock awards issued after the date of this Agreement in accordance with Section 4.01(b)(ii) of the VeraSun Disclosure Schedule;

(iii) amend VeraSun’s Articles of Incorporation or By-laws or other comparable organizational documents of any of VeraSun’s Subsidiaries;

(iv) directly or indirectly acquire or agree to acquire (x) by merging or consolidating with, or by share exchange, or by purchasing assets of, by making an investment in or capital contribution to, or by any other manner, any person or division, business or equity interest of any person or (y) a significant portion of the assets of any other person;

(v) (x) sell and leaseback, mortgage or otherwise encumber or subject to any Lien (other than any Permitted Lien) any of its properties or other assets or sell, lease, license or otherwise dispose of any VeraSun Plants or material real property interests or material equipment or any interests therein or (y) enter into any material lease of real property, or materially amend or modify any VeraSun Material Lease;

(vi) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of VeraSun or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for (x) short-term borrowings incurred in the ordinary course of business pursuant to revolving credit

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agreements existing on the date of this Agreement, (y) scheduled borrowings under the loan agreements specified on Section 4.01(b)(vii) of the VeraSun Disclosure Schedule to fund construction of the VeraSun Plants and (z) intercompany indebtedness between VeraSun and any of its wholly owned Subsidiaries or between such wholly owned Subsidiaries, or (B) make any loans or advances to any other person (other than credit extended to customers in the ordinary course of business and travel and similar advances to its employees in the ordinary course of business);

(vii) except for scheduled capital expenditures as set forth on Section 4.01(b)(vii) of the VeraSun Disclosure Schedule, make or agree to make any new capital expenditure or expenditures in excess of $2,000,000 individually or $10,000,000 in the aggregate;

(viii) (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or litigation (whether or not commenced prior to the date of this Agreement), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business or in accordance with its terms, of any liability recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of VeraSun included in the VeraSun Filed SEC Documents or incurred since the date of such financial statements in the ordinary course of business, (B) cancel any material indebtedness, (C) waive or assign any claims or rights of material value, (D) waive any benefits of, or agree to modify in any respect, or, subject to the terms hereof, knowingly fail to enforce, or consent to any matter with respect to which consent is required under, any standstill or similar Contract to which VeraSun or any of its Subsidiaries is a party or (E) waive any material benefits of, or agree to modify in any material respect, or, subject to the terms hereof, knowingly fail to enforce in any material respect, or consent to any matter with respect to which consent is required under, any material confidentiality or similar Contract to which VeraSun or any of its Subsidiaries is a party;

(ix) except as contemplated hereby, enter into, adopt or amend in any material respect or terminate any VeraSun Benefit Plan, VeraSun Benefit Agreement, collective bargaining agreement, employment agreement, incentive agreement, deferred compensation agreement, consulting agreement, severance agreement, retention agreement, change in control agreement, termination agreement, indemnification agreement, equity or equity-based compensation agreement or any other compensatory agreement, plan or policy involving VeraSun or any of its Subsidiaries, and one or more of its current or former directors, officers , employees or independent contractors, or materially change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan, or change the manner in which contributions to any pension plan are made or the basis on which such contributions are determined;

(x) except as contemplated by this Agreement, amend or modify any VeraSun Stock Award;

(xi) except for normal increases in the ordinary course of business that, in the aggregate, do not materially increase benefits or compensation expenses of VeraSun or its Subsidiaries, or as contemplated hereby or by the terms of any Contract the existence of which does not constitute a violation of this Agreement, increase the compensation, bonus or other benefits of any director, officer or other employee or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such person;

(xii) transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Intellectual Property Rights of VeraSun and its Subsidiaries other than in the ordinary course of business or on a non-exclusive basis not materially different from past practices;

(xiii) enter into (1) any material Contract that would be of a type referred to in Section 3.02(k)(ii)(A) or (D), or (2) any other material Contract that would be of a type referred to in Section 3.02(k)(ii)(B) or (C) and, in the case of this clause (2), that would be reasonably likely to impair in any material respect the ability of VeraSun and its Subsidiaries to conduct their business as currently conducted;

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(xiv) modify, amend or terminate any Material Contract or any material Contract listed or required to be listed in Section 3.02(k)(ii) of the VeraSun Disclosure Schedule or waive, release or assign any material rights or claims thereunder except in the ordinary course of business;

(xv) make any material tax election or settle or compromise any material tax liability other than in the ordinary course of business;

(xvi) liquidate or dissolve or adopt a plan of complete or partial liquidation or dissolution;

(xvii) make any change in accounting methods, principles or practices unless required by GAAP or the SEC; or

(xviii) authorize, commit, resolve or agree to take any of the foregoing actions.

(c) Advice of Changes. To the extent consistent with applicable law, (i) US BioEnergy shall promptly advise VeraSun orally and in writing to the extent it has Knowledge of any material event, development or occurrence that would reasonably be expected to give rise to the failure of a condition set forth in Sections 6.02(a) or (b) and (ii) VeraSun shall promptly advise US BioEnergy orally and in writing to the extent it has Knowledge of any material event, development or occurrence that would reasonably be expected to give rise to the failure of a condition set forth in Sections 6.03(a) or (b). No notification pursuant to this Section 4.01(c) shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement or any of the Shareholders Agreements.

SECTION 4.02. No Solicitation by US BioEnergy. (a) From and after the date of this Agreement, US BioEnergy shall not, nor shall it authorize or permit any of its Subsidiaries to, nor shall it authorize or permit any of their respective directors, officers or employees or any Representatives retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage, or take any other action designed to, or which could reasonably be expected to, facilitate, any inquiries or the making of any US BioEnergy Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, any US BioEnergy Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of US BioEnergy or any of its Subsidiaries shall be a breach of this Section 4.02(a) by US BioEnergy. US BioEnergy shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any US BioEnergy Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining the US BioEnergy Shareholder Approval, in response to a bona fide written US BioEnergy Takeover Proposal that the Board of Directors of US BioEnergy reasonably determines (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a US BioEnergy Superior Proposal, and which US BioEnergy Takeover Proposal was not solicited after the date of this Agreement and was made after the date of this Agreement and did not otherwise result from a breach of this Section 4.02(a), US BioEnergy may, subject to compliance with Section 4.02(c), (x) furnish information with respect to US BioEnergy and its Subsidiaries to the person making such US BioEnergy Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive to such person than the confidentiality provisions of the Confidentiality Agreement, provided that all such information has previously been provided to VeraSun or is provided to VeraSun prior to or substantially concurrent with the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such US BioEnergy Takeover Proposal (and its Representatives) regarding such US BioEnergy Takeover Proposal.

The term “US BioEnergy Takeover Proposal” means any inquiry, proposal or offer from any person relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets (including equity securities of any Subsidiary of US BioEnergy)

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or businesses that constitute 15% or more of the revenues, net income or assets of US BioEnergy and its Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of US BioEnergy, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of US BioEnergy, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving US BioEnergy or any of its Subsidiaries pursuant to which any person or the shareholders of any person would own 15% or more of any class of equity securities of US BioEnergy or of any resulting parent company of US BioEnergy (or of any resulting entity in the case of a “parent to parent” transaction), in each case other than the transactions contemplated by this Agreement.

The term “US BioEnergy Superior Proposal” means any bona fide offer made by a third party that if consummated would result in such person (or its shareholders) owning, directly or indirectly, more than 80% of the shares of US BioEnergy Common Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of US BioEnergy, which the Board of Directors of US BioEnergy reasonably determines (after consultation with a financial advisor of nationally recognized reputation) to be (i) more favorable to the shareholders of US BioEnergy from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by VeraSun in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

(b) Neither the Board of Directors of US BioEnergy nor any committee thereof shall (i) (A) withdraw (or qualify or modify in a manner adverse to VeraSun), or publicly propose to withdraw (or qualify or modify in a manner adverse to VeraSun), the approval, adoption or recommendation by such Board of Directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, any US BioEnergy Takeover Proposal (any action described in this clause (i) being referred to as a “US BioEnergy Adverse Recommendation Change”) or (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow US BioEnergy or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract constituting or related to, or that is intended to or could reasonably be expected to lead to, any US BioEnergy Takeover Proposal (other than a confidentiality agreement referred to in Section 4.02(a)) (a “US BioEnergy Acquisition Agreement”). Notwithstanding the foregoing, at any time prior to obtaining the US BioEnergy Shareholder Approval and subject to Section 4.02(c), the Board of Directors of US BioEnergy may, in response to a US BioEnergy Takeover Proposal that the Board of Directors of US BioEnergy reasonably determines (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes a US BioEnergy Superior Proposal and that was unsolicited and made after the date of this Agreement and that did not otherwise result from a breach of this Section 4.02, cause US BioEnergy to terminate this Agreement and concurrently with or after such termination enter into a US BioEnergy Acquisition Agreement in respect of such US BioEnergy Superior Proposal; provided, however, that US BioEnergy shall not be entitled to exercise its right to terminate this Agreement pursuant hereto until after the fifth Business Day following VeraSun’s receipt of written notice (a “Notice of US BioEnergy Superior Proposal”) from US BioEnergy advising VeraSun that the Board of Directors of US BioEnergy intends to take such action and specifying the reasons therefor, including the terms and conditions of any US BioEnergy Superior Proposal that is the basis of the proposed action by the Board of Directors (it being understood and agreed that any amendment to the financial terms or any other material term of such US BioEnergy Superior Proposal shall require a new Notice of US BioEnergy Superior Proposal and a new five Business Day period). In determining whether to cause US BioEnergy to so terminate this Agreement, the Board of Directors of US BioEnergy shall take into account any changes to the financial terms of this Agreement proposed by VeraSun in response to a Notice of US BioEnergy Superior Proposal or otherwise.

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(c) In addition to the obligations of US BioEnergy set forth in paragraphs (a) and (b) of this Section 4.02, US BioEnergy shall promptly advise VeraSun orally and in writing of any US BioEnergy Takeover Proposal, the material terms and conditions of any such US BioEnergy Takeover Proposal (including any changes thereto) and the identity of the person making any such US BioEnergy Takeover Proposal. US BioEnergy shall (x) keep VeraSun fully informed in all material respects of the status and details (including any change to the terms thereof) of any US BioEnergy Takeover Proposal and (y) provide to VeraSun as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to US BioEnergy or any of its Subsidiaries from any person that describes any of the terms or conditions of any US BioEnergy Takeover Proposal.

(d) Nothing contained in this Section 4.02 shall prohibit US BioEnergy from (x) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or a statement required under Rule 14a-9 under the Exchange Act or (y) making any disclosure to the shareholders of US BioEnergy that is required by applicable law; provided, however, that in no event shall US BioEnergy or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 4.02(b) (it being understood that any accurate disclosure of factual information to the shareholders of US BioEnergy that is required to be made to such shareholders under applicable federal securities laws shall not be considered a modification prohibited by clause (i)(A) of Section 4.02(b)).

SECTION 4.03. No Solicitation by VeraSun. (a) From and after the date of this Agreement, VeraSun shall not, nor shall it authorize or permit any of its Subsidiaries to, nor shall it authorize or permit any of their respective directors, officers or employees or any Representatives retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage, or take any other action designed to, or which could reasonably be expected to, facilitate, any inquiries or the making of any VeraSun Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, any VeraSun Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of VeraSun or any of its Subsidiaries shall be a breach of this Section 4.03(a) by VeraSun. VeraSun shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any VeraSun Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining the VeraSun Shareholder Approval, in response to a bona fide written VeraSun Takeover Proposal that the Board of Directors of VeraSun reasonably determines (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a VeraSun Superior Proposal, and which VeraSun Takeover Proposal was not solicited after the date of this Agreement and was made after the date of this Agreement and did not otherwise result from a breach of this Section 4.03(a), VeraSun may, subject to compliance with Section 4.03(c), (x) furnish information with respect to VeraSun and its Subsidiaries to the person making such VeraSun Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive to such person than the confidentiality provisions of the Confidentiality Agreement, provided that all such information has previously been provided to US BioEnergy or is provided to US BioEnergy prior to or substantially concurrent with the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such VeraSun Takeover Proposal (and its Representatives) regarding such VeraSun Takeover Proposal.

The term “VeraSun Takeover Proposal” means any inquiry, proposal or offer from any person relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets (including equity securities of any Subsidiary of VeraSun) or businesses that constitute 15% or more of the revenues, net income or assets of VeraSun and its Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of VeraSun, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of VeraSun, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint

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venture, binding share exchange or similar transaction involving VeraSun or any of its Subsidiaries pursuant to which any person or the shareholders of any person would own 15% or more of any class of equity securities of VeraSun or of any resulting parent company of VeraSun (or of any resulting entity in the case of a “parent to parent” transaction), in each case other than the transactions contemplated by this Agreement.

The term “VeraSun Superior Proposal” means any bona fide offer made by a third party that if consummated would result in such person (or its shareholders) owning, directly or indirectly, more than 80% of the shares of VeraSun Common Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of VeraSun, which the Board of Directors of VeraSun reasonably determines (after consultation with a financial advisor of nationally recognized reputation) to be (i) more favorable to the shareholders of VeraSun from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by US BioEnergy in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

(b) Neither the Board of Directors of VeraSun nor any committee thereof shall (i) (A) withdraw (or qualify or modify in a manner adverse to US BioEnergy), or publicly propose to withdraw (or qualify or modify in a manner adverse to US BioEnergy), the approval, adoption or recommendation by such Board of Directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, any VeraSun Takeover Proposal (any action described in this clause (i) being referred to as a “VeraSun Adverse Recommendation Change”) or (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow VeraSun or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract constituting or related to, or that is intended to or could reasonably be expected to lead to, any VeraSun Takeover Proposal (other than a confidentiality agreement referred to in Section 4.03(a)) (a “VeraSun Acquisition Agreement”). Notwithstanding the foregoing, at any time prior to obtaining the VeraSun Shareholder Approval and subject to Section 4.03(c), the Board of Directors of VeraSun may, in response to a VeraSun Takeover Proposal that the Board of Directors of VeraSun reasonably determines (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes a VeraSun Superior Proposal and that was unsolicited and made after the date of this Agreement and that did not otherwise result from a breach of this Section 4.03, cause VeraSun to terminate this Agreement and concurrently with or after such termination enter into a VeraSun Acquisition Agreement in respect of such VeraSun Superior Proposal; provided, however, that VeraSun shall not be entitled to exercise its right to terminate this Agreement pursuant hereto until after the fifth Business Day following US BioEnergy’s receipt of written notice (a “Notice of VeraSun Superior Proposal”) from VeraSun advising VeraSun that the Board of Directors of VeraSun intends to take such action and specifying the reasons therefor, including the terms and conditions of any VeraSun Superior Proposal that is the basis of the proposed action by the Board of Directors (it being understood and agreed that any amendment to the financial terms or any other material term of such VeraSun Superior Proposal shall require a new Notice of VeraSun Superior Proposal and a new five Business Day period). In determining whether to cause VeraSun to so terminate this Agreement, the Board of Directors of VeraSun shall take into account any changes to the financial terms of this Agreement proposed by US BioEnergy in response to a Notice of VeraSun Superior Proposal or otherwise.

(c) In addition to the obligations of VeraSun set forth in paragraphs (a) and (b) of this Section 4.03, VeraSun shall promptly advise US BioEnergy orally and in writing of any VeraSun Takeover Proposal, the material terms and conditions of any such VeraSun Takeover Proposal (including any changes thereto) and the identity of the person making any such VeraSun Takeover Proposal. VeraSun shall (x) keep US BioEnergy fully informed in all material respects of the status and details (including any change to the terms thereof) of any VeraSun Takeover Proposal and (y) provide to US BioEnergy as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to

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VeraSun or any of its Subsidiaries from any person that describes any of the terms or conditions of any VeraSun Takeover Proposal.

(d) Nothing contained in this Section 4.03 shall prohibit VeraSun from (x) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or a statement required under Rule 14a-9 under the Exchange Act or (y) making any disclosure to the shareholders of VeraSun that is required by applicable law; provided, however, that in no event shall VeraSun or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 4.03(b) (it being understood that any accurate disclosure of factual information to the shareholders of VeraSun that is required to be made to such shareholders under applicable federal securities laws shall not be considered a modification prohibited by clause (i)(A) of Section 4.03(b)).

ARTICLE V

Additional Agreements

SECTION 5.01. Preparation of the Form S-4 and Joint Proxy Statement; Shareholder Meetings. (a) As soon as practicable following the date of this Agreement, US BioEnergy and VeraSun shall jointly prepare and file with the SEC the Joint Proxy Statement and US BioEnergy and VeraSun shall prepare and VeraSun shall file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of US BioEnergy and VeraSun shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and keep the Form S-4 effective for so long as necessary to complete the Merger. US BioEnergy will use reasonable best efforts to cause the Joint Proxy Statement to be mailed to US BioEnergy’s shareholders, and VeraSun will use reasonable best efforts to cause the Joint Proxy Statement to be mailed to VeraSun’s shareholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. VeraSun shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of VeraSun Common Stock in the Merger and each party shall furnish all information concerning itself and the holders of its capital stock as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Joint Proxy Statement. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Form S-4 will be made by VeraSun, or the Joint Proxy Statement will be made by VeraSun or US BioEnergy, without the consent of the other party (not to be unreasonably withheld or delayed). VeraSun will advise US BioEnergy, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment thereto has been filed, the issuance of any stop order, the suspension of the qualification of the VeraSun Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-4 or the Joint Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information and will, as promptly as practicable, provide to US BioEnergy copies of all correspondence and filings with the SEC with respect to the Form S-4. US BioEnergy will inform VeraSun, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Joint Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information and will, as promptly as practicable, provide to VeraSun copies of all correspondence and filings with the SEC with respect to the Joint Proxy Statement. If at any time prior to the Effective Time any information relating to US BioEnergy or VeraSun, or any of their respective Affiliates, directors or officers, should be discovered by US BioEnergy or VeraSun which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders of VeraSun and the

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shareholders of US BioEnergy. For purposes of Sections 3.01(f), 3.02(f) and 5.01, information concerning or related to VeraSun, its Subsidiaries or the VeraSun Shareholders Meeting will be deemed to have been provided by VeraSun, and information concerning or related to US BioEnergy, its Subsidiaries or the US BioEnergy Shareholders Meeting will be deemed to have been provided by US BioEnergy.

(b) US BioEnergy (i) shall establish a record date for and, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the “US BioEnergy Shareholders Meeting”) for the purpose of obtaining US BioEnergy Shareholder Approval and (ii) shall (1) through the US BioEnergy Board of Directors, recommend to its shareholders that they give the US BioEnergy Shareholder Approval and include such recommendation in the Joint Proxy Statement and (2) solicit from holders of shares of US BioEnergy Common Stock entitled to vote at the US BioEnergy Shareholders Meeting proxies in favor of obtaining the US BioEnergy Shareholder Approval. Without limiting the generality of the foregoing, US BioEnergy agrees that its obligations pursuant to the first sentence of this Section 5.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to US BioEnergy of any US BioEnergy Takeover Proposal.

(c) VeraSun (i) shall establish a record date for and, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the “VeraSun Shareholders Meeting”) for the purpose of obtaining VeraSun Shareholder Approval and (ii) shall (1) through the VeraSun Board of Directors, recommend to its shareholders that they give the VeraSun Shareholder Approval and include such recommendation in the Joint Proxy Statement and (2) solicit from holders of shares of VeraSun Common Stock entitled to vote at the VeraSun Shareholders Meeting proxies in favor of obtaining the VeraSun Shareholder Approval. Without limiting the generality of the foregoing, VeraSun agrees that its obligations pursuant to the first sentence of this Section 5.01(c) shall not be affected by the commencement, public proposal, public disclosure or communication to VeraSun of any VeraSun Takeover Proposal.

(d) US BioEnergy and VeraSun will use their reasonable best efforts to hold the US BioEnergy Shareholders Meeting and the VeraSun Shareholders Meeting on the same date and as soon as practicable after the date of this Agreement.

SECTION 5.02. Access to Information; Confidentiality. Subject to the existing confidentiality agreement dated as of October 24, 2007 (the “Confidentiality Agreement”), between VeraSun and US BioEnergy, upon reasonable notice, each of VeraSun and US BioEnergy shall, and shall cause each of its respective Subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of VeraSun and US BioEnergy shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Neither VeraSun nor US BioEnergy shall be required to provide access to or disclose information where such access or disclosure would contravene any applicable law, rule, regulation, order or decree or would result in a waiver of the attorney-client privilege or the protection afforded attorney work-product. VeraSun and US BioEnergy shall use reasonable best efforts to obtain from third parties any consents or waivers of confidentiality restrictions with respect to any such information requested to be provided by it. No review pursuant to this Section 5.02 shall have an effect for the purpose of determining the accuracy of any representation or warranty given by either party hereto to the other party hereto or the satisfaction of any closing condition. Each of VeraSun and US BioEnergy will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

SECTION 5.03. Reasonable Best Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions,

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and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement and the Shareholders Agreements, including using reasonable best efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or any of the Shareholders Agreements or the consummation of the Merger or the other transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Shareholders Agreements, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution and delivery of any additional instruments necessary to consummate the Merger and the other transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Shareholders Agreements.

(b) In connection with and without limiting the foregoing, each party shall use its reasonable best efforts to furnish to each other all information required for any filing, form, declaration, notification, registration and notice, other than confidential or proprietary information not directly related to the transactions contemplated by this Agreement, and to keep the other party reasonably informed with respect to the status of each clearance, approval or waiver sought from a Governmental Entity in connection with the transactions contemplated by this Agreement and the material communications between such party and such Governmental Entity. Each party shall without limitation: (1) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of oral communications, advise the other of) any communications from or with any Governmental Entity with respect to the transactions contemplated by this Agreement, (2) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or any oral communication with any such Governmental Entity, (3) not participate in any meeting or have any communication with any such Governmental Entity unless it has given the other an opportunity to consult with it in advance and to the extent permitted by such Governmental Entity gives the other the opportunity to attend and participate therein, (4) furnish the other with copies of all filings and communications between it and any such Governmental Entity with respect to the transactions contemplated by this Agreement, and (5) furnish the other with such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity. Such materials and the information contained therein shall be given only to the outside legal counsel of the other and will not be disclosed by such outside counsel to employees, officers, or directors of their client unless express permission is obtained in advance from the disclosing party or its legal counsel.

(c) In connection with and without limiting the foregoing, US BioEnergy and its Board of Directors and VeraSun and its Board of Directors shall each use their respective reasonable best efforts to: (1) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the Shareholders Agreements or the Merger or any of the other transactions contemplated by this Agreement or any of the Shareholders Agreements and (2) if any state takeover statute or similar statute becomes applicable to this Agreement, any of the Shareholders Agreements, the Merger or any other transactions contemplated by this Agreement or any of the Shareholders Agreements, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement and the Shareholders Agreements may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Shareholders Agreements and otherwise to minimize the effect of such statute or regulation on this Agreement, the Shareholders Agreements, the Merger and the other transactions contemplated by this Agreement and the Shareholders Agreements. Nothing in this Agreement shall be deemed to require VeraSun or US BioEnergy to agree to, or proffer to, divest or hold separate any assets or any portion of any business of VeraSun, US BioEnergy or any of their

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respective Subsidiaries that is material to the business, financial condition or results of operations, of VeraSun, US BioEnergy and their respective Subsidiaries (after giving effect to the Merger), taken as a whole. Without limiting the generality of the foregoing, each of US BioEnergy and VeraSun shall give the other party the opportunity to participate in the defense of any litigation against US BioEnergy or VeraSun, as applicable, and/or its directors relating to the transactions contemplated by this Agreement and the Shareholders Agreements.

SECTION 5.04. US BioEnergy Equity Plans and Awards. (a) As of the Effective Time, all outstanding US BioEnergy Stock Options, whether vested or unvested, shall be converted into an option to acquire, on the same terms and conditions as were applicable under such US BioEnergy Stock Option, the number of shares of VeraSun Common Stock (rounded down to the nearest whole share) determined by multiplying the number of shares of US BioEnergy Common Stock subject to such US BioEnergy Stock Option by the Exchange Ratio, at a price per share of VeraSun Common Stock equal to (A) the per share exercise price for the shares of US BioEnergy Common Stock otherwise purchasable pursuant to such US BioEnergy Stock Option divided by (B) the Exchange Ratio (each, as so adjusted, an “Adjusted Option”); provided that such exercise price shall be rounded up to the nearest whole cent.

(b) At the Effective Time, each US BioEnergy Restricted Stock Award then outstanding shall be converted, on the same terms and conditions as were applicable under such US BioEnergy Restricted Stock Award, into an award of VeraSun Common Stock (rounded down to the nearest whole share) determined by multiplying the number of shares of US BioEnergy Common Stock subject to such US BioEnergy Restricted Stock Award by the Exchange Ratio (each, as so adjusted, an “Adjusted Restricted Stock Award”).

(c) The adjustments provided herein with respect to any US BioEnergy Stock Options to which Section 421(a) of the Code applies shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code.

(d) Prior to the Effective Time, VeraSun shall take all necessary actions for the conversion of US BioEnergy Stock Options and US BioEnergy Restricted Stock Awards, including the reservation, issuance and listing of VeraSun Common Stock in a number at least equal to the number of shares of VeraSun Common Stock that will be subject to the Adjusted Options and Adjusted Restricted Stock Awards.

(e) Immediately following the Effective Time, VeraSun shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of VeraSun Common Stock equal to the number of shares subject to the Adjusted Options and Adjusted Restricted Stock Awards. Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) at least for so long as any Adjusted Options, Adjusted Restricted Stock Awards or any unsettled awards granted under US BioEnergy Stock Plans after the Effective Time may remain outstanding.

(f) The Board of Directors of US BioEnergy (or, if appropriate, any committee administering the US BioEnergy ESPP) shall take such actions with respect to the US BioEnergy ESPP as are necessary to provide that (i) participation in the US BioEnergy ESPP shall be limited to those employees who were participants on the date of this Agreement, (ii) such participants may not increase their payroll deduction elections or purchase elections from those in effect on the date of this Agreement, (iii) there shall not be any additional “Grant Dates” (as defined in the US BioEnergy ESPP) or new offering periods commencing following the date of this Agreement under the US BioEnergy ESPP, (iv) each offering period in progress under the US BioEnergy ESPP on the date of this Agreement (each, an “ESPP Offering Period”) shall end immediately prior to the Effective Time or, if earlier, on the last day of such ESPP Offering Period, and each participant under the US BioEnergy ESPP possessing purchase rights for such ESPP Offering Period shall be permitted to purchase, to the extent such purchase is funded through payroll deductions made under the US BioEnergy ESPP, the number of shares of US BioEnergy Common Stock contemplated by such purchase rights and (v) following the purchase of US BioEnergy Common Stock with respect to such ESPP Offering Periods, the US BioEnergy ESPP shall terminate.

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SECTION 5.05. Employee Benefit Plans; Existing Agreements. (a) During the one-year period following the Effective Time (the “Transition Period”), VeraSun shall cause the Surviving Corporation to either maintain the benefit programs (other than equity-based arrangements) provided by US BioEnergy and its Subsidiaries before the Effective Time or replace all or any such programs with programs maintained for similarly situated employees of VeraSun; provided that the aggregate level of benefits (other than equity-based arrangements) provided during the Transition Period shall be no less favorable than the aggregate level of benefits (other than equity-based arrangements) provided by US BioEnergy and its Subsidiaries before the Effective Time. To the extent that any plan of VeraSun or any of its Affiliates (a “VeraSun Plan”) becomes applicable to any employee or former employee of US BioEnergy or its Subsidiaries, VeraSun shall grant, or cause to be granted, to such employees or former employees credit for their service with US BioEnergy and its Subsidiaries (and any of their predecessors) for the purpose of determining eligibility to participate and nonforfeitability of benefits under such VeraSun Plan and for purposes of benefit accrual under vacation and severance pay plans (but only to the extent such service was credited under similar plans of US BioEnergy and its Subsidiaries and would not result in a duplication of benefits).

(b) With respect to any welfare benefit plan of VeraSun or its Affiliates made available to individuals who immediately prior to the Closing Date were employees of US BioEnergy or any of its Subsidiaries, VeraSun shall, or shall cause the Surviving Corporation to, waive any waiting periods, pre-existing condition exclusions and actively-at-work requirements to the extent such provisions were inapplicable immediately before such plan was made available and provide that any expenses incurred on or before the date such plan was made available by any such individual or such individual’s covered dependents shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.

SECTION 5.06. Indemnification, Exculpation and Insurance. (a) VeraSun and Sub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of US BioEnergy or its Subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification or other agreements of US BioEnergy as in effect on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b) In the event that VeraSun or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person, then, and in each such case, VeraSun shall cause proper provision to be made so that the successors and assigns of VeraSun or the Surviving Corporation, as applicable, assume the obligations of VeraSun or the Surviving Corporation, as applicable, set forth in this Section 5.06 In the event that VeraSun takes any action to materially impair the financial ability of the Surviving Corporation to satisfy the obligations referred to in Section 5.06, VeraSun will either guarantee such obligations or take such other action to insure that the ability of the Surviving Corporation to satisfy such obligations will not be diminished in any material respect.

(c) For six years from and after the Effective Time, VeraSun shall maintain in effect US BioEnergy’s current directors’ and officers’ liability insurance covering acts or omissions occurring prior to the Effective Time covering each person currently covered by US BioEnergy’s directors’ and officers’ liability insurance policy on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date of this Agreement; provided that VeraSun may substitute therefor policies of VeraSun or its subsidiaries containing terms with respect to coverage and amount no less favorable to such directors or officers; provided, however, that in no event shall VeraSun be required to pay annual premiums for insurance under this Section 5.06(c) in excess of 250% of the amount of the annual premiums paid by US BioEnergy in 2006 as set forth in Section 5.06(c) of the US BioEnergy Disclosure Schedule; provided that

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VeraSun shall nevertheless be obligated to provide such coverage as may be obtained for such 250% amount. Alternatively, at US BioEnergy’s option, prior to the Effective Time, US BioEnergy may purchase a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as US BioEnergy’s current directors’ and officers’ liability insurance with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby; provided, however, that in no event shall any such policy require payment of annual premiums for such insurance in excess of 250% of the amount of the annual premiums paid by US BioEnergy in 2006 as set forth in Section 5.06(c) of the US BioEnergy Disclosure Schedule. If such “tail” prepaid policy has been obtained in accordance with this Section 5.06(c), VeraSun shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by it and the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder.

(d) The provisions of this Section 5.06 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. VeraSun will pay (as incurred) all out-of-pocket expenses, including reasonable fees and expenses of counsel, that a current or former director or officer of US BioEnergy may incur in enforcing the indemnity and other obligations provided for in this Section 5.06.

SECTION 5.07. Fees and Expenses. (a) Except as provided in this Section 5.07, all fees and expenses incurred in connection with the Merger, this Agreement, the Shareholders Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of VeraSun and US BioEnergy shall bear and pay one-half of (1) the costs and expenses incurred in connection with the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement (including SEC filing fees) and (2) the filing fees for the premerger notification and report forms under the HSR Act.

(b) In the event that (i) this Agreement is terminated by US BioEnergy pursuant to Section 7.01(g) or (ii) (A) prior to the obtaining of the US BioEnergy Shareholder Approval, a US BioEnergy Takeover Proposal shall have been made to US BioEnergy or shall have been made directly to the shareholders of US BioEnergy generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make a US BioEnergy Takeover Proposal, (B) thereafter this Agreement is terminated by either VeraSun or US BioEnergy pursuant to Section 7.01(b)(i) (but only if a vote to obtain the US BioEnergy Shareholder Approval or the US BioEnergy Shareholders’ Meeting has not been held) or Section 7.01(b)(iii) and (C) within 12 months after such termination, US BioEnergy enters into a definitive Contract to consummate, or consummates, the transactions contemplated by any US BioEnergy Takeover Proposal, then US BioEnergy shall pay VeraSun a fee equal to $42,000,000 (the “US BioEnergy Termination Fee”) by wire transfer of same-day funds on (x) in the case of a payment required by clause (i) above, the date of termination of this Agreement and (y) in the case of a payment required by clause (ii) above, the date of the first to occur of the events referred to in clause (ii)(C). For purposes of clause (ii)(C) of the immediately preceding sentence only, the term “US BioEnergy Takeover Proposal” shall have the meaning assigned to such term in Section 4.02(a) except that all references to “15%” therein shall be deemed to be references to “35%”.

(c) In the event that (i) this Agreement is terminated by VeraSun pursuant to Section 7.01(h) or (ii) (A) prior to the obtaining of the VeraSun Shareholder Approval, a VeraSun Takeover Proposal shall have been made to VeraSun or shall have been made directly to the shareholders of VeraSun generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make a VeraSun Takeover Proposal, (B) thereafter this Agreement is terminated by either VeraSun or US BioEnergy pursuant to Section 7.01(b)(i) (but only if a vote to obtain the VeraSun Shareholder Approval or the VeraSun Shareholders’ Meeting has not been held) or Section 7.01(b)(ii) and (C) within 12 months after such termination, VeraSun enters into a definitive Contract to consummate, or consummates, the transactions contemplated by any VeraSun Takeover

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Proposal, then VeraSun shall pay US BioEnergy a fee equal to $61,000,000 (the “VeraSun Termination Fee”) by wire transfer of same-day funds on (x) in the case of a payment required by clause (i) above, the date of termination of this Agreement and (y) in the case of a payment required by clause (ii) above, the date of the first to occur of the events referred to in clause (ii)(C). For purposes of clause (ii)(C) of the immediately preceding sentence only, the term “VeraSun Takeover Proposal” shall have the meaning assigned to such term in Section 4.03(a) except that all references to “15%” therein shall be deemed to be references to “35%”.

(d) US BioEnergy acknowledges that the agreements contained in Section 5.07(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, VeraSun would not enter into this Agreement; accordingly, if US BioEnergy fails promptly to pay the amount due pursuant to Section 5.07(b), and, in order to obtain such payment, VeraSun commences a suit that results in a judgment against US BioEnergy for the fees set forth in Section 5.07(b), US BioEnergy shall pay to VeraSun its out-of-pocket costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount due at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

(e) VeraSun acknowledges that the agreements contained in Section 5.07(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, US BioEnergy would not enter into this Agreement; accordingly, if VeraSun fails promptly to pay the amount due pursuant to Section 5.07(c), and, in order to obtain such payment, US BioEnergy commences a suit that results in a judgment against VeraSun for the fees set forth in Section 5.07(c), VeraSun shall pay to US BioEnergy its out-of-pocket costs and expenses (including attorneys fees and expenses) in connection with such suit, together with interest on the amount due at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

SECTION 5.08. Public Announcements. Promptly after the date of this Agreement, VeraSun and US BioEnergy will develop a joint communications plan and, except as required by law, each party hereto shall use its reasonable best efforts to ensure that all press releases and other public statements with respect to the transactions contemplated by this Agreement, including the Merger and the Shareholders Agreements shall be consistent with such joint communications plan. VeraSun and US BioEnergy will consult with each other before issuing any press release or otherwise making any written public statement with respect to the transactions contemplated by this Agreement, including the Merger and the Shareholders Agreements, and shall not issue any such press release or make any such written public statement prior to such consultation, except as either party may determine is required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or national trading system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement and the Shareholders Agreements shall be in the form heretofore agreed to by the parties.

SECTION 5.09. Affiliates. US BioEnergy shall deliver to VeraSun at least 30 days prior to the Closing Date a letter identifying all persons who are, at the time this Agreement is submitted for adoption by the shareholders of US BioEnergy, “affiliates” of US BioEnergy for purposes of Rule 145 under the Securities Act (to the extent then applicable) and applicable SEC rules and regulations. US BioEnergy shall use its reasonable best efforts to cause each such person to deliver to VeraSun at least 30 days prior to the Closing Date a written agreement substantially in the form attached as Exhibit A hereto; provided that the failure of any such letter to be delivered shall not result in a failure of a condition to Closing.

SECTION 5.10. Stock Exchange Listing. VeraSun shall use reasonable best efforts to cause the VeraSun Common Stock issuable in the Merger and pursuant to Section 5.04 to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date.

SECTION 5.11. Tax Treatment. Each of VeraSun, US BioEnergy and Sub shall use its reasonable best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code and to

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obtain the opinions of counsel referred to in Sections 6.02(c) and 6.03(c), including the letters of representation referred to therein. No party shall take any action, cause or permit any action to be taken, or fail to take any action, that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

SECTION 5.12. Transfer Taxes. If the Effective Time occurs, all stock transfer, real estate transfer, documentary, stamp, recording and other similar taxes (including interest, penalties and additions to any such taxes) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Surviving Corporation.

SECTION 5.13. Shareholders Agreements Legends. (a) Promptly after the date of this Agreement, US BioEnergy will use its reasonable best efforts to inscribe upon any certificate representing Subject Shares (as defined in the US BioEnergy Shareholders Agreement) the following legend: “THE SHARES OF COMMON STOCK, PAR VALUE $.01, PER SHARE, OF US BIOENERGY, REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A SHAREHOLDERS AGREEMENT DATED AS OF NOVEMBER 29, 2007, AND ARE SUBJECT TO THE TERMS THEREOF. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICES OF US BIOENERGY”; and US BioEnergy will use its reasonable best efforts to return such certificate containing such inscription to such Shareholder within three Business Days following US BioEnergy’s receipt thereof. Until the termination of the US BioEnergy Shareholders Agreement, US BioEnergy shall not permit or register the transfer of any Subject Shares other than in compliance with the US BioEnergy Shareholders Agreement.

(b) Promptly after the date of this Agreement, VeraSun will use its reasonable best efforts to inscribe upon any certificate representing Subject Shares (as defined in the VeraSun Shareholders Agreement) the following legend: “THE SHARES OF COMMON STOCK, PAR VALUE $.01, PER SHARE, OF VERASUN, REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A SHAREHOLDERS AGREEMENT DATED AS OF NOVEMBER 29, 2007, AND ARE SUBJECT TO THE TERMS THEREOF. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICES OF VERASUN”; and VeraSun will use its reasonable best efforts to return such certificate containing such inscription to such Shareholder within three Business Days following VeraSun’s receipt thereof. Until the termination of the VeraSun Shareholders Agreement, VeraSun shall not permit or register the transfer of any Subject Shares other than in compliance with the VeraSun Shareholders Agreement.

SECTION 5.14. Rule 16b-3 under the Exchange Act. Prior to the Effective Time, each of VeraSun and US BioEnergy shall use its reasonable best efforts to cause any dispositions of US BioEnergy Common Stock (including derivative securities with respect to US BioEnergy Common Stock) or acquisitions of VeraSun Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to US BioEnergy to be exempt under Rule 16b-3 promulgated under the Exchange Act, such efforts to include all steps required be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

SECTION 5.15. Accountant’s Letters. Each of VeraSun and US BioEnergy shall use reasonable best efforts to cause to be delivered to the other party two letters from their respective independent accountants, one dated approximately as of the date the Form S-4 is declared effective and one dated approximately as of the Closing Date, each addressed to the other party, in form and substance reasonably satisfactory to the other party and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4; provided that the failure of any such letter to be delivered shall not result in a failure of a condition to Closing.

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ARTICLE VI

Conditions Precedent

SECTION 6.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by law) waiver on or prior to the Closing Date of the following conditions:

(a) Shareholder Approvals. Each of the US BioEnergy Shareholder Approval and the VeraSun Shareholder Approval shall have been obtained.

(b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction or other law, rule, legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Merger; provided, however, that each of the parties shall have used its reasonable best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

(d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(e) Stock Exchange Listing. The shares of VeraSun Common Stock issuable to US BioEnergy’s shareholders and pursuant to Section 5.04 as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

SECTION 6.02. Conditions to Obligations of VeraSun and Sub. The obligation of VeraSun and Sub to effect the Merger is further subject to satisfaction or waiver of the following conditions:

(a) Representations and Warranties. The representations and warranties of US BioEnergy contained in (i) the first sentence of Section 3.01(g) of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as if made at and as of such time, (ii) Section 3.01(c) of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) any other provision of Section 3.01 (disregarding all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect, Material Adverse Change or any similar standard or qualification) shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) except where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect on US BioEnergy. VeraSun shall have received a certificate signed on behalf of US BioEnergy by the chief executive officer of US BioEnergy to such effect.

(b) Performance of Obligations of US BioEnergy. US BioEnergy shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. VeraSun shall have received a certificate signed on behalf of US BioEnergy by the chief executive officer of US BioEnergy to such effect.

(c) Tax Opinion. VeraSun shall have received from Cravath, Swaine & Moore LLP, counsel to VeraSun, on the date on which the Form S-4 is filed with the SEC and on the Closing Date, an opinion, in each case dated as of such respective dates and to the effect that: (i) the Merger will qualify for U.S. Federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) US BioEnergy, VeraSun and Sub will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code; provided that if Cravath, Swaine & Moore LLP does not render such opinion to VeraSun, this condition shall nonetheless be deemed satisfied if Skadden, Arps, Slate, Meagher & Flom

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LLP renders such opinion to VeraSun (it being agreed that US BioEnergy and VeraSun shall each provide reasonable cooperation to Skadden, Arps, Slate, Meagher & Flom LLP or Cravath, Swaine & Moore LLP, as the case may be, to enable them to render such opinion). In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP or Cravath, Swaine & Moore LLP, as the case may be, shall be entitled to require and rely upon letters acceptable to them and customary for transactions of this type setting forth factual statements and representations regarding the facts in existence at the applicable time, including from officers of US BioEnergy, VeraSun and Merger Sub, and upon assumptions regarding the facts in existence at the applicable time.

SECTION 6.03. Conditions to Obligations of US BioEnergy. The obligation of US BioEnergy to effect the Merger is further subject to satisfaction or waiver of the following conditions:

(a) Representations and Warranties. The representations and warranties of the VeraSun and Sub contained in (i) the first sentence of Section 3.02(g) shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as if made at and as of such time, (ii) Section 3.02(c) of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) any other provision of Section 3.02 (disregarding all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect, Material Adverse Change or any similar standard or qualification) shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) except where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect on VeraSun. US BioEnergy shall have received a certificate signed on behalf of VeraSun by the chief executive officer of VeraSun to such effect.

(b) Performance of Obligations of VeraSun and Sub. VeraSun and Sub shall have performed in all material respects all obligations required to be performed by each of them under this Agreement at or prior to the Closing Date. US BioEnergy shall have received a certificate signed on behalf of VeraSun by the chief executive officer of VeraSun to such effect.

(c) Tax Opinion. US BioEnergy shall have received from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to US BioEnergy, on the date on which the Form S-4 is filed with the SEC and on the Closing Date, an opinion, in each case dated as of such respective dates and to the effect that: (i) the Merger will qualify for U.S. Federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) US BioEnergy, VeraSun and Sub will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code; provided that if Skadden, Arps, Slate, Meagher & Flom LLP does not render such opinion to US BioEnergy, this condition shall nonetheless be deemed satisfied if Cravath, Swaine & Moore LLP renders such opinion to US BioEnergy (it being agreed that US BioEnergy and VeraSun shall each provide reasonable cooperation to Skadden, Arps, Slate, Meagher & Flom LLP or Cravath, Swaine & Moore LLP, as the case may be, to enable them to render such opinion). In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP or Cravath, Swaine & Moore LLP, as the case may be, shall be entitled to require and rely upon letters acceptable to them and customary for transactions of this type setting forth factual statements and representations regarding the facts in existence at the applicable time, including from officers of US BioEnergy, VeraSun and Merger Sub, and upon assumptions regarding the facts in existence at the applicable time.

SECTION 6.04. Frustration of Closing Conditions. None of VeraSun, Sub or US BioEnergy may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement and the Shareholders Agreements as required by and subject to Section 5.03.

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ARTICLE VII

Termination, Amendment and Waiver

SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the VeraSun Shareholder Approval or the US BioEnergy Shareholder Approval:

(a) by mutual written consent of VeraSun and US BioEnergy;

(b) by either VeraSun or US BioEnergy:

(i) if the Merger shall not have been consummated by May 29, 2008; provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party whose willful breach of a representation or warranty in this Agreement or whose other action or failure to perform any of its obligations under this Agreement has been a principal cause of or resulted in the failure of the Merger to be consummated by such time;

(ii) if the VeraSun Shareholder Approval shall not have been obtained at a VeraSun Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the matters subject to such approval was taken;

(iii) if the US BioEnergy Shareholder Approval shall not have been obtained at an US BioEnergy Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the matters subject to such approval was taken; or

(iv) if any Restraint having any of the effects set forth in Section 6.01(c) shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(iv) shall have used reasonable best efforts to prevent the entry of and to remove such Restraint;

(c) by VeraSun, if US BioEnergy shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or (b) and (B) has not been or is incapable of being cured by US BioEnergy within 60 calendar days after its receipt of written notice from VeraSun;

(d) by US BioEnergy, if VeraSun shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or (b) and (B) has not been or is incapable of being cured by VeraSun within 60 calendar days after its receipt of written notice from US BioEnergy;

(e) by VeraSun, in the event US BioEnergy or any of its directors or officers shall make a US BioEnergy Adverse Recommendation Change or otherwise willfully and materially breach any provision of Section 4.02;

(f) by US BioEnergy, in the event VeraSun or any of its directors or officers shall make a VeraSun Adverse Recommendation Change or otherwise willfully and materially breach any provision of Section 4.03;

(g) by US BioEnergy in accordance with the terms and subject to the conditions of Section 4.02(b); or

(h) by VeraSun in accordance with the terms and subject to the conditions of Section 4.03(b).

SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either US BioEnergy or VeraSun as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of VeraSun or US BioEnergy, other than the provisions of Section 3.01(q), Section 3.02(q), the last sentence of Section 5.02, Section 5.07, this Section 7.02 and Article

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VIII, which provisions survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

SECTION 7.03. Amendment. This Agreement may be amended by the parties at any time before or after the US BioEnergy Shareholder Approval or the VeraSun Shareholder Approval; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by the shareholders of US BioEnergy or further approval of the shareholders of VeraSun without the further approval of such shareholders or shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

SECTION 7.04. Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.03, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

SECTION 7.05. Procedure for Termination or Amendment. A termination of this Agreement pursuant to Section 7.01 or an amendment of this Agreement pursuant to Section 7.03 shall, in order to be effective, require, in the case of VeraSun or US BioEnergy, action by its Board of Directors or, with respect to any amendment of this Agreement pursuant to Section 7.03, the duly authorized committee of its Board of Directors to the extent permitted by applicable law.

ARTICLE VIII

General Provisions

SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 8.02. Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, via facsimile (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to VeraSun or Sub, to

VeraSun Energy Corporation

100 22nd Avenue

Brookings, South Dakota 57006

Facsimile No.: (605) 696-7250

Attention: General Counsel

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with a copy (which shall not constitute effective notice) to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Facsimile: (212) 474-3700

Attention: Faiza J. Saeed, Esq.;

and

(b) if to US BioEnergy, to

US BioEnergy Corporation

5500 Cenex Drive

Inver Grove Heights, Minnesota 55077

Facsimile No.: (866) 908-1375

Attention: General Counsel

with a copy (which shall not constitute effective notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

333 West Wacker Drive

Chicago, IL 60606

Facsimile No.: (312) 407-0411

Attention: Brian W. Duwe, Esq.

                 Richard C. Witzel, Jr., Esq.

SECTION 8.03. Definitions. For purposes of this Agreement:

(a) an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

(b) “Business Day” means any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in New York or South Dakota;

(c) “VeraSun Plants” means the facilities of VeraSun under construction as of the date of this Agreement and located in Welcome, Minnesota; Hartley, Iowa; Bloomingberg, Ohio; and Reynolds, Indiana.

(d) “Knowledge” of any person that is not an individual means, with respect to any specific matter, the knowledge of such person’s Executive Officers (as such term is defined in Rule 3b-7 of the Exchange Act);

(e) “Material Adverse Change” or “Material Adverse Effect” means, when used in connection with US BioEnergy or VeraSun, any change, development, event, occurrence, effect or state of facts that, individually or in the aggregate with all such other changes, developments, events, occurrences, effects or states of facts is, or is reasonably likely to be, materially adverse to the business, financial condition or results of operations of such party and its Subsidiaries, taken as a whole; provided, that none of the following shall be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or is reasonably likely to be, a Material Adverse Change or a Material Adverse Effect: any change, development, event, occurrence, effect or state of facts arising out of or resulting from (i) capital market conditions generally or general economic conditions, including with respect to interest rates or currency exchange rates, (ii) geopolitical conditions or any outbreak or escalation of hostilities, acts of war or terrorism occurring after the date of this Agreement, (iii) any hurricane, tornado, flood, earthquake or other natural disaster occurring after the date of this Agreement, (iv) any change in applicable law, regulation or GAAP (or authoritative interpretation thereof) which is proposed, approved or

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enacted after the date of this Agreement, (v) general conditions in the industries in which such party and its Subsidiaries operate, (vi) the failure, in and of itself, of such party to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics after the date of this Agreement, or changes in the market price, credit rating or trading volume of such party’s securities after the date of this Agreement (it being understood that the underlying facts giving rise or contributing to such failure or change may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or is reasonably likely to be, a Material Adverse Change or a Material Adverse Effect), and (vii) the announcement and pendency of this Agreement, the Shareholders Agreements and the transactions contemplated hereby and thereby, including any lawsuit in respect hereof or thereof, compliance with the covenants contained herein or therein, and any loss of or change in relationship with any customer, supplier, distributor, or other business partner, or departure of any employee or officer, of such party or any of its Subsidiaries, except, in the cases of clauses (i), (ii), (iii), (iv) and (v), to the extent that such party and its Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which such party and its Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or is reasonably likely to be, a Material Adverse Change or a Material Adverse Effect).

(f) “US BioEnergy Plants” means the facilities of US BioEnergy under construction as of the date of this Agreement and located in Dyersville, Iowa; Hankinson, North Dakota; Janesville, Minnesota and Marion, South Dakota.

(g) “Permitted Lien” means any (i) Liens securing indebtedness and identified (A) in the case of US BioEnergy, on the financial statements of US BioEnergy included in the US BioEnergy SEC Documents and (B) in the case of VeraSun, in the financial statements of VeraSun included in the VeraSun SEC Documents, (ii) mechanic’s, materialman’s, warehouseman’s, carrier’s and similar liens for labor, materials or supplies incurred arising by contract or under applicable law in the ordinary course of business with respect to obligations which are not yet due and payable or which are being contested by appropriate proceedings and for which adequate reserves have been established, (iii) purchase money security interests arising in the ordinary course of business, (iv) Liens for taxes, assessments and other governmental levies, fees or charges which are not delinquent or which are being contested by appropriate proceedings and for which adequate reserves have been established, (v) imperfections of title, Liens, claims, easements, covenants, conditions, restrictions, title defects and other charges and encumbrances of record and any items which may be disclosed by a current and accurate survey of the subject property, or (vi) imperfections of title, easements, covenants, conditions, restrictions, title and survey defects the existence of which does not and is not reasonably likely to impair materially the continued use and operation of the assets to which they relate in the conduct of the business as presently conducted or as it is intended to be conducted.

(h) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

(i) “Representative” means any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative; and

(j) a “Subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first person.

SECTION 8.04. Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without

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limitation”. The words “hereby”, “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The term “or” shall not be deemed to be exclusive. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

SECTION 8.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (including by facsimile) to the other parties.

SECTION 8.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein), the Shareholders Agreements and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article II (after the Effective Time), Section 5.04 and Section 5.06, are not intended to confer upon any person other than the parties any rights or remedies.

SECTION 8.07. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF EXCEPT TO THE EXTENT THAT THE LAWS OF THE STATE OF SOUTH DAKOTA ARE MANDATORILY APPLICABLE TO THE MERGER; PROVIDED, HOWEVER, THAT THE LAWS OF THE STATE OF SOUTH DAKOTA SHALL GOVERN THE RELATIVE RIGHTS, OBLIGATIONS, POWERS, DUTIES AND OTHER INTERNAL AFFAIRS OF US BIOENERGY, VERASUN AND THEIR RESPECTIVE BOARDS OF DIRECTORS.

SECTION 8.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.09. Specific Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court for the Southern District of New York, or if such court does not have subject matter jurisdiction, the state courts of New York located in New York County, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties irrevocably agrees that any legal action or proceeding arising out of or related to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns may be brought and determined in the United States District Court for the Southern District of New York, or if such court does not have subject matter jurisdiction, the state courts of New York located in New York County, and each of the

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parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the parties agrees further to accept service of process in any manner permitted by such court. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or related to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-named court for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by law, that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such court. Notwithstanding the foregoing, each of the parties hereto agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the United States District Court for the Southern District of New York or if such court does not have subject matter jurisdiction, the state courts of New York located in New York County, or in any other court or jurisdiction.

SECTION 8.10. Waiver of Jury Trial. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.10.

SECTION 8.11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.12. Absence of Presumption. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event of ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by such parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, VeraSun, Sub and US BioEnergy have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

VERASUN ENERGY CORPORATION,

by	/s/ DONALD L. ENDRES
Name:	Donald L. Endres
Title:	Chief Executive Officer and President

HOST ACQUISITION CORPORATION,

by	/s/ DONALD L. ENDRES
Name:	Donald L. Endres
Title:	President

US BIOENERGY CORPORATION,

by	/s/ GORDON W. OMMEN
Name:	Gordon W. Ommen
Title:	Chief Executive Officer and President

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ANNEX I

TO THE MERGER AGREEMENT

Index of Defined Terms

Term	Section
Accounting Rules	3.01(e)(i)
Adjusted Option	5.04
Adjusted Restricted Stock Award	5.04(a)(ii)
Affiliate	8.03(a)
Agreement	Preamble
Articles of Merger	1.03
Business Day	8.03(b)
Certificates	2.02(b)
Closing	1.02
Closing Date	1.02
Code	Recitals
Confidentiality Agreement	5.02
Contracts	3.01(d)
control	8.03(a)
Debt Agreements	3.01(d)
Effective Time	1.03
Environment	3.01(j)
Environmental Claim	3.01(j)
Environmental Law	3.01(j)
ERISA	3.01(l)
ESPP Offering Period	5.04(f)
Exchange Act	3.01(d)
Exchange Agent	2.02(a)
Exchange Fund	2.02(a)
Exchange Ratio	2.01(c)
Form S-4	3.01(f)
GAAP	3.01(e)(i)
Governmental Entity	3.01(d)
Hazardous Material	3.01(j)
HSR Act	3.01(d)
Intellectual Property Rights	3.01(s)(i)
Joint Proxy Statement	3.01(d)
Knowledge	8.03(d)
Liens	3.01(b)
Material Adverse Change	8.03(e)
Material Adverse Effect	8.03(e)
Material Contract	3.01(k)(i)
Merger	Recitals
Merger Consideration	2.01(c)
Notice of US BioEnergy Superior Proposal	4.02(a)
Notice of VeraSun Superior Proposal	4.03(a)
NYSE	3.02(d)
Permitted Lien	8.03(g)
person	8.03(h)
Representatives	8.03(i)
Release	3.01(j)

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Term	Section
Restraints	6.01(c)
SDBCA	1.01
SEC	3.01(d)
Securities Act	3.01(e)(i)
Shareholders Agreements	Recitals
SOX	3.01(e)(i)
Sub	Preamble
Sub Common Stock	3.02(c)(ii)
Subsidiary	8.03(j)
Surviving Corporation	1.01
taxes	3.01(m)(ix)
Transition Period	5.05(a)
US BioEnergy	Preamble
US BioEnergy Acquisition Agreement	4.02(b)
US BioEnergy Adverse Recommendation Change	4.02(b)
US BioEnergy Benefit Agreement	3.01(l)(i)
US BioEnergy Benefit Plan	3.01(l)(i)
US BioEnergy Common Stock	Recitals
US BioEnergy Commonly Controlled Entity	3.01(l)
US BioEnergy Consolidated Group	3.01(m)(ix)
US BioEnergy Disclosure Schedule	3.01
US BioEnergy ESPP	3.01(c)
US BioEnergy Filed SEC Documents	3.01
US BioEnergy Material Leases	3.01(t)(ii)
US BioEnergy Owned Real Estate	3.01(t)(i)
US BioEnergy Permits	3.01(i)
US BioEnergy Plants	8.03(f)
US BioEnergy Preferred Stock	3.01(c)
US BioEnergy Principal Shareholders	Recitals
US BioEnergy Restricted Stock Award	3.01(c)
US BioEnergy SEC Documents	3.01(e)(i)
US BioEnergy Shareholders Agreement	Recitals
US BioEnergy Shareholder Approval	3.01(n)
US BioEnergy Shareholders Meeting	5.01(b)
US BioEnergy Stock Awards	3.01(c)
US BioEnergy Stock Options	3.01(c)
US BioEnergy Stock Plans	3.01(c)
US BioEnergy Superior Proposal	4.02(a)
US BioEnergy Takeover Proposal	4.02(a)
US BioEnergy Termination Fee	5.07(b)
VeraSun	Preamble
VeraSun Acquisition Agreement	4.03(b)
VeraSun Adverse Recommendation Change	4.03(b)
VeraSun Benefit Agreement	3.02(l)(i)
VeraSun Benefit Plan	3.02(l)(i)
VeraSun Common Stock	Recitals
VeraSun Commonly Controlled Entity	3.02(l)(i)
VeraSun Consolidated Group	3.02(m)(vi)
VeraSun Disclosure Schedule	3.02
VeraSun Filed SEC Documents	3.02
VeraSun Material Leases	3.02(u)(ii)

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Term	Section
VeraSun Owned Real Estate	3.02(u)(i)
VeraSun Permits	3.02(i)
VeraSun Plan	5.05(a)
VeraSun Plant	8.03(c)
VeraSun Preferred Stock	3.02(c)(i)
VeraSun Principal Shareholders	Recitals
VeraSun Restricted Stock Awards	3.02(c)(i)
VeraSun SEC Documents	3.02(e)
VeraSun Shareholder Approval	3.02(n)
VeraSun Shareholders Agreement	Recitals
VeraSun Shareholders Meeting	5.01(c)
VeraSun Stock Awards	3.02(c)(i)
VeraSun Stock Option	3.02(c)(i)
VeraSun Stock Plans	3.02(c)(i)
VeraSun Superior Proposal	4.03(a)
VeraSun Takeover Proposal	4.03(a)
VeraSun Termination Fee	5.07(c)
VeraSun Warrants	3.02(c)

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EXHIBIT C

TO THE MERGER AGREEMENT

Articles of Incorporation

of

Surviving Corporation

Pursuant to Section 47-1A-1007 of the South Dakota Business Corporation Act (the “Act”), the following Articles of Incorporation (the “Articles of Incorporation”), shall, immediately upon the Effective Time (as defined in the Agreement and Plan of Merger, dated as of November 29, 2007, among the undersigned corporation, VeraSun Energy Corporation, a South Dakota corporation, and Host Acquisition Corporation, a South Dakota corporation) be the Articles of Incorporation of the undersigned corporation and shall supersede the original articles of incorporation and all amendments and restatements thereto of the undersigned corporation:

Article I

The name of the corporation shall be US BioEnergy Corporation (the “Corporation”).

Article II

A. The street address of the principal office of the Corporation is:

100 22nd Avenue,

Brookings, SD 57006

B. The street address of the initial registered office of the Corporation is:

CT Corporation System

319 South Coteau Street

Pierre, SD 57006-2037

C. The name and address of each incorporator of the Corporation is:

Name: Jill Wilts	Address: 326 Main Avenue Suite 209 Brookings, South Dakota 57006

Article III

The nature of the business of the Corporation and the objects and purposes proposed to be transacted, promoted and carried on by it are as follows:

A. To conduct all activities authorized by law and specifically to develop and thereafter own and operate sources of energy production and development and to conduct such other activities as may be connected therewith, and such other business or activities as shall be considered desirable by the Board of Directors; provided that indebtedness of the Corporation may not be increased above $5,000,000,000 unless the Corporation has complied with Article XVII, Section 8 of the Constitution of the State of South Dakota with respect to such increase; and

B. To do each and every act necessary to carry out the purposes and objectives as stated herein and exercise all powers conferred by the laws of the State of South Dakota on corporations as provided by the Act or any amendments thereto.

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Article IV

A. Authorized Capital Stock. The total number of shares of stock that the Corporation shall have authority to issue is 1,000 shares of common voting stock, par value $0.01 per share (“Common Stock”).

B. Power to Issue, Sell and Purchase Shares; Share Dividends. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to issue shares of one class or series as a share dividend in respect of shares of another class or series, as the Board of Directors shall from time to time, in its discretion, determine, and as otherwise permitted by law.

C. No Preemptive Rights. Except as may otherwise be expressly agreed by the Corporation, holders of Common Stock shall have no preemptive rights to purchase stock of the Corporation or securities convertible into or carrying a right to subscribe for or acquire stock of the Corporation.

Article V

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and shareholders:

A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

B. The number of directors of the Corporation shall be fixed from time to time by resolution of the Board of Directors of the Corporation. Any director or the entire Board of Directors of the Corporation may be removed, with or without cause, at any time by the holders of a majority of the shares of Common Stock then entitled to vote at an election of Directors or by written consent of the shareholders.

C. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the Act, these Articles of Incorporation, and any Bylaws adopted by the shareholders; provided, however, that no Bylaws hereafter adopted by the shareholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

Article VI

To the fullest extent permitted by the laws and statutes of the State of South Dakota as the same exist or may hereafter be amended, no person who is or was a director of this corporation shall be held liable to the corporation or its shareholders for money damages for any action taken, or the failure to take any action, as a director. Any repeal or modification of this Article VI shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

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Article VII

A. The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article VII shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

B. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VII to directors and officers of the Corporation.

C. The rights to indemnification and to the advancement of expenses conferred in this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under these Articles of Incorporation, the Bylaws of the Corporation, any statute, agreement, vote of shareholders or disinterested directors or otherwise.

D. Any repeal or modification of this Article VII shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

Article VIII

The books of the Corporation may be kept (subject to any provision contained in the Act) outside the State of South Dakota at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

Article IX

To the fullest extent permitted by the South Dakota Domestic Public Corporation Takeover Act as the same exists or may hereafter be amended (the “Takeover Act”), the Corporation hereby expressly opts out of Sections 47-33-8 through 47-33-16 of the Takeover Act, inclusive, and such sections of the Takeover Act shall be inapplicable to the Corporation or to control share acquisitions of shares of the Corporation.

Article X

In furtherance and not in limitation of the powers conferred upon it by the laws of the State of South Dakota, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation’s By-Laws.

Article XI

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed in these Articles of Incorporation, the Corporation’s Bylaws or the Act, and all rights herein conferred upon shareholders are granted subject to such reservation.

******

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In Witness Whereof, the Corporation has caused these Articles of Incorporation to be executed on its behalf this          day of              , 2008.

US BIOENERGY CORPORATION

By:
Name:
Title:

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Annex 2

EXECUTION COPY

SHAREHOLDERS AGREEMENT dated as of November 29, 2007 (this “Agreement”), among VeraSun Energy Corporation, a South Dakota corporation (“VeraSun”), and the individuals and other parties listed on Schedule A attached hereto (each, a “Shareholder” and, collectively, the “Shareholders”).

WHEREAS VeraSun, Host Acquisition Corporation, a South Dakota corporation and a wholly owned subsidiary of VeraSun (“Sub”), and US BioEnergy Corporation, a South Dakota corporation (“US BioEnergy”), propose to enter into an Agreement and Plan of Merger dated as of the date of this Agreement (as the same may be amended or supplemented, the “Merger Agreement”; terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for the merger of Sub with and into US BioEnergy (the “Merger”) upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS each Shareholder owns the number of shares of US BioEnergy Common Stock set forth opposite such Shareholder’s name on Schedule A hereto (such shares of US BioEnergy Common Stock, together with any shares of US BioEnergy Common Stock and other voting securities of US BioEnergy acquired or held of record or beneficially owned by such Shareholder after the date of this Agreement being collectively referred to herein as the “Subject Shares” of such Shareholder; provided, that if at any time the aggregate total voting power of the securities that are Subject Shares of all the Shareholders shall not equal 33 percent of the Total Voting Power at such time, the number of Subject Shares in the aggregate will be deemed to be reduced or increased (as applicable) to a number representing 33 percent of the Total Voting Power at such time, and to effect such aggregate reduction or increase, the Subject Shares of each Shareholder shall be reduced or increased (as applicable) on a pro rata basis among all Shareholders (based on their relative beneficial ownership of shares of US BioEnergy Common Stock and other US BioEnergy voting securities that would be Subject Shares before giving effect to any reduction or increase pursuant to this proviso), in each case only so long as necessary to ensure that the total voting power represented by the Subject Shares is equal to 33 percent of the Total Voting Power. As used herein “Total Voting Power” at a given time shall mean the total voting power of all shares of US BioEnergy Common Stock and other voting securities of US BioEnergy outstanding at such time); and

WHEREAS as a condition to its willingness to enter into the Merger Agreement, VeraSun has requested that each Shareholder enter into this Agreement.

NOW, THEREFORE, to induce VeraSun to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the promises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

SECTION 1. Representations and Warranties of Each Shareholder. Except as specifically set forth in the disclosure schedule delivered to VeraSun by such Shareholder on the date of this Agreement, each Shareholder hereby, severally and not jointly, represents and warrants to VeraSun as follows:

(a) Organization; Authority; Execution and Delivery; Enforceability. Such Shareholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. To the extent that such Shareholder is an entity other than an individual, such Shareholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The execution and delivery of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of such Shareholder. This Agreement has been duly executed and delivered by such Shareholder and, assuming due authorization, execution and delivery by VeraSun, constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such

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enforceability is considered in a proceeding in equity or at law). The execution and delivery by such Shareholder of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement, will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien (other than Liens created pursuant to this Agreement) on any properties or other assets of such Shareholder under, (i) any provision of any certificate of incorporation or by-laws or partnership agreement or the comparable organizational documents applicable to such Shareholder, (ii) any Contract applicable to such Shareholder or any of its properties or other assets or (iii) subject to the filings and other matters referred to in the following sentence of this Section 1(a), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Shareholder or its properties or other assets, except in the case of each of clauses (ii) and (iii), as is not, individually or in the aggregate, reasonably likely to (x) impair the ability of such Shareholder to perform its obligations under this Agreement or (y) prevent or materially impede or delay the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to such Shareholder in connection with the execution and delivery of this Agreement by such Shareholder or the consummation by such Shareholder of the transactions contemplated by this Agreement or the compliance by such Shareholder with the provisions of this Agreement, except for such filings under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement and except those which are not, individually or in the aggregate, reasonably likely to (x) impair the ability of such Shareholder to perform its obligations under this Agreement or (y) prevent or materially impede or delay the consummation of the transactions contemplated by this Agreement. No trust of which such Shareholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated by this Agreement, except for such consents which have been obtained prior to the date of this Agreement. If the Shareholder is an individual and is married and the Subject Shares of the Shareholder constitute community property or if spousal or other approval is required for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Shareholder’s spouse, enforceable against such spouse in accordance with its terms.

(b) The Subject Shares. Such Shareholder is the record and beneficial owner of (or is the trustee of a trust that is the record holder of, and whose beneficiaries are the beneficial owners of), and has good and marketable title to, the Subject Shares set forth opposite its name on Schedule A hereto, free and clear of any Liens (other than Liens created pursuant to the terms of this Agreement or arising under federal or state securities laws). Such Shareholder has the sole right to vote and Transfer (as defined below) the Subject Shares, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or the Transfer of such Subject Shares, except as set forth in Section 3 of this Agreement.

SECTION 2. Representations and Warranties of VeraSun. VeraSun hereby represents and warrants to each Shareholder as follows: VeraSun has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by VeraSun and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of VeraSun. This Agreement has been duly executed and delivered by VeraSun and, assuming due authorization, execution and delivery by each Shareholder, constitutes a legal, valid and binding obligation of VeraSun, enforceable against VeraSun in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution and delivery by VeraSun of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement, will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of

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a benefit under, or result in the creation of any Lien on any properties or other assets of VeraSun under, (i) any provision of the Articles of Incorporation or Bylaws of VeraSun (in each case as amended to the date of this Agreement), (ii) any Contract applicable to VeraSun or any of its Subsidiaries or their respective properties or other assets or (iii) subject to the filings and other matters referred to in the last sentence of this Section 2, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to VeraSun or any of its properties or other assets, except in the case of each of clauses (ii) and (iii), as are not, individually or in the aggregate, reasonably likely to (x) have a Material Adverse Effect on VeraSun, (y) impair the ability of VeraSun to perform its obligations under this Agreement or (z) prevent or materially impede or delay the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to VeraSun in connection with the execution and delivery of this Agreement by VeraSun or the consummation by VeraSun of the transactions contemplated by this Agreement except for such filings under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement and except those which are not, individually or in the aggregate, reasonably likely to (x) have a Material Adverse Effect on VeraSun, (y) impair the ability of VeraSun to perform its obligations under this Agreement or (z) prevent or materially impede or delay the consummation of the transactions contemplated by this Agreement.

SECTION 3. Covenants of Each Shareholder. Each Shareholder, severally and not jointly, covenants and agrees during the term of this Agreement as follows:

(a) At any meeting of the shareholders of US BioEnergy called to vote upon the Merger Agreement or the Merger or any of the other transactions contemplated by the Merger Agreement, or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger Agreement or the Merger or any of the other transactions contemplated by the Merger Agreement is sought, such Shareholder shall, including by executing a written consent solicitation if requested by VeraSun, vote (or cause to be voted) all the Subject Shares of such Shareholder in favor of the approval of the Merger Agreement and of the Merger and each of the other transactions contemplated by the Merger Agreement. Such Shareholder hereby agrees not to take any action by written consent in any circumstance other than in accordance with this Section 3(a). This Section 3(a) shall be deemed to be a voting agreement within the meaning of and created pursuant to Section 47-1A-731 of the SDBCA.

(b) At any meeting of the shareholders of US BioEnergy or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent, or other approval is sought (including by written consent), such Shareholder shall vote (or cause to be voted) all the Subject Shares of such Shareholder against any of the following (or any agreement to enter into, effect, facilitate or support any of the following): (i) any US BioEnergy Takeover Proposal, (ii) any reorganization, recapitalization, dissolution, liquidation or winding up of or by US BioEnergy, or (iii) any amendment of US BioEnergy’s Second Amended and Restated Articles of Incorporation or Second Amended and Restated By-laws or other proposal, action or transaction involving US BioEnergy or any of its Subsidiaries or any of its shareholders, which amendment or other proposal, action or transaction could reasonably be expected to prevent or materially impede or delay the consummation of the Merger or the other transactions contemplated by the Merger Agreement or the consummation of the transactions contemplated by this Agreement or to dilute in any material respect the benefits to VeraSun of the Merger and the other transactions contemplated by the Merger Agreement or the transactions contemplated by this Agreement, or change in any manner the voting rights of the US BioEnergy Common Stock (collectively, “Frustrating Transactions”). This Section 3(b) shall be deemed to be a voting agreement within the meaning of and created pursuant to Section 47-1A-731 of the SDBCA.

(c) Other than in accordance with the terms of this Agreement, such Shareholder shall not (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, “Transfer”), or consent to any Transfer of, any Subject Shares or any interest therein or enter into any Contract, option or other arrangement (including any profit sharing or other derivative arrangement) with respect to the Transfer of, any Subject Shares or any interest therein to any person other than pursuant to the Merger Agreement or

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(ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection with, directly or indirectly, any US BioEnergy Takeover Proposal or otherwise with respect to the Subject Shares. Such Shareholder shall not commit or agree to take any action inconsistent with the foregoing. Such Shareholder shall not, nor shall such Shareholder permit any entity under its control to, deposit any Subject Shares in a voting trust. Notwithstanding any other provision of this Agreement, each Shareholder may Transfer all or a portion of such Shareholder’s Subject Shares to any other person if such person expressly agrees in writing with VeraSun to be bound by all of the provisions of this Agreement.

(d) Such Shareholder shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Merger Agreement, including, if requested by VeraSun, appearing at any meeting of the shareholders of US BioEnergy or at any adjournment or postponement thereof. Such Shareholder shall not commit or agree to take any action inconsistent with the transactions contemplated by this Agreement or the transactions contemplated by the Merger Agreement.

(e) From and after the date of this Agreement, such Shareholder shall not, and shall not authorize or permit any of its Subsidiaries or affiliates (other than US BioEnergy) or any of its or their Representatives to, directly or indirectly, (i) solicit, initiate, encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, an US BioEnergy Takeover Proposal, (ii) enter into any agreement with respect to any US BioEnergy Takeover Proposal or (iii) participate in any discussions or negotiations regarding an US BioEnergy Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of Shareholder shall be a breach of this Section 3(e) by such Shareholder. Such Shareholder shall immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any US BioEnergy Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished.

(f) Such Shareholder shall not issue any press release or make any other public statement, and shall not authorize or permit any of its Subsidiaries or affiliates (other than US BioEnergy) or any of its or their Representatives to issue any press release or make any other public statement, with respect to the Merger Agreement, this Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement without the prior written consent of VeraSun, except as may be required by applicable law, including any filings required under the Exchange Act.

(g) Such Shareholder hereby waives any appraisal rights with respect to, or rights to dissent from, the Merger that such Shareholder may have, if any.

(h) Each Shareholder hereby covenants and agrees that for a period of 180 days following the Effective Time (the “Lock-Up Period”), such Shareholder shall not Transfer or consent to any Transfer of, any shares of VeraSun Common Stock received by such Shareholder in the Merger with respect to the Subject Shares, or any interest therein, or enter into any Contract, option or other arrangement (including any profit sharing or other derivative arrangement) with respect to the Transfer of, any shares of VeraSun Common Stock received by such Shareholder in the Merger with respect to the Subject Shares or any interest therein to any person (other than VeraSun); provided that the foregoing restriction shall not prohibit the Transfer of an aggregate of up to 200,000 of such shares of VeraSun Common Stock by such Shareholder to a charitable foundation, a charity or a not-for-profit organization. Such Shareholder shall not commit or agree to take any action inconsistent with the foregoing. Notwithstanding the provisions set forth in this Section 3(h), after the Effective Time and during the Lock-Up Period each Shareholder may Transfer shares of VeraSun Common Stock:

(1)	if such Shareholder is a natural person, to any member of such Shareholder’s immediate family, to a trust the beneficiaries of which are exclusively such Shareholder or members of such Shareholder’s immediate family if, in any such case, such transfer is a bona fide gift, or by will or intestate succession;

(2)	pursuant to any order of, or settlement agreement not involving any public sale of such shares or securities, approved by, any court of competent jurisdiction;

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(3)	if such Shareholder is a partnership or a limited liability company, to a partner or member, as the case may be, of such partnership or limited liability company so long as the transfer is not for value; and

(4)	if such Shareholder is a corporation, to any wholly-owned subsidiary of such corporation or to any shareholder of such corporation, so long as the transfer is not for value.

provided, however, that in any case referred to in clauses (1) through (4) above, it shall be a condition to the Transfer that the transferee agrees in writing with VeraSun to be bound by this Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of such Shareholder and not to the immediate family of the transferee). For purposes of this paragraph, “immediate family” shall mean a spouse, lineal descendent, father, mother, brother or sister of such Shareholder, including any lineal descendent, brother or sister by adoption. In addition, nothing herein shall prohibit such Shareholder from establishing a trading plan pursuant to Rule 10b5-1 under the Exchange Act, during the Lock-Up Period, provided that no sales or other Transfers occur under such plan during the Lock-Up Period, and no public announcement of any such plan occurs during the Lock-Up Period.

(i) Solely for purposes of the 12-month period referenced in clause (ii) of Section 8, the references to 33 percent in the second “WHEREAS” clause of the preamble hereto shall be reduced to 19.9 percent, and the Subject Shares of each Shareholder shall also be deemed reduced accordingly.

SECTION 4. Grant of Irrevocable Proxy; Appointment of Proxy.

(a) Each Shareholder hereby irrevocably grants to, and appoints, VeraSun and Donald Endres, its Chief Executive Officer, and Danny Herron, its Chief Financial Officer, in their respective capacities as designees of VeraSun, and any individual who shall hereafter succeed to any such office of VeraSun, and each of them individually, such Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to vote all of such Shareholder’s Subject Shares (owned of record or beneficially), or grant a consent or approval or consent in writing in respect of such Subject Shares, (i) in favor of the approval of the Merger Agreement and of the Merger and each of the other transactions contemplated by the Merger Agreement, (ii) against any Alternative Transaction or any Frustrating Transaction and (iii) otherwise in accordance with Section 3 of this Agreement.

(b) Each Shareholder represents that any proxies heretofore given in respect of such Shareholder’s Subject Shares are not irrevocable and that all such proxies are hereby revoked.

(c) Each Shareholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Each Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Each Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Each such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 47-1A-722.2 of the SDBCA.

SECTION 5. Further Assurances. Each Shareholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as VeraSun may reasonably request for the purpose of effectuating the matters covered by this Agreement.

SECTION 6. Certain Events. Each Shareholder agrees that this Agreement and the obligations hereunder shall attach to such Shareholder’s Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including such Shareholder’s heirs, guardians, administrators or successors. To the extent necessary to ensure that the aggregate amount of Subject Shares hereunder equals 33 percent of the Total Voting Power from time to time (or, in the event Section 3(i) is applicable, 19.9 percent of the Total Voting Power from time to time), each Shareholder agrees that (i) each certificate representing the Subject Shares shall be inscribed with a legend to such effect,

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(ii) in the event of any stock split, stock dividend, merger, share exchange, reorganization, recapitalization or other change in the capital structure of US BioEnergy affecting the US BioEnergy Common Stock, or the acquisition of additional shares of US BioEnergy Common Stock or other voting securities of US BioEnergy by any Shareholder, the number of Subject Shares listed on Schedule A hereto beside the name of such Shareholder shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of US BioEnergy Common Stock or other voting securities of US BioEnergy issued to or acquired by such Shareholder and (iii) in the event of any other acquisition of additional shares of capital stock of US BioEnergy or other voting securities of US BioEnergy by any Shareholder (including through the exercise of any warrants, stock options or similar instruments), the number of Subject Shares listed on Schedule A hereto beside the name of such Shareholder shall be adjusted appropriately. Subject to the limitations set forth in the second “WHEREAS” clause of the preamble hereto, this Agreement and the representations, warranties, covenants, agreements and obligations hereunder shall attach to any additional shares of US BioEnergy Common Stock or other voting securities of US BioEnergy issued to or acquired by any Shareholder (including through the exercise of any warrants, stock options or similar instruments).

SECTION 7. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto, except that VeraSun may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any direct or indirect wholly owned subsidiary of VeraSun, but no such assignment shall relieve VeraSun of its obligations under this Agreement. Any purported assignment in violation of this Section 7 shall be void. Subject to the preceding sentences of this Section 7, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

SECTION 8. Termination. Except as set forth below, this Agreement shall terminate upon the earliest of (i) the Effective Time; provided that, in the case of this clause (i), Section 3(h), together with this Section 8, Section 9, Section 11, Section 12, Section 13, Section 14 and Section 15, shall survive such termination and continue in full force and effect, (ii) twelve months following the termination of the Merger Agreement (A) if terminated pursuant to Section 7.01(b)(i) or 7.01(b)(iii) thereof in circumstances in which VeraSun is or may become entitled to receive the US BioEnergy Termination Fee, (B) if terminated pursuant to Section 7.01(c) in the event of a willful breach of any covenant or agreement in the Merger Agreement, or (C) if terminated pursuant to Section 7.01(e) or Section 7.01(g) thereof; provided that, in the case of this clause (ii), Section 3(d) shall terminate concurrently with such termination of the Merger Agreement, and (iii) the termination of the Merger Agreement if terminated pursuant to Section 7.01(a), 7.01(b)(ii), 7.01(b)(iv), 7.01(d), 7.01(f) or 7.01(h) thereof. No such termination of this Agreement shall relieve any party hereto from any liability for any breach of any provision of this Agreement prior to termination.

SECTION 9. General Provisions. (a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

(b) Notices. All notices, requests, clauses, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, via facsimile (with confirmation) or sent by overnight or same-day courier (providing proof of delivery) to VeraSun in accordance with Section 8.02 of the Merger Agreement and to the Shareholders at their respective addresses set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

(c) Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereby”, “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of

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this Agreement. The words “date hereof” shall refer to the date of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The term “or” shall not be deemed to be exclusive. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

(d) Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other party. The effectiveness of this Agreement shall be conditioned upon the execution and delivery of the Merger Agreement by each of the parties thereto.

(e) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(f) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF EXCEPT TO THE EXTENT THAT THE LAWS OF THE STATE OF SOUTH DAKOTA ARE MANDATORILY APPLICABLE TO THE MERGER; PROVIDED, HOWEVER, THAT THE LAWS OF THE STATE OF SOUTH DAKOTA SHALL GOVERN THE RELATIVE RIGHTS, OBLIGATIONS, POWERS, DUTIES AND OTHER INTERNAL AFFAIRS OF US BIOENERGY, VERASUN AND THEIR RESPECTIVE BOARDS OF DIRECTORS.

SECTION 10. Shareholder Capacity. No person executing this Agreement who is or becomes during the term of this Agreement a director or officer of US BioEnergy makes any agreement or understanding herein in his or her capacity as such director or officer. Each Shareholder signs solely in his or her capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Shareholder’s Subject Shares and nothing herein shall limit or affect any actions taken by a Shareholder in its capacity as an officer or director of US BioEnergy.

SECTION 11. Specific Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court for the Southern District of New York, or, if such court does not have subject matter jurisdiction, the state courts of New York located in New York County, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties irrevocably agrees that any legal action or proceeding arising out of or related to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns may be brought and determined in the United States District Court for the Southern District of New York, or, if such court does not have subject matter jurisdiction, the state courts of New York located in New York County, and each of the

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parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the parties agrees further to accept service of process in any manner permitted by such court. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or related to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-named court for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by law, that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such court. Notwithstanding the foregoing, each of the parties hereto agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the United States District Court for the Southern District of New York or, if such court does not have subject matter jurisdiction, the state courts of New York located in New York County, or in any other court or jurisdiction.

SECTION 12. Termination of Certain Agreements. At the Effective Time, each of (i) that certain Shareholder’s Agreement, dated as of December 13, 2006 (the “Existing Shareholders Agreement”), by and between US BioEnergy and each of the shareholders of US BioEnergy listed on the signature page thereto and (ii) that certain Subscription Agreement, dated as of November 17, 2005, by and between CHS Inc. and US BioEnergy (including that certain waiver letter, dated as of July 26, 2006, related thereto) shall, without need for further action by any person, terminate and no party to either agreement described in clauses (i) and (ii) above shall have any further rights or obligations thereunder. To the extent that a party to the Existing Shareholders Agreement is an affiliate of a Shareholder, but such party to the Existing Shareholders Agreement is not a signatory hereto, such Shareholder hereby irrevocably consents, on behalf of such affiliate, to the termination of the Existing Shareholders Agreement as provided for hereby.

SECTION 13. Waiver of Jury Trial. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 13.

SECTION 14. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 15. Absence of Presumption. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event of ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by such parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, VeraSun has caused this Agreement to be signed by its officer thereunto duly authorized and each Shareholder has signed this Agreement, all as of the date first written above.

VERASUN ENERGY CORPORATION

by	/s/ DONALD L. ENDRES
Name:	Donald L. Endres
Title:	President and CEO
Address:

GORDON W. OMMEN

/s/ GORDON W. OMMEN
Address:

CAPITALINE ADVISORS, LLC

By:	/s/ GORDON W. OMMEN
Name:	Gordon W. Ommen
Title:	Sole Member
Address:

CAPITALINE GENERAL PARTNER, LLC

By:	/s/ JILL WILTS
Name:	Jill Wilts
Title:	Vice President
Address:

CAPITALINE RENEWABLE ENERGY, LP

By:	/s/ GORDON W. OMMEN
Name:	Gordon W. Ommen
Title:
Address:

BIRDDOG CAPITAL, LLC

By:	/s/ GORDON W. OMMEN
Name:	Gordon W. Ommen
Title:	Sole Member
Address:

ROLAND J. FAGEN

By:	/s/ ROLAND J. FAGEN
Name:	Roland J. Fagen
Title:	Trustee under the Roland J. Fagen 2007 US BioEnergy Term Trust Agreement
Address:

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DIANE KATHLEEN FAGEN

/s/ DIANE KATHLEEN FAGEN
Address:

PLATTE VALLEY ENERGY, LLC

By:	/s/ ROLAND J. FAGEN
Name:	Roland J. Fagen
Title:	President
Address:

GLOBAL ETHANOL, INC.

By:	/s/ ROLAND J. FAGEN
Name:	Roland J. Fagen
Title:	President
Address:

CHS INC.

By:	/s/ JAY D. DEBERTIN
Name:	Jay D. Debertin
Title:	Chief Operating Officer
Address:

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Schedule A

Shareholder	Number of Outstanding Shares of US BioEnergy Common Stock	Percentage of Total Voting Power
Gordon W. Ommen	1,300,891	1.63%
Capitaline Advisors, LLC	510,734	0.64%
Capitaline General Partner, LLC	18,236	0.02%
Capitaline Renewable Energy, LP	48,877	0.06%
BirdDog Capital, LLC	2,307,967	2.90%
Roland J. Fagen	118,768	0.15%
Diane Kathleen Fagen	128,877	0.16%
Roland and Kathleen Fagen	257,754	0.32%
Platte Valley Fuel Ethanol, LLC	6,591,599	8.29%
Global Ethanol, Inc.	3,221,921	4.05%
CHS Inc.	11,771,138	14.78%
Total	26,276,762	33.0%

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Annex 3

EXECUTION COPY

SHAREHOLDERS AGREEMENT dated as of November 29, 2007 (this “Agreement”), among US BioEnergy Corporation, a South Dakota corporation (“US BioEnergy”), and Donald L. Endres (the “Shareholder”).

WHEREAS US BioEnergy, VeraSun Energy Corporation, a South Dakota corporation (“VeraSun”), and VeraSun Acquisition Corporation, a South Dakota corporation and a wholly owned subsidiary of VeraSun (“Sub”), and propose to enter into an Agreement and Plan of Merger dated as of the date of this Agreement (as the same may be amended or supplemented, the “Merger Agreement”; terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for the merger of Sub with and into US BioEnergy (the “Merger”) upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS the Shareholder owns the number of shares of VeraSun Common Stock set forth opposite his name on Schedule A hereto (such shares of VeraSun Common Stock, together with any shares of VeraSun Common Stock and other voting securities of VeraSun acquired or held of record or beneficially owned by the Shareholder after the date of this Agreement being collectively referred to herein as the “Subject Shares” of the Shareholder; provided, that if at any time the aggregate total voting power of the securities that are Subject Shares of the Shareholder shall not equal 19.9 percent of the Total Voting Power at such time, the number of Subject Shares in the aggregate will be deemed to be reduced or increased (as applicable) to a number representing 19.9 percent of the Total Voting Power at such time, and to effect such aggregate reduction or increase, the Subject Shares of the Shareholder shall be reduced or increased (as applicable) only so long as necessary to ensure that the total voting power represented by the Subject Shares is equal to 19.9 percent of the Total Voting Power. As used herein “Total Voting Power” at a given time shall mean the total voting power of all shares of VeraSun Common Stock and other voting securities of VeraSun outstanding at such time); and

WHEREAS as a condition to its willingness to enter into the Merger Agreement, US BioEnergy has requested that the Shareholder enter into this Agreement.

NOW, THEREFORE, to induce US BioEnergy to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the promises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

SECTION 1. Representations and Warranties of the Shareholder. Except as specifically set forth in the disclosure schedule delivered to US BioEnergy by the Shareholder on the date of this Agreement, the Shareholder hereby represents and warrants to US BioEnergy as follows:

(a) Organization; Authority; Execution and Delivery; Enforceability. The Shareholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. To the extent that the Shareholder is an entity other than an individual, the Shareholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The execution and delivery of this Agreement by the Shareholder and the consummation by the Shareholder of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of the Shareholder. This Agreement has been duly executed and delivered by the Shareholder and, assuming due authorization, execution and delivery by US BioEnergy, constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution and delivery by the Shareholder of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement, will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination,

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cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien (other than Liens created pursuant to this Agreement) on any properties or other assets of the Shareholder under, (i) any provision of any certificate of incorporation or by-laws or partnership agreement or the comparable organizational documents applicable to the Shareholder, (ii) any Contract applicable to the Shareholder or any of its properties or other assets or (iii) subject to the filings and other matters referred to in the following sentence of this Section 1(a), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Shareholder or its properties or other assets, except in the case of each of clauses (ii) and (iii), as is not, individually or in the aggregate, reasonably likely to (x) impair the ability of the Shareholder to perform its obligations under this Agreement or (y) prevent or materially impede or delay the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Shareholder in connection with the execution and delivery of this Agreement by the Shareholder or the consummation by the Shareholder of the transactions contemplated by this Agreement or the compliance by the Shareholder with the provisions of this Agreement, except for such filings under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement and except those which are not, individually or in the aggregate, reasonably likely to (x) impair the ability of the Shareholder to perform its obligations under this Agreement or (y) prevent or materially impede or delay the consummation of the transactions contemplated by this Agreement. No trust of which the Shareholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated by this Agreement, except for such consents which have been obtained prior to the date of this Agreement. If the Shareholder is an individual and is married and the Subject Shares of the Shareholder constitute community property or if spousal or other approval is required for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Shareholder’s spouse, enforceable against such spouse in accordance with its terms.

(b) The Subject Shares. The Shareholder is the record and beneficial owner of (or is the trustee of a trust that is the record holder of, and whose beneficiaries are the beneficial owners of), and has good and marketable title to, the Subject Shares set forth opposite his name on Schedule A hereto, free and clear of any Liens (other than Liens created pursuant to the terms of this Agreement or arising under federal or state securities laws). The Shareholder has the sole right to vote and Transfer (as defined below) the Subject Shares, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or the Transfer of such Subject Shares, except as set forth in Section 3 of this Agreement.

SECTION 2. Representations and Warranties of US BioEnergy. US BioEnergy hereby represents and warrants to the Shareholder as follows: US BioEnergy has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by US BioEnergy and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of US BioEnergy. This Agreement has been duly executed and delivered by US BioEnergy and, assuming due authorization, execution and delivery by the Shareholder, constitutes a legal, valid and binding obligation of US BioEnergy, enforceable against US BioEnergy in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution and delivery by US BioEnergy of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement, will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien on any properties or other assets of US BioEnergy under, (i) any provision of the Second Amended and Restated Articles of Incorporation or the Second Amended and Restated Bylaws of US BioEnergy (in each case as amended to the date of this Agreement), (ii) any Contract applicable to US BioEnergy

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or any of its Subsidiaries or their respective properties or other assets or (iii) subject to the filings and other matters referred to in the last sentence of this Section 2, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to US BioEnergy or any of its properties or other assets, except in the case of each of clauses (ii) and (iii), as are not, individually or in the aggregate, reasonably likely to (x) have a Material Adverse Effect on US BioEnergy, (y) impair the ability of US BioEnergy to perform its obligations under this Agreement or (z) prevent or materially impede or delay the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to US BioEnergy in connection with the execution and delivery of this Agreement by US BioEnergy or the consummation by US BioEnergy of the transactions contemplated by this Agreement except for such filings under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement and except those which are not, individually or in the aggregate, reasonably likely to (x) have a Material Adverse Effect on US BioEnergy, (y) impair the ability of US BioEnergy to perform its obligations under this Agreement or (z) prevent or materially impede or delay the consummation of the transactions contemplated by this Agreement.

SECTION 3. Covenants of The Shareholder. The Shareholder covenants and agrees during the term of this Agreement as follows:

(a) At any meeting of the shareholders of VeraSun called to vote upon the issuance of shares of VeraSun Common Stock pursuant to the Merger (the “Share Issuance”) or any of the other transactions contemplated by the Merger Agreement, or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Share Issuance or the Merger or any of the other transactions contemplated by the Merger Agreement is sought, the Shareholder shall, including by executing a written consent solicitation if requested by US BioEnergy, vote (or cause to be voted) all the Subject Shares of the Shareholder in favor of the approval of the Share Issuance and of the Merger and each of the other transactions contemplated by the Merger Agreement. The Shareholder hereby agrees not to take any action by written consent in any circumstance other than in accordance with this Section 3(a). This Section 3(a) shall be deemed to be a voting agreement within the meaning of and created pursuant to Section 47-1A-731 of the SDBCA.

(b) At any meeting of the shareholders of VeraSun or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent, or other approval is sought (including by written consent), the Shareholder shall vote (or cause to be voted) all the Subject Shares of the Shareholder against any of the following (or any agreement to enter into, effect, facilitate or support any of the following): (i) any VeraSun Takeover Proposal, (ii) any reorganization, recapitalization, dissolution, liquidation or winding up of or by VeraSun, or (iii) any amendment of VeraSun’s Articles of Incorporation or By-laws or other proposal, action or transaction involving VeraSun or any of its Subsidiaries or any of its shareholders, which amendment or other proposal, action or transaction could reasonably be expected to prevent or materially impede or delay the consummation of the Merger or the other transactions contemplated by the Merger Agreement or the consummation of the transactions contemplated by this Agreement or to dilute in any material respect the benefits to US BioEnergy of the Merger and the other transactions contemplated by the Merger Agreement or the transactions contemplated by this Agreement, or change in any manner the voting rights of the VeraSun Common Stock (collectively, “Frustrating Transactions”). This Section 3(b) shall be deemed to be a voting agreement within the meaning of and created pursuant to Section 47-1A-731 of the SDBCA.

(c) Other than in accordance with the terms of this Agreement, the Shareholder shall not (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, “Transfer”), or consent to any Transfer of, any Subject Shares or any interest therein or enter into any Contract, option or other arrangement (including any profit sharing or other derivative arrangement) with respect to the Transfer of, any Subject Shares or any interest therein to any person other than pursuant to the Merger Agreement or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection with, directly or indirectly, any VeraSun Takeover Proposal or otherwise with respect to the Subject Shares. The Shareholder shall not commit or agree to take any action inconsistent with the foregoing. The Shareholder

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shall not, nor shall the Shareholder permit any entity under its control to, deposit any Subject Shares in a voting trust. Notwithstanding any other provision of this Agreement, the Shareholder may Transfer all or a portion of the Shareholder’s Subject Shares to any other person if such person expressly agrees in writing with US BioEnergy to be bound by all of the provisions of this Agreement.

(d) The Shareholder shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Merger Agreement, including, if requested by US BioEnergy, appearing at any meeting of the shareholders of VeraSun or at any adjournment or postponement thereof. The Shareholder shall not commit or agree to take any action inconsistent with the transactions contemplated by this Agreement or the transactions contemplated by the Merger Agreement.

(e) From and after the date of this Agreement, the Shareholder shall not, and shall not authorize or permit any of its Subsidiaries or affiliates (other than VeraSun) or any of its or their Representatives to, directly or indirectly, (i) solicit, initiate, encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, an VeraSun Takeover Proposal, (ii) enter into any agreement with respect to any VeraSun Takeover Proposal or (iii) participate in any discussions or negotiations regarding an VeraSun Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of Shareholder shall be a breach of this Section 3(e) by the Shareholder. The Shareholder shall immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any VeraSun Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished.

(f) The Shareholder shall not issue any press release or make any other public statement, and shall not authorize or permit any of its Subsidiaries or affiliates (other than VeraSun) or any of its or their Representatives to issue any press release or make any other public statement, with respect to the Merger Agreement, this Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement without the prior written consent of US BioEnergy, except as may be required by applicable law, including any filings required under the Exchange Act.

(g) The Shareholder hereby covenants and agrees that for a period of 180 days following the Effective Time (the “Lock-Up Period”), the Shareholder shall not Transfer or consent to any Transfer of, any Subject Shares, or any interest therein, or enter into any Contract, option or other arrangement (including any profit sharing or other derivative arrangement) with respect to the Transfer of, any Subject Shares or any interest therein to any person (other than VeraSun); provided that the foregoing restriction shall not prohibit the Transfer of an aggregate of up to 200,000 of the Subject Shares by the Shareholder to a charitable foundation, a charity or a not-for-profit organization. The Shareholder shall not commit or agree to take any action inconsistent with the foregoing. Notwithstanding the provisions set forth in this Section 3(g), after the Effective Time and during the Lock-Up Period, the Shareholder may Transfer shares of VeraSun Common Stock:

(1)	to any member of the Shareholder’s immediate family, to a trust the beneficiaries of which are exclusively the Shareholder or members of the Shareholder’s immediate family if, in any such case, such transfer is a bona fide gift, or by will or intestate succession; and

(2)	pursuant to any order of, or settlement agreement not involving any public sale of such shares or securities, approved by, any court of competent jurisdiction;

provided, however, that in any case referred to in clauses (1) and (2) above, it shall be a condition to the Transfer that the transferee agrees in writing with VeraSun to be bound by this Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Shareholder and not to the immediate family of the transferee). For purposes of this paragraph, “immediate family” shall mean a spouse, lineal descendent, father, mother, brother or sister of the

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Shareholder, including any lineal descendent, brother or sister by adoption. In addition, nothing herein shall prohibit the Shareholder from establishing a trading plan pursuant to Rule 10b5-1 under the Exchange Act during the Lock-Up Period, provided that no sales or other Transfers occur under such plan during the Lock-Up Period, and no public announcement of any such plan occurs during the Lock-Up Period.

SECTION 4. Grant of Irrevocable Proxy; Appointment of Proxy.

(a) The Shareholder hereby irrevocably grants to, and appoints, US BioEnergy and Gregory Schlicht, its General Counsel, and Rich Atkinson, its Chief Financial Officer, in their respective capacities as designees of US BioEnergy, and any individual who shall hereafter succeed to any such office of US BioEnergy, and each of them individually, the Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Shareholder, to vote all of the Shareholder’s Subject Shares (owned of record or beneficially), or grant a consent or approval or consent in writing in respect of such Subject Shares, (i) in favor of the approval of the Merger Agreement and of the Merger and each of the other transactions contemplated by the Merger Agreement, (ii) against any Alternative Transaction or any Frustrating Transaction and (iii) otherwise in accordance with Section 3 of this Agreement.

(b) The Shareholder represents that any proxies heretofore given in respect of the Shareholder’s Subject Shares are not irrevocable and that all such proxies are hereby revoked.

(c) The Shareholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of the Shareholder under this Agreement. The Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. The Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Each such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 47-1A-722.2 of the SDBCA.

SECTION 5. Further Assurances. The Shareholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as US BioEnergy may reasonably request for the purpose of effectuating the matters covered by this Agreement.

SECTION 6. Certain Events. The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shareholder’s Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including the Shareholder’s heirs, guardians, administrators or successors. To the extent necessary to ensure that the aggregate amount of Subject Shares hereunder equals 19.9 percent of the Total Voting Power from time to time, the Shareholder agrees that (i) each certificate representing the Subject Shares shall be inscribed with a legend to such effect, (ii) in the event of any stock split, stock dividend, merger, share exchange, reorganization, recapitalization or other change in the capital structure of VeraSun affecting the VeraSun Common Stock, or the acquisition of additional shares of VeraSun Common Stock or other voting securities of VeraSun by the Shareholder, the number of Subject Shares listed on Schedule A hereto shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of VeraSun Common Stock or other voting securities of VeraSun issued to or acquired by the Shareholder and (iii) in the event of any other acquisition of additional shares of capital stock of VeraSun or other voting securities of VeraSun by the Shareholder (including through the exercise of any warrants, stock options or similar instruments), the number of Subject Shares listed on Schedule A hereto beside the name of the Shareholder shall be adjusted appropriately. Subject to the limitations set forth in the second “WHEREAS” clause of the preamble hereto, this Agreement and the representations, warranties, covenants, agreements and obligations hereunder shall attach to any additional shares of VeraSun Common Stock or other voting securities of VeraSun issued to or acquired by the Shareholder (including through the exercise of any warrants, stock options or similar instruments).

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SECTION 7. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto, except that US BioEnergy may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any direct or indirect wholly owned subsidiary of US BioEnergy, but no such assignment shall relieve US BioEnergy of its obligations under this Agreement. Any purported assignment in violation of this Section 7 shall be void. Subject to the preceding sentences of this Section 7, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

SECTION 8. Termination. Except as set forth below, this Agreement shall terminate upon the earliest of (i) the Effective Time; provided that, in the case of this clause (i), Section 3(g), together with this Section 8, Section 9, Section 11, Section 12, Section 13, and Section 14, shall survive such termination and continue in full force and effect, (ii) twelve months following the termination of the Merger Agreement (A) if terminated pursuant to Section 7.01(b)(i) or 7.01(b)(ii) thereof in circumstances in which US BioEnergy is or may become entitled to receive the VeraSun Termination Fee, (B) if terminated pursuant to Section 7.01(d) in the event of a willful breach of any covenant or agreement in the Merger Agreement, or (C) if terminated pursuant to Section 7.01(f) or Section 7.01(h) thereof; provided that, in the case of this clause (ii), Section 3(d) shall terminate concurrently with such termination of the Merger Agreement, and (iii) the termination of the Merger Agreement if terminated pursuant to Section 7.01(a), 7.01(b)(iii), 7.01(b)(iv), 7.01(c), 7.01(e) or 7.01(g) thereof. No such termination of this Agreement shall relieve any party hereto from any liability for any breach of any provision of this Agreement prior to termination.

SECTION 9. General Provisions. (a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

(b) Notices. All notices, requests, clauses, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, via facsimile (with confirmation) or sent by overnight or same-day courier (providing proof of delivery) to US BioEnergy in accordance with Section 8.02 of the Merger Agreement and to the Shareholder at his addresses set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

(c) Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereby”, “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The term “or” shall not be deemed to be exclusive. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

(d) Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the

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parties hereto and delivered to the other party. The effectiveness of this Agreement shall be conditioned upon the execution and delivery of the Merger Agreement by each of the parties thereto.

(e) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; provided that the parties agree that VeraSun shall be an express third party beneficiary of the provisions of Section 3(g) of this Agreement.

(f) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF EXCEPT TO THE EXTENT THAT THE LAWS OF THE STATE OF SOUTH DAKOTA ARE MANDATORILY APPLICABLE TO THE MERGER; PROVIDED, HOWEVER, THAT THE LAWS OF THE STATE OF SOUTH DAKOTA SHALL GOVERN THE RELATIVE RIGHTS, OBLIGATIONS, POWERS, DUTIES AND OTHER INTERNAL AFFAIRS OF US BIOENERGY, VERASUN AND THEIR RESPECTIVE BOARDS OF DIRECTORS.

SECTION 10. Shareholder Capacity. No person executing this Agreement who is or becomes during the term of this Agreement a director or officer of VeraSun makes any agreement or understanding herein in his or her capacity as such director or officer. The Shareholder signs solely in his or her capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, the Shareholder’s Subject Shares and nothing herein shall limit or affect any actions taken by a Shareholder in its capacity as an officer or director of VeraSun.

SECTION 11. Specific Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court for the Southern District of New York, or, if such court does not have subject matter jurisdiction, the state courts of New York located in New York County, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties irrevocably agrees that any legal action or proceeding arising out of or related to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns may be brought and determined in the United States District Court for the Southern District of New York, or, if such court does not have subject matter jurisdiction, the state courts of New York located in New York County, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the parties agrees further to accept service of process in any manner permitted by such court. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or related to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-named court for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by law, that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such court. Notwithstanding the foregoing, each of the parties hereto agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the United States

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District Court for the Southern District of New York or, if such court does not have subject matter jurisdiction, the state courts of New York located in New York County, or in any other court or jurisdiction.

SECTION 12. Waiver of Jury Trial. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 12.

SECTION 13. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 14. Absence of Presumption. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event of ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by such parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, US BioEnergy has caused this Agreement to be signed by its officer thereunto duly authorized and the Shareholder has signed this Agreement, all as of the date first written above.

US BIOENERGY CORPORATION,

by	/s/ GREGORY S. SCHLICHT
Name:	Gregory S. Schlicht
Title:	Vice President, General Counsel and Corporate Secretary

DONALD L. ENDRES

/s/ DONALD L. ENDRES

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Schedule A

Shareholder	Number of Outstanding Shares of VeraSun Common Stock	Percentage of Total Voting Power
Donald L. Endres	18,421,009	19.9%

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Annex 4

November 28, 2007

Board of Directors

VeraSun Energy Corporation

100 22nd Avenue

Brookings, SD 57006

Members of the Board:

We understand that VeraSun Energy Corporation (“VeraSun”), [MERGERSUB], a wholly owned subsidiary of VeraSun (“Merger Sub”), and US BioEnergy Corporation (“US BioEnergy”) propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated November 28, 2007 (the “Merger Agreement”) which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into US BioEnergy. Pursuant to the Merger, US BioEnergy will become a wholly owned subsidiary of VeraSun and each issued and outstanding share of common stock, par value $0.01 per share, of US BioEnergy (the “US BioEnergy Common Stock”), other than shares held in treasury or directly owned by VeraSun or Merger Sub will be converted into the right to receive 0.810 (the “Exchange Ratio”) shares of common stock, par value $0.01 per share, of VeraSun (the “VeraSun Common Stock”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement and certain related documents.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to VeraSun.

For purposes of the opinion set forth herein, we have:

i)	reviewed certain publicly available financial statements and other business and financial information of US BioEnergy and VeraSun, respectively;

ii)	reviewed certain internal financial statements and other financial and operating data concerning US BioEnergy and VeraSun prepared by the management of each company, respectively;

iii)	reviewed certain financial projections of US BioEnergy and VeraSun prepared by the management of each company, respectively;

iv)	discussed the past and current operations and financial condition and the prospects of US BioEnergy and VeraSun, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of each company;

v)	discussed the strategic rationale for the Merger with senior executives of US BioEnergy and VeraSun, respectively;

vi)	reviewed the pro forma impact of the Merger on VeraSun’s earnings per share, cash flow, consolidated capitalization and financial ratios;

vii)	reviewed the reported prices and trading activity for the US BioEnergy Common Stock and the VeraSun Common Stock;

viii)	compared the financial performance of US BioEnergy and VeraSun, and the share prices and trading activity of each company’s common stock with that of certain other publicly-traded companies comparable to US BioEnergy and VeraSun, respectively, and their securities;

ix)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

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x)	participated in discussions and negotiations among representatives of VeraSun, US BioEnergy and their financial and legal advisors;

xi)	reviewed the Merger Agreement and certain related documents; and

xii)	performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to us by VeraSun and US BioEnergy for the purposes of this opinion. With respect to the financial projections and extensions thereof, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of VeraSun and US BioEnergy. We have also relied on the assessments of the senior management of VeraSun and US BioEnergy, respectively, with regards to the strategic rationale for the Merger. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, including, among other things, that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. We have assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We have not made any independent valuation or appraisal of the assets or liabilities of VeraSun or US BioEnergy, nor have we been furnished with any such appraisals. We are not legal, tax or regulatory advisors and have relied upon, without independent verification, the assessment of VeraSun and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of VeraSun in connection with this transaction and will receive a fee for our services, which is contingent upon the closing of the Merger. In the past, we and our affiliates have provided financial advisory and financing services for VeraSun, and have received fees for the rendering of these services. In the ordinary course of our securities underwriting, trading, brokerage, foreign exchange, commodities and derivatives trading, prime brokerage, investment management, financing and financial advisory activities, Morgan Stanley & Co. Incorporated (“Morgan Stanley”) or its affiliates may actively trade the securities or loans of VeraSun or US BioEnergy, or any currency or commodity related to VeraSun or US BioEnergy for our own accounts, for the accounts of investment funds or other accounts under the management of Morgan Stanley or its affiliates and for the accounts of customers, and, accordingly may at any time hold a long or short position in such securities, loans, currencies or commodity.

It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing VeraSun is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the VeraSun Common Stock will trade following the consummation of the Merger or at any other time, and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of VeraSun or US BioEnergy should vote at the shareholders’ meetings to be held in connection with the Merger.

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Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to VeraSun.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Daniel B. More
Daniel B. More Managing Director

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Annex 5

UBS Securities LLC 299 Park Avenue New York, NY 10171 Tel. ph. 212 821 3000 www.ubs.com

November 28, 2007

The Board of Directors

US BioEnergy Corporation

5500 Cenex Drive

Inver Grove Heights, Minnesota 55077

Dear Members of the Board:

We understand that US BioEnergy Corporation, a South Dakota corporation (the “Company”), is considering a transaction whereby VeraSun Energy Corporation, a South Dakota corporation (“VeraSun”), will effect a merger involving the Company. Pursuant to the terms of an Agreement and Plan of Merger, draft dated as of November 28, 2007, among VeraSun, Host Acquisition Corporation, a South Dakota corporation and wholly owned subsidiary of VeraSun (“Sub”), and the Company (the “Agreement”) Sub will merge with and into the Company, and the Company will become a wholly owned subsidiary of VeraSun (the “Transaction”). Pursuant to the terms of the Agreement all of the issued and outstanding shares of the common stock of the Company, par value of $0.01 per share (“Company Common Stock”), will be converted into the right to receive, for each outstanding share of Company Common Stock, 0.810 (the “Exchange Ratio”) shares of the common stock, par value $0.01 per share, of VeraSun (“VeraSun Common Stock”).

The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Company Common Stock of the Exchange Ratio provided for in the Transaction.

UBS Securities LLC (“UBS”) has acted as financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee for its services, a portion of which is payable in connection with this opinion and a significant portion of which is contingent upon consummation of the Transaction. In the past, UBS and its affiliates have provided investment banking services to the Company and to VeraSun unrelated to the proposed Transaction, for which UBS and its affiliates received compensation. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of the Company and VeraSun and, accordingly, may at any time hold a long or short position in such securities.

Our opinion does not address the relative merits of the Transaction as compared to other business strategies or transactions that might be available with respect to the Company or the Company’s underlying business decision to effect the Transaction. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Exchange Ratio to the extent expressly specified herein, of the Agreement or any related documents or the form of the Transaction. We express no opinion as to what the value of VeraSun Common Stock will be when issued pursuant to the Transaction or the prices at which VeraSun Common Stock or Company Common Stock will trade at any time. In rendering this opinion, we have assumed, with your consent, that (i) the final executed form of the Agreement does not differ in any material respect from the draft dated November 28, 2007 that we have examined, (ii) VeraSun and the Company will comply with all the material terms of the Agreement, and (iii) the Transaction will be

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consummated in accordance with the terms of the Agreement without any adverse waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Company, VeraSun, or the Transaction. We have not been authorized to solicit and have not solicited indications of interest in a business combination with the Company from any party.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to the Company and VeraSun; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company that were provided to us by the management of the Company and not publicly available, including financial forecasts and estimates prepared by the management of the Company; (iii) reviewed certain financial information and other data relating to the business and financial prospects of VeraSun that were provided to us by VeraSun and not publicly available, including financial forecasts and estimates prepared by the management of VeraSun; (iv) reviewed certain estimates of synergies prepared by the management of the Company that were provided to us by the Company and not publicly available; (v) conducted discussions with members of the senior managements of the Company and of VeraSun concerning the business and financial prospects of the Company and VeraSun; (vi) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (vii) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions we believe to be generally relevant; (viii) reviewed current and historical market prices of Company Common Stock and VeraSun Common Stock; (ix) considered certain pro forma effects of the Transaction on VeraSun’s financial statements; (x) reviewed the Agreement and certain related documents; and (xi) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information provided to or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or VeraSun, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, synergies and pro forma effects referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of each company as to the future financial performance of their respective company and such synergies and pro forma effects. In addition, we have assumed with your approval that the financial forecasts and estimates, including synergies, referred to above will be achieved at the times and in the amounts projected. We have also assumed, with your consent, that the Transaction will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio provided for in the Transaction is fair, from a financial point of view, to the holders of Company Common Stock.

This opinion is provided for the benefit of the Board of Directors in connection with, and for the purpose of, its evaluation of the Transaction.

Very truly yours,

UBS SECURITIES LLC

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Annex 6

INFORMATION WITH RESPECT TO US BIOENERGY CORPORATION

Description of Business

Company Overview

US BioEnergy is one of the largest producers of ethanol in the United States. US BioEnergy owns and operates four ethanol plants with total ethanol production capacity of 310 million gallons per year (mmgy) and is constructing four additional ethanol plants with expected total ethanol production capacity of 440 mmgy. US BioEnergy is also implementing US Bio Process TechnologyTM, its proprietary process improvement initiatives, which is designed to achieve increased production levels at its plants. US BioEnergy believes these improvements will position it to achieve total ethanol production capacity of 800 mmgy once fully implemented at each of its plants.

US BioEnergy’s primary products are ethanol and distillers grains, which it derives from corn. US BioEnergy sells its ethanol to Provista Renewable Fuels Marketing LLC (Provista), its ethanol marketing joint venture with CHS, Inc., which in turn resells to refining and marketing companies, such as BP North America, Inc., Chevron Texaco Products Company and Marathon Petroleum Company, LLC. US BioEnergy believes that Provista’s customers blend ethanol with gasoline in order to capture attractive economics relative to refining costs, to achieve higher octane levels for their products, to facilitate compliance with clean air regulations and to extend their processing capacities. US BioEnergy sells its distillers grains to livestock operators and marketing companies in the U.S. and internationally primarily to be used as an animal feed.

Previously, US BioEnergy has referred to “nameplate” capacity of its operational plants as well as those under construction. As US BioEnergy continues to develop operational experience and implement US Bio Process TechnologyTM, US BioEnergy has determined that it is more meaningful to refer to its plants by their expected capacity. Accordingly, instead of referring to “nameplate capacity” of its plants, US BioEnergy will now refer to Ord and Woodbury as 50 mmgy plants, US BioEnergy will refer to its expanded Platte Valley plant as a 100 mmgy plant, and US BioEnergy will refer to Albert City, Marion, Hankinson, Dyersville and Janesville as 110 mmgy plants. US BioEnergy believes that this better reflects its expectations and is in accordance with industry practice.

The following table sets forth a summary of significant milestones in US BioEnergy’s history:

Date	Initiatives
October 2004	US BioEnergy was founded by Gordon W. Ommen and Roland J. “Ron” Fagen
November 2004	US BioEnergy announced plans to develop and construct an ethanol plant near Albert City, Iowa
April 2005	US BioEnergy acquired Superior Corn Products, LLC, a company organized to develop, own and operate an ethanol plant near Woodbury township, Michigan
May 2005	US BioEnergy acquired United Bio Energy, LLC and established its marketing and services business
March 2006	US BioEnergy acquired Gold Energy, LLC, a company organized to develop, own and operate an ethanol plant near Hankinson, North Dakota, and began construction in August 2006
US BioEnergy formed ProvistaTM, an ethanol marketing joint venture with CHS Inc.
April 2006	US BioEnergy acquired Platte Valley Fuel Ethanol, LLC, which owned and operated an ethanol plant near Central City, Nebraska
US BioEnergy acquired Val-E Ethanol, LLC, a company organized to develop, own and operate an ethanol plant near Ord, Nebraska
September 2006	US BioEnergy’s Woodbury plant began production

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Date	Initiatives
November 2006	US BioEnergy completed a 50 mmgy expansion of its Platte Valley plant
US BioEnergy began construction of its plant near Dyersville, Iowa
December 2006	US BioEnergy’s Albert City plant began production
US BioEnergy completed its Initial Public Offering on December 15th
January 2007	US BioEnergy began construction of its plant near Janesville, Minnesota
February 2007	US BioEnergy entered into five senior secured credit facilities with AgStar Financial Services, PCA, as administrative agent and as a lender, and a group of other lenders to provide financing for its Ord, Hankinson, Dyersville, and Janesville construction projects and to refinance its Platte Valley credit facilities
May 2007	US BioEnergy’s Ord plant began production
August 2007	US BioEnergy completed the acquisition of an ethanol plant under construction near Marion, South Dakota
December 2007	US BioEnergy sold its third-party plant distillers grain marketing and services business

Segment Information

US BioEnergy has one reportable segment, its Production segment, with other activities reported in the All Other category. US BioEnergy’s Production segment includes its plants that are either currently manufacturing ethanol or are being constructed for that purpose. The activities of its marketing and services entities are combined in the All Other category for segment reporting purposes.

Production

US BioEnergy currently owns and operates four ethanol plants, which have combined production capacity of 310 mmgy. US BioEnergy has four ethanol plants under construction, which, when completed, will have combined production capacity of 440 mmgy. US BioEnergy also has a 50% interest in a development stage 100 mmgy ethanol plant that is located near Grinnell, Iowa, with the other 50% interest being held by Big River Resources, LLC (Big River). Site work at the Grinnell plant commenced on December 1, 2006; however, due to lawsuits brought against Big River, and certain other defendants, including the county zoning board, related to zoning issues at the plant, no date has been set to mobilize Fagen, Inc., the design-builder for the project, to start the next phase of construction for the Grinnell plant. A majority of the contested issues were favorably decided for Big River on summary judgment, with Big River prevailing on the remaining issues at trial in September 2007. However, the plaintiff has requested a reconsideration of the decision, and if the plaintiff is unsuccessful, US BioEnergy believes that an appeal is likely. US BioEnergy has not provided significant additional funding for the Grinnell plant since its initial investment in February 2007.

All of US BioEnergy’s plants that are either operating or under construction are designed, engineered and constructed by Fagen, Inc., using ICM, Inc. processing technology. Ron Fagen, the Chairman and Chief Executive Officer of Fagen, Inc., the leading builder of ethanol plants in the U.S., is one of US BioEnergy’s largest shareholders. US BioEnergy has entered into master design-build agreements with Fagen, Inc. that provide it with a number of build slots for ethanol plants through 2010.

All of US BioEnergy’s plants utilize a dry-grind technology, which converts corn to ethanol. With the exception of the Marion plant, all of the ethanol that US BioEnergy produces is sold to Provista, who in turn, markets its ethanol, as well as the ethanol of other producers, to refining and marketing companies located across the U.S. During the production process, a co-product, called distillers grains, is also produced. US BioEnergy sells its distillers grains, primarily to the dairy, cattle and swine industry, as animal feed. US BioEnergy utilizes natural gas to dry its distillers grains to various degrees of consistency depending on the needs of the local market and the specific requirements of its customers. US BioEnergy sells its distillers grains as either wet, modified wet or dried, which is based on the amount of moisture in the co-product. US BioEnergy intends to sell a portion of its dried distillers grains product under the brand name SolomonTM.

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US BioEnergy’s Production segment represented 94% of its total segment assets at September 30, 2007 and 98% of revenues for the nine months ended September 30, 2007. US BioEnergy’s Production segment represented 73% of its total segment assets at December 31, 2006 and 87% of revenues for 2006. For the nine months ended September 30, 2007, its Production segment revenues and pretax income were $427.4 million and $41.5 million, respectively. For the year ended December 31, 2006, its Production segment revenues and pretax income were $108.3 million and $35.0 million, respectively. For the year ended December 31, 2005, its Production segment had no revenue and a pretax loss of $1.0 million related to pre-production operations. Total assets of the Production segment were $1,025.6 million, $537.4 million and $74.2 million as of September 30, 2007, December 31, 2006 and December 31, 2005, respectively.

Facilities in Production

The following table sets forth a summary of US BioEnergy’s ethanol plants that are currently in operation or under construction as of September 30, 2007:

In operation
	Albert City	Ord	Platte Valley	Woodbury	Total
Location	Albert City, Iowa	Ord, Nebraska	Central City, Nebraska	Lake Odessa, Michigan
Commercial operation date	December 2006	May 2007	May 2004(1)	September 2006
Current ethanol production capacity (mmgy)	110	50	100	50	310

(1)	Platte Valley began commercial operation of a 50 mmgy plant in May 2004. US BioEnergy acquired Platte Valley in April 2006 and expanded the plant to a 100 mmgy in November 2006.

Under construction
	Marion	Hankinson	Dyersville	Janesville	Total
Location	Marion, South Dakota	Hankinson, North Dakota	Dyersville, Iowa	Janesville, Minnesota
Expected ethanol production capacity (mmgy)	110	110	110	110	440
Construction start date	Q3 2006	Q3 2006	Q4 2006	Q1 2007
Estimated production start date	Q1 2008	Q2 2008	Q2 2008	Q3 2008

US Bio Process Technology Initiative

US BioEnergy is implementing process improvement initiatives at its ethanol plants that are expected to yield higher production rates. The process improvements have been partially implemented at several of US BioEnergy’s existing plants. The improvements include a combination of technology enhancements, engineering improvements, new training programs and other process improvements. When fully implemented, US BioEnergy expects that its 100 mmgy nameplate plants will operate at approximately 120 mmgy. The operation of US BioEnergy’s plants is and will be, however, subject to various uncertainties relating to its ability to implement the process improvements required to achieve these increased production capacities. As a result, US BioEnergy’s plants may not achieve expected production rates.

Plant Site Selection

US BioEnergy utilizes the expertise of its internal engineering and business development personnel and the skills of its partners to continue the development of its existing ethanol plants, identify new sites and analyze potential future growth opportunities. US BioEnergy’s site location criteria include many factors. First among these are corn, water and energy supplies as inputs and ethanol and distillers grains markets for its outputs.

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US BioEnergy utilizes in-house expertise as well as industry-leading consultation services to analyze the feasibility of obtaining corn as feedstock for each potential site and weighs that knowledge with a similar analysis of logistical advantages and disadvantages in moving ethanol to both existing and projected new markets.

Raw Materials

US BioEnergy’s plants produce ethanol by using a dry-grind process, which yields approximately 2.8 gallons of ethanol and approximately 17 pounds of dried distillers grains per bushel of corn.

Corn and natural gas are major components of its production process. The operations at its plants in 2008 will require approximately 199.8 million bushels of corn and approximately 14.5 Million British Thermal Units (MMBTU) of natural gas per year in order to produce 560 mmgy of ethanol. US BioEnergy generally has no long-term, fixed price contracts for the purchase of corn and natural gas. However, in an attempt to offset some of the effects of volatility of ethanol prices and costs of commodities, it may enter into cash fixed-price contracts or derivatives to lock in a price on a portion of its ethanol production or purchase a portion of its corn or natural gas requirements.

Typically, US BioEnergy sources its corn both directly from farmers located near its plants and from local dealers. US BioEnergy generally purchases corn through cash fixed-priced contracts and utilizes hedging positions in the corn futures market to manage the risk of excessive corn price fluctuations for a portion of its corn requirements.

US BioEnergy’s fixed-price forward contracts specify the amount of corn, the price and the time period over which the corn is to be delivered. These forward contracts are at fixed prices or prices based on the Chicago Board of Trade (CBOT) prices. Its corn requirements can be forward contracted on either fixed-price basis or futures only contracts. The parameters of these contracts are based on the local supply and demand situation and the seasonality of the price. US BioEnergy purchases a portion of its corn on a spot basis. For those spot purchases, daily corn bids are posted on US BioEnergy’s corporate web-site.

US BioEnergy’s ethanol production also requires significant quantities of natural gas, which has historically been subject to volatile market conditions. Natural gas prices and availability are affected by weather conditions and overall economic conditions. US BioEnergy purchases natural gas from local utilities and national suppliers. It hedges a portion of its exposure to natural gas price risk from time to time by using fixed-price or futures contracts.

Provista

US BioEnergy markets its ethanol as well as ethanol and biodiesel produced by third-parties through Provista, a joint venture with CHS Inc. On March 31, 2006, CHS acquired 50% ownership in US BioEnergy’s existing ethanol marketing business, Provista. Pursuant to this agreement, US BioEnergy and CHS each own 50% of the membership interest in Provista, entitling each to 50% of the financial rights and 50% of the voting rights with respect to Provista as its members. Provista is managed by CHS pursuant to a management agreement. The activities of Provista are included in the All Other category for segment reporting purposes.

In connection with the formation of the joint venture, US BioEnergy entered into an ethanol marketing agreement with Provista. The marketing agreement has a current term through November 30, 2008, and thereafter will automatically renew on one-year additional terms, unless either party provides the other with ninety days written notice of non-renewal. Pursuant to the master agreement, certain of US BioEnergy’s subsidiaries have entered into separate ethanol sales and marketing agreements that are substantially identical in all material respects to the master agreement.

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Provista also currently markets ethanol for four third-party ethanol producers. Provista leases approximately 1,200 rail cars in order to distribute ethanol by rail.

Provista’s customers are refining and marketing companies located across the U.S. As of September 30, 2007, the three largest customers of Provista, according to sales, were Shell Trading US Co., BP Products North America and Chevron Texaco Petroleum Company.

Former Marketing and Services Business

On December 5, 2007, US BioEnergy completed the sale of UBE Services, LLC and United Bio Energy Ingredients, LLC, collectively UBE, to AgMotion, Inc. pursuant to a Membership Interest Purchase Agreement dated December 5, 2007. Pursuant to the terms of the purchase agreement, AgMotion made an initial cash payment equal to approximately $6.4 Million. In addition, US BioEnergy will receive 50% of any net collections with respect to a group of UBE’s receivables which were in the face amount of approximately $0.7 million, and AgMotion will make payments to US BioEnergy equal to 35% of the net after-tax income for the periods from December 5, 2007 until September 30, 2008 and for the year ended September 30, 2009.

UBE provides services to third-party ethanol plants. Such services include: grain procurement services, marketing services for distillers grains and other ethanol co-products, risk management services for commodities related to the ethanol business and ethanol plant management services. Prior to the sale, the activities of UBE were included in the All Other category for segment reporting purposes.

In connection with the transaction, US BioEnergy will provide certain transition services to AgMotion for a limited time following the completion of the sale. In addition, US BioEnergy will assume the obligations of United Bio Energy Ingredients, LLC under the railcar leases with General Electric Railcar Services Corporation, Trinity Industries Leasing Company, CIT Group/Equipment Financing, Inc. (assigned to CIT by Bombardier Rail Capital Inc.), and GATX Financial Corporation. The railcar lease between Midwest Ethanol Transport, LLC and United Bio Energy Ingredients, LLC will be assigned to Hawkeye Renewables, LLC (“Hawkeye”) in accordance with the terms of the two Restated Distiller’s Grains Marketing Agreements between United Bio Energy Ingredients, LLC and Hawkeye.

Prior to the transaction, UBE Services, LLC assigned to US BioEnergy the following agreements, each by and between UBE Services, LLC and Big River Resources Grinnell, LLC dated as of February 1, 2007: Grain Procurement Agreement, Plant Management Agreement, and the Project Management Agreement. United Bio Energy Ingredients, LLC assigned to US BioEnergy the Co-Products Marketing Agreement with Big River Resources Grinnell, LLC dated February 1, 2007.

Competition

US BioEnergy has no long-term, fixed price contracts to sell its ethanol production to third-parties. Thus, it relies on open-market sales of ethanol for its revenues.

The market in which US BioEnergy sells its ethanol is highly competitive. According to the Renewable Fuel Association (RFA), as of December 2007, 134 U.S. facilities have the capacity to produce over 4 billion gallons of ethanol annually with an additional 6 billion gallons of capacity under construction. Currently, the U.S. and Brazil are the world’s largest producers of ethanol. The ethanol industry in the U.S. consists of many smaller facilities that are primarily corn-based, while the Brazilian ethanol industry depends primarily on sugar cane for its ethanol production.

According to the RFA, as of September 2007, the top ten producers accounted for approximately 54% of the ethanol production capacity in the U.S. US BioEnergy competes with POET and Archer Daniels Midland Company, which, based on data published by the RFA, controlled approximately 16% and 15%, respectively, of

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the total U.S. production capacity as of December 2007, as well as other large producers such as VeraSun Energy Corporation, Hawkeye Renewables, LLC, Aventine Renewable Energy Inc. and Cargill, Inc., which, based on data published by the RFA, controlled approximately 8%, 3%, 3% and 2% of the total U.S. production capacity as of December 2007, respectively. Based on the aggregate annual production capacity of US BioEnergy’s four ethanol plants in operation, it accounted for approximately 5% of total U.S. production capacity as of December 2007. The industry is otherwise highly fragmented, with many small, independent firms and farmer-owned cooperatives constituting the rest of the market.

US BioEnergy believes that its ability to compete successfully in the ethanol production industry depends on many factors, including price, reliability of its production processes and delivery schedule and volume of ethanol produced and sold.

With respect to distillers grains, US BioEnergy competes with other suppliers (i.e., other ethanol producers) as well as a number of large and smaller suppliers of competing animal feed. US BioEnergy believes the principal competitive factors are price, proximity to purchasers and product consistency.

Customers

During the nine months ended September 30, 2007 and the twelve months ended December 31, 2006, only one of US BioEnergy’s customers — Provista, its joint venture with CHS Inc. — comprised 10% or more of US BioEnergy’s net consolidated revenues. Sales to Provista during 2006 from the period beginning September 1, 2006, were $61.7 million, representing approximately 55.1% of US BioEnergy’s product sales and 49.6% of its total revenues for the year. For the period beginning January 1, 2006 and ending August 31, 2006, US BioEnergy recorded the activities of Provista on a consolidated basis. During this time period US BioEnergy’s customers were the customers of Provista; principally refining and marketing companies who blend ethanol with gasoline. On August 31, 2006, US BioEnergy discontinued consolidating Provista, because US BioEnergy was no longer the primary beneficiary, and began accounting for its investment in Provista under the equity method of accounting. At that time US BioEnergy’s customer became Provista, its marketing joint venture. Since August 31, 2006, 100% of US BioEnergy’s ethanol sales have been to Provista, which, in turn, resells the ethanol to the refining and marketing companies. US BioEnergy has entered into a master ethanol sales and marketing agreement with Provista pursuant to which it has agreed to sell to Provista all of the ethanol produced at its existing and future plants, except its Marion plant. US BioEnergy sells its ethanol to Provista at current market prices, net of commissions and transportation costs.

Seasonality

As US BioEnergy increases its ethanol production capacity, it expects its operating results will be increasingly influenced by seasonal fluctuations in the price of its primary operating inputs, corn and natural gas, and the price of its primary product, ethanol. In addition, its rapid growth may conceal the impact of other seasonal influences. In recent years, the spot price of corn tended to rise during the spring planting season in May and June and tended to decrease during the fall harvest in October and November. The price for natural gas, however, tends to move opposite that of corn and tends to be lower in the spring and summer and higher in the fall and winter. In addition, US BioEnergy’s ethanol prices are substantially correlated with the price of unleaded gasoline, which tends to rise during the summer. As a result of seasonal fluctuations and the growth in its business, US BioEnergy believes comparisons of operating measures between consecutive quarters may be not as meaningful as comparisons between longer reporting periods.

Environmental

US BioEnergy is subject to various federal, state and local environmental laws and regulations, including those relating to discharges into the air, water and ground; the generation, storage, handling, use, transportation and disposal of hazardous materials; and the health and safety of its employees. These laws and regulations

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require US BioEnergy to obtain and comply with numerous environmental permits to construct and operate its ethanol plants. They can also require expensive pollution control equipment or operational changes to limit actual or potential impacts to the environment. A violation of these laws, regulations or permit conditions can result in substantial fines, natural resource damage, criminal sanctions, permit revocations and/or plant shutdowns which could have a material adverse effect on US BioEnergy’s operations.

There is a risk of liability for the investigation and cleanup of environmental contamination at each of the properties that US BioEnergy owns or operates and at off-site locations where it arranged for the disposal of hazardous substances. If these substances have been or are disposed of or released at sites that undergo investigation and/or remediation by regulatory agencies, US BioEnergy may be responsible under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA) or other environmental laws for all or part of the costs of investigation and/or remediation and for damage to natural resources. US BioEnergy may also be subject to related claims by private parties alleging property damage and personal injury due to exposure to hazardous or other materials at or from these properties. Some of these matters may require US BioEnergy to expend significant amounts for investigation and/or cleanup or other costs which could have a material impact on its business.

In addition, new laws, new interpretations of existing laws, increased governmental enforcement of environmental laws or other developments could require US BioEnergy to make additional significant expenditures or modify its operations. Continued government and public emphasis on environmental issues could result in increased future investments for environmental controls at its ongoing operations. Present and future environmental laws and regulations (and related interpretations) applicable to US BioEnergy’s operations, more vigorous enforcement policies and discovery of currently unknown conditions may require substantial capital and other expenditures. For example, US BioEnergy’s air emissions are subject to the federal Clean Air Act, the federal Clean Air Act Amendments of 1990 and similar state and local laws and associated regulations. The U.S. Environmental Protection Agency (EPA) has promulgated National Emissions Standards for Hazardous Air Pollutants (NESHAP) under the federal Clean Air Act that could apply to plants that US BioEnergy owns or operates if the emissions of hazardous air pollutants exceed certain thresholds. New or expanded plants would be required to comply with both standards upon startup if they exceed the hazardous air pollutant threshold. In addition to costs for achieving and maintaining compliance with these laws, more stringent standards may also limit US BioEnergy’s operating flexibility. Likewise, federal and state environmental authorities have recently been investigating alleged excess volatile organic compounds and other air emissions from certain U.S. ethanol plants. Because other domestic ethanol manufacturers will have similar restrictions, however, US BioEnergy believes that compliance with more stringent air emission control or other environmental laws and regulations is not likely to materially affect its competitive position.

In addition, to construct and operate its ethanol plants, US BioEnergy will need to obtain and comply with a number of permit requirements. As a condition to granting necessary permits, regulators could make demands that increase US BioEnergy’s costs of construction and operations, in which case it could be forced to obtain additional debt or equity capital. For example, US BioEnergy is currently facing increased construction costs for its Janesville, Minnesota project in order to meet water discharge requirements. Permit conditions could also restrict or limit the extent of its operations. US BioEnergy cannot be assured that it will be able to obtain and comply with all necessary permits to construct its ethanol plants. Failure to obtain and comply with all applicable permits and licenses could halt its construction and could subject it to future claims.

From time to time, US BioEnergy is involved in various noncompliance matters which arise in the normal course of business. In February 2007, US BioEnergy received a notice of noncompliance from the Department of Environmental Quality Water Bureau of the State of Michigan. The notice states that the Michigan Department of Environmental Quality (DEQ) Water Bureau (WB) has sufficient information to believe that US BioEnergy’s Woodbury plant has failed to comply with the terms and conditions of Part 31, and the Rules promulgated

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thereunder, of the Natural Resources and Environmental Protection Act (NREPA) and the National Pollutant Discharge Elimination System (NPDES) Permit. US BioEnergy rectified the issues immediately after discovery and is currently in discussion with state officials concerning its noncompliance. US BioEnergy does not believe that any of these matters are likely to have a material effect on US BioEnergy’s consolidated financial statements.

Employees

As of September 30, 2007, US BioEnergy had 309 full-time employees and 5 part-time employees. None of US BioEnergy’s employees is covered by a collective bargaining agreement.

Description of Property

Information regarding US BioEnergy’s ethanol plants and other material properties is set forth below:

Facility Name	Location	Owned or Leased
Plants in Operation:(1)
Platte Valley	Central City, Nebraska	O
Woodbury	Lake Odessa, Michigan	O
Albert City	Albert City, Iowa	O
Ord	Ord, Nebraska	O

Plants under Construction:(1)(2)
Hankinson	Hankinson, North Dakota	O
Dyersville	Dyersville, Iowa	O
Janesville	Janesville, Minnesota	O
Marion	Marion, South Dakota	O

Other Properties:
Principal executive offices	Inver Grove Heights, Minnesota	L
Office space	Bookings, South Dakota	L

(1)	All ethanol plants in operation or under construction are subject to encumbrance under the debt financing agreements used to finance the construction of the applicable plants. For a brief description of US BioEnergy’s debt financing agreements, see “— Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.” Additional information regarding the capacities of US BioEnergy’s ethanol plants is included in “— Description of Business.”
(2)	US BioEnergy also has a 50% interest in a development stage 100 mmgy ethanol plant that is located near Grinnell, Iowa, with the other 50% interest being held by Big River Resources, LLC. Site work at the Grinnell plant commenced on December 1, 2006; however, due to pending lawsuits relating to zoning issues at the plant, no date has been set to mobilize Fagen, Inc., the design-builder for the project, to start the next phase of construction for the Grinnell plant. A majority of the contested issues were favorably decided for Big River on summary judgment, with Big River prevailing on the remaining issues at trial in September 2007. However, the plaintiff has requested a reconsideration of the decision, and if the plaintiff is unsuccessful, US BioEnergy believes that an appeal is likely. US BioEnergy has not provided significant additional funding for the Grinnell plant since its initial investment in February 2007.

Legal Proceedings

From time to time, US BioEnergy is involved in litigation and administrative proceedings which arise in the ordinary course of its business. In December 2006, a former equity holder of Platte Valley, which US BioEnergy acquired in April 2006, asserted claims against US BioEnergy, Ron Fagen and an entity controlled by Mr. Fagen

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relating to the acquisition of Platte Valley alleging, among other things, fraud and breach of fiduciary duty. US BioEnergy believes the claims lack merit. US BioEnergy does not believe that any of the matters in which it is currently involved, either individually or in the aggregate, are likely to have a material adverse effect on its business, results of operations and financial condition.

Equity Compensation Plan Information as of December 31, 2006

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	568,750		$14.00	5,406,366
Equity compensation plans not approved by security holders	1,937,000	(1)	$4.20	—

(1)	Includes 1,625,000 shares issued to non-employees in connection with the termination of an administrative services agreement.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with “Selected Historical Consolidated Financial Data of US BioEnergy” and US BioEnergy’s consolidated financial statements and accompanying notes included elsewhere in this joint proxy statement/prospectus. The following discussion contains forward-looking statements that reflect US BioEnergy’s plans, estimates and beliefs. US BioEnergy’s actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this joint proxy statement/prospectus, particularly in “Risk Factors.”

General

US BioEnergy is one of the largest producers of ethanol in the United States. US BioEnergy owns and operates four ethanol plants with total ethanol production capacity of 310 million gallons per year (mmgy) and is constructing four additional ethanol plants with expected total ethanol production capacity of 440 mmgy. US BioEnergy is also implementing US Bio Process TechnologyTM , its proprietary process improvement initiatives, which is designed to achieve increased production levels at its plants. US BioEnergy believes these improvements will position it to achieve total ethanol production capacity of 800 mmgy once fully implemented at each of its plants.

US BioEnergy’s primary products are ethanol and distillers grains, which it derives from corn. US BioEnergy sells its ethanol to Provista Renewable Fuels Marketing LLC (Provista), its ethanol marketing joint venture with CHS, Inc., which in turn resells to refining and marketing companies, such as BP North America, Inc., Chevron Texaco Products Company and Marathon Petroleum Company, LLC. US BioEnergy believes that Provista’s customers blend ethanol with gasoline in order to capture attractive economics relative to refining costs, to achieve higher octane levels for their products, to facilitate compliance with clean air regulations and to extend their processing capacities. US BioEnergy sells its distillers grains to livestock operators and marketing companies in the U.S. and internationally primarily to be used as an animal feed.

Previously, US BioEnergy has referred to “nameplate” capacity of its operational plants as well as those under construction. As US BioEnergy continues to develop operational experience and implement US Bio Process TechnologyTM , US BioEnergy has determined that it is more meaningful to refer to its plants by their

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expected capacity. Accordingly, instead of referring to “nameplate capacity” of its plants, US BioEnergy will now refer to Ord and Woodbury as 50 mmgy plants, US BioEnergy will refer to its expanded Platte Valley plant as a 100 mmgy plant, and US BioEnergy will refer to Albert City, Marion, Hankinson, Dyersville and Janesville as 110 mmgy plants. US BioEnergy believes that this better reflects its expectations and is in accordance with industry practice.

US BioEnergy has one reportable segment, its Production segment, with other activities reported in the All Other category. US BioEnergy’s Production segment includes its plants that are either currently manufacturing ethanol or are being constructed for that purpose.

Recent Development

On December 5, 2007, US BioEnergy completed the sale of UBE Services, LLC and United Bio Energy Ingredients, LLC, collectively UBE, to AgMotion, Inc. pursuant to a Membership Interest Purchase Agreement dated December 5, 2007. Pursuant to the terms of the purchase agreement, AgMotion made an initial cash payment equal to approximately $6.4 Million. In addition, US BioEnergy will receive 50% of any net collections with respect to a group of UBE’s receivables which were in the face amount of approximately $0.7 million, and AgMotion will make payments to US BioEnergy equal to 35% of the net after-tax income for the periods from December 5, 2007 until September 30, 2008 and for the year ended September 30, 2009.

UBE provides services to third-party ethanol plants. Such services include: grain procurement services, marketing services for distillers grains and other ethanol co-products, risk management services for commodities related to the ethanol business and ethanol plant management services. Prior to the sale, the activities of UBE were included in the All Other category for segment reporting purposes.

Executive Overview

Prior to May 1, 2006, US BioEnergy derived its revenues principally from its marketing and services businesses. On April 30, 2006, US BioEnergy entered the ethanol production business when it acquired Platte Valley, its first ethanol plant. In the second half of 2006, US BioEnergy expanded the Platte Valley plant and began production at its Woodbury and Albert City ethanol plants. The sale of ethanol and distillers grains is the primary source of US BioEnergy’s revenues. As a result, US BioEnergy’s results of operations and financial condition for periods subsequent to April 30, 2006, are not comparable to results of operations and financial condition for prior periods.

Nine Months ended September 30, 2007

For the nine months ended September 30, 2007, US BioEnergy recorded net income of $24.6 million, or $0.35 per basic share, compared to a net loss of $0.5 million, or $0.01 per basic share, for the nine months ended September 30, 2006. US BioEnergy’s gross profits increased by $49.5 million to $66.1 million in the nine months ended September 30, 2007, compared to $16.6 million for the nine months ended September 30, 2006. For the nine months ended September 30, 2007, US BioEnergy’s net revenues increased $376.3 million to $436.7 million, compared to total net revenues of $60.4 million for the nine months ended September 30, 2006.

Significant transactions that occurred during the nine months ended September 30, 2007, were as follows:

In January 2007, US BioEnergy began construction on an ethanol plant near Janesville, Minnesota.

In February 2007, US BioEnergy entered into five senior secured credit facilities with AgStar Financial Services, PCA, (AgStar) as administrative agent and as a lender, and a group of other lenders to provide financing for its Hankinson, Janesville, Dyersville and Ord construction projects and to refinance the Platte Valley credit facilities.

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In February 2007, US BioEnergy formed Grinnell, a joint venture company, with Big River to develop, construct, own and operate an ethanol plant near Grinnell, Iowa. US BioEnergy accounts for this investment on a consolidated basis because it is a variable interest entity and US BioEnergy is its primary beneficiary.

In May 2007, US BioEnergy commenced operations at its ethanol plant located in Ord, Nebraska.

In August 2007, US BioEnergy completed the acquisition of Millennium Ethanol, LLC (Millennium) for total aggregate consideration of $130.9 million, which was comprised of 11,292,168 shares of US BioEnergy’s common stock and $11.6 million of cash. US BioEnergy changed the name to US Bio Marion, LLC (Marion) upon completion of the acquisition. Marion is currently constructing an ethanol plant near Marion, South Dakota.

Fiscal year ended December 31, 2006

US BioEnergy reported net earnings of $20.4 million for the year end ended December 31, 2006, compared to a net loss of $4.2 million for the year ended December 31, 2005. Gross profits increased $42.7 million to $46.2 million for the year ended December 31, 2006, compared to $3.4 million for the year ended December 31, 2005. Net revenues increased $108.1 million to $124.5 million for the year ended December 31, 2006, compared to $16.4 million for the year ended December 31, 2005.

Significant transactions that occurred during the year ended December 31, 2006, were as follows:

•	In March 2006, US BioEnergy raised approximately $94.4 million through a private placement of its common stock.

•

In March 2006, US BioEnergy sold 50% of its membership interest in its wholly owned subsidiary, Provista, to CHS Inc. for $2.4 million, plus the assignment by CHS of a fuel delivery contract. For the period beginning April 1, 2006 and ending August 31, 2006, US BioEnergy continued to consolidate the operations of Provista because it was a variable interest entity and US BioEnergy was the primary beneficiary as the result of a significant receivable owed to US BioEnergy by Provista and its guarantee of Provista’s debt. On August 31, 2006, US BioEnergy’s guarantee of Provista’s debt was terminated and Provista repaid all outstanding debts to US BioEnergy. For the period beginning September 1, 2006 and ending December 31, 2006, Provista was treated as an unconsolidated subsidiary and US BioEnergy’s 50% share of its net income or loss was recognized under the equity method of accounting. In December 2006, US BioEnergy recognized a gain on the sale of Provista of $1.8 million, which had previously been deferred.

•	In March 2006, US BioEnergy acquired Gold Energy, LLC, now referred to as Hankinson, a company organized to develop, construct, own and operate a 110 mmgy ethanol plant near Hankinson, North Dakota.

•

In April 2006, US BioEnergy acquired Platte Valley Fuel Ethanol, LLC, now referred to as Platte Valley, which owned and operated a 50 mmgy ethanol plant near Central City, Nebraska. Platte Valley has been producing ethanol at this facility since October 2004.

•	In April 2006, US BioEnergy acquired Val-E Ethanol, LLC, now referred to as Ord, a company organized to develop, construct, own and operate a 50 mmgy ethanol plant near Ord, Nebraska.

•	In September 2006, US BioEnergy’s 50 mmgy Woodbury plant in Michigan began production.

•	In November 2006, US BioEnergy completed a 50 mmgy expansion at its Platte Valley plant.

•	In December 2006, US BioEnergy’s 110 mmgy Albert City, Iowa plant began production.

•

In December 2006, US BioEnergy completed its initial public offering (IPO), in which it sold 11,500,000 shares of its common stock at a price to the public of $14.00 per share. Net proceeds of the IPO, after deducting the underwriters discount and commissions, were $149.7 million.

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•

In December 2006, US BioEnergy sold one of its build slots under a master-design build agreement with Fagen, Inc. for $12.0 million, $8.0 million and $4.0 million of which it received and recognized as other income in fiscal 2006 and 2007, respectively.

Components of Revenues and Expenses

US BioEnergy has one reportable segment, the Production segment, with other activities reported in the All Other category. The Production segment includes US BioEnergy’s plants that are either currently manufacturing ethanol or are being constructed for that purpose. The activities of US BioEnergy’s marketing and services entities, which, for the periods presented, were comprised of Provista Renewable Fuels Marketing, LLC, UBE Ingredients, LLC and UBE Services, LLC, are combined in the All Other category for segment reporting purposes because they do not meet the quantitative thresholds to either be reported in the aggregate or individually. On December 6, 2007, US BioEnergy sold UBE Ingredients, LLC and UBE Services, LLC. See — Recent Developments.

Prior to May 1, 2006, US BioEnergy derived its revenues principally from its marketing and services businesses. On April 30, 2006, US BioEnergy entered the ethanol production business when it acquired Platte Valley, its first ethanol plant. In the second half of 2006, US BioEnergy expanded the Platte Valley plant and began production at its Woodbury and Albert City ethanol plants. The sale of ethanol and distillers grains is the primary source of US BioEnergy’s revenues. As a result, US BioEnergy’s results of operations and financial condition for periods subsequent to April 30, 2006, are not comparable to its results of operations and financial condition for prior periods.

Revenues. Ethanol prices are extremely volatile and the selling prices US BioEnergy realizes for its ethanol are largely determined by the market supply and demand for ethanol which, in turn, is influenced by industry factors over which US BioEnergy has little, if any, control. Effective May 1, 2006, US BioEnergy began recognizing revenue from the sale of ethanol and distillers grains produced by its Production segment as “product sales.” Until September 1, 2006, the per gallon sales price of ethanol discussed below represents the gross ethanol sales dollars divided by the gallons of ethanol sold because US BioEnergy recorded the activities of Provista, its ethanol marketing joint venture with CHS, Inc., on a consolidated basis. During this time period US BioEnergy’s customers were the customers of Provista; principally refining and marketing companies who blend ethanol with gasoline. On August 31, 2006, US BioEnergy discontinued consolidating Provista, because US BioEnergy was no longer the primary beneficiary, and began accounting for its investment in Provista under the equity method of accounting. At that time US BioEnergy’s customer became Provista, which, in turn, resells the ethanol to the refining and marketing companies. As of September 2006, with the deconsolidation of Provista, US BioEnergy began recording revenues net of freight and commissions. US BioEnergy records revenue when title is transferred to the customer. Its ethanol and distillers grains are generally shipped FOB shipping point.

US BioEnergy records incentive revenue related to its Platte Valley plant in the Production segment from a State of Nebraska program that allows producers of ethanol to generate alcohol fuel incentive tax credits and sell them to any unrelated third-party that holds a motor fuel license. Under this program motor vehicle fuel tax credits are generated at a rate of $0.18 per gallon on the first 15,625,000 gallons of ethanol produced on a yearly basis that begins on May 1st of each year. This state incentive program is set to expire in 2012.

Prior to May 1, 2006, all of US BioEnergy’s revenues were directly related to its marketing and services businesses. Its marketing and services businesses recorded product sales and services and commissions revenues. US BioEnergy recorded product sales on the commodities it sold under contracts on which it did not earn a fixed margin, and recognized revenues and costs on these transactions on a gross basis when title of the product transferred to the end user. US BioEnergy recognized services and commission revenues on a variety of service-related activities. In accordance with its agreements, US BioEnergy recorded commissions revenues for the fixed commissions that it charged to market distillers grains and to procure grain for its third-party plant customers. US BioEnergy recognized revenues on these transactions on a net basis as commissions which represented the fixed

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margin between the amounts billed to the customer and the amounts paid for the product. Revenues on these products were recognized when title transferred to the end user. US BioEnergy also recorded revenue from management, trading and group buying services provided to its third-party plant customers as it was earned. Amounts billed or received prior to being earned were recorded as deferred revenue. US BioEnergy received quarterly incentive payments in its services business if certain benchmarks were achieved in connection with its plant management agreements which it included in services and commissions revenues. Quarterly incentive payments received throughout the year were deferred until the third-party plant’s fiscal year end, at which time US BioEnergy recognized the revenue for the entire year.

Cost of Goods Sold and Gross Profits. Effective May 1, 2006, US BioEnergy began recording cost of goods sold for ethanol and distillers grains produced in its Production segment as “cost of product sales.” US BioEnergy’s cost of product sales in its Production segment is primarily affected by the cost of corn and natural gas. Both corn and natural gas are subject to volatile market conditions as a result of weather, market demand, regulation and general economic conditions.

Corn is the principal raw material used in ethanol production and is the most significant operating cost of US BioEnergy’s Production segment. Natural gas, which is used to power steam generation in US BioEnergy’s ethanol production process and to dry its distillers grains, is the second largest operating cost after corn. Prior to the deconsolidation of Provista in September 2006, US BioEnergy was recording outbound freight paid by Provista on US BioEnergy’s ethanol shipments as a component of cost of goods sold.

US BioEnergy’s gross margins depend principally on the spread between ethanol and corn prices. During the five-year period from 2002 to 2006, ethanol prices (based on price data from Bloomberg, L.P., or Bloomberg) have ranged from a low of $0.91 per gallon to a high of $3.95 per gallon, averaging $1.65 per gallon during this period. On November 30, 2007, the Chicago spot price per gallon of ethanol was $1.92, whereas on November 30, 2006, the Chicago spot price per gallon of ethanol was $2.30. During most of 2006, the spread between ethanol and corn prices was at historically high levels, driven largely by the increased demand for ethanol used as a fuel additive and historically low corn prices. However, in 2007, the price of ethanol has declined from the high levels that were prevalent in the first three quarters of 2006 and the cost of corn has risen. The spread between the price of a gallon of ethanol and the cost of the amount of corn required to produce a gallon of ethanol will continue to fluctuate. A sustained narrow spread or any further reduction in the spread between ethanol and corn prices, whether as a result of sustained high or increased corn prices or sustained low or decreased ethanol prices, could have a material adverse effect on its business, results of operations and financial condition.

Prior to May 1, 2006, all of US BioEnergy’s cost of goods sold represented the expenses that were directly related to its marketing and services businesses. US BioEnergy records the cost of product that is related to commodities buying and selling contracts on which it does not earn a fixed margin as “cost of product sales.” The proportional share of salaries, benefits and related overhead expenses of the employees directly related to third-party management and marketing activities are included in cost of services and commissions.

Selling, General and Administrative Expenses. Selling, general and administrative expenses consist of the proportional share of salaries, benefits and related overhead expenses paid to US BioEnergy’s administrative employees, professional fees and other administrative expenses and stock-based compensation expense. US BioEnergy’s selling, general and administrative expenses have increased significantly in connection with its growth and expansion efforts, which have required US BioEnergy to hire more personnel. US BioEnergy began incurring additional expenses as a public company following the completion of its initial public offering related to additional legal and corporate governance expenses, including: costs associated with its Sarbanes-Oxley Act compliance work; salary and payroll-related costs for additional accounting and legal staff; and listing and transfer agent fees. Corporate expenses are included in the All Other category for segment reporting purposes.

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Interest Expense. Interest expense represents that amount of interest that US BioEnergy pays to financial institutions for money that it has borrowed on its short-term seasonal lines of credit, construction loans, senior secured debt and other long-term debt. Interest expense will fluctuate based on the interest rate on its loan agreements and the amounts outstanding. US BioEnergy capitalizes certain interest costs allocated to plants under construction. Capitalized interest is depreciated over the life of the plant once operations commence.

Interest Income. Interest income represents interest that US BioEnergy earns on money market funds. Interest income will fluctuate based on interest rates and the amount of cash that US BioEnergy has on hand.

Income Taxes. US BioEnergy is subject to federal and state taxes on income from its operations. US BioEnergy records an income tax provision or benefit related to income or losses from operations. Deferred income taxes reflect the impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for federal and state income tax purposes, at the end of each reporting period based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Results of Operations

US BioEnergy’s current operating results are not comparable to any of its historical periods. From October 2004, the date of its incorporation, until April 30, 2005, US BioEnergy focused on building the necessary resources and infrastructure to support its goal of becoming one of the leading ethanol producers in the U.S. In May 2005, US BioEnergy acquired United Bio Energy, LLC (UBE), an ethanol and distillers grains marketing and services business. US BioEnergy’s operating results from May 1, 2005 reflect the UBE acquisition. The acquisition of Platte Valley in April 2006, initiated the operations of US BioEnergy’s Production segment. The 2007 and 2006 results for its Production segment do not constitute a complete year of production activity for any of its plants currently in operation.

In addition, US BioEnergy has determined that it is the successor to UBE for SEC reporting purposes. US BioEnergy does not believe, however, that its results of operations for periods subsequent to the UBE acquisition are directly comparable to the results of operations of UBE for periods prior to the acquisition due to the application of purchase accounting and other factors. However, because US BioEnergy’s revenues and costs of goods sold for its marketing and services business are prepared on substantially the same basis and were generated or incurred in substantially the same manner as UBE’s revenues and costs of goods sold, the discussion of US BioEnergy’s results of operations for fiscal 2005 compared to the period from October 28, 2004 to December 2004, appearing below, includes a discussion of revenues and costs of goods sold based on UBE’s revenues and costs of goods sold for the applicable pre-acquisition periods.

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Consolidated Results

The following table presents the consolidated earnings as well as the percentage relationship to total revenues of specified items in US BioEnergy’s consolidated statements of operations for the nine months ended September 30, 2007 and 2006:

	For the Nine Months Ended September 30,
	2007		2006
	(Unaudited)		(Unaudited)
	(Dollars in thousands)
Total revenues	$436,666	100.0%	$60,364	100.0%
Cost of goods sold	370,528	84.9	43,769	72.5

Gross profit	66,138	15.1	16,595	27.5
Selling, general and administrative expenses	28,612	6.6	17,725	29.4
Loss on impairment of assets	2,471	0.5	—	—

Operating income (loss)	35,055	8.0	(1,130)	(1.9)
Other income (expense):
Interest expense	(8,238)	(1.9)	(1,370)	(2.3)
Interest income	5,643	1.4	1,624	2.7
Other income	4,022	0.9	38	0.1
Equity in net loss of unconsolidated subsidiary	2,182	0.5	(76)	(0.1)

Income (loss) before income taxes and minority interest	38,664	8.9	(914)	(1.5)
Income tax expense	(14,117)	(3.3)	—	—
Minority interest in net loss of subsidiary	58	—	391	0.6

Net income (loss)	$24,605	5.6%	$(523)	(0.9)%

	Nine Months Ended September 30, 2007	Nine Months Ended September 30, 2006
Additional Data:(1)(8)
Ethanol sold (gallons in thousands)	199,972	21,536
Ethanol average gross price per gallon(2)(3)	$1.86	$1.90
Distillers grains average sales per gallon of ethanol sold(4)	$0.25	$0.22
Corn costs per gallon of ethanol sold(5)	$1.25	$0.79
Natural gas costs per gallon of ethanol sold(6)	$0.17	$0.22
Corn costs per bushel(7)	$3.58	$2.12

(1)	The 2006 data represents the period beginning May 1, 2006 through September 30, 2006, after US BioEnergy’s acquisition of the Platte Valley plant and approximately one month of operations at its Woodbury plant.
(2)	The 2007 data represents the gross sales dollars, net of freight and commissions, divided by the gallons of ethanol sold. Freight and commissions were $0.17 per gallon for the nine months ended September 30, 2007.
(3)	The 2006 data represents the gross sales dollars, before netting freight and commissions, divided by the gallons of ethanol sold. (See net sales of ethanol in the discussions below).
(4)	Represents the gross sales dollars, net of commissions, divided by the gallons of ethanol sold.
(5)	Represents the corn costs, including freight, commissions, hedging gains or losses and other related costs divided by the gallons of ethanol sold.
(6)	Represents natural gas costs, including hedging gains or losses, divided by the gallons of ethanol sold.
(7)	Represents corn costs, net of hedging gains of $0.05 per bushel for the nine months ended September 30, 2007, and hedging gains of $0.03 per bushel for the nine months ended September 30, 2006.
(8)	Certain numbers related to the three and nine month production results of 2006 have been adjusted to conform to the method of calculation utilized in the three and nine month production results of 2007.

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The following table presents the consolidated earnings as well as the percentage relationship to total revenues of specified items in US BioEnergy’s consolidated statements of operations for fiscal 2006, 2005 and 2004:

	For the Years Ended December 31,
	2006	2005			2004
	(Dollars in thousands, except as noted)
Total revenues	$124,535	100.0%	$16,415	100.0%	$—	—%
Cost of goods sold	78,367	62.9	12,987	79.1	—	—

Gross profit	46,168	37.1	3,428	20.9	—	—
Selling, general and administrative expenses	27,089	21.8	8,016	48.8	55	—

Operating income (loss)	19,079	15.3	(4,588)	(28.0)	(55)	—
Other income (expense):
Interest expense	(2,076)	(1.7)	(467)	(2.8)	—	—
Interest income	2,436	2.0	319	1.9	1	—
Other income	9,814	7.9	104	0.6	—	—
Equity in net income of unconsolidated subsidiary	456	0.4	—	—	—	—
Minority interest in net loss of subsidiary	391	0.3	—	—	—	—

Income (loss) before tax	30,100	24.2	(4,632)	(28.2)	(54)	—
Income tax (expense) benefit	(9,668)	(7.8)	401	2.4	—	—

Net income (loss)	$20,432	16.4%	$(4,231)	(25.8)%	$(54)	—%

Year Ended December 31, 2006
Additional Data:
Ethanol sold (thousands of gallons)	49,604
Ethanol average gross price per gallon(1)	$1.86
Distillers grains average sales per gallon of ethanol sold(1)	$0.23
Corn costs per gallon of ethanol sold(2)	$0.65
Natural gas costs per gallon of ethanol sold(3)	$0.22
Corn costs per bushel(4)	$1.94

(1)	Represents the gross sales dollars, net of freight and commissions, for each respective product divided by the gallons of ethanol sold.
(2)	Represents the corn costs, including freight, commissions, hedging gains or losses or other related costs divided by the gallons of ethanol sold.
(3)	Represents natural gas costs, including hedging gains or losses, divided by the gallons of ethanol sold.
(4)	Represents corn costs, net of hedging gains of $0.57 per bushel.

Results of Operations — Nine Months Ended September 30, 2007 compared to Nine Months Ended September 30, 2006

Total Revenues. Total revenues increased by $376.3 million to $436.7 million for the nine months ended September 30, 2007, compared to $60.4 million from the nine months ended September 30, 2006, primarily as the result of increased production as US BioEnergy’s new plants became operational. Revenues for the nine months ended September 30, 2007, represents nine months of production activity at Albert City, Platte Valley and Woodbury, and almost two full quarters of production at the Ord plant, compared to 2006 results which reflected five months of production activity at Platte Valley before the expansion, and one month of operations at Woodbury.

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Net sales of ethanol increased by $327.8 million to $371.4 million for the nine months ended September 30, 2007, from $43.6 million for the nine months ended September 30, 2006. For the three quarters of 2007, US BioEnergy’s Production segment sold 200.0 million gallons of ethanol at an average selling price of $1.86 per gallon compared to 2006, when the Production segment sold 21.5 million gallons of ethanol at an average selling price of $1.90 per gallon. Sales for the nine months ended September 30, 2007, are net of transportation costs of $28.1 million, or $0.14 per gallon, and commissions of $5.6 million, or $0.03 per gallon. As of September 2006, US BioEnergy discontinued consolidating the operations of Provista and, as such, the sales from that time forward are recorded on a net basis.

Net sales of co-products increased $48.0 million to $53.1 million for the nine months ended September 30, 2007, from $5.1 million for the nine months ended September 30, 2006 due to an increase in volume sold of 793,500 tons and an increase in the average net selling prices. During the nine months ended September 30, 2007, US BioEnergy’s Production segment sold 201,800 tons of dried distillers grains at an average selling price of $99.87 per ton, 692,600 tons of modified wet distillers grains at an average selling price of $42.58 per ton and 20,000 tons of wet distillers grains at an average selling price of $34.15 per ton. In the period beginning May 1, 2006 through September 30, 2006, the Production segment sold 5,300 tons of dried distillers grains at an average selling price of $75.39 per ton and 115,600 tons of modified wet distillers grains at an average selling price of $37.22 per ton. Sales of co-products represented $0.25 per gallon of ethanol sold for the nine months ended September 30, 2007, compared to $0.22 per gallon of ethanol sold for the nine months ended September 30, 2006.

Sales of other products decreased by $0.2 million, or 7%, to $3.0 million for the nine months ended September 30, 2007, from $3.2 million for the nine months ended September 30, 2006. For the nine months ended September 30, 2007, US BioEnergy recorded revenues of $1.7 million from the sale of yellow corn. This increase was offset by decreased sales of non-fixed margin commodities of $1.9 million in the marketing and services business.

Services and commissions revenues increased $0.6 million, or 12%, to $6.3 million for the nine months ended September 30, 2007, from $5.7 million for the nine months ended September 30, 2006. In the second quarter of 2007, US BioEnergy recorded $0.2 million of revenue related to the termination of a management agreement with a third-party plant customer.

Other revenue remained consistent at $2.8 million for the nine months ended September 30, 2007 and 2006. US BioEnergy’s Platte Valley plant generates alcohol fuel tax incentive credits under the State of Nebraska’s ethanol incentive program at a rate of $0.18 per gallon on the first 15,625,000 gallons of ethanol produced on a yearly basis beginning on May 1st of each year. This state incentive program is set to expire in 2012.

Cost of Goods Sold. Cost of goods sold increased by $326.7 million to $370.5 million for the nine months ended September 30, 2007, from $43.8 million for the nine months ended September 30, 2006, as a result of the growth in US BioEnergy’s ethanol and distillers grains production business, as well as lower natural gas prices, which were partially offset by increased corn prices. Cost of goods sold in the Production segment represented $1.83 per gallon of ethanol sold for the nine months ended September 30, 2007, compared to $1.60 per gallon of ethanol sold for the nine months ended September 30, 2006. This per gallon increase was primarily driven by higher corn prices, which were partially offset by decreased natural gas prices. Ethanol cost of goods sold, which represents cost of goods sold less distillers grains revenues, was $1.58 per gallon for the nine months ended September 30, 2007, compared to $1.38 per gallon for the nine months ended September 30, 2006.

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	For the Nine Months Ended September 30,
	2007		2006
	Per Bushel	Per Gallon	Per Bushel	Per Gallon
Corn costs:
No hedging impact	$3.63	$1.27	$2.15	$0.80
Hedging (gains)	(0.05)	(0.02)	(0.03)	(0.01)

With hedging impact	$3.58	$1.25	$2.12	$0.79

	Per MMBTU	Per Gallon	Per MMBTU	Per Gallon
Natural gas costs:
No hedging impact	$6.59	$0.17	$6.63	$0.16
Hedging (gains) losses	(0.08)	—	2.42	0.06

With hedging impact	$6.51	$0.17	$9.05	$0.22

Corn costs were $250.1 million for the nine months ended September 30, 2007, and represented 69% of US BioEnergy’s cost of goods sold, compared to $17.0 million and 51% of cost of goods sold for the nine months ended September 30, 2006. This increase in costs was primarily due to increased volumes of corn processed and an average price, net of hedging gains, that was $1.46 per bushel higher than the corresponding period in 2006.

Natural gas costs were $33.3 million for the nine months ended September 30, 2007, and represented 9% of US BioEnergy’s cost of goods sold, compared to $4.8 million and 14% of cost of goods sold for the nine months ended September 30, 2006. The increased utilization of natural gas is due to the increase in production as a result of the growth of US BioEnergy’s business, which was partially offset by a decrease of $2.54 MMBTU in the average price, net of hedging losses, compared to the corresponding period in 2006.

Transportation costs were $5.4 million for the nine months ended September 30, 2007, and represented 1% of US BioEnergy’s cost of goods sold, compared to $3.6 million and 11% of cost of goods sold for the nine months ended September 30, 2006. All of the transportation costs of $5.4 million for the nine months ended September 30, 2007, are related to shipments of distillers grains, which compared to $54,000 for the nine months ended September 30, 2006. Shipments of distillers grains increased as a result of the growth in volume sold. For the nine months ended September 30, 2007, US BioEnergy recorded its ethanol sales net of related transportation costs as Provista incurred those costs. For the nine months ended September 30, 2006, US BioEnergy recorded $3.5 million of ethanol related transportation costs in cost of goods sold, due to the consolidation of Provista.

Labor and manufacturing overhead costs were $70.3 million for the nine months ended September 30, 2007, and represented 19% of cost of goods sold, compared to $8.0 million and 24% of cost of goods sold for the nine months ended September 30, 2006. Labor and manufacturing overhead costs represented $0.35 per gallon for the nine months ended September 30, 2007, compared to $0.37 per gallon of ethanol sold for the nine months ended September 30, 2006. Construction related labor costs incurred during the construction phase of US BioEnergy’s ethanol plants are considered to be part of the direct cost of construction and, as such, are capitalized.

Hedging losses on exchange-traded energy futures contracts were $5.9 million, or $0.03 per gallon, for the nine months ended September 20, 2007, and represented 1% of cost of goods sold. US BioEnergy did not enter into any exchange-traded energy contracts in 2006.

The aggregate net loss from derivatives included in cost of goods sold was $2.0 million for the nine months ended September 30, 2007, compared to $1.0 million for the nine months ended September 30, 2006. US BioEnergy marks all exchange-traded corn, natural gas and energy futures contracts to market through cost of goods sold. For the nine months ended September 30, 2007, net losses on hedging activities were $0.1 per gallon of ethanol sold compared to $0.05 per gallon of ethanol sold for the nine months ended September 30, 2006.

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Cost of product sales related to the commodities that US BioEnergy sells under non-fixed margin contracts decreased $3.4 million, or 54%, to $2.8 million for the nine months ended September 30, 2007, from $6.2 million for the nine months ended September 30, 2006.

Cost of services and commissions decreased by $1.6 million, or 38%, to $2.7 million for the nine months ended September 30, 2007, from $4.3 million for the nine months ended September 30, 2006, primarily due to a reduction in employee costs in US BioEnergy’s marketing and services business, partially due to the deconsolidation of Provista.

Gross Profit. Gross profit increased $49.5 million to $66.1 million for the nine months ended September 30, 2007, from $16.6 million for the nine months ended September 30, 2006, driven primarily by the acquisition and expansion of the Platte Valley plant and the commencement of operations at the Albert City, Woodbury and Ord plants and lower natural gas prices, which was partially offset by higher corn prices. US BioEnergy generated gross profit of $62.4 million, or $0.30 per gallon, in its Production segment compared to $14.9 million, or $0.65 per gallon for the nine months ended September 30, 2006. Gross profit for the nine months ended September 30, 2007, decreased $0.35 per gallon compared to the nine months ended September 30, 2006, primarily due to higher corn prices, which was partially offset by decreased natural gas prices.

Selling, General and Administrative Expenses. US BioEnergy’s selling, general and administrative expenses increased $10.9 million, or 61%, to $28.6 million for the nine months ended September 30, 2007, from $17.7 million for the nine months ended September 30, 2006. Expenses in the All Other segment category increased by $9.6 million. Of this amount, $14.4 million was primarily due to the growth of US BioEnergy’s businesses, partially offset by a one-time payment of $4.8 million in May of 2006 to Capitaline Advisors, LLC, (a related party) in connection with the termination of a financial advisory services agreement. Expenses in the Production segment increased by $1.3 million, primarily due to US BioEnergy’s additional production plants.

Loss on Impairment of Assets. In September 2007, US BioEnergy determined that based on future cash flows, the carrying amount of the goodwill and intangible assets which were assigned to UBE, US BioEnergy’s marketing and services business, exceed the fair value by $2.5 million. At that time US BioEnergy recorded an expense of $2.5 million in the All Other segment category to impair $1.8 million of goodwill and $0.7 million of intangible assets.

Interest Expense. Interest expense increased by $6.9 million to $8.2 million for the nine months ended September 30, 2007, from $1.4 million for the nine months ended September 30, 2006, primarily due to additional borrowings on US BioEnergy’s senior secured credit facilities. In connection with the refinancing of Platte Valley’s debt, US BioEnergy expensed a prepayment penalty of $0.7 million and $0.7 million of debt financing costs. Interest expense for the nine months ended September 30, 2006, represented interest on borrowing under credit facilities primarily related to Provista, which have since been repaid and terminated in connection with the transfer of US BioEnergy’s 50% ownership interest to CHS. Interest costs of $9.0 million and $1.2 million incurred on borrowing related to construction activities were capitalized for the nine months ended September 30, 2007 and 2006, respectively, and, as such, are not included in interest expense. Total interest costs for the nine months ended September 30, 2007 were $17.2 million, compared to $2.6 million for the nine months ended September 30, 2006.

Interest Income. Interest income increased by $4.0 million to $5.6 million for the nine months ended September 30, 2007, compared to $1.6 million for the nine months ended September 30, 2006. This increase was primarily the result of increased short-term investments arising from the proceeds of US BioEnergy’s initial public offering and from excess cash flows generated by the Production segment.

Other Income. Other income was $4.0 million for the nine months ended September 30, 2007, compared to a minimal amount for the nine months ended September 30, 2006. This increase is the result of the receipt of the remaining $4.0 million due to US BioEnergy from the sale of a construction build slot. In December 2006, US

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BioEnergy sold one of its build slots under a master design-build agreement with Fagen, Inc. for total consideration of $12.0 million. US BioEnergy received and recognized $8.0 million in December 2006, upon execution of the agreement. The remaining $4.0 million was received when Fagen, Inc. mobilized at the build site.

Equity in Net Income (Loss) of Subsidiary. US BioEnergy’s equity in net income of unconsolidated subsidiary was $2.2 million for the nine months ended September 30, 2007, compared to a $76,000 net loss for the one month ended September 30, 2006, and represented US BioEnergy’s 50% share of Provista’s results. Beginning September 1, 2006, US BioEnergy accounts for its investment in Provista under the equity method of accounting.

Income (Loss) Before Income Taxes and Minority Interest. Pretax income increased by $39.6 million to $38.7 million for the nine months ended September 30, 2007, compared to a loss of $0.9 million for the nine months ended September 30, 2006. US BioEnergy’s Production segment’s pretax income increased $30.4 million, primarily due to the growth in the production business. In addition, US BioEnergy recognized other income due to the receipt of $4.0 million from the sale of the build slot as described above.

Income Taxes. Income tax expense of $14.1 million for the nine months ended September 30, 2007, represented an effective tax rate of 36.5%, and included a $1.0 million benefit (net of federal tax effect) due to a reversal of a deferred tax asset valuation allowance related to state tax credits. US BioEnergy recorded an income tax benefit of $0.1 million related to its net loss for the nine months ended September 30, 2006, which was offset by a $0.1 million valuation allowance on the net loss.

Minority Interest in Net Loss of Subsidiary. Minority interest in net loss of subsidiary was $58,000 for the nine months ended September 30, 2007, and represented the minority owner’s 50% of losses of Grinnell. In February 2007, US BioEnergy formed a joint venture with Big River and US BioEnergy began to consolidate the operations of the joint venture. Minority interest in net loss of subsidiary was $0.4 million for the nine months ended September 30, 2006, and represented the minority owner’s 50% share of Provista’s net loss. On March 31, 2006, US BioEnergy sold 50% of its membership interest in Provista to CHS. For the period beginning April 1, 2006 and ending August 31, 2006, US BioEnergy consolidated the operations of Provista because it was a variable interest entity and US BioEnergy was the primary beneficiary of a significant receivable owed to US BioEnergy by Provista and its guarantee of Provista’s debt. On August 31, 2006, US BioEnergy’s guarantee of Provista’s debt was terminated, Provista repaid all outstanding debts to US BioEnergy and US BioEnergy deconsolidated Provista. From September 1, 2006 forward US BioEnergy is accounting for its investment under the equity method of accounting.

Results of Operations — Fiscal 2006 Compared to Fiscal 2005

Total Revenues. Total revenues increased by $108.1 million from $16.4 million for year ended December 31, 2005 to $124.5 million for the year ended December 31, 2006, primarily as the result of US BioEnergy’s entrance into the ethanol production business in fiscal 2006. US BioEnergy began to record revenue from its Production segment in May 2006, after the acquisition of Platte Valley, its first operational ethanol plant. Revenues increased in the second half of 2006 when US BioEnergy began production at its Woodbury plant in September and its Albert City plant and the expansion Platte Valley plant became operational in November.

Net sales of ethanol in the Production segment were $92.4 million for the year ended December 31, 2006. During fiscal 2006, US BioEnergy sold 49.6 million gallons of ethanol at an average gross selling price of $1.86. US BioEnergy did not have any ethanol sales in its Production segment in 2005.

Net sales of co-products in the Production segment were $11.3 million for the year ended December 31, 2006. During fiscal 2006, US BioEnergy sold 213,000 tons of modified wet distillers grains at an average gross

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selling price of $41.27 per ton, 32,000 tons of dried distillers grains at an average gross selling price of $76.75 per ton and 2,400 tons of wet distillers grains at an average gross selling price of $31.85. US BioEnergy did not have any co-product sales in its Production segment in 2005.

Sales of non-fixed margin commodities decreased $2.1 million, or 22%, from $9.6 million for the year ended December 31, 2005 to $7.5 million for the year ended December 31, 2006. Sales in fiscal 2005 represented the period beginning May 1, 2005 and ending December 31, 2005, after US BioEnergy acquired UBE. UBE generated $3.6 million of sales on non-fixed margin commodities for the period beginning January 1, 2005 and ending April 30, 2005. Sales of non-fixed margin commodities have been decreasing as US BioEnergy implements a service strategy that focuses on its commission-based businesses.

Services and commissions revenues increased $2.0 million, or 29%, from $6.8 million for the year ended December 31, 2005 to $8.8 million for the year ended December 31, 2006, primarily due to the acquisition of UBE. Sales in fiscal 2005 represented the period beginning May 1, 2005 and ending December 31, 2005, after US BioEnergy acquired UBE. UBE generated $2.8 million of services and commissions revenues for the period beginning January 1, 2005 and ending April 30, 2005. Services commissions have been decreasing primarily as the result of a reduction in the number of third-party plants that US BioEnergy provide services to.

Other revenue of $3.7 million for the year December 31, 2006, was primarily the result of payments accrued for under the State of Nebraska’s ethanol incentive program. At its Platte Valley plant, located in Central City, Nebraska, US BioEnergy generated $2.8 million of alcohol fuel tax incentive credits at a rate of $0.18 per gallon on the first 15,625,000 gallons of ethanol produced on a yearly basis that begins on May 1st of each year. This state incentive program is set to expire in 2012.

Cost of Goods Sold. Cost of goods sold increased by $65.4 million from $13.0 million for the year ended December 31, 2005 to $78.4 million for the year ended December 31, 2006, primarily as the result of US BioEnergy’s entrance into the ethanol production business in fiscal 2006. In fiscal 2006, US BioEnergy’s cost of goods sold represents a partial year of production at its ethanol plants that were in operation at that time. Cost of product sales in the Production segment represents $1.34 per gallon of ethanol sold.

Corn costs were $32.1 million for the year ended December 31, 2006, and represented 49% of the cost of goods sold before taking into account co-product sales and 42% of cost of goods sold after taking into account co-products sales. After taking into account hedging gains, corn costs averaged $1.94 per bushel, or $0.65 per gallon of ethanol, sold in fiscal 2006, which represents the period beginning May 1, 2006 and ending December 31, 2006. For this same time period US BioEnergy’s corn costs averaged $2.51 per bushel, or $0.86 per gallon of ethanol sold, before taking into account hedging gains.

Natural gas costs were $10.9 million for the year ended December 31, 2006, and represented 16% of US BioEnergy’s cost of goods sold. After taking into account hedging losses, natural gas costs averaged $8.84 per MMBTU, or $0.22 per gallon of ethanol sold in fiscal year 2006, which represents the period beginning May 1, 2006 and ending December 31, 2006. For this same time period natural gas costs averaged $7.28 per MMBTU, or $0.18 per gallon of ethanol sold, before taking into account hedging losses.

Transportation costs were $4.2 million for the year ended December 31, 2006, and represented 6% of US BioEnergy’s cost of goods sold.

Labor and manufacturing overhead was $19.2 million of the year ended December 31, 2006 and represented 29% of US BioEnergy’s cost of goods sold. Direct labor costs related to construction of US BioEnergy’s ethanol plants are considered to be part of the cost of construction, and as such, are capitalized.

The net gain from derivatives included in cost of goods sold was $8.6 million for the year ended December 31, 2006. US BioEnergy marks all exchange traded corn and natural gas futures contracts to market through cost of goods sold.

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Cost of products sales related to the commodities that US BioEnergy sells under its non-fixed margin contract decreased $2.7 million, or 28%, from $9.5 million for the year ended December 31, 2005 to $6.8 million for year ended December 31, 2006. Sales in fiscal 2005 represented the period beginning May 1, 2005 and ending December 31, 2005, after US BioEnergy acquired UBE. UBE’s cost of product sales for the period beginning January 1, 2005 and ending April 30, 2005 was $3.5 million. Purchases of non-fixed margin commodities for resale have been decreasing as US BioEnergy implements a service strategy that focuses on its commission-based businesses.

Cost of services and commissions increased by $1.7 million, or 49%, from $3.5 million for the year ended December 31, 2005 to $5.2 million for the year ended December 31, 2006, primarily due to the acquisition of UBE. Costs in fiscal 2005 represented the period beginning May 1, 2005 and ending December 31, 2005, after US BioEnergy acquired UBE. UBE cost of services and commission was $2.9 million for the period beginning January 1, 2005 and ending April 30, 2005. In March of 2005, UBE expensed $1.1 million related to the settlement of a customer claim.

Gross Profits. Gross profit increased $42.7 million from $3.4 million for the year ended December 31, 2005 to $46.1 million for the year ended December 31, 2006, primarily driven by US BioEnergy’s acquisition and subsequent expansion of its Platte Valley plant, the commencement of operations at its new Woodbury and Albert City plants and from gains on derivatives. US BioEnergy generated gross profits of $41.8 million, or $0.83 per gallon, in its Production segment primarily due to a favorable spread between the average selling price of ethanol and corn costs and due to gains from derivatives that decreased cost of goods sold by $8.6 million.

Selling, General and Administrative Expenses. US BioEnergy’s selling, general and administrative expenses increased $19.1 million from $8.0 million for the year ended December 31, 2005 to $27.1 million for the year ended December 31, 2006 primarily as the result of the growth of its businesses. Corporate and other expenses increased $15.5 million primarily due to additional employee and consulting expenses related to the growth of US BioEnergy’s businesses and a payment of $4.8 million to terminate a financial advisory services agreement with Capitaline Advisors (a related party). Expenses in the Production segment increased by $3.6 million, as US BioEnergy’s plants began operations.

Interest Expense. Interest expense increased by $1.7 million from $0.4 million for the year ended December 31, 2005 to $2.1 million for the year ended December 31, 2006. Interest expense increased primarily due to interest payments on Platte Valley’s credit facilities and draws on the Woodbury senior secured debt facility and Albert City’s construction loan. Interest expense incurred on borrowing related to construction and expansion activities has been capitalized.

Interest Income. Interest income increased by $2.2 million from $0.3 million for the year ended December 31, 2005 to $2.5 million for the year ended December 31, 2006, primarily as the result of increased short-term investments arising from the proceeds of US BioEnergy’s equity offerings.

Other Income. Other income increased $9.7 million from $0.1 million for the year ended December 31, 2005 to $9.8 million for the year ended December 31, 2006. In December 2006, US BioEnergy recognized income of $8.0 million on the sale of one of its build slots under a master design-build agreement with Fagen, Inc. The total consideration for the build slot was $12.0 million, with $8.0 million due upon exercise of the agreement and recognized as other income. The remaining $4.0 million is due and payable when Fagen, Inc. mobilizes at the build site and will be recognized as other income at that time. In fiscal 2006, US BioEnergy also recognized a $1.8 million gain on the sale of 50% of its membership interest in Provista to CHS Inc.

Equity in Net Income of Subsidiary. US BioEnergy’s equity in net income of unconsolidated subsidiary of $0.5 million represents its 50% share of Provista’s net income for the period from September 1, 2006 to December 31, 2006. On August 31, 2006, US BioEnergy’s guarantee of Provista’s debt was terminated and Provista paid all the outstanding indebtedness owed to US BioEnergy. Beginning on September 1, 2006, US BioEnergy has accounted for its investment in Provista under the equity method of accounting.

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Minority Interest in Net Loss of Subsidiary. Minority interest in net loss of subsidiary was $0.4 million for the year ended December 31, 2006 and represents the minority owner’s 50% of losses in Provista for the period beginning April 1, 2006 and ending August 31, 2006. On March 31, 2006, US BioEnergy sold 50% of its membership interest in Provista to CHS Inc. For the period beginning April 1, 2006 and ending August 31, 2006, US BioEnergy continued to consolidate the operations of Provista because it was a variable interest entity and US BioEnergy was the primary beneficiary as the result of a significant receivable owed to US BioEnergy by Provista and its guarantee of Provista’s debt. On August 31, 2006, US BioEnergy’s guarantee of Provista’s debt was terminated, Provista repaid all outstanding debts to US BioEnergy and US BioEnergy deconsolidated Provista. From September 1, 2006 forward US BioEnergy began accounting for its investment under the equity method of accounting.

Pretax Income (Loss). Pretax income increased by $34.7 million from a $4.6 million loss for the year ended December 31, 2005 to $30.1 million of income for the year ended December 31, 2006. The Production segment’s pretax income increased $35.9 million, which included $8.6 million from gains on derivative contracts. In addition, US BioEnergy recognized $8.0 million of income from the sale of one of its construction build slots. These increases were partially offset by US BioEnergy’s increased selling, general and administrative expenses.

Income Taxes. Income tax expense for the year ended increased $10.1 million from a benefit of $0.4 million for the year ended December 31, 2005 to an expense of $9.7 million for the year ended December 31, 2006. The effective tax rate was 32.5% for the year ended December 31, 2006 and a tax benefit rate of 8.7% for the year ended December 31, 2005. The 2005 tax benefit rate and 2006 tax expense rate are less than statutory rates due to the fact that a $1.3 million valuation allowance was recorded in 2005 and reversed in 2006. As of December 31, 2006, US BioEnergy had determined that a $21.8 million valuation allowance was necessary for state tax credit carry forwards that it could conclude it would more likely than not generate sufficient taxable income in the applicable states, to utilize the credits prior to their expiration. Of this amount $5.9 million related to acquired state tax credits of Platte Valley, and would be used to reduce goodwill if the valuation allowance on these credits was ever reversed. The reversal of other valuation allowance amounts, if ever recognized, will reduce future income tax expense.

Results of Operations — Fiscal 2005 Compared to the Period from October 28, 2004 to December 31, 2004

Total Revenues. US BioEnergy did not have any revenues for fiscal 2004. On May 1, 2005, US BioEnergy acquired UBE and began generating revenues from product sales and commissions and service fees related to its marketing and services businesses. US BioEnergy’s total revenues for the year ended December 31, 2005 were $16.4 million.

Product sales represent the sales of non-fixed margin commodities in US BioEnergy’s ethanol and distillers grains marketing businesses. US BioEnergy’s product sales were $9.6 million for the year ended December 31, 2005, which represents the period beginning May 1, 2005 and ending December 31, 2005. UBE generated $3.6 million of sales for the period beginning January 1, 2005 and ending April 30, 2005 and $30.8 million for the year ended December 31, 2004. Sales of non-fixed margin commodities have been decreasing as US BioEnergy implements a strategy that focuses on commission-based businesses.

US BioEnergy’s services and commissions revenues were $6.8 million for the year ended December 31, 2005, which represents the period beginning May 1, 2005 and ending December 31, 2005, and it marketed a total of 159.8 million gallons of ethanol and 1.1 million tons of distillers grains. In November 2004, US BioEnergy added one new distillers grain customer and during 2005 it added two new ethanol marketing customers and one third-party plant management customer. For the year ended December 31, 2005, which represents the period beginning May 1, 2005 and ending December 31, 2005, US BioEnergy recognized $0.9 million of revenue related to performance incentives from its third-party plant customers. UBE recognized $96,000 of incentive revenue for the period beginning January 1, 2005 and ending April 30, 2005, and $75,000 for the year ended December 31, 2004. Incentive revenues increased due to the increase in the number of plants that US BioEnergy

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managed and due to favorable margins at those plants. During the period beginning January 1, 2005 through April 30, 2005 UBE generated services and commissions revenues of $2.8 million and marketed a total of 54.5 million gallons of ethanol and 494,000 tons of distillers grains. For the year ended December 31, 2004, UBE recorded services and commissions revenues of $4.9 million and marketed a total of 114.0 million gallons of ethanol and 1.1 million tons of distillers grains.

Cost of Goods Sold. US BioEnergy did not have any cost of goods sold for fiscal 2004. Its total cost of goods sold of $13.0 million for the year ended December 31, 2005, was directly related to the activities of its marketing and services businesses.

US BioEnergy’s cost of product sales of $9.5 million for the period beginning May 1, 2005 and ending December 31, 2005 is related to the commodities that it sells under non-fixed margin contracts. UBE’s cost of products sales for the period beginning January 1, 2005 and ending April 30, 2005 was $3.5 million and for the year ended December 31, 2004 was $30.4 million.

US BioEnergy’s cost of services and commissions was $3.5 million for the year ended December 31, 2005 and represents the marketing costs associated with its commission-based businesses. UBE’s cost of services and commission for the period beginning January 1, 2005 and ending April 30, 2005 was $2.9 million and for the year ended December 31, 2004 was $3.2 million. The increase in cost of services and commissions was primarily due to increased employee and other expenses in connection with providing services to additional third-party plant customers, and a $1.1 million expense recognized by UBE as of March 31, 2005 related to the settlement of a claim.

Gross Profit. US BioEnergy did not have any gross profit for 2004. Its gross profit of $3.4 million for the year ended December 31, 2005 was primarily generated on its third-party plant services. UBE gross profit was a negligible amount for the period beginning January 1, 2005 and ending April 30, 2005 and $2.0 million for the year ended December 31, 2004.

Selling, General and Administrative Expenses. US BioEnergy’s selling, general and administrative expenses for the year ended December 31, 2005 were $8.0 million, an increase of $8.0 million compared to the year ended December 31, 2004. In November 2005, US BioEnergy issued options to purchase 1,625,000 shares of common stock which resulted in $3.6 million of expense in connection with the termination of an administrative services agreement with US Bio Resource Group (a related party). Expenses, excluding this expense, increased by $4.4 million for the year ended December 31, 2005, in connection with providing services to additional third-party plant customers and consulting and legal expenses due to the growth of US BioEnergy’s business.

Interest Expense. US BioEnergy’s interest expense of $0.5 million for the year ended December 31, 2005 increased $0.5 million compared to 2004, primarily due to borrowings under its subordinated debt for its Albert City plant.

Interest Income. US BioEnergy’s interest income of $0.3 million for the year ended December 31, 2005 compared to a negligible amount in 2004, due to increased short-term investments arising from the proceeds from US BioEnergy’s first private placement equity offering.

Pretax Loss. US BioEnergy incurred pretax losses of $4.6 million and $54,000 for the years ended December 31, 2005 and 2004, respectively. For the year ended December 31, 2005, the pretax loss was primarily related to operating expenses incurred as a result of the growth of US BioEnergy’s business. US BioEnergy’s services business generated pretax income of $0.4 million for the year ended December 31, 2005. UBE’s pretax loss for the period beginning January 1, 2005 to April 30, 2005 was $1.1 million. UBE’s pretax loss for the year ended December 31, 2004 was $0.8 million. The Production segment incurred pretax losses of $1.0 million for the year ended December 31, 2005, which represented various expenses that US BioEnergy could not capitalize related to its construction projects.

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Income Taxes. The income tax benefit of $0.4 million for the year ended December 31, 2005 represents an effective tax benefit rate of 8.7% and resulted from US BioEnergy’s loss from operations during 2005. The tax benefit rate is less than statutory rates due to the fact that a $1.3 million increase in a valuation allowance on deferred taxes was recorded during 2005. US BioEnergy did not have any income tax costs or benefits for 2004.

Liquidity and Capital Resources

Cash Flows — Nine Months Ended September 30, 2007 Compared to Nine Months September 30, 2006

Cash Flows Provided by (Used in) Operating Activities. Cash flows provided by operating activities totaled $64.1 million for the nine months ended September 30, 2007, compared to cash flows used in operating activities of $3.4 million for the nine months ended September 30, 2006. The increase in cash provided by operating activities is primarily driven by the growth of US BioEnergy’s business. An increase in working capital for the nine months ended September 30, 2007 and 2006 used cash of $0.1 million and $6.3 million, respectively.

Cash Used in Investing Activities. Cash used in investing activities totaled $303.0 million and $171.8 million for the nine months ended September 30, 2007 and 2006, respectively. For the nine months ended September 30, 2007, additions to property and equipment of $19.1 million, $24.7 million, $93.0 million, $78.0 million and $44.5 million were related to construction projects at Marion, Ord, Hankinson, Dyersville and Janesville, respectively. Additions to property and equipment related to Grinnell’s construction project were $7.2 million, which represented 100% of costs since US BioEnergy began consolidating Grinnell’s activities. For the nine months ended September 30, 2006, additions to property, plant and equipment of $30.9 million, $62.6 million, $32.1 million and $17.7 million were related to construction projects at Woodbury, Albert City, Platte Valley and Ord, respectively.

Cash Provided by Financing Activities. Cash provided by financing activities totaled $148.5 million for the nine months ended September 30, 2007 and $202.8 million for the nine months ended September 30, 2006, respectively. In February 2007, US BioEnergy entered into five senior secured facilities with AgStar to provide funds for construction of its Hankinson, Dyersville, Janesville and Ord plants and to refinance its Platte Valley plant. On August 29, 2007, US BioEnergy acquired the senior construction credit facility that Millennium had entered into with Dougherty Funding, LLC (Dougherty). For the nine months ended September 30, 2007, US BioEnergy borrowed an aggregate of $61.8 million to fund its Hankinson, Dyersville, Janesville and Marion construction projects. In February 2007, US BioEnergy borrowed an additional $51.6 million on its Platte Valley senior secured credit facility when it refinanced with AgStar. In addition, US BioEnergy borrowed an additional $10.9 million when it converted the Albert City construction loan to a term loan. In March 2006, US BioEnergy raised approximately $94.4 million through a private placement of its common stock. In August 2006, US BioEnergy borrowed an aggregate of $99.5 million under its construction loans for its Albert City and Woodbury plants and for its expansion project at Platte Valley.

Cash Flow — Fiscal 2006 Compared to Fiscal 2005

Cash Flows Used in Operating Activities. Cash flows used in operating activities were $16.8 million for the year ended December 31, 2006 and $6.3 million for the year ended December 31, 2005. An increase in working capital for the year ended December 31, 2006, net of the effects of business acquisitions and the deconsolidation of Provista, used $52.5 million in cash. The Production segment working capital increase was primarily the result of US BioEnergy’s Woodbury and Albert City plants starting operations in the second half of 2006 and the expansion of the Platte Valley plant, which was funded by cash on hand and increased debt. The $52.5 million increase in these working capital components was primarily funded by the proceeds from cash on hand and cash from operations.

Cash Used in Investing Activities. Cash used in investing activities total $230.2 million and $52.9 million for the year ended December 31, 2006 and the year ended December 31, 2005, respectively. For the year ended

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December 31, 2006, additions to property, plant and equipment of $32.7 million, $88.4 million, $40.2 million and $30.8 million were related to construction projects at Woodbury, Albert City, Platte Valley and Ord, respectively. For the year ended December 31, 2005, additions to property, plant and equipment of $17.9 million and $35.2 million were related to construction projects at Woodbury and Albert City, respectively.

Cash Provided by Financing Activities. Cash provided by financing activities totaled $376.7 million for the year ended December 31, 2006 and $98.9 million for the year ended December 31, 2005, respectively. In December 2006, US BioEnergy completed its initial public offering (IPO), in which it sold 11,500,000 shares of its common stock at a price to the public of $14.00 per share. Net proceeds of the IPO, after deducting the underwriters’ discount and commissions and related offering costs, were $133.5 million. In March 2006, US BioEnergy raised approximately $94.4 million through a private placement of its common stock. In September 2005, US BioEnergy raised approximately $56.2 million through a private placement of its common stock. In November 2005, CHS invested $35.0 million in US BioEnergy. During 2006 proceeds from debt financing provided cash of $119.2 million. In December 2006, outstanding borrowings under US BioEnergy’s construction loans were an aggregate of $90.7 million for its Albert City plant and for the expansion of its Platte Valley plant. These construction loans committed $121.3 million of borrowing capacity to US BioEnergy. In November 2006, US BioEnergy converted its Woodbury construction loan to a variable interest term note and a revolving note. The outstanding borrowings under these notes on December 31, 2006, were $27.7 million on the term note and $8.0 million on the revolving note. The Woodbury plant also borrowed $1.5 million under a seasonal revolving loan as of December 31, 2006. In December 2006, US BioEnergy used a portion of the IPO proceeds to repay Albert City’s $6.3 million of subordinated debt. In 2005, US BioEnergy repaid a note payable of $6.0 million and entered into a loan agreement for an aggregate of $6.3 million of subordinated debt to finance a portion of the construction costs of the Albert City plant.

US BioEnergy’s principal sources of liquidity consist of cash and cash equivalents, available borrowings under its credit arrangements and cash provided by operations. Significant sources of liquidity during 2006 and the nine months ended September 30, 2007 have been proceeds from its IPO, which was completed in December 2006, and additional borrowings under its new credit facilities established in February 2007. Additionally, in 2006, US BioEnergy’s private placement equity offerings were a significant source of liquidity.

US BioEnergy’s principal uses of cash have been, and are expected to continue to be, the construction of new plants, other capital expenditures and payments on its outstanding indebtedness. As of September 30, 2007, US BioEnergy had total cash and cash equivalents of $79.7 million, compared to $170.1 million as of December 31, 2006. Of the $79.7 million, an aggregate of $46.2 million was held by certain of US BioEnergy’s subsidiaries, and these subsidiaries are generally limited in their ability to pay dividends or make distributions to US BioEnergy by the terms of their financing agreements.

Production Capacity Expansion

Set forth in the table below are the estimated remaining construction costs (not including start-up working capital requirements) of US BioEnergy’s ethanol plants under construction as of September 30, 2007:

	Marion, South Dakota	Hankinson, North Dakota	Dyersville, Iowa	Janesville, Minnesota	Total
	(Dollars in thousands)
Estimated Production Start Date	Q1	Q2	Q2	Q3
	2008	2008	2008	2008
Ethanol Production Capacity per year (mmgy)	110	110	110	110	440
Total Estimated Construction Costs	$144.0	$146.0	$163.0	$146.5	$599.5
Estimated Remaining Construction Costs	$38.5	$49.4	$79.6	$97.6	$265.1
Amount to be Funded Under Existing Credit Facilities	$38.5	$49.4	$79.6	$82.8	$250.3

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According to the terms of US BioEnergy’s AgStar senior credit facilities for the Hankinson, Dyersville and Janesville projects described above, generally 60% of the total construction costs are funded with borrowings under the applicable credit facility. See “— Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Credit Arrangements.”

US BioEnergy intends to fund the $14.8 million of construction costs for these plants in excess of amounts available under its credit facilities with cash on hand and cash generated from operations.

Due to the pending zoning lawsuits previously discussed, US BioEnergy’s Grinnell plant has not obtained the required debt financing, and US BioEnergy has put on hold any further funding. Even if the lawsuits are favorably resolved, there can be no assurance that Grinnell will be able to obtain the required debt funding on acceptable terms, or at all.

Credit Arrangements

Albert City

In November 2005, Albert City entered into a senior secured credit facility with AgStar, as administrative agent and as a lender, and a group of other lenders to finance the development and construction of the Albert City ethanol plant. In March 2007, the Albert City construction loan was converted to a term loan, a revolving loan, and a seasonal revolving loan, which allows for up to $3.0 million to be used for letters of credit. As of September 30, 2007, $64.6 million was outstanding under the term loan and $12.6 million was outstanding under the revolving term loan. In addition, Albert City has a $6.5 million seasonal revolving loan that is available for working capital needs. As of September 30, 2007, no amount was outstanding under Albert City’s seasonal revolving loan and $2.7 million of letters of credit were outstanding.

In April 2005, Albert City entered into a loan agreement with the Iowa Department of Economic Development. As of September 30, 2007, the outstanding balance under this loan agreement was $0.4 million.

Ord

In February 2007, Ord entered into a senior secured credit facility with AgStar, as administrative agent and as a lender, and a group of other lenders to finance the development and construction of the Ord ethanol plant. In September 2007, the Ord construction loan was converted to a term loan, a revolving loan, and a seasonal revolving loan, which allows for up to $5.0 million to be used for letters of credit. As of September 30, 2007, $34.9 million was outstanding under the term loan and $11.6 million was outstanding under the revolving term loan. In addition, Ord has a $10.0 million seasonal revolving loan that is available for working capital needs. As of September 30, 2007, no amount was outstanding under Ord’s seasonal revolving loan, and no letters of credit were outstanding.

Platte Valley

On February 7, 2007, Platte Valley entered into a senior secured credit facility with AgStar, as administrative agent and as a lender, and a group of other lenders to refinance a $90.0 million existing credit facility for Platte Valley. In addition, a $10.0 million seasonal revolving credit facility is available under the senior secured credit facility, which allows for up to $5.0 million to be used for letters of credit. As of September 30, 2007, $65.9 million was outstanding under the term loan, and $22.5 million was outstanding under the revolving term loan. No amounts were outstanding under the seasonal revolving loan and $0.5 million of letters of credit were outstanding.

US BioEnergy acquired Platte Valley Fuel Ethanol, LLC in April 2006. Prior to this acquisition, Platte Valley Fuel Ethanol had entered into a senior secured credit facility with First National Bank of Omaha. In

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August 2006, Platte Valley entered into a credit facility with First National Bank of Omaha to finance the expansion project. On February 7, 2007, Platte Valley used funds from the AgStar credit facility to prepay all the outstanding debt with First National Bank of Omaha in the aggregate amount of $36.8 million. In connection with the refinancing, Platte Valley incurred and expensed a prepayment penalty of $0.7 million and $0.7 million of debt financing costs. Platte Valley used a portion of the proceeds of these credit facilities to make a one-time distribution to US BioEnergy for the portion of the expansion project costs that were paid with additional equity contributions in excess of the 40% that it was required to pay under the loan agreement.

On October 31, 2003, Platte Valley entered into a redevelopment contract with the Community Redevelopment Authority of the City of Central City, Nebraska, pursuant to which the city issued revenue bonds. Platte Valley received a portion of the bond proceeds in the form of grants to be used to fund, in part, the development and construction of the original Platte Valley plant. Platte Valley is obligated to repay the bonds with semiannual interest and principal payments at fixed interest rates ranging from 6.25% to 7.25%. As of September 30, 2007, there was an outstanding balance of $3.4 million on the bonds.

Woodbury

In November 2005, Woodbury entered into a senior secured credit facility with AgStar, as administrative agent and as a lender, and a group of other lenders to finance the development and construction of the Woodbury ethanol plant. In November 2006, the Woodbury construction loan was converted to a term loan a revolving loan and a seasonal revolving loan. As of September 30, 2007, $27.0 million was outstanding under the term loan and $8.0 million was outstanding under the revolving term loan. In addition, Woodbury has a $3.5 million seasonal revolving loan that is available for working capital needs, which allows for $3.0 million to be used for letters of credit. As of September 30, 2007, no amount was outstanding under Woodbury’s seasonal revolving loan and $0.9 million of letters of credit were outstanding.

In May 2006, Woodbury entered into two loan agreements with the State of Michigan’s Department of Transportation, to provide Woodbury with financial assistance in the form of a loan to perform railroad infrastructure improvements. As of September 30, 2007, the outstanding balance under this loan agreement was $0.8 million.

Dyersville

On February 7, 2007, Dyersville entered into a senior secured credit facility construction loan with AgStar, as administrative agent and as a lender, and a group of other lenders for the Dyersville, Iowa plant. This senior secured credit facility is structured as a construction loan not to exceed $105.1 million with $5.0 million available for letters of credit. This construction loan will provide funds necessary to finance up to 60% of the construction costs and US BioEnergy must provide the necessary funds to provide for 40% of the construction costs before funds are available under the credit facility. In addition, a $10.0 million seasonal revolving credit facility will be available to Dyersville upon the conversion of the construction loan to a term loan. As of September 30, 2007, Dyersville had outstanding borrowings of $8.9 million and no outstanding letters of credit.

Hankinson

On February 7, 2007, Hankinson entered into a senior secured credit facility with AgStar, as administrative agent and as a lender, and a group of other lenders. This senior secured credit facility is structured as a construction loan not to exceed $95.1 million with $5.0 million available for letters of credit. This construction loan will provide funds necessary to finance up to 60% of construction costs. US BioEnergy must provide the necessary funds to provide for 40% of the construction costs before funds are available under this credit facility. In addition, a $10.0 million seasonal revolving credit facility will be available to Hankinson upon the conversion of the construction loan to a term loan. As of September 30, 2007, Hankinson had $34.7 million of outstanding borrowings and $4.3 million of outstanding letters of credit.

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Janesville

On February 7, 2007, Janesville entered into a senior secured credit facility with AgStar, as administrative agent and as a lender, and a group of other lenders for the Janesville, Minnesota plant. This senior secured credit facility is structured as a construction loan not to exceed $90.3 million with $5.0 million available for letters of credit. This construction loan will provide funds necessary to finance up to 60% of the construction costs and US BioEnergy must provide the necessary funds to provide for 40% of the construction costs before funds are available under the credit facility. In addition, a $10.0 million seasonal revolving credit facility will be available to Janesville upon the conversion of the construction loan to a term loan. As of September 30, 2007, Janesville had no outstanding borrowings and no outstanding letters of credit.

Marion

On August 29, 2007, US BioEnergy acquired Millennium Ethanol, LLC, a development stage company, and subsequently changed its name to US Bio Marion, LLC (Marion). Marion is constructing an ethanol plant near Marion, South Dakota (see Note 6 for more detail). Marion’s senior construction loan with Dougherty Funding LLC (Dougherty) has a total commitment of $90.0 million, and a revolving loan of up to $7.0 million. The terms of the senior construction loan commitment allow advances to be made through May 31, 2008. After conversion of the senior construction loan to a term loan, payments will be based on monthly amortized payments of principal and interest sufficient to amortize the remaining unpaid principal balance to a maturity date of March 31, 2013. The senior construction loan is secured by substantially all of the assets of Marion. The revolving line of credit is secured by Marion’s inventory and accounts receivable and expires on May 28, 2009. Marion also has availability of $7.3 million under a letters of credit agreement with First Bank & Trust, a South Dakota state bank, to be issued on behalf of Marion to satisfy the requirements of certain utility service providers to secure Marion’s contractual obligation to them under certain agreements with these service utility providers. As of September 30, 2007, Marion had outstanding borrowings under its construction loan of $51.9 million, no amounts outstanding on its revolving credit facility and outstanding letters of credit of $1.1 million.

As of September 30, 2007, US BioEnergy’s subsidiaries were in compliance with all applicable financial covenants contained in the loan agreements evidencing each of the credit facilities discussed above.

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The total outstanding borrowings and total available capacity under US BioEnergy’s current credit facilities as of September 30, 2007 were as follows:

	Albert City	Ord	Platte Valley	Woodbury	Dyersville	Hankinson	Janesville	Marion	Total
	(Dollars in thousands)
Construction loans:(2)
Senior secured facilities:
Total capacity	$—	$—	$—	$—	$105,100	$95,100	$90,300	$97,300	$387,800
Letters of credit	—	—	—	—	—	4,324	—	1,077	5,401
Outstanding borrowings	—	—	—	—	8,894	34,744	—	51,868	95,506

Total available capacity	—	—	—	—	96,206	56,032	90,300	44,355	286,893
Term loans:(1)(3)
Seasonal revolving loans:
Total capacity	6,500	10,000	10,000	3,500	—	—	—	7,000	37,000
Letters of credit	2,717	—	480	855	—	—	—	—	4,052
Outstanding borrowings	—	—	—	—	—	—	—	—	—

Total available capacity	3,783	10,000	9,520	2,645	—	—	—	7,000	32,948
Senior secured facilities:
Total capacity	64,577	34,875	65,857	26,959	—	—	—	—	192,268

Outstanding borrowings	64,577	34,875	65,857	26,959	—	—	—	—	192,268
Total available capacity	—	—	—	—	—	—	—	—	—
Revolving term loans:
Total capacity	12,638	11,625	22,500	8,000	—	—	—	—	54,763
Outstanding borrowings	12,638	11,625	22,500	8,000	—	—	—	—	54,763

Total available capacity	—	—	—	—	—	—	—	—	—
Total
Total capacity	83,715	56,500	98,357	38,459	105,100	95,1000	90,300	104,300	671,831
Letters of credit	2,717	—	480	855	—	4,324	—	1,077	9,453
Outstanding borrowings	77,215	46,500	88,357	34,959	8,894	34,744	—	51,868	342,537

Total available capacity	$3,783	$10,000	$9,520	$2,645	$96,206	$56,032	$90,300	51,355	$319,841

Community redevelopment revenue bonds									$4,526

Total debt(4)									$347,063

(1)	The construction loans convert to term loans 120 days after substantial completion of each construction project.
(2)	Each of Dyersville, Hankinson, and Janesville construction projects can secure up to $5.0 million in letters of credit. The Marion construction loan has up to $7.3 million reserved for letters of credit.
(3)	Albert City and Woodbury can secure up to $3.0 million in letters of credit against their seasonal revolving loans. Platte Valley and Ord can each secure up to $5.0 million in letters of credit against their seasonal revolving loans.
(4)	Represents the total debt as recorded on US BioEnergy’s balance sheet and is comprised of outstanding borrowings under all of its existing credit facilities of $342.5 million plus the outstanding balance on the economic developments loans and revenue bonds of $4.5 million.

As of September 30, 2007, the current portion of long-term debt was $15.8 million.

US BioEnergy believes that its cash and cash equivalents, cash from operations and borrowings under its existing credit arrangements will be sufficient to meet its anticipated future operational expenses. As discussed above, additional financing will be required to fund construction of US BioEnergy’s 50% share of Grinnell and other additional ethanol plants beyond those currently under construction.

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Off-Balance Sheet Arrangements

On November 2, 2007, US BioEnergy entered into a debt guarantee agreement related to Provista Renewable Fuels Marketing, LLC, (Provista) which could obligate US BioEnergy to make future payments if Provista fails to perform its contractual obligation. According to the terms of this agreement, US BioEnergy is guaranteeing up to the lesser of 50% or $10.0 million of Provista’s debt outstanding between Provista and LaSalle National Bank Association.

Contractual Obligations

The following table summarizes US BioEnergy’s contractual obligations as of December 31, 2006. US BioEnergy’s purchase obligations are likely to increase significantly when its construction projects near completion as it enters into various purchase agreements to supply corn and natural gas for its plants. In addition, US BioEnergy’s long-term debt obligations will increase as it draws on its construction loans. Since December 31, 2006, there have been no material changes, outside of the ordinary course of business, to the contractual obligations specified in the table below, other than for borrowings under the new senior secured credit facilities entered into on February 7, 2007, and the credit facilities US BioEnergy assumed upon the acquisition of US Bio Marion, LLC on August 29, 2007. See “— Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Credit Arrangements.”

	2007	2008	2009	2010	2011	Thereafter	Total
	(Dollars in thousands)
Long-term debt obligations(1)	$15,174	$16,689	$24,410	$12,345	$39,034	$74,834	$182,486
Operating lease obligations(2)	8,844	9,628	8,721	8,579	6,543	6,443	48,758
Other purchase obligations(3)	332,314	10,849	314	—	—	—	343,477
Construction obligations(4)	261,716	72,296	—	—	—	—	334,012

Total contractual obligations	$618,048	$109,462	$33,445	$20,924	$45,577	$81,277	$908,733

(1)	Amounts represent principal payments and interest due under US BioEnergy’s senior secured credit facilities.
(2)	Operating lease obligations consist primarily of rail cars and office space.
(3)	Purchase obligations include corn and natural gas for US BioEnergy’s own production facilities and corn and distillers grains for third-party plant customers. Under US BioEnergy’s third-party plant contracts, it generally has an offsetting sales contract on behalf of the same customer. Accordingly, its exposure to market risk under these third-party plant contracts as a result of price fluctuations is limited.
(4)	Amounts represent construction obligations due under US BioEnergy’s master-design build agreements.

Inflation

Since US BioEnergy’s inception, inflation has not significantly affected its operating results. However, costs of goods sold, costs for construction, taxes, repairs, maintenance and insurance are all subject to inflationary pressures and could adversely affect US BioEnergy’s business and results of operations, its ability to maintain its plants adequately, build new ethanol plants and expand existing plants. Construction costs have been rising since US BioEnergy’s inception due to cost increases within the industry. In addition, the prices of raw materials inputs (including corn and natural gas) have fluctuated significantly since US BioEnergy’s inception, which directly affects the company’s profitability.

Seasonality

As US BioEnergy increases its ethanol production capacity, it expects that its operating results will be increasingly influenced by seasonal fluctuations in the price of its primary operating inputs, corn and natural gas, and the price of its primary product, ethanol. In addition, US BioEnergy’s rapid growth may conceal the impact

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of other seasonal influences. In recent years, the spot price of corn tended to rise during the spring planting season in May and June and tended to decrease during the fall harvest in October and November. The price for natural gas, however, tends to move opposite that of corn and tends to be lower in the spring and summer and higher in the fall and winter. In addition, US BioEnergy’s ethanol prices are substantially correlated with the price of unleaded gasoline, which tends to rise during the summer. As a result of seasonal fluctuations and the growth in the business, US BioEnergy believes comparisons of operating measures between consecutive quarters may be not as meaningful as comparisons between longer reporting periods.

Summary of Critical Accounting Policies and Estimates

US BioEnergy’s consolidated financial statements are prepared in conformity with accounting principles generally accepted in the U.S. Critical accounting policies are those that US BioEnergy believes are both most important to the portrayal of its financial condition and results, and require its most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain. US BioEnergy believes that of the significant accounting policies, the following are noteworthy because they are based on estimates and assumptions that require complex, subjective judgments, which can materially impact reported results. Changes in these estimates or assumptions could materially impact US BioEnergy’s financial condition and results of operations.

Revenue Recognition for Production

Revenues from the production of ethanol and co-products is recorded when the title transfers to customers. Ethanol and co-products are generally shipped FOB shipping point. Ethanol revenues are recorded net of outbound freight, which is paid by the marketer, and marketing commissions.

Revenue received under the State of Nebraska alcohol fuel incentive credit program is recognized when earned.

Revenue Recognition for Marketing and Services

Revenues for the sale of distillers grains were recorded when title of the product transferred to the customer. In accordance with the agreements between US BioEnergy and its third-party plant customers, US BioEnergy paid for the product and shipping costs and bills the end user for the products delivered. US BioEnergy recognized revenues on these transactions on a net basis as commissions which represented the fixed margins between the amounts billed and amounts paid.

US BioEnergy also received revenue from activities related to commodity buying and selling under contracts that did not earn a fixed margin. US BioEnergy recognized revenues on these transactions on a gross basis when title of the products transferred to the end user.

Revenue for facilities management and group buying services provided to customers was recognized on a monthly basis as earned. Amounts billed or received prior to being earned were recorded as deferred revenue.

US BioEnergy recognized quarterly incentive payments in connection with its third-party plant management agreements. Quarterly incentive payments received throughout the year were deferred until the end of the third-party plant’s fiscal year, at which time such payments were recognized for the entire year.

Beginning September 1, 2006, Provista’s financial results ceased to be included in US BioEnergy’s consolidated financial statements on a consolidated basis, and Provista became an unconsolidated subsidiary with US BioEnergy’s 50% share of its net income or loss being recognized under the equity method of accounting.

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Long Lived Assets and Goodwill

Depreciation on property and equipment is provided on the straight-line method over the estimated useful lives of the assets. Economic circumstances or other factors may cause US BioEnergy’s estimates of useful lives to differ from actual.

Goodwill represents the excess of the purchase price of an acquired entity over the fair value assigned to tangible and identified intangible assets acquired and liabilities assumed. Goodwill is not amortized but is reviewed for impairment annually, or more frequently, if certain impairment conditions arise.

Intangible assets consists of debt issuance costs which are being amortized to expense over the term of the related debt instrument by a method which approximates the interest method. Debt issuance costs related to debt facilities that are refinanced are written off at the time the refinancing takes place.

Stock-Based Compensation

In January 1, 2006, US BioEnergy adopted SFAS No. 123 (revised 2004), Share-Based Payment (SFAS No. 123R). This statement requires that the costs of all employee share-based payments be measured at fair value on the award’s grant date and be recognized in the financial statements over the requisite service period. SFAS No. 123R supersedes Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretations, and eliminates the alternative use of the intrinsic value method of accounting under APB No. 25, which US BioEnergy previously used. Stock-based awards to non-employees, for which the fair value of the equity instruments issued is more reliably measurable than the fair value of the consideration received, are recognized as an expense over the vesting period based upon the fair value of the awards at the date of the grant, computed using the Black-Scholes pricing model.

Using the prospective transition method, US BioEnergy recognizes employee compensation expense for all share-based awards granted subsequent to the adoption of SFAS No. 123R and for any awards modified, repurchased or canceled after January 1, 2006. Compensation expense for awards with graded vesting is recognized on a straight-line basis over the service periods of the awards. Also, under SFAS No. 123R, the benefits of tax deductions in excess of recognized compensation cost will be reported as a financing cash flow.

The adoption of SFAS No. 123R resulted in compensation expense for the year ended December 31, 2006 of approximately $0.2 million related to employee option grants that would not have been expensed prior to the adoption of SFAS No. 123R and, therefore, the adoption of this statement did not have a significant effect on reported income before income taxes, net income, cash flows or basic and diluted earnings per common share compared to what would have been recorded under the previous guidance under SFAS No. 123 or APB No. 25 for the year ended December 31, 2006.

As US BioEnergy used the minimum value method for pro forma disclosure purposes under the original provisions of SFAS No. 123, no pro forma disclosures for awards accounted for under APB No. 25 have been presented.

Derivative Financial Instruments

To reduce price risk caused by market fluctuations, US BioEnergy generally follows a policy of using exchange-traded futures, swaps and options contracts to manage risk on future corn, natural gas, denaturant purchases and ethanol sales. US BioEnergy uses futures and options contracts to manage the price risk of anticipated volumes of corn, natural gas, denaturant and ethanol sales requirements to be processed or purchased in a future month. These contracts do not meet the requirements under SFAS No. 133, to qualify for the normal purchases and normal sales exception to fair value accounting due to fact that they are contracts for a financial instrument or derivative instrument, and they do not result in physical delivery in quantities expected to be used

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or sold over a reasonable period in the normal course of business, and they contain or require net settlement provisions. These contracts are accounted for as derivative financial instruments at fair value in the financial statements with changes in fair value being recorded in cost of goods sold.

Forward cash purchase contracts and forward sales contracts of corn, natural gas, ethanol, and distiller grains meet the definition of a derivative under SFAS No. 133, but qualify for the normal purchases or normal sales exception to fair value accounting. These contracts provide for the purchase or sale of corn, natural gas, ethanol, or distiller grains that will be delivered in quantities expected to be used or sold over a reasonable period in the normal course of business. These contracts are accounted for as executory contracts under the accrual method of accounting and not recorded as fair value. Costs related to purchases are recorded as cost of goods sold. Revenues related to sales are recorded as product sales.

The fair value of US BioEnergy’s interest rate swap agreement was recognized as either an asset or liability in the consolidated balance sheets, with changes in fair value reported in interest expense in the consolidated statements of operations. In February 2007, US BioEnergy terminated its swap agreement when it entered into its new senior secured credit facilities.

During the first quarter of 2007, US BioEnergy began entering into exchange-traded futures energy contracts to manage risk on ethanol sales. US BioEnergy accounts for these derivative financial instruments at fair value in the financial statements with changes in fair value being recorded in cost of goods sold.

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements”, (SFAS No. 160), which improves the relevance, comparability, and transparency of financial information provided to investors by requiring all entities to reporting noncontrolling (minority) interests in subsidiaries as equity in the consolidated financial statements, eliminating the diversity existing in accounting for transactions between an equity and noncontrolling interest by requiring they be treated as equity transactions. This statement is effective for fiscal years beginning after December 15, 2008, and early adoption is not permitted. US BioEnergy is assessing SFAS No. 160 and have not yet determined the impact that the adoption of SFAS No. 160 will have on its results of operations or financial position.

In December 2007, the FASB issued SFAS No. 141(revised 2007)(R), “Business Combinations” (SFAS No. 141(R)), to improve reporting by creating greater consistency in the accounting and financial reporting of business combinations, resulting in more complete, comparable, and relevant information for investors and other users of financial statements, as well as reduce the complexity of existing GAAP. This statement is effective for fiscal years beginning after December 15, 2008, and early adoption is not permitted. US BioEnergy is assessing SFAS No. 141(R) and have not yet determined the impact that the adoption of SFAS No. 141(R) will have on its results of operations or financial position.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS No. 159) which included an amendment of FASB Statement 115. This statement provides companies with an option to report selected financial assets and liabilities at fair value. This statement is effective for fiscal years beginning after November 15, 2007 with early adoption permitted. US BioEnergy is in the process of evaluating the effect, if any, that the adoption of SFAS No. 159 will have on its consolidated results of operations and financial condition.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS No. 157) to increase consistency and comparability in fair value measurements by defining fair value, establishing a framework for measuring fair value in generally accepted accounting principles, and expanding disclosures about fair value measurements. SFAS No. 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement. SFAS No. 157 was to be effective for the fiscal years beginning after November 15, 2007.

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On November 14, 2007, the FASB decided to grant a one-year deferral for non-financial assets and liabilities to comply with SFAS No. 157. US BioEnergy will continue the process of evaluating the effect that the adoption of SFAS No. 157 will have on its consolidated results of operations and financial condition.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of SFAS No. 109” (FIN 48), which clarifies the accounting for uncertainty in tax positions. This interpretation provides that the financial statement effects on a tax position shall initially be recognized when it is more likely than not, based on technical merits, that the position will be sustained upon examination. FIN 48 is effective for fiscal years beginning after December 15, 2006. US BioEnergy has implemented FIN 48 beginning on January 1, 2007.

Quantitative and Qualitative Disclosure about Market Risk

US BioEnergy considers market risk to be the potential loss arising from adverse changes in market rates and prices.

US BioEnergy manages its exposure to various risks according to risk management guidelines that were approved by its management. US BioEnergy regularly monitors compliance with these risk management guidelines.

In its effort to reduce price risk caused by market fluctuation in the prices of commodities and interest rates, US BioEnergy may enter into exchange traded commodities futures, options, swaps, cash contracts and over-the-counter instruments. To manage its exposure to interest rate risk, US BioEnergy may also enter into certain instruments, including interest rate swaps and similar hedging techniques. These hedging arrangements could expose US BioEnergy to potential gains or losses, which would impact its earnings. On cash fixed-price or over-the-counter contracts there is a risk of financial loss in situations where the other party to the hedging contract defaults on its contract.

US BioEnergy accounts for derivative instruments in accordance with the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133). These futures contracts are accounted for as derivative financial instruments at fair value in the financial statements with the changes in fair value being recorded in cost of goods sold. Under SFAS 133, the accounting for changes in the fair value of a derivative depends upon whether it has been designated as an accounting hedging relationship and, further, on the type of hedging relationship. To qualify for designation as an accounting hedging relationship, specific criteria must be met and appropriate documentation maintained. US BioEnergy had no derivative instruments that qualified under these rules as designated accounting hedges for any of portion of 2006 or 2007 and, as such, has not recorded any transactions under these rules.

US BioEnergy extends credit to its customers in the ordinary course of business in the form of trade accounts receivable. US BioEnergy has a significant concentration of accounts receivable with Provista, its ethanol marketing joint venture, to which US BioEnergy sells all of its ethanol. As of September 30, 2007, accounts receivable from Provista accounted for 59% of its total accounts receivable. US BioEnergy routinely assesses the quality of its accounts receivable and, as a result of that assessment, believe that its trade accounts receivable credit risk exposure is limited.

US BioEnergy is subject to significant market risk with respect to the price of ethanol, and the price and availability of corn and natural gas, the principal raw materials it uses to produce ethanol and distillers grains. In general, ethanol prices are influenced by the supply and demand for gasoline, the availability of substitutes and the effect of laws and regulations. In addition, US BioEnergy’s business is highly sensitive to corn prices and it generally cannot pass on increases in corn prices to its customers. High corn prices, and/or, high natural gas prices in relation to the price of ethanol, could have a material adverse effect on its results of operations.

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US BioEnergy’s gross margins depend principally on the spread between ethanol and corn prices. During the five-year period from 2002 to 2006, ethanol prices (based on price data from Bloomberg, L.P., or Bloomberg) have ranged from a low of $0.91 per gallon to a high of $3.95 per gallon, averaging $1.65 per gallon during this period. On November 30, 2007, the Chicago spot price per gallon of ethanol was $1.92, whereas on November 30, 2006, the Chicago spot price per gallon of ethanol was $2.30. During most of 2006, the spread between ethanol and corn prices was at historically high levels, driven largely by the increased demand for ethanol used as a fuel additive and historically low corn prices. However, in 2007, the price of ethanol has declined from the high levels that were prevalent in the first three quarters of 2006 and the cost of corn has risen. The spread between the price of a gallon of ethanol and the cost of the amount of corn required to produce a gallon of ethanol will continue to fluctuate. A sustained narrow spread or any further reduction in the spread between ethanol and corn prices, whether as a result of sustained high or increased corn prices or sustained low or decreased ethanol prices, could have a material adverse effect on US BioEnergy’s business, results of operations and financial condition.

US BioEnergy purchases significant amounts of corn to support the needs of its production plants. Higher corn costs result in lower profit margins and therefore represent unfavorable market conditions. US BioEnergy may not be able to pass along increased corn costs to its ethanol customers. The availability and price of corn is subject to wide fluctuations due to unpredictable factors such as weather conditions (including droughts), farmers’ planting decisions, governmental policies with respect to agriculture and international trade and global demand and supply. Over the eleven-year period from 1996 through 2006, corn prices (based on the Chicago Board of Trade (CBOT)) daily futures data have ranged from a low of $1.75 per bushel in 2000 to a high of $5.48 per bushel in 1996, with prices averaging $2.49 per bushel during this period. On November 30, 2007, the price of corn was $4.01 per bushel and on November 30, 2006, the CBOT price of corn was $3.77 per bushel.

US BioEnergy relies upon third parties for its supply of natural gas, which it consumes to manufacture ethanol. The prices for and availability of natural gas are subject to volatile market conditions. The fluctuations in natural gas prices over the five-year period from 2002 through 2006, based on New York Mercantile Exchange, Inc., or NYMEX, daily futures data, has ranged from a low of $1.91 per Million British Thermal Units, or MMBTU, in 2002 to a high of $15.38 per MMBTU in 2005, averaging $6.21 per MMBTU during this period. On November 30, 2007, the NYMEX price of natural gas was $7.30 per MMBTU, and on November 30, 2006, the NYMEX price of natural gas was $8.84 per MMBTU. These market conditions often are affected by factors beyond its control such as weather conditions (including hurricanes), overall economic conditions and foreign and domestic governmental regulation and relations.

US BioEnergy has prepared a sensitivity analysis to its exposure to market risk with respect to corn and natural gas requirements along with its ethanol and distillers grains sales, based on average prices for the nine months ended September 30, 2007. US BioEnergy based its analysis on the most recent nine months of operations due to the rapid expansion of its business. A hypothetical 10% change in the average price of the commodities listed below would result in the following change in annual gross profit:

		Units	Hypothetical Change in Price	Change in Annual Gross Profit	Percentage Change in Profit
	(In millions)			(Dollars in millions)
2007 (First through Third Quarter)
Corn	69.8	bushels	10%	$25.3	103%
Ethanol	200.0	gallons	10%	$37.2	150%
Distillers Grains	0.92	tons	10%	$5.0	21%
Natural Gas	5.1	MMBTU	10%	$3.3	13%

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Selected Quarterly Financial Data (Unaudited)

	Quarter
	1st	2nd	3rd	4th
	(In thousands, except per share data)
2007
Revenues	$132,217	$154,404	$150,045	$—
Gross profit	$18,142	$19,211	$28,785	$—
Net (loss) income	$5,242	$8,285	$11,078	$—
Net (loss) income per common share:
Basic	$0.08	$0.12	$0.15	$—
Diluted	$0.08	$0.12	$0.15	$—
2006
Revenues	$6,019	$21,095	$33,250	$64,171
Gross profit	$624	$6,389	$9,582	$29,573
Net (loss) income	$(1,378)	$(1,655)	$2,510	$20,955
Net (loss) income per common share:
Basic	$(0.04)	$(0.03)	$0.04	$0.36
Diluted	$(0.04)	$(0.03)	$0.04	$0.35
2005
Revenues	$—	$3,902	$6,144	$6,369
Gross profit	$—	$740	$1,093	$1,595
Net loss	$(353)	$(224)	$(432)	$(3,222)
Net loss per common share:
Basic	$(0.13)	$(0.05)	$(0.04)	$(0.12)
Diluted	$(0.13)	$(0.05)	$(0.04)	$(0.12)

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Directors and Executive Officers

Set forth below is certain biographical information for US BioEnergy’s executive officers and board of directors as of December 14, 2007.

Directors

Gordon W. Ommen, age 48, has served as US BioEnergy’s chief executive officer since US BioEnergy’s inception in October 2004, and as one of US BioEnergy’s directors since April 2005. Mr. Ommen also served as president from US BioEnergy’s inception to February 2006, a position that he reassumed in March 2007, and chairman of the board from April 2005 to November 2007. Until December 2005, Mr. Ommen served as the president of Capitaline Advisors, LLC, a private equity investment management firm specializing in renewable energy investments and one of US BioEnergy’s principal shareholders. Mr. Ommen founded Capitaline Advisors in December 2002. Prior to founding Capitaline Advisors, Mr. Ommen served as president, chief executive officer and director of Fishback Financial Corporation, a multi-bank holding company located in Brookings, South Dakota, from 1991 to 2003. From 1997 to 2003, Mr. Ommen also served as president and director of First National Venture Capital, Inc., a venture capital subsidiary of First National Bank, a bank located in Brookings, South Dakota.

James B. Morgan, age 60, has served as one of US BioEnergy’s directors since July 2005, and serves as the chairman of US BioEnergy’s compensation committee and as a member of the audit committee. Since November

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2001, Mr. Morgan has also served as president and chief executive officer of Daktronics, Inc., a designer and manufacturer of electronic displays. Prior to serving as the president and chief executive officer, Mr. Morgan served as president and chief operating officer of Daktronics since August 1999. Mr. Morgan also currently serves as a director of Daktronics.

Charles R. Haynor, age 57, has served as one of US BioEnergy’s directors since October 2007, and serves as the chairman of the nominating and corporate governance committee and as a member of the compensation committee. Mr. Haynor is an attorney and shareholder in the firm of Briggs and Morgan, Professional Association, where he has been employed since 1975 representing financing institutions, real estate developers, and other businesses in regulatory, financings, dispositions, acquisitions, and general corporate matters. He currently serves on the board of directors of Briggs and Morgan and also on several non-profit boards including Regions Hospital Foundation, Progress Valley, Inc., Friends of Children Foundation, and Loan Repayment Assistance Program of Minnesota, Inc.

Jennifer A. Johnson, age 52, has served as one of US BioEnergy’s directors since US BioEnergy’s inception in October 2004, and serves as a member of the finance and planning committee. Ms. Johnson also served as US BioEnergy’s treasurer from its inception in October 2004 to June 2006. Ms. Johnson has served as chief financial officer of Fagen, Inc., a design-build contractor, since December 1994, and as a director of Fagen, Inc., since May 2001.

Mark A. Ruelle, age 46, has served as one of US BioEnergy’s directors since September 2006, and serves as the chairman of the audit committee and as a member of the nominating and corporate governance committee. Since January 2003, Mr. Ruelle has also served as executive vice president and chief financial officer of Westar Energy, Inc., an electric utility company located in Kansas. Prior to serving as Westar Energy’s executive vice president and chief financial officer, Mr. Ruelle served as president of Nevada Power, a wholly-owned subsidiary of Sierra Pacific Resources, a utility holding company, from June 2001 to May 2002, and senior vice president and chief financial officer of Sierra Pacific Resources from March 1997 to May 2001. Mr. Ruelle also currently serves as a director of the Wolf Creek Nuclear Operating Corporation.

James E. Dauwalter, age 56, has served as chairman of the board since November 2007, as one of US BioEnergy’s directors since July 2006 and also serves as a member of the audit committee, the compensation committee and the nominating and corporate governance committee. Mr. Dauwalter also currently serves as the chairman of the board of directors of Entegris, Inc., a materials integrity management company. Prior to his appointment as chairman in August 2005, he served as the chief executive officer of Entegris since January 2001. Mr. Dauwalter joined Entegris in 1972 and held a variety of positions prior to his first executive appointment in March 2000 as chief operating officer.

Jay D. Debertin, age 47, has served as one of US BioEnergy’s directors since June 2006, and serves as the chairman of the finance and planning committee. Mr. Debertin was appointed to US BioEnergy’s board of directors pursuant to an agreement with CHS Inc., a diversified energy, grains and foods company and US BioEnergy’s largest shareholder, which, among other things, entitled CHS to nominate one person to US BioEnergy’s board of directors. This right to nominate a director expired at the 2007 annual meeting of shareholders. Mr. Debertin currently serves as executive vice president and chief operating officer, processing, of CHS, a position he has held since December 2004. Prior to becoming executive vice president and chief operating officer, processing, Mr. Debertin served as senior vice president, energy operations, of CHS since January 2001. Mr. Debertin also currently serves on the boards of directors of the National Cooperative Refinery Association, Horizon Milling, LLC and Ventura Foods, LLC.

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Executive Officers

Set forth below is certain biographical information for US BioEnergy’s executive officers other than Mr. Ommen (whose biographical information as a director appears above).

Richard K. Atkinson, age 56, has served as US BioEnergy’s senior vice president and chief financial officer since June 2006. Prior to joining US BioEnergy, Mr. Atkinson served as vice president, chief financial officer and secretary of Pope & Talbot, Inc., a manufacturer of wood products and pulp, since December 2003. From December 2002 to December 2003, Mr. Atkinson served as chief financial officer of Sierra Pacific Resources, a utilities holding company. Mr. Atkinson also served as vice president and treasurer of Sierra Pacific Resources from December 2000 to December 2003.

Chad D. Hatch, age 37, has served as US BioEnergy’s vice president of corporate development since January 2007. Mr. Hatch had served as US BioEnergy’s vice president of finance and treasurer from May 2006 to December 2006. Mr. Hatch also served as US BioEnergy’s vice president and chief financial officer from January 2005 to May 2006. From January 2005 to December 2005, Mr. Hatch served as the vice president of Capitaline Advisors, LLC, a private equity investment management firm specializing in renewable energy investments and one of US BioEnergy’s principal shareholders. Prior to joining Capitaline Advisors, Mr. Hatch served as an investment manager of various portfolio companies for Bluestem Capital Company, a private equity firm based in Sioux Falls, South Dakota, from May 2001 to December 2004. Mr. Hatch also worked for McGladrey and Pullen, US BioEnergy’s independent auditors, as a certified public accountant, from December 1999 to May 2001. Mr. Hatch is also a former US army officer who was based at Ft. Carson, Colorado, where he served in a number of tank platoon leader positions, including leading an M1A1 tank platoon.

Kim Y. Regenhard, age 50, has served as US BioEnergy’s vice president of human resources and communications since November 2006. Prior to joining US BioEnergy, Ms. Regenhard served as chief executive officer of RiverStone Journals, a private company she formed in January 2006, which markets journals used by cancer patients. Ms. Regenhard also served as vice president, human capital for Ovations, Inc., a health and well-being services provider and a subsidiary of UnitedHealth Group Incorporated from January 2004 to December 2005. From January 1993 to December 2003, Ms. Regenhard served as vice president of human resources for AT&T Wireless Services Inc., a wireless communications service provider. Ms. Regenhard also worked for NCR, a technology company specializing in solutions for the retail and financial industries, from October 1981 to January 1993.

Gregory S. Schlicht, age 36, has served as US BioEnergy’s vice president, general counsel and corporate secretary since joining US BioEnergy in July 2006. Prior to joining US BioEnergy, Mr. Schlicht served as corporate counsel of Westar Energy, Inc., an electric utility, since July 2003. From July 2000 to July 2003, Mr. Schlicht served as corporate counsel of Aquila, Inc., a gas and electric utility. Mr. Schlicht has also worked at the law firm of Blackwell Sanders Peper Martin LLP.

Compensation Discussion and Analysis

Overview of Compensation Program

Throughout this section of this joint proxy statement/prospectus, the individuals who served as US BioEnergy’s chief executive officer and chief financial officer during fiscal year 2006, as well as three other most highly compensated officers and one former executive officer whose 2006 compensation caused him to be a named executive officer in fiscal year 2006, are referred to as the “named executive officers.”

The compensation committee of US BioEnergy’s board of directors has responsibility for establishing, implementing and regularly monitoring adherence to US BioEnergy’s compensation philosophy and objectives. The compensation committee ensures that the total compensation paid to the named executive officers is fair,

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reasonable and competitive. Generally, the types of compensation and benefits provided to the chief executive officer are similar in form to the compensation and benefits provided to US BioEnergy’s other executive officers.

Compensation Philosophy and Objectives

The primary objectives of the compensation committee with respect to executive compensation are (a) to attract, retain and motivate highly qualified and talented executives who will contribute to US BioEnergy’s success by reason of their ability, ingenuity and industry, (b) to tie annual and long-term cash and equity incentives to the achievement of corporate business strategies and individual and corporate performance goals, and (c) to align executives’ compensation with shareholders’ interests. To achieve these objectives, the compensation committee expects to implement and maintain compensation plans that tie a portion of executives’ overall compensation to US BioEnergy’s financial performance and the trading price of its common stock.

Shortly following US BioEnergy’s initial public offering, the compensation committee retained the compensation consulting firm of Mercer Human Resource Consulting (Mercer) to evaluate its compensation practices and to assist US BioEnergy to design and implement its executive compensation program. Mercer, among other things, has helped the compensation committee to identify a competitive industry-based peer group and to analyze the competitive performance and compensation levels prevalent in this peer group. In this regard, Mercer met individually with the members of the compensation committee and senior management to learn about US BioEnergy’s business operations and strategy as a public company and the markets in which it would compete. In reviewing the competitiveness of the value of US BioEnergy’s employees’ and, in particular, its named executive officers’ overall compensation, including base salaries and long-term incentive compensation, Mercer gathered information about numerous peer companies. The compensation committee and Mercer are continuing to evaluate and determine the appropriate industry-based peer group.

In assessing the competitiveness of the compensation provided to US BioEnergy’s named executive officers, Mercer also reviewed surveys and benchmarking databases to compare various aspects of US BioEnergy’s compensation program to the programs of companies it was considering to be included in its peer group and also of other companies in certain related industries. The compensation committee is in the process of evaluating Mercer’s recommendations in light of US BioEnergy’s compensation philosophy and objectives.

For periods prior to the initial public offering, the compensation committee was not constituted in the same way as it is currently. Prior to the initial public offering, the compensation committee (as then constituted) sought principally to motivate and reward executive officers for their efforts toward the completion of the initial public offering and the development and construction of ethanol plants. As discussed below, most of the actions taken by the compensation committee, as currently constituted, relate to the compensation of the chief executive officer and other named executive officers for the periods from and following the initial public offering. However, in the spring of 2006 (prior to the initial public offering), the compensation committee retained the consulting firm of Pearl Meyer & Partners (“Pearl Meyer”) to assist US BioEnergy in refining its compensation program for its executive officers. In performing its review of US BioEnergy’s compensation program, Pearl Meyer compared its compensation (both long-term and short-term) and equity practices to companies in a range of peer groups, including a peer group comprised of companies in the ethanol industry. The compensation committee recommended, and US BioEnergy’s board approved, certain modifications to its compensation program for executive officers prior to its initial public offering.

Performance to be Rewarded and Procedural Approaches to Accomplish Compensation Objectives

US BioEnergy’s compensation committee believes the executive compensation provided by US BioEnergy to its executives, including the named executive officers, should include both cash and stock-based compensation that rewards performance.

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From and following the initial public offering, the compensation committee will review at least annually:

•	the goals and objectives of US BioEnergy’s executive compensation plans, and amend, or recommend that the board amend, these goals and objectives as the compensation committee deems appropriate; and

•

US BioEnergy’s executive compensation plans in light of US BioEnergy’s goals and objectives with respect to these plans, and, if the compensation committee deems it appropriate, adopt, or recommend to the board the adoption of, new, or the amendment of existing, executive compensation plans.

In addition, from and following the initial public offering, the compensation committee will evaluate annually the performance of US BioEnergy’s chief executive officer in light of the goals and objectives of US BioEnergy’s executive compensation plans, and, either as the compensation committee or together with the other independent directors (as directed by the board), determine and approve, or recommend to the board for its approval, the chief executive officer’s compensation level based on this evaluation. In determining the long-term incentive component of the chief executive officer’s compensation, the compensation committee will consider all relevant factors, including US BioEnergy’s performance and relative shareholder return, the value of similar awards to chief executive officers of comparable companies, and the awards given to the chief executive officer of US BioEnergy in past years. The chief executive officer will not be present at either compensation committee or board level deliberations concerning his compensation.

With respect to other executive officers, including the named executive officers, the compensation committee will review annually their performance in light of the goals and objectives of US BioEnergy, and, either as the compensation committee or together with the other independent directors (as directed by the board), determine and approve, or recommend to the board for its approval, the compensation of these other executive officers. To the extent that long-term incentive compensation is a component of an executive officer’s compensation, the compensation committee will consider all relevant factors in determining the appropriate level of such compensation, including the factors applicable with respect to the chief executive officer.

From time to time, the compensation committee may delegate to US BioEnergy’s chief executive officer, vice president of human resources or corporate secretary the authority to implement certain decisions of the committee or to fulfill certain administrative duties.

Compensation Components

US BioEnergy’s executive compensation is divided into the following components.

Base Salary

Base salaries for US BioEnergy’s executive officers are established based on the scope of their roles, responsibilities, experience levels and performance, taking into account competitive market compensation paid by comparable companies for similar positions. Generally, US BioEnergy believes that executive base salaries should be targeted at the median of the range of salaries for executives in similar positions and with similar responsibilities at comparable companies in line with US BioEnergy’s compensation philosophy. Base salaries are reviewed approximately annually, and may be adjusted from time to time to realign salaries with market levels after taking into account individual performance and experience. For 2007, the compensation committee increased base salary levels of US BioEnergy’s executive officers based on the data compiled by Mercer as well as other available market data and a review of each executive officer’s performance, experience and role in US BioEnergy. For 2007, the chief executive officer and chief financial officer’s base salaries were increased to $418,000 and $309,000, respectively. Other current executive officers who received increases to their 2007 base salaries include Gregory S. Schlicht, Kim Y. Regenhard and Chad D. Hatch, who received base salary increases to $196,000, $206,000 and $157,500, respectively.

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Annual Incentive

In 2006 and prior years, incentive compensation to executives was granted on a discretionary basis. US BioEnergy is in the process of designing an annual incentive program providing for a cash incentive that will be dependent upon the level of achievement of stated corporate goals and personal performance goals, calculated as a percentage of the executive officer’s base salary, with higher-ranked executives being compensated at a higher percentage of base salary. The compensation committee plans to approve a 2007 annual incentive award for the chief executive officer, and the annual incentive award for each named executive officer below the chief executive officer level will be based on the chief executive officer’s recommendations, but ultimately will be determined by the compensation committee based on its assessment of the above goals. Although for 2007, the compensation committee plans to approve incentive payments for the named executive officers based on its assessment of the attainment of certain corporate and personal performance goals, the compensation committee may modify US BioEnergy’s annual incentive structure for executive officers based on its review of the compensation analysis and recommendations of Mercer. Further information regarding the 2006 incentive opportunities to US BioEnergy’s named executives is set forth in the sections “— Summary Compensation Table” and “— Grants of Plan-Based Awards” on pages A6-44 and A6-45, respectively.

Long-Term Incentive Program

In 2006, US BioEnergy adopted the 2006 Stock Incentive Plan (the “Stock Incentive Plan”) so that awards may be granted based on achievement of long-term performance goals and to instill in US BioEnergy’s executive officers an ownership culture through the grant of stock-based awards. The Stock Incentive Plan provides for the grant of stock options, stock appreciation rights, restricted shares, restricted stock units, performance shares and other stock-based awards. Under the Stock Incentive Plan, the exercise price of US BioEnergy’s options may not be less than 100% of the fair market value of the shares of common stock, defined as the closing price of the shares on the day preceding the date of grant.

In 2007, US BioEnergy intends to provide long-term awards through a combination of stock options, which will vest over time, subject to continued employment, and/or restricted stock, which will vest over time subject to continued service and/or achievement of performance goals.

IPO Grants

In recognition of becoming a public company, on the date of the closing of the initial public offering, US BioEnergy made grants of stock options and restricted stock to its named executive officers. Information regarding the terms of these grants that were made to US BioEnergy’s named executive officers is set forth in the “— Grants of Plan-Based Awards” on page A6-45.

Annual Equity Awards

US BioEnergy intends to begin an annual practice of making equity awards to officers, including its named executive officers, as well as non-executives, starting in 2007. US BioEnergy has not, however, determined when these equity awards will be granted or whether the date of grant will be uniform from year to year. US BioEnergy expects to set the aggregate value of these awards at competitive median levels for comparable companies.

Broad-Based Employee Grants

In addition, in connection with the initial public offering, US BioEnergy granted options to purchase 68,750 shares of its common stock and 134,367 shares of restricted stock, in each case, to employees other than executives, in recognition of their individual achievements and contributions to corporate or business unit performance and in recognition of the critical need to retain such individuals. US BioEnergy intends to continue to make broad-based equity grants to employees in the future.

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Employee Stock Purchase Plan

US BioEnergy adopted an employee stock purchase plan, and had the first offering period commence on June 1, 2007. This plan will give all US BioEnergy employees the opportunity to purchase its common stock under a broad-based tax qualified employee stock purchase plan.

401(k) Plan

US BioEnergy also maintains a tax-qualified 401(k) plan pursuant to which its employees may make salary deferrals and US BioEnergy makes a matching contribution of 100% of an employee’s contributions, up to 4% of the employee’s eligible compensation. Matching contributions vest after three years of service with US BioEnergy. All of US BioEnergy’s employees may participate in this plan, subject to the satisfaction of certain eligibility requirements.

Other Compensation

In addition to the compensation components described above, and consistent with US BioEnergy’s pay-for-performance compensation philosophy, US BioEnergy intends to continue to maintain modest executive benefits and perquisites for officers, including its named executive officers; provided, however, that the compensation committee may revise, amend, or add to the officers’ executive benefits and perquisites if it deems advisable such as to remain competitive with comparable companies and/or to retain individuals who are critical to US BioEnergy. US BioEnergy believes these benefits and perquisites are currently below median competitive levels for comparable companies.

In connection with their relocation to US BioEnergy’s headquarters, Messrs. Atkinson, Malecha, Schlicht and Thome received relocation benefits pursuant to the terms of US BioEnergy’s relocation policy, which was adopted in 2006. Benefits under this policy are available to current and, in the discretion of US BioEnergy, newly hired full-time employees who are transferred at US BioEnergy’s request. These benefits include moving expenses, home sale assistance, certain closing costs, house hunting and temporary living expenses, and federal, state and FICA tax gross-ups for most non-deductible relocation related expenses. In Mr. Thome’s case, he also received a moving bonus in addition to reimbursement for certain moving expenses. Further information regarding the relocation benefits provided to Messrs. Atkinson, Malecha, Schlicht and Thome is set forth in the “— Summary Compensation Table” on page A6-44. In addition, US BioEnergy’s board approved the use of a company pilot in 2007 by Mr. Ommen, but such use is not expected to have an incremental cost to US BioEnergy and is not expected to be significant.

Severance Agreement

US BioEnergy and Mr. Malecha entered into a severance agreement dated November 16, 2006, in connection with the termination of Mr. Malecha’s employment, pursuant to which Mr. Malecha received a severance payment in the amount of $88,907. In exchange for this payment, Mr. Malecha released US BioEnergy from any potential claims he may have against it, and agreed to be bound by confidentiality and non-disparagement covenants.

Equity Grant Procedures

US BioEnergy’s compensation committee grants equity awards to US BioEnergy’s officers from time to time to reward officers for continued satisfactory performance and to reinforce the goal that a portion of officers’ compensation be “at-risk” and aligned with the interests of US BioEnergy shareholders. Prior to going public,

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US BioEnergy granted stock options to its chief executive officer as well as certain other executive officers of US BioEnergy. US BioEnergy granted these options to reward its officers for their past commitment and contributions to US BioEnergy, to provide an incentive for them to continue to work diligently toward the accomplishment of the initial public offering, the development and construction of new ethanol plants and the future success of US BioEnergy, and to align their interests with those of shareholders.

In 2007, US BioEnergy anticipates making equity grants to its officers and certain other employees. However, US BioEnergy has not yet determined in what form or forms the equity grants will be made or to whom the grants will be made.

Role of Executive Officers in Compensation Decisions

Decisions regarding the chief executive officer’s compensation are made by the compensation committee with input from US BioEnergy’s compensation consultant, which currently is Mercer. However, the compensation committee meets with the chief executive officer to address his compensation. Determinations regarding the compensation of the other named executive officers are made by the compensation committee following recommendations from the chief executive officer, as well as based on input from US BioEnergy’s compensation consultant.

Executive Compensation

Summary Compensation Table

The following table sets forth the total compensation US BioEnergy provided with respect to the year ended December 31, 2006 for its named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1)($)	Option Awards (2)($)	Non-Equity Incentive Plan Compensation ($)	Change in Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (3)($)	Total ($)
Gordon W. Ommen	2006	307,417	190,000	11,973	2,217	0	0	0	511,607
Chief Executive Officer, President and Chairman of the Board

Richard K. Atkinson(4)	2006	162,635	120,000	8,552	11,594	0	0	11,816	314,597
Senior Vice President and Chief Financial Officer

Chad D. Hatch(5)	2006	134,616	45,000	6,842	525	0	0	0	186,983
Vice President of Corporate Development

Brian D. Thome(6)	2006	181,870	100,000	16,009	1,167	0	0	118,141	417,187
Former President

Michael F. Malecha(7)	2006	281,722	35,115	0	0	0	0	9,229	326,066
Former Senior Vice President of Risk Management

Randall G. Ives	2006	160,199	42,000	7,931	490	0	0	0	210,620
Senior Vice President of Distillers Grains

Gregory S. Schlicht(8)	2006	81,119	70,000	6,842	817	0	0	60,577	219,355
Vice President, General Counsel and Corporate Secretary

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(1)	Amounts in this column represent the annual compensation expense for 2006 computed in accordance with SFAS 123R (without taking into account any estimate of forfeitures related to service-based vesting conditions) for these stock awards. US BioEnergy’s assumptions with respect to the SFAS 123R valuation of these equity awards are described in the footnotes to its audited financial statements as of and for the year ended December 31, 2006. Additional information with respect to the restricted stock awards for 2006 is set forth below under the headings “— Grants of Plan-Based Awards” and “— Outstanding Equity Awards at Fiscal Year End.”
(2)	Amounts in this column represent the annual compensation expense for 2006 computed in accordance with SFAS 123R (without taking into account any estimate of forfeitures related to service-based vesting conditions) for the option awards. US BioEnergy’s assumptions with respect to the SFAS 123R valuation of these equity awards are described in the footnotes to its audited financial statements as of and for the year ended December 31, 2006. Additional information with respect to the stock option awards for 2006 is set forth below under the headings “— Grants of Plan-Based Awards” and “— Outstanding Equity Awards at Fiscal Year End.”
(3)	Amounts in this column represent: (i) with respect to Mr. Atkinson, his other compensation is comprised of $10,884 for closing costs related to the purchase of a home and $932 related to transporting his family in connection with moving; (ii) with respect to Mr. Thome, his other compensation is comprised of a $100,000 moving payment, $17,773 for incidental relocation costs and $368 related to transporting his family in connection with moving; (iii) with respect to Mr. Malecha, his other compensation of $9,229 is for incidental relocation costs; and (iv) with respect to Mr. Schlicht, his other compensation is comprised of $43,973 for incidental relocation costs, $15,715 for closing costs related to the purchase of a home, $624 for transporting his household goods and $265 related to transporting his family in connection with moving.
(4)	Mr. Atkinson began serving as US BioEnergy’s senior vice president and chief financial officer in June 2006.
(5)	Mr. Hatch provided services to US BioEnergy as vice president and chief financial officer from January 2005 to May 2006, and vice president of finance and treasurer from May 2006 to February 2007. He currently serves as vice president of corporate development of US BioEnergy.
(6)	Mr. Thome was hired as US BioEnergy’s president in March 2006 and ceased to be employed by US BioEnergy in March 2007.
(7)	Mr. Malecha was hired as US BioEnergy’s senior vice president of risk management in May 2005 and ceased to be employed by US BioEnergy in November 2006.
(8)	Mr. Schlicht began serving as US BioEnergy vice president, general counsel and corporate secretary in July 2006.

Grants of Plan-Based Awards

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(1) (#)	All Other Option Awards: Number of Securities Underlying Options(1) (#)	Exercise or Base Price of Option Awards(1) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2) ($)
Gordon W. Ommen	12/15/06	—	87,500	14.00	718,375
	12/15/06	9,500	—	—	133,000

Richard K. Atkinson	12/15/06	—	62,500	14.00	513,125
	12/15/06	27,844	—	—	389,816

Chad D. Hatch	5/22/06	—	2,500	12.04	21,000
	12/15/06	—	50,000	14.00	410,500
	12/15/06	2,250	—	—	31,500

Brian D. Thome(3)	2/27/06	—	5,000	8.00	25,400
	5/22/06	—	2,500	12.04	21,000
	12/15/06	—	62,500	14.00	513,125
	12/15/06	5,000	—	—	70,000

Michael F. Malecha(4)	—	—	—	—	—

Randall G. Ives	5/22/06	—	2,500	12.04	21,000
	12/15/06	—	37,500	14.00	307,875
	12/15/06	2,100	—	—	29,400

Gregory S. Schlicht	12/15/06	—	50,000	14.00	410,500
	12/15/06	14,422	—	—	201,908

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(1)	The shares of restricted stock will vest ratably on each of the first five anniversaries of the grant date, subject to earlier forfeiture or accelerated vesting. Until vested, the shares of restricted stock may not be sold, assigned, transferred, donated, pledged or otherwise disposed of (except by will or the laws of descent and distribution). Subject to continued employment and accelerated vesting, the option grants in 2006 become exercisable in five equal annual installments beginning with the first anniversary of the date of grant and have a ten-year term.
(2)	Amounts in this column represent the grant date fair value computed in accordance with SFAS 123R (without taking into account any estimate of forfeitures related to service-based vesting conditions) of stock and option awards. US BioEnergy’s assumptions with respect to the SFAS 123R valuation of these equity awards are described in the footnotes to its audited financial statements as of and for the year ended December 31, 2006.
(3)	Mr. Thome, US BioEnergy’s former president, resigned in March 2007. All of Mr. Thome’s options and restricted stock granted to him in 2006 terminated as of his resignation. However, with respect to his February 27, 2006 grant, for three months following his resignation date, Mr. Thome can exercise 1,000 options underling that grant.
(4)	Mr. Malecha ceased to be employed by US BioEnergy in November 2006.

Outstanding Equity Awards at Fiscal Year End

	Option Awards(1)(3)			Stock Awards(2)(3)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Gordon W. Ommen	2,500	—	4.00	1/28/15	—	—
	2,500	—	4.00	11/28/15	—	—
	—	5,000	4.00	1/28/15	—	—
	—	5,000	4.00	11/28/15	—	—
	—	87,500	14.00	12/15/16	—	—
	—	—	—	—	9,500	161,500
Richard K. Atkinson	—	62,500	14.00	12/15/16	—	—
	—	—	—	—	27,844	473,348
Chad D. Hatch	2,500	—	4.00	1/28/15	—	—
	1,250	—	4.00	11/28/15	—	—
	—	5,000	4.00	1/28/15	—	—
	—	5,000	4.00	11/28/15	—	—
	—	2,500	12.04	5/22/16	—	—
	—	50,000	14.00	12/15/16	—	—
	—	—	—	—	2,250	38,250
Brian D. Thome(4)	2,500	—	4.00	1/28/15	—	—
	2,500	—	4.00	11/28/15	—	—
	—	5,000	4.00	1/28/15	—	—
	—	5,000	4.00	11/28/15	—	—
	—	5,000	8.00	2/27/16	—	—
	—	2,500	12.04	5/22/16	—	—
	—	62,500	14.00	12/15/16	—	—
	—	—	—		5,000	85,000
Michael F. Malecha(5)	1,250	—	4.00	2/21/07	—	—
Randall G. Ives	1,250	—	4.00	5/5/15	—	—
	1,250	—	4.00	11/28/15	—	—
	—	5,000	4.00	5/5/15	—	—
	—	5,000	4.00	11/28/15	—	—
	—	2,500	12.04	5/22/16	—	—
	—	37,500	14.00	12/15/16	—	—
	—	—	—	—	2,100	35,700
Gregory S. Schlicht	—	50,000	14.00	12/15/16	—	—
	—	—	—	—	14,422	245,174

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(1)	All of the stock options with an exercise price of $4.00 per share were granted on January 28, 2005, May 5, 2005 and November 28, 2005; all of the stock options with an exercise price of $8.00 per share were granted on February 27, 2006; all of the stock options with an exercise price of $12.04 per share were granted on May 22, 2006; and all of the stock options with an exercise price of $14.00 were granted on December 15, 2006.
(2)	All of the restricted stock awards were granted on December 15, 2006.
(3)	The shares of restricted stock will vest ratably on each of the first five anniversaries of the grant date, subject to continued employment or accelerated vesting. Until vested, the shares of restricted stock may not be sold, assigned, transferred, donated, pledged or otherwise disposed of (except by will or the laws of descent and distribution). Subject to continued employment or accelerated vesting, the options will generally become exercisable in five equal annual installments beginning with the first anniversary of the date of grant and have a ten-year term, unless otherwise noted. Options granted on January 28, 2005, to Messrs. Hatch, Ommen and Thome and on November 28, 2005, to Mr. Ommen, vest equally over three years beginning on the first anniversary of the applicable grant date (subject to continued employment) and have a seven-year term.
(4)	All options and restricted stock granted to Mr. Thome, US BioEnergy’s former president, terminated upon his resignation of employment in March 2007, except that with respect to his February 27, 2006 grant of stock options, Mr. Thome may exercise 1,000 shares subject to that option for three months following such resignation.
(5)	Mr. Malecha exercised all of his options in February 2007, following the termination of his employment in November 2006.

Change in Control Benefits

As of December 31, 2006, US BioEnergy had not entered into any change in control agreements with its named executive officers. Stock options under its 2005 Stock Incentive Plan, and corresponding award agreements, automatically accelerate and become immediately exercisable upon a change in control with respect to its named executive officers. Stock options and restricted stock under its 2006 Stock Incentive Plan, and corresponding award agreements, do not automatically accelerate upon a change in control.

Under the 2005 Stock Incentive Plan and 2006 Stock Incentive Plan, to the extent the acceleration of exercisability or vesting of an award or a cash payment for such award, together with any other payments, could result in excise tax liability under Sections 4999 and 280G of the Internal Revenue Code, such acceleration or cash payment will be reduced until no portion of such acceleration or cash payment would be subject to such excise tax liability.

Assuming a change in control had occurred on December 31, 2006, with a transaction price equal to the closing price for US BioEnergy’s common stock on the NASDAQ Global Market as of such date, each of the named executive officers would have been entitled to the following acceleration benefits on such date:

Name	Accelerated Vesting of Restricted Stock ($)	Accelerated Vesting of Stock Options(1) ($)	Total ($)
Gordon W. Ommen	—	130,000	130,000
Richard K. Atkinson	—	—	—
Chad D. Hatch	—	130,000	130,000
Brian D. Thome(2)	—	130,000	130,000
Michael F. Malecha(3)	—	—	—
Randall G. Ives	—	130,000	130,000
Gregory S. Schlicht	—	—	—

(1)	This amount represents the value attributable to the accelerated vesting of outstanding stock option awards held by the named executive officer, which is deemed to equal, for each stock option that would otherwise have been unvested as of such date, the amount by which (x) the aggregate market value on December 31, 2006 of the underlying stock exceeded (y) the aggregate exercise price of the stock option.
(2)

As noted in the “— Grants of Plan-Based Awards” and “— Outstanding Equity Awards at Fiscal Year End” tables, all options and restricted stock held by Mr. Thome, US BioEnergy’s former president, terminated

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upon his resignation in March 2007, except for 1,000 options granted pursuant to a February 27, 2006 option grant, which remain exercisable for three months following his resignation.
(3)	Mr. Malecha ceased to be employed by US BioEnergy in November 2006.

Director Compensation

The following table sets forth cash and non-cash compensation with respect to the year ended December 31, 2006 for US BioEnergy’s non-employee directors. Mr. Ommen receives no additional compensation for his service as a director or as the chairman of US BioEnergy’s board of directors.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Jay D. Debertin	23,500	8,458	0	0	0		31,958
James B. Morgan	27,500	8,458	65,000	0	0		100,958
Jennifer A. Johnson	22,500	5,542	130,000	0	0		158,042
Steven P. Myers(4)	20,250	0	0	0	0		20,250
Clifford F. Mesner	23,500	5,542	0	0	15,300	(5)	44,342
James E. Dauwalter	27,500	8,458	0	0	0		35,958
Mark A. Ruelle	21,950	8,458	0	0	0		30,408

(1)	Amounts in this column represent fees that US BioEnergy’s non-employee directors earned during 2006 with respect to their annual cash retainers and meeting fees. Additional information with respect to these fees is set forth below under the headings “— Annual Cash Retainer” and “— Meeting Fees.”
(2)	Amounts in this column represent the annual compensation expense for 2006 computed in accordance with SFAS 123R (without taking into account any estimate of forfeitures related to service-based vesting conditions) for these stock awards. US BioEnergy’s assumptions with respect to the SFAS 123R valuation of these equity awards are described in the footnotes to its audited financial statements as of and for the year ended December 31, 2006. Additional information with respect to these restricted stock awards is set forth below under the heading “— Annual Restricted Stock Grant.” All shares of restricted stock were granted on December 15, 2006, and these shares vest ratably on each of the first five anniversaries of the grant date, subject to continued employment and accelerated vesting. As of December 15, 2006, Ms. Johnson and Mr. Mesner each held 2,375 shares of restricted stock and Messrs. Debertin, Morgan, Dauwalter and Ruelle each held 3,625 shares of restricted stock.
(3)	Amounts in this column represent the annual compensation expense for 2006 computed in accordance with SFAS 123R for these option awards. US BioEnergy’s assumptions with respect to the SFAS 123R valuation of these equity awards are described in the footnotes to its audited financial statements as of and for the year ended December 31, 2006. Subject to earlier forfeiture or accelerated vesting, the options will generally become exercisable in five equal annual installments beginning with the first anniversary of the date of grant and will have a ten-year term, unless otherwise noted. Options granted on January 28, 2005, to Ms. Johnson and Mr. Myers and on November 28, 2005, to Ms. Johnson and Messrs. Myers and Morgan vest equally over three years beginning on the first anniversary of the applicable grant date and have a seven-year term. As of December 15, 2006, Ms. Johnson and Mr. Myers each held options to purchase 15,000 shares of US BioEnergy’s common stock (5,000 of which were vested as of such date with respect to both Ms. Johnson and Mr. Myers), and Mr. Morgan held 7,500 options to purchase US BioEnergy’s common stock (2,500 of which had vested as of such date).
(4)	Mr. Myers ceased to be a director of US BioEnergy on November 27, 2006.
(5)	Amounts in this column reflect meeting fees for service on local boards of certain subsidiaries of US BioEnergy.

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Annual Cash Retainer

The non-employee members of US BioEnergy’s board of directors currently receive annual cash retainers of $15,000 in connection with their services as directors. The chairman of US BioEnergy’s audit committee currently receives an additional annual retainer of $9,000, with audit committee members each receiving additional annual retainers of $6,000. The chairman of each of the compensation, finance and planning, and nominating and corporate governance committees currently receives an additional annual retainer of $6,000, with the members of those committees each receiving additional annual retainers of $4,000.

The annual cash and committee retainers and meeting fees described below under “— Meeting Fees” are paid quarterly in arrears, with prorated payments paid to those who commence serving as non-employee directors mid-quarter.

Annual Restricted Stock Grant

On the date of each of US BioEnergy’s annual meetings, each non-employee director who continues to serve on such date will receive restricted shares of US BioEnergy’s common stock with a value of $50,000, with pro-rated awards to be paid to non-employee directors who commenced serving as non-employee directors after the previous annual shareholders meeting. The restricted shares will vest on the first anniversary of the grant date.

In recognition of their services as directors, in both January and November 2005, each of US BioEnergy’s non-employee directors was granted, under the 2005 Stock Incentive Plan, an option to purchase 7,500 shares of US BioEnergy’s common stock. Each grant has a seven-year term and an exercise price of $4.00, which was the fair market value of the stock on each of the dates of grant, as determined by US BioEnergy’s board of directors. Each option vests and becomes exercisable as to 2,500 shares on each of the first three anniversaries of the date of grant.

It is currently intended that prior to each annual shareholders meeting, non-employee directors may elect to receive all or a portion of their annual cash retainer (excluding meeting fees and annual committee retainers) in shares of US BioEnergy’s common stock under the 2006 Stock Incentive Plan. In addition, in connection with US BioEnergy’s initial public offering, each non-employee director who had not received any previous option grants received 3,625 restricted shares of US BioEnergy’s common stock, and each other non-employee director received 2,375 restricted shares of US BioEnergy’s common stock. Such restricted shares will vest on the date of this annual meeting of shareholders. All such restricted shares issued to non-employee directors were granted under the 2006 Stock Incentive Plan.

Meeting Fees

Each non-employee director receives an additional $2,500 for each board meeting attended in person, and $500 for each board meeting attended telephonically. In addition, non-employee directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with attending board and committee meetings.

Compensation Committee Interlocks and Insider Participation

US BioEnergy’s compensation committee consists of James B. Morgan (chairman), James E. Dauwalter and Charles R. Haynor, all of whom the board has affirmatively determined to be independent under applicable NASDAQ listing standards. US BioEnergy’s board has also determined that all of the members of the committee qualify as “non-employee directors,” within the meaning of Rule 16b-3 promulgated under the Exchange Act, and “outside directors,” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The compensation committee oversees US BioEnergy’s compensation and employee benefit plans and practices, including US BioEnergy’s executive compensation plans, director

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compensation plans and incentive compensation and equity-based plans. Additional information regarding the processes and procedures of the compensation committee in recommending and determining compensation for US BioEnergy’s directors and executive officers is set forth under the heading “— Compensation Discussion and Analysis.”

Certain Relationships and Related Person Transactions

Transactions with Capitaline Advisors, LLC and Affiliates

Capitaline Advisors, LLC is 100% owned and controlled by Gordon W. Ommen, US BioEnergy’s chief executive officer and president and one of US BioEnergy’s directors. Mr. Ommen beneficially owns approximately 8% of US BioEnergy’s outstanding common stock either individually or through his ownership and control of BirdDog Capital, LLC, Mr. Ommen’s private investment company, and Capitaline Advisors, LLC, which is the manager of Capitaline General Partner, LLC, the general partner of a number of Capitaline investment funds. Steve Myers, one of US BioEnergy’s former directors, is the president of Capitaline Advisors.

Capitaline Advisors provides US BioEnergy with consulting and administrative services and office space in Brookings, South Dakota, pursuant to a services agreement dated November 17, 2005. On November 1, 2007, US BioEnergy amended this agreement to revise the pricing terms and scope of services to be provided. For the nine months ended September 30, 2007, and the years ended December 31, 2006 and 2005, US BioEnergy paid Capitaline Advisors $200,000, $780,000 and $246,000, respectively, for the services and office space provided to US BioEnergy under this agreement. Pursuant to this services agreement, prior to January 1, 2006, Gordon Ommen, Chad Hatch, Virg Garbers and Steve Myers were employees of Capitaline and provided US BioEnergy with services under this agreement. US BioEnergy has the right to terminate the services agreement for any reason upon 60 days prior written notice.

In addition, US BioEnergy pays Capitaline Advisors a monthly fee for travel services, including the use of aircraft owned by Capitaline Advisors, and other miscellaneous expenses. On March 1, 2006, US BioEnergy entered into two aircraft lease agreements with Capitaline Advisors pursuant to which US BioEnergy pays a monthly fixed fee as well as hourly usage fees for the use of two airplanes owned by Capitaline Advisors. US BioEnergy exercised its right to terminate these leases for any reason upon 30 days prior written notice, effective October 31, 2007. For the nine months ended September 30, 2007, and the years ended December 31, 2006 and 2005, US BioEnergy paid Capitaline Advisors $453,000, $336,000 and $10,000 for these travel services.

On January 31, 2005, US BioEnergy entered into a letter agreement with Capitaline Advisors pursuant to which Capitaline Advisors would provide financial advisory services in connection with certain purchase, acquisition, sale or disposition transactions and certain equity offerings by US BioEnergy. On May 23, 2006, US BioEnergy terminated the financial advisory services agreement with Capitaline Advisors and paid Capitaline Advisors a termination fee of $4.8 million on June 1, 2006. With the exception of this termination fee, US BioEnergy did not make any payments to Capitaline Advisors under this financial advisory services letter agreement.

In November and December 2004, US BioEnergy Management, LLC, which was 50% owned by Capitaline Advisors, entered into subscription agreements to purchase an aggregate of 6,250,000 shares of US BioEnergy’s common stock for an aggregate purchase price of $6.0 million. In September 2005, Capitaline Renewable Energy II, LP, one of the funds managed by Capitaline General Partner, LLC, which in turn is managed by Capitaline Advisors, purchased 6,875,000 shares of US BioEnergy’s common stock for an aggregate purchase price of $27.5 million in connection with a private placement transaction. In March 2006, Mr. Ommen and Capitaline Renewable Energy III, LP, one of the funds managed by Capitaline General Partner, LLC, which in turn is managed by Capitaline Advisors, purchased 310,312 and 3,250,000 shares of US BioEnergy’s common stock, respectively, for a purchase price of approximately $2.5 million and $26.0 million, respectively, in connection with a private placement transaction.

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For a description of additional transactions involving Capitaline Advisors and its affiliates, see “— Termination of Administrative Services Agreement” and “— Business Combinations — Platte Valley Fuel Ethanol, LLC.”

Transactions with Fagen, Inc. and Affiliates

Fagen, Inc. is owned and controlled by Ron Fagen, one of US BioEnergy’s founders and principal shareholders. Ron Fagen served as one of US BioEnergy’s directors from US BioEnergy’s inception in October 2004 until June 2006 and he currently beneficially owns approximately 18.4% of US BioEnergy’s outstanding common stock, either individually or through his ownership or control of Platte Valley Energy, LLC and Global Ethanol, Inc. Jennifer Johnson, one of US BioEnergy’s directors, is the chief financial officer of Fagen, Inc. O. Wayne Mitchell, who served as US BioEnergy’s director and vice president from US BioEnergy’s inception in October 2004 until June 2006, formerly served as a senior vice president of Fagen, Inc. Brian Thome, US BioEnergy’s former president, served as a director of financial investments of Fagen, Inc. from December 2004 to March 2006, during which time Mr. Thome also served as one of US BioEnergy’s directors.

As of September 30, 2007, Fagen, Inc. has constructed US BioEnergy’s Platte Valley, Woodbury, Albert City and Ord ethanol plants and also is currently constructing US BioEnergy’s Marion, Hankinson, Janesville and Dyersville ethanol plants. For the nine months ended September, 2007, and the years ended December 31, 2006 and 2005, US BioEnergy paid Fagen, Inc. $219.0 million, $188.4 million and $41.4 million, respectively, for construction services.

In connection with US BioEnergy’s acquisition of Platte Valley Fuel Ethanol, LLC’s business, US BioEnergy assumed a pre-engineering services agreement with Fagen Engineering, LLC, an entity owned and controlled by Ron Fagen. Under the pre-engineering services agreement, Fagen Engineering received a fixed fee for time and expenses of $92,500. In addition, for the year ended December 31, 2006, UBE Services, LLC, a former wholly-owned subsidiary of US BioEnergy, subleased certain space in Wichita, Kansas, to Fagen Engineering for $8,790 in the aggregate. In December 2007, US BioEnergy sold UBE Services, LLC to AgMotion, Inc.

In November and December 2004, US BioEnergy Management, LLC, which was 50% owned by Global Ethanol, Inc., entered into subscription agreements to purchase an aggregate of 6,250,000 shares of US BioEnergy’s common stock for an aggregate purchase price of $6.0 million. In August and September 2005, Global Ethanol purchased 1,987,500 shares of US BioEnergy’s common stock for an aggregate purchase price of $7.95 million in connection with a private placement transaction. In March 2006, Ron Fagen and Platte Valley Energy, LLC, an entity controlled by Ron Fagen and his spouse, Diane Fagen, purchased 310,312 and 1,675,000 shares of US BioEnergy’s common stock, respectively, for a purchase price of approximately $2.5 million and $13.4 million, respectively, in connection with a private placement transaction.

For a description of additional transactions involving Fagen, Inc. and its affiliates, see “— Termination of Administrative Services Agreement,” “— Business Combinations — Platte Valley Fuel Ethanol, LLC” and “— Business Combinations — Val-E Ethanol, LLC.”

Transactions with CHS Inc.

CHS Inc., a Fortune 500 company and the largest grain marketer and energy cooperative in the U.S., is one of US BioEnergy’s principal shareholders. CHS beneficially owns approximately 20% of US BioEnergy’s outstanding common stock. Jay Debertin, one of US BioEnergy’s directors, serves as executive vice president and chief operating officer, processing, of CHS.

On November 17, 2005, US BioEnergy entered into a subscription agreement with CHS pursuant to which CHS purchased 8,750,000 shares of US BioEnergy’s common stock for an aggregate purchase price of

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$35.0 million. In connection with this purchase, US BioEnergy granted CHS the right to appoint directors to US BioEnergy’s board of directors, with the number of directors appointed by CHS based on a formula related to CHS’s percentage of beneficial ownership of US BioEnergy’s outstanding common stock. Pursuant to these rights under the subscription agreement, CHS appointed Jay Debertin in June 2006 to serve as a member of US BioEnergy’s board of directors. From November 2005 until June 2006, Dennis Wendland and Don Olson, both of whom are executive officers of CHS, also served as members of US BioEnergy’s board of directors pursuant to the CHS subscription agreement. The appointment rights provided to CHS under the subscription agreement terminated on May 31, 2007, upon the first meeting of shareholders of US BioEnergy following its initial public offering. US BioEnergy had no obligation to nominate a person appointed by CHS for election to US BioEnergy’s board of directors at such shareholders’ meeting.

The principal executive offices of US BioEnergy are located at 5500 Cenex Drive, Inver Grove Heights, Minnesota 55077. US BioEnergy has agreed to lease office space at this location from CHS.

For the nine months ended September 30, 2007, and the year ended December 31, 2006, US BioEnergy paid CHS $460,000 and $300,000, respectively, as rent under the lease for this office space.

US BioEnergy purchased $12.2 million and $12.8 million of grain from CHS for the nine months ended September 30, 2007, and the year ended December 31, 2006, respectively.

On March 31, 2006, CHS purchased 4,375,000 shares of US BioEnergy’s common stock for an aggregate purchase price of $35.0 million in connection with a private placement transaction. On November 28, 2005, in connection with the service of certain CHS representatives on US BioEnergy’s board of directors, US BioEnergy issued options to purchase an aggregate of 15,000 shares of its common stock to CHS. One-third of the options vest annually, and once vested, the options are exercisable at an exercise price of $4.00 per share, the fair market value of one share of US BioEnergy’s common stock as of the date of the option grant as determined by its board of directors. The options expire on November 28, 2012.

For a description of additional transactions involving CHS, see “— Business Combinations — Provista Renewable Fuels Marketing” and “Leased Employee Agreement between United Bio Energy, LLC and Provista.”

Other Private Placements

On March 31, 2006, US BioEnergy sold an aggregate of 11,175,000 shares of its common stock to fifteen investors, at a price of $8.00 per share for an aggregate purchase price of $89.4 million. In connection with this offering, James Morgan, Jennifer Johnson and Cliff Mesner purchased 375,000, 31,250 and 62,500 shares, respectively, for a purchase price of $3.0 million, $0.25 million and $0.5 million, respectively. James Morgan and Jennifer Johnson serve as directors of US BioEnergy, and Cliff Mesner is a former director. Steve Myers, one of US BioEnergy’s former directors, purchased 125,000 shares for a purchase price of $1.0 million. In addition, Brian Thome, US BioEnergy’s former president, purchased 9,375 shares for a purchase price of $75,000.

In August and September 2005, US BioEnergy sold an aggregate of 14,058,750 shares of its common stock to 56 investors, at a price of $4.00 per share for an aggregate purchase price of approximately $56.2 million. In connection with this offering, James Morgan, one of US BioEnergy’s directors, purchased 1,250,000 shares for a purchase price of $5.0 million. See “— Transactions with Capitaline Advisors, LLC and Affiliates” and “— Transactions with Fagen, Inc. and Affiliates.”

Termination of Administrative Services Agreement

On January 1, 2005, US BioEnergy entered into an administrative services agreement with US Bio Resource Group, LLC, which was owned equally by Global Ethanol Inc. and Capitaline Advisors and was formerly known

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as US BioEnergy Management, LLC, pursuant to which US BioEnergy would receive management and administrative services relating to the development of US BioEnergy’s business and ethanol plants. US BioEnergy later amended US BioEnergy’s agreement with US Bio Resource Group on June 1, 2005. Capitaline Advisors is owned and controlled by Gordon Ommen. Ron Fagen and his spouse, Diane Fagen, own 90.4% of Global Ethanol.

In 2005, US BioEnergy paid approximately $0.7 million to US Bio Resource Group under the administrative services agreement. In 2004, before the administrative services agreement became effective, US BioEnergy paid US Bio Resource Group $43,000 for similar services. On November 17, 2005, US BioEnergy entered into a termination agreement among US Bio Resource Group, Global Ethanol and Capitaline Advisors that terminated the rights and obligations of the parties with respect to the administrative services agreement in exchange for options to purchase 812,500 shares of US BioEnergy’s common stock issued to each of Global Ethanol and Capitaline Advisors. Each option is immediately exercisable and has an exercise price of $4.00 per share, the fair market value of one share of US BioEnergy’s common stock as of the date of the option grant as determined by US BioEnergy’s board of directors. Gordon Ommen’s options will terminate upon the earlier of November 17, 2015, or the date on which he ceases to provide services to US BioEnergy as a director, officer, employee or consultant, respectively, and such termination of services is for cause. Ron Fagen’s options will terminate on November 17, 2015. US Bio Resource Group, LLC was dissolved by action of its members on June 1, 2006.

Business Combinations

United Bio Energy, LLC

In May 2005, US BioEnergy acquired United Bio Energy, LLC. In connection with that transaction, the two holders of membership interests in United Bio Energy, ICM Marketing, Inc. and Fagen Management, LLC, received an aggregate of 750,000 and 500,000 shares of US BioEnergy’s common stock, respectively, valued at approximately $4.2 million in the aggregate. Fagen Management, LLC is owned and controlled by Ron Fagen. Through their ownership of ICM Marketing, Randall Ives, Jeffrey Roskam and David Vander Griend received 75,000, 262,500 and 412,500 shares of US BioEnergy’s common stock, respectively.

Randall Ives served as US BioEnergy’s senior vice president of distillers grains from May 2006 to August 2007. Jeffrey Roskam served as president of UBE Services from May 2005 to March 2006. Also in connection with this transaction, US BioEnergy appointed David Vander Griend to US BioEnergy’s board of directors and entered into a three-year consulting agreement with him pursuant to which he will provide US BioEnergy with plant technology consulting services. As payment for these consulting services, on April 30, 2005 US BioEnergy granted Mr. Vander Griend a non-qualified option to purchase 25,000 shares of US BioEnergy’s common stock at an exercise price of $4.00 per share, which option was fully exercisable on the date of grant. The option will terminate upon the earlier of the three-year anniversary of the date of grant, one year from the date of Mr. Vander Griend’s death or disability, the date of termination of Mr. Vander Griend’s consulting services by US BioEnergy for cause or by Mr. Vander Griend, or 90 days from the date of US BioEnergy’s termination of Mr. Vander Griend’s consulting services for a reason other than death, disability or for cause. Mr. Vander Griend resigned from US BioEnergy’s board of directors in March 2006.

In May 2006, US BioEnergy changed the name of United Bio Energy, LLC to UBE Services, LLC. In December 2007, US BioEnergy sold UBE Services, LLC to AgMotion, Inc.

Platte Valley Fuel Ethanol, LLC

In April 2006, US BioEnergy acquired Platte Valley Fuel Ethanol, LLC. In connection with that transaction, the holders of membership interests in Platte Valley Fuel Ethanol received an aggregate of 11,249,995 shares of US BioEnergy’s common stock, valued at approximately $100.8 million, and approximately $40.0 million in

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cash. Among these holders were Platte Valley Energy, LLC, PVF Investments, LLC, Aaron Fagen, Evan Fagen, Capitaline Renewable Energy, LP, Jennifer Johnson and O. Wayne Mitchell who received an aggregate of 7,250,062; 132,360; 22,060; 22,060; 66,180; 22,060 and 22,060 shares of US BioEnergy’s common stock and approximately $25.8 million; $0.5 million; $78,000; $78,000; $235,000; $78,000; and $78,000 in cash, respectively.

Platte Valley Energy, LLC is controlled by Ron Fagen and his spouse, Diane Fagen. Aaron Fagen and Evan Fagen are Ron and Diane Fagen’s adult children. PVF Investments, LLC is owned and controlled by one of US BioEnergy’s former directors, Cliff Mesner, who also served as chairman of Platte Valley Fuel Ethanol prior to the acquisition. Capitaline Advisors, which is owned and controlled by Gordon Ommen, is the manager of Capitaline General Partner, LLC, the general partner of Capitaline Renewable Energy, LP.

In September 2006, US BioEnergy changed the name of Platte Valley Fuel Ethanol, LLC to US Bio Platte Valley, LLC.

Val-E Ethanol, LLC

In connection with US BioEnergy’s acquisition of Platte Valley Fuel Ethanol, LLC in April 2006, US BioEnergy acquired 50.18% of the membership interests of Val-E Ethanol, LLC. Val-E Ethanol was a development stage ethanol company constructing a 50 mmgy fuel-grade dry mill ethanol plant in Ord, Nebraska. Concurrently with the Platte Valley Fuel Ethanol transaction, US BioEnergy acquired the remaining 49.82% membership interests in Val-E Ethanol. In connection with this transaction, holders of 49.82% of the membership interests in Val-E Ethanol received an aggregate of 1,551,250 shares of US BioEnergy’s common stock, valued at approximately $13.9 million. Among these holders were Ron Fagen, Aaron Fagen, Evan Fagen and Jennifer Johnson, who received 37,500, 6,250, 6,250 and 6,250 shares of US BioEnergy’s common stock, respectively.

In September 2006, US BioEnergy changed the name of Val-E Ethanol, LLC to US Bio Ord, LLC.

Provista Renewable Fuels Marketing

In March 2006, UBE Services, LLC, a former wholly-owned subsidiary of US BioEnergy, sold 50% of its membership interest in its wholly-owned subsidiary, Provista, formerly known as United Bio Energy Fuels, LLC, to CHS for $2.4 million, plus the assignment by CHS of a fuel delivery contract. UBE Services also assigned certain of its fuel delivery contracts to Provista and agreed to indemnify Provista for certain claims relating to Provista’s business prior to CHS becoming a member. In December 2007, US BioEnergy sold UBE Services, LLC to AgMotion, Inc.

In connection with the sale of 50% of UBE Services’ membership interest in Provista to CHS, CHS was appointed the manager of Provista.

As manager, CHS is paid a management fee equal to the costs to CHS of providing the management services, with the amount of such fee to generally be determined on an annual basis by mutual agreement of Provista and CHS. For the nine months ended September 30, 2007, and the year ended December 31, 2006, Provista paid CHS $1.5 million and $1.2 million, respectively, for management services provided to Provista.

On March 31, 2006, US BioEnergy also entered into a master agreement with Provista regarding ethanol sales and marketing. Pursuant to this master agreement, US BioEnergy will sell to Provista, and it will market on US BioEnergy’s behalf, all of the ethanol produced at US BioEnergy’s existing and future plants. Provista is paid a marketing fee based on a percentage of the ethanol sales price. Pursuant to the master agreement, certain subsidiaries of US BioEnergy, including its Albert City, Woodbury, Platte Valley and Ord subsidiaries, have entered into separate ethanol sales and marketing agreements that are substantially identical in all material

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respects to the master agreement. For the nine months ended September 30, 2007, and the period beginning September 1, 2006 and ending December 31, 2006, US BioEnergy paid Provista $4.1 million and $1.9 million for ethanol marketing services, respectively, and Provista paid US BioEnergy $115.2 million and $61.7 million for ethanol purchases, respectively. Prior to September 1, 2006, Provista was accounted for as one of US BioEnergy’s consolidated subsidiaries.

Leased employee agreement between United Bio Energy, LLC and Provista

In March 2006, UBE Services, a former wholly-owned subsidiary of US BioEnergy, entered into an agreement with Provista pursuant to which UBE Services leases the services of certain of its employees to Provista. For the nine months ended September 30, 2007, no services were provided to Provista under this agreement. For the year ended December 31, 2006, Provista paid UBE Services $63,000 for management services provided under this agreement. In December 2007, UBE Services, LLC was sold to AgMotion, Inc.

Policy Regarding Related Person Transactions

US BioEnergy recognizes that transactions with related persons can present potential or actual conflicts of interest and create the appearance that its decisions are based on considerations other than the best interests of US BioEnergy and its shareholders. Accordingly, as a general matter, it is US BioEnergy’s preference to avoid such transactions.

Nevertheless, US BioEnergy recognizes that there are situations where related person transactions may be in, or not inconsistent with, the best interests of US BioEnergy and its shareholders, including but not limited to situations where it may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources, or when it provides products or services to related persons on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally.

In order to deal with the potential conflicts inherent in such transactions, in March 2007 US BioEnergy’s nominating and corporate governance committee adopted a policy regarding related person transactions. For purposes of this policy, (i) a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which US BioEnergy (including its subsidiaries) was, is or will be a participant and the amount involved exceeds $10,000, and in which any related person had, has or will have a direct or indirect interest, and (ii) a “related person” means:

•	any person who is, or at any time since the beginning of the last fiscal year was, a director or executive officer of US BioEnergy or a nominee to become a director of US BioEnergy;

•	any person who is known to be the beneficial owner of more than 5% of any class of US BioEnergy’s voting securities;

•	any immediate family member of any of the foregoing persons; and

•

any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Any proposed transaction with a related person will be consummated or amended only if the following steps are taken:

•	US BioEnergy’s legal department will assess whether the proposed transaction is a related person transaction for purposes of this policy.

•

If the legal department determines that the proposed transaction is a related person transaction, the proposed transaction will be submitted to the nominating and corporate governance committee for consideration at the next committee meeting.

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•

The nominating and corporate governance committee will consider all of the relevant facts and circumstances available to the committee, including (if applicable) but not limited to: (i) the benefits to US BioEnergy; (ii) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; (iii) the availability of other suppliers or customers for comparable products or services; (iv) the terms of the transaction and (v) the terms available to unrelated third parties or to employees generally.

•

The nominating and corporate governance committee will approve only those related person transactions that are in, or are not inconsistent with, the best interests of US BioEnergy and its shareholders, as the committee determines in good faith.

•

The nominating and corporate governance committee will convey its decision with respect to the related person transaction in question to the general counsel, who will convey the decision to the appropriate persons within US BioEnergy.

At the nominating and corporate governance committee’s first meeting of each fiscal year, the committee will review any previously approved related person transactions that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from US BioEnergy of more than $10,000. Based on all relevant facts and circumstances, taking into consideration US BioEnergy’s contractual obligations, the committee will determine if it is in the best interests of US BioEnergy and its shareholders to continue, modify or terminate the related person transaction.

No member of the nominating and corporate governance committee may participate in any review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.

Director Independence

US BioEnergy’s board of directors is comprised of a majority of independent directors in accordance with its corporate governance guidelines and the rules of the NASDAQ Global Market. The board of directors of US BioEnergy has made an affirmative determination that the following four directors have no relationship with US BioEnergy or any of its subsidiaries (other than being a director and shareholder of US BioEnergy) and, accordingly, meet the applicable requirements for “independence” under the NASDAQ listing standards: James E. Dauwalter, Charles R. Haynor, James B. Morgan and Mark A. Ruelle.

Voting Securities and Principal Holders Thereof

The following table sets forth information, as of December 14, 2007, concerning the beneficial ownership of US BioEnergy’s common stock by (1) each person known to US BioEnergy to beneficially own 5% or more of its common stock, (2) each director and each of the executive officers named in the summary compensation table of this proxy statement/prospectus and (3) all directors and executive officers as a group.

The information in the table and the related notes is based on US BioEnergy’s stock records as well as statements filed by the respective beneficial owners with the SEC pursuant to Sections 13(d) and 13(g) under the Exchange Act.

The address for those individuals for which an address is not otherwise indicated is: c/o US BioEnergy Corporation, 5500 Cenex Drive, Inver Grove Heights, Minnesota 55077.

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	As of December 14, 2007
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
CHS Inc.	15,938,188		20.02%
5500 Cenex Drive Inver Grove Heights, Minnesota 55077
Roland J. and Diane Fagen and Affiliates	14,796,874	(3)	18.39%
P.O. Box 159 501 West Highway 212 Granite Falls, Minnesota 56241
Gordon W. Ommen and Affiliates	6,511,323	(4)	8.09%
111 Main Avenue Brookings, South Dakota 57006
James E. Dauwalter	21,427		*
Jay D. Debertin	7,227		*
Charles R. Haynor	3,862		*
Jennifer A. Johnson	79,437	(5)	*
James B. Morgan	1,637,227	(6)	2.06%
Mark A. Ruelle	10,027		*
Richard K. Atkinson	65,527	(7)	*
Chad D. Hatch(8)	107,563	(9)	*
Randall G. Ives	30,000	(10)	*
Michael F. Malecha(11)	1,250		*
Gregory S. Schlicht	44,102	(12)	*
Brian D. Thome(13)	—		*
All directors and executive officers as a group (13 persons)	8,579,072		10.65%

*	Represents less than 1% of US BioEnergy outstanding common stock.
(1)	Unless otherwise indicated, beneficial ownership consists of sole power to vote or direct the vote, and sole power to dispose or direct the disposition, of the shares listed, either individually or jointly or in common with the individual’s spouse, subject to community property laws where applicable.
(2)	Unless otherwise indicated, percentages are calculated based upon common stock outstanding as of December 14, 2007, and beneficial ownership of common stock as set forth in the statements on Schedule 13D or Schedule 13G filed by the respective beneficial owners with the SEC.
(3)	Includes shares of common stock owned by each of Roland J. “Ron” Fagen and his wife, Diane Fagen, Platte Valley Energy, LLC and Global Ethanol, Inc. Mr. Fagen has voting and investment control of 509,812 shares of common stock held by Mr. Fagen, which includes stock options representing the right to acquire 12,500 shares of common stock currently or within 60 days of December 14, 2007. Also includes Mr. Fagen’s indirect beneficial ownership of 174,500 shares of common stock held by his wife. Mr. Fagen shares with Mrs. Fagen voting and investment control of (i) 8,925,062 shares of common stock held by Platte Valley Energy, LLC and (ii) 4,362,500 shares of common stock held by Global Ethanol, Inc. and 812,500 shares of common stock issuable upon exercise of options held by Global Ethanol, Inc. that are exercisable currently.
(4)

Includes shares of common stock owned by each of Gordon W. Ommen, Capitaline Advisors, LLC, Capitaline General Partner, LLC, Capitaline Renewable Energy, LP, and BirdDog Capital, LLC. As the sole member of Capitaline Advisors, LLC, which is the manager of Capitaline General Partner, LLC, the general partner of Capitaline Renewable Energy, LP, Mr. Ommen has voting and investment control over 691,537, 66,180 and 24,692 shares of common stock held by Capitaline Advisors, LLC, Capitaline Renewable Energy, LP and Capitaline General Partner, LLC, respectively. As the sole member of Capitaline Advisors, LLC, Mr. Ommen has voting and investment control over 812,500 shares of common stock issuable upon

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exercise of options held by Capitaline Advisors, LLC that are exercisable currently. Mr. Ommen is also the sole member of BirdDog Capital, LLC, and as a result, he has voting and investment control over 3,125,000 shares of common stock held by BirdDog Capital, LLC. Also includes Mr. Ommen’s indirect beneficial ownership of 1,000, 500 and 500 shares of common stock held by his wife, son and daughter, respectively. Mr. Ommen disclaims beneficial ownership of the 500 shares of common stock held by each of his son and daughter. Mr. Ommen directly owns 1,789,414 shares of common stock, which includes 30,000 shares of common stock issuable upon exercise of options that are exercisable currently or within 60 days of December 14, 2007.

(5)	Includes 12,500 shares of common stock issuable upon exercise of options that are exercisable currently or within 60 days of December 14, 2007. Also includes 1,400 shares of common stock held by Ms. Johnson’s son.
(6)	All securities of US BioEnergy held by Mr. Morgan have been pledged as security to First Bank & Trust in Brookings, South Dakota. Includes 5,000 shares of common stock issuable upon exercise of options that are exercisable currently or within 60 days of December 14, 2007.
(7)	Includes 12,500 shares of common stock issuable upon exercise of options that are exercisable currently or within 60 days of December 14, 2007.
(8)	Mr. Hatch provided services to US BioEnergy as vice president and chief financial officer from January 2005 to May 2006, and vice president and treasurer from May 2006 to February 2007. He currently serves as vice president of corporate development of US BioEnergy.
(9)	Includes 20,500 shares of common stock issuable upon exercise of options that are exercisable currently or within 60 days of December 14, 2007.
(10)	Mr. Ives was hired in May 2005, served as senior vice president of distillers grains from May 2006 to August 2007 and ceased to be employed by US BioEnergy in August 2007.
(11)	Mr. Malecha was hired as US BioEnergy’s senior vice president of risk management in May 2005 and ceased to be employed by US BioEnergy in November 2006.
(12)	Includes 10,000 shares of common stock issuable upon exercise of options that are exercisable currently or within 60 days of December 14, 2007.
(13)	Mr. Thome was hired as US BioEnergy’s president in March 2006 and ceased to be employed by US BioEnergy in March 2007.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

VeraSun’s articles of incorporation (the “Articles”), and bylaws require it to indemnify its officers and directors to the fullest extent not prohibited by applicable law. The indemnification provisions of the South Dakota Business Corporation Act (the “SDBCA”) are summarized as follows:

(a) The SDBCA permits VeraSun to indemnify an officer or director who is a party to a proceeding by reason of being an officer or director against liability incurred in the proceeding if the officer or director:

(1) acted in good faith; and

(2) reasonably believed:

(i) in the case of conduct in an official capacity, that the conduct was in VeraSun’s best interests;

(ii) in all other cases, that the conduct was at least not opposed to VeraSun’s best interests; and

(3) in the case of any criminal proceeding, had no reasonable cause to believe the conduct was unlawful.

The termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, is not, of itself, determinative that the person did not meet the relevant standard of conduct.

(b) The SDBCA further permits VeraSun to indemnify an officer or director against liability to any person for any action taken, or any failure to take any action, as a director or officer, except liability arising out of conduct that constitutes:

(1) receipt of a financial benefit to which the officer or director is not entitled;

(2) an intentional infliction of harm on VeraSun or its shareholders; or

(3) an intentional violation of criminal law.

VeraSun also may not indemnify directors for liability arising out of unlawful distributions.

(c) The SDBCA does not permit VeraSun to indemnify an officer or director:

(1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the officer or director has met the relevant standard of conduct, discussed in (a) above; or

(2) in connection with any proceeding with respect to conduct for which the officer or director was adjudged liable on the basis that the officer or director received a financial benefit to which the officer or director was not entitled, whether or not involving action in his or her official capacity.

(d) Under the SDBCA, VeraSun may pay for or reimburse the reasonable expenses incurred in defending a proceeding in advance of the final disposition thereof if the officer or director receiving the advance delivers to VeraSun: (1) a written affirmation of the officer’s or director’s good faith belief that he or she has met the relevant standard of conduct; and (2) a written undertaking to repay the advance if it is ultimately determined that such person was not entitled to indemnification or did not meet the standard of conduct.

(e) Under the SDBCA, VeraSun may not indemnify an officer or director in respect of a proceeding described in (a) or (b) above unless it is first determined that indemnification is permissible because the person has met the relevant standard of conduct. Such determination shall be made:

(1) if there are two or more disinterested directors, by the board of directors, by a majority vote of all of the disinterested directors, a majority of whom shall constitute a quorum for such purpose, or by a majority of the members of a committee of two or more disinterested directors that is appointed by a majority of the disinterested directors;

(2) by special legal counsel:

(i) selected in the manner prescribed by (1) above; or

(ii) if there are fewer than two disinterested directors, selected by the board of directors, in which selection directors who do not qualify as disinterested directors may participate; or

(3) by the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted.

Authorization of the indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if there are fewer than two disinterested directors or if the determination is made by special legal counsel, authorization of indemnification shall be made by those entitled to select special legal counsel.

Indemnification can also be ordered by a court if the court determines that indemnification is fair and reasonable to indemnify the officer or director. Notwithstanding the foregoing, every officer or director who has been wholly successful, on the merits or otherwise, in defense of a proceeding described in (a) or (b) above is entitled to be indemnified as a matter of right against reasonable expenses incurred in connection with the proceeding.

VeraSun’s Articles also contain a provision that limits the liability of its directors for money damages to the fullest extent permitted by South Dakota law. The SDBCA permits a corporation to provide that its directors will not be liable to the corporation or its shareholders for monetary damages for any action taken, or the failure to take any action, as directors, except for liability:

•	for the amount of a financial benefit received by a director to which the director is not entitled;

•	an intentional infliction of harm on the corporation or its shareholders;

•	a violation of Section 47-1A-833 of the Act (relating to unlawful distributions); or

•	an intentional violation of criminal law.

In addition, under the SDBCA, VeraSun’s directors are not liable to it or its shareholders for any decision to take or not to take action, or any failure to take action, as a director, unless it can be established that the provisions described in the immediately preceding paragraph do not preclude such liability and that the challenged conduct was the result of:

•	action not in good faith;

•	a decision which the director did not reasonably believe to be in VeraSun’s best interests or as to which the director was not properly informed;

•

a lack of objectivity due to the director’s familial, financial, or business relationship with, or a lack of independence due to the director’s domination or control by, another person having a material interest in the challenged conduct;

•

a sustained failure of the director to devote attention to ongoing oversight of the business and affairs of the corporation, or a failure to devote timely attention, by making, or causing to be made, appropriate inquiry; or

•

receipt of a financial benefit to which the director was not entitled or any other breach of the director’s duties to deal fairly with VeraSun or its shareholders that is actionable under applicable law.

VeraSun also has directors’ and officers’ liability insurance coverage which insures its directors and officers against specific liabilities.

Item 21. Exhibits and Financial Statements

The exhibits listed below in the “Exhibit Index” are part of this Registration Statement and are numbered in accordance with Item 601 of Regulation S-K.

Exhibit Number	Exhibit Description
2.1**	Agreement and Plan of Merger, dated as of November 29, 2007, among VeraSun Energy Corporation, Host Acquisition Corporation and US BioEnergy Corporation (incorporated by reference to Exhibit 2.1 to VeraSun’s Current Report on Form 8-K, filed with the SEC on December 5, 2007, File No. 001-32913)

3.1**	Articles of Incorporation of VeraSun, as amended, dated as of May 12, 2006 (incorporated by reference to Exhibit 3.1 to VeraSun’s Amendment No. 2 to Form S-1, filed with the SEC on May 23, 2006, File No. 333-132861)

3.2**	Amended and Restated Bylaws of VeraSun (incorporated by reference to Exhibit 3.1 to VeraSun’s Form 8-K, filed with the SEC on December 21, 2007)

5.1†	Opinion of Cadwell Sanford Deibert & Garry LLP

8.1†	Opinion of Cravath, Swaine & Moore LLP

8.2†	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

10.1*	Shareholders Agreement, dated as of November 29, 2007, among VeraSun Energy Corporation and the individuals and other parties listed on Schedule A attached thereto (included as Annex 2 to the joint proxy statement/prospectus which is a part of this Registration Statement)

11.1†	Computation of per share earnings

21.1*	Subsidiaries of the registrant

23.1†	Consent of Cadwell Sanford Deibert & Garry LLP (included as part of Exhibit 5.1)

23.2†	Consent of Cravath, Swaine & Moore LLP (included as part of Exhibit 8.1)

23.3†	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of Exhibit 8.2)

23.4*	Consent of McGladrey & Pullen, LLP

23.5*	Consent of KPMG, LLP

23.6*	Consent of Kennedy and Coe, LLC

24.1*	Powers of Attorney for VeraSun (included on the signature pages hereto)

99.1†	Form of Proxy for VeraSun Energy Corporation

99.2†	Form of Proxy for US BioEnergy Energy Corporation

99.3*	Consent of Morgan Stanley & Co. Incorporated (included in Annex 4 to the joint proxy statement/prospectus which is part of this Registration Statement)

99.4*	Consent of UBS Securities LLC

*	Filed herewith
**	Incorporated by reference herein
†	To be filed by amendment

Item 22. Undertakings

(a) The undersigned registrant hereby undertakes:

(i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(B) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(C) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(ii) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering. That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(iv) That every prospectus (1) that is filed pursuant to paragraph (i) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(v) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(vi) To respond to requests for information that is incorporated by reference into the joint proxy statement/prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(vii) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirement for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookings, State of South Dakota, on December 21, 2007.

VERASUN ENERGY CORPORATION

By: /s/ Donald L. Endres
Donald L. Endres
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on December 21, 2007 in the capacities indicated.

POWERS OF ATTORNEY

Each person whose signature appears below hereby appoints Donald L. Endres and Danny C. Herron, and each of them singly, such person’s true and lawful attorneys, with full power to them and each of them to sign, for such person and in such person’s name and capacity indicated below, any and all amendments and post-effective amendments to this registration statement, and generally to do all things in their names in their capacities as officers and directors to enable the registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

Signature	Title

/s/ Donald L. Endres Donald L. Endres	Chief Executive Officer, President and Director (Principal Executive Officer)

/s/ Danny C. Herron Danny C. Herron	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ D. Duane Gilliam D. Duane Gilliam	Director

/s/ T. Jack Huggins III T. Jack Huggins III	Director

/s/ Steven T. Kirby Steven T. Kirby	Director

/s/ Paul A. Schock Paul A. Schock	Director

EXHIBIT INDEX

Exhibit Number	Exhibit Description
2.1**	Agreement and Plan of Merger, dated as of November 29, 2007, among VeraSun Energy Corporation, Host Acquisition Corporation and US BioEnergy Corporation (incorporated by reference to Exhibit 2.1 to VeraSun’s Current Report on Form 8-K, filed with the SEC on December 5, 2007, File No. 001-32913)

3.1**	Articles of Incorporation of VeraSun, as amended, dated as of May 12, 2006 (incorporated by reference to Exhibit 3.1 to VeraSun’s Amendment No. 2 to Form S-1, filed with the SEC on May 23, 2006, File No. 333-132861)

3.2**	Amended and Restated Bylaws of VeraSun (incorporated by reference to Exhibit 3.1 to VeraSun’s Form 8-K, filed with the SEC on December 21, 2007)

5.1†	Opinion of Cadwell Sanford Deibert & Garry LLP

8.1†	Opinion of Cravath, Swaine & Moore LLP

8.2†	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

10.1*	Shareholders Agreement, dated as of November 29, 2007, among VeraSun Energy Corporation and the individuals and other parties listed on Schedule A attached thereto (included as Annex 2 to the joint proxy statement/prospectus which is a part of this Registration Statement)

11.1†	Computation of per share earnings.

21.1*	Subsidiaries of the registrant

23.1†	Consent of Cadwell Sanford Deibert & Garry LLP (included as part of Exhibit 5.1)

23.2†	Consent of Cravath, Swaine & Moore LLP (included as part of Exhibit 8.1)

23.3†	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of Exhibit 8.2)

23.4*	Consent of McGladrey & Pullen, LLP

23.5*	Consent of KPMG, LLP

23.6*	Consent of Kennedy and Coe, LLC

24.1*	Powers of Attorney for VeraSun (included on the signature pages hereto)

99.1†	Form of Proxy for VeraSun Energy Corporation

99.2†	Form of Proxy for US BioEnergy Energy Corporation

99.3*	Consent of Morgan Stanley & Co. Incorporated (included in Annex 4 to the joint proxy statement/prospectus which is part of this Registration Statement)

99.4*	Consent of UBS Securities LLC

*	Filed herewith
**	Incorporated by reference herein
†	To be filed by amendment